As filed with the Securities and Exchange Commission on September 19, 2007

Registration No. 333-145631

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNEGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	4911	94-3248415
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

1000 Louisiana, Suite 5800 Houston, Texas 77002 (713) 507-6400	J. Kevin Blodgett, Esq. General Counsel & EVP - Administration 1000 Louisiana, Suite 5800 Houston, Texas 77002 (713) 507-6400
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)	including area code, of agent for service)

Copy to:

John Goodgame

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana, 44th Floor

Houston, Texas 77002-5200

(713) 220-5800

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7.50% Senior Unsecured Notes due 2015	$550,000,000	100%	$550,000,000	$16,885
7.75% Senior Unsecured Notes due 2019	$1,100,000,000	100%	$1,100,000,000	$33,770

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act, this amount represents the aggregate outstanding principal amount of 7.50% Senior Unsecured Notes due 2015 and the aggregate outstanding principal amount of 7.75% Senior Unsecured Notes due 2019.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not effect the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the exchange notes, and it is not soliciting an offer to buy the exchange notes, in any state or jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated September 19, 2007

PROSPECTUS

DYNEGY HOLDINGS INC.

Offer to Exchange

$550,000,000 Registered 7 1/2% Senior Unsecured Notes due 2015 for

Any and All Outstanding Unregistered 7 1 /2% Senior Unsecured Notes due 2015

$1,100,000,000 Registered 7 3/4% Senior Unsecured Notes due 2019 for

Any and All Outstanding Unregistered 7 3/4% Senior Unsecured Notes due 2019

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, (i) all of our 7 1/2% senior unsecured notes due 2015 that we have registered under the Securities Act of 1933 (the “2015 Exchange Notes”) for all of our outstanding unregistered 7 1/2% senior unsecured notes due 2015 (the “2015 Outstanding Notes”) and (ii) all of our 7 3/4% senior unsecured notes due 2019 that we have registered under the Securities Act of 1933 (the “2019 Exchange Notes” and, together with the 2015 Exchange Notes, the “Exchange Notes”) for all of our outstanding unregistered 7 3/4% senior unsecured notes due 2019 (the “2019 Outstanding Notes” and, together with the 2015 Outstanding Notes, the “Outstanding Notes”). In this prospectus, we refer to (i) the 2015 Outstanding Notes and the 2015 Exchange Notes collectively as the “2015 Notes,” (ii) the 2019 Outstanding Notes and the 2019 Exchange Notes collectively as the “2019 Notes” and (iii) the Exchange Notes and the Outstanding Notes collectively as the “Notes.”

The Exchange Offer

•

We hereby offer to exchange all Outstanding Notes of a series that are validly tendered and not withdrawn for an equal principal amount of Exchange Notes of such series which we have registered under the Securities Act.

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless extended by us.

•	You may withdraw tenders of your Outstanding Notes at any time before the exchange offer expires.

•

The Exchange Notes of a series are substantially identical to the Outstanding Notes of such series, except that the transfer restrictions and registration rights relating to the Outstanding Notes will not apply to the Exchange Notes.

•	We will not receive any proceeds from the exchange offer.

•

No public market currently exists for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

•

With respect to the 2015 Exchange Notes, interest will be paid at the rate of 7.50% per annum, and will be payable semi-annually in cash in arrears on each June 1 and December 1, commencing on December 1, 2007.

•

With respect to the 2019 Exchange Notes, interest will be paid at the rate of 7.75% per annum, and will be payable semi-annually in cash in arrears on each June 1 and December 1, commencing on December 1, 2007.

The Exchange Notes and the Outstanding Notes involve risks that we describe in the “ Risk Factors” section beginning on page 19.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See the section of this prospectus entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents, and any amendments or supplements to this prospectus, carefully before deciding whether to participate in the exchange offer.

The date of this prospectus is                    , 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”). In making your decision whether to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Moreover, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

In this prospectus, except as otherwise indicated or unless the context requires otherwise, (i) references to “Dynegy Holdings,” “we,” “our,” “our company,” “us,” “DHI” or “the company” refer to the combined business of Dynegy Holdings Inc. and its subsidiaries, including but not limited to the Acquired Entities (as defined on page 1) and (ii) references to “Dynegy” refer to Dynegy Inc., the parent of Dynegy Holdings, and Dynegy’s direct and indirect subsidiaries and include Dynegy Illinois Inc. (formerly named Dynegy Inc.) (“Dynegy Illinois”) before it became a wholly owned subsidiary of Dynegy as a result of the merger of Merger Sub (as defined on page 1) with and into Dynegy Illinois pursuant to the Merger Agreement, and (iii) references to the “issuer” or “Issuer” mean Dynegy Holdings Inc., the issuer of the Notes. The term “you” refers to a prospective investor. In addition, in this prospectus, (i) references to the “2015 Exchange Notes” refer to the 7 1/2% senior unsecured notes due 2015 that we have registered under the Securities Act, (ii) references to the “2019 Exchange Notes” refer to the 7 3/4% senior unsecured notes due 2019 that we have registered under the Securities Act, (iii) references to the “2015 Outstanding Notes” refer to the outstanding unregistered 7 1/2% senior unsecured notes due 2015 and (iv) references to the “2019 Outstanding Notes” refer to the outstanding unregistered 7 3/4% senior unsecured notes due 2019. In this prospectus, we refer to (i) the 2015 Outstanding Notes and the 2015 Exchange Notes collectively as the “2015 Notes,” (ii) the 2019 Outstanding Notes and the 2019 Exchange Notes collectively as the “2019 Notes,” (iii) the 2015 Exchange Notes and 2019 Exchange Notes collectively as the “Exchange Notes,” (iv) the 2019 Outstanding Notes and the 2019 Outstanding Notes collectively as the “Outstanding Notes” and (v) the Exchange Notes and the Outstanding Notes collectively as the “Notes.”

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Such reports and filings contain important business and financial information about us that is not included in or delivered with this prospectus.

The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our parent Dynegy’s website at http://www.dynegy.com. However, the information on our parent’s website is not a part of, or incorporated by reference in, this prospectus.

We will provide you, without charge, the indenture governing the Notes and the registration rights agreement relating to the Notes. You may request copies of these documents by contacting us at:

Dynegy Holdings Inc.

1000 Louisiana, Suite 5800

Houston, Texas 77002

(713) 507-6400

Attention: Corporate Secretary

In order to ensure timely delivery of requested documents, any request should be made at least five business days prior to the date on which an investment decision is to be made with respect to the exchange offer and, in any event, no later than             , 2007, which is five business days prior to the expiration time of the exchange offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements.” All statements included in this prospectus, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “could,” “expect” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•	anticipated benefits of diversifying our operations, including the merger with the LS Contributing Entities;

•	beliefs and expectations regarding any and all joint venture projects with the LS Contributing Entities;

•	projected operating or financial results, including anticipated cash flows from operations, revenues and profitability;

•	expectations regarding capital expenditures, interest expense and other payments;

•	beliefs and assumptions about economic conditions and the demand for electricity;

•	beliefs about commodity pricing and generation volumes;

ii

•	our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities;

•	strategies to capture opportunities presented by rising commodity prices and strategies to manage our exposure to energy price volatility;

•	beliefs and assumptions relating to liquidity;

•	statements related to the effects of changing to mark-to-market accounting including any related to gains and losses in earnings or value changes related to market price volatility;

•	strategies to address our substantial leverage, or to access the capital markets;

•	measures to compete effectively with industry participants;

•	beliefs and assumptions about market competition, fuel supply, generation capacity and regional supply and demand characteristics of the wholesale power generation market;

•	sufficiency of coal, fuel oil and natural gas inventories and transportation, including strategies to deploy coal supplies;

•	beliefs about the outcome of legal, regulatory, and administrative matters;

•

expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations, including those related to global warming;

•	the disposition and resolution of settlements, complaints, and suits related to the Illinois Power Auction and impacts that these may have;

•	expectations and estimates regarding the Dynegy Midwest Generation consent decree and the associated costs; and

•	efforts to position our power generation business for future growth and pursuing and executing acquisition, disposition or combination opportunities.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control, including those set forth under “Risk Factors.”

In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements.

All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made.

MARKET AND INDUSTRY DATA

Certain market and industry data included in this prospectus has been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

iii

SUMMARY

This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information you should consider before making any decision concerning this exchange offer. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” as well as our periodic and other reports filed with the SEC under the Securities Exchange Act of 1934, before making a decision. See “Where You Can Find More Information.”

The Company

We are a wholly owned subsidiary of Dynegy and operate as a holding company, conducting substantially all of our business operations through our subsidiaries. Our primary business is the production and sale of electric energy, capacity and ancillary services from our fleet of 30 owned or leased power generation facilities with approximately 19,500 MW of generating capacity in 13 states (excludes the 614 MW CoGen Lyondell generation facility located in Houston, Texas, which we sold to EnergyCo on August 1, 2007). Our power generation fleet is diversified by dispatch type, fuel source and geographic location, and our generation facilities are located in areas served by the Midwest Independent System Operator (“MISO”), Pennsylvania-New Jersey-Maryland Interconnection, LLC (“PJM”), the Southeastern Electric Reliability Council (“SERC”), the California Independent System Operator (“CAISO”), the Western Electricity Coordinating Council (“WECC”), the New York Independent System Operator (“NYISO”) and the New England Independent System Operator (“ISO-NE”).

We sell electric energy, capacity and ancillary services (i) primarily through bilateral negotiated contracts with third parties and into regional central markets and (ii) with lesser volumes through structured wholesale over-the-counter markets and directly to end-use customers. We are focused on being a reliable, low-cost producer of electricity and provider of services in the power generation business.

We have reported the results of our power generation business as three separate segments (Midwest, Northeast and West) in our historical consolidated financial statements.

We also separately report the results of our customer risk management business, which primarily consists of our remaining gas, power and emissions trading positions. Our consolidated financial results also reflect corporate-level expenses such as general and administrative, interest and depreciation and amortization which are included in “Other” in our consolidated financial results.

Our Power Generation Portfolio

In April 2007, in connection with the completion of the Merger Agreement, Dynegy contributed the Acquired Entities to us and, as a result, the Acquired Entities are now our directly owned subsidiaries. Also in April 2007, as discussed in further detail below (see “—Recent Developments—Contribution of Sithe Assets”), Dynegy contributed its Sithe assets to us. As a result, our current operating power generation portfolio is as follows:

Facility	Total Net Generating Capacity (MW) (1)	Primary Fuel Type	Dispatch Type	Location	Region
Baldwin	1,800	Coal	Baseload	Baldwin, IL	MISO
Kendall	1,200	Gas	Intermediate	Minoka, IL	PJM
Ontelaunee	580	Gas	Intermediate	Ontelaunee Township, PA	PJM
Havana Units 1-5	228	Oil	Peaking	Havana, IL	MISO
Unit 6	441	Coal	Baseload	Havana, IL	MISO
Hennepin	293	Coal	Baseload	Hennepin, IL	MISO
Oglesby	63	Gas	Peaking	Oglesby, IL	MISO
Stallings	89	Gas	Peaking	Stallings, IL	MISO
Tilton	188	Gas	Peaking	Tilton, IL	MISO
Vermilion Units 1&2	164	Coal	Baseload	Oakwood, IL	MISO
Unit 3	12	Oil	Peaking	Oakwood, IL	MISO
Wood River Units 1-3	119	Gas	Peaking	Alton, IL	MISO
Units 4&5	446	Coal	Baseload	Alton, IL	MISO
Rocky Road (2)	330	Gas	Peaking	East Dundee, IL	PJM
Riverside/ Foothills	960	Gas	Peaking	Louisa, KY	PJM
Rolling Hills	965	Gas	Peaking	Wilkesville, OH	PJM
Renaissance	776	Gas	Peaking	Carson City, MI	MISO
Bluegrass (3)	576	Gas	Peaking	Oldham Co., KY	SERC
Plum Point (4)	265	Coal	Baseload	Osceola, AR	SERC

Total Midwest	9,495

Moss Landing Units 1&2	1,020	Gas	Baseload	Monterrey County, CA	CAISO
Units 6&7	1,509	Gas	Peaking	Monterrey County, CA	CAISO
Morro Bay (5)	650	Gas	Peaking	Morrow Bay, CA	CAISO
South Bay	706	Gas	Peaking	Chula Vista, CA	CAISO
Oakland	165	Oil	Peaking	Oakland, CA	CAISO
Arlington Valley	585	Gas	Intermediate	Arlington, AZ	WECC
Griffith	558	Gas	Intermediate	Golden Valley, AZ	WECC
Heard County (3)	539	Gas	Peaking	Heard Co., GA	SERC
Black Mountain (6)	43	Gas	Baseload	Las Vegas, NV	WECC
Calcasieu (7)	351	Gas	Peaking	Sulphur, LA	SERC

Total West	6,126

Independence	1,064	Gas	Intermediate	Scriba, NY	NYISO
Roseton	1,185	Gas/Oil	Intermediate	Newburgh, NY	NYISO
Bridgeport	527	Gas	Baseload	Bridgeport, CT	ISO-NE
Casco Bay	540	Gas	Baseload	Veazie, ME	ISO-NE
Danskammer Units 1&2	123	Gas/Oil	Peaking	Newburgh, NY	NYISO
Units 3&4	370	Coal	Baseload	Newburgh, NY	NYISO

Total Northeast	3,809

Total Fleet Capacity	19,430

(1)	Unit capabilities are based on winter capacity. This table excludes the CoGen Lyondell baseload generation facility located in Houston, Texas, which has a total net generating capacity of 614 MW, which was sold to Energy Co. LLC (“EnergyCo”) on August 1, 2007. See “—Recent Developments.”

(2)	Does not include 28 MW of capacity for unit 3, which is not available during cold weather because of winterization requirements.

(3)	We are considering potential sale options for this generation facility.

(4)	Under construction, expected to be complete in 2010. Represents net 40% ownership.

(5)	Represents units 3 and 4 generating capacity. Units 1 and 2, with a combined net generating capacity of 352 MW, are currently in layup status and out of operation.

(6)	We own a 50% interest in this facility; the remaining 50% interest is currently held by Chevron U.S.A. Inc. (“Chevron”). Total generating capacity of this facility is 85 MW.

(7)	Dynegy has entered into an agreement to sell this generation facility, the closing of which is expected in early 2008.

Our Competitive Strengths

Scale and Diversity of Assets in Key Regions of the United States

Including the Acquired Entities, we own or lease approximately 19,500 MW of power generation capacity at 30 facilities in 13 states (excludes the 614 MW CoGen Lyondell generation facility located in Houston, Texas, which we sold to EnergyCo on August 1, 2007). We believe our portfolio, with scale and scope in key regions, is well positioned to meet market needs by providing a variety of electric energy, capacity, and ancillary services through both short- and long-term arrangements. In addition, we believe we should benefit from economies of scale in our operations.

Our power generation capacity is diversified by fuel source (i.e., coal, natural gas and fuel oil) and dispatch type (i.e., baseload, intermediate and peaking facilities). Approximately 34% of our power generation fleet is natural gas-fired, combined-cycle capacity, 43% is natural gas-fired peaking capacity (including our Bluegrass, Heard County and Calcasieu facilities), 21% is baseload coal-fired capacity (including our Plum Point facility) and the remainder has oil or dual-fuel capability. We believe that our fuel and dispatch type diversity positions us to capture market opportunities that may not be available to less diverse generators.

With the addition of the facilities operated by the Acquired Entities in the Western and Northeastern United States, our power generation capacity is also diversified by geographic location, as approximately 48% of our generating capacity is located in the Midwest (including our Bluegrass and Plum Point facilities), 20% is located in the Northeast, and 32% is located in the West (including our Heard County and Calcasieu generation facilities). We believe that this geographic diversity positions us to benefit from different supply/demand characteristics across broad geographic regions, including in the Northeast and California where new supply options are limited. These different supply/demand characteristics can occur over the short-term (e.g., based on weather patterns or the unavailability of other suppliers) or over the long-term (e.g., based on long-term demand growth that exceeds supply additions).

Financial Stability

We sell electric energy, capacity and ancillary services through a combination of bilateral negotiated contracts and spot transactions in regional central markets. Our commercial strategy is to construct a balanced portfolio of spot, mid- and long-term sales arrangements. We believe the expected cash flows produced by that mix of arrangements should be greater and more stable than the cash flows we received prior to the Merger Agreement with the LS Entities and should better support the liquidity and capital needs inherent in our debt maturity schedule and the timing of our expected capital expenditures. We should also have the opportunity to benefit from increasing commodity prices, whether as a result of short-term or long-term increases in demand.

In 2007, almost 50% of the output from our fleet of power generation facilities will be contracted for a term of one year or longer, or will be subject to “reliability-must-run” (“RMR”) arrangements. Moreover, our mix of future contractual supply obligations and uncommitted output available for the merchant market position us to benefit from improving commodity prices and power market recovery. These contractual arrangements should provide us with predictable cash flows.

Regional Advantages

Almost half of our power generation capacity (approximately 9,495 MW) is in the Midwest region. Approximately 8,654 MW of this capacity is located in either the MISO or PJM power markets. Our Midwest assets serve the large, liquid MISO and PJM markets with a full range of baseload, intermediate and peaking facilities which employ coal, gas, and oil as fuels. We believe these regions will experience increased demand for power in the future. We also believe that our low-cost baseload facilities are well-situated to capture higher market prices, while our natural gas-fired facilities are well-situated to meet intermediate, peakload and reliability needs.

Our Midwest baseload coal-fired fleet consists of 3,144 MW of low-cost generation facilities. These facilities have benefited from higher natural gas prices which tend to set the marginal power prices during on-peak periods in the Midwest region. We have implemented a fuel procurement policy intended to ensure a long-term adequate supply of coal at economic prices. All of our coal plants in the Midwest are now burning lower-cost Powder River Basin coal, which should provide us with significant cost advantages and lower emissions. Approximately 96% of the coal supply and all related transportation requirements are contracted through 2010.

The Acquired Entities produce 5,545 MW of power generation capacity in California and Arizona and sell power under a mix of forward sales, offtake contracts and RMR contracts, thereby providing strong, predictable cash flows in these key fast-growing markets. We believe that their combined cycle facilities will be favorably placed on the dispatch curve and their steam units will be positioned to provide resource adequacy and reliability services in California.

The Acquired Entities’ facilities in Connecticut and Maine complement our New York facilities, providing us with approximately 3,800 MW of generation capacity in the Northeastern United States. These facilities employ a mix of coal, natural gas and oil as fuel. We believe that our 370 MW of coal-fired capacity at Danskammer is well positioned to capture high margins in a gas-dominated market. Moreover, because of our dual-fuel (natural gas and oil) capability, we can dispatch the 1,185 MW Roseton facility based on the lowest cost fuel option and, therefore, capture additional market opportunities when they arise as well as minimize costs. In addition, the 1,064 MW natural gas-fired Independence facility has 72% of its capacity under contract through 2014 and its energy is sold into the NYISO market.

The 527 MW Bridgeport facility is located in transmission-constrained Southwest Connecticut. The 540 MW Casco Bay facility is located in Maine and has entered into financial contracts to hedge the majority of its energy output through 2010, but has retained rights to regulatory capacity. We expect that both Casco Bay and Bridgeport should benefit significantly from the implementation of ISO-NE’s Forward Capacity Markets (“FCM”) program. The FCM program is expected to improve capacity payments to generators in the region with higher payments in subregions, like Southwest Connecticut, with disproportionate demand for electricity relative to its supply.

Our Strategy

We are a leading independent power producer operating in key regions of the United States, including the Midwest, West and Northeast. We intend to continue to use our power generation facility base and development portfolio as a platform for future growth and to take advantage of market opportunities, including commodity price volatility and expected regional market recoveries, to enhance our financial performance. We believe that we are well positioned to participate in continuing industry consolidation and capitalize on expected regional power market recoveries by pursuing commercial arrangements designed to improve the predictability and quality of our cash flows.

Our commercial strategy is focused on three elements. First, we seek to employ a business model and capital structure appropriate for a commodity cyclical business. Second, we seek to maintain a diverse portfolio of assets that will consist of both low-cost plants and those that can provide reliability and other services to the markets both during peak-demand periods and as overall regional electric demand increases over time. Finally, we seek to ensure that all of our power generation facilities are ready to produce electricity when market demand and, therefore, market price, is highest.

Our business strategy includes the following:

Employ a commodity cyclical business model

We intend to continue to optimize our assets by selling electricity and capacity into the spot and term markets when pricing is most attractive. While we do not have a prescribed allocation of volumes between spot and term market sales, we generally rely on our low-cost coal facilities and term contractual sales arrangements to provide a base level of cash flow, while preserving financial exposure to market prices. We believe this strategy will allow us to benefit from both short-term and long-term market price increases. Consequently, we expect that our financial results will be sensitive to, and generally correlated with, commodity prices (especially natural gas prices and regional power prices).

We have succeeded to certain longer-term sales arrangements of the Acquired Entities while retaining an ability to participate in near-term markets, thereby creating a more stable portfolio that will not be as dependent on cyclical commodity markets, but one that is positioned to benefit from rising commodity prices and improved capacity pricing.

Establish an appropriate capital structure

We believe that the power industry is a commodity cyclical business with significant commodity price volatility and one that requires considerable capital investment. Thus, maximizing economic returns in this market environment requires a capital structure that can withstand power price volatility as well as a commercial strategy that captures the value associated with both short-term and long-term price trends. We intend to maintain a capital structure that is suitable for our commercial strategy and the commodity cyclical market in which we operate. Maintaining appropriate debt levels and maturities and overall liquidity are key elements of this capital structure, and we are continuously exploring options to ensure an appropriate capital structure.

Focus on operational excellence

We will continue to focus on maintaining and enhancing our operating track record through increased plant availability, higher dispatch and capacity factors and improved cost controls. By working to manage fuel costs, minimize plant outages and reduce corporate overhead, we will aim to continue to improve upon our results.

Moreover, we will continue our commitment to operating our facilities in a safe, reliable and environmentally compliant manner.

Tightly manage costs and expenditures

We intend to continue our efforts to manage costs and capital expenditures effectively. Likewise, our power generation facilities will be managed to achieve a relatively predictable level of capital expenditures for maintenance without compromising operational integrity. We believe that these ongoing efforts should allow us to maintain our focus on being a reliable, low-cost producer of power.

Position for regional market recovery

We operate a balanced portfolio of generation assets that is diversified in terms of geography, fuel type and dispatch profile. As a result, we believe our substantial coal-fired, baseload fleet should continue to benefit from the impact of higher natural gas prices on power prices in the Midwest and Northeast, allowing us to capture greater margins, while our efficient combined cycle units should provide meaningful cash flows and benefit from improved margins as demand increases in the Western and New England markets.

Recent Developments

Merger Agreement with LS Entities

On March 29, 2007, at a special meeting of the shareholders of Dynegy Illinois, the shareholders (i) adopted the Plan of Merger, Contribution and Sale Agreement, dated as of September 14, 2006 (the “Merger Agreement”), by and among Dynegy, Dynegy Illinois, Falcon Merger Sub Co., an Illinois corporation and a then- wholly owned subsidiary of Dynegy (“Merger Sub”), LSP Gen Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P. and LS Power Associates, L.P. (“LS Associates” and, collectively, the “LS Entities”) and (ii) approved the merger of Merger Sub with and into Dynegy Illinois (the “Merger”). Dynegy, Dynegy Illinois, Merger Sub and the LS Entities completed the transactions contemplated by the Merger Agreement on April 2, 2007, pursuant to which, among other transactions, (i) Merger Sub merged with and into Dynegy Illinois, as a result of which Dynegy Illinois became a wholly owned subsidiary of Dynegy and (ii) the LS Entities transferred to Dynegy all of their interests in entities (the “Acquired Entities”) that own 11 power generation facilities. By acquiring the Acquired Entities from the LS Entities, Dynegy assumed approximately $1.8 billion of net debt (debt less restricted cash and investments) of the Acquired Entities.

As part of the transactions contemplated by the Merger Agreement, LS Associates transferred its interests in certain power generation development projects to DLS Power Holdings, LLC, a newly-formed Delaware limited liability company ( “DLS Power Holdings”), and contributed 50% of the membership interests in DLS Power Holdings to Dynegy. In addition, immediately after the completion of the Merger, LS Associates and Dynegy each contributed their respective interests in certain additional power generation development projects to DLS Power Holdings. In connection with the formation of DLS Power Holdings, LS Associates also formed DLS Power Development Company, LLC, a Delaware limited liability company (“DLS Power Development”), and contributed 50% of the membership interests in DLS Power Development to Dynegy. Dynegy has not contributed its interests in DLS Power Holdings or DLS Power Development to us.

As discussed below in connection with the completion of the transactions contemplated by the Merger Agreement, we borrowed an aggregate $745 million under our new senior secured credit agreement, $345 million of which was distributed to Dynegy and, in turn, paid to the LS Entities in partial consideration of the transfer of the Acquired Entities, and the remaining $400 million of which was placed in a collateral account to support the issuance of letters of credit.

New Senior Secured Credit Agreement and Amendment; Sale of Outside Notes

On April 2, 2007, in connection with the completion of the Merger Agreement, we, Dynegy and Dynegy Illinois entered into a fifth amended and restated credit agreement (the “Senior Secured Credit Agreement”). The Senior Secured Credit Agreement amended our former credit agreement by increasing the amount of the existing $470 million revolving credit facility (the “Revolving Facility”) to $850 million, increasing the amount of the existing $200 million term letter of credit facility (the “Term L/C Facility”) to $400 million and adding a $70 million senior secured term loan facility (the “Term Loan B”). The Revolving Facility, which matures on

April 2, 2012, and the Term L/C Facility and the Term Loan B, which each mature on April 2, 2013, are secured by substantially all of our assets and are guaranteed by certain of our subsidiaries, Dynegy, Dynegy Illinois and certain subsidiaries of Dynegy Illinois.

In connection with the completion of the transactions contemplated by the Merger Agreement, an aggregate $275 million under the Revolving Facility, an aggregate $400 million under the Term L/C Facility (with the proceeds placed in a collateral account to support the issuance of letters of credit), and an aggregate $70 million under the Term Loan B (representing all available borrowings under the Term Loan B) were drawn.

On May 24, 2007, we, Dynegy, and Dynegy Illinois entered into Amendment No. 1 (the “Credit Agreement Amendment”) to the Senior Secured Credit Agreement which increased the amount of the Revolving Facility from $850 million to $1.15 billion and increased the amount of the Term L/C Facility from $400 million to $850 million. The Credit Agreement Amendment did not affect the Term Loan B under the Senior Secured Credit Agreement.

We used the net proceeds from the sale of the Outstanding Notes to repay a portion of the approximately $1.8 billion of net debt (debt less restricted cash and investments) of the Acquired Entities.

On August 6, 2007, we repaid the $275 million of borrowings we made on our Revolving Facility plus accrued and unpaid interest to that date.

Contribution of Sithe Assets

In April 2007, Dynegy Illinois contributed its Sithe assets to us by way of a contribution of all of the outstanding equity interests in its indirect wholly owned subsidiary which owns the Sithe assets (the “Sithe Contribution”). The Sithe assets primarily consist of the Independence generation facility, which is a 1,064 MW facility located in Scriba, New York, that Dynegy Illinois acquired in January 2005.

Pending Sale of Calcasieu Facility

On January 31, 2007, we and Calcasieu Power, LLC, one of our indirect subsidiaries, entered into an asset purchase agreement with Entergy pursuant to which we will sell our Calcasieu power generation facility, a 351 MW peaking plant in Sulphur, Louisiana, to Entergy for $56.5 million in cash. The transaction is expected to close in early 2008, subject to obtaining certain regulatory approvals and satisfaction of other customary closing conditions.

CoGen Lyondell Sale

On August 1, 2007, we completed our sale of our CoGen Lyondell power generation facility for approximately $470 million to EnergyCo, LLC (“EnergyCo.”), a joint venture between PNM Resources and a subsidiary of Cascade Investment, L.L.C. We expect to record an estimated $200 million gain related to the sale of the asset in the third quarter 2007.

Sale of Dynegy Shares by Chevron

In May 2007, Chevron U.S.A. Inc. (“Chevron”) completed its sale of all 96,891,014 of its shares of our parent Dynegy’s Class A common stock to Goldman, Sachs & Co. (“Goldman”), pursuant to an underwriting agreement, dated as of May 21, 2007, by and among Dynegy, Chevron and Goldman. The 96,891,014 shares of Dynegy’s Class A common stock offered and sold by Chevron represent approximately 19% of the outstanding shares of Dynegy’s Class A common stock and approximately 12% of the aggregate outstanding shares of Dynegy’s Class A common stock and Class B common stock. Dynegy did not receive any of the proceeds from the offering and sale of this previously issued stock.

Illinois Rate Relief

Legislative leaders from the state of Illinois, including the Speaker of the House and the Senate President, announced a comprehensive transitional rate relief package for electric consumers on July 23, 2007. The program, once effective, is expected to provide approximately $1 billion to help fund a new power procurement agency and provide assistance to utility customers in Illinois.

As a part of this rate relief package, and subject to the enactment of certain legislation, we anticipate making payments of up to $25 million over a 29-month period. These payments will be contingent on certain conditions related to the absence of future electric rate and tax legislation in Illinois. We anticipate making payments of $7.5 million in 2007, $9.0 million in 2008 and $8.5 million in 2009. Our payment of $7.5 million in 2007 is to be used as funding for the Illinois Power Agency, which is to be created as part of Illinois’ comprehensive legislative package. Our expected payments for 2008 and 2009 will be made in monthly installments, provided that if at any time prior to December 2009, as further described in the rate relief package and related agreements, Illinois imposes an electric rate freeze or imposes an additional tax on generators, our obligations to make the monthly payments will cease. The monthly payments will be paid into an escrow account established to support rate relief activities for Ameren Illinois Utilities’ customers. The rate relief package and related agreements, once effective, will result in motions to dismiss several ongoing court and regulatory cases surrounding the 2006 Illinois reverse power procurement auction. We recorded a second quarter 2007 pre-tax charge of $25 million, included as a cost of sales on our unaudited condensed consolidated statements of operations. Please read Note 10—Commitments and Contingencies—Illinois Auction Complaints to our unaudited condensed consolidated financial statements for the period ended June 30, 2007 included elsewhere in this prospectus for further discussion.

We expect that the contracts originally entered into by Dynegy Power Marketing, Inc. (“DPM”) and the Ameren Illinois Utilities as a result of the auction will remain in place following the enactment of the rate relief package and related agreements.

Redemption of $11 Million Notes due 2010

On September 7, 2007, we completed the redemption of all of our remaining 9.875% Second Priority Senior Secured Notes due 2010, at a redemption price of 104.938% of the principal amount, plus accrued and unpaid interest to the redemption date, which was September 7, 2007.

Equity Commitment Agreements

Dynegy Sandy Creek Holdings, LLC (the “Dynegy Member”), an indirect wholly-owned subsidiary of Dynegy Inc. and Dynegy Holdings, and LSP Sandy Creek Member, LLC (the “LSP Member”), whose affiliated companies collectively own a 40% interest in Dynegy’s common stock, operate Sandy Creek Holdings, LLC, a Delaware limited liability company (“SCH”). SCH is owned 50/50 by the Dynegy Member and the LSP Member and is the indirect parent of Sandy Creek Energy Associates, L.P. (“SCEA”).

On August 29, 2007, SCEA entered into project financing (the “SCEA Project Financing”) to partly finance the construction of the Sandy Creek Power Generation Facility in McLennan County, Texas. The SCEA Project

Financing, which is non-recourse to us and Dynegy, provides for construction loans in the amount of $800 million to be advanced as required and a $200 million term loan to be drawn at closing. The loans under the SCEA Project Financing are secured by a pledge by SCEA’s immediate parents of their equity interests in SCEA and by a mortgage and security agreement covering SCEA’s assets. The loans mature on August 29, 2015. Pricing for the facilities is LIBOR plus 250 basis points during the construction phase and LIBOR plus 200 basis points during the three-year term following the construction phase. In connection with the SCEA Project Financing, the LSP Member and the Dynegy Member have each entered into Equity Commitment Agreements in support of SCEA. Under the terms of its Equity Commitment Agreement, the Dynegy Member agreed to make or cause to be made cash capital contributions to SCEA of up to $223 million to fund project costs after the loans under the SCEA Project Financing and the SCH Equity Commitment (as described below) have been utilized and otherwise upon the occurrence of certain events and milestone dates under the SCEA Project Financing. The Dynegy Member’s obligation to make such contributions is supported by a letter of credit in the amount of $223 million issued under our primary credit facility for the benefit of the lenders under the SCEA Project Financing. Such letter of credit may be drawn upon by the SCEA Project Financing lenders if certain conditions are met and the equity commitment is not otherwise fulfilled.

Also in connection with the SCEA Project Financing, SCH entered into an Equity Commitment Agreement in support of SCEA (the “SCH Equity Agreement”). Under the terms of the SCH Equity Agreement, SCH agreed to make or cause to be made cash capital contributions to SCEA of up to $200 million to fund project costs after the loans under the SCEA Project Financing have been utilized and otherwise upon the occurrence of certain events and milestone dates under the SCEA Project Financing. The Dynegy Member’s 50% share of SCH’s obligation to make its equity contributions is supported by a letter of credit issued under our primary credit facility in the amount of $100 million issued for the benefit of the lenders under the SCEA Project Financing. Such letter of credit may be drawn upon by the SCEA Project Financing lenders if certain conditions are met and the equity commitment is not otherwise fulfilled.

Our principal executive office is located at 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, and our telephone number at that office is (713) 507-6400. The Internet website of our parent, Dynegy, is located at www.dynegy.com. Except for such reports that may be specifically incorporated by reference in this prospectus, the information on, or accessible through, our parent’s website is not a part of, or incorporated by reference in, this prospectus.

Summary of the Exchange Offer

Pursuant to the exchange offer, you are entitled to exchange your Outstanding Notes of a series for Exchange Notes of such series. We summarize the terms of the exchange offer below. You should read the discussion in the section of this prospectus entitled “The Exchange Offer” for further information regarding the exchange offer and resales of the Exchange Notes.

Initial Offering of the Outstanding Notes

We issued and sold the Outstanding Notes on May 24, 2007 to the initial purchasers. The initial purchasers subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and outside the United States pursuant to Regulation S under the Securities Act. We used approximately $1.6 billion of the net proceeds from the offer and sale of the Outstanding Notes to repay a portion of the debt of the Acquired Entities that we assumed in connection with the completion of the Merger Agreement and the remainder for general corporate purposes.

Registration Rights Agreement; Purpose of the Exchange Offer

In connection with the issuance of the Outstanding Notes, we entered into a registration rights agreement with the initial purchasers. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to complete a registered exchange offer for the Outstanding Notes or cause to become effective a shelf registration statement covering resales of the Outstanding Notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes, except under the limited circumstances described in the registration rights agreement.

The Exchange Offer

We are offering to exchange the Exchange Notes, which have been registered under the Securities Act, for your Outstanding Notes. In order to be exchanged, Outstanding Notes must be properly tendered and accepted. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the Exchange Notes of a series promptly following our acceptance for exchange of tendered Outstanding Notes of such series.

Resales of the Exchange Notes

We believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	the Exchange Notes are being acquired in the ordinary course of your business;

•

you have no arrangements or understanding with any person to participate in a distribution of Outstanding Notes or any Exchange Notes issued to you in the exchange offer within the meaning of the Securities Act;

•	you are not participating in, and do not intend to participate in, a distribution of the Exchange Notes within the meaning of the Securities Act; and

•	you are not an affiliate of ours within the meaning of the Securities Act.

If any of these conditions are not satisfied and you transfer any Exchange Notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration and prospectus delivery requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued Exchange Notes in the exchange offer for its own account in exchange for Outstanding Notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the Exchange Notes issued to it in the exchange offer.

Expiration Time

The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we extend the exchange offer in our sole discretion, in which case the term “expiration time” means the latest date and time to which the exchange offer is extended.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it does not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Outstanding Notes	If you wish to tender your Outstanding Notes for exchange in the exchange offer, you must transmit to the exchange agent prior to the expiration time either:

•

an original or a facsimile of a properly completed and duly executed letter of transmittal, which accompanies this prospectus, together with your Outstanding Notes and all other documentation required by the letter of transmittal, to the address provided on the cover page of the letter of transmittal; or

•

if the Outstanding Notes you own are held of record by The Depository Trust Company (“DTC”) in book-entry form and you are making delivery by book-entry transfer, a computer-generated “agent’s message” transmitted by means of the Automated Tender Offer Program system (“ATOP”) of DTC in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of a book- entry transfer, DTC will facilitate the exchange of your Outstanding Notes and update your account to reflect the issuance of the Exchange Notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent prior to the expiration time:

•	if you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your Outstanding Notes into the account of the exchange agent at DTC; or

•	if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests in Outstanding Notes and your name does not appear on a security position listing of DTC as the holder of the book-entry interests, or if you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or Outstanding Notes in the exchange offer, you should contact the person in whose name your book-entry interests or Outstanding Notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures

Holders of Outstanding Notes who wish to tender their Outstanding Notes, but (1) the certificates for their Outstanding Notes are not immediately available, (2) who cannot deliver the certificates for their Outstanding Notes, the letter of transmittal and all other documents required by the letter of transmittal to the exchange agent prior to the expiration time or (3) who are unable to complete the procedures for delivery of their Outstanding Notes by book-entry transfer prior to the expiration time, must tender their Outstanding Notes according to the guaranteed delivery procedures described in the section of this prospectus entitled “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw the tender of your Outstanding Notes at any time prior to 5:00 p.m., New York City time, on , 2007.

Acceptance of Outstanding Notes and Delivery of Exchange Notes

We will accept for exchange any and all Outstanding Notes that are properly tendered in the exchange offer, and not withdrawn, prior to the expiration time. The Exchange Notes of a series issued pursuant to the exchange offer will be issued promptly following our acceptance for exchange of tendered Outstanding Notes of such series.

Exchange Agent	Wilmington Trust Company is serving as exchange agent in connection with the exchange offer. See the section of this prospectus entitled “The Exchange Offer—Exchange Agent.”

Use of Proceeds; Fees and Expenses

We will not receive any proceeds from the issuance of the Exchange Notes; we are effecting the exchange offer to satisfy our obligations under the registration rights agreement. We will pay all expenses incident to the exchange offer, other than commissions or concessions of brokers or dealers and transfer taxes under certain circumstances.

Regulatory Requirements	We will conduct the exchange offer in accordance with the federal securities laws and the applicable provisions of any state securities laws.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the Exchange Notes.

Tax Considerations	We believe that the exchange of Exchange Notes for Outstanding Notes will not result in any tax consequences for U.S. federal income tax purposes.

Summary of the Exchange Notes

The following is a summary of the terms of the Exchange Notes. For a more detailed description of the Exchange Notes, see the section of this prospectus entitled “Description of Notes.”

The form and terms of the Exchange Notes of a series will be substantially identical to the form and terms of the Outstanding Notes of such series, except that the transfer restrictions and registration rights relating to the Outstanding Notes will not apply to the Exchange Notes and the Exchange Notes will not bear legends restricting the transfer thereof. The Exchange Notes of a series will represent the same debt as the Outstanding Notes of such series, and the same indenture (as amended and restated and as supplemented by the supplemental indentures dated as of July 25, 2003, April 12, 2006, May 24, 2007 and May 24, 2007, respectively) that governs the Outstanding Notes will govern the Exchange Notes. Unless otherwise required by the context, we use the term “Notes” in this prospectus to refer collectively to the Outstanding Notes and the Exchange Notes.

Issuer	Dynegy Holdings Inc., a Delaware corporation.

Securities	$550,000,000 in aggregate principal amount of 7 1/2% Senior Unsecured Notes due 2015 and $1,100,000,000 in aggregate principal amount of 7 3/4% Senior Unsecured Notes due 2019.

Maturity Date	For the 2015 Exchange Notes: June 1, 2015.

For the 2019 Exchange Notes: June 1, 2019.

Optional Redemption	The Exchange Notes are not redeemable at our option prior to maturity.

Interest; Interest Payment Dates	We will pay interest on the 2015 Exchange Notes at the rate of 7.50% per annum. We will pay interest on the 2019 Exchange Notes at the rate of 7.75% per annum.

Except with respect to interest rate and maturity date, the terms of the 2019 Exchange Notes and the 2015 Exchange Notes are identical in all respects.

The Exchange Notes will bear interest from the last interest payment date on which interest was paid on the Outstanding Notes tendered in exchange therefor. Interest on the Exchange Notes will be payable semi-annually in arrears on each May 1 and November 1, commencing on November 1, 2006.

Ranking	The Exchange Notes will be:

•	our senior unsecured obligations;

•	equal in ranking (“pari passu”) with all of our existing and future senior indebtedness (including our currently outstanding senior unsecured notes and debentures); and

•	senior in right of payment to all of our existing and future subordinated indebtedness.

Our secured debt and other secured obligations, including our obligations under the Senior Secured Credit Agreement (as amended), the Central Hudson operating lease, and the Sithe secured debt not repaid with the net proceeds of the sale of the Outstanding Notes, will be effectively senior to the Exchange Notes to the extent of the value of the assets securing such debt or other obligations.

None of our subsidiaries will guarantee the Exchange Notes. As a result, all of the existing and future liabilities of our subsidiaries, including the Central Hudson operating lease, guarantees under the Senior Secured Credit Agreement (as amended), and the Sithe secured debt and any claims of trade creditors and preferred stockholders of our subsidiaries, will be effectively senior to the Exchange Notes. Our parent company, Dynegy Inc., also will not guarantee the Exchange Notes, and assets and operations it owns through subsidiaries other than us will not support the Exchange Notes.

Certain Covenants

The indenture that will govern the Exchange Notes contains a covenant that limits our ability to issue, assume or guarantee debt secured by “Principal property.” Following the sale of our natural gas liquids business, however, we do not have any properties that meet the definition of “Principal property” under the indenture that will govern the Exchange Notes. Accordingly, we may issue, assume or guarantee debt that is secured by any of our properties without securing the Exchange Notes equally and ratably with any such debt. See “Description of Notes—Certain Covenants.”

Governing Law	New York.

Trustee	Wilmington Trust Company.

Ratio of Earnings to Fixed Charges

We have computed our ratio of earnings to fixed charges (a) on a historical basis for each of our fiscal years 2002, 2003, 2004, 2005 and 2006 and for the six months ended June 30, 2007 and (b) on a pro forma basis for the year ended December 31, 2006, and for the six months ended June 30, 2007 to give effect to the completion of the transactions contemplated by the Merger Agreement. Our computation of these ratios of earnings to fixed charges is set forth on Exhibit 12.1 to the registration statement of which this prospectus forms a part.

For purposes of computing the ratio of earnings to fixed charges, “Earnings” consist of pre-tax earnings (losses) from continuing operations before adjustment for earnings (losses) from equity investees and fixed charges. “Fixed charges” represent interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest.

You should read the ratio information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the Notes thereto included elsewhere in this prospectus.

						Pro Forma		Historical		Pro Forma
	Historical					Year Ended December 31,		Six Months Ended June 30,		Six Months Ended June 30,
	Years Ended December 31,
(in millions)	2002	2003	2004	2005	2006	2006 (a)		2007		2007 (a)
Computation of Earnings (Loss)
Pre-tax earnings (losses) from continuing operations, adjusted for minority interest	$(1,391)	$(603)	$(410)	$(1,101)	$(421)	$(439	)(c)	$147		97	(c)
Less: undistributed losses from equity investees	(126)	(5)	(6)	(72)	(1)	(1)		—		—

Computed earnings (loss)	$(1,265)	$(598)	$(404)	$(1,029)	$(420)	$(438)		$147		97

Fixed Charges:
Interest costs:
Interest expense and amortization of financing costs and discount and premium on all indebtedness(e)	$286	$338	$359	$436	$339	$517	(c)	$144	(f)	203	(c)(f)(g)
Capitalized	16	12	4	3	3	8	(d)	6		11
Estimated interest component of rental expenses	71	66	67	57	56	56		30		30

Total fixed charges	$373	$416	$430	$496	$398	$581		$180		244

Pre-tax computed earnings (losses) and fixed charges, exclusive of capitalized interest	$(908)	$(194)	$22	$(536)	$(25)	$135		$321		330
Ratio of earnings to fixed charges	(b )	(b )	(b )	(b )	(b )	(b	)	1.78		1.35

(a)	To give effect to the completion of the transactions contemplated by the Merger Agreement as if the transactions had occurred on January 1, 2006 for the year ended December 31, 2006 and on January 1, 2007 for the six months ended June 30, 2007.

(b)	For the years ended December 31, 2002, 2003, 2004, 2005 and 2006, earnings were insufficient to cover fixed charges by $1,281 million, $610 million, $408 million, $1,032 million and $423 million, respectively. For the pro forma year ended December 31, 2006, earnings were insufficient to cover fixed charges by $446 million.

(c)	See “Unaudited Pro Forma Condensed Consolidated Financial Data.”

(d)	Includes $5 million of interest that was capitalized by the Acquired Entities.

(e)	Excludes interest charges related to the early extinguishment of debt of $36 million, $36 million, $7 million and $31 million for the year ended December 31, 2006, the pro forma year ended December 31, 2006, the six months ended June 30, 2007 and the pro forma six months ended June 30, 2007, respectively.

(f)	Includes $27 million of mark-to-market income from interest rate swap agreements associated with the Plum Point Term Facility and $12 million of mark-to-market income from interest rate swap agreements, prior to being terminated, associated with the debt acquired from the Contributed Entities that was refinanced in May 2007.

(g)	Includes $6 million of realized losses on interest rate swap agreements incurred by the Contributed Entities as a result of terminating the agreements in connection with refinancing the related debt.

Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data

Set forth below are our summary historical and unaudited pro forma condensed consolidated financial data for the periods presented. The summary historical condensed consolidated income statement data for the years ended December 31, 2004, 2005 and 2006 and the summary historical condensed consolidated balance sheet data as of December 31, 2005 and 2006 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical condensed consolidated balance sheet data as of December 31, 2004 has been derived from our historical consolidated financial statements which are not included, or incorporated by reference, in this prospectus. The following summary historical condensed consolidated financial data as of June 30, 2007 and for the six months ended June 30, 2006 and 2007 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all material adjustments that, in the opinion of management, are necessary for a fair presentation of our financial position and results of operations for the unaudited periods.

The summary unaudited pro forma condensed consolidated income statement data for the year ended December 31, 2006 and the six months ended June 30, 2007 give effect to the completion of the transactions contemplated by the Merger Agreement as if the transactions had been completed on January 1, 2006 (in the case of the summary condensed consolidated statement of operations for the year ended December 31, 2006) or January 1, 2007 (in the case of the summary unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2007).

The summary unaudited pro forma condensed consolidated financial data for the year ended December 31, 2006 and the six months ended June 30, 2007 is based on certain assumptions and adjustments and do not purport to reflect what our actual results of operations and financial position would have been had such transactions in fact occurred as of January 1, 2006 or January 1, 2007 nor are they necessarily indicative of the results of operations that we may achieve in the future.

The summary historical condensed consolidated financial data and unaudited pro forma condensed consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included elsewhere in this prospectus. The summary unaudited pro forma condensed consolidated financial data set forth below should also be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Data”, beginning on page 40. Historical results are not necessarily indicative of results that may be expected for any future period.

				Pro Forma Year Ended December 31, 2006			Pro Forma Six Months Ended June 30, 2007
	Year Ended December 31,				Six Months Ended June 30,
	2004	2005	2006		2006	2007
				(unaudited)	(unaudited)		(unaudited)
	(in millions)
Statement of Operations Data:
Revenues	$1,447	$2,017	$1,770	$2,739	$919	$1,333	$1,622
Depreciation and amortization expense	(210)	(208)	(217)	(341)	(110)	(140)	(176)
Impairment and other charges	(24)	(40)	(119)	(119)	(11)	—	—
General and administrative expenses	(285)	(375)	(193)	(221)	(100)	(82)	(87)
Operating income (loss)	(202)	(733)	108	208	113	282	311
Debt conversion	—	—	(204)	(204)	(202)	—	—
Interest expense (a)	(332)	(383)	(375)	(553)	(198)	(151)	(234)
Income tax benefit (expense)	166	374	125	130	89	(32)	(39)
Income (loss) from continuing operations	(247)	(727)	(296)	(309)	(169)	106	62

	As of December 31,			As of June 30, 2007
	2004	2005	2006
				(unaudited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$245	$1,326	$243	$280
Current assets	2,192	3,457	1,921	1,919
Current liabilities	1,773	2,212	1,258	1,130
Property and equipment, net	6,130	5,323	4,951	8,973
Total assets	10,129	10,580	8,229	13,919
Long-term debt (excluding current portion) (b)	4,107	4,003	3,190	6,140
Notes payable and current portion of long-term debt	34	191	68	54
Total stockholder’s equity	3,085	3,331	3,036	5,202

(a)	Cash paid for interest, net of amount capitalized and excluding payments attributable to interest expense reflected in discontinued operations, was $292 million, $44 million, $402 million, $276 million and $160 million for the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2006 and 2007, respectively.

(b)	Includes $200 million of subordinated debentures due to affiliates as of December 31, 2004, 2005 and 2006 and June 30, 2007.

RISK FACTORS

Before you decide to participate in the exchange offer, you should carefully consider the following risks. In addition, you should also read the other information contained in this prospectus and the disclosures contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations. If any of the events or circumstances described below actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose all or part of your investment in the Notes.

Risks Related to the Exchange Offer

Because there is no public market for the Exchange Notes, you may not be able to sell your Exchange Notes.

The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the development of a trading market for the Exchange Notes;

•	the liquidity of any trading market for the Exchange Notes that may develop;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which holders would be able to sell their Exchange Notes.

Following the exchange offer, we will have no obligation to create a trading market for the Exchange Notes. In addition, we do not intend to list the Exchange Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

If a trading market were to develop for the Exchange Notes, the Exchange Notes might trade at higher or lower prices than their principal amount depending on a number of factors, including prevailing interest rates, the market for similar securities, our financial performance and prospects, the financial performance and prospects of other companies in our industry, the interest in maintaining a market in the Exchange Notes on the part of securities firms and other factors.

In addition, any holder of Outstanding Notes who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes unless an exemption from such requirements is available. For a description of these requirements, see the section of this prospectus entitled the “The Exchange Offer—Resale of the Exchange Notes.”

Your Outstanding Notes will not be accepted for exchange if you fail to follow the exchange offer procedures. If your Outstanding Notes are not accepted for exchange, your Notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your Notes.

We will not accept your Outstanding Notes for exchange if you do not follow the exchange offer procedures. We will issue Exchange Notes as part of the exchange offer only after timely receipt of your Outstanding Notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents, or if you comply with the guaranteed delivery procedures for tendering your Outstanding Notes. Therefore, if you want to tender your Outstanding Notes in the exchange offer, please allow sufficient time to ensure timely delivery.

If the exchange agent does not receive your Outstanding Notes, letter of transmittal or agent’s message and all other required documents prior to the expiration time of the exchange offer, or if you do not otherwise comply with the guaranteed delivery procedures for tendering your Outstanding Notes, we will not accept your Outstanding Notes for exchange. In addition, if there are defects or irregularities with respect to your tender of Outstanding Notes, we will not accept your Outstanding Notes for exchange unless we decide in our sole discretion to waive such defects or irregularities. We are under no duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange.

If your Outstanding Notes are not tendered or are not accepted for exchange, they will continue to be subject to the existing transfer restrictions applicable to the Outstanding Notes and may be transferred only if registered under the Securities Act or if an exemption from the registration requirements of the Securities Act is available. As a result, you may not be able to sell your untendered or unaccepted Outstanding Notes. Please see the risk factor immediately below for a discussion of certain risks with respect to the trading market for, and market value of, untendered or unaccepted Outstanding Notes following the exchange offer.

If you do not exchange your Outstanding Notes, your Outstanding Notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your Notes. In addition, the market value of your Outstanding Notes may be lower than their market value prior to the exchange offer and lower than the market value of the Exchange Notes issued pursuant to the exchange offer.

We have not registered the Outstanding Notes under the Securities Act, nor do we intend to do so following the exchange offer. Outstanding Notes that are not tendered, or are tendered but not accepted, will therefore continue to be subject to the existing transfer restrictions and may be transferred only if registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available. If you do not exchange your Outstanding Notes, you will lose your right to have your Notes registered under the Securities Act, as we will have no obligation after the completion of the exchange offer to provide for the registration under the Securities Act of unexchanged Outstanding Notes except under the limited circumstances described in the registration rights agreement.

As a result, if you hold Outstanding Notes after the exchange offer, you may not be able to sell your Outstanding Notes. In addition, to the extent that Outstanding Notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for the Outstanding Notes that remain outstanding may be significantly more limited than any trading market that existed prior to the Exchange Offer, which may adversely affect the liquidity of the Outstanding Notes not tendered or not accepted for exchange. Following the exchange offer, there can be no assurance as to:

•	the existence or development of a trading market for untendered or unaccepted Outstanding Notes;

•	the liquidity of any trading market that may exist or be developed for untendered or unaccepted Outstanding Notes;

•	the ability of holders to sell their untendered or unaccepted Outstanding Notes; or

•	the price at which holders would be able to sell their untendered or unaccepted Outstanding Notes.

Following the exchange offer, we will have no obligation to create a trading market for untendered or unaccepted Outstanding Notes. If a trading market were to develop for untendered or unaccepted Outstanding Notes, such Outstanding Notes might trade at higher or lower prices than their principal amount depending on a number of factors, including prevailing interest rates, the market for similar securities, the number of holders of Outstanding Notes remaining after completion of the exchange offer, our financial performance and prospects, the financial performance and prospects of other companies in our industry, the interest in maintaining a market in such Outstanding Notes on the part of securities firms and other factors.

Moreover, an issue of securities with a smaller outstanding market value available for trading, or “float,” may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market value for Outstanding Notes that are not exchanged in the exchange offer may be adversely affected to the extent that the amount of Outstanding Notes exchanged pursuant to the exchange offer reduces the float. Such reduced float also may tend to make the trading price, if any, of the Outstanding Notes that are not exchanged more volatile.

Risks Related to the Notes

We have significant debt that could negatively impact our business.

We have and will continue to have a significant amount of debt outstanding. As of December 31, 2006 and June 30, 2007, we had total consolidated debt (excluding our Central Hudson operating lease debt of $801 million and $809 million as of December 31, 2006 and June 30, 2007, respectively) of approximately $3.3 billion and $6.2 billion, respectively, including our then-outstanding senior unsecured notes and debentures and our then-outstanding senior secured credit facilities (which have been replaced by the Senior Secured Credit Agreement).

Our significant level of debt could:

•	make it difficult to satisfy our financial obligations;

•	limit our ability to obtain additional financing to operate our business;

•	limit our financial flexibility in planning for and reacting to business and industry changes;

•	impact the evaluation of our creditworthiness by counterparties to commercial agreements and affect the level of collateral we are required to post under such agreements;

•	place us at a competitive disadvantage compared to less leveraged companies;

•	make it difficult or impossible for us to make acquisitions that would help our business or allow us to remain competitive;

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates and volatility in commodity prices.

Furthermore, we may incur or assume additional debt in the future. If new debt is added to our current debt levels and those of our subsidiaries, the related risks that we and they face could increase significantly.

The terms of our debt may severely limit our ability to plan for or respond to changes in our businesses.

The Senior Secured Credit Agreement has, and any additional long-term debt we may enter into in the future may have, terms that restrict our ability to take specific actions in planning for and responding to changes in our business without the consent of the lenders, even if such actions may be in our best interest. The Senior Secured Credit Agreement also requires us to meet specific financial tests to issue debt and make restricted payments, among other things.

Our ability to comply with the covenants in our financing agreements, as they currently exist or as they may be amended, may be affected by many events beyond our control. Our future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with those financial covenants or to comply with the other restrictions in our financing agreements could result in a default, requiring such financing agreements (and by reason of cross-default or cross-acceleration provisions, our other debt) to become immediately due and payable. If those holders accelerate the payment of such debt, we can give no assurances that we could pay or refinance that debt immediately and continue to operate our business. If we are unable to repay those amounts or to otherwise cure the default, the holders of our debt could proceed against the collateral granted to them to secure that debt. The Notes also contain cross-acceleration provisions relating to debt having an aggregate principal amount outstanding in excess of 5% of our net tangible assets.

Following the sale of our natural gas liquids business, we do not have any properties that meet the definition of “Principal Property” under the indenture governing the Notes. Accordingly, we will be able to pledge any of our assets to secure other obligations without securing the Notes.

The indenture governing the Notes contains a covenant that limits our, and any of our Principal Subsidiaries’ (as defined in the indenture), ability to issue, assume or guarantee debt secured by our or any of our Principal Subsidiaries’ “Principal Property.” However, following the sale of our natural gas liquids business, we do not have any properties that meet the definition of Principal Property. Under the indenture, “Principal Property” means any natural gas, natural gas liquids or crude oil pipeline, distribution system, gathering system, storage facility or processing plant, except any such property that in the opinion of our board of directors is not of material importance to the business conducted by us and our consolidated Subsidiaries taken as a whole. Following the sale of our natural gas liquids business, we do not own any such pipelines, systems, facilities or plants. Accordingly, we and our subsidiaries will be able to issue, assume or guarantee debt that is secured by any of our properties or assets without securing the Notes equally and ratably with any such debt.

If we fail to meet our payment or other obligations under the Senior Secured Credit Agreement, the Sithe secured debt or other secured debt, the lenders under these instruments could foreclose on, and acquire control of, substantially all of our assets.

In connection with our incurrence of debt under the Senior Secured Credit Agreement, the lenders under the Senior Secured Credit Agreement received a pledge of certain of our equity interests and the equity interests of our parent Dynegy’s significant domestic subsidiaries. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the Senior Secured Credit Agreement, the lenders under the Senior Secured Credit Agreement would be entitled to foreclose on substantially all of our assets and liquidate these assets. Similarly, if we fail to meet our payment or other obligations under the Sithe secured debt, the lenders under such debt would be entitled to foreclose on certain of our assets and liquidate those assets. We may incur in the future additional debt that is secured by similar pledges and liens and, in the event we fail to meet our payment or other obligations under such debt, the holders of such debt would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, we may not have sufficient funds to pay the outstanding principal and interest on the Notes offered hereby. As a result, the holders of the Notes may lose a portion of, or the entire value of, their investment in the Notes.

The Notes are effectively subordinated to the Senior Secured Credit Agreement, the Sithe secured debt, our other secured debt and any secured debt we may incur in the future, and are structurally subordinated to any liabilities of our subsidiaries.

The Notes are not secured by any of our assets or those of our subsidiaries. As a result, the Notes are effectively subordinated to the Senior Secured Credit Agreement, and the Sithe secured debt. Likewise, the Notes are effectively subordinated to any secured debt that we may incur in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the pledged assets in order to receive full payment of their debt before the assets may be used to pay the holders of the Notes. In addition, the Notes will be structurally subordinated to any existing and future liabilities of our subsidiaries, including their guarantees of the Senior Secured Credit Agreement. In addition to these guarantees, as of June 30, 2007, our subsidiaries had in the aggregate approximately $6,949 million of debt, including $809 million related to our Central Hudson operating lease.

We conduct a substantial portion of our operations through our subsidiaries and may be limited in our ability to access funds from these subsidiaries to service our debt, including the Notes.

We conduct a substantial portion of our operations through our subsidiaries and depend to a large degree upon dividends and other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including the Notes. Our subsidiaries do not have any obligation to pay amounts due on the

Notes or to make funds available to us for these payments. In addition, the ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws, potentially adverse tax consequences and agreements of our subsidiaries. If we are unable to access the cash flow of our subsidiaries, we may have difficulty meeting our debt obligations.

The indenture under which the Notes are being issued does not contain any protection for holders of the Notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

The power generation industry has experienced significant consolidation and other restructuring activity. Although our strategy is to grow our business, including through acquisitions, it is possible that we could be the subject of one or more acquisition or combination proposals by another company or private investors. Dynegy’s board of directors would be obligated to consider any serious proposal and could elect to pursue such a transaction. The indenture under which the Notes were issued will not protect holders of the Notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The indenture governing the Notes does not limit the amount of debt securities, debentures, notes or other types of debt that we or any of our subsidiaries may issue nor does the indenture restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our shareholders. In addition, the indenture and the Notes do not contain any covenants or other provisions that are intended to afford holders of the Notes protection in the event of a highly leveraged transaction involving us. Moreover, the indenture and the Notes do not contain “change-of-control” repurchase rights.

Risks Related to Our Business

The Merger Agreement with the LS Entities and related transactions have presented and will continue to present us and our parent Dynegy with certain risks and uncertainties, and have imposed and will continue to impose on us and our parent Dynegy and our business and operations certain restrictions and significant financial and other costs. In addition, the expected benefits of the Merger Agreement and related transactions may not be realized in a timely or efficient manner.

Our parent Dynegy entered into the Merger Agreement with the LS Entities with the expectation that the combination of our and Dynegy’s business and operations with the business and operations of the power generation entities (i.e., the Acquired Entities) contributed by the LS Entities pursuant to the Merger Agreement would result in various benefits, including, among other things, certain synergies, cost savings and operating efficiencies. We cannot assure you that such benefits will be realized in a timely manner, in full or at all.

In addition, we and our parent Dynegy have incurred and expect to continue to incur significant costs in connection with the Merger Agreement and related transactions. We and our parent Dynegy also have incurred and expect to continue to incur costs in connection with integrating our operations and procedures with the operations and procedures of the Acquired Entities. Moreover, we cannot assure you that the anticipated synergies, cost savings and operating efficiencies related to the integration of our and Dynegy’s business with that of the Acquired Entities will offset these costs over time, in a timely manner, in full or at all.

We and our parent Dynegy could face significant challenges in integrating our operations and procedures with the operations and procedures of the Acquired Entities. As a result, we cannot assure you that the integration will be completed in a timely or efficient manner. In addition, such integration efforts could also divert our management’s focus and resources from our day-to-day business and operations. Such diversion of our management’s focus and resources could have a material and adverse effect on our business, financial condition and results of operations.

Our growth strategy may include acquisitions or combinations that could fail or present unanticipated problems for our business in the future, which would adversely affect our ability to realize the anticipated benefits of those transactions.

Our growth strategy may include acquiring or combining with other businesses, such as the acquisition of the Acquired Entities. We may not be able to identify suitable acquisition or combination opportunities or finance and complete any particular acquisition or combination successfully. Furthermore, acquisitions and combinations involve a number of risks and challenges, including:

•	diversion of our management’s attention;

•	the need to integrate acquired or combined operations with our operations;

•	potential loss of key employees;

•	difficulty in evaluating the power assets, operating costs, infrastructure requirements, environmental and other liabilities and other factors beyond our control;

•	potential lack of operating experience in new geographic/power markets or with different fuel sources;

•	an increase in our expenses and working capital requirements; and

•	the possibility that we may be required to issue a substantial amount of additional equity or debt securities or assume additional debt in connection with any such transactions.

Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows or realize synergies or other anticipated benefits from a strategic transaction. Furthermore, the market for transactions is highly competitive, which may adversely affect our ability to find transactions that fit our strategic objectives or increase the price we are required to pay (which could decrease the benefit of the transaction). In pursuing our strategy, consistent with industry practice, we routinely engage in discussions with industry participants regarding potential transactions, large and small. We intend to continue to engage in strategic discussions and will need to respond to potential opportunities quickly and decisively. As a result, strategic transactions may occur at any time and may be significant in size relative to our assets and operations.

Because many of our power generation facilities operate mostly without term power sales agreements and because wholesale power prices are subject to significant volatility, our revenues and profitability are subject to significant fluctuations.

Most of our facilities operate as “merchant” facilities without term power sales agreements. Without term power sales agreements, we cannot be sure that we will be able to sell any or all of the electric energy, capacity or ancillary services from our facilities at commercially attractive rates or that our facilities will be able to operate profitably. This could lead to decreased financial results as well as future impairments of our property, plant and equipment or to the retirement of certain of our facilities resulting in economic losses and liabilities.

Because we largely sell electric energy, capacity and ancillary services into the wholesale energy spot market or into other power markets on a term basis, we are not guaranteed any rate of return on our capital investments. Rather, our financial condition, results of operations and cash flows are likely to depend, in large part, upon prevailing market prices for power and the fuel to generate such power. Wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable.

Given the volatility of power commodity prices, to the extent we do not secure term power sales agreements for the output of our power generation facilities, our revenues and profitability will be subject to increased volatility, and our financial condition, results of operations and cash flows could be materially adversely affected.

Our hedging activities will not fully protect us from exposure to commodity price risks, and we are vulnerable to decreases in power prices and increases in the price of natural gas, coal and oil. To the extent we do engage in hedging activities, our models representing the market may be inaccurate.

Since a substantial portion of our production capacity may not be hedged and is thus subject to commodity price risks, we have the potential to receive higher or lower prices for electric energy, capacity and ancillary services resulting in volatile revenue and cash flow. To the extent that our generated power is not subject to a power purchase agreement or similar arrangement, we generally will pursue sales of such generated power based on current market prices. Where forward sales are not executed, we will be impacted by changes in commodity prices, and, in an environment where fuel costs increase and power prices decrease, our financial condition, results of operations and cash flows may be materially adversely affected. In those instances where we do execute forward sales or related financial transactions, our internal models may not accurately represent the markets in which we participate, potentially causing us to make less favorable decisions, which could have a negative impact on our financial condition, results of operation and cash flows. Additionally, we utilize mark-to-market accounting for certain of our forward sales and related financial transactions, which may cause earnings variability.

Unauthorized hedging and related activities by our employees could result in significant losses.

We intend to continue our commercial strategy, which emphasizes forward power sales opportunities to capture attractive market prices in the near-term. We have adopted various internal policies and procedures designed to monitor hedging activities and positions. These policies and procedures are designed, in part, to prevent unauthorized purchases or sales of products by our employees. We cannot assure, however, that these steps will detect and prevent all violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved. A significant policy violation that is not detected could result in a substantial financial loss for us.

We are exposed to the risk of fuel and fuel transportation cost increases and interruptions in fuel supplies because some of our facilities do not have long-term coal, natural gas or liquid fuel supply agreements.

Many of our power generation facilities, specifically those that are natural gas-fired, purchase their fuel requirements under short-term contracts or on the spot market. As a result, we face the risks of supply interruptions and fuel price volatility, as fuel deliveries may not exactly match that required for energy sales, due in part to our need to pre-purchase fuel inventories for reliability and dispatch requirements.

Moreover, operation of many of our coal-fired generation facilities is highly dependent on our ability to procure coal. Although we have long-term contracts in place for our coal and coal transportation needs, power generators in the Midwest and the Northeast have experienced significant pressures on available coal supplies that are either transportation or supply related. If we are unable to procure fuel for physical delivery at prices we consider favorable, our financial condition, results of operations and cash flows could be materially adversely affected.

Covenants in our financing agreements impose significant restrictions on us. Failure to comply with these covenants may have a material adverse impact on our business, financial condition, results of operations or cash flows.

Financing agreements governing our debt obligations require us to meet specific financial tests in order to issue debt and make restricted payments, among other things. Our ability to comply with the covenants in our financing agreements, as they currently exist or as they may be amended, may be affected by many events beyond our control, and our future operating results may not allow us to comply with the covenants or, in the event of a default, to remedy that default. Our failure to comply with those financial covenants or to comply with the other restrictions in our financing agreements could result in a default, causing our debt obligations under such financing agreements (and by reason of cross-default or cross-acceleration provisions, our other indebtedness) to become immediately due and payable, which could have a material adverse impact on our business, financial condition, results of operations or cash flows. If we are unable to repay those amounts or to otherwise cure the default, the holders of the indebtedness under our secured debt obligations could proceed against the collateral granted to them to secure that indebtedness. If those lenders accelerate the payment of such indebtedness, we cannot assure you that we could pay or refinance that indebtedness immediately and continue to operate our business.

We may not have adequate liquidity to post required amounts of additional collateral.

We use a portion of our capital resources, in the form of cash and letters of credit, to satisfy counterparty collateral demands. These counterparty collateral demands reflect our non-investment grade credit ratings and the counterparties’ views of our creditworthiness, as well as changes in commodity prices. If commodity prices change substantially, our liquidity could be severely strained by requirements under our commodity agreements to post additional collateral. In certain cases, our counterparties have elected to not require the posting of collateral to which they are otherwise entitled under those agreements. However, those counterparties retain the right to request the posting of such collateral. Factors that could trigger increased demands for collateral include additional adverse changes in our industry, negative regulatory or litigation developments, adverse events affecting us, changes in our credit rating or liquidity and changes in commodity prices for power and fuel. In addition, to the extent we do hedge against volatility in commodity prices and, as a result, our cash flow is less than anticipated, a source of our liquidity resources may be depleted. An increase in demands from our counterparties to post letters of credit or cash collateral may have a material adverse effect on our financial condition, results of operations and cash flows.

If Dynegy issues a material amount of its common stock in the future or certain of its stockholders sell a material amount of Dynegy’s common stock its ability to use federal net operating losses to offset future taxable income may be limited under Section 382 of the Internal Revenue Code. Chevron’s sale of Dynegy’s stock resulted in such a limitation and further future ownership changes, such as any sale by the LS Contributing Entities or their affiliates, may result in additional limitations.

Our ability to utilize previously incurred federal Net Operating Losses (“NOLs”) to offset our future taxable income could be limited due to a recent “ownership change” within the meaning of Section 382 of the Code. In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned by “5-percent shareholders” (within the meaning of Section 382 of the Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned by such “5-percent shareholders” at any time over the preceding three years.

The sale by Chevron of Dynegy’s Class A common stock on May 24, 2007 triggered an “ownership change”. The sale of stock resulted in an annual limitation on the utilization of the deferred tax assets attributable to our previously incurred federal NOLs against our total future taxable income; however, the impact is not anticipated to be material.

Any material future ownership changes, including the issuance of additional equity by Dynegy, could result in further limitations on our utilization of our federal NOLs to offset our future taxable income and our ability to raise additional equity capital may be limited. The magnitude of such limitations and their effect on us depends in part on the market value of Dynegy’s stock at the time of any such ownership change and then-prevailing interest rates, as well as the availability of built-in gains which may reduce any such effects. For accounting purposes, at January 1, 2007, Dynegy’s deferred tax asset attributable to its previously incurred federal NOLs was valued at approximately $243 million.

Our access to the capital markets may be limited.

We are a highly leveraged company with near-term capital needs; we may also require additional capital from time to time beyond the near-term. Unlike those companies in the power generation industry that are

“investment grade” and for which the capital markets are typically open, our access to the capital markets may be limited. Moreover, the timing of any capital-raising transaction may be impacted by unforeseen events, such as strategic growth opportunities, legal judgments or regulatory requirements, which could require us to pursue additional capital in the near-term. Our ability to obtain capital and the costs of such capital are dependent on numerous factors, including:

•	general economic and capital market conditions;

•	covenants in our existing debt and credit agreements;

•	credit availability from banks and other financial institutions;

•	investor confidence in us and the regional wholesale power markets;

•	our financial performance and the financial performance of our subsidiaries;

•	our levels of debt;

•	our requirements for posting collateral under various commercial agreements;

•	our maintenance of acceptable credit ratings;

•	our cash flow;

•	provisions of tax and securities laws that may impact raising capital; and

•	our long-term business prospects.

We may not be successful in obtaining additional capital for these or other reasons. An inability to access capital may limit our ability to pursue development projects, plant improvements or acquisitions that we may rely on for future growth and to comply with regulatory requirements and, as a result, may have a material adverse effect on our financial condition, results of operations and cash flows, and on our ability to execute our business strategy.

We expect that our non-investment grade status will continue to adversely affect our financial condition, results of operations and cash flows.

Our credit ratings are currently below investment grade and could be downgraded further. Our current non-investment grade ratings increase our borrowing costs, both by increasing the actual interest rates we are required to pay under any existing debt (to the extent it is linked to our credit rating) and any debt in the capital markets that we are able to issue. Our credit ratings also require us to either prepay or post significant amounts of collateral in the form of cash and letters of credit to support our business. We cannot assure you that our credit ratings will improve, or that they will not decline, in the future.

Additionally, our non-investment grade status limits our ability to refinance our debt obligations and to access the capital markets. Should our ratings continue at their current levels, or should our ratings be further downgraded, we would expect these negative effects to continue and, in the case of a downgrade, become more pronounced.

Availability and cost of emission credits could materially impact our costs of operations.

We are required to maintain, either by allocation or purchase, sufficient emission credits to support our operations in the ordinary course of operating our power generation facilities. These credits are used to meet our obligations imposed by various applicable environmental laws, with respect to which the trend toward more stringent regulations (including regulations currently proposed or being discussed regarding carbon emissions) will likely require us to obtain new or additional emission credits. If our operational needs require more than our allocated allowances of emission credits, we may be forced to purchase such credits on the open market, which could be costly. If we are unable to maintain sufficient emission credits to match our operational needs, we may have to curtail our operations so as not to exceed our available emission credits, or install costly new emissions controls. As we use the emissions credits that we have purchased on the open market, costs associated with such purchases will be recognized as operating expense. If such credits are available for purchase, but only at significantly higher prices, the purchase of such credits could materially increase our costs of operations in the affected markets.

Competition in wholesale power markets, together with an oversupply of power generation capacity in certain regional markets, may have a material adverse effect on our financial condition, results of operations and cash flows.

We have numerous competitors and additional competitors may enter the industry. Our power generation business competes with other non-utility generators, regulated utilities, unregulated subsidiaries of regulated utilities and other energy service companies in the sale of energy, as well as in the procurement of fuel, transmission and transportation services. Moreover, aggregate demand for power may be met by generation capacity based on several competing technologies, as well as power generating facilities fueled by alternative or renewable energy sources, including hydroelectric power, synthetic fuels, solar, wind, wood, geothermal, waste heat and solid waste sources. Regulatory initiatives designed to enhance renewable generation could increase competition from these types of facilities. In addition, a buildup of new electric generation facilities in recent years has resulted in an abundance of power generation capacity in certain regional markets we serve.

We also compete against other energy merchants on the basis of our relative operating skills, financial position and access to credit sources. Energy customers, wholesale energy suppliers and transporters often seek financial guarantees, credit support such as letters of credit, and other assurances that their energy contracts will be satisfied. Companies with which we compete may have greater resources in these areas. In addition, many of our current facilities are relatively old. Newer plants owned by competitors will often be more efficient than some of our plants, which may put some of our plants at a competitive disadvantage. Over time, some of our plants may become obsolete in their markets, or be unable to compete, because of the construction of new, more efficient plants.

Other factors may contribute to increased competition in wholesale power markets. New forms of capital and competitors have entered the industry in the last several years, including financial investors who perceive that asset values are at levels below their true replacement value. As a result, a number of generation facilities in the United States are now in the hands of lenders and investment companies. Furthermore, mergers and asset reallocations in the industry could create powerful new competitors. Under any scenario, we anticipate that we will face competition from numerous companies in the industry, some of which have superior capital structures.

Moreover, many companies in the regulated utility industry, with which the wholesale power industry is closely linked, are also restructuring or reviewing their strategies. Several of those companies have discontinued or are discontinuing their unregulated activities and seeking to divest their unregulated subsidiaries. Some of those companies have had, or are attempting to have, their regulated subsidiaries acquire assets out of their or other companies’ unregulated subsidiaries. This may lead to increased competition between the regulated utilities and the unregulated power producers within certain markets. The future of the wholesale power generation industry is unpredictable, but may include restructuring and consolidation within the industry, the sale, bankruptcy or liquidation of certain competitors, the re-regulation of certain markets or a long-term reduction in new investment into the industry. To the extent that competition increases, our financial condition, results of operations and cash flows may be materially adversely affected.

We depend on transmission facilities operated by RTOs and ISOs, which could result in an inability to sell and deliver power to the market that would, in turn, adversely affect the profitability of our generation facilities.

Regional Transmission Organizations (“RTOs”) and Independent System Operators (“ISOs”) have emerged in most of the markets in which we operate and compete. The RTOs and ISOs provide transmission services, administer transparent and competitive power markets and maintain system reliability. Many of these RTOs and ISOs operate real-time and day-ahead markets in which we sell energy. We may be affected by changes in market rules, tariffs, market structures, administrative fee allocations and market bidding rules in these RTOs and ISOs. The ISOs or RTOs that oversee most of the wholesale power markets impose, and in the future may continue to impose, price limitations, offer caps and other mechanisms to guard against the potential exercise of market power in these markets. These types of price limitations and other regulatory mechanisms may adversely affect the profitability of our generation facilities that sell energy and capacity into the wholesale power markets.

We do not own, control or set the rates for the transmission facilities we use to deliver energy, capacity and ancillary services to our customers. In addition, transmission capacity may not be available to us, the total costs of transmission may exceed our projections or cause us to forego transactions, and changes in the transmission grid could reduce our revenues.

We do not own or control the transmission facilities required to sell the wholesale power from our generation facilities. If the transmission service from these facilities is unavailable or disrupted, or if the transmission capacity infrastructure is inadequate, our ability to sell and deliver wholesale power may be materially adversely affected. Furthermore, the rates for transmission capacity from these facilities are set by others and the market and thus are subject to changes, some of which could be significant. Moreover, changes in the transmission infrastructure within or connecting individual markets could reduce prices in those markets by increasing the amount of generating capacity competing to serve the same markets. As a result, our business financial condition, cash flows and results of operations may be materially adversely affected.

An event of loss and certain other events relating to our Dynegy Northeast Generation facilities could trigger a substantial obligation that would be difficult for us to satisfy.

We acquired the DNE power generating facilities in January 2001 for $950 million. In May 2001, we entered into an asset-backed sale-leaseback transaction relating to these facilities to provide us with long-term acquisition financing. In this transaction, we sold four of the six generating units comprising these facilities for approximately $920 million to Danskammer OL LLC and Roseton OL LLC, and we concurrently agreed to lease them back from these entities. We have no option to purchase the leased facilities at Roseton or Danskammer at the end of their lease terms, which end in 2035 and 2031, respectively. If one or more of the leases were to be terminated prior to the end of its term because of an event of loss (such as substantial damage to a facility or a condemnation or similar governmental taking or action) because it becomes illegal for us to comply with the lease, or because a change in law makes the facility economically or technologically obsolete, we would be required to make a termination payment in an amount sufficient to redeem the pass-through trust certificates related to the unit or facility for which the lease is terminated. As of December 31, 2006, the termination payment would be approximately $1 billion for all of our DNE facilities. It could be difficult for us to raise sufficient funds to make this termination payment if a termination of this type were to occur with respect to the DNE facilities, resulting in a material adverse effect on our financial conditions, results of operations, liquidity or cash flows.

Our business is subject to complex government regulation. Changes in these regulations or in their implementation may affect costs of operating our facilities or our ability to operate our facilities or increase competition, any of which would negatively impact our results of operations.

We are subject to extensive federal, state and local laws and regulations governing the generation and sale of energy commodities, as well as discharge of materials into the environment and otherwise relating to the environment and public health and safety in each of the jurisdictions in which we have operations. Compliance with these laws and regulations requires expenses (including legal representation) and monitoring, capital and operating expenditures, including those related to pollution control equipment, emission credits, remediation obligations and permitting at various operating facilities. Furthermore, these regulations are subject to change at any time, and we cannot predict what changes may occur in the future or how such changes might affect any facet of our business.

The costs and burdens associated with complying with the increased number of regulations may have a material adverse effect on us, if we fail to comply with the laws and regulations governing our business or if we fail to maintain or obtain advantageous regulatory authorizations and exemptions. Moreover, increased competition resulting from potential legislative changes, regulatory changes or other factors may create greater risks to the stability of our power generation earnings and cash flows generally. We could suffer erosion in market position, revenues and profits as competitors gain access to the service territories of our power generation subsidiaries.

We provide a significant amount of power in Illinois pursuant to two supplier forward contracts (“SFCs”) with subsidiaries of Ameren Corporation. Ameren Corporation has stated that if an electric rate freeze, which expired January 1, 2007, were reintroduced through proposed legislation in Illinois, it could result in the insolvency or bankruptcy of Ameren’s Illinois utilities. In addition to this proposed legislation, there is a possibility of political, judicial and/or regulatory actions over the next several months related to the expiration of the rate freeze that could substantially alter the parties’ rights and obligations under or relating to the SFCs. We cannot predict the outcome of these actions or whether legislation or other policy changes affecting utility rates will be enacted, and, if so, what effect these developments may have on Ameren Corporation’s willingness or ability to perform under the SFCs.

Our costs for compliance with existing environmental laws are significant, and costs for compliance with new environmental laws could adversely affect our financial condition, results of operations and cash flows.

Our business is subject to extensive and frequently changing environmental regulation by federal, state and local authorities. Such environmental regulation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Existing environmental laws and regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, litigation or regulatory or enforcement proceedings could be commenced and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. Proposals currently under consideration could, if and when adopted or enacted, require us to make substantial capital and operating expenditures. If any of these events occur, our business, operations and financial condition could be materially adversely affected.

Moreover, many environmental laws require approvals or permits from governmental authorities for the operation of a power generation facility, before construction or modification of a project may commence or before wastes or other materials may be discharged into the environment. The process for obtaining necessary permits can be lengthy and complex and can sometimes result in the establishment of permit conditions that make the project or activity for which the permit was sought unprofitable or otherwise unattractive. Even where permits are not required, compliance with environmental laws and regulations can require significant capital and operating expenditures. We are required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits when we construct, modify and operate our facilities. In addition, certain of our facilities are also required to comply with the terms of consent decrees or other governmental orders.

With the continuing trend toward stricter standards, greater regulation and more extensive permitting requirements, our capital and operating environmental expenditures are likely to be substantial and may increase in the future. We may not be able to obtain or maintain all required environmental regulatory permits or other approvals that we need to operate our business. If there is a delay in obtaining any required environmental regulatory approvals or permits, or if we fail to obtain or comply with any required approval or permit, the operation of our facilities may be interrupted or become subject to additional costs and, as a result, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Different regional power markets in which we compete or may compete in the future have changing transmission regulatory structures, which could materially adversely affect our performance in these regions.

Our financial condition, results of operations and cash flows are likely to be affected by differences in market and transmission regulatory structures in various regional power markets. Problems or delays that may arise in the formation and operation of new or maturing RTOs and similar market structures, or changes in geographic scope, rules or market operations of existing RTOs, may affect our ability to sell, the prices we receive for or the cost to transmit power produced by our generating facilities. Rules governing the various regional power markets may also change from time to time, which could affect our costs or revenues. We are unable to assess fully the impact that these uncertainties may have on our business, as it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover.

Our financial condition, results of operations and cash flows would be adversely impacted by strikes or work stoppages by our unionized employees.

A majority of the employees at our facilities are subject to collective bargaining agreements with various unions that expire in 2008. If union employees strike, participate in a work stoppage or slowdown or engage in other forms of labor strife or disruption, we could experience reduced power generation or outages if replacement labor is not procured. The ability to procure such replacement labor is uncertain. Strikes, work stoppages or an inability to negotiate future collective bargaining agreements on favorable terms would have a material adverse effect on our financial condition, results of operations and cash flows.

The ultimate outcome of unresolved legal proceedings and investigations relating to our past activities cannot be predicted. Any adverse determination could have a material adverse effect on our financial condition, results of operations and cash flows.

We are, and have in recent years been, a party to various material litigation matters and regulatory matters arising out of our business operations. These matters include, among other things, certain actions and investigations by the FERC and related regulatory bodies, litigation with respect to alleged actions in the western power and natural gas markets, purported class action suits with respect to alleged violations of the Employment Retirement Income Security Act of 1974 and various other matters. The ultimate outcome of pending matters cannot presently be determined, nor can the liability that could potentially result from a negative outcome in each case reasonably be estimated. Any adverse determination could have a material adverse effect on our financial condition, results of operations and cash flows.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings.

Under Generally Accepted Accounting Principles of the United States of America (“GAAP”), we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable include a decline in future cash flows and slower growth rates in the energy industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined, resulting in an impact on our results of operations.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the issuance of the Outstanding Notes, we entered into a registration rights agreement, dated as of May 24, 2007, with the initial purchasers of the Outstanding Notes. The registration rights agreement provides that we will take the following actions, at our expense, for the benefit of the holders of the Outstanding Notes:

•	within 90 days after the initial issuance of the Outstanding Notes, file with the SEC the exchange offer registration statement, of which this prospectus is a part, relating to the exchange offer;

•

use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of the initial issuance of the Outstanding Notes;

•	as soon as practicable after the effectiveness of the exchange offer registration statement, offer the Exchange Notes of a series in exchange for surrender of the Outstanding Notes of such series; and

•	keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the notice date of the exchange offer is mailed to the holders of the Outstanding Notes.

We have fulfilled the agreements described in the first three of the preceding bullet points and are offering eligible holders of the Outstanding Notes the opportunity to exchange their Outstanding Notes for Exchange Notes registered under the Securities Act. Holders are eligible to participate in the exchange offer if they are not prohibited by any law or policy of the SEC from participating in the exchange offer and if they make certain representations to us. The Exchange Notes will be substantially identical to the Outstanding Notes, except that the transfer restrictions and registration rights relating to the Outstanding Notes will not apply to the Exchange Notes.

We will be required to file a shelf registration statement covering resales of the Outstanding Notes if:

•	because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer;

•	for any reason the exchange offer is not consummated within 210 days after the initial issuance of the Outstanding Notes;

•

an initial purchaser of Outstanding Notes shall notify us following consummation of the exchange offer that Outstanding Notes held by it are not eligible to be exchanged for Exchange Notes in the exchange offer; or

•

certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the Exchange Notes acquired by them in the exchange offer to the public without delivering a prospectus.

Following the consummation of the exchange offer, holders of Outstanding Notes who were eligible to participate in the exchange offer, but who did not tender their Outstanding Notes or whose Outstanding Notes were not accepted for exchange, will not have any further registration rights and their Outstanding Notes will continue to be subject to the existing transfer restrictions and may be transferred only if registered under the Securities Act or if an exemption from the registration requirements of the Securities Act is available. For a discussion of certain risks with respect to the trading market for, and market value of, untendered or unaccepted Outstanding Notes, see the section of this prospectus entitled “Risk Factors—Risks Related to the Exchange Offer.”

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See the section of this prospectus entitled “Plan of Distribution” for further discussion.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Outstanding Notes validly tendered and not withdrawn prior to the expiration time of the exchange offer. We will issue $1,000 principal amount of Exchange Notes of a series in exchange for each $1,000 principal amount of Outstanding Notes of such series accepted in the exchange offer. Any holder may tender some or all of its Outstanding Notes pursuant to the exchange offer. However, Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiple of $1,000 above that amount.

The form and terms of the Exchange Notes of a series are the same as the form and terms of the Outstanding Notes of such series except that:

•

the Exchange Notes have been registered under the Securities Act and, thus, will not bear legends restricting the transfer thereof and will not be subject to the transfer restrictions applicable to the Outstanding Notes; and

•	the holders of the Exchange Notes will not be entitled to any rights under the registration rights agreement.

The Exchange Notes of a series will evidence the same debt as the Outstanding Notes of such series and will be entitled to the benefits of the indenture governing the Outstanding Notes of such series.

As of the date of this prospectus, $550,000,000 aggregate principal amount of the 2015 Outstanding Notes and $1,100,000,000 aggregate principal amount of the 2019 Outstanding Notes were outstanding. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

We will be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given oral or written notice thereof to Wilmington Trust Company, as exchange agent. The exchange agent will act as agent for the tendering holders of the Outstanding Notes for the purpose of receiving the Exchange Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof promptly after the expiration time of the exchange offer.

We will pay all expenses incident to the exchange offer, other than commissions or concessions of brokers or dealers and transfer taxes under certain circumstances. See “—Fees and Expenses” below.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See the section of this prospectus entitled “Plan of Distribution” for further discussion.

Expiration Time; Extensions; Amendments

The term “expiration time” means 5:00 p.m., New York City time, on                    , 2007, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration time” will mean the latest date and time to which the exchange offer is extended. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration time by giving written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a press release. During any extension of the exchange offer, all Outstanding Notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.

We reserve the right, in our sole discretion and subject to applicable law, (1) to delay accepting any Outstanding Notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, or (2) to amend the terms of the exchange offer in any manner. If any such termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Outstanding Notes as promptly as practicable and, in any event, in accordance with applicable law.

Interest on the Exchange Notes

The Exchange Notes will bear interest from the last interest payment date on which interest was paid on the Outstanding Notes tendered in exchange therefor. Interest on the Exchange Notes will be payable semi-annually in cash in arrears on June 1 and December 1 of each year, commencing on December 1, 2007.

Procedures for Tendering

Only a holder of Outstanding Notes may tender Outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the Outstanding Notes and all other required documents, to the exchange agent prior to the expiration time. To be tendered effectively, the Outstanding Notes, the letter of transmittal or an agent’s message and all other required documents must be received by the exchange agent at the address set forth below under “Exchange Agent” prior to the expiration time. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration time.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Outstanding Notes that the participant has received and agrees: (1) to participate in the Automated Tender Offer Program (“ATOP”) system of the Depository Trust Company (“DTC”); and (2) to be bound by the terms of the letter of transmittal. ATOP will allow a holder of the Outstanding Notes to electronically transmit its acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

To participate in the exchange offer, each holder will be required to furnish to us a written representation to the effect that:

•

it is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	it has no arrangement or understanding with any person to participate in a distribution of the Outstanding Notes or the Exchange Notes within the meaning of the Securities Act;

•	it is acquiring the Exchange Notes in its ordinary course of business;

•

if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of such Exchange Notes; and

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes within the meaning of the Securities Act.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Outstanding Notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to the expiration time. No letter of transmittal or Outstanding Notes should be sent to us or DTC. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender their Outstanding Notes in the exchange offer should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf.

Any Outstanding Notes which have been tendered, but which are not accepted for exchange, will be returned to the holder thereof, without cost to the holder, promptly after the expiration time.

Signatures on a letter of transmittal or a notice of withdrawal (see “—Withdrawal of Tenders” below), as the case may be, must be guaranteed by a member of a recognized Medallion Signature Guarantee program, unless the Outstanding Notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of a recognized Medallion Signature Guarantee program.

If a letter of transmittal is signed by a person other than the registered holder of the Outstanding Notes, the Outstanding Notes must be endorsed or accompanied by a properly completed bond power signed by the registered holder as the registered holder’s name appears on the Outstanding Notes, with the signature thereon guaranteed by a member firm of a recognized Medallion Signature Guarantee program. If the letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of such person’s authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Outstanding Notes at DTC for the purpose of facilitating the exchange offer and, subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC with respect to the Outstanding Notes in accordance with DTC’s procedures. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, a letter of transmittal, properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration time or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to us or DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes, our acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the period of time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, we are under no duty and undertake no obligation to do so, and neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of Outstanding Notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration time.

Guaranteed Delivery Procedures

Holders who wish to tender their Outstanding Notes and (1) the certificates for their Outstanding Notes are not immediately available, (2) who cannot deliver the certificates for their Outstanding Notes, the letter of transmittal and all other required documents to the exchange agent prior to the Expiration Time or (3) who cannot complete the procedures for book-entry transfer of their Outstanding Notes prior to the expiration time, may effect a tender if:

•	the tender is made through a member firm of the Medallion System;

•

prior to the expiration time, the exchange agent receives from a member firm of a recognized Medallion Signature Guarantee program a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the Outstanding Notes (if any) and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three American Stock Exchange trading days after the expiration time, the letter of transmittal or facsimile thereof, together with the certificate(s) representing the Outstanding Notes or a confirmation of book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal, will be deposited by the member firm with the exchange agent; and

•

a properly completed and duly executed letter of transmittal or facsimile thereof, as well as the certificate(s) (if any) representing all tendered Outstanding Notes in proper form for transfer or a confirmation of book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal, are received by the exchange agent within three American Stock Exchange trading days after the expiration time.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Outstanding Notes may be withdrawn at any time prior to the expiration time.

To withdraw a tender of Outstanding Notes in the exchange offer, a notice of withdrawal must be received by the exchange agent, by facsimile transmission, mail or hand delivery, at its address set forth below prior to the expiration time of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person having deposited the Outstanding Notes to be withdrawn;

•

identify the Outstanding Notes to be withdrawn, including the certificate number(s) and principal amount of the Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Outstanding Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Outstanding Notes into the name of the person withdrawing the tender; and

•	specify the name in which any Outstanding Notes are to be registered, if different from that of the person who tendered the Outstanding Notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration time.

Conditions

Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or issue Exchange Notes for, any Outstanding Notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the Outstanding Notes, if:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer; or

•	any material adverse development has occurred in any existing action or proceeding with respect to us; or

•

any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

•	any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our sole discretion that any of these conditions are not satisfied, we may (1) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders, (2) extend the exchange offer and retain all Outstanding Notes tendered prior to the expiration time of the exchange offer, subject, however, to the right of holders to withdraw their tendered Outstanding Notes (see “—Withdrawal of Tenders” above) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Outstanding Notes which have not been withdrawn.

Exchange Agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

For Delivery by Certified or Registered Mail/Hand Delivery/Overnight Delivery:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Attn: Alisha Clendaniel

Facsimile Transmission (for eligible institutions only):

(302) 636-4139

Attn: Exchanges

To Confirm Receipt: (302) 636-6470

For Information: (302) 636-6470

Delivery to an address other than the address set forth above will not constitute a valid delivery.

Fees and Expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have, however, paid the exchange agent reasonable and customary fees for its services, and have and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with the exchange offer.

We will also pay all expenses incident to the exchange offer, other than commissions or concessions of brokers or dealers and transfer taxes under certain circumstances. Such expenses include fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the Exchange Notes.

Consequences of Failure to Exchange

The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain subject to the existing transfer restrictions. Accordingly, the Outstanding Notes may be resold only:

•	to us upon redemption thereof or otherwise;

•

so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

•	outside the United States to a non-U.S. person in a transaction meeting the requirements of Regulation S under the Securities Act; or

•	pursuant to an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of Exchange Notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives Exchange Notes, other than a person that is our “affiliate” within the meaning of Rule 405 under the Securities Act, in exchange for Outstanding Notes in the ordinary course of its business and who is not participating, does not intend to participate, and has no arrangements or understanding with any person to participate, in a distribution of the Exchange Notes within the meaning of the Securities Act, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchaser of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act.

However, if any holder acquires Exchange Notes in the exchange offer for the purpose of distributing or participating in a distribution of the Exchange Notes within the meaning of the Securities Act, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from the registration and prospectus delivery requirements under the Securities Act is otherwise available.

If a holder who cannot rely on the SEC staff position expressed in the no-action letters transfers Exchange Notes issued to it in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration and prospectus delivery requirements of the Securities Act, such holder may incur liability under the Securities Act. We will not assume, nor will we indemnify a holder against, any such liability.

Further, each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See the section of this prospectus entitled “Plan of Distribution” for further discussion.

USE OF PROCEEDS

This exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes of a series contemplated in this prospectus, we will receive Outstanding Notes of such series in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes of such series, except that the Exchange Notes of such series will not contain transfer restrictions. Outstanding Notes of a series surrendered in exchange for Exchange Notes of such series will be retired and cancelled and will not be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our outstanding indebtedness.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data for the year ended December 31, 2006 have been derived from our historical consolidated financial statements for the year ended December 31, 2006 included elsewhere in this prospectus. The following unaudited pro forma condensed consolidated financial data for the six months ended June 30, 2007 has been derived from our unaudited condensed consolidated financial statements for the six months ended June 30, 2007 included elsewhere in this prospectus.

The following unaudited pro forma condensed consolidated statements of operations give effect to the completion of the transactions contemplated by the Merger Agreement, as if these transactions had each occurred on January 1, 2006 (in the case of the summary unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006) or January 1, 2007 (in the case of the summary unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2007).

In creating the unaudited pro forma condensed combined financial statements, the primary adjustments to the historical financial statements of DHI and the Acquired Entities were purchase accounting adjustments, which include adjustments necessary to (i) allocate Dynegy’s purchase price to the tangible and intangible assets and liabilities of the Acquired Entities based on their estimated fair values; (ii) adjust the amounts related to the development assets that LS Associates transferred to DLS Power Holdings in connection with the completion of the Merger Agreement which was not contributed to DHI; and (iii) conform the accounting policies of the Acquired Entities to those of DHI.

The unaudited pro forma condensed consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of what our operating results would have been if the transactions described above had been completed as of January 1, 2006 (in the case of the condensed consolidated statement of operations for the year ended December 31, 2006) and January 1, 2007 (in the case of the condensed consolidated statement of operations for the six months ended June 30, 2007), nor are they necessarily indicative of what our future operating results or financial position will be if the transactions described above are completed. The unaudited pro forma statements of operations do not give effect to (i) the completion of the Fifth Amended and Restated Senior Secured Credit Agreement which was entered into on April 2, 2007; (ii) the First Amendment to the Fifth Amended and Restated Senior Secured Credit Agreement which was entered into on May 24, 2007; and (iii) the sale of the Outstanding Notes and the application of the proceeds of approximately $1.65 billion from the offering and sale of the Outstanding Notes. If the following unaudited pro forma condensed consolidated statements of operations had given effect to the above transactions as of January 1, 2006 (in the case of the condensed consolidated statement of operations for the year ended December 31, 2006) and as of January 1, 2007 (in the case of the condensed consolidated statement of operations for the six months ended June 30, 2007), net income (loss) would have been $(330) million and $58 million on a pro forma basis for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively.

The following unaudited pro forma condensed consolidated financial data set forth below should be read in conjunction with (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included elsewhere in this prospectus.

DYNEGY HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2006

(in millions)

	DHI Historical (a)	Acquired Entities Historical (b)	Total Pro Forma Adjustments for Merger Agreement Transactions		Pro Forma
Revenues	$1,770	$989	$(20	)(c)	$2,739
Cost of sales, exclusive of depreciation shown separately below	(1,136)	(777)	60	(d)	(1,853)
Depreciation and amortization expense	(217)	(52)	(72	)(e)	(341)
Project development expenses	—	(23)	23	(f)	—
Impairment and other charges	(119)	—	—		(119)
Gain on sale of assets, net	3	—	—		3
General and administrative expenses	(193)	(28)	—		(221)

Operating income (loss)	108	109	(9)		208
Minority interest	—	9	—		9
Loss from unconsolidated investments	(1)	—	—		(1)
Interest expense	(375)	(151)	(27	)(g)	(553)
Debt conversion expense	(204)	—	—		(204)
Other income and expense, net	51	54	(2	)(h)	103

Income (loss) from continuing operations before income taxes	(421)	21	(38)		(438)
Income tax benefit (expense)	125	(8)	13	(i)	130

Income (loss) from continuing operations	$(296)	$13	$(25)		$(308)

(a)	DHI Historical—represents DHI’s historical audited consolidated statement of operations derived from its historical consolidated financial statements for the year ended December 31, 2006 included elsewhere in this prospectus.

(b)	Acquired Entities Historical—represents the historical audited combined statement of operations of the Power Generation Business of LS Power Development, LLC and Affiliates for the year ended December 31, 2006 derived from the combined financial statements the Power Generation Business of LS Power Development, LLC and Affiliates included elsewhere in this Prospectus. The combined financial data and financial statements of the Power Generation Business of LS Power Development, LLC and Affiliates reflects the financial condition, results of operations and cash flow of the Acquired Entities for the periods described therein. Certain items have been condensed from the historical presentation in order to conform to DHI’s historical presentation.

(c)

Revenues—represents the pro forma adjustments required to eliminate revenue of $43 million included in the Acquired Entities’ historical statement of operations for the year ended December 31, 2006. The underlying amounts in these adjustments relate primarily to a tolling agreement between the companies. The pro forma adjustment also reflects a net decrease to revenue of $7 million for the year ended December 31, 2006 for the amortization of the intangible contracts resulting from the Merger Agreement transactions. Additionally, the pro forma adjustment reflects the elimination of amortization of $30 million related to the value of intangible contracts for the year ended December 31, 2006 included in the Acquired Entities’ historical statements of operations.

(d)	Cost of Sales—represents the pro forma adjustments required to eliminate cost of sales of $43 million included in DHI’s historical statement of operations for the year ended December 31, 2006. The underlying amounts in these adjustments relate primarily to a tolling agreement between the companies. The pro forma adjustment also includes a reduction of $17 million for the year ended December 31, 2006 for costs associated with major maintenance that were expensed in the Acquired Entities’ financial statements. It is DHI’s policy to capitalize major maintenance expenditures and amortize these costs over the period benefited.

(e)	Depreciation and Amortization Expense—represents the pro forma adjustments required to reflect (i) the net incremental depreciation and amortization expense of $3 million for the year ended December 31, 2006 resulting from the capitalization of the previously expensed major maintenance costs; and (ii) the net incremental depreciation and amortization expense of $69 million for the year ended December 31, 2006 resulting from the increase in property, plant and equipment to reflect the fair value of the Acquired Entities’ power generation assets.

(f)	Project Development Expenses—represents the pro forma adjustments to eliminate 100% of the Acquired Entities project development expenses recognized by the Acquired Entities’ interest in various development assets. These assets were not contributed to DHI by Dynegy.

(g)	Interest Expense—represents interest expense of $27 million for the year ended December 31, 2006 resulting from the increase in debt to reflect the issuance of the $345 million of notes as stipulated by the Merger Agreement.

(h)	Other Income and Expense, Net—represents the pro forma adjustments required to reflect lower interest income of $2 million due to the cash dividend of $50 million from DHI to Dynegy to execute the Merger Agreement transactions.

(i)	Income Tax Benefit (Expense)—represents the pro forma tax effect of the above adjustments based on an estimated prospective statutory rate of approximately 37%.

DYNEGY HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the six months ended June 30, 2007

(in millions)

	DHI Historical (a)	Acquired Entities Historical (b)	Total Pro Forma Adjustments for Merger Agreement Transactions		Pro Forma
Revenues	$1,333	$291	$(2	)(c)	$1,622
Cost of sales, exclusive of depreciation shown separately below	(829)	(250)	31	(d)	(1,048)
Depreciation and amortization expense	(140)	(18)	(18	)(e)	(176)
Project development expenses	—	(7)	7	(f)	—
General and administrative expenses	(82)	(5)	—		(87)

Operating Income	282	11	18		311
Minority interest	(9)	13	—		4
Interest expense	(151)	(76)	(7	)(g)	(234)
Other income and expense, net	16	5	(1	)(h)	20

Income (loss) from continuing operations before income taxes	138	(47)	10		101
Income tax expense	(32)	(3)	(4	)(i)	(39)

Income (loss) from continuing operations	$106	$(50)	$6		$62

(a)	DHI Historical—represents DHI’s historical unaudited condensed consolidated statement of operations derived from its Historical Consolidated Financial Statements, for the six months ended June 30, 2007 included elsewhere in this Prospectus, which includes the results of operations of the acquired entities for the period subsequent to April 2, 2007.

(b)	Acquired Entities Historical—represents the historical unaudited condensed combined statement of operations of the Power Generation Business of LS Power Development, LLC and Affiliates for the three months ended March 31, 2007 derived from the unaudited condensed combined financial statements the Power Generation Business of LS Power Development, LLC and Affiliates included elsewhere in this Prospectus. The combined financial data and financial statements of the Power Generation Business of LS Power Development, LLC and Affiliates reflects the financial condition, results of operations and cash flow of the Acquired Entities for the periods described therein. Certain items have been condensed from the historical presentation in order to conform to DHI’s historical presentation.

(c)	Revenues—represents the pro forma adjustments required to eliminate revenue of $10 million included in the Acquired Entities’ historical statement of operations for the three months ended March 31, 2007. The underlying amounts in these adjustments relate primarily to a tolling agreement between the companies. The pro forma adjustment also reflects a net decrease to revenue of $2 million for the three months ended March 31, 2007 for the amortization of the intangible contracts resulting from the Merger Agreement transactions. Additionally, the pro forma adjustment reflects the elimination of amortization of $10 million related to the value of intangible contracts for the three months ended March 31, 2007 included in the Acquired Entities’ historical statements of operations.

(d)

Cost of Sales—represents the pro forma adjustments required to eliminate cost of sales of $10 million included in DHI’s historical statement of operations for the three months ended March 31, 2007. The underlying amounts in these adjustments relate primarily to a tolling agreement between the companies. The pro forma adjustment also includes a reduction of $21 million for the three months ended March 31, 2007 for costs associated with major maintenance that were expensed in the Acquired Entities’ financial statements. It is DHI’s policy to capitalize major maintenance expenditures and amortize these costs over the period benefited.

(e)	Depreciation and Amortization Expense—represents the pro forma adjustments required to reflect (i) the net incremental depreciation and amortization expense of $1 million for the three months ended March 31, 2007 resulting from the capitalization of the previously expensed major maintenance costs; and (ii) the net incremental depreciation and amortization expense of $17 million for the three months ended March 31, 2007 resulting from the increase in property, plant and equipment to reflect the fair value of the Acquired Entities’ power generation assets.

(f)	Project Development Expenses and Earnings (Losses) from Unconsolidated Investments—represents the pro forma adjustments to eliminate 100% of the Acquired Entities project development expenses recognized by the Acquired Entities’ interest in various development assets. These assets were not contributed to DHI by Dynegy.

(g)	Interest Expense—represents interest expense of $7 million for the three months ended March 31, 2007 resulting from the increase in debt to reflect the issuance of the $345 million of notes as stipulated by the Merger Agreement.

(h)	Other Income and Expense, Net—represents the pro forma adjustments required to reflect lower interest income of $1 million due to the cash dividend of $50 million from DHI to Dynegy to execute the Merger Agreement transactions.

(i)	Income Tax Expense—represents the pro forma tax effect of the above adjustments based on an estimated prospective statutory rate of approximately 37%.

SELECTED FINANCIAL DATA

The following selected historical consolidated financial data as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 has been derived from our historical consolidated financial statements included elsewhere in this prospectus. The following selected historical consolidated financial data as of December 31, 2002, 2003 and 2004 and for the years ended December 31, 2002 and 2003 has been derived from our historical consolidated financial statements which are not included in, or incorporated by reference in, this prospectus. The following selected historical consolidated financial data as of June 30, 2007 and for the six months ended June 30, 2006 and 2007 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all material adjustments that, in the opinion of management, are necessary for a fair presentation of our financial position and results of operations for the unaudited periods.

The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

	Year Ended December 31,					Six Months ended June 30,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
	(in millions)
Statement of Operations Data (a)
Revenues	$986	$1,303	$1,447	$2,017	$1,770	$919	$1,333
Depreciation and amortization expense	(172)	(235)	(210)	(208)	(217)	(110)	(140)
Goodwill impairment	(640)	—	—	—	—	—	—
Impairment and other charges	(170)	(4)	(24)	(40)	(119)	(11)	—
General and administrative expenses	(227)	(262)	(285)	(375)	(193)	(100)	(82)
Operating income (loss)	(1,184)	(412)	(202)	(733)	108	113	282
Interest expense and debt conversion expense	(131)	(332)	(332)	(383)	(579)	(400)	(151)
Income tax benefit (expense)	377	230	166	374	125	89	(32)
Net income (loss) from continuing operations	(1,042)	(353)	(247)	(727)	(296)	(169)	106
Income (loss) from discontinued operations(b)	(50)	77	143	813	(12)	(9)	6
Cumulative effect of change in accounting principles	—	42	—	(5)	—	—	—
Net income (loss)	$(1,092)	$(234)	$(104)	$81	$(308)	$(178)	$112
Cash Flow Data:
Net cash provided by (used in) operating activities	$26	$760	$(160)	$(24)	$(205)	$(378)	$171
Net cash provided by (used in) investing activities	804	(423)	(211)	1,839	357	272	(737)
Net cash provided by (used in) financing activities	(282)	(652)	289	(734)	(1,235)	(985)	603
Capital expenditures, acquisitions and investments	(766)	(209)	(219)	(169)	(155)	(59)	(153)

	December 31,					June 30, 2007
	2002	2003	2004	2005	2006
						(Unaudited)
	(in million)
Balance Sheet Data (c):
Cash and cash equivalents	$633	$328	$245	$1,326	$243	$280
Current assets	7,017	3,457	2,192	3,457	1,921	1,919
Current liabilities	6,469	1,982	1,773	2,212	1,258	1,130
Property and equipment, net	6,415	6,302	6,130	5,323	4,951	8,973
Total assets	16,492	10,580	10,129	10,580	8,229	13,919
Long-term debt (excluding current portion)	3,276	3,664	4,107	4,003	3,190	6,140
Notes payable and current portion of long-term debt	484	150	34	191	68	54
Subordinated debentures	200	—	—	—	—	—
Minority interest	146	121	106	—	—	(16)
Capital leases not already in long-term debt	—	—	—	—	6	6
Total Equity	3,445	3,241	3,085	3,331	3,036	5,202

(a)	The Northern Natural (February 1, 2002), Sithe Energies (January 31, 2005) and LS Power (April 2, 2007) acquisitions were accounted for in accordance with the purchase method of accounting and the results of operations attributable to the acquired business are included in our financial statements and operating statistics beginning on the acquisition’s effective date for accounting purposes.

(b)	Discontinued operations include the results of operations from the following businesses:

•	Northern Natural (sold third quarter 2002);

•	U.K. Storage—Hornsea facility (sold fourth quarter 2002) and Rough facility (sold fourth quarter 2002);

•	Global Liquids (sold fourth quarter 2002);

•	U.K. CRM (substantially liquidated in first quarter 2003);

•	Dynegy Midstream Services L.P. (“DMSLP”) (sold fourth quarter 2005);

•	Calcasieu generating facility (entered into an agreement to sell first quarter 2007); and

•	CoGen Lyondell generating facility (sold third quarter 2007).

(c)	The Northern Natural, Sithe Energies and LS Power acquisitions were accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the effective dates of each transaction. See note (a) above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read together with the audited consolidated financial statements and the notes thereto for the year ended December 31, 2006 and the unaudited condensed consolidated financial statements and the notes thereto for the quarterly period ended June 30, 2007 included elsewhere in this prospectus.

In April 2007, Dynegy contributed to us its interest in New York Holdings. This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost. As such, the assets and liabilities of Dynegy New York Holdings Inc. (“New York Holdings”) were recorded by us as if the transaction occurred on January 31, 2005. This Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein reflects the contribution as though we had owned New York Holdings since January 31, 2005, the date ExRes SHC, Inc. (“ExRes”) was purchased from an unrelated third party.

OVERVIEW

We are a holding company and conduct substantially all of our business operations through our subsidiaries. Our current business operations are focused primarily on the power generation sector of the energy industry. We report the results of our power generation business as three separate segments in our consolidated financial statements: (1) the Midwest segment (GEN-MW); (2) the Northeast segment (GEN-NE); and (3) the West segment (GEN-WE). We also separately report the results of our CRM business, which primarily consists of the Kendall power tolling arrangement (excluding the Sithe toll, which is now in our GEN-NE segment and is an intercompany agreement) as well as our legacy natural gas, power and emission trading positions. Because of the diversity among their respective operations, we report the results of each business as a separate segment in our consolidated financial statements. Our consolidated financial results and unaudited condensed consolidated financial results also reflect corporate-level expenses such as general and administrative, interest and depreciation and amortization. As described below, our natural gas liquids (“NGL”) business, which was conducted through DMSLP and its subsidiaries, was sold to Targa Resources, Inc. (“Targa”) on October 31, 2005. In connection with the Merger Agreement discussed in Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, our previously named South segment (“GEN-SO”) has been renamed GEN-WE and the power generation facilities located in California and Arizona acquired through the Merger Agreement are included in this segment. The Kendall and Ontelaunee power generation facilities acquired through the Merger Agreement are included in GEN-MW, and the Casco Bay and Bridgeport power generation facilities acquired through the Merger Agreement are included in GEN-NE.

In addition to our operating generation facilities, we own an approximate 40% undivided interest in Plum Point, a new 665 MW coal-fired plant under construction in Arkansas which is included in GEN-MW.

Business Discussion

The following is a brief discussion of each of our power generation segments, including a list of key factors that have affected, and are expected to continue to affect, their respective earnings and cash flows. We also present a brief discussion of our CRM business, corporate-level expenses and our discontinued businesses. Please note that this “Overview” section is merely a summary and should be read together with the remainder of this Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as our audited consolidated financial statements, including the notes thereto, and the other information included elsewhere in this prospectus.

Power Generation Business

We generate earnings and cash flows in the three segments within our power generation business through sales of electric energy, capacity and ancillary services. Primary factors affecting our earnings and cash flows in the power generation business are the prices for power, natural gas and coal, which in turn are largely driven by supply and demand. As further discussed below, demand for power can vary regionally due to weather and general economic conditions, among other things. Power supplies similarly vary by region and are impacted significantly by available generating capacity, transmission capacity and federal and state regulation. We are also impacted by the relationship between prices for power and natural gas and prices for power and fuel oil, commonly referred to as the “spark spread,” which impacts the margin we earn on the electricity we generate. We believe that our significant coal-fired generating facilities partially mitigate our sensitivity to changes in the spark spread, in that our delivered cost of coal, particularly in the Midwest region, is relatively stable and positions us for potential increases in earnings and cash flows in an environment where both power and natural gas prices increase.

Other factors that have affected, and are expected to continue to impact, earnings and cash flows for this business include:

•	our ability to control capital expenditures, which primarily are limited to maintenance, safety, environmental and reliability projects, and to control other costs through disciplined management;

•	our ability to optimize our assets by maintaining a high in-market availability, reliable run-time and safe, efficient operations;

•	the cost of compliance with existing and future environmental requirements that are likely to be more stringent and more comprehensive; and

•	the evaluation of our generation portfolio for rationalization of non-strategic assets.

Please read “Risk Factors” section beginning on page 18 for additional factors that could affect our future operating results, financial condition and cash flows.

In addition to these overarching factors, other factors have influenced, and are expected to continue to influence, earnings and cash flows for our three reportable segments within the power generation business.

Power Generation—Midwest Segment. Our assets in the Midwest include a coal-fired fleet and a natural gas-fired fleet. Although the primary factor affecting earnings and cash flows in GEN-MW, especially for the coal-fired fleet, is the market price of power, the following specific factors also affect or could affect the performance of this reportable segment:

•

Our ability to maintain sufficient coal inventories, which is dependant upon the continued performance of the railroads for deliveries of coal in a consistent and timely manner, impacts our ability to serve the critical winter and summer on-peak loads;

•	Any pursuit of the state of Illinois of legislation for a limitation of CO2 emissions that is more stringent than federal guidelines could impose additional costs on our facilities;

•	Political, legislative, judicial and/or regulatory actions over the next several months that could alter the Illinois auction results substantially;

•	A significant amount of cash will be utilized for capital expenditures required to comply with the Midwest consent decree for the next few years; and

•

Earnings and cash flows are primarily weather driven for our natural gas-fired fleet. A warm summer or cold winter increases demand for electricity, which in turn can increase run time of our peaking units and the demand for capacity and energy from these units.

Power Generation—Northeast Segment. Our assets in the Northeast include natural gas, fuel oil and coal-fired facilities. The following specific factors also impact or could impact the performance of this reportable segment:

•

Our ability to maintain sufficient coal and fuel oil inventories, including the continued deliveries of coal in a consistent and timely manner, impacts our ability to serve the critical winter and summer on-peak load;

•	State-driven programs aimed at capping mercury and CO2 emissions that are more stringent than federal guidelines could impose additional costs on our facilities; and

•	The outcome of administrative proceedings and litigation specific to water intake issues could materially impact operating costs at our New York facilities.

Power Generation—West Segment. Our assets in the West include natural gas-fired peaking baseload and intermediate facilities. The following specific factors also impact or could impact the performance of this reportable segment:

•	Political, legislative and/or regulatory actions in California (including greenhouse gas emissions);

•

For the peaking units, earnings and cash flows are primarily weather driven. A warm summer or cold winter increases the demand for electricity, which in turn can increase the run time of our peaking plants;

•	Our ability to enter into capacity agreements for our peaking units could impact future results; and

•	Our agreement dated January 31, 2007, to sell our interest in the Calcasieu power generation facility to Entergy. Subject to regulatory approval, the transaction is expected to close in early 2008.

Customer Risk Management

Our CRM segment was comprised largely of the Kendall power tolling arrangement (excluding the Sithe toll which is now in our GEN-NE segment and is an intercompany agreement). We acquired the Kendall facility from the LS Entities and the Kendall tolling arrangement became an intercompany obligation under our GEN-MW segment. As a result, the accounting impact of the toll was eliminated in our consolidated results. In addition, our CRM segment includes remaining natural gas, power and emission trading positions. We are actively pursuing opportunities to terminate, assign or renegotiate the terms of our remaining obligations under these agreements when circumstances are economically advantageous to us.

Regarding our legacy natural gas, power and emission trading positions, we have substantially reduced the size of our mark-to-market portfolio since October 2002, when we initiated our efforts to exit the CRM business. Our remaining natural gas transactions still require us to purchase natural gas for our customers; however, those cash requirements are partially offset by the proceeds received from financial contracts hedging a significant portion of the supply. Therefore, the profit and loss impacts of price movements are mitigated by these offsetting financial positions. All that remains of our power trading business, exclusive of our power tolling arrangement, is a minimal number of positions that will remain until 2010. Finally, we have a forward obligation to deliver SO2 emissions allowances through 2008. Our financial statements reflect the gain or loss on this obligation resulting from the price fluctuation in SO2 emissions allowances. This obligation will be satisfied by our current inventory of physical SO2 emissions allowances, and such inventory is valued at the lower of cost or market, in accordance with GAAP. Upon settlement of the forward obligation, we will recognize a gain to the extent that the delivery price is higher than the book value of our inventory. Upon delivery of the emissions allowances, we expect a positive cash flow as the third party makes payment for the emissions allowances. The inventory of emissions allowances that we use to fulfill our forward obligation is separate from the inventory and needs of our power generation business.

Other

Other and Eliminations includes corporate-level expenses such as general and administrative and interest. Significant items impacting future earnings and cash flows include:

•	interest expense, which reflects debt with a weighted-average rate of approximately 8%, and will continue to reflect our non-investment grade credit ratings;

•

general and administrative costs (“G&A”), with respect to which we have implemented a number of initiatives that have yielded savings, and which will be impacted by, among other things, (i) any future corporate-level litigation reserves or settlements; (ii) potential funding requirements under our pension plans; and (iii) increased G&A associated with additional resources required for the management and administration of assets acquired through the planned merger with the LS Entities; and

•	income taxes, which will be impacted by our ability to realize our significant deferred tax assets, including loss carryforwards.

Discontinued Business

Natural Gas Liquids. Our NGL business, which we sold to Targa in October 2005, was comprised of our natural gas gathering and processing assets and integrated downstream assets used to fractionate, store, terminal, transport, distribute and market natural gas liquids. NGL’s results are reflected in Discontinued Operations in our consolidated statements of operations.

Calcasieu Facility. In January 2007, we and Calcasieu Power, LLC, one of our indirect subsidiaries, entered into an asset purchase agreement with Entergy pursuant to which we will sell our Calcasieu power generation facility, a 351 MW peaking plant in Sulphur, Louisiana, to Entergy for $57 million in cash. Please see Note 3—GEN-WE Discontinued Operations—Calcasieu to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.

CoGen Lyondell Facility. On August 1, 2007, we completed the sale of our interest in the CoGen Lyondell power generation facility to EnergyCo for approximately $470 million. Please see Note 3—GEN-WE Discontinued Operations—CoGen Lyondell to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our liquidity and capital requirements are primarily a function of our debt maturities and debt service requirements, collateral requirements, fixed capacity payments and contractual obligations, capital expenditures and working capital needs. Examples of working capital needs include prepayments or cash collateral associated with purchases of commodities, particularly natural gas, coal and fuel oil, facility maintenance costs and other costs such as payroll. Our liquidity and capital resources are primarily derived from cash flows from operations, cash on hand, borrowings under our financing agreements, proceeds from asset sales and proceeds from capital market transactions. Additionally, from time to time, we may borrow money from our parent.

Debt Obligations

On April 2, 2007, in connection with the completion of the transactions contemplated by the Merger Agreement, an aggregate $275 million under the Revolving Facility, an aggregate $400 million under the Term L/C Facility (with the proceeds placed in a collateral account to support the issuance of letters of credit) and an aggregate $70 million under Term Loan B (representing all available borrowings under Term Loan B) were drawn. On May 24, 2007, we entered into the Credit Agreement Amendment. The Credit Agreement Amendment amended the Senior Secured Credit Agreement by increasing the amount of the existing $850 million Revolving Facility to $1.15 billion and increasing the amount of the existing $400 million term letter of the Term L/C Facility to $850 million; the Credit Agreement Amendment did not affect the Term Loan B. The Credit Agreement Amendment also amended a pro forma leverage ratio requirement in the Senior Secured Credit Agreement to allow DHI to issue the Notes. Please read Note 8—Debt—Fifth Amended and Restated Credit Facility to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.

On April 2, 2007, we assumed approximately $1.9 billion of debt upon completion of the Merger Agreement. Please see Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion. On May 24, 2007, DHI issued $1.1 billion aggregate principal amount of its 2019 Notes and $550 million aggregate principal amount of its 2015 Notes. DHI used the net proceeds from the sale of the Notes to repay a portion of the debt assumed in the Merger Agreement with LS Power. Please see Note 8—Debt—Senior Secured Notes to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion. Aggregate debt maturities for the remainder of 2007, the next four years and thereafter of the principal amounts of all long-term indebtedness as of June 30, 2007 are as follows: 2008—$39 million, 2009—$58 million, 2010—$74 million, 2011—$570 million and thereafter—$5,399 million.

During 2006, we continued our efforts to enhance our capital structure flexibility, reduce our outstanding debt and extend our maturity profile. Repayments of long-term debt totaled $1,930 million for the year ended December 31, 2006 and consisted of the following payments:

•	$900 million in aggregate principal amount on our 10.125% Second Priority Senior Secured Notes due 2013;

•	$614 million in aggregate principal amount on our 9.875% Second Priority Senior Secured Notes due 2010;

•	$225 million in aggregate principal amount on our 2008 Notes;

•	$150 million in aggregate principal amount on our Term Loan due 2012;

•	$23 million in aggregate principal amount on our 7.45% Senior Notes due 2006; and

•	$18 million in aggregate principal amount on our 8.50% secured bonds due 2007.

In addition to the above repayments, we issued $297 million principal amount of additional 8.375% Senior Unsecured Notes due 2016 in exchange for $419 million of outstanding Independence subordinated debt.

These repayments were partially offset by $1,071 million of proceeds from the following sources, net of approximately $29 million of debt issuance costs:

•	$750 million aggregate principal amount from a private offering of our 8.375% Senior Unsecured Notes due 2016;

•	$200 million letter of credit facility due 2012; and

•	$150 million term loan due 2012.

Following these transactions, our debt maturity profile as of December 31, 2006 includes $68 million in 2007, $44 million in 2008, $57 million in 2009, $73 million in 2010, $561 million in 2011 and approximately $2,455 million thereafter. Maturities for 2007 represent principal payments on the Independence Senior Notes and our 7.45% Senior Notes included in Notes payable and current portion of long-term debt on our consolidated balance sheets. Scheduled maturities of debt expected to be acquired in the Merger Agreement with the LS

Entities are: $14 million in 2007, $14 million in 2008, $164 million in 2009, $16 million in 2010, $18 million in 2011 and approximately $2,077 million thereafter. Please read Note 3-Business Combinations and Acquisitions—LS Power to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Summarized Debt and Other Obligations. The following table depicts our consolidated third party debt obligations, including our note payable to Dynegy at December 31, 2005 and the principal-like maturities associated with the DNE leveraged lease, and the extent to which they are secured as of June 30, 2007, December 31, 2006 and 2005:

	June 30, 2007		December 31, 2006	December 31, 2005
	(in millions)
First Secured Obligations (1)	$1,943	(5)	$648	$885
Second Secured Obligations	11		11	1,750
Unsecured Obligations	5,027		3,375	2,466

Total Obligations	6,981		$4,034	$5,101

Less: DNE Lease Financing (2)	(809)		(801)	(785)
Other (3)	22		25	(122)

Total Notes Payable and Long-term Debt (4)	$6,194		$3,258	$4,194

(1)	Includes $429 million, $448 million, and $885 million of debt that is secured by substantially all of the assets of Independence but are not guaranteed by us as of June 30, 2007, December 31, 2006 and December 31, 2005, respectively. Please read Note 3—Business Combinations and Acquisitions—Sithe Energies to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the Sithe Energies component of First Secured Obligations.

(2)	Represents present value of future lease payments discounted at 10%.

(3)	Consists of net discounts (premiums) on debt of $22 million, $25 million and $(122) million at June 30, 2007, December 31, 2006 and 2005, respectively.

(4)	Does not include letters of credit.

(5)	Includes $319 million of senior debt that is secured by substantially all of the assets of Plum Point Energy Associates, LLC but are not guaranteed by us.

Collateral Postings

We continue to use a significant portion of our capital resources, in the form of cash and letters of credit, to satisfy counterparty collateral demands. These counterparty collateral demands reflect our non-investment grade credit ratings and counterparties’ views of our financial condition and ability to satisfy our performance obligations, as well as commodity prices and other factors. We manage the level of our collateral postings by line of business, rather than by reportable segment. This is primarily because collateral postings are generally determined on a counterparty basis, and our counterparties conduct business across reportable segments. The following table summarizes our consolidated collateral postings to third parties by line of business at August 2, 2007, June 30, 2007 and December 31, 2006:

	August 2, 2007	June 30, 2007	December 31, 2006
	(in millions)
By Business:
Generation	$859	$901	$134
Customer Risk Management	63	49	54
Other	192	192	7

Total	$1,114	$1,142	$195

By Type:
Cash (1)	$53	$51	$38
Letters of Credit	1,061	1,091	157

Total	$1,114	$1,142	$195

(1)	Cash collateral consists of either cash deposits to cover physical deliveries or liabilities on mark-to-market positions or prepayments for commodities or services that are in advance of normal payment terms.

The significant increase in collateral postings from December 31, 2006 to June 30, 2007 relates to higher prices for our legacy collateral postings and an increase of approximately $700 million due to the completion of the Merger Agreement and incorporation of the letters of credit postings required by the LS Contributing Entities. The $700 million is comprised of the following: approximately $325 million relating to hedging activities; approximately $130 million of development requirements; approximately $100 million as required under LTSAs and EMAs; approximately $90 million for environmental related requirements; and approximately $50 million of collateral requirements under transport and transmission agreements. There was also an addition of an $83 million letter of credit posted to satisfy the Sithe debt service reserve fund requirements that was previously funded with restricted cash.

The decrease in collateral postings from December 31, 2005 to December 31, 2006 is primarily due to a return of collateral postings of approximately $146 million in our generation business and $37 million in our customer risk management business. This decrease is primarily a result of decreases in commodity prices since the end of 2005 as well as the expiration of certain hedging positions. In addition, the $44 million of collateral posted on behalf of West Coast Power was returned as a result of the sale of our 50% interest in West Coast Power to NRG, completed on March 31, 2006.

Going forward, we expect counterparties’ collateral demands to continue to reflect changes in commodity prices, including seasonal changes in weather-related demand, as well as their views of our creditworthiness. In addition, the contemplated merger with the LS Entities and the effect of the Illinois resource procurement auction will have a significant impact on our exposure to collateral demands. We believe that we have sufficient capital resources to satisfy counterparties’ collateral demands, including those for which no collateral is currently posted, for the foreseeable future. Over the longer term, we expect to achieve incremental collateral reductions associated with the completion of our exit from the customer risk management business.

Tax Attributes

For accounting purposes, at January 1, 2007, Dynegy’s NOL deferred tax asset attributable to our previously incurred federal NOL carry-forwards was valued at approximately $695 million. These NOL carry-forwards will begin to expire in the year 2022. As a result of the application of the provisions of Section 382 of the Internal Revenue Code, when Chevron sold its shares of Dynegy’s class A common stock, Dynegy incurred an ownership change that established an annual limitation on the usage of our NOL carry-forwards. The limitation is based in part on the market value of Dynegy’s stock at the time of the ownership change and the then-prevailing interest rate and in part on certain built-in gains recognized in a particular taxable year.

The magnitude of the limitation and its effect on us is difficult to assess and may fluctuate depending on the amount of recognized built-in gains in a particular taxable year. However, we do not expect that the ownership change that occurred will have a material impact on Dynegy’s tax liability, because of the application of the built-in gain provisions of Section 382. The ultimate realization of Dynegy’s NOL carry-forwards will be affected, in part, by the tax law in effect at the time of realization.

Disclosure of Contractual Obligations and Contingent Financial Commitments

We have incurred various contractual obligations and financial commitments in the normal course of our operations and financing activities. Contractual obligations include future cash payments required under existing contractual arrangements, such as debt and lease agreements. These obligations may result from both general financing activities and from commercial arrangements that are directly supported by related revenue-producing activities. Contingent financial commitments represent obligations that become payable only if certain pre-defined events occur, such as financial guarantees.

Our contractual obligations and contingent financial commitments have changed since December 31, 2006. On April 2, 2007, in conjunction with the completion of the Merger Agreement, we assumed approximately $1 billion of contractual obligations in addition to the long-term debt assumed. These obligations primarily relate to interconnection, operations and maintenance, long term service, and gas transportation agreements. Further, upon completion of the Merger Agreement, our obligations under our power tolling arrangement related to the Kendall facility became an intercompany obligation. Please see Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion. On May 24, 2007, we completed a $1.65 billion offering of senior unsecured notes. Please also read Note 8—Debt to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a discussion of changes in our debt obligations.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2006. Cash obligations reflected are not discounted and do not include accretion or dividends.

	Payments Due by Period
	Total	2007	2008	2009	2010	2011	Thereafter
Long-term debt (including current portion)	$3,258	$68	$44	$57	$73	$561	$2,455
Interest payments on debt	2,019	283	260	253	248	205	770
Operating leases	1,474	138	164	163	117	133	759
Capital leases	16	2	2	2	2	2	6
Capacity payments	688	77	76	77	78	80	300
Conditional purchase obligations	114	12	11	11	12	13	55
Pension funding obligations	63	25	29	9	—	—	—
Other obligations	28	5	5	5	5	—	8

Total contractual obligations	$7,660	$610	$591	$577	$535	$994	$4,353

The table above does not include amounts of long-term debt or other contractual obligations that are expected to be assumed as a result of the proposed Merger Agreement with the LS Entities. Please read Note 3— Business Combinations and Acquisitions—LS Power to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Long-Term Debt (Including Current Portion). Total amounts of Long-term debt (including current portion) are included in the December 31, 2006 consolidated balance sheet. For additional explanation, please read Note 12—Debt to our audited consolidated financial statements included elsewhere in this prospectus.

Operating Leases. Operating leases includes the minimum lease payment obligations associated with our DNE leveraged lease. For additional information, please read “—Liquidity and Capital Resources—Off-Balance Sheet Arrangements—DNE Leveraged Lease” to our audited consolidated financial statements included elsewhere in this prospectus. Amounts also include minimum lease payment obligations associated with office and office equipment leases.

In addition, we are party to two charter party agreements relating to VLGCs previously utilized in our global liquids business. The aggregate minimum base commitments of the charter party agreements are approximately $14 million each year for the years 2007 through 2009, and approximately $51 million through lease expiration. The charter party rates payable under the two charter party agreements vary in accordance with market-based rates for similar shipping services. The $14 million and $51 million amounts set forth above are based on the minimum obligations set forth in the two charter party agreements. The primary terms of the charter party agreements expire August 2013 and August 2014, respectively. On January 1, 2003, in connection with the sale of our global liquids business, we sub-chartered both VLGCs to a wholly-owned subsidiary of Transammonia Inc. The terms of the sub-charters are identical to the terms of the original charter agreements. We continue to rely on the sub-charters with a subsidiary of Transammonia to satisfy the obligations of our two charter party agreements. To date, the subsidiary of Transammonia has complied with the terms of the sub-charter agreements.

Capital Leases. In January 2006, we entered into an obligation under a capital lease related to a coal loading facility which will be used in the transportation of coal to our Vermilion generating facility. Pursuant to our agreement with the lessor, we are obligated for minimum payments in the aggregate amount of $16 million over the remaining term of the lease.

Capacity Payments. Capacity payments include future payments aggregating $416 million under the Kendall power tolling arrangements, as further described in “Business—Segment Discussion—Customer Risk Management.”

In November 2004, we entered into a “back-to-back” power purchase agreement under which a subsidiary of Constellation receives our rights to capacity and energy under the Kendall power tolling arrangement for a four-year term expiring in November 2008. Although we are still obligated under the Kendall toll, as of December 31, 2006, we will receive approximately $81 million in aggregate cash payments from Constellation to offset our fixed payment obligations under the Kendall toll through November 2008, which payment obligations are reflected in the table above. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Kendall to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

In addition, capacity payments include fixed obligations associated with transmission, transportation and storage arrangements totaling approximately $272 million.

Conditional Purchase Obligations. Amounts relate to our co-sourcing agreement with Accenture LLP for employee and infrastructure outsourcing. In early 2006, we amended the agreement to reduce our annual rate and to extend the term through 2016. We are obligated for minimum payments of approximately $114 million over the term of the agreement. This amended agreement may be cancelled at any time upon the payment of a termination fee not to exceed $1.7 million. This termination fee is in addition to amounts due for services provided through the termination date.

Pension Funding Obligations. Amounts include estimated defined benefit pension funding obligations for 2007 ($25 million), 2008 ($29 million) and 2009 ($9 million). Although we expect to continue to incur funding obligations subsequent to 2009, such amounts have not been included in this table because our estimates are imprecise.

Other Obligations. Other obligations include amounts related to a long-term coal agreement to assist in the delivery of coal to our Danskammer plant in Newburgh, New York. The agreement extends until 2010, and the minimum aggregate payments through expiration total approximately $10 million as of December 31, 2006. In addition, included in other obligations are payments associated with a capacity contract between Independence and Con Edison. The aggregate payments through the 2014 expiration are approximately $18 million as of December 31, 2006. Please read Note 3—Business Combinations and Acquisitions—Sithe Energies to our audited consolidated financial statements included elsewhere in this prospectus for more information on this agreement.

Contingent Financial Obligations

The following table provides a summary of our contingent financial obligations as of December 31, 2006 on an undiscounted basis. These obligations represent contingent obligations that may require a payment of cash upon the occurrence of specified events.

	Expiration by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in millions)
Letters of credit (1)	$157	$121	$36	$—	$—
Surety bonds (2)(3)	21	21	—	—	—
Guarantees (4)	4	—	4	—	—
Kendall guarantee (4)	200	200	—	—	—

Total financial commitments	$382	$342	$40	$—	$—

(1)	Amounts include outstanding letters of credit.

(2)	Surety bonds are generally on a rolling 12-month basis. The $21 million of surety bonds were supported by collateral.

(3)	As part of the power purchase agreement with Constellation, under which Constellation effectively receives our rights to purchase approximately 570 MW of capacity and energy arising from our tolling contract with Kendall, we have guaranteed Constellation the receipt of $3.5 million in reactive power revenues over the four-year period of the power purchase agreement which ends November 2008. Our receipt of these reactive power revenues to offset this obligation is predicated on, among other things, filing a reactive power tariff with the FERC.

(4)	On September 14, 2006, certain of the LS Entities and Kendall Power LLC (“Kendall Power”), a newly formed wholly-owned subsidiary of Dynegy, entered into a Limited Liability Company Membership Interests and Stock Purchase Agreement (the “Kendall Agreement”) pursuant to which Kendall Power agreed to acquire all of the outstanding interests in LSP Kendall Holdings, LLC for $200 million in cash, as adjusted for certain changes in working capital. The closing of the Kendall Agreement will occur only if the closing of the Merger Agreement does not occur. Dynegy has agreed to guarantee certain of Kendall Power’s obligations under the Kendall Agreement. Please read Note 15—Commitments and Contingencies—Guarantees and Indemnifications—Kendall Guarantee to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

The table above does not include contingent financial obligations that are expected to be assumed as a result of the proposed Merger Agreement with the LS Entities.

As of June 30, 2007, there were no other material changes to our contractual obligations and contingent financial commitments since December 31, 2006.

Dividends on Common Stock

Dividend payments on Dynegy’s common stock are at the discretion of Dynegy’s Board of Directors. Dynegy did not declare or pay a dividend on its common stock for the second quarter 2007, and does not foresee a declaration of dividends in the near term.

Off-Balance Sheet Arrangements

DNE Leveraged Lease. In May 2001, we entered into an asset-backed sale-leaseback transaction to provide us with long-term financing for our acquisition of certain power generating facilities. In this transaction, which was structured as a sale-leaseback to minimize our operating cost of the facilities on an after-tax basis and to transfer ownership to the purchaser, we sold for approximately $920 million four of the six generating units comprising the facilities to Danskammer OL LLC and Roseton OL LLC, each of which was newly formed by an unrelated third party investor, and we concurrently agreed to lease them back from these entities, which we refer to as the owner lessors. The owner lessors used $138 million in equity funding from the unrelated third party investor to fund a portion of the purchase of the respective facilities. The remaining $800 million of the purchase price and the related transaction expenses was derived from proceeds obtained in a private offering of pass-through trust certificates issued by two of our subsidiaries, Dynegy Danskammer, L.L.C. and Dynegy Roseton, L.L.C., which serve as lessees of the applicable facilities. The pass-through trust certificate structure was employed, as it has been in similar financings historically executed in the airline and energy industries, to optimize the cost of financing the assets and to facilitate a capital markets offering of sufficient size to enable the purchase of the lessor notes from the owner lessors. The pass-through trust certificates were sold to qualified institutional buyers in a private offering and the proceeds were used to purchase debt instruments, referred to as lessor notes, from the owner lessors. The lease payments on the facilities support the principal and interest payments on the pass-through trust certificates, which are ultimately secured by a mortgage on the underlying facilities.

As of December 31, 2006, future lease payments are $108 million for 2007, $144 million for 2008, $141 million for 2009, $95 million for 2010, $112 million for 2011 and $179 million for 2012, with $533 million in the aggregate due from 2013 through lease expiration. The Roseton lease expires on February 8, 2035 and the Danskammer lease expires on May 8, 2031. We have no option to purchase the leased facilities at the end of their respective lease terms. We have guaranteed the lessees’ payment and performance obligations under their respective leases on a senior unsecured basis. At December 31, 2006, the present value (discounted at 10%) of future lease payments was $801 million.

The following table sets forth our lease expenses and lease payments relating to these facilities for the periods presented.

	2006	2005	2004
	(in millions)
Lease Expense	$50	$50	$50
Lease Payments (Cash Flows)	$60	$60	$60

If one or more of the leases were to be terminated because of an event of loss, because it had become illegal for the applicable lessee to comply with the lease or because a change in law had made the facility economically or technologically obsolete, we would be required to make a termination payment in an amount sufficient to redeem the pass-through trust certificates related to the unit or facility for which the lease was terminated at par plus accrued and unpaid interest. As of December 31, 2006, the termination payment at par would be approximately $1 billion for all of the DNE facilities, which exceeds the $920 million we received on the sale of the facilities. If a termination of this type were to occur with respect to all of the DNE facilities, it would be difficult for us to raise sufficient funds to make this termination payment. Alternatively, if one or more of the leases were to be terminated because we determine, for reasons other than as a result of a change in law, that it has become economically or technologically obsolete or that it is no longer useful to our business, we must redeem the related pass-through trust certificates at par plus a make-whole premium in an amount equal to the discounted present value of the principal and interest payments still owing on the certificates being redeemed less the unpaid principal amount of such certificates at the time of redemption. For this purpose, the discounted present value would be calculated using a discount rate equal to the yield-to-maturity on the most comparable U.S. Treasury security plus 50 basis points.

For further discussion of the accounting and required disclosure surrounding the subsidiaries that issued the pass-through certificates and purchased the notes from the owner lessors, please read Note 9—Unconsolidated Investments—Variable Interest Entities to our audited consolidated financial statements included elsewhere in this prospectus.

Capital Expenditures

We continue to tightly manage our operating costs and capital expenditures. We had approximately $155 million in capital expenditures during 2006. Our 2006 capital spending by reportable segment was as follows (in millions):

GEN-MW	$101
GEN-NE	22
GEN-SO	24
Other	8

Total	$155

Capital spending in our GEN-MW segment primarily consisted of maintenance capital projects, as well as approximately $2 million spent on development capital. Development capital spending primarily related to the conversion of our Vermilion facility to PRB coal. Capital spending in our GEN-NE and GEN-SO segments primarily consisted of maintenance and environmental projects.

We expect capital expenditures for 2007 to approximate $415 million, including the capital expenditures that may be associated with the LS Entities. This primarily includes maintenance capital projects, environmental projects and limited development projects. The capital budget is subject to revision as opportunities arise or circumstances change.

Our capital expenditures in 2007 and beyond will continue to be limited by negative covenants contained in our debt instruments. These covenants place specific dollar limitations on our ability to incur capital expenditures. Please read Note 12—Debt to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of these limitations. Our long term capital expenditures in the GEN-MW segment will also be significantly impacted by the DMG consent decree which obligates us to, among other things, install additional emission controls at our Baldwin and Havana plants which, based on ongoing engineering estimates, is expected to cost approximately $675 million from 2007 through 2012.

Financing Trigger Events

Our debt instruments and other financial obligations include provisions which, if not met, could require early payment, additional collateral support or similar actions. These trigger events include leverage ratios and other financial covenants, insolvency events, defaults on scheduled principal or interest payments, acceleration of other financial obligations and change of control provisions. We do not have any trigger events tied to specified credit ratings or stock price in our debt instruments and are not party to any contracts that require us to issue equity based on credit ratings or other trigger events.

Commitments and Contingencies

Please read Note 9—Commitments and Contingencies to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a discussion of our commitments and contingencies.

Internal Liquidity Sources

Our primary internal liquidity sources are cash flows from operations, cash on hand and available capacity under the Senior Secured Credit Agreement (as amended by the Credit Agreement Amendment), which is scheduled to mature in April 2012. Additionally, from time to time we may borrow money from our parent.

Current Liquidity. The following table summarizes our consolidated revolver capacity and liquidity position at August 2, 2007, June 30, 2007 and December 31, 2006:

	August 2, 2007		June 30, 2007 (1)	December 31, 2006
	(in millions)
Revolver capacity	$1,150		$1,150	$470
Borrowings against revolver capacity	(275)		(275)	—
Term letter of credit capacity, net of required reserves	825		825	194
Plum Point letter of credit capacity	101		101	—
Outstanding letters of credit	(1,061)		(1,091)	(157)

Unused capacity	740		710	507
Cash	833	(2)(3)	280 (2)	243	(2)

Total available liquidity	$1,573		$990	$750

(1)	In April and May 2007, we amended and restated the credit facility. Please see Note 8—Debt—Fifth Amended and Restated Credit Facility to our unaudited condensed consolidated financial statement included elsewhere in this prospectus for further discussion.
(2)	The August 2, 2007, June 30, 2007 and December 31, 2006 amounts include approximately $75 million, $73 million and $46 million, respectively, of cash that remains in Europe and $14 million, $12 million and $10 million, respectively, of cash that remains in Canada.
(3)	The increase in our cash balance since June 30, 2007 was primarily due to proceeds received from the sale of our CoGen Lyondell facility.

Cash Flows from Operations. We had operating cash inflows of $171 million for the six months ended June 30, 2007. This consisted of $413 million in operating cash flows from our power generation business, offset by $9 million of cash outflows relating to our customer risk management business and $233 million of cash outflows relating to corporate-level expenses. Please read “—Results of Operations—Six Months Ended June 30, 2007 and 2006—Operating Income” and “—Cash Flow Disclosures” for further discussion of factors impacting our operating cash flows for the periods presented.

We had operating cash outflows of $205 million for the year ended December 31, 2006. This consisted of $698 million in operating cash flows from our power generation business, reflecting positive earnings for the period and increases in working capital due to returns of cash collateral postings. These cash flows were offset by $903 million of cash outflows relating to our customer risk management business and corporate-level expenses. Please read “—Results of Operations—Years Ended December 31, 2006, 2005 And 2004—Year Ended 2006

Compared to Year Ended 2005—Operating Income (Loss)” and “—Cash Flow Disclosures” for further discussion of factors impacting our operating cash flows for the periods presented.

Our future operating cash flows will vary based on a number of factors, many of which are beyond our control, including the price of natural gas and its correlation to power prices, the cost of coal and fuel oil, the value of ancillary services and capacity. Additionally, the availability of our plants during peak demand periods will be required to allow us to capture attractive market prices when available. Over the longer term, our operating cash flows also will be impacted by, among other things, our ability to tightly manage our operating costs, including maintenance costs in balance with ensuring that our plants are available to operate when markets offer attractive returns.

Cash on Hand. At August 2, 2007 and June 30, 2007, we had cash on hand of $833 million and $280 million, respectively, as compared to $243 million at the end of 2006. The increase in cash on hand at June 30, 2007 as compared to the end of 2006 is primarily attributable to cash provided by the operating activities of our generation business. The increase in cash on hand from June 30, 2007 to August 2, 2007 was primarily due to proceeds received from the sale of our CoGen Lyondell facility.

At December 31, 2006, we had cash on hand of $243 million as compared to $1,326 million at the end of 2005. This decrease in cash on hand at December 31, 2006 as compared to the end of 2005 is primarily attributable to cash used for debt repayments, litigation settlements and capital expenditures.

Revolver Capacity. On April 2, 2007, we entered into the Senior Secured Credit Agreement which replaced our former Fourth Amended and Restated Credit Facility. Please read Note 12—Debt to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of our former Fourth Amended and Restated Credit Facility. The Senior Secured Credit Agreement is our primary credit facility. On May 24, 2007, we entered into an amendment to the Senior Secured Credit Agreement. Please read Note 8—Debt—Fifth Amended and Restated Credit Facility to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.

External Liquidity Sources

Our primary external liquidity sources are proceeds from asset sales and other types of capital-raising transactions, including potential debt and equity issuances.

Asset Sale Proceeds. On August 1, 2007, we completed our sale of our CoGen Lyondell power generation facility for approximately $470 million to EnergyCo, a joint venture between PNM Resources and a subsidiary of Cascade Investment, LLC. We expect to record an estimated $200 million gain related to the sale of the asset in the third quarter 2007. Please read Note 3—Discontinued Operations—GEN-WE Discontinued Operations—Cogen Lyondell to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.

On January 31, 2007, we entered into an agreement to sell our interest in the Calcasieu power generation facility to Entergy for approximately $57 million, subject to regulatory approval. The transaction is expected to close in early 2008. Please read Note 3—Discontinued Operations—GEN-WE Discontinued Operations—Calcasieu to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.

In November 2006, we completed our sale to Duke Energy Carolinas, LLC (a subsidiary of Duke Energy) (“Duke Power”) of our Rockingham facility, a peaking facility in North Carolina, which is included in our GEN-SO reportable segment, for $194 million in cash. A portion of the proceeds from the sale were used to repay our borrowings under the $150 million Term Loan, with the remaining proceeds used as an additional source of liquidity. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—

Dispositions and Contract Terminations—Rockingham to our audited consolidated financial statements included elsewhere in this prospectus for further discussion. Please read Note 12—Debt—Fourth Amended and Restated Credit Facility to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the Term Loan.

In March 2006, we completed our ownership exchange transactions with NRG which comprised our acquisition of NRG’s 50% ownership interest in the entity that owns the Rocky Road power plant (of which we already owned 50%), and the sale to NRG of our 50% ownership interest in the West Coast Power plant, a joint venture between us and NRG, which has ownership in power plants in southern California. As a result of the two transactions, we received cash proceeds of approximately $165 million, net of cash acquired, from NRG. Please read Note 3—Business Combinations and Acquisitions—Rocky Road to our audited consolidated financial statements included elsewhere in this prospectus for further discussion. Also, please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Consistent with industry practice, we regularly evaluate our generation fleet based primarily on geographic location, fuel supply, market structure and market recovery expectations. We consider divestitures of non-core generation assets where the balance of the above factors suggests that such assets’ earnings potential is limited or that the value that can be captured through a divestiture outweighs the benefits of continuing to own and operate such assets. In connection with this review, we are considering options to potentially sell our 576 MW Bluegrass generation facility and our 539 MW Heard County generation facility. Moreover, dispositions of one or more generation facilities could occur in 2007 or beyond. Were any such sale or disposition to be consummated, the disposition could result in accounting charges related to the affected asset(s), and our earnings and cash flows could be affected in 2007 and beyond.

Capital-Raising Transactions. As part of our ongoing efforts to maintain a capital structure that is closely aligned with the cash-generating potential of our asset-based business, which is subject to cyclical changes in commodity prices, we may explore additional sources of external liquidity. The timing of any transaction may be impacted by events, such as strategic growth opportunities, development activities, legal judgments or regulatory requirements, which could require us to pursue additional capital in the near-term. The receptiveness of the capital markets to an offering of debt or equity securities cannot be assured and may be negatively impacted by, among other things, our non-investment grade credit ratings, significant debt maturities, long-term business prospects and other factors beyond our control. Any issuance of equity by Dynegy likely would have other effects as well, including stockholder dilution. Our ability to issue debt securities is limited by our financing agreements, including our Senior Secured Credit Agreement, as amended. Please read Note 8—Debt to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.

In addition, we continually review and discuss opportunities to grow our company and to participate in what we believe will be continuing consolidation of the power generation industry. No definitive transaction has been agreed to and none can be guaranteed to occur; however, we have successfully executed on similar opportunities in the past and could do so again in the future. Depending on the terms and structure of any such transaction, we could issue significant debt and/or equity securities for capital-raising purposes. We also could be required to assume substantial debt securities and the underlying payment obligations.

Please read “Uncertainty of Forward-Looking Statements and Information” for additional factors that could impact our future operating results and financial condition.

RESULTS OF OPERATIONS

In this section, we discuss our results of operations, both on a consolidated basis and, where appropriate, by segment, for the three- and six-month periods ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004. At the end of this section, we have included our outlook for each segment.

We report results of our power generation business in the following segments: (i) GEN-MW, (ii) GEN-NE and (iii) GEN-WE. Following the completion of the Merger Agreement in April 2007, our previously named South segment (GEN-SO) has been renamed the GEN-WE segment and the power generation facilities located in California and Arizona acquired through the Merger Agreement are included in this segment. The Kendall, Ontelaunee and Plum Point power generation facilities acquired through the Merger Agreement are included in GEN-MW, and the Casco Bay and Bridgeport power generation facilities acquired through the Merger Agreement are included in GEN-NE. We also separately report results of our CRM business, which primarily consists of our remaining power tolling arrangement as well as the legacy physical gas supply contracts and gas transportation contracts and remaining legacy power and emission trading positions that remain from the third-party trading business that was substantially exited in 2002. Our unaudited condensed consolidated financial results also reflect corporate-level expenses such as general and administrative, interest and depreciation and amortization. Because of the diversity among their respective operations, we report the results of each business as a separate segment in our unaudited condensed consolidated financial statements.

Three Months Ended June 30, 2007 and 2006

Summary Financial Information. The following tables provide summary financial data regarding DHI’s consolidated and segmented results of operations for the three-month periods ended June 30, 2007 and 2006, respectively:

Three Months Ended June 30, 2007

	Power Generation
	GEN-MW	GEN-NE	GEN-WE	CRM	Other and Eliminations	Total
	(in millions)
Revenues	$406	$279	$145	$(2)	$—	$828
Cost of sales, exclusive of depreciation and amortization expense shown separately below	(196)	(213)	(134)	33	—	(510)
Depreciation and amortization expense	(50)	(12)	(23)	—	(3)	(88)
General and administrative expense	—	—	—	—	(46)	(46)

Operating income (loss)	$160	$54	$(12)	$31	$(49)	$184
Other items, net	(9)	—	—	(3)	15	3
Interest expense						(84)

Income from continuing operations before income taxes						103
Income tax expense						(21)

Income from continuing operations						82
Income from discontinued operations, net of taxes						8

Net income						$90

Three Months Ended June 30, 2006

	Power Generation
	GEN-MW	GEN-NE	GEN-WE	CRM	Other and Eliminations	Total
	(in millions)
Revenues	$228	$125	$8	$18	$—	$379
Cost of sales, exclusive of depreciation and amortization expense shown separately below	(114)	(119)	(5)	(10)	(1)	(249)
Depreciation and amortization expense	(43)	(6)	(3)	—	(2)	(54)
Impairment and other charges	—	—	(9)	—	—	(9)
Gain on sale of assets, net	—	—	—	—	3	3
General and administrative expense	—	—	—	(16)	(33)	(49)

Operating income (loss)	$71	$—	$(9)	$(8)	$(33)	$21
Other items, net	—	2	1	(2)	9	10
Interest expense						(305)

Loss from continuing operations before income taxes						(274)
Income tax benefit						94

Loss from continuing operations						(180)
Loss from discontinued operations, net of taxes						(1)

Net loss						$(181)

The following table provides summary segmented operating statistics for the three months ended June 30, 2007 and 2006, respectively:

	Three Months Ended June 30,
	2007	2006
GEN-MW
Million Megawatt Hours Generated (1)	6.0	4.9
Average Actual On-Peak Market Power Prices ($/MWh):
Cinergy (Cin Hub)	$67	$53
Commonwealth Edison (NI Hub)	$62	$53
PJM West	$74	$61

GEN-NE
Million Megawatt Hours Generated	1.8	0.9
Average Actual On-Peak Market Power Prices ($/MWh):
New York—Zone G	$86	$73
New York—Zone A	$60	$58
Mass Hub	$77	$67

GEN-WE
Million Megawatt Hours Generated (1)	3.5	0.9
Average Actual On-Peak Market Power Prices ($/MWh):
North Path 15 (NP-15)	$69	$53
Palo Verde	$65	$55

Average natural gas price—Henry Hub ($/MMBtu) (2)	$7.54	$6.53

(1)	Includes our ownership percentage in the MWh generated by our GEN-WE investment in Black Mountain for the three months ended June 30, 2007 and includes the MWh generated by our GEN-WE investments in West Coast Power and Black Mountain and our GEN-MW investment in Rocky Road for the three months ended June 30, 2006.
(2)	Calculated as the average of the daily gas prices for the period.

The following tables summarize significant items on a pre-tax basis affecting net income (loss) for the periods presented:

	Three Months Ended June 30, 2007
	Power Generation
	GEN-MW	GEN-NE	GEN-WE	CRM	Other & Eliminations	Total
	(in millions)
Discontinued operations	$—	$—	$3	$11	$—	$14
Illinois rate relief charge	(25)	—	—	—	—	(25)
Change in fair value of interest rate swaps, net of minority interest	(9)	—	—	—	39	30
Settlement of Kendall toll	—	—	—	31	—	31

Total	$(34)	$—	$3	$42	$39	$50

	Three Months Ended June 30, 2006
	Power Generation
	GEN-MW	GEN-NE	GEN-WE	CRM	Other & Eliminations	Total
	(in millions)
Debt conversion costs	$—	$—	$—	$—	$(202)	$(202)
Acceleration of financing costs	—	—	—	—	(33)	(33)
Legal and settlement charges	—	—	—	(16)	—	(16)

Total	$—	$—	$—	$(16)	$(235)	$(251)

Operating Income

Operating income was $184 million for the three months ended June 30, 2007, compared to $21 million for the three months ended June 30, 2006.

Power Generation—Midwest Segment. Operating income for GEN-MW was $160 million for the three months ended June 30, 2007, compared to $71 million for the three months ended June 30, 2006.

Results for the three months ended June 30, 2007 improved by $121 million as a result of higher volumes, increased market prices, improved pricing as a result of the Illinois reverse power procurement auction, the addition of the new Midwest plants acquired through the Merger and higher mark-to market gains offset partially by a $25 million charge related to Illinois rate relief.

Generated volumes increased by 22%, up from 4.9 million MWh for the second quarter 2006 to 6.0 million MWh for the same period in 2007. Average actual on-peak prices in NI Hub/ComEd pricing region increased from $53 per MWh in the second quarter 2006 to $62 per MWh for the second quarter 2007.

Beginning January 1, 2007, we began operating under two new energy product supply agreements with subsidiaries of Ameren Corporation through our participation in the Illinois reverse power procurement auction in 2006. Under these new agreements, we provide up to 1,400 MWh around the clock for prices of approximately $65 per megawatt-hour.

The Kendall and Ontelaunee plants acquired on April 2, 2007 provided results of $15 million for the three months ended June 30, 2007, exclusive of mark-to-market results discussed below.

GEN-MW’s results for the three months ended June 30, 2007 include mark-to-market gains of $45 million related to forward sales, compared to $1 million of mark-to-market gains for the three months ended June 30,

2006. The mark-to-market gains are primarily driven by power price decreases subsequent to March 31, 2007. Of the $45 million in 2007 mark-to-market gains, $16 million relates to positions that will settle in 2007, and the remaining $29 million relates to positions that will settle in 2008 and beyond. See Note 5—Risk Management Activities—Cash Flow Hedges for a discussion of our decision to no longer designate derivative transactions as cash flow hedges beginning with the second quarter 2007.

In July 2007, we entered into agreements with various parties to make payments of up to $25 million to support a comprehensive rate relief package for Illinois for electric consumers. These agreements are subject to the passage of certain related legislation, which currently awaits approval from the Illinois Governor. We recorded a second quarter 2007 pre-tax charge of $25 million, included as a cost of sales on our unaudited condensed consolidated statements of operations. Please see Note 10—Commitments and Contingencies—Illinois Auction Complaints for further discussion.

Depreciation expense increased from $43 million for the second quarter 2006 to $50 million for the second quarter 2007 primarily as a result of the new Midwest plants.

Power Generation—Northeast Segment. Operating income for GEN-NE was $54 million for the three months ended June 30, 2007, compared to zero for the three months ended June 30, 2006.

Results for the three months ended June 30, 2007 improved by $60 million as a result of increased market prices, the addition of the new Northeast plants acquired through the Merger and higher mark-to-market gains.

On peak market prices in New York Zone G and Zone A increased by 18% and 3%, respectively. Spark spreads widened due to these higher power prices.

Generated volumes increased by 100%, up from 0.9 million MWh for the second quarter 2006 to 1.8 million MWh for the same period in 2007. The volume increase was primarily driven by the new Northeast plants. The Bridgeport and Casco Bay plants provided total results of $7 million for the three months ended June 30, 2007, exclusive of mark-to-market results discussed below.

GEN-NE’s results for the three months ended June 30, 2007 include mark-to-market gains of $32 million related to forward sales, compared to no mark-to-market gains for the three months ended June 30, 2006. The mark-to-market gains are primarily driven by power price decreases subsequent to March 31, 2007. Of the $32 million in 2007 mark-to-market gains, $27 million relates to positions that will settle in 2007, and the remaining $5 million relates to positions that will settle in 2008 and beyond. See Note 5—Risk Management Activities—Cash Flow Hedges for a discussion of our decision to no longer designate derivative transactions as cash flow hedges beginning with the second quarter 2007.

Depreciation expense increased from $6 million for the second quarter 2006 to $12 million for the second quarter 2007 as a result of the new Northeast plants.

Power Generation—West Segment. Operating loss for GEN-WE was $12 million for three months ended June 30, 2007, compared to a loss of $9 million for the three months ended June 30, 2006. The 2006 results relate to our Heard County and Rockingham generation facilities. Results from our CoGen Lyondell and Calcasieu power generation facilities have been classified as discontinued operations for all periods presented.

Results for the three months ended June 30, 2007 improved by $8 million as a result of the addition of the new West plants acquired through the Merger partially offset by mark-to market losses.

Generated volumes were 3.5 MWh for the second quarter 2007, up from 0.9 million MWh for the second quarter 2006. The volume increase was primarily driven by the new West plants. The plants provided total results of $33 million for the three months ended June 30, 2007, exclusive of mark-to-market results discussed below.

GEN-WE’s results for the three months ended June 30, 2007 include mark-to-market losses of $25 million related to heat rate call-options and forward sales agreements, compared to zero mark-to-market losses for the three months ended June 30, 2006. The mark-to-market losses are primarily driven by unfavorable changes in the relative prices of natural gas and power subsequent to March 31, 2007. Of the $25 million mark-to-market losses in 2007, $4 million relates to positions that will settle in 2007, and the remaining $21 million relates to positions that will settle in 2008 and beyond. See Note 5—Risk Management Activities—Cash Flow Hedges for a discussion of our decision to no longer designate derivative transactions as cash flow hedges beginning with the second quarter 2007.

Depreciation expense increased from $3 million for the second quarter 2006 to $23 million for the second quarter 2007 primarily as a result of the new West plants. In addition, during the second quarter 2006, we recorded a $9 million impairment of our Rockingham facility, resulting from the announcement of our sale of the facility.

CRM. Operating income for the CRM segment was $31 million for the three months ended June 30, 2007, compared to operating loss of $8 million for the three months ended June 30, 2006. Our income in 2007 included a $31 million pre-tax gain associated with the acquisition of Kendall pursuant to EITF Issue No. 04-1. Prior to the acquisition, Kendall held a power tolling contract with our CRM segment. Upon completion of the Merger, this contract became an intercompany agreement, and was effectively eliminated on a consolidated basis, resulting in the $31 million gain. Please see Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions for further discussion.

Our 2006 loss was driven primarily by a $16 million increase in legal reserves resulting from additional activities during the period that negatively affected management’s assessment of the probable and estimable losses associated with the applicable proceedings. This was offset by the release of a disputed liability based on management’s estimate of the likely outcome as well as mark-to-market gains on our legacy emissions positions.

Other.

Other operating loss for the three months ended June 30, 2007 was $49 million, compared with operating losses of $33 million for the three months ended June 30, 2006. Operating losses in both periods were comprised primarily of general and administrative expenses.

Consolidated general and administrative expenses were $46 million and $49 million for the three months ended June 30, 2007 and 2006, respectively. General and administrative expenses for the three months ended June 30, 2007 includes legal and settlement charges of $2 million, compared with legal and settlement charges of $16 million in the same period of 2006. Additionally, 2007 general and administrative expense included a charge of approximately $6 million in connection with the accelerated vesting of restricted stock and stock option awards previously granted to employees, which vested in full upon closing of the Merger Agreement. The remaining increase from 2006 to 2007 is primarily a result of higher salaries and benefits due to the Merger.

Other Items, Net

Other items, net, totaled $3 million of net income for the three months ended June 30, 2007, compared to $10 million of income for the three months ended June 30, 2006. The decrease is primarily associated with $9 million of minority interest expense recorded in 2007 related to the Plum Point development project. The expense is primarily due to the mark-to-market interest income recorded during the three months ended June 30, 2007 related to the interest rate swap agreements associated with the Plum Point Credit Agreement. Please see “Interest Expense” below for further discussion.

Interest Expense

Interest expense and debt conversion costs totaled $84 million for the three months ended June 30, 2007, compared to $305 million for the three months ended June 30, 2006. The decrease is primarily attributable to debt conversion costs and acceleration of financing costs resulting from our liability management program executed in the second quarter 2006. Included in interest expense for the three months ended June 30, 2007 is approximately $27 million of mark-to-market income from interest rate swap agreements associated with the Plum Point Term Facility. Effective July 1, 2007, these agreements have been designated as cash flow hedges. Also included in interest expense for the three months ended June 30, 2007 is approximately $12 million of income from interest rate swap agreements, prior to being terminated, that were associated with the portion of the debt repaid in late May 2007. The mark-to-market income included in interest expense for 2007 is offset by net losses of approximately $7 million in connection with the repayment of a portion of the project indebtedness assumed in connection with the Merger. These items were offset by higher interest expense incurred in 2007 due to higher 2007 debt balances resulting from the Merger Agreement.

Income Tax (Expense) Benefit

We reported an income tax expense from continuing operations of $21 million for the three months ended June 30, 2007, compared to an income tax benefit from continuing operations of $94 million for the three months ended June 30, 2006. The 2007 effective tax rate was 20%, compared to 34% in 2006.

In general, differences between these effective rates and the statutory rate of 35% result primarily from the effect of state income taxes and adjustments to our reserve for uncertain tax positions.

As a result of the Merger Agreement, our effective state tax rate increased primarily as a result of the higher state tax rates in the states in which the LS assets are located. This increase was more than offset by the impact of decreases in the New York state income tax rate and the Texas margin tax credit rate during the three months ended June 30, 2007.

Discontinued Operations

Income From Discontinued Operations Before Taxes. Discontinued operations include Calcasieu and CoGen Lyondell power generation facilities in our GEN-WE segment, DMSLP in our former NGL segment and our U.K. CRM business in the CRM segment.

During the three months ended June 30, 2007, our pre-tax income from discontinued operations was $14 million ($8 million after-tax). Our GEN-WE segment includes earnings of $3 million from the operation of the CoGen Lyondell and Calcasieu power generation facilities. Our U.K. CRM business includes income of $11 million related to a favorable settlement of a legacy receivable.

During the three months ended June 30, 2006, our pre-tax loss from discontinued operations was $3 million ($1 million after-tax). Our GEN-WE segment includes losses of $1 million from the operation of the CoGen Lyondell and Calcasieu generation facilities. Our U.K. CRM business includes a loss of $2 million for the three months ended June 30, 2006, associated with the settlement of an outstanding contract.

Income Tax (Expense) Benefit From Discontinued Operations.

We recorded an income tax expense from discontinued operations of $6 million during the three months ended June 30, 2007, compared to an income tax benefit from discontinued operations of $2 million during the three months ended June 30, 2006. The effective rates for the three months ended June 30, 2007 and 2006 were 42% and 67%, respectively. FIN No. 18, “Accounting for Income Taxes in Interim Periods an interpretation of APB Opinion No. 28” requires a detailed methodology of allocating income taxes between continuing and discontinued operations. This methodology often results in an effective rate for discontinued operations significantly different from the statutory rate of 35%.

Six Months Ended June 30, 2007 and 2006

Summary Financial Information. The following tables provide summary financial data regarding our consolidated and segmented results of operations for the six-month periods ended June 30, 2007 and 2006, respectively:

Six Months Ended June 30, 2007

	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-WE
	(in millions)
Revenues	$678	$503	$145	$7	$—	$1,333
Cost of sales, exclusive of depreciation and amortization expense shown separately below	(326)	(389)	(135)	22	(1)	(829)
Depreciation and amortization expense	(92)	(18)	(24)	—	(6)	(140)
General and administrative expense	—	—	—	—	(82)	(82)

Operating income (loss)	$260	$96	$(14)	$29	$(89)	$282
Other items, net	(9)	—	—	(3)	19	7
Interest expense						(151)

Income from continuing operations before income taxes						138
Income tax expense						(32)

Income from continuing operations						106
Income from discontinued operations, net of taxes						6

Net income						$112

Six Months Ended June 30, 2006

	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-WE
	(in millions)
Revenues	$484	$317	$59	$59	$—	$919
Cost of sales, exclusive of depreciation and amortization expense shown separately below	(232)	(279)	(53)	(22)	(2)	(588)
Depreciation and amortization expense	(83)	(12)	(5)	—	(10)	(110)
Impairment and other charges	—	—	(9)	—	(2)	(11)
Gain on sale of assets, net	—	—	—	—	3	3
General and administrative expense	—	—	—	(31)	(69)	(100)

Operating income (loss)	$169	$26	$(8)	$6	$(80)	$113
Earnings from unconsolidated investments	—	—	2	—	—	2
Other items, net	—	4	1	(1)	23	27
Interest expense						(400)

Loss from continuing operations before income taxes						(258)
Income tax benefit						89

Loss from continuing operations						(169)
Loss from discontinued operations, net of taxes						(9)

Net loss						$(178)

The following table provides summary segmented operating statistics for the six months ended June 30, 2007 and 2006, respectively:

	Six Months Ended June 30,
	2007	2006
GEN-MW
Million Megawatt Hours Generated (1)	11.6	10.3
Average Actual On-Peak Market Power Prices ($/MWh):
Cinergy (Cin Hub)	$61	$51
Commonwealth Edison (NI Hub)	$58	$52
PJM West	$70	$61

GEN-NE
Million Megawatt Hours Generated	3.8	1.9
Average Actual On-Peak Market Power Prices ($/MWh):
New York—Zone G	$85	$74
New York—Zone A	$62	$59
Mass Hub	$79	$71

GEN-WE
Million Megawatt Hours Generated (1)	4.3	2.0
Average Actual On-Peak Market Power Prices ($/MWh):
North Path 15 (NP-15)	$65	$55
Palo Verde	$60	$55

Average natural gas price—Henry Hub ($/MMBtu) (2)	$7.35	$7.14

(1)	Includes our ownership percentage in the MWh generated by our GEN-WE investment in Black Mountain for the six months ended June 30, 2007 and includes the MWh generated by our GEN-WE investments in West Coast Power and Black Mountain and our GEN-MW investment in Rocky Road for the six months ended June 30, 2006.

(2)	Calculated as the average of the daily gas prices for the period.

The following tables summarize significant items on a pre-tax basis affecting net income (loss) for the periods presented:

	Six Months Ended June 30, 2007
	Power Generation			CRM	Other	Total
	GEN-MW	GEN-NE	GEN-WE
	(in millions)
Discontinued operations	$—	$—	$—	$11	$—	$11
Legal and settlement charges	—	—	—	—	(2)	(2)
Illinois rate relief charge	(25)	—	—	—	—	(25)
Change in fair value of interest rate swaps, net of minority interest	(9)	—	—	—	39	30
Settlement of Kendall toll	—	—	—	31	—	31

Total	$(34)	$—	$—	$42	$37	$45

	Six Months Ended June 30, 2006
	Power Generation			CRM	Other	Total
	GEN-MW	GEN-NE	GEN-WE
	(in millions)
Debt conversion costs	$—	$—	$—	$—	$(202)	$(202)
Acceleration of financing costs	—	—	—	—	(34)	(34)
Legal and settlement charges	—	—	—	(31)	—	(31)
Discontinued operations	—	—	(15)	(1)	1	(15)

Total	$—	$—	$(15)	$(32)	$(235)	$(282)

Operating Income

Operating income was $282 million for the six months ended June 30, 2007, compared to $113 million for the six months ended June 30, 2006.

Power Generation—Midwest Segment. Operating income for GEN-MW was $260 million for the six months ended June 30, 2007, compared to $169 million for the six months ended June 30, 2006.

Results for the six months ended June 30, 2007 improved by $100 million as a result of higher volumes, increased market prices, improved pricing as a result of the Illinois reverse power procurement auction, the addition of the new Midwest plants acquired through the Merger and higher mark-to-market gains partially by a $25 million charge related to Illinois rate relief.

Generated volumes increased by 13%, up from 10.3 million MWh for the six months ended June 30, 2006 to 11. 6 million MWh for the same period in 2007. Average actual on-peak prices in NI Hub/ComEd pricing region increased from $52 per MWh for the six months ended June 30, 2006 to $58 per MWh for the six months ended June 30, 2007.

Beginning January 1, 2007, we began operating under two new energy product supply agreements with subsidiaries of Ameren Corporation through our participation in the Illinois reverse power procurement auction in 2006. Under these new agreements, we provide up to 1,400 MWh around the clock for prices of approximately $64.77 per megawatt-hour.

The Kendall and Ontelaunee plants acquired on April 2, 2007 provided results of $15 million for the six months ended June 30, 2007, exclusive of mark-to-market results discussed below.

GEN-MW’s results for the six months ended June 30, 2007 include mark-to-market gains of $33 million related to forward sales, compared to $4 million mark-to-market gains for the six months ended June 30, 2006.

The mark-to-market gains are primarily driven by power price decreases subsequent to December 31, 2006. Of the $33 million in 2007 of mark-to-market gains, $12 million relates to the positions which will settle in 2007, and the remaining $21 million relates to positions that will settle in 2008 and beyond. See Note 5—Risk Management Activities—Cash Flow Hedges to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a discussion of our decision to no longer designate derivative transactions as cash flow hedges beginning with the second quarter 2007.

In July 2007, we entered into agreements with various parties to make payments of up to $25 million to support a comprehensive rate relief package for Illinois electric consumers. These agreements are subject to the passage of certain related legislation, which currently awaits approval from the Illinois governor. We recorded a second quarter 2007 pre-tax charge of $25 million, included as a cost of sales on our unaudited condensed consolidated statements of operations. Please see Note 10—Commitments and Contingencies—Illinois Auction Complaints to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.

Depreciation expense increased from $83 million for the six months ended June 30, 2006 to $92 million for the six months ended June 30, 2007 primarily as a result of as a result of the new Midwest plants and capital projects placed into service in 2006.

Power Generation—Northeast Segment. Operating income for GEN-NE was $96 million for the six months ended June 30, 2007, compared to $26 million for the six months ended June 30, 2006.

Results for the six months ended June 30, 2007 improved by $76 million as a result of increased market prices, the addition of the new Northeast plants acquired through the Merger and higher mark-to-market gains.

On peak market prices in New York Zone G and Zone A increased by 15% and 5%, respectively. Spark spreads widened due to higher power prices.

Generated volumes increased by 100%, up from 1.9 million MWh for the six months ended June 30, 2006 to 3.8 million MWh for the same period in 2007. The volume increase was partially driven by the new Northeast plants. The Bridgeport and Casco Bay plants provided total results of $7 million for the six months ended June 30, 2007, exclusive of mark-to-market results discussed below.

The volume increase was also a result of higher spark spreads and cooler weather in the first quarter 2007, which led to greater run times than in 2006. However, in the six months ended June 30, 2006, results were favorably impacted by $10 million due to an opportunistic sale of emissions credits that were not required for near-term operations of our facilities. This sale was not repeated in the six months ended June 30, 2007, as the facilities experienced greater run times.

GEN-NE’s results for the six months ended June 30, 2007 include mark-to-market gains of $30 million related to forward sales, compared to zero mark-to-market gains for the six months ended June 30, 2006. The mark-to-market gains are primarily driven by power price decreases subsequent to December 31, 2006. Of the $30 million in 2007 mark-to-market gains, $26 million relates to the positions which will settle in 2007, and the remaining $4 million relates to positions that will settle in 2008 and beyond. See Note 5—Risk Management Activities—Cash Flow Hedges for a discussion of our decision to no longer designate derivative transactions as cash flow hedges beginning with the second quarter 2007.

Depreciation expense increased from $12 million for the six months ended June 30, 2006 to $18 million for the six months ended June 30, 2007. This was primarily due to the new Northeast plants.

Power Generation—West Segment. Operating loss for GEN-WE was $14 million for the six months ended June 30, 2007, compared to a loss of $8 million for the six months ended June 30, 2006. The 2006 results relate to our Heard County and Rockingham generation facilities. Results from our CoGen Lyondell and Calcasieu power generation facilities have been classified as discontinued operations for all periods presented.

Results for the six months ended June 30, 2007 improved by $4 million as a result of the addition of the new West plants acquired through the Merger offset by mark-to-market losses described below.

Generated volumes were 4.3 million MWh for the six months ended June 30, 2007, up from 2.0 million MWh for the six months ended June 30, 2006. The volume increase was primarily driven by the new West plants. The plants provided total results of $33 million for the six months ended June 30, 2007, exclusive of mark-to-market results discussed below. The volume increase from the new West plants was partially offset by a reduction due to the sale of the Rockingham generation facility in late 2006.

GEN-WE’s results for the six months ended June 30, 2007 include mark-to-market losses of $27 million related to heat rate call-options and forward sales agreements, compared to zero mark-to-market losses for the six months ended June 30, 2006. The mark-to-market losses are primarily driven by unfavorable changes in the relative prices of gas and power subsequent to April 2, 2007. Of the $25 million in 2007 mark-to-market losses, $4 million relates to the positions which will settle in 2007, and the remaining $23 million relates to positions that will settle in 2008 and beyond. See Note 5—Risk Management Activities—Cash Flow Hedges to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a discussion of our decision to no longer designate derivative transactions as cash flow hedges beginning with the second quarter 2007.

Depreciation expense increased from $5 million for the six months ended June 30, 2006 to $24 million for the six months ended June 30, 2007 primarily as a result of the new West plants. In addition, during the second quarter 2006, we recorded a $9 million impairment of our Rockingham facility, resulting from the announcement of our sale of the facility.

CRM. Operating income for the CRM segment was $29 million for the six months ended June 30, 2007, compared to $6 million for the six months ended June 30, 2006. Results for 2007 include a $31 million gain associated with the acquisition of Kendall pursuant to EITF Issue No. 04-1. Prior to the Merger, Kendall held a power tolling contract with our CRM segment. Upon completion of the Merger, this contract became an intercompany agreement, and was effectively eliminated on a consolidated basis, resulting in the $31 million gain. Please see Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.

Our 2006 income was driven primarily by mark-to-market gains on our legacy emissions positions and the release of a disputed liability based on management’s estimate of the likely outcome. This was offset by a $31 million increase in legal reserves resulting from additional activities during the period that negatively affected management’s assessment of the probable and estimable losses associated with the applicable proceedings.

Other. Other operating loss for the six months ended June 30, 2007 was $89 million, compared with operating losses of $80 million for the six months ended June 30, 2006. Operating losses in both periods were comprised primarily of general and administrative expense.

Consolidated general and administrative expenses recorded in the six months ended June 30, 2007 and 2006 were $82 million and $100 million, respectively. General and administrative expenses for the six months ended June 30, 2007 include legal and settlement charges of $2 million, compared with legal and settlement charges of $31 million in the same period of 2006. Additionally, general and administrative expenses in 2007 included a charge of approximately $6 million in connection with the accelerated vesting of restricted stock and stock option awards previously granted to employees, which vested in full upon closing of the Merger Agreement. The remaining increase from 2006 to 2007 is primarily a result of higher salaries and benefits due to the Merger.

Earnings from Unconsolidated Investments

Earnings from unconsolidated investments were zero for the six months ended June 30, 2007, compared with earnings of $2 million the six months ended June 30, 2006. Earnings in 2006 relate to the GEN-WE investment in Black Mountain.

Other Items, Net

Other items, net totaled $7 million of income for the six months ended June 30, 2007, compared to $27 million of income for the six months ended June 30, 2006. The decrease is primarily associated with higher interest income in 2006 resulting from higher cash balances, as well as $9 million of minority interest expense recorded in 2007 related to the Plum Point development project. The expense is primarily due to the mark-to-market interest income recorded during the three months ended June 30, 2007 related to the interest rate swap agreements associated with the Plum Point Credit Agreement. Please see “—Interest Expense” below for further discussion.

Interest Expense

Interest expense and debt conversion costs totaled $151 million for the six months ended June 30, 2007, compared to $400 million for the six months ended June 30, 2006. The decrease is primarily attributable to debt conversion costs and acceleration of financing costs resulting from our liability management program executed in the second quarter of 2006. Included in interest expense for the three months ended June 30, 2007 is approximately $27 million of mark-to-market income from interest rate swap agreements associated with the Plum Point Term Facility. Effective July 1, 2007, these agreements have been designated as cash flow hedges. Also included in interest expense for the three months ended June 30, 2007 is approximately $12 million of income from interest rate swap agreements, prior to being terminated, that were associated with the portion of the debt repaid in late May 2007. The mark-to-market income included in interest expense for 2007 is offset by net losses of approximately $7 million in connection with the repayment of a portion of the project indebtedness assumed in connection with the Merger. These items were offset by higher interest expense incurred in 2007 due to higher 2007 debt balances resulting from the Merger Agreement.

Income Tax (Expense) Benefit

We reported an income tax expense from continuing operations of $32 million for the six months ended June 30, 2007, compared to an income tax benefit from continuing operations of $89 million for the six months ended June 30, 2006. The 2007 effective tax rate was 23%, compared to 34% in 2006. Our overall effective tax rate in 2007 was different than the statutory rate of 35% due primarily to state income taxes and adjustments to our reserve for uncertain tax positions.

As a result of the Merger Agreement, our effective state tax rate increased primarily as a result of the higher state tax rates in the states in which the LS assets are located. This increase was more than offset by the impact of decreases in the New York state income tax rate and the Texas margin tax credit rate during the six months ended June 30, 2007.

Discontinued Operations

Income From Discontinued Operations Before Taxes. Discontinued operations include Calcasieu and CoGen Lyondell in our GEN-WE segment, DMSLP in our former NGL segment and our U.K. CRM business in the CRM segment.

During the six months ended June 30, 2007, our pre-tax income from discontinued operations was $11 million ($6 million after-tax). Our GEN-WE segment includes zero from the operation of the CoGen Lyondell and Calcasieu power generation facilities. Our U.K. CRM business includes income of $11 million related to a favorable settlement of a legacy receivable.

During the six months ended June 30, 2006, our pre-tax loss from discontinued operations was $15 million ($9 million after-tax). Our GEN-WE segment includes losses of $15 million from the operation of the CoGen Lyondell and Calcasieu power generation facilities. Our U.K. CRM segment includes a loss of $1 million for the six months ended June 30, 2006, associated with the settlement of an outstanding contract. We also recorded pre-tax income of $1 million attributable to NGL.

Income Tax (Expense) Benefit From Discontinued Operations.

We recorded an income tax expense from discontinued operations of $5 million during the six months ended June 30, 2007, compared to an income tax benefit from discontinued operations of $6 million during the six months ended June 30, 2006. The effective rates for the six months ended June 30, 2007 and 2006 are 45% and 40%, respectively. FIN No. 18, “Accounting for Income Taxes in Interim Periods an interpretation of APB Opinion No. 28” proscribes a detailed methodology of allocating income taxes between continuing and discontinued operations. This methodology often results in an effective rate for discontinued operations significantly different from the statutory rate of 35%.

Years Ended December 31, 2006, 2005 And 2004

The following tables provide summary financial data regarding our consolidated and segmented results of operations for 2006, 2005 and 2004, respectively.

Year Ended December 31, 2006

	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-SO
	(in millions)
Operating income (loss)	$208	$55	$(2)	$7	$(160)	$108
Losses from unconsolidated investments	—	—	(1)	—	—	(1)
Other items, net	2	9	1	4	35	51
Interest expense and debt conversion costs						(579)

Loss from continuing operations before taxes						(421)
Income tax benefit						125

Loss from continuing operations						(296)
Loss from discontinued operations, net of taxes						(12)

Net loss						$(308)

Year Ended December 31, 2005

	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-SO
	(in millions)
Operating income (loss)	$199	$29	$(16)	$(647)	$(298)	$(733)
Earnings (losses) from unconsolidated investments	7	—	(7)	—	—	—
Other items, net	2	5	(1)	—	9	15
Interest expense						(383)

Loss from continuing operations before taxes						(1,101)
Income tax benefit						374

Loss from continuing operations						(727)
Income from discontinued operations, net of taxes						813
Cumulative effect of change in accounting principle, net of taxes						(5)

Net income						$81

Year Ended December 31, 2004

	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-SO
	(in millions)
Operating income (loss)	$194	$21	$(19)	$(118)	$(280)	$(202)
Earnings from unconsolidated investments	5	—	111	—	—	116
Other items, net	—	—	—	(3)	8	5
Interest expense						(332)

Loss from continuing operations before taxes						(413)
Income tax benefit						166

Loss from continuing operations						(247)
Income from discontinued operations, net of taxes						143

Net loss						$(104)

The following table provides summary segmented operating statistics for 2006, 2005 and 2004, respectively:

	Year Ended December 31,
	2006	2005	2004
GEN-MW
Million Megawatt Hours Generated—Gross and Net	21.5	21.9	22.6
Average Actual On-Peak Market Power Prices ($/MWh) (1):
Cinergy (Cin Hub)	$52	$64	$43
Commonwealth Edison (NI Hub)	$52	$62	$42
GEN-NE
Million Megawatt Hours Generated—Gross and Net	4.4	8.3	6.0
Average Actual On-Peak Market Power Prices ($/MWh) (1):
New York—Zone G	$76	$92	$62
New York—Zone A	$59	$76	$53
GEN-SO
Million Megawatt Hours Generated—Gross	4.4	6.6	8.5
Million Megawatt Hours Generated—Net	3.7	5.0	6.7
Average Actual On-Peak Market Power Prices ($/MWh) (1):
Southern	$55	$71	$49
ERCOT	$63	$80	$51
SP-15	$62	$73	$55
Average natural gas price—Henry Hub ($/MMBtu) (2)	$6.74	$8.80	$5.85

(1)	Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices realized by the company.

(2)	Reflects the average of daily quoted prices for the periods presented and does not necessarily reflect prices realized by the company.

The following tables summarize significant items on a pre-tax basis, with the exception of the tax items, affecting net income (loss) for the periods presented.

	Year Ended December 31, 2006
	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-SO
	(in millions)
Debt conversion costs	$—	$—	$—	$—	$(204)	$(204)
Asset impairments	(110)	—	(9)	—	—	(119)
Legal and settlement charges	—	—	—	(53)	—	(53)
Sithe subordinated debt exchange charge	—	(36)	—	—	—	(36)
Acceleration of financing costs	—	—	—	—	(34)	(34)
Taxes	—	—	—	—	(29)	(29)
Discontinued operations (1)	—	—	(53)	23	6	(24)

Total	$(110)	$(36)	$(62)	$(30)	$(261)	$(499)

(1)	Discontinued operations includes an impairment of $36 million associated with the Calcasieu natural gas-fired peaking facility.

	Year Ended December 31, 2005
	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-SO
	(in millions)
Discontinued operations (1)	$—	$—	$(6)	$6	$1,250	$1,250
Sterlington toll settlement	—	—	—	(364)	—	(364)
Legal and settlement charges	—	—	—	(38)	(154)	(192)
Independence toll settlement charge	—	—	—	(169)	—	(169)
Asset impairment	(29)	—	—	—	—	(29)
Impairment of generation investments	—	—	(23)	—	—	(23)
Restructuring costs	—	—	—	—	(11)	(11)
Taxes	—	—	—	—	24	24

Total	$(29)	$—	$(29)	$(565)	$1,109	$486

(1)	Discontinued operations for NGL includes gain on sale of DMSLP of $1,087 million included in Other and Eliminations.

	Year Ended December 31, 2004
	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-SO
Discontinued operations (1)	$—	$—	$(34)	$19	$254	$239
Kendall toll restructuring	—	—	—	(115)	—	(115)
Legal and settlement charges	(9)	—	2	(13)	(92)	(112)
Impairment of West Coast Power	—	—	(85)	—	—	(85)
Acceleration of financing costs	—	—	—	—	(14)	(14)
Gas transportation contracts	—	—	—	88	—	88
Gain on sale of Oyster Creek	—	—	15	—	—	15

Total	$(9)	$—	$(102)	$(21)	$148	$16

(1)	Discontinued operations for NGL includes pre-tax gains on sales of Indian Basin, Hackberry LNG and Sherman totaling $36 million, $17 million and $16 million, respectively included in Other and Eliminations.

Year Ended 2006 Compared to Year Ended 2005

Operating Income (Loss)

Operating income was $108 million for the year ended December 31, 2006, compared to an operating loss of $733 million for the year ended December 31, 2005.

Power Generation—Midwest Segment. Operating income for GEN-MW was $208 million for the year ended December 31, 2006, compared to $199 million for the year ended December 31, 2005. GEN-MW results for 2006 include a $110 million pre-tax impairment associated with our Bluegrass facility. GEN-MW results for 2005 include a $29 million pre-tax charge associated with the impairment of a natural gas turbine which was sold in 2006. GEN-MW results for the year ended December 31, 2005 also included general and administrative expenses of $34 million. Beginning in 2006, general and administrative expenses are reported in Other and Eliminations. Please read “Results of Operations—Year Ended 2006 Compared to Year Ended 2005—Operating Income (Loss)—Other” for a consolidated discussion of general and administrative expenses.

Results from our coal-fired generating units increased from $415 million for the year ended December 31, 2005 to $466 million for 2006. Average actual on-peak prices in the CinHub/Cinergy pricing region decreased from $64 per MWh in the year ended December 31, 2005 to $52 per MWh for the year ended December 31, 2006. Generated volumes decreased from 21.9 million MWh in the year ended December 31, 2005 to 21.5 million MWh in the same period in 2006. Despite the decrease in market prices and the decrease in output, the increase in results was primarily driven by higher realized power prices. We realized higher power prices in the first quarter 2006 as we settled forward power sales. Additionally, results from our coal-fired generating units were negatively impacted by the AmerenIP contract during the second and third quarters of 2005, preventing us from recognizing the full benefit of market prices during the 2005 period. During certain peak periods in 2005, Ameren took higher volumes than we expected, resulting in a need to purchase power at market prices in order to satisfy our obligations for forward sales previously made to other third-parties. We did not experience a similar situation under the AmerenIP contract in 2006. This was offset by mark-to-market income of approximately $14 million for the year ended December 31, 2006, compared with mark-to-market income of $23 million for the year ended December 31, 2005. These transactions are primarily related to options and other financial transactions that economically hedged our generation assets but were not designated as cash flow hedges. The higher realized prices were also partially offset by higher operating costs due to the timing of scheduled maintenance.

Results for our natural gas-fired peaking facilities in GEN-MW improved by $13 million, increasing from $7 million for 2005 to $20 million for the same period in 2006. This improvement was the result of our acquisition of the remaining ownership interest in the Rocky Road facility and the related increase in capacity fees. This increase was partially offset by lower pricing and volumes. Additionally, our 2005 results included a $5 million charge associated with the write-down of spare parts inventory.

Depreciation expense increased from $157 million in 2005 to $168 million in 2006 as a result of our acquisition of the remaining ownership interest in the Rocky Road facility and capital projects placed into service in 2006. The capital projects were primarily related to the conversion of the Havana facility to burn PRB coal. Please read Note 5—Restructuring and Impairment Charges—Asset Impairments to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Power Generation—Northeast Segment. Operating income for GEN-NE was $55 million for the year ended December 31, 2006, compared to $29 million for the year ended December 31, 2005. GEN-NE results for the year ended December 31, 2005 included general and administrative expenses of $22 million. Beginning in 2006, general and administrative expenses are reported in Other and Eliminations. Please read “Results of Operations—Year Ended 2006 Compared to Year Ended 2005—Operating Income (Loss)—Other” for a consolidated discussion of general and administrative expenses.

Results for our Roseton and Danskammer facilities decreased from $53 million in 2005 to $33 million in 2006 primarily as a result of lower prices and volumes. Average on-peak prices for Zone G, the market served by these two facilities, decreased from $92 per MWh in 2005 to $76 per MWh in 2006. Generated volumes decreased from 6.0 million MWh in 2005 compared to 2.7 million MWh in 2006. Compressed spark spreads for part of the year resulted in lower production of our Roseton facility, where volumes fell by 2.9 million MWH from 2005 to 2006. Additionally, the year ended December 31, 2006 included a fuel oil inventory write-down of approximately $6 million.

Independence contributed results of $46 million for the year ended December 31, 2006, compared with $18 million for the period from February through December 2005. Average on-peak prices for Zone A decreased from $76 per MWh in 2005 to $59 per MWh in 2006. Generated volumes decreased from 2.3 million MWh in 2005 to 1.7 million MWh in 2006. Although market prices and generated volumes from our Independence facility decreased year over year, we received a benefit from the realization of higher power prices in the first half of 2006, as we settled forward power sales. Results for 2006 also reflect the benefit of increased capacity payments in the merchant market.

Depreciation expense for GEN-NE increased from $21 million in 2005 to $24 million in 2006, as the result of acquiring the Independence facility in February 2005 as well as the result of capital projects placed into service in 2006.

Power Generation—South Segment. Operating loss for GEN-SO was $2 million for the year ended December 31, 2006, compared to an operating loss of $16 million for the year ended December 31, 2005. GEN-SO results for 2006 include a $9 million impairment of our Rockingham facility as a result of the sale of the facility. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Rockingham to our audited consolidated financial statements included elsewhere in this prospectus for further discussion. GEN-SO results for the year ended December 31, 2005 also included general and administrative expenses of $11 million. Beginning in 2006, general and administrative expenses are reported in Other and Eliminations. Please read “Results of Operations—Year Ended 2006 Compared to Year Ended 2005—Operating Income (Loss)—Other” for a consolidated discussion of general and administrative expenses.

Results from our other South assets increased from $4 million in 2005 to $13 million in 2006, primarily as a result of increased volumes and pricing for our peaking facilities.

Depreciation expense was $8 million in 2006 compared to $11 million in 2005.

Customer Risk Management. Operating income was $7 million for 2006, compared to an operating loss of $647 million for 2005. CRM’s 2006 results reflect charges of approximately $53 million in legal reserves resulting from additional activities during the period that negatively affected management’s assessment of probable and estimable losses associated with the applicable proceedings and settlements. These charges were partially offset by mark-to-market income on our legacy coal, natural gas, emissions, and power positions. CRM’s 2005 results were impacted by the following items:

•	$364 million charge associated with the agreement to terminate our Sterlington tolling arrangement.

•

$169 million charge associated with the Sithe Energies acquisition. Prior to the acquisition, Independence held a power tolling contract and a natural gas supply agreement with our CRM segment. Upon completion of the purchase, these contracts became intercompany agreements under our GEN-NE segment, and were effectively eliminated on a consolidated basis, resulting in the $169 million charge upon completion of the acquisition.

•	$74 million net losses related to our legacy power positions, primarily fixed payments on our remaining power tolling arrangements in excess of realized margins on power generated and sold.

•

$38 million charge related to increased legal reserves. The increased legal reserves resulted from additional activities during the year that affected management’s assessment of the probable and estimable loss associated with the applicable proceedings.

•	$26 million net mark-to-market losses from our legacy natural gas and emissions positions.

These losses were partly offset by a $21 million gain related to the termination of a contract to sell emissions allowances.

Other. Other operating loss was $160 million for 2006, compared to $298 million for 2005. Results include approximately $140 million of general and administrative expenses, including costs related to our business segments, which prior to 2006 were included in the individual segments. Results for 2005 included general and administrative expenses of $327 million.

Consolidated general and administrative expenses decreased from $375 million for 2005 to $193 million for 2006. General and administrative expenses for 2005 included a $154 million charge associated with settlement of our and Dynegy’s shareholder class action litigation and other legal settlement charges totaling $38 million, while 2006 included $53 million in additional legal reserves. Additionally, compensation and benefits costs and professional and legal fees were lower in 2006 compared to 2005.

Earnings from Unconsolidated Investments

The $1 million loss reported from unconsolidated investments for 2006 was primarily related to the GEN-SO investment in Black Mountain. During 2006, we recorded equity earnings of $8 million related to our investment in Black Mountain offset by a $9 million impairment charge. This charge is the result of a decline in value of the investment related to the high cost of fuel in relation to a third party power purchase agreement through 2023 for 100% of the output of the facility. This agreement provides that Black Mountain (Nevada Cogeneration) will receive payments that decrease over time.

During 2005, we recorded equity earnings of $7 million related to our investment in Rocky Road. These earnings were offset by $7 million of losses related to our investments in Black Mountain and West Coast Power. Our investment in Black Mountain (Nevada Cogeneration) reported earnings of $5 million; however, these earnings were more than offset by a $13 million impairment charge. This charge is the result of a decline in value of the investment related to the high cost of fuel in relation to a third party power purchase agreement through 2023 for 100% of the output of the facility. This agreement provides that Black Mountain (Nevada Cogeneration) will receive payments that decrease over time. Additionally, in 2005 we recorded a $10 million impairment charge related to our investment in West Coast Power, related to the pending sale of our 50% interest in the investment to our partner, NRG. This charge almost completely offset the $11 million of 2005 earnings from the investment.

Other Items, Net

Other items, net totaled $51 million of income for 2006, compared to $15 million of income for 2005. The increase was primarily associated with higher interest income in 2006 resulting from higher cash balances and higher interest rates.

Interest Expense

Interest expense and debt conversion costs totaled $579 million for 2006, compared to $383 million for 2005. The increase was primarily due to debt conversion and acceleration of financing costs, as well as a $36 million charge associated with the Sithe Subordinated Debt exchange. These charges were partially offset by reductions due to lower principal amounts outstanding as a result of our liability management program. Please read Note 12—Debt to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Income Tax Benefit

Our income tax benefit from continuing operations was $125 million in 2006, compared to an income tax benefit from continuing operations of $374 million in 2005. The 2006 effective tax rate was 30%, compared to 34% in 2005. The 2006 tax benefit included a $29 million expense related to various adjustments anticipated as a result of the Canadian authorities’ audit of prior year income tax returns. The 2005 tax benefit included a $14 million expense related to an increase in the valuation allowance associated with foreign NOLs. Excluding these items from the 2006 and 2005 calculations would result in effective tax rates of 37% and 35% in 2006 and 2005, respectively. In general, differences between these adjusted effective rates and the statutory rate of 35% result primarily from the effect of certain foreign and state income taxes and permanent differences attributable to book-tax basis differences.

Please read Note 14—Income Taxes to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of our income taxes.

Discontinued Operations

Income (Loss) From Discontinued Operations Before Taxes. Discontinued operations include CoGen Lyondell and Calcasieu in our GEN-SO segment, DMSLP in our former NGL segment and our U.K. CRM business and our U.K. natural gas storage assets in our CRM segment. The following summarizes the activity included in income from discontinued operations:

Year Ended December 31, 2006

	GEN-SO	CRM	NGL	Total
	(in millions)
Operating income (loss) included in income from discontinued operations	$(53)	$18	$6	$(29)
Other items, net included in income from discontinued operations	—	5	—	5

Loss from discontinued operations before taxes				(24)
Income tax benefit				12

Loss from discontinued operations				$(12)

Year Ended December 31, 2005

	GEN-SO	CRM	NGL	Total
	(in millions)
Operating income (loss) included in income from discontinued operations	$(6)	$—	$1,320	$1,314
Earnings from unconsolidated investments included in income from discontinued operations	—	—	5	5
Other items, net included in income from discontinued operations	—	6	(22)	(16)
Interest expense included in income from discontinued operations				(53)

Income from discontinued operations before taxes				1,250
Income tax expense				(437)

Income from discontinued operations				$813

As further discussed in Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids to our audited consolidated financial statements included elsewhere in this prospectus, on October 31, 2005, we completed the sale of DMSLP. As a result of the sale, and as required SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), we have reclassified the operations related to DMSLP, which comprised of the remaining operations of our NGL segment, from continuing operations to discontinued operations.

In 2006, pre-tax loss from discontinued operations of $24 million ($12 million after-tax) included $14 million in pre-tax losses attributable to our CoGen Lyondell power generation facility, $6 million in pre-tax income attributable to NGL and a pre-tax gain of $21 million associated with a receivable previously reserved in our U.K. CRM business. Additionally, pre-tax loss from discontinued operations includes a $36 million impairment associated with the Calcasieu natural gas-fired peaking facility. Please read Note 5—Restructuring and Impairment Charges—Asset Impairments to our audited consolidated financial statements included elsewhere in this prospectus for further discussion. In 2005, pre-tax income from discontinued operations of $1,250 million ($813 million after-tax) included $1,250 million in pre-tax income attributable to NGL. Included in NGL’s 2005 pre-tax income is a pre-tax gain on the sale of DMSLP of $1,087 million and income attributable to ten months of operations.

In accordance with EITF Issue 87-24, “Allocation of Interest to Discontinued Operations” (EITF Issue 87-24), we have allocated interest expense to discontinued operations associated with debt instruments that were required to be paid upon the sale of DMSLP. Interest expense included in income from discontinued operations, which includes interest incurred on our former term loan and our former Generation facility debt, totaled zero and $53 million during 2006 and 2005, respectively.

Income Tax Benefit (Expense) From Discontinued Operations. We recorded an income tax benefit from discontinued operations of $12 million in 2006, compared to an income tax expense from discontinued operations of $437 million in 2005. The income tax expense in 2005 includes a $34 million benefit associated with reducing a valuation allowance related to our capital loss carryforward. We reduced the valuation allowance primarily as a result of capital gains expected to be recognized from our sale of DMSLP. For further information regarding the sale, please see Note 4— Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids to our audited consolidated financial statements included elsewhere in this prospectus. The effective rates for 2006 and 2005, adjusting for the reduction of the valuation allowance in 2005, are 100% and 38%, respectively.

Cumulative Effect of Change in Accounting Principles

On December 31, 2005, we adopted FIN No. 47. In connection with its adoption, we realized a cumulative effect loss of approximately $5 million ($7 million pre-tax). For further information, please see Note 2— Summary of Significant Accounting Policies—Asset Retirement Obligations to our audited consolidated financial statements included elsewhere in this prospectus.

Year Ended 2005 Compared to Year Ended 2004

Operating Loss

Operating loss was $733 million for the year ended December 31, 2005, compared to $202 million for the year ended December 31, 2004.

Power Generation—Midwest Segment. Operating income for GEN-MW was $199 million for the year ended December 31, 2005, compared to $194 million for 2004.

Results from our coal-fired generating units increased from $392 million for the year ended December 31, 2004 to $415 million for 2005. Average on-peak prices in the NI Hub/Com Ed pricing region increased from

$42 per MWh in 2004 to $62 per MWh for 2005. Additionally, volumes were up 3%, from 20.7 million MWh for 2004 to 21.3 million MWh. Despite the increases in volumes and price, results from our coal-fired generating units were negatively impacted by the AmerenIP contract, preventing us from recognizing the full benefit of the increase in market prices. Volumes sold pursuant to this contract with AmerenIP increased 25% in 2005 compared to 2004, resulting in a reduced supply of power available for sale at prevailing market prices in 2005. During certain peak periods, Ameren took higher volumes than we expected, resulting in a need to purchase power at market prices in order to satisfy our obligations. Volumes, excluding those sold under the AmerenIP contract, decreased by 1.7 million MWh from 2004 to 2005. Additionally, GEN-MW’s results for 2005 include $23 million of net mark-to-market income. As a result of increased power prices and overall power price volatility, we recognized $9 million of mark-to-market gains during 2005 associated with options sold during the period, and $8 million of mark-to-market gains associated with other financial transactions. Additionally, as of December 31, 2005, we recorded $5 million of income related to FTRs that were not designated as cash flow hedges. For the year ended December 31, 2004, our results included $16 million of mark-to-market losses, primarily related to options and other transactions that economically hedged our generation assets, and were not accounted for as cash flow hedges.

Results for our natural gas-fired peaking facilities in GEN-MW improved by $11 million, from a loss of $4 million for 2004 to earnings of $7 million for 2005. This improvement was a result of favorable power pricing, caused primarily by warm weather and generally higher fuel prices. These factors made it economical to produce substantially more power than our natural gas-fired facilities produced in 2004. However, our 2005 results also include a charge of $5 million related to the write-down of spare parts inventory.

General and administrative expense for GEN-MW decreased from $38 million in 2004 to $34 million in 2005 largely due to expenses associated with the DMG consent decree in 2004. Depreciation expense increased slightly, from $156 million in 2004 to $157 million in 2005. Improved 2005 results were partly offset by a $29 million charge associated with the impairment of a natural gas turbine, which was sold in 2006.

Power Generation—Northeast Segment. Operating income for GEN-NE was $29 million for the year ended December 31, 2005, compared to $21 million for the year ended December 31, 2004.

Results from our Roseton, Danskammer and Independence facilities were $71 million for 2005, compared with $44 million in 2004. Beginning in February 2005, GEN-NE’s results include earnings from the Independence facility. See Note 3—Business Combinations and Acquisitions—Sithe Energies to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the acquisition of Independence. The addition of Independence and increased power prices were the primary driver of earnings in 2005. Average on-peak market prices increased from $62 per MWh in 2004 to $92 per MWh in 2005. Compressed spark spreads for part of the year resulted in lower production at our Roseton facility, where volumes fell by 0.5 million MWh from 2004 to 2005. However, during the times Roseton was running, spark spreads were higher than the previous year. Generated volumes at our Danskammer facility rose by 0.4 million MWh from 2004 to 2005. The benefit of increased spark spreads was partly offset by operating expense, which increased from $120 million in 2004 to $139 million in 2005, primarily as a result of the timing of maintenance projects, as well as an increase in labor costs. GEN-NE’s results included $12 million of mark-to-market losses and $17 million of mark-to-market gains in 2005 and 2004 respectively, related to financial transactions not designated as cash flow hedges.

General and administrative expense in GEN-NE increased from $13 million in 2004 to $22 million in 2005, primarily as a result of the addition of our Independence facility. Depreciation expense for GEN-NE increased from $10 million to $21 million, also as the result of the addition of the Independence facility.

Power Generation—South Segment. Operating loss for GEN-SO was $16 million for the year ended December 31, 2005, compared to a loss of $19 million for the year ended December 31, 2004.

General and administrative expense was $11 million in both 2004 and 2005. Depreciation expense was $10 million in 2004 and $11 million in 2005.

Customer Risk Management. Operating loss for the CRM segment was $647 million for 2005. Results for 2005 were impacted by the following items:

•	$364 million charge associated with the agreement to terminate our Sterlington tolling arrangement.

•

$169 million charge associated with the Sithe Energies acquisition. Prior to the acquisition, Independence held a power tolling contract and a natural gas supply agreement with our CRM segment. Upon completion of the purchase, these contracts became intercompany agreements under our GEN-NE segment, and were effectively eliminated on a consolidated basis, resulting in the $169 million charge upon completion of the acquisition.

•	$74 million net losses related to our legacy power positions, primarily fixed payments on our remaining power tolling arrangements in excess of realized margins on power generated and sold.

•	$26 million net mark-to-market loss from our legacy natural gas and emissions positions.

•

$38 million charge related to increased legal reserves. The increased legal reserves resulted from additional activities during the year that affected management’s assessment of the probable and estimable loss associated with the applicable proceedings.

These losses were partly offset by a $21 million gain related to the termination of a contract to sell emissions allowances.

Results for 2004 were impacted by the following items:

•	$88 million gain associated with the exit of four natural gas transportation agreements in support of our third party marketing business; offset by

•

$115 million charge associated with our entry into a “back-to-back” power purchase agreement with a subsidiary of Constellation in November 2004 to mitigate the effect of the Kendall tolling arrangement through November 2008.

CRM’s results for 2004 also reflect the impact of fixed payments on our remaining power tolling arrangements in excess of realized margins on power generated and sold and include $10 million in gains associated with the mark-to-market value of certain legacy natural gas contracts which had previously been accounted for on an accrual basis.

Other. Other operating loss was $298 million in 2005, compared to a loss of $280 million in 2004. Results for 2005 include a $154 million charge associated with the settlement of our and Dynegy’s shareholder class action litigation. Results for 2005 also include an $11 million charge associated with our December 2005 restructuring. Results for 2004 include approximately $92 million of expenses related to legal and settlement charges. The legal charges resulted from additional activities during the period that affected management’s assessment of the probable and estimable loss associated with the applicable proceedings. In addition, 2005 results benefited from lower compensation, insurance and external consultant costs compared to the same period in 2004.

Earnings from Unconsolidated Investments

Total earnings from unconsolidated investments were zero for the year ended December 31, 2005, compared to $116 million for the year ended December 31, 2004.

Power Generation—Midwest Segment. Earnings from unconsolidated investments for GEN-MW were $7 million for the year ended December 31, 2005, compared to $5 million for the year ended December 31, 2004.

Both periods included $7 million of earnings related to our Rocky Road investment, which we then owned jointly with NRG Energy. Additionally, 2004 earnings included an $8 million impairment related to the sale of our 50% interest in the Michigan Power generating facility, which, when netted against our earnings from the investment for 2004, resulted in a $2 million net loss.

Power Generation—South Segment. Losses from unconsolidated investments for GEN-SO were $7 million for 2005, compared with earnings of $111 million for 2004.

For 2005, our 50% interest in our investment in Black Mountain (Nevada Cogeneration) reported earnings of $5 million; however, these earnings were more than offset by a $13 million impairment charge. This charge is the result of a decline in value of the investment related to the high cost of fuel in relation to a third party power purchase agreement through 2023 for 100% of the output of the facility. This agreement provides that Black Mountain (Nevada Cogeneration) will receive payments that decrease over time. Additionally, in 2005 we recorded a $10 million impairment charge related to our investment in West Coast Power, related to the sale of our 50% interest in the investment to our partner, NRG. This charge almost completely offset the $11 million of 2005 earnings from the investment.

Our West Coast Power investment was the primary driver of equity earnings in this segment during 2004. Total earnings from the investment of $165 million in 2004 were partially offset by an impairment charge of $85 million triggered by the expiration of West Coast Power’s CDWR contract, resulting in net earnings of $80 million. Earnings for 2004 also include a gain of $15 million on the sale of our 50% interest in the Oyster Creek facility in Texas. In addition to the gain on sale, we reported $5 million of earnings from the Oyster Creek investment. In September 2004, we sold our 50% interest in the Hartwell facility, resulting in a gain of approximately $2 million. Our 2004 earnings from Hartwell, including this gain, were $4 million. Our 2004 earnings also included approximately $2 million from Commonwealth, which we sold in the fourth quarter 2004. Finally, our 2004 earnings included $5 million from our investment in Black Mountain (Nevada Cogeneration).

Other Items, Net

Other items, net totaled $15 million of income in 2005, compared to $5 million in 2004. The increase is primarily associated with higher interest income in 2005 due to higher cash balances and higher interest rates.

Interest Expense

Interest expense totaled $383 million in 2005, compared to $332 million in 2004. The increase is primarily attributable to interest expense associated with Sithe, which was acquired in early 2005.

Income Tax Benefit

We reported an income tax benefit from continuing operations of $374 million in 2005, compared to $166 million in 2004. The 2005 effective tax rate was 34%, compared to 40% in 2004. The 2005 tax benefit includes a $14 million expense primarily related to an increase in the valuation allowance associated with foreign NOLs. The 2004 tax benefit includes a $3 million benefit related to a reduction in a deferred tax capital losses valuation allowance associated with anticipated gains on asset sales. Excluding these items from the 2005 and 2004 calculations would result in effective tax rates of 35% in 2005 and 40% in 2004. In general, differences between these adjusted effective rates and the statutory rate of 35% result primarily from the effect of certain foreign and state income taxes and permanent differences attributable to book-tax basis differences.

Please read Note 14—Income Taxes to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of our income taxes.

Discontinued Operations

Income From Discontinued Operations Before Taxes. Discontinued operations include CoGen Lyondell and Calcasieu in our GEN-SO segment, our global liquids business and DMSLP in our former NGL segment and our U.K. CRM business and U.K. natural gas storage assets in our CRM segment. The following summarizes the activity included in income from discontinued operations:

Year Ended December 31, 2005

	GEN-SO	CRM	NGL	Total
	(in millions)
Operating income (loss) included in income from discontinued operations	$(6)	$—	$1,320	$1,314
Earnings from unconsolidated investments included in income from discontinued operations	—	—	5	5
Other items, net included in income from discontinued operations	—	6	(22)	(16)
Interest expense included in income from discontinued operations				(53)

Income from discontinued operations before taxes				1,250
Income tax expense				(437)

Income from discontinued operations				$813

Year Ended December 31, 2004

	GEN-SO	CRM	NGL	Total
	(in millions)
Operating income included in income from discontinued operations	$(34)	$1	$293	$260
Earnings from unconsolidated investments included in income from discontinued operations	—	—	10	10
Other items, net included in income from discontinued operations	—	18	(22)	(4)
Interest expense included in income from discontinued operations				(27)

Income from discontinued operations before taxes				239
Income tax expense				(96)

Income from discontinued operations				$143

As further discussed in Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids to our audited consolidated financial statements included elsewhere in this prospectus, on October 31, 2005, we completed the sale of DMSLP. As a result of the sale, and as required by SFAS No. 144, we have reclassified the operations related to DMSLP, which comprised of the remaining operations of our NGL segment, from continuing operations to discontinued operations.

In 2005, pre-tax income from discontinued operations of $1,250 million ($813 million after-tax) included $1,250 million in pre-tax income attributable to NGL. Included in NGL’s 2005 pre-tax income was a pre-tax gain on the sale of DMSLP of $1,087 million and income attributable to ten months of operations. In 2004, pre-tax income from discontinued operations of $239 million ($143 million after-tax) included $254 million in pre-tax income attributable to NGL and $34 million of pre-tax losses from CoGen Lyondell. NGL’s pre-tax income in 2004 included income attributable to twelve months of operations, as well as pre-tax gains of $17 million, $16 million and $36 million, respectively, from our Hackberry LNG, Sherman processing plant and Indian Basin sales, offset by an impairment of $5 million for our Puckett natural gas treating plant and gathering system due to rapidly depleting reserves associated with that facility.

In accordance with EITF Issue 87-24, we have allocated interest expense to discontinued operations associated with debt instruments that were required to be paid upon the sale of DMSLP. Interest expense included in income from discontinued operations, which includes interest incurred on our term loan scheduled to mature in 2010 and our Generation facility debt scheduled to mature in 2007, totaled $53 million and $27 million for 2005 and 2004, respectively.

Income Tax Expense From Discontinued Operations. We recorded an income tax expense from discontinued operations of $437 million in 2005, compared to an income tax expense from discontinued operations of $96 million in 2004. These amounts reflect effective rates of 35% and 40%, respectively. The income tax expense in 2005 includes a $34 million benefit associated with reducing a valuation allowance related to our capital loss carryforward. We reduced the valuation allowance primarily as a result of capital gains recognized from our sale of DMSLP. For further information regarding the sale, please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids to our audited consolidated financial statements included elsewhere in this prospectus. The income tax expense in 2004 includes $20 million in tax expenses related to the conclusion of prior year tax audits. Excluding these items, the 2005 and 2004 effective tax rates would be 38% and 32%, respectively. In general, differences between these effective rates and the statutory rate of 35% result primarily from the effect of certain foreign and state income taxes and permanent differences attributable to book-tax differences.

Cumulative Effect of Change in Accounting Principle

On December 31, 2005, we adopted FIN No. 47. In connection with its adoption, we realized a cumulative effect loss of approximately $5 million ($7 million pre-tax). For further information, please see Note 2— Summary of Significant Accounting Policies—Asset Retirement Obligations to our audited consolidated financial statements included elsewhere in this prospectus.

Outlook

Our recently completed Merger Agreement with the LS Contributing Entities represents the transition from our previous era of self-restructuring and operations of our legacy fleet to a period of expanded, more diverse operations that provides greater scale and scope in our key markets and stronger positioning for future growth opportunities.

Generally, we expect that our future financial results will continue to reflect sensitivity to fuel and emissions commodity prices, market structure and prices for electric energy, ancillary services and capacity, transportation and transmission logistics, weather conditions and in-market asset availability (“IMA”). Our commercial team actively manages commodity price risk associated with our unsold power production by trading in the balance-of-year and the prompt year markets at physical hubs that are correlated with our assets. We also participate in various regional auctions and bilateral opportunities for capacity sales.

Compared to the legacy Dynegy assets, a higher percentage of our forecasted generation output from the assets acquired through the Merger Agreement is hedged through physical and financial agreements extending beyond the prompt year. Including volumes committed under contracts acquired with these assets, contracts resulting from the Illinois resource procurement auction and power and steam delivery commitments from our Independence facility, a substantial portion of the output from our fleet of power generation facilities is contracted for the balance of 2007. This includes RMR arrangements at our Morro Bay, South Bay and Oakland facilities. The remaining output from our facilities is available for other forward sales opportunities to capture attractive market prices when they are available. To the extent that we choose not to enter into forward sales, the gross margin from our assets is a function of price movements in the coal, natural gas, fuel oil and power commodity markets.

Our results will also continue to be impacted by environmental regulations and their impact on our financial condition and results of operations. In addition to CARB, various state and federal programs have been initiated or are being discussed. It is difficult to predict with certainty the precise outcome of these various initiatives and discussions or the resulting impact on our results of operations and financial condition. If some or all of the initiatives are adopted and implemented, Dynegy, DHI and similarly situated power generators could incur additional costs to develop, construct and operate power generation facilities, with the magnitude of any such cost increases to be influenced by, among other things:

•	the structure and scope of final rules and regulations, including the level of emissions reductions required and the time period for these reductions;

•	the ability to recover in the marketplace any associated increases in operating and/or capital costs;

•	the demonstration of new technologies that make further emissions reductions a reality and any associated costs; and

•	the risk of litigation and related adversary proceedings, particularly with respect to development projects and associated permitting activities.

Effective April 2, 2007, we issued termination notices to General Electric (“GE”) for LTSA contracts related to the Casco Bay, Arlington Valley and Moss Landing facilities. Subsequent to entering a Standstill and Tolling Agreement on April 16, 2007, we have addressed all issues with GE related to the LTSA contracts. On August 21, 2007 we entered into amended and restated agreements with GE that resolve all issues between us related to the LTSAs. These agreements affecting the Casco Bay, Arlington Valley, Moss Landing and Griffith facilities will become effective October 1, 2007.

The following summarizes our outlook for our power generation business by reportable segment.

GEN-MW. We expect our results to continue to be impacted by power prices, fuel prices, fuel availability and IMA.

For the remainder of 2007, GEN-MW results will continue to be affected by the delivery obligations resulting from our participation in the Illinois resource procurement auction. The power commodity price under the auction-related agreements is higher than existed under our previous contract. The price we will receive under the auction contract in 2007 is approximately $65/MWh. Under the auction contract, we assume increased costs and penalty risks associated with managing delivered power volumes. The price we received under the previous contract averaged approximately $42/MWh in 2006, and was a function of the amount of power called on by IP under the previous contract. We anticipate that the revenues generated by our Midwest facilities will continue to benefit in 2007 from the implementation of contracts resulting from the auction and the sale of additional volumes into the MISO wholesale markets at prevailing market prices.

Another factor impacting our results in the Midwest in 2007 will be the regulatory environment in Illinois. Recent legislation is expected to provide more certainty with respect to the Illinois regulatory environment, at least for the near term. Please read “Recent Developments” and Note 10—Commitments and Contingencies—Illinois Auction Complaints to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.

In 2005, DMG entered into a comprehensive, Midwest system-wide settlement with the EPA and other parties, resolving the environmental litigation related to our Baldwin Energy Complex in Illinois. The settlement will require substantial emission reductions from our Illinois coal-fired power plants and the completion of several supplemental environmental projects in the Midwest. Through June 30, 2007, DMG had achieved all emission reductions scheduled to date under the Consent Decree and was developing plans to install additional emission control equipment to meet future Consent Decree emission limits. DMG has constructed a mercury control project at the Vermilion Power Station that began operation in June 2007. Our estimated costs associated with the Consent Decree projects, which we expect to incur through 2012, are approximately $775 million. We expect to have spent $135 million of this amount by December 31, 2007. Expected spending associated with the Consent Decree for the next four years and thereafter are as follows: 2008—$150 million, 2009–$180 million, 2010—$170 million, 2011—$100 million and thereafter—$40 million.

Through 2010, 97% of our Midwest coal requirements are contracted. Additionally, 98% of our coal requirements for 2007 and 2008 are contracted at a fixed price. Our longer term results are sensitive to changes in coal prices to the extent that our current fixed prices are adjusted through contract re-openers or related provisions.

Our results will continue to be affected by IMA. We use IMA to monitor fleet performance over time. This measure quantifies the percentage of generation for each of our 14 major steam units that were available when market prices were favorable for participation. Through our focus on safe and efficient operations, we seek to maximize our IMA and, as a result, our revenue generating opportunities. The IMA for our coal-fired fleet for the six months ended June 30, 2007 was approximately 92%, compared to 88% for the comparable period of 2006. (In 2007, we modified the way we calculate IMA to better reflect the capabilities of the units due to seasonal variations. These changes had minimal effects on the year over year comparison in the second quarter, but could have more pronounced effects as the summer season progresses.) We attempt to schedule maintenance and repair work to minimize downtime during peak demand periods, to the extent doing so does not compromise a safe working environment for our employees and contractors.

In connection with the Merger discussed in Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, we acquired assets in Illinois and Pennsylvania. These assets include the 1,200 MW Kendall natural gas-fired facility in Minooka, IL and the 580 MW Ontelaunee natural gas-fired facility in Ontelaunee Township, PA. With respect to the Kendall facility, 275 MW of the facility’s capacity is committed to a subsidiary of Constellation Energy (“Constellation”) under a power purchase agreement that extends through 2017. An additional 550 MW of capacity is committed under another agreement with Constellation, which extends through November 2008. These power purchase agreements provide us with predictable contracted revenues, and mitigate the effects of fluctuating market prices for electricity.

The Ontelaunee facility sells its energy, capacity and other ancillary services to wholesale electricity customers directly on the spot market. However, exposure to the market prices of energy has been hedged under a financially settled heat rate call-option agreement.

Our 576 MW Bluegrass generation facility is being considered for a potential sale. Please read “Asset Sale Proceeds” for further discussion.

GEN-NE. We expect our results to continue to be impacted by power prices, fuel prices, fuel availability and IMA. Spreads between power and fuel costs are expected to remain volatile as both fuel and power prices change based on demand and weather. This volatility has significant impact on the run-time for the Roseton unit. All of our coal supply requirements for 2007 are contracted at a fixed price. We continue to maintain sufficient coal and oil inventories and contractual commitments intended to provide us with a stable fuel supply.

Additionally, our results could be affected by potential changes in New York, Maine and/or Connecticut state environmental regulations, as well as our ability to obtain permits necessary for the operation of our facilities. Please see Note 10—Commitments and Contingencies—Danskammer State Pollutant Discharge Elimination System Permit to our unaudited condensed consolidated financial statements included elsewhere in this prospectus and Note 10—Commitments and Contingencies—Roseton State Pollutant Discharge Elimination System Permit to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, respectively, for further discussion.

In connection with the Merger discussed in Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, we acquired assets in Connecticut and Maine. These assets include the 527 MW Bridgeport natural gas-fired facility in Bridgeport, CT and the 540 MW Casco Bay natural gas-fired facility in Veazie, ME.

The Bridgeport facility had been operating pursuant to the terms of the Bridgeport RMR agreement, subject to the outcome of ongoing proceedings before the FERC to resolve the question of whether Bridgeport is eligible for an RMR agreement. On May 25, 2007, Bridgeport and the intervening parties submitted a Joint Offer of Settlement, which effectively terminated the RMR Agreement as of May 31, 2007. In addition, the Settlement stipulated that within 30 days of FERC approval Bridgeport will refund ISO-NE $12.5 million and any RMR revenues received by Bridgeport from the ISO-NE under the amended RMR agreement for the calendar months April 2007 and May 2007. Under the Settlement, Bridgeport will no longer be required to submit stipulated bids as of June 1, 2007 therein allowing Bridgeport to more fully participate as a merchant generator in the ISO-NE market. The Settlement was certified as an uncontested settlement on June 29, 2007 by the Presiding Administrative Law Judge and was accepted by FERC on August 3, 2007.

GEN-WE. In connection with the Merger discussed in Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, we acquired a portfolio of assets in California and Arizona. These assets include six facilities located in California (Moss Landing, Morro Bay, South Bay and Oakland) and Arizona (Arlington Valley and Griffith), with a total capacity of 5,545 MW. Moss Landing, Morro Bay, and Griffith are subject to certain power purchase agreements under which the buyer pays the power generation facility a fixed monthly payment for the right to call energy, capacity and ancillary services from the power generation facility. The South Bay and Oakland facilities operate under RMR agreements with the CAISO.

Moss Landing, Arlington Valley and Griffith sell energy, capacity and/or other ancillary services to wholesale electricity customers directly in the spot market. Several financially-settled heat rate call-options are in effect that mitigate the exposure of these facilities to changes in the market price of energy.

Our GEN-WE segment will no longer benefit from the earnings from the CoGen Lyondell facility due to the completion of the sale of this facility on August 1, 2007. For the six months ended June 30, 2007, we recorded operating income of $5 million related to the operation of CoGen Lyondell. This amount has been reclassified as income from discontinued operations. Additionally, our 539 MW Heard County generation facility is being considered for a potential sale. Please read “—Liquidity and Capital Resources—External Liquidity Sources—Asset Sale Proceeds” for further discussion.

CASH FLOW DISCLOSURES

The following tables includes data from the operating section of our unaudited condensed consolidated statements of cash flows (for the six months ended June 30, 2007 and 2006) and the consolidated statements of cash flows (for the years ended December 31, 2006, 2005 and 2004) and include cash flows from our discontinued operations, which are disclosed on a net basis in income (loss) from discontinued operations, net of tax, in our unaudited condensed consolidated statements of operations or consolidated statements of operations or consolidated statements of operations as applicable:

Six Months Ended June 30, 2007 and 2006

	Six Months Ended June 30,
	2007	2006
	(in millions)
Operating cash flows from our generation businesses	$413	$272
Operating cash flows from our customer risk management business	(9)	(392)
Other operating cash flows	(233)	(258)

Net cash provided by (used) in operating activities	$171	$(378)

Operating Cash Flow

Our cash flow provided by operations totaled $171 million for the six months ended June 30, 2007. During the six months ended June 30, 2007, our power generation business provided positive cash flow from operations of $413 million primarily due to positive earnings for the period. Our customer risk management business used approximately $9 million in cash partially offset by the receipt of approximately $32 million from the sale of a legacy receivable. Other and Eliminations includes a use of approximately $233 million in cash primarily due to interest payments to service debt and general and administrative expense.

Our cash flow used in operations totaled $378 million for the six months ended June 30, 2006. GEN provided cash flow from operations of $272 million, primarily due to positive earnings for the period. Our CRM segment used cash flow of approximately $392 million primarily due to a $370 million termination payment on our Sterlington tolling contract. Other and Eliminations includes a use of approximately $258 million in cash primarily due to interest payments to service debt and general and administrative expenses, partially offset by interest income on cash balances.

Capital Expenditures and Investing Activities

Our cash used in investing activities during the six months ended June 30, 2007 totaled $737 million. Capital spending of $153 million was primarily comprised of $115 million, $19 million, and $11 million for our GEN-MW, GEN-NE, and GEN-WE segments, respectively. Capital spending for the GEN-MW segment includes $54 million associated with the construction of the Plum Point facility. The remaining capital spending for the GEN-MW and GEN-WE segments primarily related to maintenance and environmental projects, while spending in Dynegy’s GEN-NE segment primarily related to maintenance.

The decrease in restricted cash of $589 million related primarily to a $650 million deposit associated with our cash collateralized facility, partially offset by the release of Independence restricted cash due to the posting of a letter of credit.

Our cash provided by investing activities during the six months ended June 30, 2006 totaled $272 million. Capital spending of $59 million was primarily comprised of $36 million, $7 million, and $12 million in the GEN-MW, GEN-NE, and GEN-WE segments, respectively. The capital spending for the GEN-MW segment primarily related to maintenance and environmental capital projects, as well as $1 million in development capital associated with the completion of the Vermilion PRB conversion. Capital spending in our GEN-NE and GEN-WE segments primarily related to maintenance and environmental projects.

Net proceeds from the sale and acquisition of unconsolidated investments, net of cash acquired totaled $165 million. This included net cash proceeds of $205 million from the sale of our 50% ownership interest in West Coast Power to NRG. This was partially offset by $40 million, net of cash acquired, associated with our acquisition of NRG’s 50% ownership interest in Rocky Road.

The decrease in restricted cash of $162 million related primarily to the return of our $335 million deposit associated with our former cash collateralized facility and a $27 million decrease in the Independence restricted cash balance, offset by a $200 million deposit associated with our cash collateralized facility.

Financing Activities

Our cash provided by financing activities during the six months ended June 30, 2007 totaled $603 million. During the six months ended June 30, 2007, DHI received proceeds from long-term borrowings from the following sources, net of approximately $31 million of debt issuance costs:

•	$1,650 million in aggregate principal amount from our Senior Unsecured Notes due 2015 and 2019;

•	$665 million in aggregate principal amount on our letter of credit facilities;

•	$275 million in aggregate principal amount on our revolver due 2012;

•	$70 million in aggregate principal amount on our senior secured term loan facility due 2013; and

•	$34 million in aggregate principal amount on our Plum Point Credit Agreement Facility.

These borrowings were partially offset by $1,719 million of payments:

•	$396 million in aggregate principal amount on our Kendall Senior Secured Term Loan Facility;

•	$150 million in aggregate principal amount on our Ontelaunee term loan due 2009;

•	$919 million in aggregate principal amount on our Gen Finance Term Loan;

•	$150 million in aggregate principal amount on our Gen Finance Term Loan;

•	$70 million Griffith debt;

•	$19 million in aggregate principal amount on our 8.50% secured bonds due 2007; and

•	$15 million in aggregate principal amount on our letter of credit facilities.

Cash used in financing activities for the six months ended June 30, 2007 also includes dividend payments to Dynegy totalling $342 million.

Our cash used in financing activities during the six months ended June 30, 2006 totaled $985 million. Repayments of long-term debt totaled $1,683 million for the six months ended June 30, 2006 and consisted of the following payments:

•	$900 million in aggregate principal amount on our Second Priority Senior Secured Notes due 2013;

•	$614 million in aggregate principal amount on our Second Priority Senior Secured Notes due 2010;

•	$151 million in aggregate principal amount on our Second Priority Senior Secured Notes due 2008; and

•	$18 million in aggregate principal amount on our 8.50% secured bonds due 2007.

Debt conversion costs of $202 million consisted of payments to redeem the Second Priority Senior Secured Notes mentioned above, including approximately $3 million of transaction costs;

The repayments were partially offset by $1,071 million of proceeds from the following sources, net of approximately $29 million of debt issuance costs:

•	$750 million aggregate principal amount from our Senior Unsecured Notes due 2016;

•	$200 million, LIBOR + 1.75% letter of credit facility due 2012; and

•	$150 million, LIBOR + 1.75% term loan due 2012.

Cash used in financing activities for the six months ended June 30, 2006 also includes $170 million in payments to Dynegy, which consists of repayments of borrowings of $120 million and a dividend payment of $50 million.

Years Ended December 31, 2006, 2005 and 2004

	Years Ended December 31,
	2006	2005	2004
	(in millions)
Operating cash flows from our generation businesses	$698	$472	$419
Operating cash flows from our customer risk management business	(461)	(21)	(371)
Operating cash flows from our natural gas liquids business	—	288	278
Other operating cash flows	(442)	(763)	(486)

Net cash used in operating activities	$(205)	$(24)	$(160)

Operating Cash Flow. Our cash flow used in operations totaled $205 million for the twelve months ended December 31, 2006. During the period, our power generation business provided positive cash flow from operations of $698 million primarily due to positive earnings for the period, increases in working capital due to returns of cash collateral postings and decreased accounts receivable balances. Our CRM business used approximately $461 million in cash primarily due to (i) a $370 million termination payment on our Sterlington tolling contract, (ii) a $44 million settlement payment to resolve claims relating to a former Master Netting Setoff Security Agreement with Enron, and (iii) a $37 million settlement of class action claims by California parties alleging price manipulation and false reporting of natural gas trades by our former gas trading business. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Sterlington Contract Termination to our audited consolidated financial statements included elsewhere in this prospectus for further information. Other and Eliminations includes a use of approximately $442 million in cash primarily due to interest payments to service debt and general and administrative expenses, partially offset by interest income on cash balances.

Our cash flow used in operations totaled $24 million for the twelve months ended December 31, 2005. During the period, our power generation business provided positive cash flow from operations of $472 million, due primarily to positive earnings for the period as well as the return of cash collateral of approximately $66 million during 2005. This was offset by increased accounts receivable balances due to higher prices at December 31, 2005 as compared to December 31, 2004. Our customer risk management business had cash outflows of approximately $21 million, due primarily to fixed payments associated with the former Sterlington and Gregory power tolling arrangement and our final payment of $26 million related to our exit from four long-term natural gas transportation contracts. This was offset partially by the return of approximately $43 million of cash collateral during 2005. Our discontinued natural gas liquids business provided cash flow from operations of $288 million due primarily to positive earnings for the period as well as the return of cash collateral. Other and Eliminations included a use of approximately $763 million in cash due primarily to our payments of $255 million in connection with the settlement of the shareholder class action litigation, interest payments to service debt, pension plan contributions of approximately $31 million, state tax payments and general and administrative expenses.

Our cash flow used in operations totaled $160 million for the twelve months ended December 31, 2004. During the period, our power generation business and discontinued natural gas liquids business provided positive cash flow from operations. Our power generation business provided cash flow from operations of $419 million due primarily to positive earnings for the period and increased business activity, partially offset by increased cash collateral posted in lieu of letters of credit; our discontinued natural gas liquids business provided cash flow from operations of $278 million due primarily to positive earnings, partially offset by increased prepayments due to higher sales. Our customer risk management business used approximately $371 million in cash due primarily to fixed payments associated with the aforementioned power tolling arrangements and related natural gas transportation agreements, a $117.5 million payment related to the restructuring of the Kendall toll, increased cash collateral posted in lieu of letters of credit and our exit from four long-term natural gas transportation contracts. Other and Eliminations includes a use of approximately $486 million in cash due primarily to interest payments to service debt, settlement payments and general and administrative expenses.

Capital Expenditures and Investing Activities. Cash provided by investing activities during the twelve months ended December 31, 2006 totaled $357 million. Capital spending of $155 million was primarily comprised of $101 million, $22 million, and $24 million in the GEN-MW, GEN-NE, and GEN-SO segments, respectively. The capital spending for each segment primarily related to maintenance and environmental capital projects. In addition, there was approximately $8 million of capital expenditures in the Other segment.

Proceeds from the sale and acquisition of unconsolidated investments, net of cash acquired, totaled $165 million in 2006. This included net cash proceeds of $205 million from the sale of our 50% ownership interest in West Coast Power to NRG. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power to our audited consolidated financial statements included elsewhere in this prospectus for further information. This was partially offset by a payment of $45 million for our acquisition of NRG’s 50% ownership interest in Rocky Road, which included $5 million of cash on hand. Please read Note 3—Business Combinations and Acquisitions—Rocky Road to our audited consolidated financial statements included elsewhere in this prospectus for more information.

Proceeds from assets sales, net totaled $224 million in 2006 and primarily consisted of proceeds from the sale of our Rockingham facility for $194 million. Please read Note 4— Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Rockingham to our audited consolidated financial statements included elsewhere in this prospectus for more information. In addition, we received proceeds of $15 million associated with the sale of our natural gas liquids business in 2005. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids to our audited consolidated financial statements included elsewhere in this prospectus for more information. We also received proceeds of $14 million associated with the sale of a natural gas turbine that was not in use.

The decrease in restricted cash of $121 million related primarily to the return of our $335 million deposit associated with our former cash collateralized facility, offset by a $200 million deposit associated with our new cash collateralized facility and a $14 million increase in the Independence restricted cash balance.

Cash provided by investing activities during the twelve months ended December 31, 2005 totaled $1,839 million. Capital spending of $195 million was primarily comprised of $113 million, $21 million, $9 million and $45 million in the GEN-MW, GEN-NE, GEN-SO and NGL segments, respectively. The capital spending for our GEN-MW segment primarily related to capital maintenance projects, as well as $17 million and $10 million in development capital associated with the completion of the Vermilion and Havana PRB conversions, respectively. Capital spending for our GEN-NE and GEN-SO segments primarily related to maintenance and environmental projects. Capital spending in our NGL segment primarily related to capital maintenance projects and wellconnects.

In connection with Dynegy’s contribution of New York Holdings to us, we acquired a cash balance of $26 million. The increase in restricted cash related to a $335 million deposit associated with our cash collateralized facility as well as an $18 million increase in the Independence restricted cash balance.

Net cash proceeds from asset sales of $2,393 million primarily consisted of the following items:

•	$2,382 million, net of transaction costs, from the sale of DMSLP; and

•	$10 million from the sale of land at our Port Everglades facility.

Net cash used in investing activities during 2004 totaled $211 million. Capital spending of $219 million was comprised primarily of $113 million, $17 million, $15 million and $61 million in the GEN-MW, GEN-NE, GEN-SO and NGL segments, respectively. The capital spending for our GEN-MW segment primarily related to capital maintenance projects, as well as approximately $41 million related to developmental projects. Capital spending for our GEN-NE and GEN-SO primarily related to maintenance and environmental projects. Capital spending in our NGL segment related primarily to maintenance capital projects and wellconnects, as well as approximately $21 million on developmental projects.

Net cash proceeds from asset sales of $246 million consisted of the following items:

•	$147 million from the sale of our equity investments in the Oyster Creek, Hartwell, Michigan Power and Commonwealth generating facilities;

•	$48 million from the sale of Indian Basin;

•	$34 million from the sale of Sherman; and

•	$17 million from the sale of our remaining financial interest in the Hackberry LNG project.

Financing Activities. Cash used in financing activities during the year ended December 31, 2006 totaled $1,235 million. Repayments of long-term debt totaled $1,930 million for year ended December 31, 2006 and consisted of the following payments:

•	$900 million in aggregate principal amount on our 10.125% Second Priority Senior Secured Notes due 2013;

•	$614 million in aggregate principal amount on our 9.875% Second Priority Senior Secured Notes due 2010;

•	$225 million in aggregate principal amount on our Second Priority Senior Secured Floating Rate Notes due 2008;

•	$150 million in aggregate principal amount on our Term Loan;

•	$23 million in aggregate principal amount on our 7.45% Senior Notes due 2006; and

•	$18 million in aggregate principal amount on our 8.50% secured bonds due 2007.

Debt conversion costs of $204 million consisted of the following payment:

•	$204 million to redeem the Second Priority Senior Secured Notes mentioned above, including approximately $3 million of transaction costs;

The repayments were partially offset by $1,071 million of proceeds from the following sources, net of approximately $29 million of debt issuance costs:

•	$750 million aggregate principal amount from a private offering of our 8.375% Senior Unsecured Notes due 2016;

•	$200 million, letter of credit facility due 2012; and

•	$150 million, term loan due 2012.

Cash used in financing activities includes $170 million in payments to Dynegy, which consists of repayments of borrowings of $120 million and a one time dividend payment of $50 million.

Cash used in financing activities during the year ended December 31, 2005 totaled $734 million. Repayments of long-term debt totaled $1,432 million for the year ended December 31, 2005 and consisted of the following payments:

•	$600 million aggregate principal amount outstanding under a revolver due May 2007;

•	$597 million on the term loan;

•	$183 million on the Riverside facility debt;

•	$18 million on a maturing series of our senior notes; and

•	$34 million on the Independence Senior Notes due 2007.

The repayments were partially offset by proceeds from the October 2005 draw-down on the $600 million aggregate principal outstanding revolver due May 2007.

Net borrowings from affiliates totaled $120 million during the year ended December 31, 2005. Please see Note 12—Debt—Note Payable to Dynegy to our audited consolidated financial statements included elsewhere in this prospectus for further information.

Net cash provided by financing activities during the year ended December 31, 2004 totaled $289 million. Our financing cash outflows were primarily related to repayments of long-term debt totaling $267 million and consisted primarily of the following payments:

•	$185 million under our ABG Gas Supply financing; and

•	$78 million on the Tilton capital lease.

These repayments of long-term debt were offset by proceeds from our $600 million aggregate principal outstanding secured term loan, net of issuance costs of $19 million. We made distributions to minority interest owners totaling $32 million.

SEASONALITY

Our revenues and operating income are subject to fluctuations during the year; primarily due to the impact seasonal factors have on sales volumes and the prices of power and natural gas. Power marketing operations and generating facilities have higher volatility and demand, respectively, in the summer cooling months. This trend may change over time as demand for natural gas increases in the summer months as a result of increased natural gas-fired electricity generation.

CRITICAL ACCOUNTING POLICIES

Our Accounting Department is responsible for the development and application of accounting policy and control procedures. This department conducts these activities independent of any active management of our risk exposures, is independent of our business segments and reports to the Chief Financial Officer.

The process of preparing financial statements in accordance with GAAP requires our management to make estimates and judgments. It is possible that materially different amounts could be recorded if these estimates and judgments change or if actual results differ from these estimates and judgments. We have identified the following six critical accounting policies that require a significant amount of estimation and judgment and are considered to be important to the portrayal of our financial position and results of operations:

•	Revenue Recognition and Valuation of Risk Management Assets and Liabilities;

•	Valuation of Tangible and Intangible Assets;

•	Estimated Useful Lives;

•	Accounting for Contingencies, Guarantees and Indemnifications;

•	Accounting for Income Taxes; and

•	Valuation of Pension and Other Post-Retirement Plans Assets and Liabilities.

Revenue Recognition and Valuation of Risk Management Assets and Liabilities

We utilize two comprehensive accounting models in reporting our consolidated financial position and results of operations as required by GAAP—an accrual model and a fair value model. We determine the appropriate model for our operations based on guidance provided in applicable accounting standards and positions adopted by the FASB or the SEC.

The accrual model is used to account for substantially all of the operations conducted in our GEN-MW, GEN-NE and GEN-SO segments. These segments consist largely of the ownership and operation of physical assets that we use in various generation operations. We earn revenue from our facilities in three primary ways: (1) sale of energy generated by our facilities; (2) sale of ancillary services, which are the products of a generation facility that support the transmission grid operation, allow generation to follow real-time changes in load, and provide emergency reserves for major changes to the balance of generation and load; and (3) sale of capacity. We recognize revenue from these transactions and transactions from our legacy businesses when the product or service is delivered to a customer.

The fair value model is used to account for forward physical and financial transactions, which meet the definition of a derivative contract as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, (SFAS No.133). The criteria are complex, but generally require these contracts to relate to future periods, to contain fixed price and volume components and to have terms that require or permit net settlement of the contract in cash or the equivalent. SFAS No. 133 concluded that these contracts should be accounted for at fair value. In part, this conclusion is based on the cash settlement provisions in these agreements, as well as the volatility in commodity prices, interest rates and, if applicable, foreign exchange rates, which impact the valuation of these contracts. Since these transactions may be settled in cash or the equivalent, the value of the assets and liabilities associated with these transactions is reported at estimated settlement value based on current forward prices and rates as of each balance sheet date.

Typically, derivative contracts can be accounted for in three different ways: (1) as an accrual contract, if the criteria for the “normal purchase normal sale” exception are met and documented; (2) as a cash flow or fair value hedge, if the criteria are met and documented; or (3) as a mark-to-market contract with changes in fair value recognized in current period earnings. Generally, we only mark-to-market through earnings our derivative contracts if they do not qualify for the “normal purchase normal sale” exception or as a cash flow hedge. Because derivative contracts can be accounted for in three different ways, and as the “normal purchase normal sale” exception and cash flow and fair value hedge accounting are elective, the accounting treatment used by another party for a similar transaction could be different from the accounting treatment we use.

In order to estimate the fair value of our portfolio of transactions, which meet the definition of a derivative and do not qualify for the “normal purchase normal sale” exception, we use a liquidation value approach assuming that the ability to transact business in the market remains at historical levels. The estimated fair value of the portfolio is computed by multiplying all existing positions in the portfolio by estimated prices, reduced by a time value of money adjustment and reserves for credit and price. The estimated prices in this valuation are based either on (1) prices obtained from market quotes, when there are an adequate number of quotes to consider the period liquid, or, if market quotes are unavailable or the market is not considered liquid, (2) prices from a proprietary model which incorporates forward energy prices derived from market quotes and values from previously executed transactions. The amounts recorded as revenue change as these estimates are revised to reflect actual results and changes in market conditions or other factors, many of which are beyond our control. In addition, due to assumptions inherent to the modeling process, the fair value determined by another party could differ significantly from the amounts included in our financial statements.

Please read Note 6—Risk Management Activities and Financial Instruments to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of our accounting for risk management instruments.

Valuation of Tangible and Intangible Assets

We evaluate long-lived assets, such as property, plant and equipment, investments and goodwill, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors we consider important, which could trigger an impairment analysis, include, among others:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of our use of the assets or the strategy for our overall business;

•	significant negative industry or economic trends; and

•	significant declines in stock value for a sustained period.

We assess the carrying value of our property, plant and equipment in accordance with SFAS No. 144. If an impairment is indicated, the amount of the impairment loss recognized would be determined by the amount the book value exceeds the estimated fair value of the assets. The estimated fair value may include estimates based upon discounted cash-flow projections, recent comparable market transactions or quoted prices to determine if an impairment loss is required. For assets identified as held for sale, the book value is compared to the estimated sales price less costs to sell. There is a significant amount of judgment involved in cash-flow estimates, including assumptions regarding market convergence, discount rates and capacity. The assumptions used by another party could differ significantly from our assumptions. Please read Note 5—Restructuring and Impairment Charges to our audited consolidated financial statements included elsewhere in this prospectus for discussion of impairment charges we recognized in 2006, 2005 and 2004.

We follow the guidance of APB 18, “The Equity Method of Accounting for Investments in Common Stock”, SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, (SFAS No. 115), and EITF Issue 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock”, (EITF 02-14), when reviewing our investments. The book value of the investment is compared to the estimated fair value, based either on discounted cash flow projections or quoted market prices, if available, to determine if an impairment is required. We record a loss when the decline in value is considered other than temporary. We follow the guidance set forth in SFAS No. 142, “Goodwill and Other Intangible Assets”, when assessing the carrying value of our goodwill. Accordingly, we evaluate our goodwill for impairment on an annual basis or when events warrant an assessment. Fair value utilized in this assessment is also based on our estimate of future cash flows.

Our assessments regarding valuation of tangible and intangible assets are subject to estimates and judgment of management. Market conditions, energy prices, estimated useful lives of the assets, discount rate assumptions and legal factors impacting our business may have a significant effect on the estimates and judgment of management. If different judgments were applied, estimates could differ significantly. Actual results could vary materially from these estimates.

Please read Note 11—Intangible Assets to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of our accounting for intangible assets.

Estimated Useful Lives

The estimated useful lives of our long-lived assets are used to compute depreciation expense, future AROs and are used in impairment testing. Estimated useful lives are based, among other things, on the assumption that we provide an appropriate level of capital expenditures while the assets are still in operation. Without these continued capital expenditures, the useful lives of these assets could decrease significantly. Estimated lives could be impacted by such factors as future energy prices, environmental regulations, various legal factors and competition. If the useful lives of these assets were found to be shorter than originally estimated, depreciation expense may increase, liabilities for future AROs may be insufficient and impairments in carrying values of tangible and intangible assets may result.

Please read Note 9—Property, Plant and Equipment to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of our estimated useful lives.

Accounting for Contingencies, Guarantees and Indemnifications

We are involved in numerous lawsuits, claims, proceedings, and tax-related audits in the normal course of our operations. In accordance with SFAS No. 5, “Accounting for Contingencies” (SFAS No. 5), we record a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We review our loss contingencies on an ongoing basis to ensure that we have appropriate reserves recorded on our consolidated balance sheets as required by SFAS No. 5. These reserves are based on estimates and judgments made by management with respect to the likely outcome of these matters, including any applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant. Our estimates and judgment could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors. If different estimates and judgments were applied with respect to these matters, it is likely that reserves would be recorded for different amounts. Actual results could vary materially from these reserves.

Liabilities are recorded when an environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated. Measurement of liabilities is based, in part, on relevant past experience, currently enacted laws and regulations, existing technology, site-specific costs and cost-sharing arrangements. Recognition of any joint and several liability is based upon our best estimate of our final pro-rata share of such liability. These assumptions involve the judgments and estimates of management and any changes in assumptions could lead to increases or decreases in our ultimate liability, with any such changes recognized immediately in earnings.

We follow the guidance of FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN No. 45), for disclosure and accounting of various guarantees and indemnifications entered into during the course of business. When a guarantee or indemnification subject to FIN No. 45 is entered into, an estimated fair value of the underlying guarantee or indemnification is recorded. Some guarantees and indemnifications could have significant financial impact under certain circumstances, however management also considers the probability of such circumstances occurring when estimating the fair value. Actual results may materially differ from the estimated fair value of such guarantees and indemnifications.

Under the provisions of SFAS No. 143, “Asset Retirement Obligations” (SFAS No. 143), and FIN No. 47 “Accounting for Conditional Asset Retirements” (FIN No. 47), we are required to record the present value of the future obligations to retire tangible, long-lived assets on our consolidated balance sheets as liabilities when the liability is incurred. Significant judgment is involved in estimating our future cash flows associated with such obligations, as well as the ultimate timing of the cash flows. If our estimates for the amount or timing of the cash flows change, the change may have a material impact on our results of operations.

Please read Note 2—Summary of Significant Accounting Policies—Asset Retirement Obligations to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of our accounting for AROs.

Accounting for Income Taxes

We follow the guidance in SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109), which requires that we use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax payable and related tax expense together with assessing temporary differences resulting from differing tax and accounting treatment of certain items, such as depreciation, for tax and accounting purposes. These differences can result in deferred tax assets and liabilities, which are included within our consolidated balance sheets.

We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized, we must establish a valuation allowance. We consider all available evidence, both positive and negative, to determine whether, based on the weight of the evidence, a valuation allowance is needed. Evidence used includes information about our current financial position and our results of operations for the current and preceding years, as well as all currently available information about future years, anticipated future performance, the reversal of deferred tax liabilities and tax planning strategies.

Management believes future sources of taxable income, reversing temporary differences and other tax planning strategies will be sufficient to realize deferred tax assets for which no reserve has been established. While we have considered these factors in assessing the need for a valuation allowance, there is no assurance that a valuation allowance would not need to be established in the future if information about future years changes. Any change in the valuation allowance would impact our income tax benefit (expense) and net income (loss) in the period in which such a determination is made.

Please read Note 14—Income Taxes to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of our accounting for income taxes and any change in our valuation allowance.

Valuation of Pension and Other Post-Retirement Plans Assets and Liabilities

Our pension and other post-retirement benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions including the discount rate and expected long-term rate of return on plan assets. Material changes in our pension and other post-retirement benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants and changes in the level of benefits provided.

The discount rate is subject to change each year, consistent with changes in applicable high-quality, long-term corporate bond indices. Long-term interest rates increased during 2006. Accordingly, at December 31, 2006, we used a discount rate of 5.87% for pension plans and 5.90% for other retirement plans, an increase of 35 and 37 basis points, respectively, from the 5.52% for pension plans rate and 5.53% for other retirement plans rate used as of December 31, 2005. This increase in the discount rate decreased the underfunded status of the plans by $13 million.

Effective December 31, 2005, we changed to a yield curve approach for determining the discount rate. Projected benefit payments were matched against the discount rates in the Citigroup Pension Discount Curve to produce a weighted-average equivalent discount rate of 5.52% for the pension plans and 5.53% for the other post-retirement plans. In prior years, the discount rate we used was based on Moody’s Aa Corporate Bond Rate. We changed our methodology because we believe the yield curve approach is a more accurate estimate of plan liabilities particularly due to the significant change in the composition of the participants in our pension and other retirement plans as a result of the sale of DMSLP.

The expected long-term rate of return on pension plan assets is selected by taking into account the asset mix of the plans and the expected returns for each asset category. Based on these factors, our expected long-term rate of return as of January 1, 2007 and 2006 was 8.25%.

We adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (SFAS No. 158), on December 31, 2006. On December 31, 2006, our annual measurement date, the accumulated benefit obligation related to our pension plans exceeded the fair value of the pension plan assets (such excess is referred to as an unfunded accumulated benefit obligation). Under the provisions of SFAS No. 158, we recorded an adjustment to accumulated other comprehensive income of approximately $56 million upon adoption.

A relatively small difference between actual results and assumptions used by management may have a material effect on our financial statements. Assumptions used by another party could be different than our assumptions. The following table summarizes the sensitivity of pension expense and our projected benefit obligation, or PBO, to changes in the discount rate and the expected long-term rate of return on pension assets:

	Impact on PBO, December 31, 2006	Impact on 2007 Expense
	(in millions)
Increase in Discount Rate—50 basis points	$(16)	$(2)
Decrease in Discount Rate—50 basis points	18	2
Increase in Expected Long-term Rate of Return—50 basis points	—	(1)
Decrease in Expected Long-term Rate of Return—50 basis points	—	1

We expect to make $25 million in cash contributions related to our pension plans during 2007. In addition, it is likely that we will be required to continue to make contributions to the pension plans beyond 2007. Although it is difficult to estimate these potential future cash requirements due to uncertain market conditions, we currently expect that the cash requirements would be approximately $29 million in 2008 and $10 million in 2009.

Please read Note 18—Employee Compensation, Savings and Pension Plans to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of our pension-related assets and liabilities.

Please read Note 1—Accounting Policies—Goodwill and Other Intangible Assets to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion of our policy with respect to goodwill and other intangible assets.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note 2—Summary of Significant Accounting Policies—Accounting Principles Adopted to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of recently issued accounting pronouncements affecting us. Specifically, we adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes”, on January 1, 2007. We adopted SFAS No. 123(R), and SFAS No. 154, “Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and SFAS No. 3”, on January 1, 2006 and SFAS No. 158 on December 31, 2006. We adopted EITF Issue 05-6, “Determining the Amortization Period for Leasehold Improvements”, and FSP FIN No. 45-3, “Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners”, on January 1, 2006. We adopted FIN No. 47 on December 31, 2005. We adopted certain provisions of FIN No. 46R on January 1, 2004.

See Note 1—Accounting Policies to the unaudited condensed consolidated financial statements for a discussion of recently issued accounting pronouncements affecting us.

RISK-MANAGEMENT DISCLOSURES

Six Months Ended June 30, 2007

The following table provides a reconciliation of the risk-management data on the unaudited condensed consolidated balance sheets:

As of and for the Six Months Ended June 30, 2007
(in millions)
Balance Sheet Risk-Management Accounts
Fair value of portfolio at January 1, 2007	$53
Risk-management gains recognized through the income statement in the period, net	75
Cash received related to risk-management contracts settled in the period, net	(17)
Changes in fair value as a result of a change in valuation technique (1)	—
Non-cash adjustments and other (2)	(136)

Fair value of portfolio at June 30, 2007	$(25)

(1)	Our modeling methodology has been consistently applied.

(2)	This amount consists of $38 million in net risk management liabilities acquired in connection with the Merger Agreement as well as changes in value associated with cash flow hedges on forward power sales and fair value hedges on debt.

The net risk management liability of $25 million is the aggregate of the following line items on our condensed consolidated balance sheets: Current Assets—Assets from risk-management activities, Other Assets—Assets from risk-management activities, Current Liabilities—Liabilities from risk-management activities and Other Liabilities—Liabilities from risk-management activities.

Risk-Management Asset and Liability Disclosures. The following tables depict the mark-to-market value and cash flow components of our net risk-management assets and liabilities at June 30, 2007 and December 31, 2006. As opportunities arise to monetize positions that we believe will result in an economic benefit to us, we may receive or pay cash in periods other than those depicted below:

Mark-to-Market Value of Net Risk-Management Assets (1)

	Total	2007 (2)	2008	2009	2010	2011	Thereafter
	(in millions)
June 30, 2007	$(1)	$74	$(13)	$(33)	$(36)	$2	$5
December 31, 2006	(44)	(45)	(3)	—	—	1	3

Increase (decrease) (3)	$43	$119	$(10)	$(33)	$(36)	$1	$2

(1)	The table reflects the fair value of our risk-management asset position, which considers time value, credit, price and other reserves necessary to determine fair value. These amounts exclude the fair value associated with certain derivative instruments designated as hedges. The net risk-management liabilities at June 30, 2007 of $25 million on the unaudited condensed consolidated balance sheets include the $1 million herein as well as hedging instruments. Cash flows have been segregated between periods based on the delivery date required in the individual contracts.

(2)	Amounts represent July 1 to December 31, 2007 values in the June 30, 2007 row and January 1 to December 31, 2007 values in the December 31, 2006 row.

(3)	Increase since December 31, 2007 primarily due to the settlement of a large portion of risk-management liabilities in the first half of 2007 and mark-to-market gains recognized in the second quarter of 2007, partially offset by $39 million in net risk-management liabilities acquired in connection with the Merger Agreement.

Cash Flow Components of Net Risk-Management Asset

	Six Months Ended June 30, 2007	Six Months Ended December 31, 2007	Total 2007	2008	2009	2010	2011	Thereafter
	(in millions)
June 30, 2007 (1)	$34	$14	$48	$42	$(12)	$(14)	$2	$6
December 31, 2006			(45)	(4)	—	—	1	5

Increase (decrease)			$93	$46	$(12)	$(14)	$1	$1

(1)	The cash flow values for 2007 reflect realized cash flows for the six months ended June 30, 2007 and anticipated undiscounted cash inflows and outflows by contract based on the tenor of individual contract position for the remaining periods. These anticipated undiscounted cash flows have not been adjusted for counterparty credit or other reserves. These amounts exclude the cash flows associated with certain derivative instruments designated as hedges.

The following table provides an assessment of net contract values by year as of June 30, 2007, based on our valuation methodology:

Net Fair Value of Risk-Management Portfolio

	Total	2007	2008	2009	2010	2011	Thereafter
	(in millions)
Market Quotations (1)	$54	$88	$2	$(18)	$(25)	$2	$5
Prices Based on Models	(55)	(14)	(15)	(15)	(11)	—	—

Total	$(1)	$74	$(13)	$(33)	$(36)	$2	$5

(1)	Prices obtained from actively traded, liquid markets for commodities other than natural gas positions. All natural gas positions for all periods are contained in this line based on available market quotations.

Year Ended December 31, 2006

The following table provides a reconciliation of the risk-management data on the consolidated balance sheets:

As of and for the Year Ended December 31, 2006
(in millions)
Balance Sheet Risk-Management Accounts
Fair value of portfolio at January 1, 2006	$(112)
Risk-management losses recognized through the income statement in the period, net	39
Cash paid related to risk-management contracts settled in the period, net	(22)
Changes in fair value as a result of a change in valuation technique (1)	—
Non-cash adjustments and other (2)	148

Fair value of portfolio at December 31, 2006	$53

(1)	Our modeling methodology has been consistently applied.

(2)	This amount consists of changes in value associated with cash flow hedges on forward power sales and fair value hedges on debt.

The net risk-management asset of $53 million is the aggregate of the following line items on the consolidated balance sheets: Current Assets—Assets from risk-management activities, Other Assets—Assets from risk-management activities, Current Liabilities—Liabilities from risk-management activities and Other Liabilities—Liabilities from risk-management activities.

Risk-Management Asset and Liability Disclosures. The following table depicts the mark-to-market value and cash flow components, based on contract terms, of our net risk-management assets and liabilities at December 31, 2006. As opportunities arise to monetize positions that we believe will result in an economic benefit to us, we may receive or pay cash in periods other than those depicted below.

Net Risk-Management Asset and Liability Disclosures

	Total	2007	2008	2009	2010	2011	Thereafter
	(in millions)
Mark-to-Market (1)(3)	$(44)	$(45)	$(3)	$—	$—	$1	$3
Cash Flow (2)	(43)	(45)	(4)	—	—	1	5

(1)	Mark-to-market reflects the fair value of our risk-management asset position, which considers time value, credit, price and other reserves necessary to determine fair value. These amounts exclude the fair value associated with certain derivative instruments designated as hedges. The net risk-management asset at December 31, 2006 of $53 million on the consolidated balance sheets includes the $44 million liability herein offset by hedging instruments. Cash flows have been segregated between periods based on the delivery date required in the individual contracts.

(2)	Cash flow reflects undiscounted cash inflows and outflows by contract based on the tenor of individual contract position for the remaining periods. These anticipated undiscounted cash flows have not been adjusted for counterparty credit or other reserves. These amounts exclude the cash flows associated with certain derivative instruments designated as hedges.

(3)	Our mark-to-market values at December 31, 2006 were derived solely from market quotations instead of the combinations of long-term valuation models and market quotations used in prior years.

Derivative Contracts

The absolute notional contract amounts associated with our commodity risk-management, interest rate and foreign currency exchange contracts are discussed under “—Quantitative and Qualitative Disclosures About Market Risk” below.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to commodity price variability related to our power generation business and legacy trading portfolio. In addition, fuel requirements at our power generation facilities represent additional commodity price risks to us. In order to manage these commodity price risks, we routinely utilize various fixed-price forward purchase and sales contracts, futures and option contracts traded on the New York Mercantile Exchange and swaps and options traded in the over-the-counter financial markets to:

•	manage and hedge our fixed-price purchase and sales commitments;

•	reduce our exposure to the volatility of cash market prices; and

•	hedge our fuel requirements for our generating facilities.

The potential for changes in the market value of our commodity, interest rate and currency portfolios is referred to as “market risk.” A description of each market risk category is set forth below:

•

Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities in commodities, such as electricity, natural gas, coal, fuel oil, emissions and other similar products;

•	Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve and the volatility of interest rates; and

•	Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities in currency rates.

In the past, we have attempted to manage these market risks through diversification, controlling position sizes and executing hedging strategies. The ability to manage an exposure may, however, be limited by adverse changes in market liquidity, our credit capacity or other factors.

Value at Risk (“VaR”). In addition to applying business judgment, we use a number of quantitative tools to monitor our exposure to market risk. These tools include stress and scenario analyses performed periodically that measure the potential effects of various market events.

The modeling of the risk characteristics of our mark-to-market portfolio involves a number of assumptions and approximations. We estimate VaR using a JP Morgan RiskMetrics™ approach assuming a one-day holding period. Inputs for the VaR calculation are prices, positions, instrument valuations and the variance-covariance matrix. VaR does not account for liquidity risk or the potential that adverse market conditions may prevent liquidation of existing market positions in a timely fashion. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.

We use historical data to estimate our VaR and, to better reflect current asset and liability volatilities, this historical data is weighted to give greater importance to more recent observations. Given our reliance on historical data, VaR is effective in estimating risk exposures in markets in which there are not sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that past changes in market risk factors, even when weighted toward more recent observations, may not produce accurate predictions of future market risk. VaR should be evaluated in light of this and the methodology’s other limitations.

VaR represents the potential loss in value of our mark-to-market portfolio due to adverse market movements over a defined time horizon within a specified confidence level. For the VaR numbers reported below, a one-day time horizon and a 95% confidence level were used. This means that there is a one in 20 statistical chance that the daily portfolio value will fall below the expected maximum potential reduction in portfolio value at least as large as the reported VaR. Thus, a change in portfolio value greater than the expected change in portfolio value on a single trading day would be anticipated to occur, on average, about once a month. Gains or losses on a single day can exceed reported VaR by significant amounts. Gains or losses can also accumulate over a longer time horizon such as a number of consecutive trading days.

In addition, we have provided our VaR using a one-day time horizon and a 99% confidence level. The purpose of this disclosure is to provide an indication of earnings volatility using a higher confidence level. Under this presentation, there is a one in 100 statistical chance that the daily portfolio value will fall below the expected maximum potential reduction in portfolio value at least as large as the reported VaR.

The following table sets forth the aggregate daily VaR of the mark-to-market portion of our risk-management portfolio primarily associated with the GEN segments and the CRM business. The VaR calculation does not include market risks associated with the accrual portion of the risk-management portfolio that is designated as a cash flow hedge or a “normal purchase normal sale”, nor does it include expected future production from our generating assets. Also, an inherent limitation to our using the JP Morgan RiskMetrics TM approach to calculate VaR is that options are valued using a linear approximation. With the acquisition of several financially-settled heat rate call-option agreements in the LS Power business combination, the actual change in the fair value of these instruments may differ significantly from the calculated VaR.

As of June 30, 2007, there is a significant increase in VaR due to the above mentioned financially-settled heat rate call-options and our decision to cease designating certain derivative transactions as cash flow hedges, beginning with the second quarter 2007.

Daily and Average VaR for Mark to Market Portfolios

	December 31, 2006	June 30, 2007
	(in millions)
One Day VaR—95% Confidence Level	$1	$19
One Day VaR—99% Confidence Level	$1	$26
Average VaR for the Year-to-Date Period—95% Confidence Level	$3	$13

Credit Risk. Credit risk represents the loss that we would incur if a counterparty fails to perform pursuant to the terms of its contractual obligations. To reduce our credit exposure, we execute agreements that permit us to offset receivables, payables and mark-to-market exposure. We attempt to further reduce credit risk with certain counterparties by obtaining third party guarantees or collateral as well as the right of termination in the event of default.

Our Credit Department, based on guidelines approved by the Board of Directors, establishes our counterparty credit limits. Our industry typically operates under negotiated credit lines for physical delivery and financial contracts. Our credit risk system provides current credit exposure to counterparties on a daily basis.

The following tables represent our credit exposure at June 30, 2007 and at December 31, 2006 associated with the mark-to-market portion of our risk-management portfolio, on a net basis.

Credit Exposure Summary (June 30, 2007)

Investment Grade Quality
(in millions)
Type of Business:
Financial Institutions	$457
Utility and Power Generators	31
Other	1

Total	$489

Credit Exposure Summary (December 31, 2006)

	Investment Grade Quality	Non-Investment Grade Quality	Total
	(in millions)
Type of Business:
Financial Institutions	$71	$—	$71
Utility and Power Generators	33	1	34

Total	$104	$1	$105

Of the $1 million in credit exposure to non-investment grade counterparties, 97% is collateralized or subject to other credit exposure protection.

Interest Rate Risk. Interest rate risk primarily results from variable rate debt obligations. Although changing interest rates impact the discounted value of future cash flows, and therefore the value of our risk management portfolios, the relative near-term nature and size of our risk management portfolios minimizes the impact. Management continues to monitor our exposure to fluctuations in interest rates and may execute swaps or other financial instruments to change our risk profile for this exposure.

We are exposed to fluctuating interest rates related to variable rate financial obligations. As of June 30, 2007 our fixed rate debt instruments, as a percentage of total debt instruments, was approximately 76%. Adjusted for interest rate swaps, net notional fixed rate debt as a percentage of total debt is approximately 71%. Based on sensitivity analysis of the variable rate financial obligations in our debt portfolio as of June 30, 2007, it is estimated that a one percentage point interest rate movement in the average market interest rates (either higher or lower) over the 12 months ended June 30, 2008 would either decrease or increase interest expense by approximately $18 million. Over time, we may seek to reduce or increase the percentage of fixed rate financial obligations in our debt portfolio through the use of swaps or other financial instruments.

As of December 31, 2006, our fixed rate debt instruments as a percentage of total debt instruments was 80%. Based on sensitivity analysis of the variable rate financial obligations in our debt portfolio as of December 31, 2006, it is estimated that a one percentage point interest rate movement in the average market interest rates (either higher or lower) over the twelve months ended December 31, 2007 would either decrease or increase income before taxes by approximately $7 million. Hedging instruments that impact such interest rate exposure are included in the sensitivity analysis. Over time, we may seek to reduce the percentage of fixed rate financial obligations in our debt portfolio through the use of swaps or other financial instruments.

Foreign Currency Exchange Rate Risk. Foreign currency risk arises from our investments in affiliates and subsidiaries owned and operated in foreign countries. Such risk is also a result of risk management transactions with customers in countries outside the United States. Management monitors our exposure to fluctuations in foreign currency exchange rates. When possible, contracts are denominated in or indexed to the U.S. dollar.

At December 31, 2006, our primary foreign currency exchange rate exposures were the Canadian Dollar and European Euro. Additionally, as further discussed in “Liquidity and Capital Resources—Internal Liquidity Sources—Fiscal Year Ended December 31, 2006—Current Liquidity” to our audited consolidated financial statements included elsewhere in this prospectus, at December 31, 2006, approximately $56 million cash denominated in the U.K. Pound, the European Euro and the Canadian Dollar remains in the U.K. and Canada.

Derivative Contracts. The absolute notional financial contract amounts associated with our interest rate contracts accounted for on a mark-to-market basis were as follows at December 31, 2005, December 31, 2006 and June 30, 2007, respectively:

Absolute Notional Contract Amounts

	December 31, 2005	December 31, 2006	June 30, 2007
Fair Value Hedge Interest Rate Swaps (In Millions of U.S. Dollars)	$525	$525	$525
Fixed Interest Rate Received on Swaps (%)	4.331	4.331	4.331
Interest Rate Risk-Management Contract (In Millions of U.S. Dollars)	$306	$306	$526
Fixed Interest Rate Paid (%)	5.29	5.29	5.30
Interest Rate Risk-Management Contract (In Millions of U.S. Dollars)	$281	281	281
Fixed Interest Rate Received (%)	5.23	5.23	5.23

BUSINESS

Business “Drivers” in the Power Generation Industry

Profitability of our business is largely a function of the difference between market prices for electricity and our cost to produce electricity at our various facilities from which we sell some of our energy under longer-term contracts, either directly to our customers or through the over-the-counter wholesale energy markets. We sell the remaining production into the shorter-term and spot markets (otherwise called day-ahead and real-time markets). We also hedge a portion of the output from our facilities in the financial markets based on our perspective of market fundamentals.

Market Prices for Wholesale Power. Future market prices are driven by expectations of buyers and sellers as to the fundamental supply/demand balance, similar to many other commodity markets. Short-term power market prices are determined largely by the balance of supply and demand in a region and are heavily influenced by weather. Both short-term and long-term prices are also heavily impacted by the price of natural gas, which is also impacted by regional weather effects. At times in certain markets, power prices rise and fall in tandem with natural gas prices. In some markets in which we operate, there is an excess of power generation supply compared to demand. However, due to demand growth out-pacing supply growth, we expect that this excess supply will diminish over time as consumption continues to grow, likely resulting in increased market prices for power.

Summer and winter weather extremes can cause increased electricity consumption, driving up prices in affected regions. Conversely, during spring and fall when weather tends to be milder, market prices are usually less extreme.

In regions with centrally dispatched market structures (such as the Midwest and Northeast regions), all generators receive the same price for energy generated based on the price required to justify production of the last megawatt that is needed to balance supply with demand. For example, a less-efficient (i.e. more expensive) natural gas-fired unit may be needed in some hours to meet demand. If this unit’s production is required to meet demand, its higher production costs will set the market clearing price that will be paid to all generators, regardless of the price that any other unit may have offered into the market or its cost of generation. In other regions, prices are determined on a bilateral basis between buyers and sellers.

Production Costs. Another key aspect of profitability is our cost to produce electricity. The main variable component of that cost is fuel. Our coal-fired generation facilities are our lowest cost facilities. Therefore, most of our coal-fired generation facilities run the majority of any given day throughout the year unless a particular unit is unavailable due to either planned or unplanned maintenance activity. In today’s environment, our natural gas and oil fueled generation facilities are more expensive to operate than our coal-fired facilities. As a result, these plants only run on those days, or parts of days, when market demand and price are sufficient to economically justify dispatch of these higher cost units.

We also incur operations and maintenance (O&M) costs at our facilities. We categorize these costs as either fixed O&M or variable O&M. Fixed O&M is generally the non-fuel cost to maintain and operate a unit. This includes both major maintenance that must occur every few years to ensure reliability of a unit and routine maintenance, which must be performed more frequently. Variable O&M is the incremental cost that occurs for each dispatch, including fuel needed to start-up a unit and the cost of consumables used during operation.

Emissions Allowances. Operation of our power generation facilities is subject to regulatory limitations on emissions of both sulfur dioxide (SO2) and nitrogen oxide (NOX). We are granted emissions credit allowances by regulatory bodies on an annual basis. To the extent that our inventory of emissions allowances, including those that we carry forward from earlier years, are not sufficient to allow us to operate our plants within the emissions guidelines of the various air districts, we will either purchase additional emissions credits from third parties or reduce operation of that unit. Conversely, if we have more emissions credits on hand than are required to operate our facilities, we may opportunistically sell these credits, subject to certain regulatory limitations and restrictions contained in our DMG consent decree, or hold them in inventory until they are needed. Based on current projections, we do not expect a net expenditure from the purchase and sale of emissions allowances in the near term. Please read “Regulatory and Environmental Matters—Environmental, Health and Safety Matters—Multi-Pollutant Air Emission Initiatives” for a discussion of regulatory initiatives that will impact emissions over the longer term.

Services Provided. We sell electric energy, capacity and ancillary services from our facilities. Energy is the actual output of electricity that is measured in MWh at the wholesale level and is usually measured in KWh at the retail level. The capacity of a generation facility is its electricity production capability, measured in MW. Each North American Electric Reliability Council (NERC) region must have sufficient generating capacity to meet expected consumption of electricity (known as load). Each NERC region calculates a reserve requirement, which is additional necessary capacity that a region must have in order to manage potential unit outages. Electricity consumers will, for reliability or regulatory reasons, contract for capacity from a capacity supplier from one or more of the generating units that the supplier owns. Ancillary services are the products of a generation facility that support the transmission grid operation, allow generation to follow real-time changes in load, and provide emergency reserves for major changes to the balance of generation and load.

We sell these components of electricity to our customers under short-term or long-term contractual agreements or tariffs. Most of the energy and capacity transactions that we enter into are based on industry standard contracts. We also sell into central markets operated by Regional Transmission Organizations (RTOs) and Independent System Operators (ISOs). We enter into negotiated contracts for each product or a combination of products with other customers as well.

Customers. Our customers include RTOs and ISOs, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, industrial customers, power marketers, banks, hedge funds, other power generators and commercial end-users. We sell electric energy, capacity and ancillary services to some or all of these customers for various lengths of time. Some of our customers, such as municipalities or integrated utilities, purchase our products in order to serve their retail, commercial and industrial customers. Other customers, such as some power marketers, may buy from us to serve load or may purchase power as a hedge against other power sales that they have made, such that they are effectively a “middle man” between generators and end-users.

Dispatch Type. Our generation assets include baseload, peaking and intermediate dispatch types. Baseload generation is low-cost and economically attractive to dispatch around the clock throughout the year. A baseload facility is usually expected to run between 80%-90% of the hours in a given year. Intermediate generation is not as efficient and/or economic as baseload generation but is intended to dispatch to serve load during higher load times such as during daylight hours and sometimes on weekends. Peaking generation is the least efficient and highest cost generation and is generally dispatched to serve load during the highest load times such as hot summer and cold winter days. Our intermediate and peaking facilities are fueled by fuel oil or natural gas.

Capital Expenditures. Our capital expenditures are for the continued maintenance of our facilities to ensure their continued reliability and for investment in new equipment for either environmental compliance or increasing profitability. In 2006, we had approximately $148 million in capital expenditures for our entire fleet of generation assets, of which $90 million was for capital maintenance projects, $2 million was for development projects, primarily for the conversion of our Vermilion facility to Powder River Basin (PRB) coal, and $56 million was for other environmental expenditures.

NERC Regions, RTOs and ISOs. In discussing our business, we often refer to NERC regions. The NERC and its eight regional reliability councils (as of December 31, 2006) were formed to ensure the reliability and security of the electricity system. The regional reliability councils set standards for reliable operation and maintenance of power generation facilities and transmission systems. NERC reports seasonally and annually on generation and transmission status in each region.

Separately, RTOs and ISOs centrally operate markets and transmission across a regional footprint in some of the markets in which we operate. They are responsible for secure dispatch of all generation facilities in that footprint, and are responsible for both maximum utilization and efficiency of the transmission system within what have been determined to be secure levels. RTOs and ISOs administer electricity markets for physical and financial energy markets in the short term, usually day-ahead and real-time markets. NERC regions and RTOs/ISOs often have different geographic footprints and while there may be physical overlap, their respective roles and responsibilities do not.

NERC Regions as of December 31, 2006

Reliability. We seek to operate and maintain our generation fleet efficiently and safely, with an eye toward future maintenance and improvements, resulting in increased reliability. This increased reliability impacts our results to the extent that our generation units are available during times that it is economically sound to run. These efforts are reflected not only in capital improvements, but also in organizational and program changes.

Regulatory & Legislative Considerations

Our business is subject to extensive federal, state and local laws and regulations governing the generation and sale of electricity, the discharge of materials into the environment and otherwise relating to environmental, health and safety. Following is a summary of key regulatory and environmental considerations impacting our power generation operations. Please read “—Regulatory and Environmental Matters” for further discussion of the environmental and regulatory restrictions applicable to our business.

Rates. Our wholesale power sales are governed by the Federal Energy Regulatory Commission (FERC). With the exception of Black Mountain, which is a Qualifying Facility, all of our facilities currently have the authority to charge market-based rates for wholesale power. Many of our facilities also have cost-based tariffs for providing reactive power support. We are subject to FERC’s regulations governing market behavior and prohibiting market manipulation, the violation of which could result in the revocation or suspension of our market-based rate authority as well as refunds, disgorgement of profits and monetary penalties.

Market Structure. Our sales of electricity and related services to particular customers and/or at a particular price are subject to the market structure and related rules in the states or regions where we operate. For instance, in organized markets like Texas, bids and prices are capped, and in the New York market, there is a price mitigation procedure to correct the adverse impact of errors or other activities outside the bounds of market rules and policies. In the state of Illinois, a resource procurement auction was recently conducted, resulting in the award of binding contracts between the utilities and wholesale energy providers such as Dynegy.

SO2 and NOx Emissions. The Clean Air Act and comparable state laws and regulations require that specified reductions in SO2 and NOx emissions be achieved. More recent regulations, including the Clean Air Interstate Rule (CAIR), require significant emissions reductions over the next several years. We have expended capital and installed emission control equipment at a number of our facilities to meet current requirements and expect to expend significant additional capital in the future to satisfy prospective requirements.

Mercury Emissions. The Clean Air Mercury Rule (CAMR), issued by the U.S. EPA in March 2005, requires that specified reductions in mercury emissions be achieved from the air emissions of coal-fired power plants. States are required to adopt the federal CAMR or a state rule meeting its minimum requirements. Both the states of Illinois and New York, where we have significant coal-fired assets, have recently adopted more stringent rules that will require greater reductions in emissions and thus could entail additional capital expenditures, in each case sooner than would CAMR. Our projected capital expenditures through 2013 include controls that we believe will achieve the new mercury emission reduction requirements. Additional capital expenditures may be required at our Wood River facility in 2015 depending on the performance of equipment installed between now and then.

Water Withdrawals. The Clean Water Act and comparable state laws and regulations require that the location, design, construction and capacity of cooling water intake structures reflect the best technology available (BTA) for minimizing adverse environmental impact. The cooling water intake structures at four of our coal plants and one of our fuel oil plants in Illinois and New York are subject to this requirement. The scope of the requirement and the compliance methodologies allowed may become more restrictive, resulting in potentially significant increased costs. In addition, the timing for compliance may be adjusted.

Carbon Emissions. Our Northeast assets may become subject to a state-driven greenhouse gas emission reduction program known as the Regional Greenhouse Gas Initiative (RGGI). RGGI is a program under development by nine New England and Mid-Atlantic states to reduce carbon dioxide emissions from power plants. The state of New York has introduced, as a “pre-proposal”, a rule which would require affected generators to purchase 100 percent of the carbon credits needed to operate their facilities through an auction process. The final program requirements of RGGI and subsequent impact to our operations are not known at this time. The Northeast states currently intend to finalize carbon dioxide emissions requirements for electric generating facilities during 2007, with implementation to begin in 2009. Additional regulations are under consideration by various policy-making bodies and, if adopted, could impact our operations and require additional capital expenditures. Please read Note 16—Regulatory Issues to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

SEGMENT DISCUSSION

In connection with the Merger Agreement discussed in Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, our previously named South segment (“GEN-SO”), has been renamed GEN-WE and the power generation facilities located in California and Arizona acquired through the Merger Agreement are included in this segment. The Kendall and Ontelaunee power generation facilities acquired through the Merger Agreement are included in GEN-MW, and the Casco Bay and Bridgeport power generation facilities acquired through the Merger Agreement are included in GEN-NE. The following discussion is for our segment information as of December 31, 2006 and does not reflect the changes after the closing of the Merger.

Our business operations are focused primarily on the wholesale power generation sector of the energy industry. We report the results of our power generation business based on geographical location and how we allocate resources as three separate segments in our consolidated financial statements: (1) the Midwest segment (GEN-MW), (2) the Northeast segment (GEN-NE) and (3) the West segment (GEN-WE). We also separately report the results of our legacy CRM business. As described below, our NGL business, which was conducted through DMSLP and its subsidiaries, was sold to Targa Resources, Inc. (Targa) on October 31, 2005. Our consolidated financial results also reflect corporate-level expenses such as general and administrative and interest.

Power Generation—Midwest Segment

Our Midwest fleet comprises thirteen facilities located in Illinois (9 facilities), Michigan (1 facility), Ohio (1 facility) and Kentucky (2 facilities), with a total capacity of 7,450 MW. With the exception of our Bluegrass peaking facility in the LG&E control area, our Midwest fleet as of December 31, 2006 operates entirely within either the MISO or the PJM. Key details of the Midwest fleet are as follows:

Facility	Total Net Generating Capacity (MW) (1)	Primary Fuel Type	Dispatch Type	Location	Region
Baldwin	1,800	Coal	Baseload	Baldwin, IL	MISO
Havana Units 1-5	228	Oil	Peaking	Havana, IL	MISO
Unit 6	441	Coal	Baseload	Havana, IL	MISO
Hennepin	293	Coal	Baseload	Hennepin, IL	MISO
Oglesby	63	Gas	Peaking	Oglesby, IL	MISO
Stallings	89	Gas	Peaking	Stallings, IL	MISO
Tilton	188	Gas	Peaking	Tilton, IL	MISO
Vermilion Units 1&2	164	Coal/Gas	Baseload	Oakwood, IL	MISO
Unit 3	12	Oil	Peaking	Oakwood, IL	MISO
Wood River Units 1&3	119	Gas	Peaking	Alton, IL	MISO
Units 4&5	446	Coal	Baseload	Alton, IL	MISO
Rocky Road	330	Gas	Peaking	East Dundee, IL	PJM
Riverside/ Foothills	960	Gas	Peaking	Louisa, KY	PJM
Rolling Hills	965	Gas	Peaking	Wilkesville, OH	PJM
Renaissance	776	Gas	Peaking	Carson City, MI	MISO
Bluegrass (2)	576	Gas	Peaking	Oldham Co., KY	SERC

Total Midwest	7,450

(1)	Unit capacity values are based on winter capacity.

(2)	Effective September 1, 2006, Louisville Gas & Electric, and therefore Bluegrass, left the MISO market and resumed operations as a stand-alone control area.

As of the beginning of 2006, all of our Midwest coal facilities had been converted to the use of PRB coal. PRB coal is a cleaner-burning coal with lower sulfur content, making it more economic to burn while emitting lower amounts of sulfur dioxide. These conversions and upgrades have enhanced reliability of the units, decreased emissions and lowered maintenance costs.

Midwest Fleet-MISO

At December 31, 2006, we owned nine generating facilities with an aggregate net generating capacity of 4,619 MW located within MISO. The MISO market includes all of Wisconsin and Michigan and portions of Ohio, Kentucky, Indiana, Illinois, Nebraska, Kansas, Missouri, Iowa, Minnesota, North Dakota, Montana and Manitoba, Canada.

All of our coal-fired generation in the Midwest is in the MISO market footprint, as is our Renaissance peaking facility. MISO’s role is to ensure equal access to the transmission system and to maintain or improve electric system reliability in the Midwest. MISO was founded in 1996, and was specifically configured to comply with FERC’s concept of an independent organization that will ensure the smooth regional flow of electricity in a competitive wholesale marketplace. MISO’s primary objective is to “direct traffic” on the wholesale bulk electric power lines. In this role, MISO ensures that every electric industry participant has access to the lines and that no entity has the ability to deny access to a competitor. MISO also manages the use of the lines to make sure that they do not become overloaded. MISO operates physical and financial energy markets using a system known as

Locational Marginal Pricing (LMP). This system calculates a price for every generator and load point within the MISO area. This system is “price-transparent”, allowing generators and load serving entities to see real-time price effects of transmission constraints and impacts of generation and load changes to prices at each point. MISO operates day-ahead and real-time markets into which generators can offer to provide energy. Financial Transmission Rights (FTRs) allow users to manage the cost of transmission congestion (the inability to physically move power from one location to another) and corresponding price differentials across the market area. MISO currently does not have a formal capacity market or ancillary services market. An independent market monitor is responsible for ensuring that MISO markets are operating properly and without manipulation. MISO has proposed an energy-only market design to meet resource adequacy (i.e., causing new generation to be built when needed). Market participants are currently debating this proposal, and the form and timeframe for implementation of a system other than an energy-only market are uncertain.

Contracted Capacity. Through our participation in the recent Illinois resource procurement auction, we entered into energy product supply agreements with subsidiaries of Ameren for the following products:

•	Up to 1,200 megawatts in each hour around the clock for the time period of January 1, 2007 through May 31, 2008, at the price of $64.77 per megawatt-hour; and

•	Up to 200 megawatts in each hour around the clock for the time period of January 1, 2007 through May 31, 2009, at the price of $64.75 per megawatt-hour.

Under the terms of these agreements, we expect to deliver electricity together with capacity and specified ancillary, transmission and load-following services necessary to serve a portion of Ameren’s full-requirements residential and small customer load.

In addition to capacity committed under our contract with Ameren, we expect all of our remaining capacity in the MISO area of the region will be sold under other bilateral capacity contracts in 2007.

Illinois Resource Procurement Auction. In September 2006, the first reverse auction was concluded to procure power with delivery beginning in 2007. The Illinois Commerce Commission (ICC) did not investigate the results of the Fixed Price Auction segment, which covered substantially all of the retail needs for those customers taking fixed-price service from the largest electric utilities in Illinois (Commonwealth Edison Company and the three Ameren Illinois utilities: AmerenIP, AmerenCIPS and AmerenCILCO). Subsequent auctions would likely cover only a portion of the total retail needs of the utilities because of the use of staggered contracts for certain customer classes. The ICC did initiate an investigation into the Hourly Auction segment, and we have intervened in that proceeding.

There will continue to be challenges to the auction process. Numerous parties have appealed various aspects of the ICC Orders approving the auctions to the state intermediate appellate courts. Among others, the Governor and Attorney General (who has been an active party in the regulatory proceedings) have announced their opposition to the auctions and the Attorney General filed with the State Supreme Court for expedited review of the ICC’s auction orders and a stay of the auction pending that review, which was denied. The appellate court cases have been consolidated and are in the briefing stage; we anticipate a ruling sometime in 2007, with the possibility of further review by the Illinois Supreme Court. In addition, at least one bill has been introduced in the Illinois General Assembly to extend the rate freeze previously in effect through the end of 2006, which may have an impact on Ameren’s ability to meet its contractual obligations under the supplier forward contracts (SFC’s). There is also the possibility of additional political, legislative, judicial and/or regulatory actions over the next several months that could alter substantially the rights and obligations under or relating to the SFC’s.

Environmental and Regulatory Considerations. In 2005, we settled a lawsuit filed by the U.S. EPA and the Department of Justice (DOJ) in the U.S. District Court for the Southern District of Illinois that alleged violations of the Clean Air Act and related federal and Illinois regulations concerning certain maintenance, repair and replacement activities at our Baldwin generating station. A consent decree was finalized in July 2005. The consent decree requires us to (i) pay a $9 million civil penalty; (ii) fund several environmental mitigation projects in the additional aggregate amount of $15 million; and (iii) install equipment in emission control projects at our Baldwin, Vermilion and Havana plants that we currently anticipate, based upon ongoing engineering estimates, will cost approximately $675 million through 2012.

Please read “—Regulatory and Environmental Matters” for discussion of the environmental and regulatory restrictions applicable to our business.

Midwest Fleet-PJM

At December 31, 2006, we owned interests in three generating facilities, Rocky Road, Rolling Hills, and Riverside/Foothills, with an aggregate net generating capacity of 2,255 MW located within PJM. The majority of power generated by those facilities is sold to wholesale customers in the PJM market.

PJM currently administers markets for wholesale electricity and provides transmission planning for the region, utilizing the LMP system described above. PJM operates day-ahead and real-time markets into which generators can bid to provide electricity and ancillary services. PJM also administers markets for capacity. An independent market monitor continually monitors PJM markets for manipulation or improper behavior by any entity. In addition, FERC recently accepted PJM’s proposed changes to its capacity markets (Reliability Pricing Model, or “RPM”), including establishing longer-term markets for capacity to improve market signals for new generation.

We sell substantially all of our capacity each year via the over-the-counter capacity market as well as through capacity auctions held by PJM. The remainder of capacity and energy is sold primarily into wholesale markets.

Power Generation—Northeast Segment

Our Northeast fleet comprises our leased Roseton and Danskamer generating facilities located in New York. Our Roseton and Danskammer facility sites are adjacent and share common resources such as fuel handling, a docking terminal, personnel and systems. The combined generating capacity of our Northeast fleet is 1,678 MW.

Facility	Total Net Generating Capacity (MW) (1)	Primary Fuel Type	Dispatch Type	Location	Region
Independence	1,064	Gas	Intermediate	Scriba, NY	NYISO
Roseton (2)	1,185	Gas/Oil	Intermediate	Newburgh, NY	NYISO
Danskammer Units 1&2	123	Gas/Oil	Peaking	Newburgh, NY	NYISO
Units 3&4 (2)	370	Coal	Baseload	Newburgh, NY	NYISO

Total Northeast	2,742

(1)	Unit capacity values are based on winter capacity.

(2)	We lease the Roseton facility and units 3 and 4 of the Danskammer facility pursuant to a leveraged lease arrangement that is further described in Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Off-Balance Sheet Arrangements—DNE Leveraged Lease.

Northeast Fleet-NYISO. All of our Northeast facilities are located in the NYISO area. NYISO administers the state-wide transmission system and spot markets for electricity, calculates electricity prices, and dispatches generation using an LMP model. NYISO also administers markets for capacity and certain ancillary services. An independent market monitor continually monitors NYISO markets for manipulation or improper behavior by an entity. In 2003, NYISO implemented a “Demand Curve” mechanism for calculating pricing for installed capacity for three locational zones: New York City, Long Island, and the rest of the state of New York. Our facilities operate outside of New York City and Long Island. Capacity pricing is calculated as a function of NYISO’s annual target reserve margin (18% for 2006-2007), the estimated cost of “new entrant” generation, estimated peak demand, and the actual amount of capacity bid into the market. The Demand Curve mechanism provides for incrementally higher capacity pricing at lower reserve margins, such that “new entrant” economics become attractive as the reserve margin approaches target levels. The intention of the Demand Curve mechanism is to ensure that existing generation has enough revenue to maintain operations when capacity revenues are coupled with energy and ancillary service revenues. Additionally, the Demand Curve mechanism is intended to attract new investment in generation in the locations in which it is needed most.

Due to transmission constraints, prices vary across the state and are generally higher in the eastern part of New York, where our Roseton and Danskammer facilities are located, and in New York City. Current reserve margins of 24% are somewhat above the NYISO’s target reserve margin of 18%. We believe that reserve margins are likely to return to target levels by 2009 to 2011.

Contracted Capacity. Approximately 70% of the Independence facility’s capacity is obligated under a capacity sales agreement, which runs through 2014. Revenue from this capacity obligation is largely fixed with a variable discount that varies each month based on the price of power at Pleasant Valley LMP. Additionally, we supply steam from our Independence facility to a third party at a fixed yearly rate and supply up to 44 MW of fixed price energy to that third party under that agreement. For the uncommitted portion of our Northeast fleet, due to the standard capacity market operated by NYISO and liquid over-the-counter market for NYISO capacity products, we are able to sell substantially all of our capacity into the market each month. This provides for a steady stream of capacity revenues at market prices from our facilities both in the short-term and for the foreseeable future.

Environmental and Regulatory Considerations. Please read “—Regulatory and Environmental Matters” for discussion of the environmental and regulatory restrictions applicable to our business.

Power Generation—West Segment

Our West fleet comprises two natural gas-fired peaking facilities and two natural gas-fired cogeneration facilities totaling 1,547 MW of electric generating capacity. Key details of the West fleet are as follows:

Facility	Total Net Generating Capacity (MW) (1)	Primary Fuel Type	Dispatch Type	Location	NERC Region (ISO)
Calcasieu (2)	351	Gas	Peaking	Sulphur, LA	SERC
Heard County	539	Gas	Peaking	Heard Co., GA	SERC
Black Mountain (3)	43	Gas	Baseload	Las Vegas, NV	WECC
CoGen Lyondell (4)	614	Gas	Baseload	Houston, TX	ERCOT

Total South	1,547

(1)	Unit capacity values are based on winter capacity.

(2)	On January 31, 2007, we entered into an agreement to sell our interest in the Calcasieu power generation facility to Entergy. Subject to regulatory approval, the transaction is expected to close in early 2008. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Calcasieu to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

(3)	We own a 50% interest in this facility; the remaining 50% interest is currently held by Chevron. Total generating capacity of this facility is 85 MW.

(4)	On August 1, 2007, we completed the sale of our interest in the CoGen Lyondell power generation facility to EnergyCo. for approximately $470 million.

West Fleet-SERC

Our Calcasieu and Heard County facilities are located in SERC. SERC territory includes all or portions of the states of Illinois, Missouri, Kentucky, Arkansas, Tennessee, West Virginia, Virginia, North Carolina, South Carolina, Louisiana, Mississippi, Alabama and Georgia.

Our West Fleet SERC assets are located within control areas of vertically integrated utilities and municipalities. All power sales and purchases are consummated between individual parties and are physically delivered either within or across control areas of the transmission owners. The present market framework in SERC is not a centralized market, and it is not expected that this region will transition to centralized competitive markets for energy and capacity in the foreseeable future.

The SERC region currently has surplus generation capacity, resulting from past competition among merchant plant developers, significantly exceeding SERC’s estimated target reserve margin of approximately 15% to 17%. The overcapacity is concentrated in the Entergy and Southern sub-regions of SERC (where the Calcasieu and Heard County facilities are located). This overcapacity has historically depressed energy and capacity values in this region; this influence may continue until demand growth absorbs excess supply.

On January 31, 2007, we entered into an agreement to sell our interest in the Calcasieu power generation facility to Entergy. Subject to regulatory approval, the transaction is expected to close in early 2008. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Calcasieu to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Contracted Capacity. Given the Southeast’s regulated market structure, these two plants principally sell capacity to the local regulated utilities and energy and ancillary services through bilateral transactions with the utilities and wholesale buyers.

West Fleet-ERCOT

Our CoGen Lyondell facility (which was sold to sell to EnergyCo on August 1, 2007) was located in ERCOT, which comprised a majority of the state of Texas.

This market is administered by ERCOT ISO, which oversees competitive wholesale and retail markets. ERCOT’s operations are overseen by the Public Utility Commission of Texas (PUCT). ERCOT operates as the single control area within its region and operates energy markets for market participants. Price mitigation measures in ERCOT include a $1,000 per MWh offer cap. ERCOT is considering wholesale market design changes including LMP (similar to markets in MISO, NYISO and PJM) in response to a PUCT rule. Implementation details and timing of these market changes have not yet been finalized, but are expected in approximately 2009.

The ERCOT region currently has surplus generation capacity indicated by a NERC estimated 2006 reserve margin of 14%, exceeding ERCOT’s target minimum reserve margin of 12.5%. This overcapacity has historically depressed energy and capacity values in this region. However, previously released reports from ERCOT indicate that reserve margins may fall below the 12.5% level by 2010 to 2013 due to announced generating retirements and mothballed units.

Contracted Capacity. Since its inception, the CoGen Lyondell facility has sold steam and 70 MW of capacity and energy to its site host, Lyondell Chemical Company, under long-term contracts which expired in December 2006. The steam and energy sales contracts were amended and extended beginning January 1, 2007. We sell up to 80 MW of capacity and energy and 1.5 million pounds per hour of steam for a base contract term from January 2007 through December 2021 and subsequent automatic rollover terms of two years each thereafter through as long as December 2046.

The balance of Cogen Lyondell’s capacity and energy (approximately 534 MW) are sold through bilateral transactions or through the ERCOT daily market.

Environmental and Regulatory Considerations. During 2006, the Cogen Lyondell facility installed NOx emissions reduction controls, at a cost of approximately $15 million, to satisfy Houston-area ozone rules. When the project is completed in 2007, at a total cost of approximately $23 million including interest on construction, the facility is expected to be in environmental compliance for the foreseeable future.

Please read “—Regulatory and Environmental Matters” for further discussion of the environmental and regulatory restrictions applicable to our business.

West Fleet Equity Investments

Black Mountain. Our Black Mountain plant is a qualifying facility (“QF”) under the Public Utility Regulatory Policies Act of 1978 (“PURPA”) located near Las Vegas, Nevada, in WECC. Capacity and energy from this facility are sold to Nevada Power Company under a long-term PURPA QF contract.

Customer Risk Management

After the termination of the Sterlington tolling agreement on March 7, 2006, the CRM business primarily consists of a remaining power tolling arrangement relating to the Kendall facility, as well as our legacy physical natural gas supply contracts, natural gas transportation contracts and natural gas, power and emissions trading positions. A tolling arrangement is a contract whereby a generation owner sells rights to dispatch the unit at a defined heat rate and for terms and conditions provided for in the agreement while the owner continues to operate the facility. The buyer under a tolling arrangement generally provides fuel in accordance with dispatch instructions for the unit.

We mitigated the effect of the Kendall tolling arrangement through November 2008 by entering into a “back-to-back” power purchase agreement with a subsidiary of Constellation, under which we receive payments which offset our obligations to the owner of the facility. Pursuant to this arrangement, we are obligated to make aggregate payments of approximately $416 million to the owner of the facility in exchange for access to power generated by the facility, resulting in a total obligation of $335 million, net of $81 million to be received from Constellation over the next 23 months. On September 14, 2006, Dynegy agreed to acquire the Kendall facility either through the planned acquisition of assets from the LS Entities or as a separate transaction. The Kendall tolling arrangement will become an intercompany obligation under our GEN-MW segment upon the closing of the transaction. As a result, the impact of the toll in the consolidated financial statements would be eliminated in consolidated results.

Legacy Marketing and Trading. Regarding our legacy natural gas, power and emission businesses, we have substantially reduced the size of our mark-to-market portfolio since October 2002, when we initiated our efforts to exit the CRM business.

Natural Gas—We have exited a significant portion of our physical and financial natural gas marketing and trading business and expect to have substantially exited this business by the end of 2007, with the exception of a minimal number of physical natural gas transactions that expire between 2010 and 2017. Many of our remaining transactions relate to the sale of natural gas to power plants, municipalities, and other industrial users in various regions across the U.S. along with financial contracts that hedge the price exposure inherent in those contracts. These remaining transactions still require cash payments to purchase natural gas for our customers; however, those cash requirements are partially offset by the proceeds received from financial contracts hedging the supply. We will continue our efforts to exit the remaining transactions as allowed by market liquidity, credit requirements, and market opportunities.

Power—We have substantially exited our remaining CRM power business, exclusive of the remaining power tolling arrangement in the segment with the exception of a minimum number of positions that will remain until 2010. These transactions primarily relate to past trading activity that was conducted in prior years for periods that have yet to mature. These transactions are accounted for on a mark-to-market basis and will continue to result in volatility in our statement of operations as prices change during the year. We will continue our efforts to exit the remaining transactions as allowed by market liquidity, credit requirements, and market opportunities.

Emissions—We have a forward obligation to deliver SO2 emissions allowances through 2008. Our consolidated financial statements reflect the gain or loss on this obligation resulting from the price fluctuation in SO2 emissions allowances. This obligation will be satisfied by our current inventory of physical SO2 emissions allowances, and such inventory is valued at the lower of cost or market, in accordance with GAAP. Upon settlement of the forward obligation, we will recognize a gain to the extent that the delivery price is higher than the book value of our inventory. Upon delivery of the emissions allowances, we expect a positive cash flow as the third party makes payment for the emissions allowances. The inventory of emissions allowances that we use to fulfill this forward obligation is separate from the inventory and needs of our power generation business.

Other

Corporate

Other also includes corporate governance roles and functions, which are managed on a consolidated basis, and specialized support functions such as finance, accounting, risk control, tax, legal, human resources, administration and information technology. Corporate general and administrative expenses, income taxes and interest expenses, except for interest on borrowings incurred by our operating segments, are also included, as are corporate-related other income and expense items.

Natural Gas Liquids

Our NGL segment consisted of our midstream asset operations, located principally in Texas, Louisiana and New Mexico, and our North American natural gas liquids marketing business, all of which we sold in October 2005. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations–Natural Gas Liquids to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

REGULATORY AND ENVIRONMENTAL MATTERS

Our business is subject to extensive federal, state and local laws and regulations governing the generation and sale of electricity.

Federal. Our ability to charge market-based rates for electricity, as opposed to cost-based rates, is governed by the FERC. We have been granted market-based rate authority for wholesale power sales from our exempt wholesale generator facilities, which include all of our facilities except CoGen Lyondell and Black Mountain. These two facilities are Qualifying Facilities, which have various exemptions from federal regulation and sell electricity directly to purchasers under power purchase agreements. Our market-based rate authority is predicated on FERC not finding the existence of market power for our facilities with market-based rates, and our next triennial market power review is currently scheduled for filing with the FERC in mid-2008. The FERC has adopted market behavior rules and regulations designed to prohibit energy market manipulation. A violation of these regulations could result in the revocation or suspension of our market-based rate authority, as well as refunds, disgorgement of profits and potential monetary penalties. Please read Note 16—Regulatory Issues to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

State. Our business also is subject to regulation in the states where we operate. Proposed reforms to these regulations are pending in several states, including Illinois and New York. Please read “—Segment Discussion” for further discussion of these state regulations by segment.

Environmental, Health and Safety Matters

Our business is subject to extensive federal, state and local laws and regulations governing discharge of materials into the environment or otherwise relating to environmental, health and safety protection for our employees and communities. We are committed to operating within these regulations and to conducting our business in a safe and environmentally responsible manner. The regulatory landscape is subject to change and has become more stringent over time. Failure to acquire or maintain permits or to otherwise comply with applicable rules and regulations may result in fines and penalties. Additionally, the process for acquiring or maintaining permits or otherwise complying with applicable rules and regulations may require unprofitable or unfavorable operating conditions or significant capital and operating expenditures.

Our aggregate expenditures (both capital and operating) for compliance with laws and regulations related to the protection of the environment associated with our power generation fleet were approximately $60 million in 2006, compared to approximately $55 million in 2005 and approximately $25 million in 2004. The 2006 expenditures include approximately $21 million for consent decree projects and $8 million associated with the conversion of our Vermilion and Havana facilities to PRB coal, compared to $27 million in 2005 for the PRB coal conversion projects. We estimate that total environmental expenditures (both capital and operating) in 2007 will be approximately $110 million, including approximately $90 million for consent decree projects and approximately $15 million for O&M. These 2007 expenditures do not include approximately $10 million for several environmental mitigation projects that are also part of the DMG consent decree or amounts assumed as a result of the proposed Merger Agreement with the LS Entities. In 2007, the projected costs are associated primarily with enhanced air pollution controls and handling of combustion byproducts. Changes in environmental regulations or outcomes of litigation, the ongoing appeal of the New York State Pollution Discharge Elimination System (SPDES) Permit issued to Danskammer in June 2006 and the SPDES Permit renewal proceeding involving Roseton, could result in additional requirements that would necessitate increased future spending and potentially adverse operating conditions.

Ongoing and Future Environmental Initiatives. Current and proposed legislation and rulemaking contain requirements for further environmental control that we expect may result in substantial capital investments and operational costs. Sources of these ongoing and potential future requirements include:

•	Legislative and regulatory proposals to adopt stringent controls on SO2 , NOx and mercury emissions from coal-fired power plants;

•	Clean Air Act requirements relating to air emissions, construction and operating permits and compliance certifications;

•	Clean Water Act requirements to reduce impacts of water intake structures on aquatic species at certain of our power plants;

•	Possible future requirements to reduce CO2 emissions to address concerns about global warming; and

•

The state of New York’s consideration of a New Source Review rule that is more restrictive than the Federal New Source Review program, as it relates to routine maintenance, repair and replacement activities.

Following is a description of reasonably anticipated environmental initiatives for which we could incur significant expenditures, depending on the outcome.

Multi-Pollutant Air Emission Initiatives. In recent years, various federal and state legislative and regulatory multi-pollutant initiatives have been introduced. In early 2005, the U.S. EPA finalized several rules that would collectively require reductions of approximately 70% each in emissions of SO2, NOx and mercury from coal-fired electric generating units by 2015 (2018 for mercury).

CAIR is intended to reduce SO2 and NOx emissions across the eastern United States (29 states and the District of Columbia) and address fine particulate matter and ground-level ozone National Ambient Air Quality Standards. The rule includes both seasonal and annual NOx control programs as well as an annual SO2 control program. A majority of our generating facilities will be subject to these programs. The compliance deadline for Phase I for the NOx control program is in 2009; the SO2 control program becomes effective in 2010. The final compliance phase begins in 2015. In April 2006, the U.S. EPA Administrator published a final rule that includes a federal implementation plan (FIP) to reduce transport of fine particulate matter and ozone. States may choose to develop their own NOx requirements, within their respective state implementation plans, at least as stringent as the FIP, else the U.S. EPA will apply the FIP requirements to these states. Participation by states in the CAIR regional trading program is not mandatory.

CAIR establishes a cap-and-trade program projected to reduce NOX and SO2 emissions by 61% and 73%, respectively, by 2018 and requires states to achieve the required reductions by adopting CAIR or state rules. The Illinois EPA has proposed a rule to implement the CAIR requirements that would require greater reductions in NOX emissions from electric generators by setting aside 30% of the available NOX emission allowances for energy efficiency and conservation projects, making the allowances unavailable to generators.

The U.S. EPA issued CAMR for control of mercury emissions in March 2005 and, in December 2006, promulgated a backstop plan to ensure that power plants affected by the CAMR reduce their mercury emissions on schedule. CAMR establishes a cap-and-trade program that would reduce emissions of mercury from coal-fired power plants and, according to the U.S. EPA, the rule will reduce utility emissions of mercury from 48 tons per year to 15 tons per year by 2018, a reduction of nearly 70% from 1999 emission levels. The federal rule requires states to promulgate rules at least as stringent as CAMR. In December 2006 the Illinois Pollution Control Board approved a state rule that would require greater mercury emissions reductions and in a shorter time period than CAMR. The Illinois Rule will require additional capital and O&M expenditures at each of our Illinois coal-fired plants beginning in 2007. The state of New York has also approved a mercury rule that is more stringent than CAMR, and will likely require additional capital and operating costs.

We initially opposed the Illinois mercury rule because the schedule for implementation was considered impractical. In settling our opposition to the rule, we agreed to join with the Illinois EPA in advancing a revised regulatory proposal that would significantly reduce mercury emissions but allow sufficient time to meet the emission limitation while making further reductions in emissions of sulfur dioxide, nitrogen oxides and particulate matter from the company’s generation facilities. The rule approved by the Illinois Pollution Control Board in December 2006 included the revised proposal covering multiple pollutants, including mercury, NOx and SO2.

The Clean Air Visibility Rule (CAVR) addresses the requirement for states to analyze and include best available retrofit technology (BART) requirements for individual facilities in their state implementation plans to address regional haze, which rules are due by the end of 2008 with compliance expected five years later. The requirements apply to facilities built between 1962 and 1977 that emit more than 250 tons per year of certain regulated pollutants in specific industrial categories, including utility boilers. The record for the final rule contains an analysis that demonstrates that for electric generating units subject to CAIR, CAIR will generally result in more visibility improvements than BART would provide. Therefore, it may prove sufficient for states that adopt CAIR to substitute its requirements for BART controls otherwise required by SIPs under CAVR. In preparing their SIPs, states are required to do so in tandem with the recommendation of their state environmental Regional Planning Organizations, which may be more stringent than CAIR.

The Clean Air Act. The Clean Air Act and comparable state laws and regulations relating to air emissions impose responsibilities on owners and operators of sources of air emissions, including requirements to obtain construction and operating permits as well as compliance certifications and reporting obligations. The Clean Air Act requires that fossil-fueled plants have sufficient SO2 and, in some regions NOX emission allowances, as well as meet certain pollutant emission standards. Our electric generation facilities, some of which have changed their operations to accommodate new control equipment or changes in fuel mix, are presently in compliance with these requirements. In order to ensure continued compliance with the Clean Air Act and related rules and regulations, including ozone-related requirements, we have plans to install emission reduction technology and expect to incur a total capital expenditure of up to $7 million in 2007 pursuant to such plans.

Water Issues. Our water withdrawals and wastewater discharges are permitted under the Clean Water Act and analogous state laws. The Clean Water Act and comparable state water laws and regulations, require that the location, design, construction and capacity of cooling water intake structures reflect BTA for minimizing adverse environmental impact. The cooling water intake structures at four of our coal and one of our fuel oil-fired facilities in Illinois and New York are subject to this requirement.

The U.S. EPA issued rules in July 2004 establishing national standards aimed at protecting aquatic life at power generating facilities with existing cooling water intake structures. The rule requires a Comprehensive Demonstration Study (CDS) for each affected facility to provide information needed to determine necessary facility-specific modifications and cost estimates for implementation. The required studies are either underway or complete at all of the affected facilities, and the rule requires that final compliance plans be in place by January 2008. Once compliance measures are determined and approved by regulators, a facility may have several years to implement the measures. Due to the wide range of measures potentially applicable to a given facility, and since the final selection of compliance measures will be at least partially dependent upon the CDS information, we are not able to estimate our total fleet cost for complying with the rule at this time.

On January 25, 2007, the United States Court of Appeals for the Second Circuit remanded to the U.S. EPA a substantive portion of these rules, including EPA’s determination of BTA for existing water intake structures. The Court’s remand of the rule to U.S. EPA has created uncertainty concerning the performance standard and the schedule for implementing the requirement. Further appellate review of the rule may be pursued or U.S. EPA may revise the rule in accordance with the Court’s opinion. The scope of requirements and the compliance methodologies allowed may become more restrictive, resulting in potentially significantly increased costs. In addition, the timing for compliance may be adjusted.

As with air quality, the requirements applicable to water quality are expected to increase in the future. A number of efforts are under way within the U.S. EPA to evaluate water quality criteria for parameters associated with the by-products of fossil fuel combustion. These parameters include arsenic, mercury and selenium. Significant changes in these criteria could impact discharge limits and could require our facilities to install additional water treatment equipment.

We are currently involved in an administrative proceeding in New York relating to the permit governing the cooling water intake structure at our Roseton facility. If the proceeding is resolved unfavorably to us, we could be required to expend material capital or to reduce plant operations. We have recently successfully completed similar administrative proceedings concerning our Danskammer facility resulting in a new permit. Challenges to the new Danskammer permit by environmental groups that participated in the proceeding could result in material capital expenditures or reduced plant operations. For further discussion of these matters, please see Note 15—Commitments and Contingencies—Danskammer State Pollutant Discharge Elimination System Permit to our audited consolidated financial statements included elsewhere in this prospectus and Note 15—Commitments and Contingencies—Roseton State Pollutant Discharge Elimination System Permit to our audited consolidated financial statements included elsewhere in this prospectus, respectively.

Global Climate Change. The international treaty relating to global warming (commonly known as the Kyoto Protocol) would have required reductions in emissions of greenhouse gases, primarily carbon dioxide and methane, by industry, including power generating facilities, if ratified by the United States. As an alternative to Kyoto, which became effective (without ratification by the United States) in February 2005, current United States policy regarding greenhouse gases favors voluntary reductions, increased operating efficiency, and continued research and technology development. Although several bills have been introduced in Congress that would compel reductions in carbon dioxide emissions, there are presently no federal mandatory greenhouse gas reduction requirements. The likelihood of any federal mandatory carbon dioxide emissions reduction program being adopted in the near future, and the specific requirements of any such program, is uncertain. However, a number of states where we operate power generation facilities in the Northeast and Midwest have proposed or are in the process of developing regulatory programs to manage greenhouse gas emissions. Please read “Multi-Pollutant Air Emission Initiatives” above for further discussion.

Any adoption by the federal or state governments of programs mandating a substantial reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry. Although we cannot predict the potential impact of such laws or regulations on our future financial condition, results of operations or cash flows, we will continue to monitor and participate in greenhouse gas policy developments in the regions in which we operate and will continue to assess and respond to the potential impact on our business operations.

Regional Greenhouse Gas Initiative. RGGI is a program under development by nine New England and Mid-Atlantic states to reduce carbon dioxide emissions from power plants through a cap and trade program. The state of New York has introduced, as a “pre-proposal”, a rule that would require any fossil fuel fired electric generator larger than 25 MW to hold CO2 emission allowances in the amount of its annual CO2 emissions. The state would auction CO2 emission allowances annually. The CO2 emission allowances available for purchase by generators would be capped at approximately 64 million tons of CO2 emissions. Affected generators would be required to purchase 100% of the carbon credits needed to operate their facilities through the auction process. The final program requirements of RGGI and subsequent impact to our operations are not known at this time, but the Northeast states currently intend to finalize carbon dioxide emissions requirements for electric generating facilities within the next few months.

California Greenhouse Gas Regulation. The California Global Warming Solutions Act (“AB 32”), enacted in September 2006, became effective on January 1, 2007. This Act directs the California Air Resources Board (“CARB”) to develop a greenhouse gas control program that will reduce the state’s greenhouse gas emissions to their 1990 levels by 2020. CARB must establish the statewide greenhouse gas emissions cap by January 2008; must finalize regulations to achieve required emission reductions by January 2011; and, must begin implementation and enforcement of the regulatory program by January 2012.

On October 30, 2006, the California Energy Commission (“CEC”) instituted a proceeding for establishing a greenhouse gases emission performance standard. This rulemaking implements Senate Bill No. 1368 which directs the CEC, in consultation with other state agencies, to establish performance standards for publicly owned utilities which restrict the rate of greenhouse gases emissions to that of combined-cycle natural gas baseload generation.

Although California’s comprehensive greenhouse gas control program will likely influence the development of federal and state programs, the structure and requirements have yet to be fully developed. While we cannot predict the potential impact of the California greenhouse gas program on our future financial condition, results of operations or cash flows, the program could have far-reaching and significant impacts on the energy industry.

Federal Greenhouse Gas Regulation. Despite a great deal of support in the energy industry for a comprehensive federal program, and numerous proposals in Congress, no proposal for the regulation of greenhouse gases which addresses the issue of global warming has been enacted. On April 2, 2007, the U. S. Supreme Court ruled in Massachusetts v. Environmental Protection Agency, a case involving regulation of carbon dioxide (“CO2”) emissions of motor vehicles. The Environmental Protection Agency (“EPA”) had resisted incorporating requirements for control of CO2 emissions based on its conclusion that CO2 was not a “pollutant” under the Clean Air Act. The Court ruled that CO2 is a pollutant subject to regulation under the Clean Air Act and that the EPA has a duty to determine whether CO2 emissions contribute to climate change. This decision, together with increasing state and federal legislative and regulatory initiatives and other related activities, will likely lead to regulation of greenhouse gasses. The precise timing and impact on us and the rest of the power generation industry cannot yet be determined.

Remedial Laws. We are also subject to environmental requirements relating to handling and disposal of toxic and hazardous materials, including provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA) and the Resource Conservation and Recovery Act of 1976, as amended (RCRA) and similar state laws. CERCLA imposes strict liability on persons that contributed to release of a “hazardous substance” into the environment. These persons include the current or previous owner and operator of a facility and companies that disposed, or arranged for disposal, of hazardous substances found at a contaminated facility. CERCLA also authorizes the U.S. EPA and, in some cases, private parties to take actions in response to threats to public health or the environment and to seek recovery for costs of cleaning up hazardous substances that have been released and for damages to natural resources from responsible parties. Further, it is not uncommon for neighboring landowners and other affected parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. CERCLA or RCRA could impose remedial obligations at a variety of our facilities.

Additionally, the U.S. EPA may develop new regulations that impose additional requirements on facilities that store or dispose of non-hazardous fossil fuel combustion materials, including coal ash. If so, we and other similarly situated power generators may be required to change current waste management practices and incur additional capital expenditures to comply with these regulations.

As a result of their age, a number of our facilities contain quantities of asbestos-containing materials, lead-based paint, and/or other regulated materials. Existing state and federal rules require the proper management and disposal of these materials. We have developed a management plan that includes proper maintenance of existing non-friable asbestos installations and removal and abatement of asbestos-containing materials where necessary because of maintenance, repairs, replacement or damage to the asbestos itself.

Health and Safety Rules. Our operations are subject to requirements of the Occupational Safety and Health Administration (OSHA) and other comparable federal, state and provincial statutes. We have processes in place to identify and evaluate risk in order to ensure that non-compliances are detected and corrected in a timely manner. We believe we currently comply and expect to continue to comply in all material respects with applicable rules and regulations.

COMPETITION

Demand for power may be met by generation capacity based on several competing technologies, such as natural gas-fired, coal-fired or nuclear generation, as well as power generating facilities fueled by alternative energy sources, including hydro power, synthetic fuels, solar, wind, wood, geothermal, waste heat and solid waste sources. Our power generation businesses in the Midwest, Northeast, and South compete with other non-utility generators, regulated utilities, unregulated subsidiaries of regulated utilities and other energy service companies. We believe that our ability to compete effectively in these businesses will be driven in large part by our ability to achieve and maintain a low cost of production, primarily by managing fuel costs, and to provide reliable service to our customers. We believe our primary competitors consist of at least 15 companies in the power generation business.

OPERATIONAL RISKS AND INSURANCE

We are subject to all risks inherent in the power generation business. These risks include, but are not limited to, equipment breakdowns or malfunctions, explosions, fires, terrorist attacks, product spillage, weather including hurricanes and tornados, nature including earthquakes and inadequate maintenance of rights-of-way, which could result in damage to or destruction of operating assets and other property, or could result in personal injury, loss of life or pollution of the environment, as well as curtailment or suspension of operations at the affected facility. We maintain general public liability, property/boiler and machinery, and business interruption insurance in amounts that we consider to be appropriate for such risks. Such insurance is subject to deductibles and caps that we consider reasonable and not excessive given the current insurance market environment. The costs associated with these insurance coverages have been volatile during recent periods, and may continue to be so in the future. The occurrence of a significant event not fully insured or indemnified against by a third party, or the failure of a party to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. While we currently maintain levels and types of insurance that we believe to be prudent under current insurance industry market conditions, our potential inability to secure these levels and types of insurance in the future could negatively impact our business operations and financial stability, particularly if an uninsured loss were to occur. No assurance can be given that we will be able to maintain these levels of insurance in the future at rates we consider commercially reasonable.

We also face market, price, credit and other risks relative to our business. Please read “Quantitative and Qualitative Disclosures About Market Risk” for further discussion of these risks.

In addition to these operational risks, we also face the risk of damage to our reputation and financial loss as a result of inadequate or failed internal processes and systems. A systems failure or failure to enter a transaction properly into our records and systems may result in an inability to settle a transaction in a timely manner or cause a contract breach. Our inability to implement the policies and procedures that we have developed to minimize these risks could increase our potential exposure to damage to our reputation and to financial loss.

SIGNIFICANT CUSTOMERS

For the year ended December 31, 2006, approximately 26%, 22% and 20% of our consolidated revenues were derived from transactions with AmerenIP, MISO and NYISO, respectively. For the year ended December 31, 2005, approximately 30% and 23% of our consolidated revenues were derived from transactions with NYISO and AmerenIP, respectively. For the year ended December 31, 2004, approximately 21% and 11% of our consolidated revenues were derived from transactions with NYISO and AEP, respectively. No other customer accounted for more than 10% of our consolidated revenues during 2006, 2005 or 2004.

EMPLOYEES

At June 30, 2007, we had approximately 389 employees at our administrative offices and approximately 1,083 employees at our operating facilities. Approximately 621 employees at facilities operated by us are subject to collective bargaining agreements. We have successfully negotiated multi-year agreements as they have expired and anticipate the same when the agreements for two of our plants expire in January 2008. We believe relations with our employees are satisfactory.

DESCRIPTION OF NOTES

The Notes were issued under a senior debt indenture, dated as of September 26, 1996, as amended and restated as of March 23, 1998 and again as of March 14, 2001, entered into between us and Wilmington Trust Company (as successor to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by (i) a supplemental indenture dated as of July 25, 2003, (ii) a supplemental indenture, dated as of April 12, 2006, (iii) a supplemental indenture, dated as of or about May 24, 2007, setting forth the terms of the 2015 Notes, (the “2015 Notes Supplemental Indenture”) and (iv) a supplemental indenture, dated as of or about May 24, 2007, setting forth the terms of the 2015 Notes (the “2019 Notes Supplemental Indenture”) or, as so supplemented, the “senior notes indenture” or the “indenture.” We have previously issued pursuant to this senior debt indenture our 7.45% senior notes due 2006, 6.875% senior notes due 2011, 8.75% senior notes due 2012, 8.375% senior unsecured notes due 2016, 7.125% senior debentures due 2018 and 7.625% senior debentures due 2026.

In this description, the words “we,” the “Company,” “us” and “our” refer only to Dynegy Holdings Inc. and not to any of its subsidiaries, and the term “indenture” refers to the indenture and the applicable supplemental indenture.

The following summary of certain provisions of the indenture and the Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture and the Notes, including, without limitation, the definitions of certain terms in the indenture. We urge you to read the indenture and the registration rights agreement because they, not this description defines your rights as holders of these Notes. Copies of the indenture and the registration rights agreement are available upon request of the Company at the address indicated under “Where You Can Find More Information.”

We issued $550 million of the 2015 Outstanding Notes and $1.1 billion of the 2019 Outstanding Notes, each as a separate series under the indenture. As described under “—Further Issuances,” under the indenture we can issue additional notes of either series at later dates. In addition, we can issue additional series of debt securities without limitation under the indenture in the future. The indenture has been qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for additional provisions that apply to the Notes.

General

The Notes were issued only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 above that amount. Each series of Notes are initially represented by one or more global certificates registered in the name of a nominee of DTC, as described under “—Book-Entry, Delivery and Form.”

The trustee, through its corporate trust office, is acting as our paying agent and security registrar in respect of the Notes. The current location of such corporate trust office is 301 West 11th Street, Wilmington, Delaware 19801, Drop Code: 1615. However, we may, at our option, make interest payments on the Notes by check mailed to the address of the person entitled thereto as such address appears in the security register. So long as the Notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

The indenture does not limit the amount of debt securities, debentures, notes or other types of debt that we or any of our subsidiaries may issue nor does the indenture restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our shareholders. In addition, other than as set forth under “—Certain Covenants—Limitation on Liens,” the indenture and the Notes do not contain any covenants or other provisions that are intended to afford holders of the Notes special protection in the event of either a change of control or a highly leveraged transaction involving us.

The Notes are not entitled to the benefit of any sinking fund. We may at any time and from time to time purchase Notes in the open market or otherwise.

Principal, Maturity and Interest

2015 Notes

The 2015 Notes will mature on June 1, 2015. We issued $550 million aggregate principal amount of 2015 Notes. Interest on the 2015 Notes accrues at a rate of 7.50% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2007. We will pay interest to those persons who were holders of record on the May 15 or November 15 immediately preceding each interest payment date. Interest on the 2015 Exchange Notes will accrue from the last interest payment date on which interest was paid on the 2015 Outstanding Notes tendered in exchange therefor. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2019 Notes

The 2019 Notes will mature on June 1, 2019. We issued $1.1 billion aggregate principal amount of 2015 Notes. Interest on the 2015 Notes accrues at a rate of 7.75% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2007. We will pay interest to those persons who were holders of record on the May 15 or November 15 immediately preceding each interest payment date. Interest on the 2019 Exchange Notes will accrue from the last interest payment date on which interest was paid on the 2019 Outstanding Notes tendered in exchange therefor. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Except with respect to interest rate and maturity date, the terms of the 2019 Notes and the 2015 Notes are identical in all respects.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of either series of Notes, increase the principal amount of such series of Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes of such series previously issued, and such additional Notes will form a single series with the previously issued Notes of such series, including for voting purposes.

Optional Redemption

The Notes are not redeemable at the option of the Company prior to maturity.

Ranking

The Notes are:

•	senior unsecured obligations of the Company;

•	equal in ranking in right of payment (“pari passu”) with all our existing and future unsecured debt that is not by its terms subordinated to the Notes; and

•	senior in right of payment to all of our existing and future subordinated debt.

Our secured debt and our other secured obligations, including obligations under our Senior Secured Credit Agreement and our leases of the Danskammer and Roseton generating facilities (which we refer to collectively in this prospectus as our “Central Hudson operating lease”), are effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations. None of our subsidiaries guarantee the Notes. As a result, all of the existing and future liabilities of our subsidiaries, including our Central Hudson operating lease, guarantees under our Senior Secured Credit Agreement and any claims of trade creditors and preferred stockholders, are effectively senior to the Notes. Our parent Dynegy also does not guarantee the Notes, and assets and operations it owns through subsidiaries other than us do not support the Notes.

As of March 31, 2007, after giving effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Data,” the total outstanding consolidated debt of the Company, excluding lease obligations and unused commitments made by lenders, would have been approximately $6.2 billion. Of such amount, approximately $2.0 billion would have been secured debt, excluding outstanding letters of credit and our Central Hudson operating lease. In addition, our Second Priority Notes have the benefit of subsidiary guarantees and security interests in certain of our and our subsidiaries’ assets. Moreover, any amounts drawn under the Senior Secured Credit Agreement are secured by substantially all of our and certain of our subsidiaries’ assets.

We only have a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries. Holders of the Notes are creditors only of the Company, and not of our subsidiaries. None of our subsidiaries guarantee the Notes. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders of our subsidiaries, are effectively senior to the Notes. In addition, neither Dynegy nor other sister subsidiaries guarantee the Notes, nor their respective assets or operations support the Notes.

As of December 31, 2006, after giving effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Data,” the total outstanding debt of our subsidiaries, excluding lease obligations and unused commitments made by lenders, would have been approximately $715 million. Our subsidiaries also have other substantial liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt that we or our subsidiaries may incur. The amounts of this debt could be substantial, and this debt may be debt of our subsidiaries, in which case this debt would be effectively senior in right of payment to the Notes.

The Notes are obligations exclusively of the Company. All of the Company’s operations are conducted through subsidiaries. Therefore, our ability to service our debt, including the Notes, is dependent upon the earnings and cash flows of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments or advancements to us. Certain laws and regulations restrict the ability of our subsidiaries to pay dividends and make loans and advances to us. In addition, such subsidiaries have entered into and may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to us.

Events of default

Any one of the following events constitutes an “Event of Default” with respect to each series of Notes:

•	we do not pay interest on any note of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	we do not pay principal or premium, if any, on any note of such series on its due date;

•	we fail to perform any other covenant with respect to the Notes of such series and such failure has continued for 90 days after written notice as provided in the indenture;

•

the acceleration of the maturity of any debt for borrowed money of the Company or any Subsidiary (other than the Notes) having an aggregate principal amount outstanding in excess of an amount equal to 5% of the Company’s Net Tangible Assets, if such acceleration is not rescinded or annulled, or such debt shall not have been discharged, within 15 days after written notice thereof to the Company; or

•	certain events in bankruptcy, insolvency or reorganization occur involving us.

An Event of Default with respect to a series of Notes will not necessarily be an Event of Default with respect to any other series of debt securities issued under the indenture and an Event of Default with respect to any other series of debt securities issued under the indenture will not necessarily be an Event of Default with respect to either series of Notes.

If an Event of Default occurs with respect to the Notes of a series and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of such series, by notice as provided in the indenture, may declare the principal amount of all the Notes of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to a series of Notes has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes of such series may, under certain circumstances, rescind and annul such acceleration.

The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding Notes of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the Notes of such series. However, the trustee is not obligated to take any action unduly prejudicial to holders not joining in such direction or subjecting the debt trustee to personal liability.

We are required to furnish to the trustee annually a statement as to the performance of our obligations under each indenture and as to any default in such performance under the indenture.

Satisfaction and Discharge

We may discharge all of our obligations to holders of the Notes of a series that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee an amount sufficient to pay when due the principal of and interest, if any, on all outstanding Notes of such series.

Defeasance and Covenant Defeasance

General

We will have two options to discharge our obligations under the Notes of a series before their maturity date. We may elect either:

•	to defease and be discharged from any and all obligations with respect to the Notes of such series (except as described below) (“defeasance”); or

•	to be released from our obligations with respect to certain covenants applicable to the Notes of such series (“covenant defeasance”).

To elect either option, we must deposit with the trustee an amount of money and/or U.S. government obligations in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on, the Notes of such series on the stated maturity of such payments.

Defeasance

We may establish a trust to defease and discharge our obligations, only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling; or

•	since the date of the indenture there has been a change in applicable federal income tax law;

in either case to the effect that the holders of the Notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge. The opinion must also provide that the holders of the Notes of the applicable series will be subject to federal income tax on the same amounts and in the same manner as would have been the case if such deposit, defeasance and discharge had not occurred. If any such defeasance and discharge occurs, holders of Notes of the applicable series will be entitled to look only to such trust fund for payment of principal of, and any premium and any interest on their Notes until maturity.

Upon the occurrence of a defeasance, we will be deemed to have paid and discharged the entire debt represented by the Notes of the applicable series and to have satisfied all of our obligations, except for:

•

the rights of holders of the Notes of such series to receive, solely from the trust funds deposited to defease such Notes, payments in respect of the principal of, premium, and/or interest, if any, on the Notes when such payments are due; and

•	certain other obligations as provided in the indenture.

Covenant Defeasance

The indenture provides that we may omit to comply with the covenants described under “—Certain Covenants—Limitation on Liens” and “—SEC Reports” below, but the remainder of the indenture and securities of such series will otherwise be unaffected thereby. Any such omission will not be an Event of Default with respect to the Notes of a series, upon the deposit with the trustee, in trust, of money and/or U.S. government obligations in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest on, the Notes of such series on the stated maturity of such payments. Our other obligations will remain in full force and effect. Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance. The opinion must also provide that holders of the Notes of such series will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Modification of the Indentures and Waiver

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of the Notes of a series to, among other things:

•	evidence the assumption by a successor Person of our obligations under the indenture;

•	add covenants or new “Events of Default”;

•	add, change or eliminate any provisions of the indenture that do not modify the rights of the holders of the Notes of such series;

•	secure the debt securities;

•	evidence the acceptance of appointment by a successor trustee; and

•	cure any ambiguity or correct any inconsistency or defectiveness in the indenture.

The indenture also contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Notes of a series outstanding, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of outstanding Notes of such series; provided that we and the trustee may not, without the consent of each such holder of Notes affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, such Notes;

•	change the redemption date with respect to such Notes;

•	reduce the principal amount of, or premium or interest on, such Notes;

•	change the coin or currency in which such Notes or any premium or interest thereon is payable;

•	change the redemption or repayment right of any holder;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof or redemption date applicable thereto, with respect to such Notes;

•

reduce the percentage in principal amount of such Notes under the indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture or to waive certain defaults;

•	reduce the requirements contained in the indenture for quorum or voting;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture; or

•	modify any of the above provisions.

The holders of a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of the holders of all Notes of such series, waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of all holders of Notes of such series, waive any past default under the indenture with respect to any Notes of such series, except a default:

•	in the payment of principal of, or premium, if any, or any interest on, any Notes of such series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected.

The indenture provides that, in determining whether the holders of the requisite principal amount of the outstanding Notes of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, Notes owned by the Company or any affiliate of the Company will be disregarded.

Consolidation, Merger and Sale of Assets

Under the indenture, we may, without the consent of the holders of any of the outstanding Notes of a series, consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any other corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that:

•	such successor Person assumes our obligations on the Notes of such series under the indenture;

•	after giving effect to the transaction, no “Event of Default” has occurred and is continuing; and

•	certain other procedural conditions are met.

Governing Law

The indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

Wilmington Trust Company (as successor to JPMorgan Chase Bank, N.A.) is the trustee under the indenture. Wilmington Trust Company is also the trustee under the indenture governing our Second Priority Notes, and is a collateral trustee under the Senior Secured Credit Agreement. Wilmington Trust Company did not take part in the preparation of, nor takes any responsibility for, this prospectus.

The indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

Pursuant to the Trust Indenture Act of 1939, should a default occur with respect to either series of Notes, Wilmington Trust Company would be required to resign as trustee under the indenture or the indenture governing our Second Priority Notes within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

Certain Covenants

Certain Definitions

“Net Tangible Assets” means the total amount of assets appearing on a consolidated balance sheet of the Company and its Subsidiaries less, without duplication:

•	total current liabilities (excluding current maturities of long-term debt and preferred stock);

•	all reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal and state income taxes;

•	all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset; and

•	all appropriate adjustments on account of minority interests of other Persons holding common stock in any Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any natural gas, natural gas liquids or crude oil pipeline, distribution system, gathering system, storage facility or processing plant, except any such property that in the opinion of our Board of Directors is not of material importance to the business conducted by us and our consolidated Subsidiaries taken as a whole.

“Principal Subsidiary” means any of our Subsidiaries that owns a Principal Property.

“Subsidiary” of a Person means:

•

any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such person or by one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries; or

•	any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned.

For the purposes of this definition, “securities having ordinary voting power” means securities or other equity interests which ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Limitation on Liens

The indenture provides that we will not, and will not permit any Principal Subsidiary to, issue, assume or guarantee any debt for money borrowed (“Debt”) if such Debt is secured by a mortgage, pledge, security interest or lien (a “mortgage” or “mortgages”) upon any of (1) our Principal Property or (2) the Principal Property of any Principal Subsidiary or (3) upon any shares of stock or debt of any Principal Subsidiary (whether such Principal Property, shares of stock or debt is now owned or hereafter acquired) without in any such case effectively providing that the Notes (and all other senior debt securities issued under the indenture) shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions will not apply to:

•

mortgages on any property acquired, constructed or improved by us or any Principal Subsidiary after the date of the indenture which are created within 180 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof; provided that in the case of such construction or improvement the mortgages shall not apply to any property theretofore owned by us or any Principal Subsidiary other than theretofore unimproved real property;

•

existing mortgages on property acquired (including mortgages on any property acquired from a person which is consolidated with or merged with or into us or a Subsidiary) or mortgages outstanding at the time any corporation, partnership or trust becomes a Subsidiary that are not incurred in connection with such entity becoming a Subsidiary;

•

mortgages in favor of domestic or foreign governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure debt incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type;

•	mortgages in favor of us or any Principal Subsidiary;

•

mortgages on any Principal Property held, leased or used by us or any Principal Subsidiary in connection with the exploration for, development of or production of (but not the gathering, processing, transportation or marketing of) natural gas, oil or other minerals; or

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the preceding bullet points.

Notwithstanding the preceding, we and any Principal Subsidiary may, without securing the Notes (or any other senior debt securities issued under the indenture), issue, assume or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount which, together with all other such Debt, does not exceed 15% of the Net Tangible Assets, as shown on a consolidated balance sheet, prepared by us in accordance with generally accepted accounting principles, as of a date not more than 90 days prior to the proposed transaction.

Following the sale of our natural gas liquids business, however, we do not have any properties that meet the definition of “Principal Property” under the indenture governing the Notes. Accordingly, we may issue, assume or guarantee debt that is secured by any of the properties we currently own without securing the Notes equally and ratably with any such debt.

SEC Reports

Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the trustee and holders of Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a registrant that is a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections and post such information, documents and other reports on our website.

In addition, we will furnish to the holders of Notes and to prospective investors, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participating organizations, which we refer to in this prospectus as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) have ownership interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, which we refer to in this prospectus as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of participants with the respective principal amounts of the Notes represented by such Global Note purchased by such participants in the offering and sale of the Outstanding Notes. Such accounts shall be designated by the initial purchasers. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of such systems. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) or by the participants and the indirect participants (with respect to the owners of beneficial interests in such Global Note other than participants).

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC, Euroclear or Clearstream system, as applicable, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of principal of and interest on Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the indenture. Under the terms of the indenture, the Company and the trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The Company expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants and indirect participants.

Neither the Company nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the trustee or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note of a series is exchangeable for certificated notes only if:

•	DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

•	the Company executes and delivers an order that such Global Note shall be so exchangeable and the transfer thereof so registerable; or

•	there shall have occurred and be continuing an “Event of Default” with respect to the Notes represented by such Global Note.

Any Global Note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated notes,

•	certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

•

payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of the Company maintained for such purposes; and

•

no service charge will be made for any registration of transfer or exchange of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer the Exchange Notes issued to you pursuant to the exchange offer in exchange for your Outstanding Notes if:

•	you acquire the Exchange Notes in the ordinary course of your business; and

•

you are not engaged in, do not intend to engage in and have no arrangements or understanding with any person to participate in a distribution of such Exchange Notes within the meaning of the Securities Act.

You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired Outstanding Notes directly from us.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Outstanding Notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the accompanying letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes), other than commissions or concessions of brokers or dealers and transfer taxes under certain circumstances, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

If you wish to exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will be required to make representations to us as described in the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering.” As indicated in the accompanying letter of transmittal, you will be deemed to have made these representations by tendering your Outstanding Notes in the exchange offer. In addition, if you are a broker-dealer who receives Exchange Notes for your own account in exchange for Outstanding Notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such Exchange Notes.

LEGAL MATTERS

Certain legal matters with respect to the Exchange Notes have been passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated financial statements of Dynegy Holdings Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph that emphasizes our substantial litigation) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of West Coast Power LLC as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph that emphasizes West Coast Power LLC’s substantial litigation) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the Power Generation Business of LS Power Development, LLC and Affiliates as of December 31, 2006 and 2005, and for each of the two years in the period ended December 31, 2006, included in this Registration Statement in reliance upon the report of KPMG LLP, an independent accounting firm, and upon the authority of said firm as experts in auditing and accounting.

Unaudited Financial Statements of Dynegy Holdings Inc.
Condensed Consolidated Balance Sheets: June 30, 2007 and December 31, 2006	F-2
Condensed Consolidated Statements of Operations: For the Six Months Ended June 30, 2007 and 2006	F-3
Condensed Consolidated Statements of Cash Flows: For the Six Months Ended June 30, 2007 and 2006	F-4
Condensed Consolidated Statements of Comprehensive Income (Loss): For the Six Months Ended June 30, 2007 and 2006	F-5
Notes to Condensed Consolidated Financial Statements	F-6

Audited Financial Statements of Dynegy Holdings Inc.
Report of Independent Registered Public Accounting Firm	F-33
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-34
Consolidated Statements of Operations for the Years Ended December 31, 2006, 2005 and 2004	F-35
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005 and 2004	F-36
Consolidated Statements of Changes in Stockholder’s Equity for the Years Ended December 31, 2006, 2005 and 2004 (Restated)	F-37
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2006, 2005 and 2004 (Restated)	F-38
Notes to Consolidated Financial Statements	F-39

Financial Statement Schedule of Dynegy Holdings Inc.
Schedule II – Valuation and Qualifying Accounts	F-99

Consolidated Financial Statements of West Coast Power LLC*	F-100
Unaudited Financial Statements of the Power Generation Business of LS Power Development, LLC and Affiliates
Combined Balance Sheets: March 31, 2007 and December 31, 2006	F-123
Combined Statements of Operations: For the Three Months Ended March 31, 2007 and 2006	F-124
Combined Statements of Owners’ Equity and Comprehensive Income (Loss): For the Three Months Ended March 31, 2007 and 2006	F-125
Combined Statements of Cash Flows: For the Three Months Ended March 31, 2007 and 2006	F-126
Notes to Unaudited Combined Financial Statements	F-127

Audited Combined Financial Statements of the Power Generation Business of LS Power Development, LLC and Affiliates
Independent Auditors’ Report	F-155
Combined Balance Sheets as of December 31, 2006 and 2005	F-156
Combined Statements of Operations for the Year Ended December 31, 2006 and 2005	F-157
Combined Statements of Owners’ Equity and Comprehensive Income (Loss) as of the Years Ended December 31, 2006 and 2005	F-158
Combined Statements of Cash Flows for the Year Ended December 31, 2006 and 2005	F-159
Notes to Audited and Unaudited Combined Financial Statements	F-160

Unaudited Predecessor Combined Financial Statements of LSP-Kendall Energy, LLC and LSP Equipment, LLC
Predecessor Combined Balance Sheets as of November 30, 2004, December 31, 2003 and December 6, 2003	F-193
Predecessor Combined Statements of Operations for the Periods from January 1, 2004 through November 30, 2004, from December 6, 2003 to December 31, 2003 and from January 1, 2003 to December 5, 2003	F-194
Predecessor Combined Statements of Member’s Equity and Comprehensive Income (Loss) as of November 30, 2004, December 31, 2003 and December 5, 2003	F-195
Predecessor Combined Statements of Cash Flows for the Periods from January 1, 2004 through November 30, 2004, from December 6, 2003 to December 31, 2003 and from January 1, 2003 to December 5, 2003	F-196
Notes to Unaudited Combined Financial Statements	F-197

*	West Coast Power’s consolidated financial statements are included herein pursuant to Rule 3-09 of Regulation S-X.

DYNEGY HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited) (in millions)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$280	$243
Restricted cash	124	280
Accounts receivable, net of allowance for doubtful accounts of $22 and $46 respectively	437	263
Accounts receivable, affiliates	—	7
Inventory	193	194
Assets from risk-management activities	433	701
Deferred income taxes	46	48
Prepayments and other current assets	134	92
Assets held for sale (Note 3)	272	—

Total Current Assets	1,919	1,828

Property, Plant and Equipment	10,486	6,473
Accumulated depreciation	(1,513)	(1,522)

Property, Plant and Equipment, Net	8,973	4,951
Other Assets
Restricted cash and investments	912	83
Assets from risk-management activities	149	16
Long-term accounts receivable, affiliate	797	781
Goodwill	590	—
Intangible assets	337	347
Deferred income taxes	4	12
Other long-term assets	182	118
Assets held for sale (Note 3)	56	—

Total Assets	$13,919	$8,136

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$330	$172
Accrued interest	85	66
Accrued liabilities and other current liabilities	227	230
Liabilities from risk-management activities	414	629
Notes payable and current portion of long-term debt	54	68
Liabilities held for sale (Note 3)	20	—

Total Current Liabilities	1,130	1,165

Long-term debt	5,940	2,990
Long-term debt to affiliates	200	200

Long-Term Debt	6,140	3,190
Other Liabilities
Liabilities from risk-management activities	193	35
Deferred income taxes	841	325
Other long-term liabilities	428	385
Liabilities held for sale (Note 3)	1	—

Total Liabilities	8,733	5,100

Minority Interest	(16)	—
Commitments and Contingencies (Note 9)
Stockholder’s Equity
Capital Stock, $1 par value, 1,000 shares authorized at June 30, 2007 and December 31, 2006, respectively	—	—
Additional paid-in capital	4,637	2,511
Accumulated other comprehensive income (loss), net of tax	(18)	67
Accumulated deficit	(449)	(574)
Stockholder’s equity	1,032	1,032

Total Stockholder’s Equity	5,202	3,036

Total Liabilities and Stockholder’s Equity	$13,919	$8,136

See the notes to condensed consolidated financial statements.

DYNEGY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$828	$379	$1,333	$919
Cost of sales, exclusive of depreciation shown separately below	(510)	(249)	(829)	(588)
Depreciation and amortization expense	(88)	(54)	(140)	(110)
Impairment and other charges	—	(9)	—	(11)
Gain on sale of assets, net	—	3	—	3
General and administrative expenses	(46)	(49)	(82)	(100)

Operating income	184	21	282	113
Earnings from unconsolidated investments	—	—	—	2
Interest expense	(84)	(103)	(151)	(198)
Debt conversion costs	—	(202)	—	(202)
Minority interest expense	(9)	—	(9)	—
Other income and expense, net	12	10	16	27

Income (loss) from continuing operations before income taxes	103	(274)	138	(258)
Income tax (expense) benefit (Note 12)	(21)	94	(32)	89

Income (loss) from continuing operations	82	(180)	106	(169)
Income (loss) from discontinued operations, net of tax (expense) benefit of $(6), $2, $(5) and $6, respectively (Notes 3 and 12)	8	(1)	6	(9)

Net income (loss)	$90	$(181)	$112	$(178)

See the notes to condensed consolidated financial statements.

DYNEGY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in millions)

	Six Months Ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$112	$(178)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	146	146
Impairment and other charges	—	11
Earnings from unconsolidated investments, net of cash distributions	—	(2)
Risk-management activities	(97)	(52)
Gain on sale of assets, net	—	(4)
Deferred income taxes	32	(96)
Legal and settlement charges	11	23
Debt conversion charges	—	202
Other	10	28
Changes in working capital:
Accounts receivable	(130)	294
Inventory	(3)	4
Prepayments and other assets	(18)	55
Accounts payable and accrued liabilities	122	(808)
Changes in non-current assets	(17)	(5)
Changes in non-current liabilities	3	4

Net cash provided by (used in) operating activities	171	(378)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(153)	(59)
Proceeds from asset sales, net	—	3
Business acquisitions, net of cash acquired	17	—
Net proceeds from exchange of unconsolidated investments, net of cash acquired	—	165
Decrease in restricted cash and restricted investments	(589)	162
Affiliate transactions	(12)	4
Other investing	—	(3)

Net cash provided by (used in) investing activities	(737)	272

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings, net	2,663	1,071
Repayments of long-term borrowings	(1,719)	(1,683)
Debt conversion costs	—	(202)
Repayments from affiliate, net	—	(120)
Dividends to affiliate	(342)	(50)
Other financing, net	1	(1)

Net cash provided by (used in) financing activities	603	(985)

Net increase (decrease) in cash and cash equivalents	37	(1,091)
Cash and cash equivalents, beginning of period	243	1,326

Cash and cash equivalents, end of period	$280	$235

See the notes to condensed consolidated financial statements.

DYNEGY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited) (in millions)

	Three Months Ended June 30,
	2007	2006
Net income (loss)	$90	$(181)
Cash flow hedging activities, net:
Unrealized mark-to-market gains arising during period, net	—	12
Reclassification of mark-to-market gains to earnings, net	(13)	(3)

Changes in cash flow hedging activities, net (net of tax benefit (expense) of $8 and ($5), respectively)	(13)	9
Recognized prior service cost and actuarial loss	1	—
Unrealized loss on securities, net of tax benefit of $1	(2)	—
Foreign currency translation adjustment	2	3

Other comprehensive income (loss), net of tax	(12)	12

Comprehensive income (loss)	$78	$(169)

	Six Months Ended June 30,
	2007	2006
Net income (loss)	$112	$(178)
Cash flow hedging activities, net:
Unrealized mark-to-market gains (losses) arising during period, net	(59)	25
Reclassification of mark-to-market gains to earnings, net	(28)	(12)

Changes in cash flow hedging activities, net (net of tax benefit (expense) of $51 and ($8), respectively)	(87)	13
Recognized prior service cost and actuarial loss	2	—
Unrealized loss on securities, net of tax benefit of $1	(2)	—
Foreign currency translation adjustment	2	3

Other comprehensive income (loss), net of tax	(85)	16

Comprehensive income (loss)	$27	$(162)

See the notes to condensed consolidated financial statements.

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Note 1—Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to interim financial reporting as prescribed by the SEC. The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. These interim financial statements should be read together with the consolidated financial statements and notes thereto included elsewhere in this prospectus.

In April 2007, Dynegy completed its acquisition of 11 power generation facilities and a 50% interest in certain power generation development projects from LS Power Associates, L.P. Dynegy’s interests in the 11 power generation facilities was subsequently contributed to us. Please see Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions for further discussion.

In April 2007, Dynegy contributed to us its interest in Dynegy New York Holdings Inc. (“New York Holdings”). This contribution was accounted for as a transaction between entities under common control. As such, the assets and liabilities of New York Holdings were recorded by us at Dynegy’s historical cost on the acquisition date. This prospectus with respect to DHI reflects the contribution as though DHI had owned New York Holdings in all interim periods presented. Please see Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions—Sithe Assets Contribution for further discussion.

The unaudited condensed consolidated financial statements contained in this report include all material adjustments of a normal and recurring nature that, in the opinion of management, are necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods presented in this prospectus are not necessarily indicative of the results to be expected for the full year or any other interim period due to seasonal fluctuations in demand for our energy products and services, changes in commodity prices, timing of maintenance and other expenditures and other factors. The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and judgments that affect our reported financial position and results of operations. These estimates and judgments also impact the nature and extent of disclosure, if any, of our contingent liabilities. We review significant estimates and judgments affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments prior to their publication. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are primarily used in (i) developing fair value assumptions, including estimates of future cash flows and discount rates, (ii) analyzing goodwill and tangible and intangible assets for possible impairment, (iii) estimating the useful lives of our assets, (iv) assessing future tax exposure and the realization of tax assets, (v) determining amounts to accrue for contingencies, guarantees and indemnifications and (vi) estimating various factors used to value our pension assets and liabilities. Actual results could differ materially from any such estimates. Certain reclassifications have been made to prior period amounts in order to conform to current year presentation.

Goodwill and Other Intangible Assets

Goodwill represents, at the time of an acquisition, the amount of purchase price paid in excess of the fair value of net assets acquired. We follow the guidance set forth in SFAS No. 142, “Goodwill and Other Intangible

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Assets” (“SFAS No. 142”), when assessing the carrying value of our goodwill. Accordingly, we will evaluate our goodwill for impairment on an annual basis and when events warrant an assessment. Our evaluation is based, in part, on our estimate of future cash flows. The estimation of fair value is highly subjective, inherently imprecise and can change materially from period to period based on, among other things, an assessment of market conditions, projected cash flows and discount rate.

Intangible assets represent the fair value of assets, apart from goodwill, that arise from contractual rights or other legal rights. In accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”), we record only those intangible assets that are distinctly separable from goodwill and can be sold, transferred, licensed, rented, or otherwise exchanged in the open market. Additionally, we recognize intangible assets for those assets that can be exchanged in combination with other rights, contracts, assets or liabilities.

In accordance with SFAS No. 142, we initially record and measure intangible assets based on the fair value of those rights transferred in the exchange transaction in which the asset was acquired. Those measurements are based on quoted market prices for the asset, if available, or measurement techniques based on the best information available such as a present value of future cash flows measurement. Present value measurement techniques involve judgments and estimates made by management about prices, cash flows, discount factors and other variables and the actual value realized from those assets could vary materially from these judgments and estimates. We amortize intangible assets based on the useful life of the respective asset as measured by either the life of the contract or right that the asset is derived from. If the intangible asset does not have a finite life based on the contractual or legal right, an estimate is made of the useful life based on the pattern in which the economic benefits of the asset are expected to be consumed. Intangible assets are also subjected to impairment testing on a regular basis and an impairment loss is recognized if the carrying amount of an intangible exceeds its fair value. Please see Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions for further discussion.

Accounting Principles Adopted

FIN No. 48. On July 12, 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”), which provides clarification of SFAS 109, “Accounting for Income Taxes” with respect to the recognition of income tax benefits of uncertain tax positions in the financial statements. FIN No. 48 requires that uncertain tax positions be reviewed and assessed with recognition and measurement of the tax benefit based on a “more-likely-than-not” standard. We adopted the provisions of FIN No. 48 on January 1, 2007 and recorded a decrease of $13 million to our accumulated deficit as of January 1, 2007 to reflect the cumulative effect of adopting FIN No. 48.

As of January 1, 2007, we had approximately $75 million of unrecognized tax benefits, of which $37 million would impact our effective tax rate.

As of June 30, 2007, we had approximately $43 million of unrecognized tax benefits, of which $31 million would impact our effective tax rate if recognized. The change to our unrecognized tax benefit during the second quarter 2007 primarily resulted from effective settlement of an IRS audit for the tax years 2001 and 2002.

Additionally, in conjunction with the adoption of FIN No. 48 as of January 1, 2007, we reduced our regular federal tax NOL carryforwards by $253 million, from $948 million to $695 million. The reduction was offset by corresponding changes to our net deferred tax liability and reserve for uncertain tax positions.

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

We recognize accrued interest expense and penalties related to unrecognized tax benefits as income tax expense. We had approximately $7 million and $6 million accrued for the payment of interest and penalties at June 30, 2007 and January 1, 2007, respectively.

We expect that our unrecognized tax benefits could continue to change due to the settlement of audits and the expiration of statutes of limitation in the next twelve months; however, we do not anticipate any such change to have a significant impact on our results of operations, our financial position or cash flows.

Dynegy files a consolidated income tax return in the U.S. federal jurisdiction, and we file other income tax returns in various states and foreign jurisdictions. DHI is included in Dynegy’s consolidated federal tax returns. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2001. The IRS commenced an examination of Dynegy’s U.S. consolidated income tax returns for 2004 and 2005 in the second quarter 2006 that is anticipated to be completed by the end of 2007. The IRS examination for 2001 through 2002 was completed in January 2006. Dynegy has effectively settled the audit issues in the second quarter 2007, and is awaiting final resolution on interest computations with the IRS. The CRA is currently examining Canadian income tax returns for 2002 through 2004 and we are expecting completion of the audit in late 2007.

Accounting Principles Not Yet Adopted

SFAS No. 157. On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements; however, the application of SFAS No. 157 will change current practice for some entities. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement on our financial statements.

SFAS No. 159. On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement on our financial statements.

Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions

LS Power Business Combination. On March 29, 2007, at a special meeting of the shareholders of Dynegy Illinois, the shareholders of Dynegy Illinois (i) adopted the Plan of Merger, Contribution and Sale Agreement, dated as of September 14, 2006 (the “Merger Agreement”), by and among Dynegy, Dynegy Illinois, Falcon Merger Sub Co., an Illinois corporation and a then-wholly owned subsidiary of Dynegy (“Merger Sub”), LSP Gen Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Partners, L.P. and LS Power Associates, L.P. (“LS Associates” and, collectively, the “LS Contributing Entities”) and (ii) approved the merger of Merger Sub with and into Dynegy Illinois (the “Merger”).

On April 2, 2007, in accordance with the Merger Agreement, (i) the Merger was effected, as a result of which Dynegy Illinois became a wholly owned subsidiary of Dynegy and each share of the Class A common stock and Class B common stock of Dynegy Illinois outstanding immediately prior to the Merger was converted into the right to receive one share of the Class A common stock of Dynegy, and (ii) the LS Contributing Entities transferred all of the interests owned by them in entities that own 11 power generation facilities to Dynegy (the “Contributed Entities”).

As part of the transactions contemplated by the Merger Agreement, LS Associates transferred its interests in certain power generation development projects to DLS Power Holdings, LLC, a newly formed Delaware limited liability company (“DLS Power Holdings”), and contributed 50% of the membership interests in DLS Power Holdings to Dynegy. In addition, immediately after the completion of the Merger, LS Associates and Dynegy each contributed $5 million to DLS Power Holdings as their initial capital contributions, and also contributed their respective interests in certain additional power generation development projects to DLS Power Holdings. In connection with the formation of DLS Power Holdings, LS Associates formed DLS Power Development Company, LLC, a Delaware limited liability company (“DLS Power Development”). LS Associates and Dynegy each now own 50% of the membership interests in DLS Power Development.

The aggregate purchase price was comprised of (i) $100 million cash, (ii) 340 million shares of the Class B common stock of Dynegy, (iii) the issuance of a promissory note in the aggregate principal amount of $275 million (the “Note”) (which was simultaneously issued and repaid in full without interest or prepayment penalty), (iv) the issuance of an additional $70 million of project-related debt (the “Griffith Debt”) (which was simultaneously issued and repaid in full without interest or prepayment penalty) via an indirect wholly owned subsidiary, and (v) transaction costs of approximately $52 million, approximately $8 million of which were paid in 2006. The Class B common stock issued by Dynegy was valued at $5.98 per share, which represents the average closing price of Dynegy’s common stock on the New York Stock Exchange for the two days prior to, including, and two days subsequent to the September 15, 2006 public announcement of the Merger, or approximately $2,033 million. Dynegy funded the cash payment and the repayment of the Note and the Griffith Debt using cash on hand and borrowings by DHI (and subsequent permitted distributions to Dynegy) of (i) an aggregate $275 million under the Revolving Facility (as defined below) and (ii) an aggregate $70 million under the new Term Loan B (as defined below). Please read Note 6—Debt—Fifth Amended and Restated Credit Facility for further discussion. We paid a premium over the fair value of the net tangible and identified intangible assets acquired due to the (i) scale and diversity of assets acquired in key regions of the United States; (ii) financial stability, and (iii) proven nature of the LS Power asset development platform that were subsequently contributed to DLS Power Holdings and DLS Power Development.

The application of purchase accounting under SFAS No. 141 requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date, with amounts exceeding the fair values being recorded as goodwill in accordance with SFAS No. 142. The allocation process requires an analysis of acquired fixed assets, contracts, and contingencies to identify and record the fair value of all assets acquired and liabilities assumed. Dynegy’s allocation of the purchase price to specific assets and liabilities is based, in part, upon outside appraisals using customary valuation procedures and techniques. The purchase price allocation is preliminary, as Dynegy is finalizing its valuation of tangible and intangible assets acquired. Dynegy expects to complete the purchase price allocation in the third quarter 2007.

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

However, the differences between the final and preliminary purchase price allocations, if any, are not expected to have a material effect on Dynegy’s financial position or results of operations. The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Cash	$17
Restricted cash and investments (including $37 million current)	91
Accounts receivable	52
Inventory	37
Assets from risk management activities (including $11 million current)	36
Prepaids and other current assets	19
Property, plant and equipment	4,223
Goodwill	660
Unconsolidated investments	83
Other	47

Total assets acquired	$5,265

Current liabilities and accrued liabilities	$(89)
Liabilities from risk management activities (including $14 million current)	(76)
Long-term debt (including $32 million current)	(1,898)
Deferred income taxes	(605)
Other	(92)
Minority interest	25

Total liabilities and minority interest assumed	$(2,735)

Net assets acquired	$2,530

As noted above, Dynegy recorded preliminary goodwill of approximately $660 million. Because the purchase price allocation is not complete, it is not practicable to complete the assignment of goodwill to Dynegy’s reporting units.

Dynegy recorded net intangible liabilities of $7 million. This consisted of intangible assets of $32 million in GEN-WE offset by intangible liabilities of $4 million and $35 million, respectively, in GEN-NE and GEN-MW. The intangible assets primarily relate to power tolling agreements that are being amortized over their respective contract terms ranging from 6 months to 7 years. Aggregate amortization expense associated with the above intangibles recorded in the three months ended June 30, 2007 was approximately $2 million. The estimated amortization expense for the six months ended December 31, 2007 is approximately $8 million and for each of the five succeeding years is approximately $8 million, $8 million, $8 million, less than $1 million and less than $1 million, respectively.

Of the $39 million in intangible liabilities, $8 million relates to power tolling agreements which are being amortized over their respective contract terms ranging from 2 years to 10 years. Aggregate amortization income associated with the intangible power tolling agreements recorded in the three months ended June 30, 2007 was less than $1 million. The estimated amortization income for the six months ended December 31, 2007 is $3 million and for each of the five succeeding years is $4 million, $4 million, $2 million, $2 million and $2 million, respectively.

In addition, LSP Kendall Holding LLC, one of the entities transferred to Dynegy, and ultimately us, by the LS Contributing Entities pursuant to the Merger Agreement, was party to a power tolling agreement with

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

another of our subsidiaries. This power tolling agreement had a fair value of approximately $31 million as of April 2, 2007, representing a liability from the perspective of LSP Kendall Holding LLC. Upon completion of the Merger Agreement, this power tolling agreement was effectively settled, which resulted in a second quarter 2007 gain equal to the fair value of this contract, in accordance with EITF Issue 04-01, “Accounting for Pre-existing Contractual Relationships Between the Parties to a Purchase Business Combination” (“EITF Issue 04-1”). We recorded a second quarter 2007 pre-tax gain of approximately $31 million, included as a reduction to cost of sales on its unaudited condensed consolidated statements of operations.

The differences between the financial and tax bases of purchased intangibles and goodwill are not deductible for tax purposes. However, purchase accounting allows for the establishment of deferred tax liabilities on purchased intangibles (other than goodwill) that will be reflected as a tax benefit on our future consolidated statements of operations in proportion to and over the amortization period of the related intangible asset.

The consummation of the Merger Agreement with the LS Contributing Entities constituted a change in control as defined in our severance pay plans, as well as the various long-term incentive award grant agreements. As a result, all outstanding restricted stock and stock option awards previously granted to employees vested in full on April 2, 2007 upon the closing of the Merger Agreement. Specifically, the vesting of the restricted stock awards granted in 2005 and 2006 and the unvested tranches of stock option awards granted in those years were accelerated. Accordingly, we recorded a charge of approximately $6 million in the second quarter 2007, included in general and administrative expense on our unaudited condensed consolidated statement of operations.

LS Assets Contribution. In April 2007, in connection with the completion of the Merger Agreement, Dynegy contributed to Dynegy Illinois its interest in the Contributed Entities. Following such contribution, Dynegy Illinois contributed to us its interest in the Contributed Entities and, as a result, the Contributed Entities are our subsidiaries. As a result, all of the entities acquired in the Merger are included within our financial statements with the exception of Dynegy’s 50% interests in DLS Power Holdings and DLS Power Development, which are directly owned by Dynegy.

Our results of operations include the results of the acquired entities for the period beginning April 2, 2007. The following table presents unaudited pro forma information for 2006, as if the acquisition and subsequent contribution had occurred on April 1, 2006:

	Three Months Ended June 30, 2006
	Actual	Pro Forma
	(in millions, except per share amounts)
Revenue	$379	$563
Net loss	(181)	(180)

The following table presents unaudited pro forma information for 2007 and 2006, as if the acquisition and subsequent contribution had occurred on January 1, 2007 or 2006, respectively:

	Six Months Ended June 30, 2007		Six Months Ended June 30, 2006
	Actual	Pro Forma	Actual	Pro Forma
	(in millions, except per share amounts)
Revenue	$1,333	$1,622	$919	$1,131
Net income (loss)	112	63	(178)	(163)

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

These unaudited pro forma results, based on assumptions deemed appropriate by management, have been prepared for informational purposes only and are not necessarily indicative of our results if the Merger had occurred on April 1, 2006 for the three months ended June 30, 2006 or on January 1, 2007 and 2006, respectively, for the six months ended June 30, 2007 and 2006. Pro forma adjustments to the results of operations include the effects on depreciation and amortization, interest expense, interest income and income taxes. The unaudited pro forma condensed consolidated financial statements reflect the Merger in accordance with SFAS No. 141 and SFAS No. 142.

Sithe Assets Contribution. Also in April 2007, Dynegy Illinois contributed to us all of its interest in New York Holdings, together with its indirect interest in the subsidiaries of New York Holdings. New York Holdings, together with its wholly owned subsidiaries, owns various assets in the Northeast, which we commonly refer to as the “Sithe Assets”. The Sithe Assets primarily consist of the Sithe/Independence Power Partners, L.P. (“Independence”), a 1,064 MW facility located in Scriba, New York, which Dynegy Illinois acquired in January 2005. This contribution was accounted for as a transaction between entities under common control. As such, the assets and liabilities of New York Holdings were recorded by us at Dynegy’s historical cost on the date of contribution. In addition, our historical financial statements have been adjusted in all periods presented to reflect the contribution as though we had owned New York Holdings in all periods presented. Independence holds a power tolling contract with us. As a result of the contribution, our Independence toll has become an intercompany agreement in our GEN-NE segment and the financial statement impact has been eliminated. The Sithe Assets contributed to us also include four hydroelectric generation facilities in Pennsylvania. Please read Note 7—Variable Interest Entities for further information.

Note 3—Discontinued Operations

GEN-WE Discontinued Operations

CoGen Lyondell. On August 1, 2007, we completed our sale of our CoGen Lyondell power generation facility for approximately $470 million to EnergyCo., LLC (“EnergyCo.”), a joint venture between PNM Resources and a subsidiary of Cascade Investment, LLC. We expect to record an estimated $200 million gain related to the sale of the asset in the third quarter 2007.

Beginning in the second quarter 2007, CoGen Lyondell met the held for sale classification requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), and is classified as such on our unaudited condensed consolidated balance sheet. The major classes of current and long-term assets classified as assets held for sale at June 30, 2007 are $189 million of property, plant and equipment, net, $6 million of inventory, $70 million of goodwill, $18 million of deferred tax liabilities, and $1 million of accrued liabilities and other current liabilities. The goodwill allocated to CoGen Lyondell is preliminary and could change upon finalization of the LS purchase price allocation. Any change to the allocated goodwill would have a corresponding change to our estimated $200 million gain related to the sale of the asset. As the goodwill is not deductible for tax purposes, any change in the goodwill allocated to CoGen Lyondell will also impact the annual effective tax rate for discontinued operations. Please see Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions—LS Power Business Combination for further discussion.

In accordance with SFAS No. 144, we discontinued depreciation and amortization of CoGen Lyondell’s property, plant and equipment during the second quarter 2007. Depreciation and amortization expense related to CoGen Lyondell totaled approximately $1 million and $5 million in the three- and six-month periods ended June 30, 2007, respectively, compared to approximately $3 million and $5 million in the three- and six-month periods ended June 30, 2006, respectively. Also pursuant to SFAS No. 144, we are reporting the results of CoGen

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Lyondell’s operations as a discontinued operation. Accordingly, the facility’s results have been included in discontinued operations for all periods presented.

Calcasieu. On January 31, 2007, we entered into an agreement to sell our interest in the Calcasieu power generation facility to Entergy Gulf States, Inc. (“Entergy”) for approximately $57 million, subject to regulatory approval and other closing conditions. The transaction is expected to close in early 2008. Beginning in the first quarter 2007, Calcasieu met the held for sale classification requirements of SFAS No. 144, and is classified as such on our unaudited condensed consolidated balance sheet. The major classes of current and long-term assets classified as assets held for sale at June 30, 2007 are approximately $57 million of property, plant and equipment, net, $1 million of inventory, $1 million of deferred tax liabilities, and $1 million of accrued liabilities and other current liabilities.

In accordance with SFAS No. 144, we discontinued depreciation and amortization of Calcasieu’s property, plant and equipment during the first quarter 2007. Depreciation and amortization expense related to Calcasieu totaled less than $1 million and $1 million in the three- and six-month periods ended June 30, 2007, respectively, compared to less than $1 million and approximately $1 million in the three- and six-month periods ended June 30, 2006, respectively. Also pursuant to SFAS No. 144, we are reporting the results of Calcasieu’s operations as a discontinued operation. Accordingly, the facility’s results have been included in discontinued operations for all periods presented.

Other Discontinued Operations

Natural Gas Liquids. On October 31, 2005, we completed the sale of DMSLP, which comprised substantially all remaining operations of our NGL segment, to Targa Resources Inc. (“Targa”) and two of its subsidiaries for $2.44 billion in cash.

Other. We sold or liquidated some of our operations during 2003, including our U.K. CRM business, which have been accounted for as discontinued operations under SFAS No. 144.

The following table summarizes information related to our discontinued operations:

	GEN-WE	CRM	NGL	Total
Three Months Ended June 30, 2007
Income from operations before taxes	$3	$11	$—	$14
Income (loss) from operations after taxes	(3)	7	4	8
Three Months Ended June 30, 2006
Loss from operations before taxes	$(1)	$(2)	$—	$(3)
Income (loss) from operations after taxes	—	2	(3)	(1)

	GEN-WE	CRM	NGL	Total
Six Months Ended June 30, 2007
Income from operations before taxes	$—	$11	$—	$11
Income from operations after taxes	(5)	7	4	6
Six Months Ended June 30, 2006
Income (loss) from operations before taxes	$(15)	$(1)	$1	$(15)
Income (loss) from operations after taxes	(9)	—	—	(9)

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Note 4—Restructuring Charges

2005 Restructuring. In December 2005, in order to better align our corporate cost structure with a single line of business and as part of a comprehensive effort to reduce on-going operating expenses, we implemented a restructuring plan (the “2005 Restructuring Plan”). The 2005 Restructuring Plan resulted in a reduction of approximately 40 positions and was complete by June 30, 2006. We recognized a pre-tax charge, primarily in our Other segment, of $11 million in the fourth quarter 2005. We recognized approximately $2 million of charges in the six months ended June 30, 2006 when transitional services were completed by certain affected employees. These charges related entirely to severance costs.

2002 Restructuring. In October 2002, we announced a restructuring plan designed to improve operational efficiencies and performance across our lines of business.

The following is a schedule of 2007 activity for the liabilities recorded in connection with this restructuring:

	Severance	Cancellation Fees and Operating Leases	Total
		(in millions)
Balance at December 31, 2006	$3	$7	$10
Cash payments	—	(2)	(2)

Balance at June 30, 2007	$3	$5	$8

We expect the $5 million accrual as of June 30, 2007 associated with cancellation fees and operating leases to be paid by the end of 2007, when the leases expire.

Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids to our audited consolidated financial statements included elsewhere in this prospectus.

Note 5—Risk Management Activities

The nature of our business necessarily involves market and financial risks. We enter into financial instrument contracts in an attempt to mitigate or eliminate these various risks. These risks and our strategy for mitigating them are more fully described in Note 6—Risk Management Activities and Financial Instruments to our audited consolidated financial statements included elsewhere in this prospectus.

Cash Flow Hedges. We enter into financial derivative instruments that qualify, and that we may elect to designate, as cash flow hedges. Interest rate swaps have been used to convert floating interest rate obligations to fixed interest rate obligations. Instruments related to our GEN business, which are entered into for purposes of hedging future fuel requirements and sales commitments and locking in commodity prices we consider favorable under the circumstances, have also historically been designated as cash flow hedges. Beginning on April 2, 2007, we chose to cease designating such instruments related to our GEN business as cash flow hedges, and thus apply mark-to-market accounting treatment prospectively. Therefore, beginning with the second quarter 2007, these instruments receive mark-to-market accounting treatment. Accordingly, as values fluctuate from period to period due to market price volatility, value changes are reflected on the income statement. Pursuant to EITF Issue 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Energy Trading and Risk Management Activities” (“EITF Issue No. 02-3”), all gains and losses on third party energy trading contracts, whether realized or unrealized, are presented net in the consolidated statements of operations. The balance in Other Comprehensive Income at April 2, 2007 related to these instruments will be reclassified to future earnings contemporaneously with the related purchases of fuel and sales of electricity. As of June 30, 2007, this amount totaled $24 million pre-tax.

During the three and six months ended June 30, 2007, we recorded zero and $5 million, respectively, of income related to ineffectiveness from changes in the fair value of hedge positions, and no amounts were excluded from the assessment of hedge effectiveness related to the hedge of future cash flows. During the three and six months ended June 30, 2006, we recorded $4 million related to ineffectiveness from changes in fair value of hedge positions, and no amounts were excluded from the assessment of hedge effectiveness related to the hedge of future cash flows. During the three and six months ended June 30, 2007 and 2006, no amounts were reclassified to earnings in connection with forecasted transactions that were no longer considered probable of occurring.

The balance in cash flow hedging activities, net at June 30, 2007 is expected to be reclassified to future earnings, contemporaneously with the related purchases of fuel, sales of electricity and payments of interest, as applicable to each type of hedge. Of this amount, after-tax gains of approximately $16 million are currently estimated to be reclassified into earnings over the 12-month period ending June 30, 2008. The actual amounts that will be reclassified to earnings over this period and beyond could vary materially from this estimated amount as a result of changes in market conditions and other factors.

Fair Value Hedges. We also enter into derivative instruments that qualify, and that we designate, as fair value hedges. We use interest rate swaps to convert a portion of our non-prepayable fixed-rate debt into floating-rate debt. During the three and six months ended June 30, 2007 and 2006, there was no ineffectiveness from changes in the fair value of hedge positions and no amounts were excluded from the assessment of hedge effectiveness. During the three and six months ended June 30, 2007 and 2006, no amounts were recognized in relation to firm commitments that no longer qualified as fair value hedges.

Net Investment Hedges in Foreign Operations. Although we have exited a substantial amount of our foreign operations, we have remaining investments in foreign subsidiaries, the net assets of which are exposed to currency exchange-rate volatility. As of June 30, 2007, we had no net investment hedges in place.

Note 6—Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income, net of tax, is included in our stockholder’s equity on our unaudited condensed consolidated balance sheets, respectively, as follows:

	June 30, 2007	December 31, 2006
	(in millions)
Cash flow hedging activities, net	$(11)	$76
Foreign currency translation adjustment	25	23
Unrecognized prior service cost and actuarial loss	(41)	(43)
Available for sale securities	9	11

Accumulated other comprehensive income (loss), net of tax	$(18)	$67

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Note 7—Variable Interest Entities

Hydroelectric Generation Facilities. On January 31, 2005, Dynegy completed the acquisition of ExRes SHC, Inc. (“ExRes”), the parent company of Sithe Energies, Inc. and Independence. As further discussed in Note 2—LS Power Business Combination and Dynegy Illinois Entity Contributions—Sithe Assets Contribution, on April 2, 2007, Dynegy contributed its interest in the Sithe Assets to us. ExRes, also owns through its subsidiaries four hydroelectric generation facilities in Pennsylvania. The entities owning these facilities meet the definition of VIEs. In accordance with the purchase agreement, Exelon Corporation, which we refer to as “Exelon,” has the sole and exclusive right to direct our efforts to decommission, sell, or otherwise dispose of the hydroelectric facilities owned through the VIEs. Exelon is obligated to reimburse ExRes for all costs, liabilities, and obligations of the entities owning these facilities, and to indemnify ExRes with respect to the past and present assets and operations of the entities. As a result, we are not the primary beneficiary of the entities and have not consolidated them in accordance with the provisions of FIN No. 46(R), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN No. 46(R)”).

These hydroelectric generation facilities have commitments and obligations that are off-balance sheet with respect to us that arise under operating leases for equipment and long-term power purchase agreements with local utilities. As of June 30, 2007, the equipment leases have remaining terms from one to twenty-five years and involve a maximum aggregate obligation of $153 million over the terms of the leases. Additionally, each of these facilities is party to a long-term power purchase agreement with a local utility. Under the terms of each of these agreements, a project tracking account, which we refer to as a “Tracking Account,” was established to quantify the difference between (i) the facility’s fixed price revenues under the power purchase agreement and (ii) a percentage of the respective utility’s Public Utility Commission approved avoided costs associated with those power purchases plus accumulated interest on the balance. Each power purchase agreement calls for the hydroelectric facility to return to the utility the balance in the Tracking Account before the end of the facility’s life through decreased pricing under the respective power purchase agreement. If the decreased pricing does not reduce the tracking account to zero, a lump sum payment for the remainder of the balance will be due. All four hydroelectric facilities are currently in the Tracking Account repayment period of the contract, whereby balances are repaid through decreased pricing. This pricing cannot be decreased below a level sufficient to allow the facilities to recover their operating costs. The aggregate balance of the Tracking Accounts as of June 30, 2007, was approximately $338 million, and the obligations with respect to each Tracking Account are secured by the assets of the respective facility. The decreased pricing necessary to reduce the Tracking Accounts will make the continued sale of electricity from the facilities uneconomical. As discussed above, the obligations of the four hydroelectric facilities are non-recourse to us. Under the terms of the stock purchase agreement with Exelon, we are indemnified for any net cash outflow arising from ownership of these facilities.

PPEA Holding Company LLC. On April 2, 2007, in connection with the completion of the Merger Agreement, we acquired a 70% interest in PPEA Holding Company LLC (“PPEA”). PPEA owns and operates Plum Point Energy Associates, LLC (“Plum Point”) which is constructing a 665 MW coal fired power plant (the “Project”), located in Mississippi County, Arkansas. Plum Point is the Borrower under a $700 million term loan facility, a $17 million revolving credit facility, and a $102 million letter of credit facility. The Project indebtedness is held by Plum Point. The payment obligations of Plum Point in respect of the Bank Loan, the Revolver, the LC Facility, and $100 million of Tax Exempt Bonds (as discussed below in Note 8) are unconditionally and irrevocably guaranteed by Ambac Assurance Corporation, an independent third party insurance company. PPEA is party to credit facilities and an insurance policy, which are secured by a security interest in all of Plum Point’s assets, contract rights and Plum Point’s undivided tenancy in common interest in the Project. These assets consist primarily of $189 million of plant construction in progress at June 30, 2007.

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

There are no guarantees of the indebtedness by any other parties, and PPEA’s creditors have no recourse against our general credit. See Note 8—Debt—Plum Point Term Facility for discussion of PPEA’s borrowings. PPEA meets the definition of a VIE, and we have determined we are the primary beneficiary of this entity. As such, we have consolidated it in accordance with the provisions of FIN No. 46(R).

Note 8—Debt

Notes payable and long-term debt consisted of the following:

	June 30, 2007	December 31, 2006
	(in millions)
Revolver, due 2012	$275	$—
Term Loan B, due 2013	70	—
Term Facility, floating rate due 2013	850	—
Term Facility, floating rate due 2012	—	200
Senior Notes, 6.875% due 2011	490	493
Senior Notes, 8.75% due 2012	486	488
Senior Unsecured Notes, 7.5% due 2015	550	—
Senior Unsecured Notes, 8.375% due 2016	1,047	1,047
Senior Debentures, 7.125% due 2018	173	173
Senior Unsecured Notes, 7.75% due 2019	1,100	—
Senior Debentures, 7.625% due 2026	172	173
Second Priority Senior Secured Notes, 9.875% due 2010	11	11
Subordinated Debentures payable to affiliates, 8.316%, due 2027	200	200
Sithe Senior Notes, 8.5% due 2007	20	39
Sithe Senior Notes, 9.0% due 2013	409	409
Plum Point Tax Exempt Bonds, floating rate due 2036	100	—
Plum Point Construction Loan, floating rate due 2010	219	—

	6,172	3,233
Unamortized premium on debt, net	22	25

	6,194	3,258
Less: Amounts due within one year, including non-cash amortization of basis adjustments	54	68

Total Long-Term Debt	$6,140	$3,190

Aggregate debt maturities for the remainder of 2007, the next four years and thereafter of the principal amounts of all long-term indebtedness as of June 30, 2007 are as follows: 2008—$39 million, 2009—$58 million, 2010—$74 million, 2011—$570 million and thereafter—$5,399 million.

Fifth Amended and Restated Credit Facility. On April 2, 2007, we entered into a fifth amended and restated credit facility (the “Fifth Amended and Restated Credit Facility”) with Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as collateral agent, Citicorp USA Inc., as payment agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint book-runners, and the other financial institutions party thereto as lenders or letter of credit issuers.

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

The Fifth Amended and Restated Credit Facility amended our former credit facility (the Fourth Amended and Restated Credit Facility, which was last amended on July 11, 2006) by increasing the amount of the existing $470 million revolving credit facility (the “Revolving Facility”) to $850 million, increasing the amount of the existing $200 million term letter of credit facility (the “Term L/C Facility”) to $400 million and adding a $70 million senior secured term loan facility (“Term Loan B”).

Loans and letters of credit are available under the Revolving Facility and letters of credit are available under the Term L/C Facility for general corporate purposes. Letters of credit issued under our former credit facility have been continued under the Fifth Amended and Restated Credit Facility. The Term Loan B was used to pay a portion of the consideration under the Merger Agreement. In connection with the completion of the transactions contemplated by the Merger Agreement, an aggregate $275 million under the Revolving Facility, an aggregate $400 million under the Term L/C Facility (with the proceeds placed in a collateral account to support the issuance of letters of credit), and an aggregate $70 million under Term Loan B (representing all available borrowings under Term Loan B) were drawn.

The Fifth Amended and Restated Credit Facility is secured by certain of our assets and is guaranteed by Dynegy, Dynegy Illinois and certain of our subsidiaries. In addition, the obligations under the Fifth Amended and Restated Credit Facility and certain other obligations to the lenders thereunder and their affiliates are secured by substantially all of the assets of such guarantors. The Revolving Facility matures on April 2, 2012, and the Term L/C Facility and Term Loan B each mature on April 2, 2013. The principal amount of the Term L/C Facility is due in a single payment at maturity; the principal amount of Term Loan B is due in quarterly installments of $175,000 in arrears commencing December 31, 2007, with the unpaid balance due at maturity.

Borrowings under the Fifth Amended and Restated Credit Facility bear interest, at our option, at either the base rate, which is calculated as the higher of Citibank, N.A.’s publicly announced base rate and the federal funds rate in effect from time to time, or the Eurodollar rate (which is based on rates in the London interbank Eurodollar market), in each case plus an applicable margin.

The applicable margin for borrowings under the Revolving Facility depends on the Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) credit ratings of the Revolving Facility, with higher credit ratings resulting in a lower rate. The applicable margin for such borrowings will be either 0.125% or 0.50% per annum for base rate loans and either 1.125% or 1.50% per annum for Eurodollar loans, with the lower applicable margin being payable if the ratings for the Revolving Facility by S&P and Moody’s are BB+ and Ba1 or higher, respectively, and the higher applicable margin being payable if such ratings are less than BB+ and Ba1. The applicable margins for the Term L/C Facility and Term Loan B are 0.50% for base rate loans and 1.50% for Eurodollar loans.

An unused commitment fee of either 0.25% or 0.375% is payable on the unused portion of the Revolving Facility, with the lower commitment fee being payable if the ratings for the Revolving Facility by S&P and Moody’s are BB+ and Ba1 or higher, respectively, and the higher commitment fee being payable if such ratings are less than BB+ and Ba1.

The Fifth Amended and Restated Credit Facility contains mandatory prepayment provisions associated with specified asset sales and dispositions (including as a result of casualty or condemnation). The Fifth Amended and Restated Credit Facility also contains customary affirmative covenants and negative covenants and events of default. Subject to certain exceptions, we and our subsidiaries are subject to restrictions on incurring additional indebtedness, limitations on investments and limitations on dividends and other payments in respect of capital stock.

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The Fifth Amended and Restated Credit Facility also contains certain financial covenants, including (i) a covenant (measured as of the last day of the relevant fiscal quarter as specified below) that requires us and certain of our subsidiaries to maintain a ratio of secured debt to adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for us and our relevant subsidiaries of no greater than 3.0:1 (June 30, 2007); 2.75:1 (September 30, 2007 and thereafter through and including March 31, 2009); and 2.5:1 (June 30, 2009 and thereafter); and (ii) a covenant that requires us and certain of our subsidiaries to maintain a ratio of adjusted EBITDA to consolidated interest expense for us and our relevant subsidiaries as of the last day of the measurement periods ending June 30, 2007 and thereafter through and including December 31, 2008 of no less than 1.5:1; ending March 31, 2009 and June 30, 2009 of no less than 1.625:1; and ending September 30, 2009 and thereafter of no less than 1.75:1.

On May 24, 2007, we entered into an Amendment No. 1, dated as of May 24, 2007 (the “Credit Agreement Amendment”), to the Fifth Amended and Restated Credit Facility, which increased the amount of the existing $850 million Revolving Facility to $1.15 billion and increased the amount of the existing $400 million Term L/C Facility to $850 million; the Credit Agreement Amendment did not affect the Term Loan B. The Credit Agreement Amendment also amended a pro forma leverage ratio requirement in the Fifth Amended and Restated Credit Facility to allow us to issue the Notes (as defined and discussed below).

Plum Point Credit Agreement Facility. The Plum Point Credit Agreement Facility (“Credit Agreement Facility”) consists of a $700 million construction loan (the “Construction Loan”), a $700 million term loan commitment (the “Bank Loan”), a $17 million revolving credit facility (the “Revolver”) and a $102 million backstop letter of credit facility (the “LC Facility”). The LC Facility was initially utilized to back-up the $101 million letter of credit issued under the then-existing LC Facility for the benefit of the owners of the Tax Exempt Bonds described below. During the second quarter 2007, the Tax Exempt Bonds were repaid and reoffered and a new letter of credit in the amount of approximately $101 million was carried over from the previous LC Facility for the benefit of the owners of the Tax Exempt Bonds. Borrowings under the Credit Agreement Facility bear interest at PPEA’s option, at either the base rate, which is determined as the greater of the Prime Rate or the Federal Funds Rate in effect from time to time plus  1/2 of 1% or the Adjusted LIBOR which is equal to the product of the applicable LIBOR and any Statutory Reserves plus an applicable margin equal to .35%. In addition, PPEA pays commitment fees equal to 0.125% per annum on the undrawn Bank Loan, Revolver and LC Facility commitments. Upon completion of the construction of the PPEA facility, the Construction Loan will terminate and the debt there under will be replaced by the Bank Loan. The Bank Loan matures on the thirtieth anniversary of the later of the date on which substantial completion of the facility has occurred or the first date of operation under any of the power purchase agreements then in effect. The current estimated date of completion of construction is in the Fall of 2010.

The payment obligations of PPEA in respect of the Bank Loan, the Revolver, the LC Facility, the Tax Exempt Bonds, and associated interest rate hedging agreements (discussed below) are unconditionally and irrevocably guaranteed by Ambac Assurance Corporation. The Tax Exempt Bonds are backed by the LC Facility as described above. The insurer also provided an unconditional commitment to issue a debt service reserve surety at closing in an amount equal to the debt service reserve requirement. The credit facilities and insurance policy are secured by a security interest (subject to permitted liens) in all of PPEA’s assets, contract rights and PPEA’s undivided tenancy in common interest in Plum Point. PPEA pays an additional .40% spread for the AMBAC insurance coverage which is deemed a cost of financing and included in interest expense.

In the second quarter 2007, PPEA entered into three interest rate swap agreements with an initial aggregate notional amount of approximately $183 million and fixed interest rates of approximately 5.3%. These interest

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rate swap agreements convert PPEA’s floating rate debt exposure to a fixed interest rate. The interest rate swap agreements expire in June 2040. For the three months ended June 30, 2007, we recorded $27 million of mark-to-market income related to these interest rate swap agreements as an offset to our consolidated interest expense. Effective July 1, 2007, we designated these agreements as cash flow hedges. Therefore, changes in value after that date will be reflected in Other Comprehensive Income, and subsequently reclassified to interest expense contemporaneously with the related accruals of interest expense to the extent of hedge effectiveness.

Plum Point Tax Exempt Bonds. On April 1, 2006, the City of Osceola (the “City”) loaned the $100 million in proceeds of a tax exempt bond issuance (the “Tax Exempt Bonds”) to PPEA. The Tax Exempt Bonds were issued pursuant to and secured by a Trust Indenture dated April 1, 2006 between the City, PPEA and Regions Bank as Trustee. The purpose of the Tax Exempt Bonds is to finance certain of PPEA’s undivided interests in various sewage and solid waste collection and disposal facilities. Interest expense on the Tax Exempt Bonds is based on a weekly variable rate and is payable monthly. The interest rate in effect at June 30, 2007 was 3.75%. The Tax Exempt Bonds mature on April 1, 2036.

Senior Unsecured Notes Offering. On May 24, 2007, we issued $1.1 billion aggregate principal amount of our 7.75% Senior Unsecured Notes due 2019 (the “2019 Notes) and $550 million aggregate principal amount of our 7.50% Senior Unsecured Notes due 2015 (the “2015 Notes” and, together with the 2019 Notes, the “Notes”) pursuant to the terms of a purchase agreement, dated as of May 17, 2007, by and among us and the several initial purchasers party thereto (the “Purchasers”). The Notes are our senior unsecured obligations and rank equal in right of payment to all of our existing and future senior unsecured indebtedness, and are senior to all of our existing, and any of our future, subordinated indebtedness. Our secured debt and other secured obligations are effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations. None of our subsidiaries have guaranteed the Notes and, as a result, all of the existing and future liabilities of our subsidiaries are effectively senior to the Notes. Dynegy has not guaranteed the Notes, and the assets and operations that Dynegy owns through its subsidiaries, other than us, do not support the Notes. In connection with the Notes, we entered into a registration rights agreement with the Purchasers of the Notes pursuant to which we have agreed to offer to exchange the Notes for a new issue of substantially identical notes registered under the Securities Act of 1933. Under the terms of this offering, we have agreed to file an exchange offer registration statement with the SEC. The interest rates on the Notes will increase at an annual rate of 0.25% for each 90-day period during which a failure to register the new Notes continues, up to a maximum increase of 1.0% in the annual interest rates.

We used the net proceeds from the sale of the Notes to repay a portion of the debt assumed in the Merger Agreement. Long-term debt assumed upon completion of the Merger Agreement and repaid from the proceeds of the sale of the Notes consisted of the following as of April 2, 2007:

	Face Value	Premium (Discount)	Fair Value
		(in millions)
Generation Facilities First Lien Term Loans due 2013	$919	$1	$920
Generation Facilities Second Lien Term Loans due 2014	150	1	151
Kendall First Lien Term Loan due 2013	396	(5)	391
Ontelaunee First Lien Term Loan due 2009	100	(1)	99
Ontelaunee Second Lien Credit Agreement due 2009	50	1	51

Total debt repaid with proceeds from unsecured offering	$1,615	$(3)	$1,612

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Outstanding letters of credit under the Gen Finance LC Facilities were transferred to, and became outstanding letters of credit under, the Fifth Amended and Restated Credit Facility as amended by the Credit Agreement Amendment. Continuing secured obligations of Dynegy Gen Finance Co, LLC include financially settled heat rate options and a collateral posting arrangement that are secured by the assets of Dynegy Gen Finance Co, LLC.

Repayments. On January 2, 2007, we made a $19 million principal payment on the Sithe Energies debt.

Note 9—Commitments and Contingencies

Set forth below is a summary of certain ongoing legal proceedings. In accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”), we record reserves for contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. In addition, we disclose matters for which management believes a material loss is at least reasonably possible. In all instances, management has assessed the matters below based on current information and made a judgment concerning their potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may prove materially inaccurate and such judgment is made subject to the known uncertainty of litigation.

In addition to the matters discussed below, we are party to numerous legal proceedings arising in the ordinary course of business or related to discontinued business operations. In management’s opinion, the disposition of these matters will not materially adversely affect our financial condition, results of operations or cash flows.

Bridgeport RMR Agreement. The Bridgeport facility had been operating pursuant to the terms of the Bridgeport reliability-must-run (“RMR”) agreement, subject to the outcome of ongoing proceedings before the FERC to resolve the question of whether Bridgeport is eligible for an RMR agreement. On May 25, 2007, Bridgeport and the intervening parties submitted a Joint Offer of Settlement (the “Settlement”), which effectively terminated the RMR Agreement as of May 31, 2007. In addition, the Settlement stipulated that within 30 days of FERC approval Bridgeport will refund ISO New England (“ISO-NE”) $12.5 million and any RMR revenues received by Bridgeport from the ISO-NE under the amended RMR agreement for the calendar months April 2007 and May 2007. We recorded a reserve of $12.5 million payable to the ISO-NE as part of the LS purchase price allocation, and have reserved any RMR revenues received from the ISO-NE for April and May 2007. Under the Settlement, Bridgeport will no longer be required to submit stipulated bids as of June 1, 2007 therein allowing Bridgeport to more fully participate as a merchant generator in the ISO-NE market. The Settlement was certified as an uncontested settlement on June 29, 2007 by the Presiding Administrative Law Judge and was accepted by the FERC on August 3, 2007.

Gas Index Pricing Litigation. We and our former joint venture affiliate West Coast Power are named defendants in numerous lawsuits in state and federal court claiming damages resulting from alleged price manipulation and false reporting of natural gas prices. The cases are pending in California, Nevada and Alabama. In each of these suits, the plaintiffs allege that we and other energy companies engaged in an illegal scheme to inflate natural gas prices by providing false information to natural gas index publications. All of the complaints rely heavily on prior FERC and CFTC investigations into and reports concerning index-reporting manipulation in the energy industry. Except as specifically mentioned below, the cases are actively engaged in discovery.

During the last year, several cases pending in Nevada federal court were dismissed on defendants’ motions. Certain plaintiffs have appealed to the Court of Appeals for the Ninth Circuit, which coordinated the cases before

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the same appellate panel. A decision from the Court of Appeals is expected in late 2007. In February 2007, a Tennessee state court case was also dismissed on defendants’ motion. In April 2007, the plaintiffs appealed the decision.

Pursuant to various motions, the cases pending in California state court have been coordinated before a single judge in San Diego (“Coordinated Gas Index Cases”). In August 2006, we entered into an agreement to settle the class action claims in the Coordinated Gas Index Cases for $30 million. The settlement does not include similar claims filed by individual plaintiffs in the Coordinated Gas Index Cases, which we continue to defend vigorously. In December 2006, the court granted final approval of the settlement and dismissed the class action claims. In July 2007, the remaining Coordinated Gas Index Cases were stayed pending a ruling on the appeals before the Ninth Circuit discussed above. Also in August 2006, we entered into an agreement to settle the class action claims by California natural gas re-sellers and co-generators (to the extent they purchased natural gas to generate electricity for re-sale) pending in Nevada federal court for $2.4 million. The court granted preliminary approval of this settlement in May 2007, which we funded shortly thereafter, and scheduled a final approval hearing in October 2007. Both settlements are without admission of wrongdoing, and Dynegy and West Coast Power continue to deny class plaintiffs’ allegations.

In the Alabama litigation, trial is currently scheduled for October 2007.

We are analyzing the remaining natural gas index cases and are vigorously defending against them. We cannot predict with certainty whether we will incur any liability in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

California Market Litigation. We and various other power generators and marketers were defendants in numerous lawsuits alleging rate and market manipulation in California’s wholesale electricity market during the California energy crisis several years ago. The complaints generally alleged unfair, unlawful and deceptive trade practices in violation of the California Unfair Business Practices Act and sought injunctive relief, restitution and unspecified actual and treble damages. All of these cases have been dismissed on grounds of federal preemption except for one remaining action that is pending and fully briefed before the Ninth Circuit Court of Appeals.

We cannot predict with certainty whether we will incur any liability in connection with the remaining pending appeal; however, given the pattern of dismissal and success on appeal of related actions, we expect a similar outcome. Nonetheless, given the nature of this claim, an adverse result could have a material adverse effect on our financial condition, results of operations and cash flows.

Illinois Auction Complaints. On March 15, 2007, as amended on March 16, the Attorney General of the State of Illinois (the “IAG”) filed a complaint at FERC (the “IAG FERC Complaint”) against 16 electricity suppliers engaged in wholesale power sales, challenging the results of the Illinois reverse power procurement auction conducted in September 2006. The complaint alleges that the prices charged under supply contracts resulting from the auction process are not just and reasonable. The complaint also requests that FERC investigate purported price manipulation by the wholesale suppliers in the auction process. The complaint names DPM among the respondents. The public version of the complaint served upon DPM is heavily redacted resulting in substantial uncertainty regarding the specific allegations against DPM and the specific relief sought by the IAG against DPM. The ICC has intervened in the proceeding before FERC and has stated in its pleading that it has not found any evidence of collusive behavior or other anticompetitive actions by bidders in the Illinois Auction. DPM filed its motion to dismiss and answer the IAG FERC Complaint in June 2007. On July 3, 2007, the IAG filed a motion to suspend its complaint at FERC.

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Legislative leaders from the state of Illinois, including the Speaker of the House and the Senate President, announced a comprehensive transitional rate relief package for electric consumers on July 23, 2007. This rate relief package and related agreements are subject to passage of certain legislation.

As a part of the rate relief package, and subject to passage of certain legislation, we anticipate making payments of up to $25 million over a 29-month period. These payments will be contingent on certain conditions related to the absence of future electric rate and tax legislation in Illinois. We anticipate making payments of $7.5 million in 2007, $9.0 million in 2008 and $8.5 million in 2009. We recorded a $25 million expense in the second quarter of 2007 related to these payments, which is included in cost of sales on our unaudited condensed consolidated statement of operations. Our payment of $7.5 million in 2007 is to be used for funding of the Illinois Power Agency, which is to be created as part of Illinois’ comprehensive legislative package. Our expected payments for 2008 and 2009 will be made in monthly installments so long as Illinois does not impose an electric rate freeze or an additional tax on generators prior to December 2009, as further described in the rate relief package and related agreements. The monthly payments will be paid into an escrow account established to support rate relief activities for Ameren Illinois Utilities’ customers.

The rate relief package and related agreements, once effective, will result in motions to dismiss with prejudice being filed in several ongoing court and regulatory proceedings including the IAG FERC Complaint, appeals of the original orders adopting the auction process and the auction improvements case.

The legislation passed both chambers of the Illinois General Assembly and is currently awaiting action by the Governor.

Shortly after the IAG FERC Complaint was filed, two civil class action complaints against 21 wholesale electricity suppliers and utilities, including DPM, were filed in Illinois state court. The complaints largely mirror the IAG’s filing and seek unspecified actual and punitive damages. In late April 2007, the defendants filed notices of removal to federal court in both cases. In late June 2007, the defendants moved to dismiss plaintiffs’ claim on grounds of the filed rate doctrine and preemption. Briefing on defendants’ motion is expected to continue into the third quarter.

We believe that the claims of the IAG and the civil plaintiffs are without merit and we intend to defend against them vigorously. However, given the gravity of their claims, an adverse ruling in some or all of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

Danskammer State Pollutant Discharge Elimination System Permit. In January 2005, the New York State Department of Environmental Conservation (“NYSDEC”) issued a Draft SPDES Permit renewal for the Danskammer plant, and an adjudicatory hearing was scheduled for the fall of 2005. Three environmental groups sought to impose a permit requirement that the Danskammer plant install a closed cycle cooling system in order to reduce the volume of water withdrawn from the Hudson River, thus reducing aquatic organism mortality. The petitioners claim that only a closed cycle cooling system meets the Clean Water Act’s requirement that the cooling water intake structures reflect best technology available (“BTA”) for minimizing adverse environmental impacts.

A formal evidentiary hearing was held in November and December 2005. The Deputy Commissioner’s decision directing that the NYSDEC staff issue the revised Draft SPDES Permit was issued in May 2006. In June 2006, the NYSDEC issued the revised SPDES Permit with conditions generally favorable to us. While the revised SPDES Permit does not require installation of a closed cycle cooling system, it does require aquatic

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organism mortality reductions resulting from NYSDEC’s determination of BTA requirements under its regulations. In July 2006, two of the petitioners filed suit in the Supreme Court of the State of New York seeking to vacate the Deputy Commissioner’s decision and the revised Danskammer SPDES Permit. On March 26, 2007, the Court transferred the lawsuit to the Third Department Appellate Division. The case will now proceed as a normal appeal from a final agency decision and the decision will be based on whether there is substantial evidence in the record to support the agency decision. We believe that the decision of the Deputy Commissioner is well reasoned and will be affirmed. However, in the event the decision is not affirmed and we ultimately are required to install a closed cycle cooling system, this could have a material adverse effect on our financial condition, results of operations and cash flows.

Roseton State Pollutant Discharge Elimination System Permit. In April 2005, the NYSDEC issued to DNE a draft SPDES Permit renewal (the “Draft SPDES Permit”) for the Roseton plant. The Draft SPDES Permit requires the facility to actively manage its water intake to substantially reduce mortality of aquatic organisms.

In July 2005, a public hearing was held to receive comments on the Draft SPDES Permit. Three environmental organizations filed petitions for party status in the permit renewal proceeding. The petitioners are seeking to impose a permit requirement that the Roseton plant install a closed cycle cooling system in order to reduce the volume of water withdrawn from the Hudson River, thus reducing aquatic organism mortality. The petitioners claim that only a closed cycle cooling system meets the Clean Water Act’s requirement that the cooling water intake structures reflect the BTA for minimizing adverse environmental impacts. In September 2006, the administrative law judge issued a ruling admitting the petitioners to full party status and setting forth the issues to be adjudicated in the permit renewal hearing. Various holdings in the ruling have been appealed to the Commissioner of NYSDEC by DNE, NYSDEC staff, and the petitioners. We expect that the adjudicatory hearing on the Draft SPDES Permit will occur in 2007 or 2008. We believe that the petitioners’ claims are without merit, and we plan to oppose those claims vigorously. Given the high cost of installing a closed-cycle cooling system, an adverse result in this proceeding could have a material adverse effect on our financial condition, results of operations and cash flows.

Moss Landing National Pollutant Discharge Elimination System Permit. The California Regional Water Quality Control Board (“Water Board”) issued a NPDES permit for the Moss Landing Power Plant in October 2000 in connection with modernization of the plant and the California Energy Commission’s licensing of that project. A local environmental group, Voices of the Wetlands (“Petitioner”), sought review of the permit in Superior Court in Monterey County in July 2001 claiming that the permit is not supported by sufficient analysis of the best technology available (“BTA”) for cooling water intake structures as required under the Clean Water Act. Petitioner contends that the once-through, seawater-cooling system at Moss Landing should be replaced with a closed-cycle cooling system.

In July 2004, the Superior Court rejected Petitioner’s claims, holding that the Water Board had conducted a thorough and comprehensive BTA analysis in issuing the permit. This decision was appealed by Petitioner to California’s Sixth Appellate District. Briefing for the appeal was completed in November 2005, and the matter was recently set for oral argument on September 18, 2007.

We believe that Petitioner’s claims lack merit and we plan to oppose those claims vigorously. Given the high cost of installing a closed-cycle cooling system, an adverse result in this proceeding could have a material adverse effect on our financial condition, results of operation and cash flow.

Guarantees and Indemnifications

In the ordinary course of business, we routinely enter into contractual agreements that contain various representations, warranties, indemnifications and guarantees. Examples of such agreements include, but are not

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limited to, service agreements, equipment purchase agreements, engineering and technical service agreements, and procurement and construction contracts. Some agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third party claims, in which event we will effectively be indemnifying the other party. Virtually all such agreements contain representations or warranties that are covered by indemnifications against the losses incurred by the other parties in the event such representations and warranties are false. While there is always the possibility of a loss related to such representations, warranties, indemnifications and guarantees in our contractual agreements, and such loss could be significant, in most cases management considers the probability of loss to be remote.

WCP Indemnities. In connection with the sale of our 50% interest in West Coast Power to NRG on March 31, 2006, an agreement was executed to allocate responsibility for managing certain litigation and provide for certain indemnities with respect to such litigation. The agreement states that we will manage the Gas Index Pricing Litigation described above for which NRG could suffer a loss subsequent to the closing and that we would indemnify NRG for all costs or losses resulting from such litigation, as well as from other proceedings based on similar acts or omissions which formed the basis of such litigation. The agreement further states that we will manage the California Market Litigation described above for which NRG could suffer a loss subsequent to the closing, and that we and NRG would each be responsible for 50% of any costs or losses resulting from that power litigation, as well as from other proceedings based on similar acts or omissions which formed the basis of such litigation. The agreement provides that NRG will manage other active litigation and indemnify us for any resulting losses, subject to certain conditions. Maximum recourse under these matters is not limited by the agreement or by the passage of time with the exception of the California Department of Water Resources matter in which NRG has a specified indemnity obligation. The damages claimed by the various plaintiffs in these matters are unspecified as of June 30, 2007.

Targa Indemnities. During 2005, as part of our sale of DMSLP, we agreed to indemnify Targa against losses it may incur under indemnifications DMSLP provided to purchasers of certain assets, properties and businesses disposed of by DMSLP prior to our sale of DMSLP. We have incurred no significant expense under these prior indemnities and deem their value to be insignificant. We have recorded an accrual in association with the cleanup of groundwater contamination at the Breckenridge Gas Processing Plant. The indemnification provided by DMSLP to the purchaser of the plant has a limit of $5 million. We have also indemnified Targa for certain tax matters arising from periods prior to our sale of DMSLP. We have recorded a reserve associated with this indemnification.

Northern Natural and Other Indemnities. During 2003, as part of our sale of Northern Natural, the Rough and Hornsea natural gas storage facilities and certain natural gas liquids assets, we provided indemnities to third parties regarding environmental, tax, employee and other representations. Maximum recourse under these indemnities is limited to $209 million, $857 million and $28 million for the Northern Natural, Rough and Hornsea natural gas storage facilities and natural gas liquids assets, respectively. We also entered into similar indemnifications regarding environmental, tax, employee and other representations when completing other asset sales such as, but not limited to, Hackberry LNG Project, SouthStar Energy Services, various Canadian assets, Michigan Power, Oyster Creek, Hartwell, Commonwealth, Sherman, and Indian Basin. We have recorded reserves for existing environmental, tax and employee liabilities and have incurred no other expense relating to these indemnities.

Black Mountain. Through one of our subsidiaries, we hold a 50% ownership interest in Black Mountain (Nevada Cogeneration) (“Black Mountain”), in which our partner is a subsidiary of Chevron U.S.A. Inc. Black Mountain owns the Black Mountain power generation facility and has a power purchase agreement with a third

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party that extends through April 2023. In connection with the power purchase agreement, pursuant to which Black Mountain receives payments which decrease in amount over time, we agreed to guarantee 50% of certain payments that may be due to the power purchaser under a mechanism designed to protect it from early termination of the agreement. At June 30, 2007, if an event of default due to early termination had occurred under the terms of the mortgage on the facility entered into in connection with the power purchase agreement, we could have been required to pay the power purchaser approximately $63 million under the guarantee. While there is a question of interpretation regarding the existence of an obligation to make payments calculated under this mechanism upon the scheduled termination of the agreement, management does not expect that any such payments will be required.

Note 10—Regulatory Issues

We are subject to regulation by various federal, state and local agencies, including extensive rules and regulations governing transportation, transmission and sale of energy commodities as well as the discharge of materials into the environment or otherwise relating to environmental protection. Compliance with these regulations requires general and administrative, capital and operating expenditures including those related to monitoring, pollution control equipment, emission fees and permitting at various operating facilities and remediation obligations. The matters discussed below are material developments since the filing of our Forms 10-K. Please see Note 18—Regulatory Issues to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Illinois Resource Procurement Auction. In January 2006, the ICC approved a reverse power procurement auction as the process by which utilities will procure power beginning in 2007. The auction occurred in September 2006, and we subsequently entered into two supplier forward contracts with subsidiaries of Ameren Corporation to provide capacity, energy and related services. There continue to be challenges to the auction process. Please see Note 10—Commitments and Contingencies—Illinois Auction Complaints for further discussion.

California Greenhouse Gas Regulation. The California Global Warming Solutions Act (“AB 32”), enacted in September 2006, became effective on January 1, 2007. This Act directs the California Air Resources Board (“CARB”) to develop a greenhouse gas control program that will reduce the state’s greenhouse gas emissions to their 1990 levels by 2020. CARB must establish the statewide greenhouse gas emissions cap by January 2008; must finalize regulations to achieve required emission reductions by January 2011; and, must begin implementation and enforcement of the regulatory program by January 2012.

On October 30, 2006, the California Energy Commission (“CEC”) instituted a proceeding for establishing a greenhouse gases emission performance standard. This rulemaking implements Senate Bill No. 1368 which directs the CEC, in consultation with other state agencies, to establish performance standards for publicly owned utilities which restrict the rate of greenhouse gases emissions to that of combined-cycle natural gas baseload generation.

Although California’s comprehensive greenhouse gas control program will likely influence the development of federal and state programs, the structure and requirements have yet to be fully developed. While we cannot predict the potential impact of the California greenhouse gas program on our future financial condition, results of operations or cash flows, the program could have far-reaching and significant impacts on the energy industry.

Federal Greenhouse Gas Regulation. Despite a great deal of support in the energy industry for a comprehensive federal program, and numerous proposals in Congress, no proposal for the regulation of

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For the Interim Periods Ended June 30, 2007 and 2006

greenhouse gases which addresses the issue of global warming has been enacted. On April 2, 2007, the U. S. Supreme Court ruled in Massachusetts v. Environmental Protection Agency, a case involving regulation of carbon dioxide (“CO2”) emissions of motor vehicles. The Environmental Protection Agency (“EPA”) had resisted incorporating requirements for control of CO2 emissions based on its conclusion that CO2 was not a “pollutant” under the Clean Air Act. The Court ruled that CO2 is a pollutant subject to regulation under the Clean Air Act and that the EPA has a duty to determine whether CO2 emissions contribute to climate change. This decision , together with increasing state and federal legislative and regulatory initiatives and other related activities, will likely lead to regulation of greenhouse gasses. The precise timing and impact on us and the rest of the power generation industry cannot yet be determined.

Note 11—Employee Compensation, Savings and Pension Plans

We have various defined benefit pension plans and post-retirement benefit plans in which our past and present employees participate, which are more fully described in Note 18—Employee Compensation, Savings and Pension Plans to our audited consolidated financial statements included elsewhere in this prospectus.

Components of Net Periodic Benefit Cost. The components of net periodic benefit cost were:

	Pension Benefits		Other Benefits
	Quarter Ended June 30,
	2007	2006	2007	2006
	(in millions)
Service cost benefits earned during period	$3	$3	$—	$1
Interest cost on projected benefit obligation	2	3	1	1
Expected return on plan assets	(3)	(3)	—	—
Recognized net actuarial loss	—	—	1	—

Total net periodic benefit cost	$2	$3	$2	$2

	Pension Benefits		Other Benefits
	Six Months Ended June 30,
	2007	2006	2007	2006
	(in millions)
Service cost benefits earned during period	$5	$5	$1	$2
Interest cost on projected benefit obligation	5	5	2	2
Expected return on plan assets	(6)	(5)	—	—
Recognized net actuarial loss	1	1	1	—

Net periodic benefit cost	$5	$6	$4	$4
Additional cost due to curtailment	—	2	—	—

Total net periodic benefit cost	$5	$8	$4	$4

Exchange Transaction with Chairman and CEO. On March 17, 2006, Dynegy entered into an exchange transaction with its Chairman and CEO. Under the terms of the transaction, the purpose of which was to address uncertainties created by proposed regulations issued in late 2005 pursuant to Section 409A of the Internal Revenue Code (the “Code”), Dynegy cancelled all of the 2,378,605 stock options then held by Dynegy’s Chairman and CEO. As consideration for canceling these stock options, Dynegy granted its Chairman and CEO

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

967,707 stock options at an exercise price of $4.88, which equaled the closing price of Dynegy’s Class A common stock on the date of grant, and we made a cash payment to him of approximately $6 million on January 15, 2007 based on the in-the-money value of the vested stock options that were cancelled.

Contributions. During the six months ended June 30, 2007, we made approximately $1 million in contributions to our pension plans. We expect to make contributions of approximately $12 million to our pension plans and $1 million to other benefit plans in the third or fourth quarter 2007.

Note 12—Income Taxes

Effective Tax Rate. We compute our quarterly taxes under the effective tax rate method based on applying an anticipated annual effective rate to our year-to-date income or loss, except for significant unusual or extraordinary transactions. Income taxes for significant unusual or extraordinary transactions are computed and recorded in the period that the specific transaction occurs.

Our income taxes included in continuing operations were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in millions, except rates)
Income tax (expense) benefit	$(21)	$94	$(32)	$89
Effective tax rate	20%	34%	23%	34%

For the three and six months ended June 30, 2007, DHI’s overall effective tax rate on continuing operations was different than the statutory rate of 35% due primarily to state income taxes and adjustments to DHI’s reserve for uncertain tax positions. As a result of the Merger Agreement, our effective state tax rate increased primarily as a result of the higher state tax rates in the states in which the LS assets are located. This increase was more than offset by the impact of decreases in the New York state income tax rate and the Texas margin tax credit rate during the six months ended June 30, 2007.

We recorded a $13 million decrease to our accumulated deficit as of January 1, 2007 to reflect the cumulative effect of adopting FIN No. 48. Please see Note 1—Accounting Policies—Accounting Principles Adopted—FIN No. 48 for further discussion.

Note 13—Segment Information

We report results of our power generation business in the following segments: (i) GEN-MW, (ii) GEN-NE and (iii) GEN-WE. Following the completion of the Merger Agreement in April 2007, our previously named South segment (“GEN-SO”) has been renamed the GEN-WE segment and the power generation facilities located in California and Arizona acquired through the Merger Agreement are included in this segment. The Kendall, Ontelaunee and Plum Point power generation facilities acquired through the Merger Agreement are included in GEN-MW, and the Casco Bay and Bridgeport power generation facilities acquired through the Merger Agreement are included in GEN-NE. We continue to separately report the results of our CRM business. Results associated with our former NGL segment are included in discontinued operations in Other and Eliminations due to the sale of this business. Our unaudited condensed consolidated financial results also reflect corporate-level expenses such as general and administrative, interest and depreciation and amortization. Because of the diversity among their respective operations, we report the results of each business as a separate segment in our unaudited condensed consolidated financial statements.

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Pursuant to EITF Issue 02-03, all gains and losses on third party energy trading contracts in the CRM segment, whether realized or unrealized, are presented net in the consolidated statements of operations. For the purpose of the segment data presented below, intersegment transactions between CRM and our other segments are presented net in CRM intersegment revenues but are presented gross in the intersegment revenues of our other segments, as the activities of our other segments are not subject to the net presentation requirements contained in EITF Issue 02-03. If transactions between CRM and our other segments result in a net intersegment purchase by CRM, the net intersegment purchases and sales are presented as negative revenues in CRM intersegment revenues. In addition, intersegment hedging activities are presented net pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133).

In the second quarter 2007, we discontinued the use of hedge accounting for certain derivative transactions affecting the GEN-MW, GEN-NE and GEN-WE segments. The operating results presented herein reflect the changes in market values of derivative instruments entered into by each of these segments. Please see Note 5—Risk Management Activities for further discussion.

Reportable segment information, including intercompany transactions accounted for at prevailing market rates, for the three and six months ended June 30, 2007 and 2006 is presented below:

Segment Data for the Three Months Ended June 30, 2007

(in millions)

	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-WE
Unaffiliated revenues:
Domestic	$406	$226	$145	$(3)	$—	$774
Other	—	53	—	1	—	54

Total revenues	$406	$279	$145	$(2)	$—	$828

Depreciation and amortization	$(50)	$(12)	$(23)	$—	$(3)	$(88)
Operating income (loss)	$160	$54	$(12)	$31	$(49)	$184
Other items, net	(9)	—	—	(3)	15	3
Interest expense						(84)

Income from continuing operations before income taxes						103
Income tax expense						(21)

Income from continuing operations						82
Income from discontinued operations, net of taxes						8

Net income						$90

Identifiable assets:
Domestic	$6,280	$1,762	$3,331	$337	$2,105	$13,815
Other	—	21	—	83	—	104

Total	$6,280	$1,783	$3,331	$420	$2,105	$13,919

Capital expenditures	$(92)	$(16)	$(6)	$—	$(5)	$(119)

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Segment Data for the Three Months Ended June 30, 2006

(in millions)

	Power Generation
	GEN-MW	GEN-NE	GEN-WE	CRM	Other and Eliminations	Total
Unaffiliated revenues:
Domestic	$228	$95	$8	$9	$—	$340
Other	—	31	—	8	—	39

	228	126	8	17	—	379
Intersegment revenues	—	(1)	—	1	—	—

Total revenues	$228	$125	$8	$18	$—	$379

Depreciation and amortization	$(43)	$(6)	$(3)	$—	$(2)	$(54)
Impairment and other charges	—	—	(9)	—	—	(9)
Operating income (loss)	$71	$—	$(9)	$(8)	$(33)	$21
Other items, net	—	2	1	(2)	9	10
Interest expense						(305)

Loss from continuing operations before income taxes						(274)
Income tax benefit						94

Loss from continuing operations						(180)
Loss from discontinued operations, net of taxes						(1)

Net loss						$(181)

Identifiable assets:
Domestic	$4,911	$1,303	$692	$567	$725	$8,198
Other	—	16	—	64	—	80

Total	$4,911	$1,319	$692	$631	$725	$8,278

Unconsolidated investments	$—	$—	$4	$—	$—	$4
Capital expenditures	$(25)	$(4)	$(9)	$—	$(3)	$(41)

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Segment Data for the Six Months Ended June 30, 2007

(in millions)

	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-WE
Unaffiliated revenues:
Domestic	$678	$426	$145	$6	$—	$1,255
Other	—	77	—	1	—	78

Total revenues	$678	$503	$145	$7	$—	$1,333

Depreciation and amortization	$(92)	$(18)	$(24)	$—	$(6)	$(140)

Operating income (loss)	$260	$96	$(14)	$29	$(89)	$282

Other items, net	(9)	—	—	(3)	19	7
Interest expense						(151)

Income from continuing operations before income taxes						138
Income tax expense						(32)

Income from continuing operations						106
Income from discontinued operations, net of taxes						6

Net income loss						$112

Identifiable assets:
Domestic	$6,280	$1,762	$3,331	$337	$2,105	$13,815
Other	—	21	—	83	—	104

Total	$6,280	$1,783	$3,331	$420	$2,105	$13,919

Capital expenditures	$(115)	$(19)	$(11)	$—	$(8)	$(153)

DYNEGY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

For the Interim Periods Ended June 30, 2007 and 2006

Segment Data for the Six Months Ended June 30, 2006

(in millions)

	Power Generation			CRM	Other and Eliminations	Total
	GEN-MW	GEN-NE	GEN-WE
Unaffiliated revenues:
Domestic	$484	$228	$59	$49	$—	$820
Other	—	91	—	8	—	99

	484	319	59	57	—	919
Intersegment revenues	—	(2)	—	2	—	—

Total revenues	$484	$317	$59	$59	$—	$919

Depreciation and amortization	$(83)	$(12)	$(5)	$—	$(10)	$(110)
Impairment and other charges	—	—	(9)	—	(2)	(11)
Operating income (loss)	$169	$26	$(8)	$6	$(80)	$113
Earnings from unconsolidated investments	—	—	2	—	—	2
Other items, net	—	4	1	(1)	23	27
Interest expense						(400)

Loss from continuing operations before income taxes						(258)
Income tax benefit						89

Loss from continuing operations						(169)
Loss from discontinued operations, net of taxes						(9)

Net loss						$(178)

Identifiable assets:
Domestic	$4,911	$1,303	$692	$567	$725	$8,198
Other	—	16	—	64	—	80

Total	$4,911	$1,319	$692	$631	$725	$8,278

Unconsolidated investments	$—	$—	$4	$—	$—	$4

Capital expenditures	$(36)	$(7)	$(12)	$—	$(4)	$(59)

Note 14—DHI Related Party Transactions

On March 30, 2007, we made a dividend payment of $50 million to Dynegy. In April 2007, we made dividends of $275 million and $17 million to Dynegy.

Note 15—Subsequent Events

In July 2007, we entered into agreements with various parties to make payments of up to $25 million to support a comprehensive rate relief package for Illinois electric consumers. These agreements are subject to the passage of certain related legislation, which currently awaits approval from the Illinois Governor. Please see Note 9—Commitments and Contingencies—Illinois Auction Complaints for further discussion.

On August 1, 2007, we completed the sale of our interest in the CoGen Lyondell power generation facility to EnergyCo. for approximately $470 million. Please see Note 3—GEN-WE Discontinued Operations—CoGen Lyondell for further discussion.

On August 6, 2007, we repaid the $275 million of borrowings we made on our Revolver plus accrued and unpaid interest to that date.

On August 8, 2007, we gave notice to redeem all of our remaining 2010 Notes, at a redemption price of 104.938% of the principal amount, plus accrued and unpaid interest to the redemption date.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Dynegy Holdings Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Dynegy Holdings Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15, the Company is the subject of substantial litigation. The Company’s ongoing liquidity, financial position and operating results may be adversely impacted by the nature, timing and amount of the resolution of such litigation. The consolidated financial statements do not include any adjustments, beyond existing accruals applicable under Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” that might result from the ultimate resolution of such matters.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 16, 2007, except for the effects of discontinued
operations described in Note 4, as to which the date is
May 14, 2007 for Calcasieu and August 16, 2007 for
CoGen Lyondell, and except for the effects of the transfer
of entities under common control as described in Note 3,
as to which the date is August 16, 2007

DYNEGY HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$243	$1,326
Restricted cash	280	397
Accounts receivable, net of allowance for doubtful accounts of $48 and $103, respectively	263	618
Accounts receivable, affiliates	7	29
Inventory	194	214
Assets from risk-management activities	794	665
Deferred income taxes	48	7
Prepayments and other current assets	92	201

Total Current Assets	1,921	3,457

Property, Plant and Equipment	6,473	6,515
Accumulated depreciation	(1,522)	(1,192)

Property, Plant and Equipment, Net	4, 951	5,323
Other Assets
Restricted cash and investments	83	85
Unconsolidated investments	—	267
Assets from risk-management activities	16	165
Intangible assets	347	392
Long-term accounts receivable, affiliate	781	717
Deferred income taxes	12	14
Other long-term assets	118	160

Total Assets	$8,229	$10,580

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$172	$506
Accounts payable, affiliates	—	44
Accrued interest	66	155
Accrued liabilities and other current liabilities	230	629
Liabilities from risk-management activities	722	687
Note payable to affiliate	—	120
Notes payable and current portion of long-term debt	68	71

Total Current Liabilities	1,258	2,212

Long-term debt	2,990	3,803
Long-term debt to affiliates	200	200

Long-Term Debt	3,190	4,003
Other Liabilities
Liabilities from risk-management activities	35	255
Deferred income taxes	325	376
Other long-term liabilities	385	403

Total Liabilities	5,193	7,249

Commitments and Contingencies (Note 15)
Stockholder’s Equity
Capital Stock, $1 par value, 1,000 shares authorized at December 31, 2006 and December 31, 2005, respectively	—	—
Additional paid-in capital	2,511	2,561
Accumulated other comprehensive income, net of tax	67	4
Accumulated deficit	(574)	(266)
Stockholder’s equity	1,032	1,032

Total Stockholder’s Equity	3,036	3,331

Total Liabilities and Stockholder’s Equity	$8,229	$10,580

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Year Ended December 31,
	2006	2005	2004
Revenues	$1,770	$2,017	$1,447
Cost of sales, exclusive of depreciation shown separately below	(1,136)	(2,126)	(1,130)
Depreciation and amortization expense	(217)	(208)	(210)
Impairment and other charges	(119)	(40)	(24)
Gain (loss) on sale of assets, net	3	(1)	—
General and administrative expenses	(193)	(375)	(285)

Operating income (loss)	108	(733)	(202)
Earnings (losses) from unconsolidated investments	(1)	—	116
Interest expense	(375)	(383)	(332)
Debt conversion costs	(204)	—	—
Other income and expense, net	51	15	8
Minority interest expense	—	—	(3)

Loss from continuing operations before income taxes	(421)	(1,101)	(413)
Income tax benefit	125	374	166

Loss from continuing operations	(296)	(727)	(247)
Income (loss) from discontinued operations, net of tax benefit (expense) of $12, $(437) and $(96), respectively (Note 4)	(12)	813	143

Income (loss) before cumulative effect of change in accounting principles	(308)	86	(104)
Cumulative effect of change in accounting principles, net of tax benefit of zero, $2 and zero, respectively (Note 2)	—	(5)	—

Net income (loss)	$(308)	$81	$(104)

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(308)	$81	$(104)
Adjustments to reconcile income (loss) to net cash flows from operating activities:
Depreciation and amortization	263	278	344
Impairment and other charges	155	40	29
Losses from unconsolidated investments, net of cash distributions	1	74	11
Risk-management activities	(87)	46	(50)
Gain on sale of assets, net	(5)	(1,096)	(69)
Deferred taxes	(138)	37	(77)
Cumulative effect of change in accounting principles (Note 2)	—	5	—
Reserve for doubtful accounts	(35)	1	(7)
Liability associated with natural gas transportation contracts (Note 4)	—	—	(148)
Legal and settlement charges	(2)	38	104
Sterlington toll settlement charge (Note 4)	—	364	—
Sithe Subordinated debt exchange charge	36	—	—
Independence toll settlement charge	—	169	—
Debt conversion costs	204	—	—
Other	69	8	(55)
Changes in working capital:
Accounts receivable	391	(136)	(8)
Inventory	8	(91)	(24)
Prepayments and other assets	102	151	(114)
Accounts payable and accrued liabilities	(873)	(2)	5
Changes in non-current assets	11	(15)	(33)
Changes in non-current liabilities	3	24	36

Net cash used in operating activities	(205)	(24)	(160)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(155)	(195)	(219)
Proceeds from asset sales, net	224	2,393	246
Proceeds from exchange of unconsolidated investments, net of cash acquired (Note 3 and Note 4)	165	—	—
Business acquisitions, net of cash acquired	—	26	—
(Increase) decrease in restricted cash	121	(353)	—
Affiliate transactions	(6)	(36)	(238)
Other investing, net	8	4	—

Net cash provided by (used in) investing activities	357	1,839	(211)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from long-term borrowings	1,071	600	581
Repayments of borrowings	(1,930)	(1,432)	(267)
Borrowings from (repayments to) affiliate, net	(120)	120	—
Debt conversion costs	(204)	—	—
Dividends to affiliates	(50)
Other financing, net	(2)	(22)	(25)

Net cash provided by (used in) financing activities	(1,235)	(734)	289

Effect of exchange rate changes on cash	—	—	(1)
Net increase (decrease) in cash and cash equivalents	(1,083)	1,081	(83)
Cash and cash equivalents, beginning of period	1,326	245	328

Cash and cash equivalents, end of period	$243	$1,326	$245

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

(in millions)

	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Stockholder’s Equity	Total
December 31, 2003	$2,419	$33	$(243)	$1,032	$3,241
Net loss	—	—	(104)	—	(104)
Other comprehensive loss, net of tax	—	(46)	—	—	(46)
Options exercised	(6)	—	—	—	(6)

December 31, 2004	$2,413	$(13)	$(347)	$1,032	$3,085
Net income	—	—	81	—	81
Contribution of Sithe to DHI	149	—	—	—	149
Other comprehensive income, net of tax	—	17	—	—	17
Options exercised	(1)	—	—	—	(1)

December 31, 2005	$2,561	$4	$(266)	$1,032	$3,331
Net loss	—	—	(308)	—	(308)
Other comprehensive income, net of tax	—	98	—	—	98
Adjustment to initially apply SFAS No. 158, net of tax benefit of $21	—	(35)	—	—	(35)
Dividends to affiliates	(50)	—	—	—	(50)

December 31, 2006	$2,511	$67	$(574)	$1,032	$3,036

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Year Ended December 31,
	2006	2005	2004
Net income (loss)	$(308)	$81	$(104)
Cash flow hedging activities, net:
Unrealized mark-to-market gains (losses) arising during period, net	95	(70)	(62)
Reclassification of mark-to-market (gains) losses to earnings, net	(17)	84	36

Changes in cash flow hedging activities, net (net of tax benefit (expense) of $(46), $(8) and $16, respectively)	78	14	(26)
Foreign currency translation adjustments	(1)	8	(11)
Minimum pension liability (net of tax benefit (expense) of ($5), $3 and $5, respectively)	10	(5)	(9)
Unrealized gains on securities, net of tax expense of $(7)	11	—	—

Other comprehensive income (loss), net of tax	98	17	(46)

Comprehensive income (loss)	$(210)	$98	$(150)

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Operations of the Company

Dynegy Holdings Inc. (together with our subsidiaries, “DHI”, “Dynegy Holdings”, “we”, “us” or “our”) is a holding company and conducts substantially all of its business through its subsidiaries. The term “Dynegy” refers to our parent company, Dynegy Inc., and its subsidiaries, including us, unless the context clearly indicates otherwise. Our current business operations are focused primarily on the power generation sector of the energy industry. We report the results of our power generation business as three separate segments in our consolidated financial statements: (1) the Midwest segment (GEN-MW); (2) the Northeast segment (GEN-NE); and (3) the South segment (GEN-SO). We also separately report the results of our CRM business, which primarily consists of our Kendall power tolling arrangement (and does not include the Sithe toll which is in GEN-NE and is an intercompany agreement) as well as legacy natural gas, power and emissions trading positions. Because of the diversity among their respective operations, we report the results of each business as a separate segment in our consolidated financial statements. Our consolidated financial results also reflect corporate-level expenses such as general and administrative and interest. As described below, our natural gas liquids business, which was conducted through DMSLP and its subsidiaries, was sold to Targa Resources, Inc. (“Targa”) on October 31, 2005.

In April 2007, Dynegy contributed to us its interest in Dynegy New York Holdings Inc. (“New York Holdings”). This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost. New York Holdings together with its wholly-owned subsidiaries, ExRes SHC, Inc. (“ExRes”), Sithe Energies, Inc. (“Sithe Energies”) and Sithe/Independence Power Partners, L.P. (“Independence”) holds the Sithe Assets, as further described in Note 3—Business Combinations and Acquisitions—Sithe Energies. As such, the assets and liabilities of New York Holdings were recorded by us as if the transaction occurred on January 31, 2005, the date ExRes was purchased by Dynegy from an unrelated third party. These financial statements and notes thereto reflect the contribution as though we had owned New York Holdings since January 31, 2005.

Note 2—Summary of Significant Accounting Policies

The preparation of consolidated financial statements in conformity with GAAP requires management to make informed estimates and judgments that affect our reported financial position and results of operations based on currently available information. We review significant estimates and judgments affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (i) developing fair value assumptions, including estimates of future cash flows and discount rates, (ii) analyzing tangible and intangible assets for possible impairment, (iii) estimating the useful lives of our assets, (iv) assessing future tax exposure and the realization of deferred tax assets, (v) determining amounts to accrue for contingencies, guarantees and indemnifications and (vi) estimating various factors used to value our pension assets and liabilities. Actual results could differ materially from our estimates.

Principles of Consolidation. The accompanying consolidated financial statements include our accounts and the accounts of our majority-owned or controlled subsidiaries and VIEs for which we are the primary beneficiary. Intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior-period amounts to conform with current-period presentation.

Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid short-term investments with original maturities of three months or less.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Cash. Restricted cash represents cash that is not readily available for general purpose cash needs. Restricted cash at December 31, 2006 includes cash posted to support the letter of credit component of our Fourth Amended and Restated Credit Facility. We are required to post cash collateral in an amount equal to 103% of outstanding letters of credit.

Restricted cash at December 31, 2006 also includes amounts related to the terms of the indenture governing the Independence senior debt, which among other things, prohibit cash distributions by Independence to its affiliates, including us, unless certain project reserve accounts are funded to specified levels and the required debt service coverage ratio is met. Independence also has restricted investment balances which are included in prepayments and other current assets and restricted investments on our consolidated balance sheets. We include all changes in restricted cash, including those associated with the Independence senior debt, in investing cash flows on the consolidated statements of cash flows.

Allowance for Doubtful Accounts. We establish provisions for losses on accounts receivable if it becomes probable we will not collect all or part of outstanding balances. We review collectibility and establish or adjust our allowance as necessary. We primarily use a percent of balance methodology and methodologies involving historical levels of write-offs. The specific identification method is also used in certain circumstances.

Unconsolidated Investments. We use the equity method of accounting for investments in affiliates over which we exercise significant influence, generally occurring in ownership interests of 20% to 50%, and also occurring in lesser ownership percentages due to voting rights or other factors. Our share of net income (loss) from these affiliates is reflected in the consolidated statements of operations as earnings (losses) from unconsolidated investments. Any excess of our investment in affiliates, as compared to our share of the underlying equity that is not recognized as goodwill, is amortized over the estimated economic service lives of the underlying assets. All investments in unconsolidated affiliates are periodically assessed for other-than-temporary declines in value, with write-downs recognized in earnings from unconsolidated investments in the consolidated statements of operations.

Please read Note 5—Restructuring and Impairment Charges beginning on page F-54 for a discussion of impairment charges we recognized in 2006, 2005, and 2004.

Available-for-Sale Securities. For securities classified as available-for-sale that have readily determinable fair values, the change in the unrealized gain or loss, net of deferred income tax, is recorded as a separate component of accumulated other comprehensive income (loss) in the consolidated statements of comprehensive income (loss). Realized gains and losses on investment transactions are determined using the specific identification method.

Inventory. Our natural gas, coal, emissions allowances and fuel oil inventories are carried at the lower of weighted average cost or at market. Our materials and supplies inventory is carried at the lower of cost or market using the specific identification method.

We adopted EITF Issue 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty”, in the fourth quarter 2005. Accordingly, we account for exchanges of inventory with the same counterparty as one transaction at fair value.

We may opportunistically sell emissions allowances, subject to certain regulatory limitations and restrictions contained in our DMG consent decree, or hold them in inventory until they are needed. In the past, we have sold emission allowances that relate to future periods. To the extent the proceeds received from the sale of such allowances exceed our cost, we defer the associated gain until the period to which the allowance relates,

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as we may be required to purchase emissions allowances in future periods. As of December 31, 2006, we had aggregate deferred gains of $20 million, consisting of $11 million included in Other accrued liabilities and $9 million included in Other long-term liabilities, respectively, on our consolidated balance sheets. As of December 31, 2005, we had aggregate deferred gains of $22 million, consisting of $11 million included in Other accrued liabilities and $11 million included in Other long-term liabilities, respectively, on our consolidated balance sheets.

Property, Plant and Equipment. Property, plant and equipment, which consists principally of power generating facilities, is recorded at historical cost. Expenditures for major replacements, renewals and major maintenance are capitalized and depreciated over the expected maintenance cycle. We consider major maintenance to be expenditures incurred on a cyclical basis to maintain and prolong the efficient operation of our assets. Expenditures for repairs and minor renewals to maintain assets in operating condition are expensed. Depreciation is provided using the straight-line method over the estimated economic service lives of the assets, ranging from 3 to 40 years. Composite depreciation rates (which we refer to as composite rates) are applied to functional groups of assets having similar economic characteristics. The estimated economic service lives of our functional asset groups are as follows:

Asset Group	Range of Years
Power Generation Facilities	20 to 40
Transportation Equipment	5 to 10
Buildings and Improvements	10 to 39
Office and Miscellaneous Equipment	3 to 20

Gains and losses on sales of individual assets or asset groups are reflected in gain (loss) on sale of assets, net, in the consolidated statements of operations. We assess the carrying value of our property, plant and equipment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). If an impairment is indicated, the amount of the impairment loss recognized would be determined by the amount the book value exceeds the estimated fair value of the assets. The estimated fair value may include estimates based upon discounted cash-flow projections, recent comparable market transactions or quoted prices to determine if an impairment loss is required. For assets identified as held for sale, the book value is compared to the estimated sales price less costs to sell.

Please read Note 5—Restructuring and Impairment Charges beginning on page F-54 for a discussion of impairment charges we recognized in 2006, 2005 and 2004.

Asset Retirement Obligations. We record the present value of our legal obligations to retire tangible, long-lived assets on our balance sheets as liabilities when the liability is incurred. Significant judgment is involved in estimating future cash flows associated with such obligations, as well as the ultimate timing of the cash flows. Effective December 31, 2005, we adopted the provisions of FIN No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN No. 47) which is an interpretation of SFAS No. 143, “Asset Retirement Obligations”, (SFAS No. 143). Under the provisions of FIN No. 47, we recorded additional AROs to recognize the costs of the future removal of asbestos containing materials from certain of our power generation facilities. As a result, we recorded an after-tax charge of $5 million, which is included in the consolidated statements of operations as a cumulative effect of change in accounting principles. FIN No. 47, if it had been adopted as of January 1, 2004, would have had no material effect on our results of operations, and would have resulted in an additional $14 million of AROs included in our long-term liabilities at December 31, 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition to the AROs discussed above, our AROs relate to activities such as ash pond and landfill capping, dismantlement of power generation facilities, closure and post-closure costs, environmental testing, remediation, monitoring and land and equipment lease obligations. Annual amortization of the assets associated with the AROs was $2 million each in 2006, 2005 and 2004. A summary of changes in our AROs is as follows:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Beginning of year	$56	$46	$40
New ARO (1)	6	1	1
Accretion expense	6	4	5
Sale of DMSLP	—	(11)	—
Implementation of FIN No. 47	—	16	—
Revision of previous estimate (2)	(12)	—	—

End of year	$56	$56	$46

(1)	During 2006, we recorded additional AROs in the amount of $6 million related to our obligation to remediate a landfill located at our Danskammer generating facility. During 2005, we determined we would be obligated to dismantle our Danskammer generating facility upon its retirement. Therefore, we recorded an ARO in the amount of $1 million. During 2004, a land lease, and related ARO, formerly held by Illinois Power was transferred to our Generation segment. There were no additional AROs, other than those recorded under the provisions of FIN No. 47, recorded or settled during 2006, 2005 or 2004.
(2)	During 2006, we revised our ARO obligation downward by $12 million based on revised estimates of the costs to remediate ash ponds at certain of our coal fired generating facilities.

We have additional potential retirement obligations for dismantlement of power generation facilities. Our current intent is to maintain these facilities in a manner such that they will be operated indefinitely. As such, we cannot estimate any potential retirement obligations associated with these assets. Liabilities will be recorded in accordance with SFAS No. 143 at the time we are able to estimate these AROs.

Contingencies, Commitments, Guarantees and Indemnifications. We are involved in numerous lawsuits, claims, proceedings and tax-related audits in the normal course of our operations. In accordance with SFAS No. 5, “Accounting for Contingencies” (SFAS No. 5), we record a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We review our loss contingencies on an ongoing basis to ensure that we have appropriate reserves recorded on our consolidated balance sheets as required by SFAS No. 5. These reserves are based on estimates and judgments made by management with respect to the likely outcome of these matters, including any applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant. Our estimates and judgment could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors. If different estimates and judgments were applied with respect to these matters, it is likely that reserves would be recorded for different amounts. Actual results could vary materially from these estimates and judgments.

Liabilities for environmental contingencies are recorded when an environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated. Measurement of liabilities is based, in part, on relevant past experience, currently enacted laws and regulations, existing technology, site-specific costs and cost-sharing arrangements. Recognition of any joint and several liability is based upon our best estimate of our final pro-rata share of such liability. These assumptions involve the judgments and estimates of management,

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and any changes in assumptions could lead to increases or decreases in our ultimate liability, with any such changes recognized immediately in earnings.

We follow the guidance of FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN No. 45) for disclosures and accounting of various guarantees and indemnifications entered into during the course of business. When a guarantee or indemnification subject to FIN No. 45 is entered into, an estimated fair value of the underlying guarantee or indemnification is recorded. Some guarantees and indemnifications could have significant financial impact under certain circumstances, however management also considers the probability of such circumstances occurring when estimating the fair value. Actual results may materially differ from the estimated fair value of such guarantees and indemnifications.

Intangible Assets. Intangible assets represent the fair value of assets, apart from goodwill, that arise from contractual rights or other legal rights. In accordance with SFAS No. 141, “Business Combinations” (SFAS No. 141), we record only those intangible assets that are distinctly separable from goodwill and can be sold, transferred, licensed, rented, or otherwise exchanged in the open market. Additionally, we recognize intangible assets for those assets that can be exchanged in combination with other rights, contracts, assets or liabilities.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), we initially record and measure intangible assets based on the fair value of those rights transferred in the transaction in which the asset was acquired. Those measurements are based on quoted market prices for the asset, if available, or measurement techniques based on the best information available such as a present value of future cash flows measurement. Present value measurement techniques involve judgments and estimates made by management about prices, cash flows, discount factors and other variables, and the actual value realized from those assets could vary materially from these judgments and estimates. We amortize our definite-lived intangible assets based on the useful life of the respective asset as measured by the life of the contract. If the intangible asset does not have a finite life based on the contractual or legal right, an estimate is made of the useful life based on the pattern in which the economic benefits of the asset are expected to be consumed. Intangible assets are also subjected to impairment testing when a triggering event occurs, and an impairment loss is recognized if the carrying amount of an intangible exceeds its fair value.

Revenue Recognition and Valuation of Risk Management Assets and Liabilities. We utilize two comprehensive accounting models in reporting our consolidated financial position and results of operations as required by GAAP—an accrual model and a fair value model. We determine the appropriate model for our operations based on guidance provided in applicable accounting standards and positions adopted by the FASB or the SEC. We have applied these accounting policies on a consistent basis during the three years in the period ended December 31, 2006.

The accrual model is used to account for substantially all of the operations conducted in our GEN-MW, GEN-NE and GEN-SO segments. These segments consist largely of the ownership and operation of physical assets that we use in various generation operations. We earn revenue from our facilities in three primary ways: (1) sale of energy generated by our facilities; (2) sale of ancillary services, which are the products of a generation facility that support the transmission grid operation, allow generation to follow real-time changes in load, and provide emergency reserves for major changes to the balance of generation and load; and (3) sale of capacity. We recognize revenue from these transactions when the product or service is delivered to a customer.

The fair value model is used to account for forward physical and financial transactions which meet the definition of a derivative contract as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, (SFAS No.133). The criteria are complex, but generally require these contracts

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to relate to future periods, to contain fixed price and volume components and to have terms that require or permit net settlement of the contract in cash or the equivalent. SFAS No. 133 concluded that these contracts should be accounted for at fair value. In part, this conclusion is based on the cash settlement provisions in these agreements, as well as the volatility in commodity prices, interest rates and, if applicable, foreign exchange rates, which impact the valuation of these contracts. Since these transactions may be settled in cash or the equivalent, the value of the assets and liabilities associated with these transactions is reported at estimated settlement value based on current forward prices and rates as of each balance sheet date.

Typically, derivative contracts can be accounted for in three different ways: (1) as an accrual contract, if the criteria for the “normal purchase normal sale” exception are met and documented; (2) as a cash flow or fair value hedge, if the criteria are met and documented; or (3) as a mark-to-market contract with changes in fair value recognized in current period earnings. Generally, we only mark-to-market through earnings our derivative contracts if they do not qualify for the “normal purchase normal sale” exception or as a cash flow hedge. Because derivative contracts can be accounted for in three different ways, and as the “normal purchase normal sale” exception and cash flow and fair value hedge accounting are elective, the accounting treatment used by another party for a similar transaction could be different than the accounting treatment we use.

In order to estimate the fair value of our portfolio of transactions which meet the definition of a derivative and do not qualify for the “normal purchase normal sale” exception, we use a liquidation value approach assuming that the ability to transact business in the market remains at historical levels. The estimated fair value of the portfolio is computed by multiplying all existing positions in the portfolio by estimated prices, reduced by a time value of money adjustment and reserves for credit and price. The estimated prices in this valuation are based either on (1) prices obtained from market quotes, when there are an adequate number of quotes to consider the period liquid, or, (2) if market quotes are unavailable or the market is not considered liquid, prices from a proprietary model which incorporates forward energy prices derived from market quotes and values from previously executed transactions. The amounts recorded as revenue change as these estimates are revised to reflect actual results and changes in market conditions or other factors, many of which are beyond our control.

Cash inflows and cash outflows associated with the settlement of risk management activities are recognized in net cash used in operating activities on the consolidated statements of cash flows.

Income Taxes. Our parent, Dynegy, files a consolidated U.S. federal income tax return and, for financial reporting purposes, accounts for income taxes using the guidance in SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109), which requires that we use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax payable and related tax expense together with assessing temporary differences resulting from differing tax and accounting treatment of certain items, such as depreciation, for tax and accounting purposes. These differences can result in deferred tax assets and liabilities, which are included within our consolidated balance sheets.

We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized, we must establish a valuation allowance. We consider all available evidence, both positive and negative, to determine whether, based on the weight of the evidence, a valuation allowance is needed. Evidence used includes information about our current financial position and our results of operations for the current and preceding years, as well as all currently available information about future years, anticipated future performance, the reversal of deferred tax liabilities and tax planning strategies.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management believes future sources of taxable income, reversing temporary differences and other tax planning strategies will be sufficient to realize deferred tax assets for which no reserve has been established. While we have considered these factors in assessing the need for a valuation allowance, there is no assurance that a valuation allowance would not need to be established in the future if information about future years changes. Any change in the valuation allowance would impact our income tax benefit (expense) and net income (loss) in the period in which such a determination is made.

We are included in the consolidated federal and state income tax returns filed by Dynegy. Pursuant to provisions of the Internal Revenue Code Section 1502, pertaining to tax allocation arrangements, we record a receivable from Dynegy in an amount equal to the tax benefits realized in Dynegy’s consolidated federal income tax return resulting from the utilization of our net operating losses and/or tax credits, or record a payable to Dynegy in an amount equal to the federal income tax computed on our separate company taxable income less the tax benefits associated with net operating losses and/or tax credits generated by us which are utilized in Dynegy’s consolidated federal income tax return.

Please read Note 14—Income Taxes beginning on page F-69 for further discussion of our accounting for income taxes and any change in our valuation allowance.

Foreign Currency. For subsidiaries whose functional currency is not the U.S. Dollar, assets and liabilities are translated at year-end rates of exchange, and revenues and expenses are translated at monthly average exchange rates. Translation adjustments for the asset and liability accounts are included as a separate component of accumulated other comprehensive income in stockholder’s equity. Currency transaction gains and losses are recorded in other income and expense, net, on the consolidated statements of operations and totaled gains (losses) of approximately $7 million, ($9) million and $1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Employee Stock Options. On January 1, 2003, we adopted the fair-value based method of accounting for stock-based employee compensation under SFAS No. 123, “Accounting for Stock-Based Compensation”, (SFAS No. 123) and used the prospective method of transition as described under SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (SFAS No. 148). Under the prospective method of transition, all stock options granted by Dynegy after January 1, 2003 were accounted for on a fair value basis. Options granted by Dynegy prior to January 1, 2003 continued to be accounted for using the intrinsic value method. Accordingly, for options granted prior to January 1, 2003, compensation expense was not reflected for employee stock options unless they were granted at an exercise price lower than market value on the grant date. Dynegy has granted in-the-money options in the past and we have recognized compensation expense over the applicable vesting periods. No in-the-money stock options have been granted since 1999.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) which revises SFAS No. 123. SFAS No. 123(R) requires all companies to expense the fair value of employee stock options and other forms of stock-based compensation. We adopted SFAS No. 123(R) effective January 1, 2006, using the modified prospective transition method permitted under this pronouncement. Our cumulative effect of implementing this standard, which consists entirely of a forfeiture adjustment, was less than $1 million after tax.

In November 2005, the FASB issued FSP No. 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”. We have adopted the short-cut method to calculate the beginning balance of the APIC pool of the excess tax benefit, and to determine the subsequent impact on the APIC pool and unaudited condensed consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that were outstanding upon our adoption of FAS 123(R). Utilizing the short-cut method, we have determined that we have a “Pool of Windfall” tax benefits that can be utilized to offset future shortfalls that may be incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The adoption of SFAS No. 123(R) had no material impact on our consolidated statements of operations and our consolidated statements of cash flows for the year ended December 31, 2006, compared to amounts that would have been reported pursuant to our previous accounting. Had compensation cost for all stock options granted prior to 2003 been determined on a fair value basis consistent with SFAS No. 123, our net income (loss) would have approximated the following pro forma amounts for the years ended December 31, 2005 and 2004, respectively.

	Years Ended December 31,
	2005	2004
	(in millions)
Net income (loss) as reported	$81	$(104)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	6	4
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(8)	(15)

Pro forma net income (loss)	$79	$(115)

Please read Note 17—Capital Stock beginning on page F-81 for further discussion of our share-based compensation and expense recognized for 2006, 2005 and 2004.

Accounting Principles Adopted

SFAS No. 123(R). Please see Employee Stock Options beginning on page F-45 for information regarding our adoption of SFAS 123(R).

SFAS No. 153. In December 2004, the FASB issued SFAS No. 153, “ Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29” (SFAS No. 153). The guidance in APB Opinion No. 29, “ Accounting for Nonmonetary Transactions” (Opinion No. 29), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. We adopted SFAS No. 153 on January 1, 2006. The adoption of this standard did not have a material effect on our results of operations, financial position or cash flows.

SFAS No. 154. In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and SFAS No. 3” (SFAS No. 154). SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Adoption of this standard did not have a material effect on our results of operations, financial position or cash flows.

SFAS No. 158. On September 29, 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106

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and 132 (R)” (SFAS No. 158). SFAS No. 158 requires employers to recognize the overfunded or underfunded status of a defined benefit or other postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. In addition, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We adopted SFAS No. 158 on December 31, 2006 and recorded a pre-tax adjustment to accumulated other comprehensive income of approximately $56 million upon adoption. Please read Note 18—Employee Compensation, Savings and Pension Plans on page F-85 for further information.

SAB 108. On September 13, 2006, the SEC released SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB No. 108). SAB No. 108 states that a registrant’s materiality evaluation of an identified unadjusted error should quantify the effects of the identified unadjusted error on each financial statement and related financial statement disclosure. SAB No. 108 also states that registrants electing not to restate prior periods should reflect the effects of initially applying SAB No. 108 in their annual financial statements covering the first fiscal year ending after November 15, 2006. SAB No. 108 did not have a material effect on our results of operations, financial position or cash flows.

FSP FIN No. 45-3. In November 2005, the FASB issued FASB Staff Position No. 45-3, “Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners” (FSP FIN No. 45-3). It served as an amendment to FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, by adding minimum revenue guarantees to the list of examples of contracts to which FIN No. 45 applies. Under FSP FIN No. 45-3, a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FSP FIN No. 45-3 is effective for new minimum revenue guarantees issued or modified on or after January 1, 2006 and did not have a material effect on our results of operations, financial position or cash flows.

EITF Issue 05-6. In June 2005, the EITF reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” (EITF Issue 05-6). EITF Issue 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The adoption of this standard on January 1, 2006 did not have a material effect on our results of operations, financial position or cash flows.

Accounting Principles Not Yet Adopted

FIN No. 48. On July 12, 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes” (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, and the cumulative effect of adopting FIN No. 48 will be recorded as an adjustment to retained earnings as of January 1, 2007. Additional guidance from the FASB on FIN No. 48 is pending. We are currently evaluating the impact of adopting FIN No. 48, but do not expect the adoption to have a material impact on our consolidated financial statements. However, the adoption will result in a decrease to our NOL carryforwards offset by equal changes to deferred tax liabilities or other deferred tax assets.

SFAS No. 157. On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP

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and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements; however for some entities the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement on our financial statements.

Note 3—Business Combinations and Acquisitions

LS Power. On September 14, 2006, Dynegy entered into a Plan of Merger, Contribution and Sale Agreement (the “Merger Agreement”) by and among Dynegy Inc., Dynegy Acquisition, Inc., a Delaware corporation (“New Dynegy”), Falcon Merger Sub Co., an Illinois corporation and a wholly owned subsidiary of New Dynegy (“Merger Sub”), LSP Gen Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Associates, L.P., and LS Power Equity Partners, L.P. (collectively, the “LS Entities”), pursuant to which Merger Sub will be merged with and into Dynegy, as a result of which we and Dynegy will become a wholly-owned subsidiary of New Dynegy.

A portion of the LS Entities’ operating generation portfolio will be combined with Dynegy’s generating assets and operations, and New Dynegy will acquire a 50% ownership interest in a development company that is currently controlled by the LS Entities. Upon completion of the merger agreement, each share of Dynegy’s Class A Common Stock and Class B Common Stock will be converted into the right to receive one share of New Dynegy Class A Common Stock, par value $0.01 per share (“New Dynegy Class A Common Stock”). Subsequent to the close of the transaction, we expect the assets and liabilities acquired from the LS Entities will be included in our consolidated financial statements as a result of a capital restructuring plan.

If the transaction is consummated, the LS Entities will contribute certain interests in power generation assets to New Dynegy in exchange for (i) 340 million shares of New Dynegy Class B Common Stock, par value $0.01 per share (“New Dynegy Class B Common Stock” and, together with New Dynegy Class A Common Stock, the “New Dynegy Common Stock”), (ii) $100 million in cash, and (iii) $275 million in aggregate principal amount of notes payable to be issued by New Dynegy.

Under the terms of the Merger Agreement, Dynegy and the LS Entities agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions. The Merger Agreement provides certain termination rights to both Dynegy and the LS Entities, and further provides that, upon termination of the Merger Agreement under certain circumstances, (i) Dynegy may be required to pay the LS Entities or (ii) the LS Entities may be required to pay Dynegy, an aggregate termination fee of $100 million, as described in the Merger Agreement. The affirmative vote of two-thirds of the (i) issued and outstanding shares of Dynegy’s Class A Common Stock voting as a class, (ii) issued and outstanding shares of Dynegy’s Class B Common Stock voting as a class and (iii) issued and outstanding shares of Dynegy’s Common Stock voting together as a class is required to approve the merger. Assuming all necessary conditions are satisfied, which cannot be guaranteed, the transaction is expected to close at the end of the first quarter 2007.

Kendall Power. On September 14, 2006, the LS Entities and Kendall Power LLC (“Kendall Power”), a newly formed wholly owned subsidiary of Dynegy, entered into a Limited Liability Company Membership Interests and Stock Purchase Agreement (the “Kendall Agreement”) pursuant to which Kendall Power agreed to acquire all of the outstanding interests in LSP Kendall Holdings, LLC for $200 million in cash, as adjusted for certain changes in working capital. The closing of the Kendall Agreement will occur only if closing does not occur with respect to the transactions contemplated by the Merger Agreement. Dynegy has agreed to guarantee

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

certain of Kendall Power’s obligations under the Kendall Agreement. Subsequent to the close of the transaction, we expect the Kendall facility will be included in our consolidated financial statements as a result of a capital restructuring plan. Please read Note 15—Commitments and Contingencies—Guarantees and Indemnifications—Kendall Guarantee beginning on page F-74 for further discussion.

Rocky Road. On March 31, 2006, contemporaneous with our sale of our interest in WCP (Generation) Holdings LLC (“West Coast Power”) (please read Note 4— Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power), we completed our acquisition of NRG’s 50% ownership interest in Rocky Road Power, LLC (“Rocky Road”), the entity that owns the Rocky Road power plant, a 330-megawatt natural gas-fired peaking facility near Chicago (of which we already owned 50%), for proceeds of $165 million, net of cash acquired. As a result of the transaction, we became the primary beneficiary of the entity as provided under the guidance in FIN No. 46(R), “Consolidation of Variable Interest Entities an interpretation of ARB No. 51”, and thus consolidated the assets and liabilities of the entity at March 31, 2006. Please read Note 10—Unconsolidated Investments—Variable Interest Entities for further discussion.

Sithe Energies. On January 31, 2005, Dynegy acquired, and subsequently contributed to us (as described below), 100% of the outstanding common shares of ExRes, the parent company of Sithe Energies and Independence. Through this acquisition, Dynegy acquired the 1,064 MW Independence power generation facility located near Scriba, New York, as well as natural gas-fired merchant facilities in New York and hydroelectric generation facilities in Pennsylvania (the “Sithe Assets”). Dynegy has not consolidated the entities that own these four natural gas-fired facilities and four hydroelectric generation facilities, in accordance with the provisions of FIN No. 46R. See Note 10—Unconsolidated Investments—Variable Interest Entities beginning on page F-61 for additional discussion of these facilities. In addition to these power plants, Dynegy acquired the 740 MW firm capacity sales agreement between Independence and Con Edison, a subsidiary of Consolidated Edison, Inc. This agreement, which runs through 2014, will provide Dynegy with annual cash receipts of approximately $100 million, subject to the restrictions on distribution under Independence’s indebtedness. Revenue from this capacity obligation is largely fixed with a variable discount that varies each month based on the price of power at Pleasant Valley LMP. Independence holds power tolling, financial swap and other contracts with other Dynegy Holdings subsidiaries. Because of the acquisition, these contracts have become intercompany agreements, and their financial statement impact has been substantially eliminated. This transaction enabled Dynegy to address one of its outstanding power tolling arrangements and to expand its generation capacity in a market where it has an existing presence.

The aggregate purchase price was comprised of (i) $135 million cash, which was reduced by a purchase price adjustment of approximately $2 million; (ii) transaction costs of approximately $16 million, approximately $3 million of which were paid in 2004; and (iii) the assumption of $919 million of face value project debt, which was recorded at its fair value of $797 million as of January 31, 2005. Please read Note 12—Debt—Sithe Energies Debt beginning on page F-67 for additional information regarding the debt assumed.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The allocation of purchase price to specific assets and liabilities is based, in part, upon outside appraisals using customary valuation procedures and techniques. That allocation changed during the fourth quarter 2005 after Dynegy received information related to investment valuations and tax basis balances. The acquisition resulted in an excess of the fair value of assets acquired over cost of the acquisition. This excess was then allocated to property, plant and equipment and intangible assets acquired, including intangible assets arising from contracts with other Dynegy subsidiaries, on a pro-rata basis. The following table summarizes the fair values of the assets and liabilities acquired at the date of acquisition, January 31, 2005 (in millions):

Other current assets	$88
Restricted cash and investments	132
Property, plant and equipment	353
Assets from risk-management activities	62
Intangible assets	657
Other assets	4

Total assets acquired	$1,296

Current liabilities	$(98)
Deferred income taxes	(193)
Other long-term liabilities	(59)
Long-term debt	(797)

Total liabilities assumed	$(1,147)

Net assets acquired	$149

Included in the assets acquired are restricted cash and investments of approximately $132 million. The restricted investments include Federal Home Loan Bank Bonds, U.S. Treasury Bonds, and high-grade short-term commercial paper. The restricted cash and investments are related to a sinking fund required by Independence’s debt instruments, including a major overhaul reserve, a debt service reserve, a principal payment reserve, an interest reserve and a project restoration reserve. Restrictions on the cash and investments are scheduled to be lifted at the end of the project financing term in 2014. For further discussion, please read Note 12—Debt—Sithe Energies Debt beginning on page F-67.

Of the $657 million of acquired intangible assets, $488 million was allocated to the firm capacity sales agreement with Con Edison. This asset will be amortized on a straight-line basis over the remaining life of the contract as a reduction to revenue in our consolidated statements of operations, through October 2014. In addition, Independence holds a power tolling contract and a natural gas supply agreement with another of Dynegy’s subsidiaries, which were valued at $153 million and $16 million, respectively, as of January 31, 2005. Upon completion of Dynegy’s purchase of Independence, the power tolling agreement and the natural gas supply agreement were effectively settled, which resulted in a 2005 charge equal to their fair values, in accordance with EITF Issue 04-01, “Accounting for Pre-existing Contractual Relationships Between the Parties to a Purchase Business Combination”. As a result, Dynegy recorded a 2005 pre-tax charge of $169 million, which is included in cost of sales on our consolidated statements of operations. Upon settlement of the power tolling and natural gas supply agreements, the firm capacity sales agreement with Con Edison is the only remaining intangible asset associated with the acquisition of ExRes, which is included in intangibles and prepaids and other current assets on our consolidated balance sheets.

Dynegy exercised its right to require Exelon to decommission, sell, or otherwise dispose of all four natural gas-fired merchant facilities owned by ExRes. Under the terms of the purchase agreement, Exelon was to direct the disposition of these facilities and indemnify Dynegy with respect to all past and present operations. On June 1

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and August 4, 2005, Dynegy entered into agreements, as directed by Exelon, to sell the ownership and operating interests in the facilities. The transactions, which were approved by the FERC and the New York Public Service Commission, closed on October 31, 2005 and had no impact on Dynegy’s consolidated financial statements as Exelon received the proceeds from the sale. Further, Exelon is entitled to cause Dynegy to decommission, sell, or bankrupt any or all of the four hydroelectric facilities owned by ExRes, for which Dynegy has been indemnified for any losses.

In April 2007, Dynegy contributed to us all of its interest in New York Holdings, together with its interest in ExRes. New York Holdings, together with its wholly-owned subsidiaries, holds the Sithe Assets. This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost. As such, the assets and liabilities of New York Holdings are recorded by us as if the transaction occurred on January 31, 2005, the date ExRes was purchased from an unrelated third party. In addition, our historical financial statements have been adjusted in all periods presented to reflect the contribution as though we had owned New York Holdings as of January 31, 2005.

Note 4—Dispositions, Contract Terminations and Discontinued Operations

Dispositions and Contract Terminations

Rockingham. On November 9, 2006, we completed the sale to Duke Energy Carolinas, LLC (a subsidiary of Duke Energy) (“Duke Power”) of our Rockingham facility, a peaking facility in North Carolina, which is included in our GEN-SO reportable segment, for $194 million in cash. A portion of the proceeds from the sale were used to repay our borrowings under the $150 million Term Loan, with the remaining proceeds used as an additional source of liquidity. Please read Note 12—Debt—Fourth Amended and Restated Credit Facility beginning on page F-65 for further discussion of the Term Loan.

Beginning in the second quarter 2006, Rockingham met the held for sale classification requirements of SFAS No. 144, and continued to meet the requirements through the closing of the sale on November 9, 2006. SFAS No. 144 requires that long-lived assets not be depreciated or amortized while they are classified as held for sale. As a result, we discontinued depreciation and amortization of Rockingham’s property, plant and equipment during the second quarter 2006. Depreciation and amortization expense related to Rockingham totaled $2 million, $6 million and $6 million in the years ended December 31, 2006, 2005 and 2004, respectively. In addition, SFAS No. 144 requires a loss to be recognized if assets held for sale less liabilities held for sale are in excess of fair value less costs to sell. Accordingly, we recorded a pre-tax impairment of $9 million in the year ended December 31, 2006 which is included in Impairment and other charges on our consolidated statements of operations.

West Coast Power. On March 31, 2006, contemporaneous with our purchase of Rocky Road (please read Note 3—Business Combinations and Acquisitions—Rocky Road on page F-49), we completed the sale to NRG of our 50% ownership interest in West Coast Power, a joint venture between us and NRG which has ownership interests in the West Coast Power power plants in southern California totaling approximately 1,800 MW, for proceeds of approximately $165 million, net of cash acquired. We did not recognize a material gain or loss on the sale. Pursuant to our divestiture of West Coast Power, we no longer maintain a significant variable interest in the entity as provided by the guidance in FIN No. 46(R). Please read Note 10—Unconsolidated Investments—Variable Interest Entities on page F-62 for further discussion.

Sterlington Contract Termination. In December 2005, we entered into an agreement to terminate the Sterlington long-term wholesale power tolling contract with Ouachita Power LLC (“Ouachita”), a joint venture

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of GE Energy Financial Services and Cogentrix Energy, Inc. Under the terms of the agreement, we paid Ouachita approximately $370 million in March 2006 to eliminate approximately $449 million in capacity payment obligations through 2012 and avoid approximately $295 million in additional capacity payment obligations that would arise if Ouachita exercised its option to extend the contract through 2017. We recognized a pre-tax charge of approximately $364 million ($229 million after-tax) in 2005 related to this transaction.

Sherman. In November 2004, we sold our Sherman natural gas processing facility located in Sherman, Texas. This sale resulted in a pre-tax gain of approximately $16 million. This gain is included in income from discontinued operations on our consolidated statements of operations.

Indian Basin. In April 2004, we sold our 16% interest in the Indian Basin Gas Processing Plant for approximately $48 million, and we recognized a pre-tax gain on the sale of approximately $36 million. This gain is included in income from discontinued operations on our consolidated statements of operations.

Kendall. In November 2004, DPM entered into a “back to back” power purchase agreement with Constellation Energy Commodities Group, Inc. (“Constellation”) under which Constellation will effectively receive DPM’s rights to purchase approximately 570 MW of capacity and energy arising under DPM’s tolling contract with LSP-Kendall Energy, LLC for a four-year term from December 2004 through November 2008. DPM will remain the primary obligor under the Kendall tolling contract, but will receive offsetting payments from Constellation during the four-year term.

In connection with this transaction, DPM paid Constellation $117.5 million in cash and effectively eliminated approximately $161 million of our future fixed payment obligations under the Kendall tolling contract through November 2008. We recognized a pre-tax charge of approximately $115 million ($72 million after-tax) related to this transaction. The charge is included in cost of sales on the consolidated statements of operations.

Gas Transportation Contracts. In June 2004, we agreed to exit four long-term natural gas transportation contracts whose purpose was to secure firm pipeline capacity through 2014 in support of our former third party marketing and trading business. In exchange for exiting these obligations, we paid $20 million in June 2004, $16 million in December 2004 and $26 million in March 2005. This payment obligation was recorded at its fair value of $40 million and was accreted to $42 million over the period July 1, 2004 through March 31, 2005. Additionally, we reversed an aggregate liability of $148 million associated with the transportation contracts that was originally established in 2001 and recognized a pre-tax gain of $88 million related to these transactions. This gain is included in revenues on our consolidated statements of operations and is included in the results of our CRM segment. This agreement eliminated our obligation to make approximately $295 million in aggregate fixed capacity payments from April 2005 through 2014.

Discontinued Operations

GEN-SO Discontinued Operations

CoGen Lyondell. On August 1, 2007, we completed our sale of our CoGen Lyondell power generation facility for approximately $470 million to EnergyCo., LLC (“EnergyCo.”), a joint venture between PNM Resources and a subsidiary of Cascade Investment, LLC. We expect to record a significant gain related to the sale of the asset in the third quarter 2007. Pursuant to SFAS No. 144, we are reporting the results of CoGen Lyondell’s operations as a discontinued operation. Accordingly, the facility’s results have been included in discontinued operations for all periods presented. These financial statements have been amended throughout to reflect CoGen Lyondell as a discontinued operation included in our GEN-SO segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Calcasieu. On January 31, 2007, we entered into an agreement to sell our interest in the Calcasieu power generation facility to Entergy Gulf States, Inc. (“Entergy”) for approximately $57 million, subject to regulatory approval. The transaction is expected to close in early 2008. We recorded a pre-tax impairment of approximately $36 million in the year ended December 31, 2006, which was included in Discontinued operations on our consolidated statements of operations. Please read Note 5—Restructuring and Impairment Charges—Asset Impairments on page F-54 for further discussion. Pursuant to SFAS No. 144, we are reporting the results of Calcasieu as a discontinued operation. Accordingly, the operations of Calcasieu have been included in discontinued operations for all periods presented. These financial statements have been amended throughout to reflect Calcasieu as a discontinued operation included in our GEN-SO segment.

Other Discontinued Operations

Natural Gas Liquids. On October 31, 2005, we completed the sale of DMSLP, which comprised substantially all remaining operations of our NGL business, to Targa and two of its subsidiaries for $2.44 billion in cash.

In 2006, we received $15 million from Targa which represents the final portion of the sales price owed to us.

Pursuant to SFAS No. 144, we are reporting the results of NGL’s operations as a discontinued operation. Accordingly, the results of operations of our NGL business have been included in discontinued operations for all periods presented. EITF Issue 87-24, “Allocation of Interest to Discontinued Operations” (EITF Issue 87-24) requires that interest expense on debt that was required to be repaid upon the sale of DMSLP should be reclassified to discontinued operations. Therefore, interest expense on our former term loan and our former generation facility debt was allocated to discontinued operations, as the respective debt instruments were paid upon the sale of DMSLP. Such interest expense, inclusive of amortization of debt issuance costs, totaled $53 million and $27 million for the years ended December 31, 2005 and 2004, respectively.

Additionally, results from NGL’s operations include revenues and cost of sales arising from intersegment transactions, which ceased after the sale of DMSLP. NGL processed natural gas and sold this natural gas to CRM for resale to third parties. NGL also purchased natural gas from CRM and electricity from GEN. As the intersegment revenues and cost of sales included in NGL’s results were reclassified to discontinued operations, the effects of these intersegment transactions eliminated in consolidation, including the ultimate third-party settlement, previously recorded in other segments, were also reclassified to discontinued operations.

Other. We sold or liquidated some of our operations during 2003, including our U.K. CRM business, which have been accounted for as discontinued operations under SFAS No. 144.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information related to our discontinued operations, including Calcasieu, CoGen Lyondell and the NGL business operations discussed above:

	GEN-SO	CRM	NGL	Total
	(in millions)
2006
Revenue	$247	$—	$—	$247
Income (loss) from operations before taxes	(53)	23	6	(24)
Income (loss) from operations after taxes	(37)	21	4	(12)

2005
Revenue	$294	$—	$4,125	$4,419
Income (loss) from operations before taxes	(6)	6	163	163
Income (loss) from operations after taxes	(4)	(1)	137	132
Gain on sale before taxes	—	—	1,087	1,087
Gain on sale after taxes	—	—	681	681

2004
Revenue	$195	$—	$3,753	$3,948
Income from operations before taxes	(34)	19	254	239
Income (loss) from operations after taxes	(20)	(7)	170	143

In 2006, we recognized approximately $21 million of pre-tax income associated with a U.K. CRM receivable previously reserved that is now expected to be collected. We also recorded a $36 million impairment for the Calcasieu generation facility. Please read Note 5—Restructuring and Impairment Charges—Asset Impairments for further discussion.

In 2005, we recognized $3 million of pre-tax income primarily associated with U.K. CRM’s receipt of a third party bankruptcy settlement, offset by foreign currency exchange losses.

In 2004, we recognized $17 million of pre-tax income related to translation gains on foreign currency in the U.K. Please read Note 6—Risk Management Activities and Financial Instruments—Accounting for Derivative Instruments and Hedging Activities—Net Investment Hedges In Foreign Operations beginning on page F-56 for further discussion.

Note 5—Restructuring and Impairment Charges

Asset Impairments. At September 30, 2006, we tested the Bluegrass generation facility for impairment based on the FERC’s recent approval and Louisville Gas and Electric’s (“LG&E”) completion of various compliance steps to allow it to withdraw from participation in the MISO market as of September 1, 2006. The Bluegrass facility has historically sold power into the MISO market through transmission provided by LG&E. This change will limit our ability or increase the cost to deliver power to the MISO market. After testing, we recorded a pre-tax impairment charge of $96 million ($61 million after-tax) in the GEN-MW segment. This charge is included in Impairment and other charges in our consolidated statements of operations. We determined the fair value of the facility using the expected present value technique.

At December 31, 2006, we determined that it was more likely than not that certain assets would be sold prior to the end of their previously estimated useful lives. Therefore, impairment analyses were performed and we recorded a total pre-tax impairment charge of $50 million ($32 million after tax). Of this charge, $36 million relates to the Calcasieu facility and is recorded in the GEN-SO segment in Discontinued operations. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

remaining $14 million relates to the Bluegrass facility and is recorded in the GEN-MW segment. This charge is included in Impairment and other charges in our consolidated statements of operations. We determined the fair value of the Bluegrass facility using the expected present value technique. We determined the fair value of the Calcasieu facility based on the purchase price in the sales agreement.

In 2006, we recorded a $9 million pre-tax impairment of our investment in Black Mountain. Please read Note 10—Unconsolidated Investments—Power Generation—South Investments beginning on page F-61 for further discussion.

In 2005, we recorded $13 million and $10 million in pre-tax impairments of our investments in Black Mountain and West Coast Power, respectively. Please read Note 10—Unconsolidated Investments—Power Generation—South Investments beginning on page F-61 for further discussion. Also in 2005, we recorded in GEN-MW an impairment of an unused turbine totaling $29 million. We determined the fair value of the turbine based on market prices of similar assets available for sale. Also in 2005, we recorded severance and restructuring charges totaling $11 million. For further information, please read “2005 Restructuring” below. Finally, in connection with our sale of DMSLP, included in discontinued operations, were charges of $3 million and $2 million for cancellation fees and operating leases, respectively.

In 2004, we recorded a $5 million pre-tax charge related to the impairment of one of our NGL assets. Also during 2004, we recorded $85 million in pre-tax impairments of our investment in West Coast Power. Please read Note 10—Unconsolidated Investments—Power Generation—South Investments beginning on page F-61 for further discussion.

2005 Restructuring. In December 2005, in order to better align our corporate cost structure with a single line of business and as part of a comprehensive effort to reduce on-going operating expenses, we implemented a restructuring plan (the “2005 Restructuring Plan”). The 2005 Restructuring Plan resulted in a reduction of approximately 40 positions and was complete by June 30, 2006. We recognized a pre-tax charge of $11 million in the fourth quarter 2005. We recognized approximately $2 million of charges in the year ended December 31, 2006, when transitional services were completed by certain affected employees. These charges related entirely to severance costs.

The following is a schedule of 2006 activity for the severance liabilities recorded in connection with this restructuring (in millions):

Balance at December 31, 2005	$9
2006 adjustments to liability	2
Cash payments	(11)

Balance at December 31, 2006	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2002 Restructuring. In October 2002, we announced a restructuring plan (the “2002 Restructuring Plan”) designed to improve operational efficiencies and performance across our lines of business. The following is a schedule of 2006, 2005 and 2004 activity for the 2002 Restructuring Plan liabilities recorded associated with the severance, cancellation fees and operating leases:

	Severance	Cancellation Fees and Operating Leases	Total
	(in millions)
Balance at December 31, 2003	$23	$27	$50
2004 adjustments to liability	18	7	25
2004 cash payments	(38)	(11)	(49)

Balance at December 31, 2004	3	23	$26
2005 cash payments	—	(8)	(8)

Balance at December 31, 2005	3	15	18
2006 adjustments to liability	—	(1)	(1)
2006 cash payments	—	(7)	(7)

Balance at December 31, 2006	$3	$7	$10

During 2004, the adjustment to the accrued liability primarily reflects increases in the severance accrual due to changes in our estimate of the probable loss associated with the severance claims of our former chief executive officer and our former president. Cash payments during 2004 reflect payments made to our former chief executive officer and our former president.

In addition to the $7 million accrual above, we have a $1 million accrual for operating leases made in connection with the sale of DMSLP. We expect these amounts to be paid by the end of 2007 when the leases expire. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids beginning on page F-53 for further information.

Note 6—Risk Management Activities and Financial Instruments

Our operations are impacted by several factors, some of which may not be mitigated by risk management methods. These risks include, but are not limited to, commodity price, interest rate and foreign exchange rate fluctuations, weather patterns, counterparty credit risks, changes in competition, operational risks, environmental risks and changes in regulations.

We define market risk as changes to our earnings and cash flow resulting from changes in market conditions, including changes in commodity prices, interest rates and currency rates as well as the impact of volatility and market liquidity on such prices. We seek to manage market risk through diversification, controlling position sizes and executing hedging strategies.

Accounting for Derivative Instruments and Hedging Activities

We follow the accounting and disclosure requirements of SFAS No. 133, as amended. Under SFAS No. 133, all derivative instruments are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless such instruments qualify, and are designated, as hedges of future cash flows, fair values or net investments in foreign operations or qualify, and are designated, as normal purchases and sales.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash Flow Hedges. We enter into financial derivative instruments that qualify as cash flow hedges. The maximum length of time for which we have hedged our exposure for cash flow hedges is through 2008. Instruments related to our generation business are entered into for purposes of hedging future fuel requirements and forecasted sales transactions. Interest rate swaps were previously used to convert the floating interest-rate component of some obligations to fixed rates.

Any ineffective portion of a cash flow hedge is reported immediately as a component of income in the consolidated statements of operations. Ineffectiveness associated with cash flow hedges of commodity transactions and interest rate swaps is included in revenues and other income and expense, net, respectively. During the years ended December 31, 2006, 2005 and 2004, we recorded $7 million, $3 million and $(3) million of income (expense), respectively, related to ineffectiveness from changes in fair value of hedge positions. No amounts were excluded from the assessment of hedge effectiveness related to the hedge of future cash flows in any of the periods.

During the years ended December 31, 2006, 2005 and 2004 no amounts were reclassified to earnings in connection with forecasted transactions that were no longer considered probable of occurring.

The balance in cash flow hedging activities, net at December 31, 2006 is expected to be reclassified to future earnings, contemporaneously with the related purchases of fuel or sales of electricity, as applicable to each type of hedge. Of this amount, after-tax gains of approximately $72 million are currently estimated to be reclassified into earnings in 2007. The actual amounts that will be reclassified to earnings over this period and beyond could vary materially from this estimated amount as a result of changes in market prices, hedging strategies, the probability of forecasted transactions occurring and other factors.

Fair Value Hedges. We also enter into derivative instruments that qualify as fair value hedges. We use interest rate swaps to convert a portion of our non-prepayable fixed-rate debt into variable-rate debt. The maximum length of time for which we have hedged our exposure for fair value hedges is through 2012. During the years ended December 31, 2006, 2005 and 2004, there was no ineffectiveness from changes in the fair value of hedge positions and no amounts were excluded from the assessment of hedge effectiveness. During each of the years ended December 31, 2006, 2005 and 2004, there were no gains or losses related to the recognition of firm commitments that no longer qualified as fair value hedges.

Net Investment Hedges In Foreign Operations. Although we have exited a substantial amount of our foreign operations, we have remaining investments in foreign subsidiaries, the net assets of which are exposed to currency exchange-rate volatility. As of December 31, 2006, 2005 and 2004 we had no net investment hedges in place to hedge that exposure.

During 2003, our efforts to exit the U.K. CRM business were substantially completed. As required by SFAS No. 52, “Foreign Currency Translation,” a significant portion of unrealized gains and losses resulting from translation and financial instruments utilized to hedge currency exposures previously recorded in stockholder’s equity were recognized in income, resulting in an after-tax loss of approximately $5 million. During 2004, we repatriated a majority of our cash from the U.K. by repayment of intercompany loans, resulting in the substantial liquidation of our investment in the U.K. As a result, we recognized approximately $17 million of pre-tax translation gains in income that arose since April 1, 2003 and had accumulated in stockholder’s equity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accumulated Other Comprehensive Income. Accumulated other comprehensive income, net of tax, is included in stockholder’s equity on the consolidated balance sheets as follows:

	December 31,
	2006	2005
	(in millions)
Cash flow hedging activities, net	$76	$(2)
Foreign currency translation adjustment	23	24
Minimum pension liability	—	(18)
Unrecognized prior service cost and actuarial loss	(43)	—
Available for sale securities	11	—

Accumulated other comprehensive income, net of tax	$67	$4

Notional Contract Amounts. The absolute notional contract amounts associated with the derivative instruments designated as hedges were as follows:

	December 31,
	2006	2005
Fair Value Hedge Interest Rate Swaps (in Millions of U.S. Dollars)	$525	$525
Fixed Interest Rate Received on Swaps (Percent)	4.331	4.331
Natural Gas Cash Flow Hedges (Trillion Cubic Feet)	0.010	0.012
Electricity Cash Flow Hedges (Million Megawatt Hours)	51.664	14.460
Fuel Oil Cash Flow Hedges (Million Barrels)	1.620	0.725

Fair Value of Financial Instruments. The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”. We have determined the estimated fair-value amounts using available market information and selected valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair-value amounts.

The carrying values of current financial assets and liabilities approximate fair values due to the short-term maturities of these instruments. The carrying amounts and fair values of debt are included in Note 12—Debt beginning on page F-64. The carrying amounts and fair values of our other financial instruments were:

	December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Fair Value Hedge Interest Rate Swap	$(19)	$(19)	$(13)	$(13)
Interest Rate Risk-Management Contracts	(1)	(1)	(2)	(2)
Commodity Cash Flow Hedge Contracts	114	114	(1)	(1)
Commodity Risk-Management Contracts	14	14	88	88

The fair value of interest rate and commodity risk-management contracts were based upon the estimated consideration that would be received to terminate those contracts in a gain position and the estimated cost that would be incurred to terminate those contracts in a loss position.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentration of Credit Risk. We sell our energy products and services to customers in the electric and natural gas distribution industries and to entities engaged in industrial and petrochemical businesses. These industry concentrations have the potential to impact our overall exposure to credit risk, either positively or negatively, because the customer base may be similarly affected by changes in economic, industry, weather or other conditions.

At December 31, 2006, our credit exposure as it relates to the mark-to-market portion of our risk management portfolio totaled $105 million. To reduce our credit exposure, we execute agreements that permit us to offset receivables, payables and mark-to-market exposure. We attempt to further reduce credit risk with certain counterparties by obtaining third party guarantees or collateral as well as the right of termination in the event of default.

Our Credit Department establishes our counterparty credit limits. Our industry typically operates under negotiated credit lines for physical delivery and financial contracts. Our credit risk system provides current credit exposure to counterparties on a daily basis.

We enter into master netting agreements both to mitigate credit exposure and to reduce collateral requirements. In general, the agreements include our risk management subsidiaries and allow the aggregation of credit exposure, margin and set-off. As a result, we decrease a potential credit loss arising from a counterparty default.

We include cash collateral deposited with counterparties in Prepayments and other current assets and Other long-term assets on our consolidated balance sheets. We include cash collateral due to counterparties in Accrued liabilities and other current liabilities on our consolidated balance sheets.

Note 7—Cash Flow Information

Following are supplemental disclosures of cash flow and non-cash investing and financing information:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Interest paid (net of amount capitalized)	$402	$397	$319

Taxes paid (refunds), net	$—	$38	$4

Detail of businesses acquired:
Current assets and other	$14	$—	$—
Fair value of non-current assets	13	—	—
Liabilities assumed, including deferred taxes	18	—	—
Cash balance acquired	(5)	—	—

Cash paid, net of cash acquired	$40	$—	$—

Other non-cash investing and financing activity:
Addition of a capital lease (1)	6	—	—
Marketable securities (2)	18	—	—
Contribution of Sithe from Dynegy to Dynegy Holdings (3)	—	149	—
Sithe subordinated debt exchange, net (Note 12) (4)	122	—	—

(1)	In January 2006, we entered into an obligation under a capital lease related to a coal loading facility which will be used in the transportation of coal to our Vermilion generating facility. Pursuant to our agreement with the lessor, we are obligated for minimum payments in the aggregate amount of $17 million over the ten-year term of the lease.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)	In November 2006, the New York Mercantile Exchange completed its initial public offering. As a result, we received ninety thousand shares due to our two membership seats. These shares were valued at approximately $18 million at December 31, 2006.
(3)	In April 2007, Dynegy contributed to DHI its interest in New York Holdings. This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost.
(4)	On July 21, 2006, we executed an exchange agreement of approximately $419 million principle amount of the subordinated debt of Independence, together with all claims for accrued and unpaid interest thereon, for approximately $297 million principal amount of our 8.375% Senior Unsecured Notes due 2016. Please read Note 12—Debt—Sithe Energies Debt on page F-67 for further information.

Note 8—Inventory

A summary of our inventories is as follows:

	December 31,
	2006	2005
	(in millions)
Materials and supplies	$90	$90
Coal	56	44
Fuel oil	32	41
Emissions allowances	15	36
Natural gas storage	1	3

	$194	$214

In addition, we had zero and $13 million of emissions allowances at December 31, 2006 and 2005, respectively, related to future periods included in Other long-term assets on our consolidated balance sheets.

Note 9—Property, Plant and Equipment

A summary of our property, plant and equipment is as follows:

	December 31,
	2006	2005
	(in millions)
Generation assets:
GEN – MW	$5,070	$4,928
GEN – NE	625	593
GEN – South	569	789
IT systems and other	209	205

	6,473	6,515
Accumulated depreciation	(1,522)	(1,192)

	$4,951	$5,323

Interest capitalized related to costs of projects in process of development totaled $3 million, $3 million and $2 million for the years ended December 31, 2006, 2005 and 2004, respectively.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10—Unconsolidated Investments

Our unconsolidated investments consist primarily of investments in affiliates that we do not control, but where we have significant influence over operations. Our principal equity method investments consist of entities that operate generation assets. We entered into these ventures principally to share risk and leverage existing commercial relationships. These ventures maintain independent capital structures and have financed their operations either on a non-recourse basis to us or through their ongoing commercial activities. As of December 31, 2006, we hold an investment in a joint venture in which Chevron or its affiliates are investors. For additional information about this investment, please read Note 13—Related Party Transactions beginning on page F-68.

A summary of our unconsolidated investments is as follows:

	December 31,
	2006	2005
	(in millions)
Equity affiliates:
GEN – MW	$—	$60
GEN – SO	—	207

Total unconsolidated investments	$—	$267

Cash distributions received from our equity investments during 2006, 2005 and 2004 were zero, $76 million and $137 million, respectively. Undistributed earnings from our equity investments included in accumulated deficit at December 31, 2006 and 2005 totaled zero and $149 million, respectively.

Power Generation—Midwest Investments. GEN—MW equity investments at December 31, 2005 included a 50% ownership interest in Rocky Road Power, L.L.C., a 330 MW power generation facility in East Dundee, Illinois.

On March 31, 2006, we completed the sale to NRG of our 50% ownership interest in our unconsolidated investment in West Coast Power as well as our acquisition of NRG’s ownership interest in Rocky Road. As a result of the transactions, we received cash proceeds of approximately $165 million, net of cash acquired, from NRG. Under the terms of this agreement, we did not recognize a material gain or loss on the sale of West Coast Power. For further discussion, please read Note 3—Business Combinations and Acquisitions—Rocky Road on page F-49 and Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power on page F-51.

Power Generation—South Investments. GEN—SO equity investments at December 31, 2006 include a 50% ownership interest in Black Mountain (Nevada Cogeneration Associates #2), an 85 MW power generation facility in Las Vegas, Nevada that owns fossil fuel electric generation facilities.

In 2006 and 2005, we recorded impairment charges of $9 million and $13 million, respectively, related to our 50% interest in Black Mountain. These charges are the result of declines in value of the investment caused by an increase in the cost of fuel in relation to a third party power purchase agreement through 2023 for 100% of the output of the facility. This agreement provides that Black Mountain (Nevada Cogeneration) will receive payments that decrease over time.

Our most significant investment in generating capacity was our interest in West Coast Power. In March 2006, we sold our unconsolidated investment in West Coast Power to NRG. For further discussion, please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our net investment in West Coast Power totaled approximately $205 million at December 31, 2005. West Coast Power provided equity earnings of approximately zero, $11 million and $153 million in the years ended December 31, 2006, 2005 and 2004, respectively. Our West Coast Power related earnings for 2005 were offset by an impairment charge of approximately $10 million, primarily to write down our investment balance to the agreed-upon sales price. Our West Coast Power related earnings for 2004 include a $12 million charge representing our share of an asset impairment. Additionally, our West Coast Power related earnings were partially offset by an impairment of $73 million, primarily due to the expiration of the CDWR contract in December 2004.

In 2004, we sold our unconsolidated investment in the Commonwealth generating facility. We did not recognize a material gain or loss on this sale.

In 2004, we sold our unconsolidated investments in the Oyster Creek, Michigan Power and Hartwell generating facilities for aggregate net cash proceeds of approximately $132 million. We recognized gains of $15 million and $2 million related to our sales of Oyster Creek and Hartwell, but did not recognize a material gain or loss on the sale of Michigan Power. However, during the year ended December 31, 2004, we recorded an impairment on our investment in Michigan Power totaling $8 million, to adjust our book value to the sale price.

Summarized Information. Summarized aggregate financial information for unconsolidated equity investments and our equity share thereof was:

	December 31,
	2006		2005		2004
	Total	Equity Share	Total	Equity Share	Total	Equity Share
	(in millions)
Current assets	$52	$26	$375	$187	$575	$266
Non-current assets	97	49	1,228	614	1,552	717
Current liabilities	15	8	65	32	168	66
Non-current liabilities	5	3	50	25	61	29
Revenues	55	28	563	237	1,226	557
Operating income	14	7	55	24	417	200
Net income	14	7	63	28	396	190

Losses from unconsolidated investments of $1 million for the year ended December 31, 2006 include the $7 million above offset by the $9 million impairment of our investment in Black Mountain.

Earnings from unconsolidated investments of zero for the year ended December 31, 2005, include $11 million from West Coast Power and $17 million from our other unconsolidated investments, offset by $10 million, $13 million impairments of our investment in West Coast Power and Black Mountain, respectively, and $5 million of earnings from NGL investments which are included in income from discontinued operations.

Earnings from unconsolidated investments of $116 million for the year ended December 31, 2004 include $153 million from West Coast Power, $37 million from our other unconsolidated investments, and gains on the sales of our equity investment in Oyster Creek and our equity investment in Hartwell of $15 million and $2 million, respectively. These gains were partially offset by a $73 million impairment of our investment in West Coast Power and an $8 million impairment of our Michigan Power equity investment, as well as $10 million of earnings from NGL investments, which are included in income from discontinued operations.

Variable Interest Entities. On January 31, 2005, Dynegy completed the acquisition of, and subsequently contributed to us, ExRes and Independence. ExRes, owns through its subsidiaries four natural gas-fired merchant facilities in New York and four hydroelectric generation facilities in Pennsylvania. The entities owning these

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

facilities meet the definition of VIEs. In accordance with the purchase agreement, Exelon Corporation (“Exelon”) has the sole and exclusive right to direct our efforts to decommission, sell, bankrupt, or otherwise dispose of the hydroelectric facilities owned through the VIE entities. Exelon is obligated to reimburse ExRes for all costs, liabilities, and obligations of the entities owning these hydroelectric generation facilities, and to indemnify ExRes with respect to the past and present assets and operations of the entities. As a result, we are not the primary beneficiary of the entities and have not consolidated them in accordance with the provisions of FIN No. 46R.

With regard to the four natural gas-fired merchant facilities located in New York, we had the option to elect to decommission any or all of these facilities within a 180-day period after the January 31, 2005 closing date. Prior to expiration of the option period, which ended on July 30, 2005, we elected to decommission all four of the natural gas-fired merchant facilities owned by ExRes. Under the terms of the purchase agreement, Exelon was permitted to direct the decommissioning, sale or other disposal of the facilities. Further, Exelon is obligated to indemnify us with respect to all operations prior to February 1, 2005 and subsequent to our election to decommission or sell the facilities. They also must provide written consent for any payments or actions outside the ordinary course of operations. On June 1 and August 4, 2005, we entered into agreements, as directed by Exelon, to sell our ownership and operating interests in the four natural gas-fired power generation peaking facilities to Alliance Energy Group LLC. The transactions, which were approved by the FERC and the New York Public Service Commission, closed on October 31, 2005 and had no impact on our consolidated financial statements, as Exelon received the proceeds from the sale. As a result of the rights retained by Exelon with respect to these facilities, we are not the primary beneficiary of these VIEs, and have not consolidated them in accordance with the provisions of FIN No. 46(R). Please read Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-49 for further discussion regarding this acquisition.

The hydroelectric generation facilities have commitments and obligations that are off-balance sheet with respect to Dynegy arising under operating leases for equipment and long-term power purchase agreements with local utilities. At December 31, 2006, the equipment leases have remaining terms from two to fifteen years and involve future lease payments of $114 million over the terms of the leases. Additionally, each of these facilities is party to a long-term power purchase agreement with a local utility. Under the terms of each of these agreements, a project tracking account, which we refer to as the “Tracking Account”, was established to quantify the difference between (i) the facility’s fixed price revenues under the power purchase agreement and (ii) the respective utility’s Public Utility Commission approved avoided costs associated with those power purchases plus accumulated interest on the balance. Each power purchase agreement calls for the hydroelectric facility to return to the utility the balance in the Tracking Account before the end of the facility’s life through decreased pricing under the respective power purchase agreement. Two of the four hydroelectric facilities are currently in the Tracking Account repayment period of the contract, whereby balances are repaid through decreased pricing. This pricing cannot be decreased below a level sufficient to allow the facilities to recover their operating costs, exclusive of lease or interest costs. The remaining two facilities are anticipated to begin reducing the Tracking Accounts in 2006. The aggregate balance of the Tracking Accounts as December 31, 2006 was approximately $316 million, and the obligations with respect to each Tracking Account are secured by the assets of the respective facility. The decreased pricing necessary to reduce the Tracking Accounts may cause the facilities to operate at a net cash deficit. As discussed above, the obligations of the four hydroelectric facilities are non-recourse to us. Under the terms of the stock purchase agreement with Exelon, we are indemnified for any net cash outflow arising from ownership of these facilities.

Note 11—Intangible Assets

Pursuant to Dynegy’s acquisition of Sithe Energies in February 2005, and Dynegy’s subsequent contribution of Sithe Energies to us, we recorded a significant intangible asset related to a capacity agreement between Sithe Independence Power Partners and Con Edison, a large utility in the state of New York and a subsidiary of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Edison, Inc. That contract provides Independence the right to sell 740 MW of capacity until 2014 at fixed prices that are currently above the prevailing market price of capacity for the New York Rest of State market. Since the asset arises from a contractual relationship that provides the obligation to sell capacity and the right to collect capacity payments, it was recorded as an identifiable intangible asset as defined in SFAS No. 141. The fair value recorded related to this intangible asset was $488 million. That amount is currently being amortized into earnings based on a straight-line amortization over the remaining contractual term of the agreement. That amortization expense is being recognized in the revenue line of our consolidated statements of operations where we record the revenues received from the contract. The annual amortization of the intangible asset is expected to approximate $50 million. The balance, net of accumulated amortization, totaled $383 million and $442 million at December 31, 2006 and 2005, respectively. Amortization expense was approximately $59 million and $46 million for the years ended December 31, 2006 and 2005, respectively. We have not recorded any impairment related to this intangible asset.

Pursuant to our acquisition NRG’s 50% ownership interest in the Rocky Road power plant, we recorded an intangible asset in the amount of $29 million. That amount is currently being amortized into earnings based on a straight-line amortization over the remaining contractual term of the agreement. That amortization expense is being recognized in the revenue line of our consolidated statements of operations where we record the revenues received from the contract. The annual amortization of the intangible asset is expected to be approximately $10 million. The balance, net of accumulated amortization, totaled $22 million at December 31, 2006. Amortization expense was approximately $7 million for the year ended December 31, 2006. Please read Note 3—Business Combinations and Acquisitions—Rocky Road on Page F-49 for further discussion.

Note 12—Debt

A summary of our long-term debt is as follows:

	December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Term facility, floating rate due through 2012	$200	$200	$—	$—
Senior Notes, 7.45% due 2006	—	—	22	23
Senior Notes, 6.875% due 2011	493	499	499	492
Senior Notes, 8.75% due 2012	488	529	491	538
Senior Unsecured Notes, 8.375% due 2016	1,047	1,102	—	—
Senior Debentures, 7.125% due 2018	173	169	175	158
Senior Debentures, 7.625% due 2026	173	168	174	158
Second Priority Senior Secured Notes, floating rate due 2008	—	—	225	238
Second Priority Senior Secured Notes, 9.875% due 2010	11	12	625	685
Second Priority Senior Secured Notes, 10.125% due 2013	—	—	900	1,015
Subordinated Debentures payable to affiliates, 8.316%, due 2027	200	191	200	176
Subordinated Debt, 7.0% due 2034	—	—	419	253
Senior Notes, 8.5% due 2007	39	39	57	57
Senior Notes, 9.0% due 2013	409	446	409	441
Note Payable to Dynegy, due 2006	—	—	120	120

	3,233		4,316
Unamortized premium (discount) on debt, net (1)	25		(122)

	3,258		4,194
Less: Amounts due within one year, including non-cash amortization of basis adjustments	68		191

Total Long-Term Debt	$3,190		$4,003

(1)	Change from December 31, 2005 to December 31, 2006 is primarily due to the Sithe debt exchange.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate maturities of the principal amounts of all long-term indebtedness as of December 31, 2006 are as follows: 2008—$44 million, 2009–$57 million, 2010—$73 million, 2011—$561 million and thereafter—$2,455 million

Fourth Amended and Restated Credit Facility. On April 19, 2006, we entered into a fourth amended and restated credit agreement (the “Fourth Amended and Restated Credit Facility”) with Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as collateral agent, Citicorp USA, Inc., as payment agent, Citigroup Global Markets Inc. and JPMorgan Securities Inc., as joint lead arrangers, and the other financial institutions parties thereto as lenders. The Fourth Amended and Restated Credit Facility amends our former credit facility (last amended on March 6, 2006) by increasing the amount of the existing $400 million revolving credit facility to $470 million and adding a $200 million term letter of credit facility. The revolving facility, which is currently undrawn, is available for general corporate purposes and for letters of credit. The term facility has been fully drawn and the proceeds placed in a collateral account to support the issuance of letters of credit. Letters of credit issued under the former credit facility were continued under the Fourth Amended and Restated Credit Facility.

The Fourth Amended and Restated Credit Facility is secured by substantially all of our assets as borrower, and certain of our subsidiaries, as subsidiary guarantors, and certain of Dynegy’s assets, as parent guarantor. The revolving credit facility portion of the Fourth Amended and Restated Credit Facility matures April 19, 2009 and the term letter of credit portion matures on January 31, 2012. Borrowings for both the revolving and term portions under the Fourth Amended and Restated Credit Facility bear interest at the relevant Eurodollar rate plus a ratings-based margin of 150 basis points or the relevant base rate plus a ratings-based margin of 50 basis points. Letters of credit can be issued under the revolving portion of the facility at a ratings-based rate of 150 basis points. An unused commitment fee of 37.5 basis points is payable on the unused portion of the revolving credit facility. The margin payable for borrowing, the rate payable for letters of credit and the unused commitment fee will decrease upon meeting specified improvements in Standard and Poor’s and Moody’s credit ratings for the facility.

The Fourth Amended and Restated Credit Facility contains mandatory prepayment provisions associated with specified asset sales and dispositions (including as a result of casualty or condemnation) and the receipt of proceeds by us and certain of our subsidiaries of any permitted additional non-recourse indebtedness. Commencing in 2008 with respect to the fiscal year ending December 31, 2007, each year we will be required to apply toward the prepayment of the loans and the permanent reduction of the commitments under the revolving credit facility (or post cash collateral in lieu thereof) a portion of our excess cash flow as calculated under the Fourth Amended and Restated Credit Facility for the prior fiscal year. This portion will be 50% initially and will fall to 25% when and if our leverage ratio is less than or equal to 3.50:1.00.

The Fourth Amended and Restated Credit Facility contains customary affirmative covenants and negative covenants and events of default. Subject to certain exceptions, we and our subsidiaries are subject to restrictions on incurring additional indebtedness, limitations on capital expenditures and limitations on dividends and other payments with respect to capital stock. The Fourth Amended and Restated Credit Facility also contains certain financial covenants, including (1) a covenant (measured at the last day of the fiscal quarter as specified below) that requires us and certain of our subsidiaries to maintain a ratio of secured debt to adjusted EBITDA no greater than 3.0:1 (December 31, 2006); 2.75:1 (March 31, 2007); 2.5:1 (June 30, 2007); 2.25:1 (September 30, 2007) and 2.0:1 (December 31, 2007 and thereafter) and (2) a covenant that requires us and certain of our subsidiaries to maintain an interest coverage ratio as of the last day of the measurement periods ending December 31, 2006 of no less than 1.50:1; ending March 31, June 30, September 30 and December 31, 2007 and March 31, 2008 of no less than 1.625:1, and ending June 30, 2008 and thereafter of no less than 1.75:1. We are in compliance with these covenants as of December 31, 2006.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On May 26, 2006, we closed a $150 million term loan (the “Term Loan”), of which $50 million was used to make a one-time cash dividend to Dynegy and the remainder used for working capital and general corporate purposes. The Term Loan was structured as a new tranche under the Fourth Amended and Restated Credit Facility and was repaid with proceeds from the sale of Rockingham on November 14, 2006. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Rockingham on page F-51 for further discussion of the sale.

Senior Notes. The notes are unsecured and not subject to a sinking fund. On April 12, 2006, we issued $750 million aggregate principal amount of our 8.375% Senior Unsecured Notes due 2016 (the “New Senior Notes”) in a private offering (the “Senior Notes Offering”). The New Senior Notes are not redeemable at our option prior to maturity. The New Senior Notes are our senior unsecured obligations and rank equal in right of payment to all of our existing and future senior unsecured indebtedness, and are senior to all of our existing and any of our future subordinated indebtedness. The proceeds from the Senior Notes Offering, together with cash on hand, were used to fund the SPN Tender Offer discussed above. On September 14, 2006, we exchanged the New Senior Notes for a new issue of substantially identical notes registered under the Securities Act of 1933. Please read “Senior Unsecured Notes” below for further information.

Senior Unsecured Notes. On September 14, 2006, pursuant to the registration rights agreements pertaining to the New Senior Notes and the Additional Notes, we completed an exchange offer of $1,047 million aggregate principal amount of our 8.375% Senior Unsecured Notes due 2016 registered under the Securities Act of 1933 for all $1,047 million aggregate principal amount of our outstanding 8.375% Senior Unsecured Notes due 2016.

Second Priority Senior Secured Notes. On April 12, 2006, we completed a cash tender offer and consent solicitation (the “SPN Tender Offer”), in which we purchased $151 million of our $225 million Second Priority Senior Secured Floating Rate Notes due 2008 (the “2008 Notes”), $614 million of our $625 million 9.875% Second Priority Senior Secured Notes due 2010 (the “2010 Notes”) and all $900 million of our 10.125% Second Priority Senior Secured Notes due 2013 (the “2013 Notes” and collectively with the “2008 Notes” and the “2010 Notes,” the “Second Priority Notes”). In connection with the SPN Tender Offer, we amended the indenture under which the Second Priority Notes were issued to eliminate or modify substantially all of the restrictive covenants, certain events of default and related provisions and release certain liens securing our obligations and the guarantors of the Second Priority Notes.

Total cash paid to repurchase the $1,664 million of Second Priority Notes, including consent fees and accrued interest, was $1,904 million. We recorded a charge of approximately $228 million in 2006 associated with this transaction, of which $202 million is included in debt conversion costs, and $26 million of acceleration of amortization of financing costs and write-offs of discounts and premiums is included in interest expense on our consolidated statements of operations.

On July 15, 2006, we redeemed the remaining $74 million of our 2008 Notes, at a redemption price of 103% of the principal amount, plus accrued and unpaid interest to the redemption date. The interest rate on the 2008 Notes was based on three-month LIBOR plus 650 basis points. We recorded a charge of approximately $2 million in 2006 associated with this transaction, which is included in debt conversion costs on our consolidated statements of operations. The remaining outstanding 2010 Notes are redeemable at our option on or after July 15, 2007 in accordance with the terms of the indenture governing the Second Priority Notes.

Each of our existing and future wholly owned domestic subsidiaries that guarantee our obligations under its amended and restated credit facility also guarantee the obligations under the remaining outstanding notes on a senior secured basis. In addition, Dynegy and its other subsidiaries that guarantee our amended and restated credit facility also guarantee the obligations under the remaining outstanding notes on a senior secured basis. The

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

remaining outstanding notes and guarantees are senior obligations secured by a second-priority lien on, subject to certain exceptions and permitted liens, all of our and our guarantors’ existing and future property and assets that secure our obligations under our amended and restated credit facility.

The SPN Indenture governing the remaining outstanding notes contains restrictive covenants that limit our ability and that of our subsidiaries that guarantee the notes to, among other things: (1) redeem, repurchase or pay dividends or distributions on capital stock; (2) make investments or restricted payments; (3) incur or guarantee additional indebtedness; (4) create certain liens; (5) engage in sale and leaseback transactions; (6) consolidate, merge or transfer all or substantially all of its assets; or (7) engage in certain transactions with affiliates. The terms of our former credit facility and the SPN Indenture governed the use of proceeds from our October 31, 2005 sale of DMSLP.

Subordinated Debentures. In May 1997, NGC Corporation Capital Trust I (“Trust”) issued, in a private transaction, $200 million aggregate liquidation amount of 8.316% Subordinated Capital Income Securities (“Trust Securities”) representing preferred undivided beneficial interests in the assets of the Trust. The Trust invested the proceeds from the issuance of the Trust Securities in an equivalent amount of our 8.316% Subordinated Debentures (“Subordinated Debentures”). The sole assets of the Trust are the Subordinated Debentures. The Trust Securities are subject to mandatory redemption in whole, but not in part, on June 1, 2027, upon payment of the Subordinated Debentures at maturity, or in whole, but not in part, at any time, contemporaneously with the optional prepayment of the Subordinated Debentures, as allowed by the associated indenture. The Subordinated Debentures are redeemable, at our option, at specified redemption prices. The Subordinated Debentures represent our unsecured obligations and rank subordinate and junior in right of payment to all of our senior indebtedness to the extent and in the manner set forth in the associated indenture. We have irrevocably and unconditionally guaranteed, on a subordinated basis, payment for the benefit of the holders of the Trust Securities the obligations of the Trust to the extent the Trust has funds legally available for distribution to the holders of the Trust Securities. Since the Trust is considered a SPE, and the holders of the Trust Securities absorb a majority of the Trust’s expected losses, our obligation is represented by the Subordinated Debentures payable to the deconsolidated Trust.

We may defer payment of interest on the Subordinated Debentures as described in the indenture, although we have not yet done so and have continued to pay interest as and when due.

Sithe Energies Debt. On January 31, 2005, Dynegy completed the acquisition of, and subsequently contributed to us, ExRes, the parent company of Sithe Energies and Independence. Upon the closing, we consolidated $919 million in face value project debt, which was recorded at its fair value of $797 million as of January 31, 2005, for which certain of the entities acquired are obligated. Please read Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-49 for further discussion of this transaction.

Long-term debt consolidated upon completion of the Sithe Energies acquisition consisted of the following as of January 31, 2005:

	Face Value	Premium (Discount)	Fair Value
	(in millions)
Subordinated Debt, 7.0% due 2034	$419	$(167)	$252
Senior Notes, 8.5% due 2007	91	3	94
Senior Notes, 9.0% due 2013	409	42	451

Total Independence Debt	$919	$(122)	$797

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The senior debt and subordinated debt are secured by substantially all of the assets of Independence, but are not guaranteed by DHI. The difference of $122 million between the face value and the fair value of the Independence Debt that was recognized upon the acquisition of ExRes will be accreted into interest expense over the life of the debt.

The terms of the indenture governing the senior debt, among other things, prohibit cash distributions by Independence to its affiliates, including Dynegy, unless certain project reserve accounts are funded to specified levels and the required debt service coverage ratio is met. The indenture also includes other covenants and restrictions, relating to, among other things, prohibitions on asset dispositions and fundamental changes, reporting requirements and maintenance of insurance. As of December 31, 2006 and 2005, Independence had restricted cash of $80 and $62 million, respectively, as reflected on our consolidated balance sheets. As of December 31, 2006, Independence had short term and long term restricted investment balances of zero and $83 million, respectively. As of December 31, 2005, Independence had short-term and long-term restricted investment balances of $2 million and $85 million, respectively. The restricted investment balances are included in prepayments and other current assets and restricted investments, respectively, on our consolidated balance sheets.

On July 21, 2006, we executed and consummated an exchange agreement (the “Exchange Agreement”), by and among us and RCP Debt, LLC and RCMF Debt, LLC (together, the “Reservoir Entities”). Pursuant to the Exchange Agreement, the Reservoir Entities exchanged approximately $419 million principal amount of the subordinated debt of Independence, a subsidiary of Dynegy and our affiliate, together with all claims for accrued and unpaid interest thereon and all other rights and all obligations of the Reservoir Entities under the agreement pursuant to which the subordinated debt was issued (together, the “Sithe Debt”), for approximately $297 million principal amount of our 8.375% Senior Unsecured Notes due 2016 (the “Additional Notes”). The Additional Notes have terms and conditions identical to, and are fungible for trading and other purposes with, the $750 million aggregate principal amount of the New Senior Notes issued on April 12, 2006. On September 14, 2006, we exchanged the Additional Notes for a new issue of substantially identical notes registered under the Securities Act of 1933. We recorded a charge of approximately $36 million in 2006 associated with this transaction, which is included in interest expense on our consolidated statements of operations. Please read “Senior Unsecured Notes” for further information.

Note Payable to Dynegy. During 2005, we borrowed money from Dynegy to fund our operational needs. The note was due in 2006 and bore interest at LIBOR plus 2.25%. At December 31, 2005, the total amount outstanding was $120 million. During 2005, we recognized interest expense of $6 million associated with this and other borrowings from Dynegy that we repaid during 2005. On January 13, 2006, we repaid the $120 million outstanding note payable.

Note 13—Related Party Transactions

Transactions with Chevron. Transactions with Chevron resulted from purchases and sales of natural gas and natural gas liquids between our affiliates and Chevron. We believe that these transactions were executed on terms that were fair and reasonable. During the years ended December 31, 2006, 2005 and 2004, our marketing business recognized net purchases from Chevron of $52 million, $45 million and $23 million, respectively. In accordance with the net presentation provisions of EITF Issue 02-03 “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF Issue 02-03), all of these transactions, whether physically or financially settled, have been presented net on the consolidated statements of operations. In addition, during the years ended December 31, 2006, 2005 and 2004, our other businesses recognized aggregate sales to Chevron of zero, $1.2 billion and $1.1 billion, respectively, and aggregate purchases of approximately zero, $1 billion and $1.1 billion, respectively, which are reflected gross on the consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Equity Investments. We hold an investment in a joint venture in which Chevron or its affiliates are also investors. The investment is a 50% ownership interest in Black Mountain (Nevada Cogeneration Associates #2), which holds our Black Mountain power generation facility. Prior to the sale of DMSLP, we previously held a 22.9% ownership interest in VESCO, a venture that operates a natural gas liquids processing, extraction, fractionation and storage facility in the Gulf Coast region, in which Chevron or its affiliates are also investors. During the years ended December 31, 2006, 2005 and 2004, our portion of the net income from joint ventures with Chevron was approximately $8 million, $8 million and $13 million, respectively.

We also purchase and sell, or have purchased or sold, natural gas, natural gas liquids, crude oil, emissions and power and, in some instances, earn management fees from certain entities in which we have equity investments. During the years ended December 31, 2006, 2005 and 2004, we recognized net sales to affiliates related to these transactions of zero, $0.2 billion and $0.3 billion, respectively. In accordance with the net presentation provisions of EITF Issue 02-03, all of these transactions, whether physically or financially settled, have been presented net on the consolidated statements of operations. In addition, during the years ended December 31, 2006, 2005 and 2004, our other businesses recognized aggregate sales to these affiliates of zero million, $4 million and $12 million, respectively, and aggregate purchases of zero, $135 million and $170 million, respectively, which are reflected gross on the consolidated statements of operations. Revenues were related to the supply of fuel for use at generation facilities, primarily West Coast Power, and the supply of natural gas sold by retail affiliates. Expenses primarily represent the purchase of natural gas liquids that were subsequently sold in our marketing operations.

Pending Acquisition of the Kendall Facility. Upon the completion of the merger between Dynegy and the LS Entities, as described in Note 2—Dynegy Inc. and LS Power Combination, or the completion of the Kendall facility acquisition, transactions with Kendall will become transactions with an affiliate or eliminated in consolidation.

Other. Dynegy sold its interest in Illinois Power on September 30, 2004. Prior to the sale, certain of our subsidiaries received revenues of approximately $352 million from Illinois Power during the year ended December 31, 2004. These revenues primarily related to a power purchase agreement that we had with Illinois Power that provided Illinois Power the right to purchase power from us for a primary term that expired December 31, 2004.

During 2006, we repaid a $120 million borrowing from Dynegy. Please see Note 12—Debt—Note Payable to Dynegy beginning on page F-68 for further information.

During 2006, we made a one time dividend payment of $50 million to Dynegy from the proceeds of the Term Loan. Please read Note 12—Debt—Fourth Amended and Restated Credit Facility beginning on page F-65 for further discussion.

Note 14—Income Taxes

Income Tax Benefit. We are subject to U.S. federal, foreign and state income taxes on our operations. Components of loss from continuing operations before income taxes were as follows:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Loss from continuing operations before income taxes:
Domestic	$(426)	$(1,101)	$(412)
Foreign	5	—	(1)

	$(421)	$(1,101)	$(413)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Components of income tax benefit related to loss from continuing operations were as follows:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Current tax benefit (expense):
Domestic	$(1)	$4	$(2)
Foreign	(2)	—	—
Deferred tax benefit (expense):
Domestic	119	385	168
Foreign	9	(15)	—

Income tax benefit	$125	$374	$166

Income tax benefit related to loss from continuing operations for the years ended December 31, 2006, 2005 and 2004, were equivalent to effective rates of 30%, 34% and 40%, respectively. Differences between taxes computed at the U.S. federal statutory rate and our reported income tax benefit were as follows:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Expected tax benefit at U.S. statutory rate (35%)	$147	$385	$144
State taxes	17	22	25
Foreign taxes	(6)	(2)	—
Valuation allowance	(4)	(14)	2
IRS and state audits and settlements	(38)	(5)	(5)
Reserves legal	—	(11)	—
Basis differentials and other	9	(1)	—

Income tax benefit	$125	$374	$166

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Tax Liabilities and Assets. Significant components of deferred tax assets and liabilities were as follows:

	December 31,
	2006	2005
	(in millions)
Deferred tax assets:
Current:
NOL carryforwards	$52	$10
Less: valuation allowance	(4)	—

Total current deferred tax assets	48	10

Non-current:
NOL carryforwards	262	185
Foreign tax credits	20	5
Other	17	70
Reserves (legal, environmental and other)	48	72
Miscellaneous book/tax recognition differences	10	69

Subtotal	357	401
Less: valuation allowance	(62)	(52)

Total non-current deferred tax assets	295	349

Deferred tax liabilities:
Current:
Reserves (legal, environmental and other)	—	3

Non-current:
Depreciation and other property differences	588	711
Other	20	—

Total non-current deferred tax liabilities	608	711

Net deferred tax liability	$265	$355

NOL Carryforwards. At December 31, 2006, we had approximately $665 million of regular federal tax NOL carryforwards after considering the effect of carryback to prior years . The federal NOL carryforwards will expire beginning in 2024 through 2026. Certain provisions of the Internal Revenue Code placed an annual limitation on our ability to utilize certain tax carryforwards existing as of the date of a 2005 business acquisition. However, due to the impact of certain 2006 transactions, the limitation is no longer applicable. If certain substantial changes in the Company’s ownership should occur, there could be an annual limitation on the amount of the carryforwards which can be utilized. Upon the adoption of FIN No. 48, a significant amount of the NOL carryforwards will be recharacterized as other deferred tax assets or other deferred tax liabilities; however, there will be no impact to our financial statements. There was no valuation allowance established at December 31, 2006 for our federal NOL carryforwards, as management believes our NOL carryforward is more likely than not to be fully realized in the future based, among other things, on management’s estimates of future taxable net income, future reversals of existing taxable temporary differences and tax planning.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2006, state NOL carryforwards were as follows:

	Amount (in millions)	Expiration Dates
States where we file unitary state income tax returns:
Illinois	$221	2015 & 2018
California	38	2023 & 2026
New Mexico	9	2008 & 2011
States where we file separate state income tax returns:
Louisiana	215	2020 – 2026
New York	687	2021 – 2026
Kentucky	220	2021 – 2026
Texas	268	2007 – 2011
Iowa	48	2022 – 2026
Georgia	51	2022 – 2026
Pennsylvania	50	2022 – 2026
Other	8	2007 – 2026

Total	$1,815

During 2004, we established a valuation allowance for certain state NOL carryforwards which management believes are not likely to be fully realized in the future based on our ability to generate gains in the respective state. See “Change in Valuation Allowance” below.

At December 31, 2006 and 2005, foreign NOL carryforwards totaled $11 million and $13 million, respectively. During 2005, we established a valuation allowance for certain of the foreign NOL carryforwards which management believed were not likely to be fully realized in the future based on our ability to generate gains in the respective jurisdiction. However, because various adjustments are anticipated as a result of the Canadian authorities audit of prior year income tax returns, management determined in 2006 that it is more likely than not that the NOL carryforwards will be utilized, and the valuation allowance was released. See “Change in Valuation Allowance” below.

Foreign Tax Credits. At December 31, 2006 and 2005, we had approximately $20 million and $5 million, respectively, of foreign tax credits. The foreign tax credits expire in 2010 through 2014. At December 31, 2006, a full valuation allowance for our foreign tax credits was recorded as we have disposed of or discontinued the majority of our foreign operations and management believes the foreign tax credits are not likely to be fully realized in the future based on our ability to generate foreign source income. Unless we generate foreign source income prior to their expiration, which we do not anticipate, we will write-off the $20 million of foreign tax credits and the related $20 million valuation allowance in the year of their expiration.

Residual U.S. Income Tax on Foreign Earnings. We have provided U.S. deferred taxes with respect to one foreign subsidiary that is in the process of liquidating with previously untaxed earnings and profits. Otherwise, we do not have material undistributed non-previously taxed earnings from our foreign operations, and have sufficient intercompany loans from or other tax attributes related to our affiliates which will allow us the ability to repatriate available funds without incurring residual U.S. income tax. Therefore, except as noted, we have not provided any U.S. deferred taxes or foreign withholding taxes on the actual or deemed remittance of any such earnings.

Texas Margin Tax. In May 2006, Texas enacted a new law that substantially changes the state’s tax system. The law replaces the taxable-capital and earned-surplus components of its franchise tax with a new franchise tax

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that is based on modified gross revenue. This new franchise tax is referred to as the “Margin Tax” and will significantly affect the financial reporting of a wide range of enterprises that have operations in Texas. As a result of the new law, which becomes effective January 1, 2007, we established a deferred tax liability of $1 million related to our Texas operations and removed a deferred tax asset of $1 million related to existing Texas net operating losses since we do not forecast a 2006 Texas income tax liability. We also established a deferred tax asset of $5 million and increased the valuation allowance by an equal and offsetting $5 million. The effect of the change in Texas law produced a total expense, which is included in our income tax benefit, of less than $1 million for the year ended December 31, 2006.

Change in Valuation Allowance. Realization of our deferred tax assets is dependent upon, among other things, our ability to generate taxable income of the appropriate character in the future. At December 31, 2006, valuation allowances related to foreign tax credit carryforwards and state NOL carryforwards have been established. During 2006, we increased our valuation allowance associated with various state NOL carryforwards and released a valuation allowance on a foreign NOL carryfoward. In 2005, primarily as a result of the sale of DMSLP, we reduced the valuation allowance related to our capital loss carryforward. This benefit is reflected in income from discontinued operations on our consolidated statements of operations. We also increased our valuation allowance associated with a state NOL carryforward and established a valuation allowance on a foreign NOL carryforward.

The changes in the valuation allowance by attribute for the years ended December 31, 2006, 2005 and 2004 were as follows:

	Capital Loss Carryforwards	Foreign Tax Credits	State NOL Carryforwards	Foreign NOL Carryforwards	Total
	(in millions)
Balance as of December 31, 2003	$(46)	$(5)	$—	$—	$(51)
Changes in valuation allowance—continuing operations	3	(29)	(1)	—	(27)
Changes in valuation allowance—discontinued operations	9	—	—	—	9

Balance as of December 31, 2004	(34)	(34)	(1)	—	(69)
Acquisition of Sithe Energies	(17)	—	(15)	—	(32)
Changes in valuation allowance—continuing operations	—	—	(1)	(13)	(14)
Changes in valuation allowance—discontinued operations	34	29	—	—	63

Balance as of December 31, 2005	(17)	(5)	(17)	(13)	(52)
Changes in valuation allowance—Sithe subordinated debt exchange	—	—	5	—	5
Changes in valuation allowance—continuing operations	—	(15)	(17)	13	(19)

Balance as of December 31, 2006	$(17)	$(20)	$(29)	$—	$(66)

IRS, Canada, and Various State Settlements. Our federal income tax returns are routinely audited by the IRS, and provisions are routinely made in the financial statements in anticipation of the results of these audits. The IRS completed its audit of our 2001-2002 tax returns during late 2005 and in January 2006, we received the Revenue Agent’s Report for our 2001-2002 tax years. During 2006, we met with the IRS and tentatively settled those tax years. Also, during 2006, the Canadian Revenue Agency commenced an audit of Dynegy’s 2003-2004

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tax years. As a result of the IRS settlement, the Canadian audit, and various state settlements, we recorded an expense, which is included in our income tax benefit, of $40 million for the year ended December 31, 2006.

Acquisition of Sithe Energies. On January 31, 2005, Dynegy acquired 100% of the outstanding common shares of ExRes, the parent company of Sithe Energies and Independence, and subsequently contributed its interest to us. Please read Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-49 for further discussion. As a part of this transaction, we recorded a net deferred tax liability of $193 million.

Sithe Subordinated Debt Exchange. In July 2006, we acquired approximately $419 million principal amount of the subordinated debt of Sithe Independence, together with all claims for accrued and unpaid interest, in exchange for approximately $297 million principal amount of our 8.375% Senior Unsecured Notes. The acquisition produced a tax gain of approximately $129 million and increased the amount of state net operating loss carryforwards that can be utilized to reduce state tax liability. The increased projected utilization reduced the amount of the state net operating loss valuation allowance by approximately $5 million. The release of the valuation allowance was applied against noncurrent intangible assets on a prospective basis and therefore did not impact current year earnings. Please read Note 12—Debt—Sithe Energies Debt beginning on page F-67 for further discussion.
Note 15—Commitments and Contingencies

Set forth below is a summary of certain ongoing legal proceedings. In accordance with SFAS No. 5, we record reserves for contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. In addition, we disclose matters for which management believes a material loss is at least reasonably possible. In all instances, management has assessed the matters below based on current information and made a judgment concerning their potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may prove materially inaccurate and such judgment is made subject to the known uncertainty of litigation.

In addition to the matters discussed below, we are party to numerous legal proceedings arising in the ordinary course of business or related to discontinued business operations. In management’s opinion, the disposition of these matters will not materially adversely affect our financial condition, results of operations or cash flows.

Gas Index Pricing Litigation. We and/or Dynegy and our former joint venture affiliate West Coast Power are named defendants in numerous lawsuits in state and federal court claiming damages resulting from alleged price manipulation and false reporting of natural gas prices. The cases are pending in California, Nevada, Alabama and Wisconsin. In each of these suits, the plaintiffs allege that we and other energy companies engaged in an illegal scheme to inflate natural gas prices by providing false information to natural gas index publications. All of the complaints rely heavily on prior FERC and CFTC investigations into and reports concerning index-reporting manipulation in the energy industry. Except as specifically mentioned below, the cases are actively engaged in discovery.

During the last year, several cases pending in Nevada federal court were dismissed on defendants’ motions. Certain plaintiffs have appealed to the Court of Appeals for the Ninth Circuit, which coordinated the cases before the same appellate panel. A decision from the Court of Appeals is expected sometime in 2007. In February 2007, a Tennessee state court case was also dismissed on defendants’ motion.

Pursuant to various motions, the cases pending in California state court have been coordinated before a single judge in San Diego (“Coordinated Gas Index Cases”). In August 2006, we entered into an agreement to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

settle the class action claims in the Coordinated Gas Index Cases for $30 million. The settlement does not include similar claims filed by individual plaintiffs in the Coordinated Gas Index Cases, which we continue to defend vigorously. In December 2006, the court granted final approval of the settlement and dismissed the class action claims. Also in August 2006, we entered into an agreement to settle the class action claims by California natural gas re-sellers and co-generators (to the extent they purchased natural gas to generate electricity for re-sale) pending in Nevada federal court for $2.4 million. A motion to approve this settlement is expected to be filed by plaintiffs in due course. Both settlements are without admission of wrongdoing, and us/Dynegy and West Coast Power continue to deny class plaintiffs’ allegations.

We are analyzing the remaining natural gas index cases and are vigorously defending against them. We cannot predict with certainty whether we will incur any liability in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

California Market Litigation. We and/or Dynegy and various other power generators and marketers were defendants in numerous lawsuits alleging rate and market manipulation in California’s wholesale electricity market during the California energy crisis several years ago. The complaints generally allege unfair, unlawful and deceptive trade practices in violation of the California Unfair Business Practices Act and sought injunctive relief, restitution and unspecified actual and treble damages. A significant majority of these cases were dismissed on grounds of federal preemption. A motion to dismiss one remaining action on similar grounds is pending in federal court. Similar actions in California state and appellate courts have all been dismissed.

We believe that we have meritorious defenses to the remaining federal court claims and are vigorously defending against them. We cannot predict with certainty whether we will incur any liability in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

Danskammer State Pollutant Discharge Elimination System Permit. In January 2005, the NYSDEC issued a Draft SPDES Permit renewal for the Danskammer plant, and an adjudicatory hearing was scheduled for the fall of 2005. Three environmental groups sought to impose a permit requirement that the Danskammer plant install a closed cycle cooling system in order to reduce the volume of water withdrawn from the Hudson River, thus reducing aquatic organism mortality. The petitioners claim that only a closed cycle cooling system meets the Clean Water Act’s requirement that the cooling water intake structures reflect best technology available (BTA) for minimizing adverse environmental impacts.

A formal evidentiary hearing was held in November and December 2005. The Deputy Commissioner’s decision directing that the NYSDEC staff issue the revised Draft SPDES Permit was issued in May 2006. In June 2006, the NYSDEC issued the revised SPDES Permit with conditions generally favorable to us. While the revised SPDES Permit does not require installation of a closed cycle cooling system, it does require aquatic organism mortality reductions resulting from NYSDEC’s determination of BTA requirements under its regulations. In July 2006, two of the petitioners filed suit in the Supreme Court of the State of New York seeking to vacate the Deputy Commissioner’s decision and the revised Danskammer SPDES Permit. We believe that the decision of the Deputy Commissioner is well reasoned and will be affirmed. However, in the event the decision is not affirmed and we ultimately are required to install a closed cycle cooling system, this could have a material adverse effect on our financial condition, results of operations and cash flows.

Roseton State Pollutant Discharge Elimination System Permit. In April 2005, the NYSDEC issued to DNE a draft SPDES Permit renewal (the “Draft SPDES Permit”) for the Roseton plant. The Draft SPDES Permit requires the facility to actively manage its water intake to substantially reduce mortality of aquatic organisms.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2005, a public hearing was held to receive comments on the Draft SPDES Permit. Three environmental organizations filed petitions for party status in the permit renewal proceeding. The petitioners are seeking to impose a permit requirement that the Roseton plant install a closed cycle cooling system in order to reduce the volume of water withdrawn from the Hudson River, thus reducing aquatic organism mortality. The petitioners claim that only a closed cycle cooling system meets the Clean Water Act’s requirement that the cooling water intake structures reflect the best technology available for minimizing adverse environmental impacts. In September 2006, the administrative law judge issued a ruling admitting the petitioners to full party status and setting forth the issues to be adjudicated in the permit renewal hearing. Various holdings in the ruling have been appealed to the Commissioner of NYSDEC by DNE, NYSDEC staff, and the petitioners. We expect that the adjudicatory hearing on the Draft SPDES Permit will occur in 2007. We believe that the petitioners’ claims are without merit, and we plan to oppose those claims vigorously. Given the high cost of installing a closed cycle cooling system, an adverse result in this proceeding could have a material adverse effect on our financial condition, results of operations and cash flows.

Enron Trade Credit Litigation. On October 5, 2006, we entered into a Settlement Agreement and Mutual General Release (the “Settlement Agreement”) with Enron Corp. and certain of its subsidiaries and affiliates (collectively the “Enron Parties”). The Settlement Agreement provides for the settlement of all claims by either Dynegy or the Enron Parties against the others arising from or relating to the Master Netting Setoff and Security Agreement (the “MNSSA”) dated November 8, 2001. The MNSSA allowed certain amounts owed from Dynegy to the Enron Parties to be set off against other amounts owed from the Enron Parties to Dynegy as a result of the termination of commercial transactions between the parties.

On October 26, 2006, the settlement received final approval from the Bankruptcy Court. Under the Settlement Agreement, Dynegy and the Enron Parties agreed to the following in exchange for the final resolution and mutual release of all claims asserted by any of the parties in the adversary and arbitration proceedings and an action in Canada relating to an Enron Corp. Canadian subsidiary:

•	A settlement payment of $44 million by Dynegy, payable on the second business day after final Bankruptcy Court approval.

•

We retain the right to pursue claims filed against Enron Capital and Trade Resources Limited (“ECTRL”) in ECTRL’s administration proceedings in the United Kingdom for amounts owed by ECTRL under or in connection with certain underlying commodities contracts.

In accordance with the payment terms, Dynegy funded the settlement on October 30, 2006. The Settlement Agreement further provides for a mutual release of any other claims that exist or could exist between the Dynegy Parties and the Enron Parties through the date payment is made. Neither the Dynegy Parties nor the Enron Parties admit any liability in connection with the Settlement Agreement. We recorded approximately $20 million and $28 million in pre-tax charges related to the settlement and associated legal expenses in the years ended December 31, 2006 and 2005, respectively. These charges are recorded as general and administrative expenses on our consolidated statements of operations.

Other Commitments and Contingencies

In conducting our operations, we have routinely entered into long-term commodity purchase and sale commitments, as well as agreements that commit future cash flow to the lease or acquisition of assets used in our businesses. These commitments have been typically associated with commodity supply arrangements, capital projects, reservation charges associated with firm transmission, transportation, storage and leases for office space, equipment, plant sites, power generation assets and LPG vessel charters. The following describes the more significant commitments outstanding at December 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Purchase Obligations. We have routinely entered into contracts for the purchase and sale of electricity, some of which contain fixed capacity payments. Such obligations are generally payable on a ratable basis, the terms of which extend through September 2017. In return for such fixed capacity payments, we receive the right to generate electricity, which we then may re-market. These types of arrangements are referred to as tolling arrangements. Fixed payments associated with these arrangements totaled approximately $416 million at December 31, 2006. This amount includes the capacity payments on our remaining tolls.

We have other firm capacity payments related to transportation of natural gas. Such arrangements are routinely used in the physical movement and storage of energy. The total of such obligations was $272 million as of December 31, 2006.

We also have a co-sourcing agreement with Accenture LLP for employee and infrastructure outsourcing through October 2015. We are obligated for minimum payments of approximately $114 million over the term of the agreement. This agreement may be cancelled at any time upon the payment of a termination fee not to exceed $2 million. This termination fee is in addition to amounts due for services provided through the termination date.

Advance Agreement. In 1997, we received cash from a natural gas purchaser as an advance payment under our agreement to make future natural gas deliveries over a ten-year period. As a condition of the agreement, we entered into a natural gas swap with a third party under which we became a fixed-price payer on identical volumes to those to be delivered under the agreement at prices based on current market rates. The cash receipt is included as deferred revenue in other short-term liabilities on the consolidated balance sheets and is ratably reduced as natural gas is delivered to the purchaser under the terms of the agreement. The balance at December 31, 2006 was approximately $13 million. The agreement contains specified non-performance penalties that impact both parties and, as a condition precedent, we purchased a surety bond in support of our obligations under the agreement.

Other Minimum Commitments. In January 2006, we entered into an obligation under a capital lease related to a coal loading facility which will be used in the transportation of coal to our Vermilion power generating facility. The Vermilion facility is included in the GEN-MW segment. Pursuant to our agreement with the lessor, we are obligated for minimum payments in the aggregate amount of $17 million over the ten year term of the lease. Minimum commitments at December 31, 2006 were $2 million for each of the years ending 2007, 2008, 2009, 2010, 2011, and beyond $7 million.

In the first quarter 2001, we acquired the DNE power generation facilities. These facilities consist of a combination of baseload, intermediate and peaking facilities aggregating approximately 1,700 MW. The facilities are approximately 50 miles north of New York City and were acquired for approximately $903 million cash, plus inventory and certain working capital adjustments. In May 2001, two of our subsidiaries completed a sale-leaseback transaction to provide term financing for the DNE facilities. Under the terms of the sale-leaseback transaction, our subsidiaries sold plants and equipment and agreed to lease them back for terms expiring within 34 years, exclusive of renewal options. We have no option to purchase the leased facilities at the end of their respective lease terms. If one or more of the leases were to be terminated because of an event of loss, because it had become illegal for the applicable lessee to comply with the lease or because a change in law had made the facility economically or technologically obsolete, we would be required to make a termination payment. As of December 31, 2006, the termination payment would be approximately $1 billion for all of the DNE facilities.

Minimum commitments in connection with office space, equipment, plant sites and other leased assets, including the DNE sale-leaseback transaction discussed above, at December 31, 2006, were as follows: 2007-$138 million; 2008-$164 million; 2009-$163 million; 2010-$117 million; 2011-$133 million and beyond-$759 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rental payments made under the terms of these arrangements totaled $79 million in 2006; $87 million in 2005 and $82 million in 2004.

We are party to two charter party agreements relating to VLGCs previously utilized in our global liquids business. The aggregate minimum base commitments of the charter party agreements are approximately $14 million each year for the years 2007 and 2008, and approximately $51 million through lease expiration. The charter party rates payable under the two charter party agreements float in accordance with market based rates for similar shipping services. The $14 million and $51 million numbers set forth above are based on the minimum obligations set forth in the two charter party agreements. The primary term of one charter is through August 2013 while the primary term of the second charter is through August 2014. On January 1, 2003, in connection with the sale of our global liquids business, we sub-chartered both VLGCs to a wholly owned subsidiary of Transammonia Inc. The terms of the sub-charters are identical to the terms of the original charter agreements. To date, the subsidiary of Transammonia has complied with the terms of the sub-charter agreements.

Guarantees and Indemnifications

In the ordinary course of business, we routinely enter into contractual agreements that contain various representations, warranties, indemnifications and guarantees. Examples of such agreements include, but are not limited to, service agreements, equipment purchase agreements, engineering and technical service agreements, and procurement and construction contracts. Some agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third party claims, in which event we will effectively be indemnifying the other party. Virtually all such agreements contain representations or warranties that are covered by indemnifications against the losses incurred by the other parties in the event such representations and warranties are false. While there is always the possibility of a loss related to such representations, warranties, indemnifications and guarantees in our contractual agreements, and such loss could be significant, in most cases management considers the probability of loss to be remote.

Kendall Guarantee. On September 14, 2006, the LS Entities and Kendall Power entered into the Kendall Agreement pursuant to which Kendall Power agreed to acquire all of the outstanding interests in LSP Kendall Holdings, LLC for $200 million in cash, as adjusted for certain changes in working capital. The closing of the Kendall Agreement will occur only if closing does not occur with respect to the transactions contemplated by the Merger Agreement. Dynegy has agreed to guarantee certain of Kendall Power’s obligations under the Kendall Agreement. The consummation of the Kendall Agreement is subject to the termination of the Merger Agreement and satisfaction of certain other conditions. Please read Note 3—Business Combinations and Acquisitions—LS Power on page F-48 for further discussion.

WCP Indemnities. In connection with the sale of our 50% interest in West Coast Power to NRG on March 31, 2006, we, NRG and NRG West Coast Power LLC entered into an agreement to allocate responsibility for managing certain litigation and provide for certain indemnities with respect to such litigation. Subject to conditions and limitations specified in that agreement, the parties agreed that we would manage the Gas Index Pricing Litigation described above for which NRG could suffer a loss subsequent to the closing and that we would indemnify NRG for all costs or losses resulting from such litigation, as well as from other proceedings based on similar acts or omissions which formed the basis of such litigation. Further, the parties agreed that we would manage the California Market Litigation described above for which NRG could suffer a loss subsequent to the closing, and that we and NRG would each be responsible for 50% of any costs or losses resulting from that power litigation, as well as from other proceedings based on similar acts or omissions which formed the basis of such litigation. The agreement also provides that NRG will manage other active litigation and indemnify us for any resulting losses, subject to certain conditions. Please also read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power on page F-51 for further discussion.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Targa Indemnities. During 2005, as part of our sale of DMSLP, we agreed to indemnify Targa against losses it may incur under indemnifications DMSLP provided to purchasers of Hackberry and certain other assets, properties and businesses disposed of by DMSLP prior to our sale of DMSLP. We have incurred no significant expense under these prior indemnities and deem their value to be insignificant. We have recorded an accrual in association with the cleanup of groundwater contamination at the Breckenridge Gas Processing Plant. The indemnification provided by DMSLP to the purchaser of the plant has a limit of $5 million. We have also indemnified Targa for certain tax matters arising from periods prior to our sale of DMSLP. We have recorded a reserve associated with this indemnification.

Northern Natural and Other Indemnities. During 2003, as part of our sale of Northern Natural, the Rough and Hornsea natural gas storage facilities and certain natural gas liquids assets, we provided indemnities to third parties regarding environmental, tax, employee and other representations. Maximum recourse under these indemnities is limited to $209 million, $857 million and $28 million for the Northern Natural, Rough and Hornsea natural gas storage facilities and natural gas liquids assets, respectively. We also entered into similar indemnifications regarding environmental, tax, employee and other representations when completing other asset sales such as, but not limited to, Hackberry LNG Project, SouthStar Energy Services, various Canadian assets, Michigan Power, Oyster Creek, Hartwell, Commonwealth, Sherman and Indian Basin. We have recorded reserves for existing environmental, tax and employee liabilities and have incurred no other expense relating to these indemnities.

Through one of our subsidiaries, we hold a 50% ownership interest in Black Mountain (Nevada Cogeneration) (“Black Mountain”), in which our partner is a Chevron subsidiary. Black Mountain owns the Black Mountain power generation facility and has a power purchase agreement with a third party that extends through April 2023. In connection with the power purchase agreement, pursuant to which Black Mountain receives payments which decrease in amount over time, we agreed to guarantee 50% of certain payments that may be due to the power purchaser under a mechanism designed to protect it from early termination of the agreement. At December 31, 2006, if an event of default due to early termination had occurred under the terms of the mortgage on the facility entered into in connection with the power purchase agreement, we could have been required to pay the power purchaser approximately $60 million under the guarantee. While there is a question of interpretation regarding the existence of an obligation to make payments calculated under this mechanism upon the scheduled termination of the agreement, management does not expect that any such payments would be required.

Note 16—Regulatory Issues

We are subject to regulation by various federal, state and local agencies, including extensive rules and regulations governing transportation, transmission and sale of energy commodities as well as the discharge of materials into the environment or otherwise relating to environmental protection. Compliance with these regulations requires general and administrative, capital and operating expenditures including those related to monitoring, pollution control equipment, emission fees and permitting at various operating facilities and remediation obligations.

Energy Policy Act of 2005. The EPACT was signed into law on August 8, 2005. Title XII of EPACT (Electricity) created new legislation which deals with various matters impacting the power industry, including reliability of the bulk power system; transmission congestion and transmission structure siting and modernization; the repeal of PUHCA; and prohibition of energy market manipulation, with enhanced FERC authority to prohibit market manipulation, including enhanced penalty authority. The FERC has implemented and is considering a number of related regulations to implement EPACT that may impact, among other things, requirements for reliability, QFs, such as CoGen Lyondell and Black Mountain, transmission information availability, transmission congestion, security constrained dispatch, energy market transparency, energy market manipulation and behavioral rules.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Illinois Resource Procurement Auction. In January 2006, the ICC approved a reverse power procurement auction as the process by which utilities will procure power beginning in 2007. The auction occurred in September 2006, and we subsequently entered into two SFCs with subsidiaries of Ameren Corporation to provide capacity, energy and related services. There continue to be challenges to the auction process. The ICC initiated an investigation into the hourly auction segment, and we have intervened in that proceeding.

Further, there is a possibility of political, legislative, judicial and/or regulatory actions over the next several months that could substantially alter the parties’ rights and obligations under or relating to the SFCs. Numerous parties have appealed various aspects of the ICC Orders approving the auctions to the state intermediate appellate courts. The Illinois Attorney General has also filed for direct review by the state Supreme Court and a stay of the ICC Orders pending that review, which was denied. The appellate court cases have been consolidated and are in the briefing stage; we anticipate a ruling this year, with the possibility of further review by the Illinois Supreme Court. There is also the possibility that the Illinois General Assembly will consider legislation regarding retail rates and the use of an auction by electric utilities for procuring power and energy.

Separately, the ICC has opened a docket to consider changes to the auction and auction process prior to the next auction being held. We have intervened in that docket.

Clean Air Mercury Rule. In March 2005, the Administrator of the EPA signed a final Clean Air Mercury Rule (“CAMR”) that will require mercury emission reductions to be achieved from existing coal-fired electric generating units. This rule requires all states to adopt either the EPA rule, or a state rule meeting the minimum requirements as outlined in CAMR.

The Illinois EPA has proposed a state-specific rule (the Illinois Mercury Rule) that would require larger percentage reductions in mercury emissions on a significantly shorter timeframe than the CAMR would require. We, along with most other owners of Illinois coal-fired electric generating units, opposed the Illinois Mercury Rule in proceedings before the Illinois Pollution Control Board (“IPCB”). The first hearing was held in June 2006 and the second hearing began on August 14, 2006. DMG filed a Joint Statement with the Illinois EPA on August 21, 2006 supporting a Multi-Pollutant Alternative to the Illinois Mercury Rule that significantly extends the schedule for compliance with the proposed new mercury standard while adding new requirements for the control of sulfur dioxide and nitrogen oxide emissions. On November 2, 2006, the IPCB adopted the Illinois Mercury Rule including the Multi-Pollutant Alternative and transmitted it to the Joint Committee on Administrative Rules (“JCAR”), which approved the rule along with the Multi-Pollutant Alternative on December 12, 2006.

In May 2006, the Governor of New York announced plans to regulate mercury emissions from coal-fired power plants by reducing emissions by approximately 50% by 2010 and 90% by 2015. NYSDEC issued a proposed rule in July 2006 which was adopted on January 27, 2007. The rule establishes reduced mercury emission limits for the Danskammer generating units beginning in January 2010 and beginning in January 2015, the rule imposes further restrictions in emissions for all affected generating units. The rule will not allow trading of mercury emission allowances.

Various state legislative and regulatory bodies may be considering other legislation or rules that could impact current regulations or impose new regulations applicable to us and our subsidiaries. We cannot predict the outcome of these legislative and other regulatory developments, or the effects that they might have on our business.

Carbon Emissions. The international treaty relating to global warming, commonly known as the Kyoto Protocol, requires member nations to reduce emissions of greenhouse gases, primarily carbon dioxide and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

methane. The United States has declined to ratify the Kyoto Protocol, and instead favors voluntary greenhouse gas emission reductions, increased efficiency in the production and consumption of energy, and continued research and technology development. Our Northeast assets may be subject to a state-driven greenhouse gas program known as the Regional Greenhouse Gas Initiative (RGGI). RGGI is a program under development by seven New England and Mid-Atlantic states to reduce carbon dioxide emissions from power plants. The State of New York has introduced, as a “pre-proposal”, a rule that would require affected generators to purchase 100 percent of the carbon credits needed to operate their facilities through an auction process. The final program requirements of RGGI and subsequent impact to our operations are not known at this time, but the Northeast states currently intend to finalize carbon dioxide emissions requirements for electric generating facilities during 2007.

FERC Market-Based Rate Authority. The FERC’s market-based rate authority allows the sale of power at negotiated rates through the bilateral market or within an organized energy market, conditioned on periodic re-review. In April 2004, the FERC issued an order concerning the ability of companies to sell electricity at market-based rates. In this order, the FERC adopted two new tests for assessing generation market power. If an applicant for market-based rate authority is found to possess generation market power under these tests and is unsuccessful in challenging that finding, the applicant may either propose mitigation measures or adopt cost-based rates for sales within the relevant markets. If the FERC finds that the proposed mitigation measures fail to eliminate the ability to exercise market power, the applicant’s market-based rate authority will be revoked and the applicant will be subject to cost-based default rates, or other cost-based rates proposed by the applicant and approved by the FERC. Our entities with applications pending since February 2002, timely resubmitted their applications to the FERC. On June 16, 2005, the FERC issued an order accepting the updated market power analyses submitted by Dynegy. Dynegy’s next triennial market power analysis is due June 16, 2008. Accordingly, these entities have continuously had market-based rate authority.

We are also subject to the FERC’s market behavior rules, which emerged from its consideration of market manipulation in the Western markets. The rules, which were promulgated in 2003 for the purpose of prohibiting manipulation in the wholesale electricity and natural gas markets subject to the FERC’s jurisdiction are incorporated in the tariffs of the various Dynegy entities with market based rates for wholesale power and apply to sales in organized and bilateral markets and spot markets, as well as long-term sales (as well as to the wholesale sale of natural gas under a blanket marketing certificate). The remedies for violating the rules could include disgorgement of unjust profits, refunds or suspension or revocation of the authority to sell at market-based rates and penalties. Pursuant to the EPACT, the FERC recently finalized new regulations prohibiting energy market manipulation, which regulations are patterned after the language of the SEC’s Rule 10b-5. Subsequently, the FERC rescinded two of the six market behavior rules (as they are covered in FERC’s new regulations prohibiting market manipulation or other FERC standards) and codified the remaining four rules in its regulations. The extent to which these regulations will affect the costs or other aspects of our operations is uncertain. However, we believe that our entities subject to the regulations are currently in compliance.

Note 17—Capital Stock

All of our outstanding equity securities are held by our parent, Dynegy Inc. There is no established trading market for such securities, and they are not traded on any exchange.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Options. Dynegy has seven stock option plans, in which our employees participate, all of which provide for the issuance of authorized shares of Dynegy’s Class A common stock. Restricted stock awards and option grants are issued under the plans. See restricted stock discussion on page F-85. Each option granted is exercisable at a strike price, which ranges from $1.47 per share to $56.98 per share for options currently outstanding. A brief description of each plan is provided below:

•

NGC Plan. Created early in Dynegy’s history and revised prior to Dynegy becoming a publicly traded company in 1996, this plan provided for the issuance of 13,651,802 authorized shares, had a 10-year term, and expired in May 2006. All option grants are vested.

•

Employee Equity Plan. This plan expired in May 2002 and is the only plan under which Dynegy granted options below the fair market value of Class A common stock on the date of grant. This plan provided for the issuance of 20,358,802 authorized shares, and grants under this plan vest on the fifth anniversary from the date of the grant. All option grants are vested.

•	UK Plan. This plan provided for the issuance of 276,000 authorized shares and has been terminated. All option grants are vested.

•

Dynegy 1999 Long-Term Incentive Plan (“LTIP”). This annual compensation plan provides for the issuance of 6,900,000 authorized shares, has a 10-year term and expires in 2009. All option grants are vested.

•

Dynegy 2000 LTIP. This annual compensation plan, created for all employees upon Illinova’s merger with Dynegy, provides for the issuance of 10,000,000 authorized shares, has a 10-year term and expires in February 2010. Grants from this plan vest in equal annual installments over a three-year period.

•

Dynegy 2001 Non-Executive LTIP. This plan is a broad-based plan and provides for the issuance of 10,000,000 authorized shares, has a ten-year term and expires in September 2011. Grants from this plan vest in equal annual installments over a three-year period.

•

Dynegy 2002 LTIP. This annual compensation plan provides for the issuance of 10,000,000 authorized shares, has a 10-year term and expires in May 2012. Grants from this plan vest in equal annual installments over a three-year period.

All options granted under Dynegy’s option plans cease vesting for employees who are terminated for cause. For voluntary and involuntary termination, disability, retirement or death, continued vesting and/or an extended period in which to exercise vested options may apply, dependent upon the terms of the grant agreement applying to a specific grant that was awarded. It has been Dynegy’s practice to issue shares of common stock upon exercise of stock options generally from previously unissued shares. Options awarded to our executive officers and others who participate in Dynegy’s Executive Severance Pay Plan vest immediately upon the occurrence of a change in control in accordance with the terms of the Second Supplemental Amendment to the Executive Severance Pay Plan.

The Merger Agreement with LS Power will constitute a change in control as defined in Dynegy’s severance pay plans, as well as the various grant agreements. Please read Note 3—Business Combinations and Acquisitions—LS Power beginning on page F-48 for further discussion of the transaction. As a result, all options previously granted to employees will fully vest immediately upon the closing of the LS Power transaction and related change in control. This occurrence will result in the accelerated vesting of the unvested tranche of previous option grants issued in 2006 and 2005, which will not have a material effect on our financial condition, results of operations or cash flows.

During 2006, Dynegy entered into an exchange transaction with its Chairman and CEO, who also serves as our CEO. Under the terms of the transaction, the purpose of which was to address uncertainties created by

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

proposed regulations issued in late 2005 pursuant to Section 409A of the Internal Revenue Code, Dynegy cancelled all of the 2,378,605 stock options then held by its Chairman and CEO. As consideration for canceling these stock options, Dynegy granted its Chairman and CEO 967,707 stock options at an exercise price of $4.88, which equaled the closing price of our Class A common stock on the date of grant, and agreed to make a cash payment to him of approximately $5.6 million on January 15, 2007 based on the in-the-money value of the vested stock options that were cancelled. This cash payment was made as agreed. The newly-granted stock options have a term of 10 years, vest in three equal annual installments beginning on the first anniversary of the grant date and are subject to earlier vesting upon a constructive termination, a termination without cause or a termination resulting from a change in control. We recorded a liability to reflect the agreed upon cash payment. We were not required to record any incremental compensation expense in connection with the transaction.

Compensation expense related to options granted and restricted stock awarded totaled $8 million, $9 million and $6 million for the years ended December 31, 2006, 2005 and 2004, respectively. We recognize compensation expense ratably over the vesting period of the respective awards. Tax benefits for compensation expense related to options granted and restricted stock awarded totaled $3 million, $3 million and $2 million for the years ended December 31, 2006, 2005, and 2004, respectively. As of December 31, 2006, $7 million of total unrecognized compensation expense related to options granted and restricted stock awarded is expected to be recognized over a weighted-average period of 2.0 years. The total fair value of shares vested was $4 million , $6 million and $1 million for the years ended December 31, 2006, 2005 and 2004, respectively. We did not capitalize or use cash to settle any share-based compensation in the year ended December 31, 2006.

Cash received from option exercises for the year ended December 31, 2006 was $5 million, and the tax benefit realized for the additional tax deduction from share-based payment awards totaled $3 million. The total intrinsic value of options exercised and released for the years ended December 31, 2006, 2005 and 2004 was $5 million, $1 million and $5 million, respectively.

In 2006, Dynegy granted stock-based compensation awards that cliff vest after three years based on our cumulative operating cash flows for 2006-2008. Compensation expense recorded in the year ended December 31, 2006 related to these “performance units” was less than $1 million and was accrued in Other long-term liabilities in our consolidated balance sheets. The Merger Agreement with the LS Entities will constitute a change in control as related to these performance units.

Stock option activity for the years ended December 31, 2006, 2005 and 2004 was as follows:

	Year Ended December 31,
	2006		2005		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
	(options in thousands)
Outstanding at beginning of period	9,122	$12.64	9,924	$17.44	14,917	$18.50
Granted	3,268	$4.88	2,056	$4.30	1,436	$4.47
Exercised	(1,560)	$3.46	(632)	$3.44	(1,982)	$4.65
Cancelled, forfeited or expired	(3,616)	$9.62	(2,226)	$22.51	(4,447)	$24.62

Outstanding at end of period	7,214	$12.60	9,122	$12.64	9,924	$17.44

Vested and unvested expected to vest at December 31, 2006	6,751	$13.13
Exercisable at end of period	3,627	$20.30	6,550	$15.94	7,856	$22.27

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2006
	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at end of period	6.55	$12.37
Vested and unvested expected to vest	6.38	$11.25
Exercisable at end of period	4.10	$3.65

During the three-year period ended December 31, 2006, Dynegy did not grant any options at an exercise price less than the market price on the date of grant.

Options outstanding as of December 31, 2006 are summarized below:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding at December 31, 2006	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable at December 31, 2006	Weighted Average Exercise Price
	(options in thousands)
$ 1.47 – $ 4.30	1,010	6.6	$3.27	656	$2.71
$ 4.31 – $ 4.48	360	6.8	$4.48	246	$4.48
$ 4.88 – $ 4.88	3,119	9.2	$4.88	—	—
$ 7.02 – $16.62	986	2.2	$13.62	986	$13.62
$20.94 – $23.38	195	3.0	$23.36	195	$23.36
$23.85 – $23.85	803	4.6	$23.85	803	$23.85
$28.47 – $50.63	717	3.9	$45.02	717	$45.02
$52.52 – $52.50	5	3.7	$52.50	5	$52.50
$54.99 – $54.99	1	4.3	$54.99	1	$54.99
$56.98 – $56.98	18	2.4	$56.98	18	$56.98

	7,214			3,627

For stock options, we determine the fair value of each stock option at the grant date using a Black-Scholes model, with the following weighted-average assumptions used for grants.

	Twelve Months Ended December 31,
	2006	2005	2004
Dividends	—	—	—
Expected volatility (historical)	48.8%	84.1%	87.5%
Risk-free interest rate	5.1%	4.2%	4.1%
Expected option life	6 Years	10 Years	10 Years

The expected volatility was calculated based on a ten-year historical volatility of Dynegy’s stock price in 2005 and 2004; beginning in first quarter 2006, we used a three-year historical volatility. The risk-free interest rate was calculated based upon observed interest rates appropriate for the term of Dynegy’s employee stock options. Currently, we calculate the expected option life using the simplified methodology suggested by SAB 107, “Share-Based Payment”. For restricted stock awards, we consider the fair value to be the closing price of the stock on the grant date. We recognize the fair value of our share-based payments over the vesting periods of the awards, which is typically a three-year service period.

The weighted average grant-date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $2.61, $3.66 and $3.88, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock. Dynegy’s restricted stock activity for the three years ended December 31, 2006 was as follows:

	Year Ended December 31,
	2006	2006 Weighted Average Grant Date Fair Value	2005	2004
	(shares in thousands)
Outstanding at beginning of period	1,239	$4.40	902	22
Granted	1,311 (1)	$4.88	632 (2)	933	(3)
Vested	(251)	$4.40	(130)	—
Cancelled or expired	(185)	$4.75	(165)	(53)

Outstanding at end of period	2,114	$4.67	1,239	902

(1)	In March 2006, Dynegy awarded 1,311,149 shares of restricted stock. The closing stock price was $4.88 on the date of the award.
(2)	In January 2005, Dynegy awarded 631,524 shares of restricted stock. The closing stock price was $4.30 on the date of the award.
(3)	During the first and second quarters 2004, Dynegy awarded an aggregate 933,337 shares of restricted stock. The closing stock price of Dynegy’s Class A common stock was $4.48 and $3.85, respectively, on the dates of awards.

All restricted stock awards to employees vest immediately upon the occurrence of a change in control in accordance with the terms of the applicable Severance Pay Plan. The Merger Agreement with the LS Entities will constitute a change in control as defined in Dynegy’s restricted stock agreements. Please read Note 3—Business Combinations and Acquisitions—LS Power beginning on page F-48 for further discussion.

Note 18—Employee Compensation, Savings and Pension Plans

Short-Term Incentive Plan. We maintain a discretionary incentive compensation plan to provide employees with rewards for the achievement of corporate goals and individual, professional accomplishments. Specific awards are at the discretion of the Compensation and Human Resources Committee of the Board of Directors.

In addition, in 2003, Dynegy adopted the Mid-Term Incentive Plan. This special compensation program is limited to select employees who were eligible to receive cash compensation of up to 200% of their annual base salary, payable in two installments over a two-year period, based on the performance of Dynegy’s Class A common stock during the last 30 trading days in 2004 and over the entire year in 2005. The first performance period ended December 31, 2004. The first installment in the aggregate amount of approximately $0.6 million was approved by Dynegy’s Compensation and Human Resources Committee of the Board of Directors and was paid during the first quarter 2005. The second and final installment in the aggregate amount of approximately $0.4 million was approved and paid during the first quarter 2006. We account for this cash plan using variable plan accounting and recognized an aggregate amount of approximately $1 million and zero in compensation expense during 2006 and 2005, respectively, associated with the plan. The plan was terminated in February 2006.

401(k) Savings Plan. During the 12-months ended December 31, 2006, our employees participated in four 401(k) savings plans, all of which meet the requirements of Section 401(k) of the Internal Revenue Code and are defined contribution plans subject to the provisions of ERISA. The following summarizes the plans:

•

Dynegy Inc. 401(k) Savings Plan—this plan and the related trust fund are established and maintained for the exclusive benefit of participating employees in the United States. All employees of designated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dynegy subsidiaries are eligible to participate in the plan. Employee pre-tax contributions to the plan are matched 100%, up to a maximum of 5% of base pay, subject to IRS limitations. Vesting in our contributions is based on years of service at 25% per full year of service. Dynegy may also make annual discretionary contributions to employee accounts, subject to its performance. Matching and discretionary contributions, if any, are allocated in the form of units in the Dynegy common stock fund. During the years ended December 31, 2006, 2005 and 2004, Dynegy issued approximately 0.3 million, 0.9 million and 0.9 million shares, respectively, of Dynegy’s common stock in the form of matching contributions to fund the plan. No discretionary contributions were made for any of the years in the three-year period ended December 31, 2006;

•

Dynegy Midwest Generation, Inc. 401(K) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan) and Dynegy Midwest Generation, Inc. 401(K) Savings Plan for Employees Covered Under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered Under A Collective Bargaining Agreement)—we match 50% of employee contributions to the plans, up to a maximum of 6% of compensation, subject to IRS limitations. Employees are immediately 100% vested in our contributions. Matching contributions to the plans are allocated in the form of units in the Dynegy common stock fund. During the years ended December 31, 2006, 2005 and 2004, we issued 0.2 million, 0.2 million and 0.6 million shares, respectively, of Dynegy’s common stock in the form of matching contributions to the plans; and

•

Dynegy Northeast Generation, Inc. Savings Incentive Plan—under this plan, which is for union and non-union employees, we match 24% of employee contributions up to 6% of base salary for union employees and 50% of employee contributions up to 8% of base salary for non-union employees, in each case subject to IRS limitations. Employees are immediately 100% vested in our contributions. Matching contributions to this plan are made in cash and invested according to the employee investment discretion.

During the years ended December 31, 2006, 2005 and 2004, we recognized aggregate costs related to these employee compensation plans of $3 million, $5 million and $5 million, respectively.

Pension and Other Post-Retirement Benefits

We have various defined benefit pension plans and post-retirement benefit plans. All domestic employees participate in the pension plans, but only some of our domestic employees participate in the other post-retirement medical and life insurance benefit plans. Our pension plans are in the form of a cash balance plan and more traditional career average or final average pays formula plans.

Prior to September 30, 2004, our employees and other Dynegy employees were participants in various defined benefit pension plans and post-retirement benefit plans. We accounted for these plans as multiemployer plans, and as such, the applicable portions of the plans’ accrued benefit liabilities and fair value of the plan assets were not recorded on our balance sheets. However, as a result of Dynegy’s sale of Illinois Power to Ameren, the number of participants in Dynegy’s various defined benefit pension plans and post-retirement benefit plans was reduced substantially. As of October 1, 2004, all participants in the plans are our employees. As a result, we transferred the remaining balance of the plans’ accrued benefit liabilities and fair value of the plan assets to our balance sheets as of September 30, 2004. Considering the transfer, during the years ended December 31, 2006, 2005 and 2004, we recognized pension expense for these plans totaling approximately $13 million, $15 million and $15 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Obligations and Funded Status. The following tables contain information about the obligations and funded status of these plans on a combined basis:

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
	(in millions)
Projected benefit obligation, beginning of the year	$181	$153	$55	$46
Business acquisition	—	3	—	—
Service cost	9	11	3	2
Interest cost	10	9	3	2
Plan amendments	—	4	—	—
Actuarial (gain) loss	(6)	6	1	5
Benefits paid	(12)	(5)	(1)	—

Projected benefit obligation, end of the year	$182	$181	$61	$55

Fair value of plan assets, beginning of the year	$118	$88	$—	$—
Business acquisition	—	2	—	—
Actual return on plan assets	15	2	—	—
Employer contributions	14	31	1	—
Benefits paid	(12)	(5)	(1)	—

Fair value of plan assets, end of the year	$135	$118	$—	$—

Funded status	$(47)	$(63)	$(61)	$(55)
Unrecognized prior service costs		8		—
Unrecognized actuarial (gain) loss		54		24

Net amount recognized		$(1)		$(31)

As a result of the acquisition of Sithe, which closed on January 31, 2005, we acquired a small pension plan with approximately $2.7 million in obligations and $2.4 million in assets. As of February 1, 2005, this pension plan was frozen and the employees in this pension plan began to accrue a benefit in our cash balance pension plan. This resulted in an increase of $0.5 million in 2005 net periodic pension cost. For further information, please read Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-49.

The accumulated benefit obligation for all defined benefit pension plans was $157 million and $153 million at December 31, 2006 and 2005, respectively. On December 31, 2006 and 2005, our annual measurement date, the accumulated benefit obligation related to certain of our pension plans exceeded the fair value of the pension plan assets. The following summarizes information for pension plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
	2006	2005
	(in millions)
Projected benefit obligation	$182	$181
Accumulated benefit obligation	157	153
Fair value of plan assets	135	118

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts recognized in the consolidated balance sheets as of December 31, 2005 consist of:

	Pension Benefits	Other Benefits
	(in millions)
Accrued benefit liability	$(36)	$(31)
Intangible asset	8	—
Accumulated other comprehensive income	27	—

Net amount recognized	$(1)	$(31)

As further discussed in Note 2—Summary of Significant Accounting Policies—Accounting Principles Adopted—SFAS No. 158 beginning on page F-46, on September 29, 2006, the FASB issued SFAS No. 158. SFAS No. 158 requires employers to recognize the overfunded or underfunded status of a defined benefit or other postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.

Under SFAS No. 158, adjustments to the minimum pension liability were eliminated. In the year of adoption, we were required to adjust the minimum pension liability for a final time in accordance with SFAS No. 87. Our adjustment for the year ended December 31, 2006 was $15 million (pre-tax), with an offset to accumulated other comprehensive income. The following table summarizes the change to accumulated other comprehensive income associated with the minimum pension liability:

	2006	2005	2004
	(in millions)
Change in minimum liability included in other comprehensive income (net of tax benefit (expense) of $(5) million, $3 million and $5 million, respectively)	$10	$(5)	$(10)

Subsequent to the final minimum pension liability adjustment, we were required to recognize as a component of accumulated other comprehensive income the gains or losses and prior service costs that existed at December 31, 2006, but that had not been recognized as components of net period benefit cost pursuant to SFAS No. 87 and SFAS No. 106. As a result, the pre-tax amounts recognized in accumulated other comprehensive income as of December 31, 2006 consist of:

	Pension Benefits	Other Benefits
	(in millions)
Prior service cost	$7	$—
Actuarial loss	37	23

Net amount recognized	$44	$23

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the incremental effect of this adjustment on accumulated other comprehensive income, as well as other line items impacted on the balance sheet:

	Before Application of SFAS No. 158	Adjustment	After Application of SFAS No. 158
	(in millions)
Intangible asset	$7	$(7)	$—
Accrued benefit liability	(59)	(49)	(108)
Deferred tax asset	4	21	25
Accumulated other comprehensive income, pre-tax	12	56	68
Accumulated other comprehensive income, tax impact	(4)	(21)	(25)

Amounts recognized in the consolidated balance sheets as of December 31, 2006 consist of:

	Pension Benefits	Other Benefits
	(in millions)
Current liabilities	$—	$(1)
Noncurrent liabilities	(47)	(60)

Net amount recognized	$(47)	$(61)

The estimated net actuarial loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic benefit cost during the year ended December 31, 2007 for the defined benefit pension plans are $2 million and $1 million, respectively. The estimated net actuarial loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic benefit cost during the year ended December 31, 2007 for other postretirement benefit plans are $1 million and zero, respectively. The amortization of prior service cost is determined using a straight line amortization of the cost over the average remaining service period of employees expected to receive benefits under the Plan.

Components of Net Periodic Benefit Cost. The components of net periodic benefit cost were:

	Pension Benefits			Other Benefits
	2006	2005	2004	2006	2005	2004
	(in millions)
Service cost benefits earned during period	$9	$11	$4	$3	$2	$1
Interest cost on projected benefit obligation	10	9	4	3	3	1
Expected return on plan assets	(10)	(8)	(4)	—	—	—
Amortization of prior service costs	1	1	—	—	—	—
Recognized net actuarial loss	3	2	1	1	1	1

Net periodic benefit cost (income)	$13	$15	$5	$7	$6	$3
Additional cost due to curtailment	3	3	—	—	—	—

Total net periodic benefit cost	$16	$18	$5	$7	$6	$3

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assumptions. The following weighted average assumptions were used to determine benefit obligations:

	Pension Benefits		Other Benefits
	December 31,		December 31,
	2006	2005	2006	2005
Discount rate (1)	5.87%	5.52%	5.90%	5.53%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%

(1)	We utilized a yield curve approach to determine the discount rate as of December 31, 2006 and 2005. Projected benefit payments for the plans were matched against the discount rates in the yield curve.

The following weighted average assumptions were used to determine net periodic benefit cost:

	Pension Benefits			Other Benefits
	Year Ended December 31,			Year Ended December 31,
	2006	2005	2004	2006	2005	2004
Discount rate	5.52%	5.75%	5.98%	5.53%	5.75%	5.98%
Expected return on plan assets	8.25%	8.25%	8.75%	N/A	N/A	8.75%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%

Our expected long-term rate of return on plan assets for the year ended December 31, 2007 will be 8.25%. This figure begins with a blend of asset class-level returns developed under a theoretical global capital asset pricing model methodology conducted by an outside consultant. In development of this figure, the historical relationships between equities and fixed income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long-term. Current market factors such as inflation and interest rates are also incorporated in the assumptions. The figure also incorporates an upward adjustment reflecting the plan’s use of active management and favorable past experience.

The following summarizes our assumed health care cost trend rates:

	December 31,
	2006	2005
Health care cost trend rate assumed for next year	9.69%	9.47%
Ultimate trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2016	2015

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The impact of a one percent increase/decrease in assumed health care cost trend rates is as follows:

	Increase	Decrease
	(in millions)
Aggregate impact on service cost and interest cost	$1	$(1)
Impact on accumulated post-retirement benefit obligation	$12	$(9)

Plan Assets. We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore,

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Other assets such as private equity are actively managed to enhance long-term returns while improving portfolio diversification.

Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investment. Investment risk is measured and monitored on an ongoing basis through quarterly investments portfolio reviews, periodic asset/liability studies, and annual liability measurements.

Our pension plans weighted-average asset allocations by asset category were as follows:

	December 31,
	2006	2005
Equity securities	71%	70%
Debt securities	29%	30%

Total	100%	100%

Equity securities did not include any of Dynegy’s common stock at December 31, 2006 or 2005.

Contributions. During the year ended December 31, 2006, we contributed approximately $14 million to our pension plans and less than $1 million to our other post-retirement benefit plans. In 2007, we expect to contribute approximately $25 million to our pension plans and less than $1 million to our other postretirement benefit plans.

Our expected benefit payments for future services for our pension and other postretirement benefits are as follows:

	Pension Benefits	Other Benefits
	(in millions)
2007	$10	$1
2008	9	1
2009	8	1
2010	6	2
2011	8	2
2012 – 2016	59	18

Medicare Prescription Drug, Improvement and Modernization Act of 2003. On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. In anticipation of this new benefit, the December 31, 2004 Accumulated Postretirement Benefit Obligation was reduced by approximately $1 million, with the expectation that we would coordinate its benefits with the Medicare prescription drug plan. However, in 2006 and 2005, no provisions were set forth to handle this coordination; as a result, the December 31, 2006 Accumulated Postretirement Benefit Obligation does not reflect significant savings due to the Medicare prescription drug plan.

Note 19—Segment Information

We report the results of our power generation business as three separate geographical segments in our consolidated financial statements: (1) the Midwest segment (GEN-MW); (2) the Northeast segment (GEN-NE); and (3) the South segment (GEN-SO). We also continue to separately report the results of our CRM business

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

because of the diversity among its operations. Results associated with our former NGL segment are included in discontinued operations in Other and Eliminations due to the sale of these businesses. Our consolidated financial results also reflect corporate-level expenses such as general and administrative and interest.

Effective July 1, 2004, our power generation segments began transacting directly with third parties on their own behalf. Therefore, certain generation capacity, forward sales, and related market positions previously sold by our power generation segments to CRM are now sold by our power generation segments directly to third parties. Our power generation segments now record revenues for such third party sales as unaffiliated revenues.

Revenues from third party sales in which a power generation segment entity is the legal party to the third party sales contracts are presented gross in the respective power generation segments’ unaffiliated revenues for the years ended December 31, 2006, 2005 and 2004.

During 2006, one customer in our GEN-MW segment and one customer in our GEN-NE segment accounted for approximately 20% and 26% of our consolidated revenues, respectively. For the year ended December 31, 2004, one customer in our GEN-NE segment accounted for approximately 13% of our consolidated revenues. No individual customer accounted for more than 10% of our consolidated revenue for the year ended December 31, 2005.

Pursuant to EITF Issue 02-03, all gains and losses on third party energy trading contracts in the CRM business, whether realized or unrealized, are presented net in the consolidated statements of operations. For the purpose of the segment data presented below, intersegment transactions between CRM and our other segments are presented net in CRM intersegment revenues but are presented gross in the intersegment revenues of our other segments, as the activities of our other segments are not subject to the net presentation requirements contained in EITF Issue 02-03. If transactions between CRM and our other segments result in a net intersegment purchase by CRM, the net intersegment purchases and sales are presented as negative revenues in CRM intersegment revenues. In addition, intersegment hedging activities are presented net pursuant to SFAS No. 133.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reportable segment information, including intercompany transactions accounted for at prevailing market rates, for the years ended December 31, 2006, 2005 and 2004 is presented below:

Segment Data for the Year Ended December 31, 2006

(in millions)

	Power Generation
	GEN-MW	GEN-NE	GEN-SO	CRM	Other and Eliminations	Total
Unaffiliated revenues:
Domestic	$969	$501	$87	$66	$—	$1,623
Other	—	129	—	18	—	147

	969	630	87	84	—	1,770
Intersegment revenues	—	(21)	—	21	—	—

Total revenues	$969	$609	$87	$105	$—	$1,770

Depreciation and amortization	$(168)	$(24)	$(8)	$—	$(17)	$(217)
Impairment and other charges	(110)	—	(9)	—	—	(119)

Operating income (loss)	$208	$55	$(2)	$7	$(160)	$108
Losses from unconsolidated investments	—	—	(1)	—	—	(1)
Other items, net	2	9	1	4	35	51
Interest expense and debt conversion costs						(579)

Loss from continuing operations before taxes						(421)
Income tax benefit						125

Loss from continuing operations						(296)
Loss from discontinued operations, net of taxes						(12)

Net loss						$(308)

Identifiable assets:
Domestic	$5,112	$1,358	$455	$439	$776	$8,140
Other	—	32	—	57	—	89

Total	$5,112	$1,390	$455	$496	$776	$8,229

Capital expenditures	$(101)	$(22)	$(24)	$—	$(8)	$(155)

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment Data for the Year Ended December 31, 2005

(in millions)

	Power Generation
	GEN-MW	GEN-NE	GEN-SO	CRM	Other and Eliminations	Total
Unaffiliated revenues:
Domestic	$947	$772	$144	$72	$—	$1,935
Other	—	127	—	(45)	—	82

	947	899	144	27	—	2,017
Intersegment revenues	—	3	(35)	32	—	—

Total revenues	$947	$902	$109	$59	$—	$2,017

Depreciation and amortization	$(157)	$(21)	$(11)	$(1)	$(18)	$(208)
Impairment and other charges	(30)	—	—	—	(10)	(40)

Operating income (loss)	$199	$29	$(16)	$(647)	$(298)	$(733)
Earnings (losses) from unconsolidated investments	7	—	(7)	—	—	—
Other items, net	2	5	(1)	—	9	15
Interest expense						(383)

Loss from continuing operations before taxes						(1,101)
Income tax benefit						374

Loss from continuing operations						(727)
Income from discontinued operations, net of taxes						813
Cumulative effect of change in accounting principle, net of taxes						(5)

Net income						$81

Identifiable assets:
Domestic	$3,830	$1,358	$1,386	$59	$3,164	$9,797
Other	—	90	—	693	—	783

Total	$3,830	$1,448	$1,386	$752	$3,164	$10,580

Unconsolidated investments	$60	$—	$207	$—	$—	$267
Capital expenditures	$(113)	$(21)	$(9)	$—	$(52)	$(195)

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment Data for the Year Ended December 31, 2004

(in millions)

	Power Generation
	GEN-MW	GEN-NE	GEN-SO	CRM	Other and Eliminations	Total
Unaffiliated revenues:
Domestic	$336	$189	$67	$590	$—	$1,182
Other	—	—	—	(87)	—	(87)

	336	189	67	503	—	1,095
Affiliate revenues	352	—	—	—	—	352
Intersegment revenues	187	238	(4)	(331)	(90)	—

Total revenues	$875	$427	$63	$172	$(90)	$1,447

Depreciation and amortization	$(156)	$(10)	$(10)	$(1)	$(33)	$(210)
Impairment and other charges	—	—	—	—	(24)	(24)

Operating income (loss)	$194	$21	$(19)	$(118)	$(280)	$(202)
Earnings from unconsolidated investments	5	—	111	—	—	116
Other items, net	—	—	—	(3)	8	5
Interest expense						(332)

Loss from continuing operations before taxes						(413)
Income tax benefit						166

Loss from continuing operations						(247)
Income from discontinued operations, net of taxes						143

Net loss						$(104)

Identifiable assets:
Domestic	$4,112	$295	$1,077	$312	$3,567	$9,363
Other	—	—	—	749	17	766

Total	$4,112	$295	$1,077	$1,061	$3,584	$10,129

Unconsolidated investments	$62	$—	$274	$—	$78	$414

Capital expenditures	$(113)	$(17)	$(15)	$—	$(74)	$(219)

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20—Quarterly Financial Information (Unaudited)

The following is a summary of our unaudited quarterly financial information for the years ended December 31, 2006 and 2005:

	Quarter Ended
	March 2006	June 2006	September 2006	December 2006
	(in millions)
Revenues	$540	$379	$508	$343
Operating income (loss)	92	21	(19)	14
Net income (loss) before cumulative effect of change in accounting principles	3	(181)	(67)	(63)
Net income (loss)	3	(181)	(67)	(63)

	Quarter Ended
	March 2005	June 2005	September 2005	December 2005
	(in millions)
Revenues	$405	$369	$684	$559
Operating income (loss)	(309)	(33)	56	(447)
Net income (loss) before cumulative effect of change in accounting principles	(228)	(21)	25	310
Net income (loss)	(228)	(21)	25	305

Note 21—Subsequent Events

On January 31, 2007, we entered into an agreement to sell our interest in the Calcasieu power generation facility to Entergy. Subject to regulatory approval, the transaction is expected to close in early 2008. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Calcasieu on page F-53 for further discussion.

On February 13, 2007, Dynegy’s registration statement on Form S-4 related to the proposed Merger Agreement with the LS Entities was declared effective by the SEC. Please read Note 3—Business Combinations and Acquisitions—LS Power beginning on page F-48 for further discussion.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DEFINITIONS

As used in the Consolidated Financial Statements of Dynegy Holdings Inc., the abbreviations listed below have the following meanings:

AMP	Automated mitigation procedure
APB	Accounting Principles Board
APIC	Additional paid-in-capital
ARB	Accounting Research Bulletin
ARO	Asset retirement obligation
Bcf/d	Billion cubic feet per day
CAA	Clean Air Act
Cal ISO	The California Independent System Operator
Cal PX	The California Power Exchange
CDWR	California Department of Water Resources
CERCLA	The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended
CFTC	Commodity Futures Trading Commission
CO2	Carbon dioxide
COSO	Committee of Sponsoring Organizations of the Treadway Commission
CPUC	California Public Utilities Commission
CRM	Our customer risk management business segment
DMG	Dynegy Midwest Generation
DMSLP	Dynegy Midstream Services L.P.
DMT	Dynegy Marketing and Trade
DNE	Dynegy Northeast Generation
DOJ	Department of Justice
DOT	Department of Transportation
DPM	Dynegy Power Marketing Inc
EIOL	Energy Infrastructure Overseas Limited
EITF	Emerging Issues Task Force
EPA	Environmental Protection Agency
EPACT	The Energy Policy Act of 2005
ERCOT	Electric Reliability Council of Texas, Inc.
ERISA	The Employee Retirement Income Security Act of 1974, as amended
EWG	Exempt Wholesale Generators
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FIN	FASB Interpretation
FPA	The Federal Power Act of 1935, as amended
FSP	FASB Staff Position
FTC	U.S. Federal Trade Commission
FUCOs	Foreign Utility Companies
GAAP	Generally Accepted Accounting Principles of the United States of America
GEN	Our power generation business
GEN-MW	Our power generation business—Midwest segment
GEN-NE	Our power generation business—Northeast segment
GEN-SO	Our power generation business—South segment
GCF	Gulf Coast Fractionators
HLPSA	The Hazardous Liquid Pipeline Safety Act of 1979, as amended
HSR	Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ICC	Illinois Commerce Commission
ISO	Independent System Operator
KW—yr	Kilowatt year
KWh	Kilowatt hour
LMP	Locational marginal pricing
LNG	Liquefied natural gas
LPG	Liquefied petroleum gas
MBbls/d	Thousands of barrels per day
Mcf	Thousand cubic feet
MISO	Midwest ISO Regional Transmission Organization
MMBtu	Millions of British thermal units
MMCFD	Million cubic feet per day
MW	Megawatts
MWh	Megawatt hour
NERC	North American Electric Reliability Council
NGA	The Natural Gas Act of 1938, as amended
NGL	Our natural gas liquids business segment
NGPA	The Natural Gas Policy Act of 1978, as amended
NGPSA	The Natural Gas Pipeline Safety Act of 1968, as amended
NOL	Net operating loss
NOV	Notice of Violation issued by the EPA
NOx	Nitrogen oxide
NYISO	New York Independent System Operator
NYDEC	New York Department of Environmental Conservation
PCAOB	Public Company Accounting Oversight Board (United States)
PJM	Pennsylvania-New Jersey-Maryland Interconnection, LLC
PPA	Power purchase agreement
PRB	Powder River Basin coal
PUCT	Public Utility Commission of Texas
PUHCA	The Public Utility Holding Company Act of 1935, as amended
PURPA	The Public Utility Regulatory Policies Act of 1978
QFs	Qualifying Facilities
RCRA	The Resource Conservation and Recovery Act of 1976, as amended
RGGI	Regional Greenhouse Gas Initiative
RMR	Reliability Must Run
RTO	Regional Transmission Organization
SAB	SEC Staff Accounting Bulletin
SEC	U.S. Securities and Exchange Commission
SERC	Southeastern Electric Reliability Council
SFAS	Statement of Financial Accounting Standards
SFC	Supplier forward contract
SO2	Sulfur dioxide
SPE	Special Purpose Entity
SPDES	State Pollutant Discharge Elimination System
SPN	Second Priority Senior Secured Notes
VaR	Value at Risk
VIE	Variable Interest Entity
VLGC	Very large gas carrier
WECC	Western Electricity Coordinating Council
WEN	Our former wholesale energy network business segment

Schedule II

DYNEGY HOLDINGS INC.

VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2006, 2005 and 2004

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
	(in millions)
2006
Allowance for doubtful accounts	$103	$(35)	$43	$(63)	$48
Allowance for risk-management assets (1)	10	—	—	(10)	—
Deferred tax asset valuation allowance	52	4	15	(5)	66

2005
Allowance for doubtful accounts	$169	$1	$—	$(67)	$103
Allowance for risk-management assets (1)	6	—	—	4	10
Deferred tax asset valuation allowance	69	14	(63)	32	52

2004
Allowance for doubtful accounts	$174	$(7)	$4	$(2)	$169
Allowance for risk-management assets (1)	11	—	—	(5)	6
Deferred tax asset valuation allowance	51	18	—	—	69

(1)	Changes in price and credit reserves related to risk-management assets are offset in the net mark-to-market income accounts reported in revenues.

WEST COAST POWER LLC

WEST COAST POWER LLC

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited) (in thousands)

Three Months Ended March 31, 2006
Revenues	$66,728
Operating costs, exclusive of depreciation shown separately below	(64,966)
Depreciation and amortization expense	(5,325)
Gain on sale of assets	308
General and administrative expenses	(762)

Operating loss	(4,017)
Interest income	2,047

Net loss	$(1,970)

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

Three Months Ended March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,970)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	5,325
Gain on sale of assets	(308)
Changes in working capital:
Accounts receivable, net	20,785
Inventory	272
Prepaid expenses	6,161
Accounts payable	(11,268)
Accrued liabilities and other current liabilities	(5,575)
Other	1,157

Net cash provided by operating activities	14,579

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(41)
Proceeds from asset sales, net	308

Net cash provided by investing activities	267

Net increase in cash and cash equivalents	14,846
Cash and cash equivalents, beginning of period	165,704

Cash and cash equivalents, end of period	$180,550

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

For the interim period ended March 31, 2006

Note 1—Organization

On March 31, 2006, Dynegy Inc. (“Dynegy”) completed the sale of its 50% ownership interest in WCP (Generation) Holdings LLC (“Holdings”), our parent, to NRG Energy, Inc. (“NRG”) for approximately $205 million. After the transaction, we became an indirect wholly owned subsidiary of NRG. The financial statements included herein are included to comply with Dynegy’s requirement to include separate financial statements of investees in accordance with Rule 3-09 of Regulation S-X, and therefore only include financial statements for the periods under which Dynegy owned Holdings.

Note 2—Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to interim financial reporting as prescribed by the SEC. These interim financial statements should be read together with the consolidated financial statements and notes thereto for the year ended December 31, 2005.

The unaudited condensed consolidated financial statements contained in this report include all material adjustments that, in the opinion of management, are necessary for a fair statement of the results for the interim periods. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year or any other interim period due to seasonal fluctuations in demand for our energy products and services, changes in commodity prices, timing of maintenance and other expenditures and other factors. The preparation of the unaudited condensed consolidated financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and judgments that affect our reported financial position and results of operations. These estimates and judgments also impact the nature and extent of disclosure, if any, of our contingent liabilities. We review significant estimates and judgments affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments prior to their publication. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (1) developing fair value assumptions, including estimates of future cash flows and discounts rates, (2) analyzing tangible and intangible assets for possible impairment, (3) estimating the useful lives of our assets and (4) determining amounts to accrue for contingencies, guarantees and indemnifications. Our actual results from operations could differ materially from our estimates.

Note 3—Related Parties

We purchase fuel for our plants under full requirement natural gas supply agreements (“GSAs”) with Dynegy Marketing and Trade (“DMT”), one of our affiliates. Charges for fuel are based upon similar terms and conditions, primarily index, as could be obtained from unrelated third parties. Fuel purchases from DMT are included in affiliated operating costs in the consolidated statements of operations.

We contracted with DYPM to provide all power scheduling, power marketing and risk management for us under an energy management agreement (the “EMA”). Additionally, we contracted with DMT to provide all scheduling of fuel supply.

We entered into operation and maintenance (“O&M”) agreements with NRG Cabrillo Power Operations Inc. and NRG El Segundo Operations Inc., two of our affiliates, for Cabrillo I and Cabrillo II effective May 2001

WEST COAST POWER LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

For the interim period ended March 31, 2006

and for El Segundo Power, LLC (“ESP”) and Long Beach Generation LLC (“LBG”) effective April 2000. Fees for services under these contracts primarily include recovery of the costs of operating the plant as approved in the annual budget, as well as a base monthly fee. When NRG became operator, we contracted with NRG Development Company, Inc., one of our affiliates, to provide services under the Administrative Management Agreement (the “AMA”). Services provided under the AMA included environmental, engineering, legal and public relations services not covered under the O&M agreements. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

We entered into an administrative services management agreement (the “ASMA”) with Dynegy Power Management Services, L.P., one of our affiliates, under which Dynegy Power Management Services, L.P. provides administrative services such as business management and accounting. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

As described above, our affiliates provide various services for us. Charges for these services are included in our operating and general and administrative expenses in the consolidated statements of operations and consisted of the following costs for the three months ended March 31, 2006 (in thousands):

Dynegy Related Cost
Fuel	$47,187
EMA Charges	577

Charges included in operating costs	$47,764

ASMA fees included in general and administrative expenses	$277

NRG Related Cost
O&M charges included in operating costs	$8,391

AMA charges included in general and administrative expenses	$200

Note 4—Commitments and Contingencies

Set forth below is a summary of certain ongoing legal proceedings pending against West Coast Power LLC and its subsidiaries. The matters discussed herein existed at Closing (which occurred on March 31, 2006, the “Closing”) of Dynegy’s sale of its interest in Holdings. In accordance with SFAS No. 5, we record reserves for contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. In addition, we disclose for matters which management believes a material loss is at least reasonably possible. In all instances, management has assessed the matters below based on current information and made a judgment concerning their potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may prove materially inaccurate and such judgment is made subject to the known uncertainty of litigation.

In addition to matters discussed below, at Closing, we were party to numerous legal proceedings arising in the ordinary course of business or related to discontinued business operations. In management’s opinion, the disposition of these matters will not materially adversely affect our financial condition, results of operations, or cash flows.

WEST COAST POWER LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

For the interim period ended March 31, 2006

Gas Index Pricing Litigation. We and/or Dynegy are named defendants in numerous lawsuits in state and federal court claiming damages resulting from alleged price manipulation and false reporting of natural gas prices. The cases are pending in California, Nevada, Alabama and Wisconsin. In each of these suits, the plaintiffs allege that we and other energy companies engaged in an illegal scheme to inflate natural gas prices by providing false information to natural gas index publications. All of the complaints rely heavily on prior FERC and CFTC investigations into and reports concerning index-reporting manipulation in the energy industry. Except as specifically mentioned below, the cases are actively engaged in discovery.

During the last year, several cases pending in Nevada federal court were dismissed on defendants’ motions. Certain plaintiffs have appealed to the Court of Appeals for the Ninth Circuit, which coordinated the cases before the same appellate panel. A decision from the Court of Appeals is expected sometime in 2007. In February 2007, a Tennessee state court case was also dismissed on defendants’ motion.

Pursuant to various motions, the cases pending in California state court have been coordinated before a single judge in San Diego (“Coordinated Gas Index Cases”). In August 2006, we entered into an agreement to settle the class action claims in the Coordinated Gas Index Cases for $30 million. The settlement does not include similar claims filed by individual plaintiffs in the Coordinated Gas Index Cases, which we continue to defend vigorously. In December 2006, the court granted final approval of the settlement and dismissed the class action claims. Also in August 2006, we entered into an agreement to settle the class action claims by California natural gas re-sellers and co-generators (to the extent they purchased natural gas to generate electricity for re-sale) pending in Nevada federal court for $2.4 million. A motion to approve this settlement is expected to be filed by plaintiffs in due course. Both settlements are without admission of wrongdoing, and us/Dynegy and West Coast Power continue to deny class plaintiffs’ allegations.

We are analyzing the remaining natural gas index cases and are vigorously defending against them. We cannot predict with certainty whether we will incur any liability in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

California Market Litigation. We and/or Dynegy and various other power generators and marketers were defendants in numerous lawsuits alleging rate and market manipulation in California’s wholesale electricity market during the California energy crisis several years ago. The complaints generally alleged unfair, unlawful and deceptive trade practices in violation of the California Unfair Business Practices Act and sought injunctive relief, restitution and unspecified actual and treble damages. A significant majority of these cases were dismissed on grounds of federal preemption. A motion to dismiss one remaining action on similar grounds is pending in federal court. Similar actions in California state and appellate courts have all been dismissed.

We believe that we have meritorious defenses to the remaining federal court claims and are vigorously defending against them. We cannot predict with certainty whether we will incur any liability in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of West Coast Power LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in members’ equity and cash flows present fairly, in all material respects, the financial position of West Coast Power LLC (the “Company”) at December 31, 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 9, the Company is the subject of substantial litigation. The Company’s ongoing liquidity, financial position and operating results may be adversely impacted by the nature, timing and amount of the resolution of such litigation. The consolidated financial statements do not include any adjustments, beyond existing accruals applicable under Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies”, that might result from the ultimate resolution of such matters.

As discussed in Note 2, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”.

PricewaterhouseCoopers LLP

Houston, Texas

March 14, 2006

WEST COAST POWER LLC

CONSOLIDATED BALANCE SHEETS

(in thousands)

December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$165,704
Accounts receivable, net of allowance for doubtful accounts of zero	75,654
Inventory	17,937
Prepaid expenses	52,211

Total Current Assets	311,506

Property, Plant and Equipment	600,712
Accumulated depreciation	(224,446)

Property, Plant and Equipment, Net	376,266

Other Long Term Assets	2,036

Total Assets	$689,808

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable	$3,906
Accounts payable, affiliates	30,547
Accrued liabilities and other current liabilities	8,470

Total Current Liabilities	42,923

Asset retirement obligation	5,481

Total Liabilities	48,404

Commitments and Contingencies (Note 9)
Total Members’ Equity	641,404

Total Liabilities and Members’ Equity	$689,808

See the notes to the consolidated financial statements.

WEST COAST POWER LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2005	2004
Revenues	$300,581	$725,626
Affiliate operating costs, exclusive of depreciation shown separately below	(218,517)	(314,754)
Non-affiliate operating costs, exclusive of depreciation shown separately below	(39,940)	(42,189)
Depreciation and amortization expense	(22,017)	(39,456)
Impairment charges	—	(24,348)
Gain on sale of assets	1	689
General and administrative expenses	(5,318)	(2,078)

Operating income	14,790	303,490
Interest expense	—	(82)
Interest income	6,572	2,539

Net income	$21,362	$305,947

See the notes to the consolidated financial statements.

WEST COAST POWER LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(in thousands)

	Members’ Equity	Comprehensive Income
Balance at December 31, 2003	$648,085
Net income	305,947	$305,947

Comprehensive income		$305,947

Contributions	5,000
Distributions	(217,245)
Other distributions	(6,245)

Balance at December 31, 2004	$735,542
Net income	21,362	$21,362

Comprehensive income		$21,362

Distributions	(115,500)

Balance at December 31, 2005	$641,404

See the notes to the consolidated financial statements.

WEST COAST POWER LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,362	$305,947
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	22,017	39,456
Impairment charges	—	24,348
Risk-management activities	(3,559)	3,559
Gain on sale of assets	(1)	(689)
Other, non-cash and adjustments	151	(1,313)
Changes in working capital:
Accounts receivable, net	38,140	(55,950)
Inventory	1,345	1,281
Prepaid expenses	(366)	(11,584)
Accounts payable	(770)	14,949
Accrued liabilities and other current liabilities	(1,662)	(18,654)
Other	67	(1,512)

Net cash provided by operating activities	76,724	299,838

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,251)	(1,386)
Proceeds from asset sales, net	1	3,278

Net cash provided by (used in) investing activities	(4,250)	1,892

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions	(115,500)	(217,245)

Net cash used in financing activities	(115,500)	(217,245)

Net increase (decrease) in cash and cash equivalents	(43,026)	84,485
Cash and cash equivalents, beginning of period	208,730	124,245

Cash and cash equivalents, end of period	$165,704	$208,730

Supplemental Disclosure of Cash Flow Information:
Interest paid	—	82
Other non-cash investing and financing activity:
Contribution of El Segundo Power II LLC by NRG	—	5,000

See the notes to the consolidated financial statements.

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Operations of the Company

Effective June 30, 1999, Dynegy Power Corp. (“DPC”), an indirect wholly owned subsidiary of Dynegy Holdings Inc. (“Dynegy”), and NRG Energy, Inc. (“NRG”), then a subsidiary of Xcel Energy, Inc (collectively, the “Sponsors”) formed WCP (Generation) Holdings LLC (“Holdings”) and West Coast Power LLC (“WCP”, “we”, “us” or “our”), both of which are Delaware limited liability companies. The Sponsors have an equal interest in Holdings and share in profits and losses equally. WCP is wholly owned by Holdings and serves as a holding company for El Segundo Power, LLC (“ESP”), El Segundo Power II LLC (“ESP II”), Long Beach Generation LLC (“LBG”), Cabrillo Power I LLC (“Cabrillo I”) and Cabrillo Power II LLC (“Cabrillo II”). NRG became an independent public company upon its emergence from bankruptcy on December 5, 2003 and no longer has any material affiliation or relationship with Xcel Energy.

Upon formation of WCP, the assets and liabilities of ESP, LBG, Cabrillo I and Cabrillo II (collectively, the “LLCs”) were contributed to WCP by the Sponsors and were recorded at their historical costs because the transfer represented a reorganization of entities under common control. Operations are governed by the executive committee, which consists of two representatives from each Sponsor.

On December 27, 2005, Dynegy entered into an agreement to sell its 50% ownership interest in Holdings to NRG for approximately $205 million, subject to purchase price adjustments. After the transaction, we will become an indirect wholly owned subsidiary of NRG. Dynegy and NRG expect the sale to close in early 2006.

ESP owns a 670-megawatt (“MW”) plant located in EI Segundo, California, consisting of two operating steam electric generating units. The facility has operated as a merchant plant, selling energy and ancillary services through the deregulated California wholesale electric market and other western markets. In December 2004, the California Independent System Operator (“Cal ISO”), pursuant to its tariff, designated ESP units 3 and 4 as Reliability Must Run (“RMR”) units for the calendar year 2005. On December 21, 2004, ESP filed with the Federal Energy Regulatory Commission (“FERC”), an application for approval of its rates as an RMR designated facility. ESP made the election to collect rates as a “Condition 2” plant, effective January 1, 2005. In the third quarter of 2005, ESP entered into a settlement with various California parties including the Cal ISO, regarding the rate application. In the fourth quarter of 2005, FERC issued an order approving the settlement and accepting the agreed upon rates.

On January 27, 2005, Dynegy Power Marketing Inc, an affiliate of ESP, acting as its fully authorized agent, entered into a power purchase agreement with a major California utility for a term commencing May 1, 2005 and ending December 31, 2005. As part of that agreement, ESP was required to obtain certain consents and waivers from Cal ISO and to file for an application with FERC to change from “Condition 2” to “Condition 1” under the Cal ISO tariff. Such consents and waivers were received from the Cal ISO, an application to FERC was filed and the changes were accepted. As a result of these actions, during the term of this agreement, the utility was entitled to primary energy dispatch right for the facility’s generating capacity while preserving Cal ISO’s ability to call on the El Segundo facility as a reliability resource under the RMR agreement, if necessary. (See Note 7—Power Purchase Agreement for a more detailed explanation).

In the fourth quarter 2005, ESP entered into a power sales agreement with a major California utility for the sale of 100% of the capacity and associated energy from the El Segundo facility from May 2006 through April 2008. During the term of this agreement, the utility will be entitled to primary energy dispatch right for the facility’s generating capacity.

For the calendar year 2006, ESP was not designated as an RMR resource by the Cal ISO.

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In October 2004, the FERC approved WCP’s settlement of claims relating to western energy market transactions that occurred from January 2000 through June 2001. (See Note 9—Commitments and Contingencies for further discussion of this settlement). Included in this settlement was a payment of $22,544,942 to various California energy purchasers. In order to provide the funds for this settlement, Dynegy has agreed to forego approximately $17,000,000 of distributions from WCP, and NRG has agreed to forego approximately $5,500,000 of distributions and contribute El Segundo Power II LLC valued at $5,000,000 to WCP. The contribution of these assets is reflected as a contribution in the Consolidated Statements of Changes in Members’ Equity. WCP paid $6,244,942 of the settlement on behalf of Dynegy in accordance with the settlement agreement, and is recorded as a reduction of Dynegy’s member’s equity on the Consolidated Statements of Changes in Members’ Equity.

On December 30, 2004, NRG West Coast LLC, a Delaware limited liability company, assigned its right, title, and interest in El Segundo Power II LLC to Holdings, which in turn assigned its interest to WCP, as part of the funding of the settlement agreement with the FERC. On February 3, 2005, the California Energy Commission approved the certificate for the construction and operation of a proposed 630-MW combined-cycle facility by ESP II on the site previously used by ESP units 1 and 2. A Petition For Writ of Mandate was filed in the California Supreme Court against the California Energy Commission seeking to invalidate the certificate awarded to ESP II. The Petition was denied without comment. ESP II became 100% owned by WCP on December 30, 2004. No date has been set to commence construction, although California state law requires that construction commence five years after the issuance of the certificate.

LBG owns a 560-MW plant located in Long Beach, California. On January 1, 2005, after due notice to the Cal ISO, the plant was shut down and the operator began decommissioning, environmental remediation of the plant site, equipment salvage and investment recovery efforts.

Cabrillo I owns a 970-MW plant located in Carlsbad, California, consisting of five steam electric generating units and one combustion turbine. The facility has operated as a merchant plant, selling energy and ancillary services through the deregulated California wholesale electric market and other western markets. Cabrillo I was designated as a RMR unit by the Cal ISO for 2004 and 2005. Pursuant to an uncontested settlement agreement filed in December 2004 with the Cal ISO and various interveners in FERC Docket No. ER04-308, RMR rates for the years 2004 through 2006 were agreed upon between the parties. As a part of that settlement, Cabrillo I chose to collect rates as a Condition 2 plant, effective January 1, 2005 (See Note 7—Power Purchase Agreement for a more detailed explanation). On February 14, 2005, FERC issued an order accepting these rates. In November 2005, Cabrillo I filed with FERC an application to revise its existing RMR agreement with the Cal ISO for Units 1-3 and 5. In December 2005, FERC accepted those rates effective January 1, 2006. Finally, in late December 2005, Cabrillo I, Unit 4 was selected as a RMR resource for 2006 by the Cal ISO. Cabrillo I filed an application on December 29, 2005 to revise its current RMR agreement to include Unit 4 and to change Units 4 and 5 from Condition 2 to Condition 1. Cabrillo I requested an effective date of January 1, 2006. On February 13, 2006, FERC issued an order accepting the revised rates effective as of January 1, 2006. Subsequent to the FERC order approving the Cabrillo I rates, an application for rehearing challenging that order, was filed by an intervenor. We do not know when FERC will rule on that rehearing application.

Cabrillo II owns 13 combustion turbines with an aggregate capacity of 202-MW located throughout San Diego County, California. The facilities have operated as merchant plants, selling energy and ancillary services through the deregulated California wholesale electric market and other western markets. The Cabrillo II combustion turbines except for Division Street, were designated as RMR units by the Cal ISO for 2004 and 2005. Pursuant to an uncontested settlement agreement filed in December 2004 with the Cal ISO and various interveners in FERC Docket No. ER04-308, RMR rates for the years 2004 through 2006 were agreed upon between the parties. As a part of that settlement, Cabrillo I chose to continue collecting rates as a “Condition 2” plant, effective January 1, 2005 (See Note 7—Power Purchase Agreement for a more detailed explanation). On

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 14, 2005, FERC issued an order accepting these rates. Cabrillo II units were also designated RMR units by the Cal ISO for 2006. In November 2005, Cabrillo II filed an application with FERC for approval of its rates. In December 2005, FERC accepted those rates effective January 1, 2006.

Note 2—Accounting Policies

Our accounting policies conform to Generally Accepted Accounting Principles (“GAAP”). Our most significant accounting policies are described below. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and judgments that affect our reported financial position and results of operations. We review significant estimates and judgments affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments prior to their publication. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (1) developing fair value assumptions, including estimates of future cash flows and discounts rates, (2) analyzing tangible and intangible assets for possible impairment, (3) estimating the useful lives of our assets and (4) determining amounts to accrue for contingencies, guarantees and indemnifications. Our actual results from operations could differ materially from our estimates.

Principles of Consolidation. The accompanying consolidated financial statements include our accounts after eliminating intercompany accounts and transactions. Certain reclassifications have been made to prior-period amounts to conform with current-period financial statement classifications.

Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid short-term investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts. We establish provisions for losses on accounts receivable if it becomes probable we will not collect all or part of outstanding balances. We review collectibility and establish or adjust our allowance as necessary using the specific identification method. As of December 31, 2005, we have no reserve as an allowance for doubtful accounts relating to receivables owed to us by the California Department of Water Resources (“CDWR”).

Concentration of Credit Risk. We sell our electricity production to purchasers of electricity in California, which includes the Cal ISO and Dynegy Power Marketing, Inc. (“DYPM”). These industry and geographical concentrations have the potential to impact our overall exposure to credit risk, either positively or negatively, because the customer base may be similarly affected by changes in economic, industry, weather or other conditions.

Inventory. Inventories are valued at the lower of cost or market using the last-in, first-out (“LIFO”) or the average cost methods and are comprised of the following:

December 31, 2005
(in thousands)
Emissions credits (average cost)	$1,411
Materials and supplies (average cost)	3,254
Fuel oil (LIFO)	13,272

$17,937

In conjunction with the retirement of LBG at the end of 2004, a lower of cost or market analysis was performed on the facility’s materials and supplies balance. The vast majority of the materials and supplies were

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

designed for use specifically at LBG or are otherwise obsolete. As a result, an adjustment of $3,027,613, which is included as a charge in operating costs on the consolidated statement of operations, was made to reduce the inventory to net realizable value as of December 31, 2004.

Emission credits represent costs paid by us to acquire additional NOx credits. We use these credits to comply with emission caps imposed by various environmental laws under which we must operate. As individual credits are used, costs are recognized as operating expense.

If we have more emission credits on hand than are required to operate our facilities, we may sell these credits. To the extent the proceeds received from the sale of such credits exceed our cost, we defer the associated gain until the period to which the allowance relates. As of December 31, 2005 we had a deferred gain of $22,307 included as accrued liabilities and other current liabilities on our consolidated balance sheets. This amount will be realized in 2006.

In addition, emissions allowances related to periods subsequent to 2006 totaling $2,035,931 at December 31, 2005, and emissions allowances related to periods subsequent to 2005 totaling $2,970,900 at December 31, 2004, are included in other long-term assets on the consolidated balance sheets.

Property, Plant and Equipment. Property, plant and equipment, which consists primarily of power generating facilities, furniture, fixtures and computer equipment, is recorded at historical cost. Expenditures for major replacements, renewals and major maintenance are capitalized. We consider major maintenance to be expenditures incurred on a cyclical basis in order to maintain and prolong the efficient operation of our assets. Expenditures for repairs and minor renewals to maintain assets in operating condition are expensed when incurred. Depreciation is provided using the straight-line method over the estimated economic service lives of the assets, ranging from 3 to 30 years. The estimated economic service lives of our asset groups are as follows:

Asset Group	Range of Years
Power Generation Facilities	3 to 30
Furniture and Fixtures	3 to 5
Other Miscellaneous	4 to 20

Gains and losses on sales of individual assets are reflected in gain on sale of assets in the consolidated statement of operations. We assess the carrying value of our plant and equipment in accordance with Statement of Financial Accounting Standards “SFAS” No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If an impairment has occurred, the amount of the impairment loss recognized would be determined by estimating the related discounted cash flows of the assets and recording a loss if the resulting estimated fair value is less than the book value. For assets identified as held for sale, the book value is compared to comparable market prices or the estimated fair value if comparable market prices are not readily available to determine if an impairment loss is required. Please read Note 4—Impairment of Long-Lived Assets for a discussion of impairment charges we recognized in 2004.

On September 30, 2004, the WCP executive committee consented to a plan to retire the Long Beach facilities effective January 1, 2005. The revision of the expected useful life of Long Beach was a change in accounting estimate, per the guidance in Accounting Principles Board Opinions “APB” No. 20, “Accounting Changes.” This change was accounted for in the current and future periods since the change affects both. The remaining asset value, excluding land, as of September 30, 2004 was $9,918,597. The depreciation was accelerated so that the Long Beach facilities were fully depreciated by December 31, 2004.

Asset Retirement Obligations. We adopted SFAS No. 143, “Asset Retirement Obligations,” effective January 1, 2003. Under the provisions of SFAS No. 143, we are required to record liabilities for legal obligations

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to retire tangible, long-lived assets. Those obligations are recorded at a discount when the liability is incurred. Significant judgment is involved in estimating future cash flows associated with such obligations, as well as the ultimate timing of the cash flows. If our estimates on the amount or timing of the cash flow change, the change may have a material impact on our results of operations.

As part of the transition adjustment in adopting SFAS No. 143, existing environmental liabilities in the amount of $5,200,000 were reversed in the first quarter 2003. The fair value of the remediation costs estimated to be incurred upon retirement of the respective assets is included in the asset retirement obligation (“ARO”) and was recorded upon adoption of SFAS No. 143. Since the previously accrued liabilities exceeded the fair value of the future retirement obligations, the impact of adopting SFAS No. 143 was an increase in earnings of $1,029,756 in 2003, which is the cumulative effect of change in accounting principle in the consolidated statement of operations.

At January 1, 2004, our ARO liabilities totaled $7,631,979, which includes monitoring charges related to El Segundo Units 1 and 2, as well as dismantlement and remediation at the Cabrillo II facilities since these assets reside on leased property. Annual accretion of the liability towards the ultimate obligation amount was $628,290 during 2004. During 2004, we settled $2,140,550 relating to our ARO. During 2004, the timing or fair value of the estimated cost to be incurred upon retirement related to the dismantlement and remediation changed for the Cabrillo II facilities. These changes resulted in an $896,809 decrease in our ARO liability. Since the change in the ARO liability associated with one of the facilities exceeded the asset retirement cost net of accumulated depreciation, an increase in earnings of $641,236 was recorded during 2004, which is included in non-affiliate operating costs on the consolidated statements of operations. At December 31, 2004, our ARO liabilities totaled $5,222,910.

Annual accretion of the liability towards the ultimate obligation amount was $490,484 during 2005. During 2005, we settled $423,288 relating to our ARO. During 2005, the estimated cost to be incurred upon retirement changed again for the Cabrillo II facilities. These changes resulted in an $190,796 increase in our ARO liability. This change resulted in a decrease in earnings of $150,832 during 2005, which is included in non-affiliate operating costs on the consolidated statements of operations. At December 31, 2005, our ARO liabilities totaled $5,480,902.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (“FIN No. 47”) which is an interpretation of SFAS No. 143. FIN No. 47 defines a conditional ARO as an ARO for which the timing and/or method of settlement are conditional upon future events that may or may not be within the control of the entity. Uncertainty about the timing and method of settlement for a conditional ARO should be considered in estimating the ARO when sufficient information exists. FIN No. 47 clarifies when sufficient information exists to reasonably estimate the fair value of an ARO. FIN No. 47 was effective for fiscal years ending after December 15, 2005. We adopted FIN No. 47 on December 31, 2005 and the adoption did not have a material impact on our consolidated statement of operations or balance sheet.

Other Contingencies. We are involved in numerous lawsuits, claims, and proceedings in the normal course of our operations. In accordance with SFAS No. 5, “Accounting for Contingencies,” we record a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We review our loss contingencies on an ongoing basis to ensure that we have appropriate reserves recorded on the consolidated balance sheets. These reserves are based on estimates and judgments made by management with respect to the likely outcome of these matters, including any applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant. Our estimates and judgment could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors. If different estimates and judgments were applied with respect to these matters, it is likely that reserves would be recorded for different amounts. Actual results could vary materially from these estimates and judgments.

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Liabilities for environmental contingencies are recorded when environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated. Measurement of liabilities is based, in part, on relevant past experience, currently enacted laws and regulations, existing technology, site-specific costs and cost-sharing arrangements. Recognition of any joint and several liability is based upon our best estimate of our final pro-rata share of such liability. These assumptions involve the judgments and estimates of management and any changes in assumptions could lead to increases or decreases in our ultimate liability, with any such changes recognized immediately in earnings.

Goodwill. Goodwill represents, at the time of an acquisition, the amount of purchase price paid in excess of the fair value of net assets acquired. We follow the guidance set forth in SFAS No. 142, “Goodwill and Other Intangible Assets,” when assessing the carrying value of our goodwill. Accordingly, we evaluate our goodwill for impairment on an annual basis or when events warrant an assessment. Our evaluation is based, in part, on our estimate of future cash flows. The estimation of fair value is highly subjective, inherently imprecise and can change materially from period to period based on, among other things, an assessment of market conditions, projected cash flows and discount rate. We currently have no remaining goodwill as a result of this impairment. Were we to have goodwill, we would perform our annual impairment test in December, and we may record further impairment losses in future periods as a result of such test.

Revenue Recognition. Revenues received from the RMR agreement with the Cal ISO and the ESP power sales agreement are primarily derived from capacity (availability) payments and amounts based on reimbursing variable costs. Revenues identified as being subject to future resolution are accounted for as discussed above at “Accounts Receivable and Allowance for Doubtful Accounts”.

Federal Income Taxes. We are not a taxable entity for federal income tax purposes. The Partnership’s income is included in the income tax returns of the partners. Accordingly, there is no provision for income taxes in the accompanying consolidated financial statements.

Fair Value of Financial Instruments. Our financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and derivative instruments to hedge commodity price and interest rate risk. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term maturities of these instruments.

Accounting for Derivative Instruments. We may enter into various derivative instruments to hedge the risks associated with changes in commodity prices and interest rates. We use physical and financial forward contracts to hedge a portion of our exposure to price fluctuations of natural gas and electricity.

Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended, we recognize all derivative instruments on the balance sheet at their fair values, and changes in fair value are recognized immediately in earnings, unless the derivatives qualify, and are designated, as hedges of future cash flows or fair values, or qualify, and are designated, as normal purchases and sales. For derivatives treated as hedges of future cash flows, we record the effective portion of changes in the fair value of the derivative instrument in other comprehensive income until the related hedged items impact earnings. Any ineffective portion of a cash flow hedge is reported in earnings immediately. For derivatives treated as fair value hedges, we record changes in the fair value of the derivative and changes in the fair value of the hedged risk attributable to the related asset, liability or firm commitment in current period earnings. Derivatives treated as normal purchases or sales are recorded and recognized in income using accrual accounting. As of December 31, 2005, we had no derivative instruments recorded on our balance sheet.

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3—Goodwill

As of December 31, 2005, we had no goodwill recorded on our balance sheet.

Note 4—Impairment of Long-Lived Assets

In December 2004, we tested our long-lived assets for impairment in accordance with SFAS No. 144. As a result of the expiration of the CDWR contract (See Note 7—Power Purchase Agreement), our impairment analysis of the Cabrillo II facility indicated future cash flows were insufficient to recover the carrying value of the long-lived assets. As a result, we recorded an impairment of $24,348,534, which is included in impairment charges on the consolidated statements of operations. At December 2005, as a result of the pending sale of Dynegy’s 50% ownership interest in WCP to NRG, we tested our assets again. Our analysis indicated no impairment was necessary.

Note 5—Derivatives and Hedging

We previously entered into a series of fixed price electricity purchases to hedge a portion of the fair value of our fixed price CDWR Power Purchase Agreement (“PPA”). During the year ended December 31, 2004, there was no ineffectiveness from changes in fair value of hedge positions and no amounts were excluded from the assessment of hedge effectiveness. Additionally, no amounts were reclassified to earnings in connection with forecasted transactions that were no longer considered probable. Upon acceptance of RMR Condition 2 on December 31, 2004, we are not exposed to the variability of cash flow from sales of power on a merchant basis. We did not enter into any fair value hedges during the year ended December 31, 2005.

The risk management assets and liabilities as of December 31, 2004 are derivatives, primarily gas and power forward sales contracts and swaps utilized to reduce our exposure to commodity price risk. However, these derivatives are not designated as cash flow hedges as defined in SFAS No. 133. As of December 31, 2005, all of our outstanding derivative positions had matured. Please read Note 7—Power Purchase Agreement for a more detailed explanation of our Power Purchase Agreements.

Note 6—Related Parties

We purchase fuel for our plants under full requirement natural gas supply agreements (“GSAs”) with Dynegy Marketing and Trade (“DMT”), one of our affiliates. Charges for fuel are based upon similar terms and conditions, primarily index, as could be obtained from unrelated third parties. Fuel purchases from DMT are included in affiliated operating costs in the consolidated statements of operations.

We contracted with DYPM to provide all power scheduling, power marketing and risk management for us under an energy management agreement (the “EMA”). Additionally, we contracted with DMT to provide all scheduling of fuel supply.

We entered into operation and maintenance (“O&M”) agreements with NRG Cabrillo Power Operations Inc. and NRG El Segundo Operations Inc., two of our affiliates, for Cabrillo I and Cabrillo II effective May 2001 and for ESP and LBG effective April 2000. Fees for services under these contracts primarily include recovery of the costs of operating the plant as approved in the annual budget, as well as a base monthly fee. When NRG became operator, we contracted with NRG Development Company, Inc., one of our affiliates, to provide services under the Administrative Management Agreement (the “AMA”). Services provided under the AMA included environmental, engineering, legal and public relations services not covered under the O&M agreements. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We entered into an administrative services management agreement (the “ASMA”) with Dynegy Power Management Services, L.P., one of our affiliates, under which Dynegy Power Management Services, L.P. provides administrative services such as business management and accounting. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

As described above, our affiliates provide various services for us. Charges for these services are included in our operating and general and administrative expenses in the consolidated statements of operations and consisted of the following costs:

	Years Ended December 31,
	2005	2004
	(in thousands)
Dynegy Related Cost
Fuel	$180,796	$267,844
EMA Charges	4,373	9,216

Charges included in operating costs	$185,169	$277,060

ASMA fees included in general and administrative expenses	$1,292	$1,264

NRG Related Cost
O&M charges included in operating costs	$33,348	$37,694

AMA charges included in general and administrative expenses	$1,969	$1,823

Note 7—Power Purchase Agreement

We entered into a long-term Power Purchase Agreement with the CDWR in March 2001. From March 2001 through December 31, 2004, the CDWR contracted for fixed-price firm energy and system contingent capacity and energy representing a substantial portion of WCP’s capacity. Sales to CDWR constituted approximately 71% and 88% of revenues, net of reserves, in 2004 and 2003 respectively.

The CDWR contract expired on December 31, 2004. For 2005, all of our assets operated under RMR Condition 2 contracts with the Cal ISO, except for the Long Beach facility, which was retired effective January 1, 2005 (See Note 2—Accounting Policies—Property, Plant and Equipment for further detailed discussion of the Long Beach retirement). Under the terms of these RMR contracts, the Cal ISO reimburses WCP for 100% of approved costs plus a rate of return specified in the contracts. When the facilities are instructed to provide power by the Cal ISO, they are reimbursed for their variable production costs. Under RMR Condition 2, the facilities are 100% committed to the Cal ISO and, therefore, do not experience changes in market conditions through bilateral energy or capacity sales to third parties that the Company might otherwise enter into. The RMR contracts are effective for calendar year 2005. For 2006, the Cal ISO has agreed to renew its RMR agreements with Cabrillo I and II. All units will be operating under Condition 2 except for Cabrillo I, Units 4 and 5, which will operate under Condition 1.

In addition, ESP entered into a power sales agreement with a major California utility for 100% of the capacity and associated energy from the El Segundo facility from May 2005 through December 2005. During the term of this agreement, the utility will be entitled to primary energy dispatch right for the facility’s generating capacity. The agreement permitted the utility to exercise primary dispatch rights under the agreement while preserving Cal ISO’s ability to call on the El Segundo facility as a reliability resource under the RMR agreement. The agreement was accounted for as an operating lease of the facility under the requirements of Emerging Issues

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Task Force (“EITF”) Issue No. 01-8 “Determining Whether an Arrangement Contains a Lease”, with revenues being recognized on a straight-line basis over the life of the agreement. Sales under this agreement constituted approximately 13% of revenues in 2005.

In the fourth quarter 2005, ESP entered into a power sales agreement with a major California utility for the sale of 100% of the capacity and associated energy from the El Segundo facility from May 2006 through April 2008. During the term of this agreement, the utility will be entitled to primary energy dispatch right for the facility’s generating capacity. The agreement will be accounted for as an operating lease of the facility under the requirements of EITF Issue No. 01-8, with revenues being recognized on a straight-line basis over the life of the agreement.

Note 8—Debt

In June 2003, we replaced our Refinanced Credit Agreement with an 18-month $50,000,000 letter of credit facility. With the replacement of the Refinanced Credit Agreement, we are no longer required to maintain restricted cash funds. This agreement requires us to post equal amounts of cash collateral for all letters of credit issued. This letter of credit facility incurs fees at the rate of 0.50% on any outstanding letters of credit plus a commitment fee at the rate of 0.25% on any unused amount of the commitment.

In November 2004, the letter of credit facility was extended until December 31, 2005 and increased from $50,000,000 to $85,000,000 effective January 1, 2005. We incurred financing costs of $275,000 in connection with the renewal of the agreement. These costs were fully amortized during 2005. At December 31, 2004, our deposit for our letter of credit facility was $35,300,000 and is included in prepaid expenses on our consolidated balance sheets. Of this deposit, $28,450,000 was issued in letters of credit. On December 22, 2005, the letter of credit facility was amended, reducing the available amount to $35,000,000 as of December 31, 2005, and extending the termination date to June 30, 2006. At December 31, 2005, our deposit for our letter of credit facility was zero and no letters of credit under the facility were outstanding.

In addition to our letter of credit facility, we also post cash directly with some of our counterparties. These deposits total $48,129,800 for 2005 and are included as prepaid expenses on our consolidated balance sheets.

Our interest costs on the term loans, working capital loans and interest rate swaps (including swap termination costs and amortization costs, which are included in depreciation and amortization expense on the consolidated statements of operations) totaled approximately $275,000 and $500,000 for 2005 and 2004 respectively.

Note 9—Commitments and Contingencies

Set forth below is a description of our material legal proceedings. In addition to the matters described below, we are party to legal proceedings arising in the ordinary course of business. In management’s opinion, the disposition of these matters will not materially adversely affect our financial condition, results of operations, or cash flows.

We record reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable under SFAS No. 5, “Accounting for Contingencies”. For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated. Please see Note 2—Accounting Policies for further discussion. Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. We cannot guarantee that the amount of any reserves will cover any cash obligations we might incur as a result of litigation or regulatory proceedings, payment of which could be material.

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

With respect to some of the items listed below, management has determined that a loss is not probable or that any such loss, to the extent probable, is not reasonably estimable. In some cases, management is not able to predict with any degree of certainty the range of possible loss that could be incurred. Notwithstanding these facts, management has assessed these matters based on current information and made a judgment concerning their potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

California Market Litigation. WCP or it subsidiaries are or were defendants in lawsuits alleging rate and market manipulation in California’s wholesale electricity market during the California energy crisis and seeking unspecified treble damages. The cases are: People of the State of California ex rel. Bill Lockyer, Attorney General v. Dynegy Inc., et al and Bustamante [I] v. Dynegy Inc., et al. The Lockyer case was dismissed in federal district court in the first quarter of 2003 on the grounds of FERC preemption and the filed rate doctrine. The Ninth Circuit Court of Appeals affirmed the dismissal in June 2004, and a Petition for Writ of Certiorari to the U.S. Supreme Court was denied in April 2005. Bustamante (I) was remanded to a California state court, and in May 2005, we filed a motion to dismiss. The court granted our motion in October 2005 on grounds of federal preemption. On December 2, 2005, plaintiffs filed a notice of appeal of the dismissal order.

In addition to the lawsuits discussed above, WCP and/or the LLCs were named as defendants in seven other putative class actions and/or representative actions that were filed in state and federal court on behalf of business and residential electricity consumers against numerous power generators and marketers between April and October 2002. The complaints alleged unfair, unlawful and deceptive practices in violation of the California Unfair Business Practices Act and sought an injunction, restitution and unspecified damages. The court dismissed these actions and plaintiffs appealed. The Ninth Circuit affirmed the denial of remand and dismissal of these lawsuits in February 2005.

In December 2002, two additional actions were filed on behalf of consumers and businesses in Oregon, Washington, Utah, Nevada, Idaho, New Mexico, Arizona and Montana that purchased energy from the California market alleging violations of the Cartwright Act and unfair business practices. These cases were subsequently dismissed and re-filed in California Superior Court as one class action complaint styled Jerry Egger v. Dynegy Inc., et al. The cases were removed from state court and consolidated with existing actions pending before the U.S. District Court for the Northern District of California. Plaintiffs challenged the removal and the federal court stayed its ruling pending a decision by the Ninth Circuit on the Bustamante (I) case referenced above. Although the Ninth Circuit issued a decision remanding that case, no ruling has been made with respect to Egger.

In June 2004, the City of Tacoma v. American Electric Power Service Corporation, et al., was filed in Oregon and Washington federal courts against several energy companies seeking more than $30 million in compensatory damages resulting from alleged manipulation of the California wholesale power markets. In February 2005, the respective federal courts granted our motion to dismiss. Shortly thereafter, the plaintiff filed a notice of appeal to the Ninth Circuit. We filed responsive briefs in November 2005. The case remains pending.

We believe that we have meritorious defenses to these claims and intend to defend against them vigorously. We cannot predict with certainty whether we will incur any liability or estimate the range of possible loss, if any, that we might incur in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FERC and Related Regulatory Investigations—Requests for Refunds. In October 2004, the FERC approved in all respects the agreement announced by Dynegy and West Coast Power in April 2004, which provided for the settlement of FERC claims relating to western energy market transactions that occurred from January 2000 through June 2001. Market participants (other than the parties to the settlement) were permitted to opt into this settlement and share in the distribution of the settlement proceeds, and most of these other market participants have done so. The Cal ISO will determine the entitlement to refund and/or the liability of each non-settling market participant. Under the terms of the settlement, we will have no further liability to these non-settling parties. The settlement further provides that we are entitled to pursue claims for reimbursement of fuel costs against various non-settling market participants. We are currently pursuing these claims but are unable to predict the amounts that may be recovered from such parties.

The settlement does not apply to the ongoing civil litigation related to the California energy markets described above in which Dynegy and West Coast Power are defendants. The settlement also does not apply to the pending appeal by the CPUC and the California Electricity Oversight Board of the FERC’s prior decision to affirm the validity of the West Coast Power-CDWR contract. We are currently awaiting a ruling on this appeal and cannot predict their outcome.

Gas Index Pricing Litigation. We are defending the following suits claiming damages resulting from the alleged manipulation of gas index publications and prices by WCP and/or the LLCs and numerous other power generators and marketers: ABAG v. Sempra Energy et al. (filed in state court in November 2004); Bustamante v. Williams Energy Services et al. (class action filed in state court in November 2002); City and County of San Francisco v. Dynegy Inc. et al. (filed in state court in July 2004); County of Alameda v. Sempra Energy (filed in state court in October 2004); County of San Diego v. Dynegy Inc., Dynegy Marketing and Trade, West Coast Power, et al. (filed in state court in July 2004); County of San Mateo v. Sempra Energy et al. (filed in state court in December 2004); County of Santa Clara v. Dynegy Inc., Dynegy Marketing and Trade, West Coast Power, et al. (filed in state court in July 2004); Fairhaven Power Company v. Encana Corp. et al. (class action filed in federal court in September 2004); Ableman Art Glass v. EnCana Corp., et al. (filed in federal court in December 2004); Nurserymen’s Exchange v. Sempra Energy et al. (filed in state court in October 2004); In re: Natural Gas Commodity Litigation (filed in federal court in January 2004); Older v. Dynegy Inc. et al. (filed in federal court in September 2004); Sacramento Municipal Utility District (SMUD) v. Reliant Energy Services, et al. (filed in state court in November 2004); Texas-Ohio Energy, Inc. v. CenterPoint Energy Inc., et al. (class action filed in federal court in November 2003); School Project for Utility Rate Reduction v. Sempra Energy, et al. (filed in state court in November 2004); Tamco, et al. v. Dynegy, Inc., et al. (filed in state court in December 2004); Ever-Bloom, Inc. v. AEP Energy Services, Inc., et al. (filed in federal court in November 2004) and Utility Savings & Refund v. Reliant Energy Services, et al. (class action filed in federal court in November 2004). In each of these suits, the plaintiffs allege that we and other energy companies engaged in an illegal scheme to inflate natural gas prices by providing false information to gas index publications, thereby manipulating the price. All of the complaints rely heavily on the FERC and CFTC investigations into and report concerning index-reporting manipulation in the energy industry. The plaintiffs generally seek unspecified actual and punitive damages relating to costs they claim to have incurred as a result of the alleged conduct.

Pursuant to various motions filed by the parties to the litigation described above, the gas index pricing lawsuits pending in state court have been consolidated before a single judge in state court in San Diego. These cases are now entitled the “Judicial Counsel Coordinated Proceeding (JCCP) 4221, 4224, 4226, and 4228, the Natural Gas Anti-Trust Cases, I, II, III, & IV”, which we refer to as the “Coordinated Gas Index Cases.” In April 2005, defendants moved to dismiss the Coordinated Gas Index Cases on preemption and filed rate grounds. The Court denied defendants’ motion in June 2005 and in October 2005 the defendants filed answers to the plaintiffs’ complaints. The parties are presently engaged in discovery.

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As to the gas index pricing lawsuits that have been filed in federal court, in Texas-Ohio, the defendants filed a motion to dismiss in May 2004, which the court granted in April 2005. The remaining federal court cases have been transferred to the federal judge in Nevada who presided over the Texas-Ohio matter. In December 2005, the Nevada federal court dismissed three additional cases (Ableman Art Glass, Fairhaven Power and Utility Savings & Refund) on similar grounds to Texas-Ohio, finding plaintiffs’ claims barred by the filed rate doctrine.

In February 2006, we reached a settlement in In re Natural Gas Commodity Litigation, resolving a class action lawsuit by all persons who purchased, sold or settled NYMEX Natural Gas Contracts as an opening or closing transaction or otherwise, between June 1, 1999 and December 31, 2002 inclusive. The underlying action alleged the named defendants (including Dynegy and West Coast Power), unlawfully manipulated and aided and abetted the manipulation of the prices of natural gas futures contracts traded on the NYMEX. Pursuant to the settlement, Dynegy and West Coast Power continue to deny plaintiffs’ allegations, and Dynegy agreed to pay $7 million in settlement of any and all claims for damages arising from or relating in any way to trading during the Class Period in NYMEX Natural Gas Contracts. The settlement is subject to a fairness hearing and final Court approval.

We are analyzing all of these claims and intend to defend against them vigorously. We cannot predict with certainty whether we will incur any liability or to estimate the damages, if any, that might be incurred in connection with these lawsuits. We do not believe that any liability that we might incur as a result of this litigation would have a material adverse effect on our financial condition, results of operations or cash flows.

U.S. Attorney Investigations. The United States Attorney’s office in the Northern District of California issued a Grand Jury subpoena requesting information related to our activities in the California energy markets in November 2002. We have been, and intend to continue, cooperating fully with the U.S. Attorney’s office in its investigation of these matters, including production of substantial documents responsive to the subpoena and other requests for information. We cannot predict the ultimate outcome of this investigation.

POWER GENERATION BUSINESS OF

LS POWER DEVELOPMENT, LLC AND AFFILIATES

Combined Balance Sheets

(In thousands of dollars)

(unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$15,017	$63,681
Restricted cash	38,177	234,273
Accounts receivable-trade	43,704	49,778
Accounts receivable-other	2,275	10,895
Inventory	37,535	35,898
Prepaid expenses	9,157	11,257
Derivative instruments	21,298	24,028
Prepaid income taxes	508	1,796
Other current assets	342	392

Total current assets	168,013	431,998

Property, plant and equipment	2,105,910	2,104,560
Construction in progress	127,768	98,526
Accumulated depreciation	(77,502)	(59,101)

Net property, plant and equipment	2,156,176	2,143,985
Acquired intangible assets, net	253,384	263,930
Goodwill	610	610
Derivative instruments	13,208	14,235
Restricted cash	53,682	225,044
Other non-current assets	31,248	29,599
Deferred financing costs, net	53,084	62,843

Total assets	$2,729,405	$3,172,244

Liabilities and Owners’ Equity
Current liabilities:
Current portion of long-term debt	$31,733	$31,733
Accounts payable	33,452	11,423
Accounts payable-affiliate	4	280
Accrued interest payable	1,053	1,763
Accrued expenses	55,943	55,357
Deferred revenue	9,053	9,130
Derivative instruments	1,625	—

Total current liabilities	132,863	109,686

Long-term debt	1,768,708	2,121,200
Bonds payable	100,000	100,000
Loans payable-affiliate, including accrued interest	5,470	3,322
Derivative instruments	36,015	43,839
Asset retirement obligations	33,508	32,577
Deferred income taxes	3,234	1,402
Other long-term liabilities	32,721	31,782
Total liabilities	2,112,519	2,443,808

Commitments and contingencies (notes 4 and 9 )
Minority interest	(13,569)	80
Owners’ equity	630,455	728,356

Total liabilities and owners’ equity	$2,729,405	$3,172,244

See accompanying notes to combined financial statements.

POWER GENERATION BUSINESS OF

LS POWER DEVELOPMENT, LLC AND AFFILIATES

Combined Statements of Operations

(In thousands of dollars)

(unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Energy and capacity revenues	$284,934	$31,177
Ancillary revenues	6,243	2,994

Total revenues	291,177	34,171

Operating expenses:
Fuel and transportation	187,473	17,116
Operations and maintenance expenses	62,212	3,307
Depreciation	18,401	2,993
Project development expenses	6,810	3,736
General and administrative expenses	5,679	2,071

Total operating expenses	280,575	29,223

Income from operations	10,602	4,948
Interest expense	(46,326)	(12,716)
Prepayment premium on long term-debt	(7,956)	—
Loss on termination of interest rate swap derivative instruments	(6,165)	—
Interest income	5,019	1,350
Other income, net	361	29,669
Write-off of deferred financing costs	(15,688)	—
Minority interest, in net loss of subsidiary	12,705	383

Income (loss) before income taxes	(47,448)	23,634
Income tax provision	(3,120)	(527)

Net income (loss)	$(50,568)	$23,107

See accompanying notes to combined financial statements.

POWER GENERATION BUSINESS OF

LS POWER DEVELOPMENT, LLC AND AFFILIATES

Combined Statements of Owners’ Equity and Comprehensive Income (Loss)

For the Three Months Ended March 31, 2007 and 2006

(In thousands of dollars)

(unaudited)

	Owners’ interests	Accumulated deficit	Accumulated other comprehensive (loss) income	Total owners’ equity
Balance at December 31, 2006	$798,090	$(62,139)	$(7,595)	$728,356
Net loss	—	(50,568)	—	(50,568)
Net unrealized gain on derivatives	—	—	988	988

Total comprehensive loss	—	—	—	(49,580)
Distributions	(53,834)	—	—	(53,834)
Capital contributions	5,513	—	—	5,513

Balance at March 31, 2007	$749,769	$(112,707)	$(6,607)	$630,455

Balance at December 31, 2005	$167,891	$(75,095)	$(95)	$92,701
Net income	—	23,107	—	23,107
Net unrealized gain on derivatives	—	—	11,116	11,116

Total comprehensive income	—	—	—	34,223
Distributions	(55,685)	—	—	(55,685)
Capital contributions	3,262	—	—	3,262

Balance at March 31, 2006	$115,468	$(51,988)	$11,021	$74,501

See accompanying notes to combined financial statements.

POWER GENERATION BUSINESS OF

LS POWER DEVELOPMENT, LLC AND AFFILIATES

Combined Statements of Cash Flows

(In thousands of dollars)

(unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Cash flows from operating activities:
Net (loss) income	$(50,568)	$23,107
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Increase in accrued interest income receivable on deposits for electrical transmission service	(98)	(39)
Increase in accrued interest expense-affiliate loans	101	40
Non-cash interest expense	—	164
Depreciation	18,401	2,993
Deferred income taxes	1,832	527
Amortization of intangible assets	10,546	7,484
Amortization of deferred financing costs	17,391	508
Bad debt expense	—	204
Gain on sale of assets	—	(29,670)
Gain on derivative instruments	(1,454)	(1,580)
Accretion of asset retirement obligations	931	—
Minority interest in net loss of subsidiary	(12,705)	(383)
Change in assets and liabilities:
Decrease (increase) in accounts receivable-trade	6,074	(11,153)
Decrease in accounts receivable-other	8,620	75
Increase in inventory	(1,637)	(7)
Decrease (increase) in prepaid expenses	2,100	(1,179)
Decrease in prepaid income taxes	1,288	—
Decrease in other current assets	50	57
Decrease in other non-current assets	498	—
Increase in accounts payable	22,029	8,502
Decrease in accounts payable-affiliates	(276)	(943)
(Decrease) increase in accrued interest payable	(710)	698
Increase in accrued expenses	1,047	911
Decrease in deferred revenue	(77)	—
Decrease in other long-term liabilities	(380)	(175)

Cash provided by operating activities	23,003	141

Cash flows from investing activities:
Capital expenditures	(1,350)	(195)
Purchases of land	—	(5,382)
Proceeds from sale of assets	—	29,670
Payments on construction in progress	(28,383)	(6,221)
Deposits for electrical transmission service	(2,049)	(1,681)
Change in restricted cash	367,459	(496,019)

Cash provided by (used in) investing activities	335,677	(479,828)

Cash flows from financing activities:
Principal payments on long-term debt	(537,595)	(3,206)
Principal payments on working capital loans	(15,500)	—
Debt issuance costs and deferred financing costs	(7,631)	(18,318)
Proceeds from issuance of long-term debt	185,100	598,000
Proceeds from issuance of working capital loans	15,500	—
Proceeds from issuance of affiliate loans	2,047	1,680
Premium payment on option contract	—	(45,500)
Payments to minority interest holders	(944)	—
Capital contributions	5,513	3,262
Distributions	(53,834)	(55,685)

Cash (used in) provided by financing activities	(407,344)	480,233

(Decrease) increase in cash and cash equivalents	(48,664)	546
Cash and cash equivalents:
Cash and cash equivalents, beginning of the period	63,681	6,554

Cash and cash equivalents, end of the period	$15,017	$7,100

Supplemental disclosure of cash flow information:
Cash paid for interest	$43,273	$8,986

See accompanying notes to combined financial statements.

POWER GENERATION BUSINESS OF LS POWER DEVELOPMENT, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

(unaudited)

For the Interim Periods Ended March 31, 2007 and 2006

(1)	Basis of Presentation and Organization

LS Power Development, LLC and affiliates (the “LS Power Group”) is a group of integrated development, investment and management companies focusing on the power generation industry. LS Power Development, LLC (“Development”), a Delaware limited liability company, is the general partner of LS Power Associates, LP (“LS Associates”), a Delaware limited partnership, through which the LS Power Group develops, manages and invests in power generation projects. In addition, Development is the general partner of LS Power Partners, L.P. (“LS Power”), a Delaware limited partnership. LS Power is the general partner of LS Power Equity Partners, L.P. (“LS Equity Partners”) and LS Power Equity Partners PIE I, LP (“PIE”), both Delaware limited partnerships. LS Equity Partners and PIE co-invest in companies engaged in the power industry.

The accompanying combined financial statements include the financial statements of: LSP Kendall Blocker, Inc.; LSP Kendall Holding, LLC and its wholly owned subsidiaries of LSP-Kendall Energy, LLC and LSP Equipment, LLC; LSP Services Kendall, LLC; LSP ONT Blocker, Inc.; LSP Ontelaunee Holding, LLC and its wholly owned subsidiary of Ontelaunee Power Operating Company, LLC; LSP Plum Point Blocker, Inc.; LSP Plum Point Holdings, LLC and its subsidiaries; LSP Services Plum Point, LLC; and LSP Moss Blocker, Inc; LSP Morro Blocker, Inc.; LSP Oakland Blocker, Inc.; LSP SB Blocker, Inc.; LSP Arlington Blocker, Inc.; LSP Griffith Blocker, Inc.; LSP Bridgeport Blocker, Inc.; LSP Casco Blocker, Inc.; (collectively the “Blockers”); LSP Generation Holdings, LLC and its subsidiaries; and certain power generation development projects, which are in early stages of development and are owned directly or indirectly by LS Associates. Each of the aforementioned entities is owned directly or indirectly by LS Associates. As of March 31, 2007 only one of the power generation development projects (the “Plum Point Project”), had reached the construction phase of development. The entities listed in this paragraph, excluding LS Associates, are collectively referred to within the accompanying combined financial statements as the “Company.”

In 2004, LSP Kendall Holding, LLC (“Kendall Holding”), a wholly owned subsidiary of LS Associates acquired 100% of the outstanding membership interests of LSP-Kendall Energy, LLC (“Kendall”) and LSP Equipment, LLC (“Equipment”) (the “Kendall Acquisition”). Kendall Holding was formed to acquire 100% of the outstanding membership interests of Kendall and Equipment. The acquisition was accounted for under the purchase method of accounting and the results of Kendall’s operations have been included in the combined financial statements since the date of acquisition. The current members of Kendall Holding are LS Associates, LS Equity Partners and LSP Kendall Blocker, Inc. (“Kendall Blocker”). LS Equity Partners and Kendall Blocker were admitted as members in October 2005.

In 2005, LSP Ontelaunee Holding, LLC (“Ont Holding”), acquired 100% of the outstanding membership interests of Ontelaunee Power Operating Company, LLC (“Ontelaunee”) (the “Ontelaunee Acquisition”). Ont Holding was formed to acquire 100% of the outstanding membership interests in Ontelaunee. The acquisition was accounted for under the purchase method of accounting and the results of Ontelaunee’s operations have been included in the combined financial statements since the date of acquisition. The members of Ont Holding are LS Equity Partners and LSP ONT Blocker, Inc. (“ONT Blocker”).

On May 4, 2006, LSP Generation Holdings, LLC (“Gen Holdings”), through its subsidiary LS Power Generation, LLC (“LSP Gen”), acquired 100% of Duke Energy North America’s ownership interests in eight power generation facilities located in the western and northeastern United States (the “Generation Acquisition”) (see note 3). At the time of the acquisition, 50% of one of the power generation facilities was owned by PP&L Corporation. LSP Gen purchased the remaining ownership interest from PP&L Corporation on June 30, 2006. The members of Gen Holdings are LS Equity Partners and the Blockers. The members of LSP Gen are Gen Holdings and LSP Gen Investors, LP which owns approximately 1.7%.

As of March 31, 2007, the LS Power Group controlled the following power generation facilities:

Facility	Location	Year Operational	Year Acquired by LS Power Group	Size in MW
Moss Landing	California	1967-2002	2006	2,529
Morro Bay	California	1963	2006	650
South Bay	California	1960-71	2006	706
Oakland	California	1978	2006	165
Arlington Valley	Arizona	2002	2006	585
Griffith	Arizona	2002	2006	558
Bridgeport	Connecticut	1998	2006	527
Casco Bay	Maine	2000	2006	540
Ontelaunee	Pennsylvania	2002	2005	580
Kendall	Illinois	2002	2004	1,200
Plum Point	Arkansas	In Construction	N/A	665

The combined balance sheets as of March 31, 2007 and December 31, 2006 and the combined statements of operations and of cash flows for the three months ended March 31, 2007 and 2006 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements in conformity with United States generally accepted accounting principles (“US GAAP”) have been included. Such adjustments only consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

The financial statements and notes are presented in accordance with the requirements of US GAAP and do not contain certain information included in the Company’s annual audited financial statements. The combined balance sheet as of December 31, 2006 was derived from the financial statements included in the Company’s 2006 annual audited financial statements, but does not include all the year-end disclosures required by US GAAP. A summary of the Company’s significant accounting policies is presented below. As described further in Note 8, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes,” on January 1, 2007, the first day of fiscal year 2007.

(2)	Summary of Significant Accounting Policies

(a) Basis of Combination

The combined financial statements include the financial statements of Kendall Blocker; Kendall Holding and its wholly owned subsidiaries of Kendall and Equipment; LSP Services Kendall, LLC; ONT Blocker; Ont Holding and its wholly owned subsidiary of Ontelaunee; LSP Plum Point Blocker, Inc.; LSP Plum Point Holding, LLC and its subsidiaries; LSP Services Plum Point, LLC; and LSP Moss Blocker, Inc; LSP Morro Blocker, Inc.; LSP Oakland Blocker, Inc.; LSP SB Blocker, Inc.; LSP Arlington Blocker, Inc.; LSP Griffith Blocker, Inc.; LSP Bridgeport Blocker, Inc.; LSP Casco Blocker, Inc.; LSP Generation Holdings, LLC and its subsidiaries; and certain power generation development projects, which are in early stages of development and are owned directly or indirectly by LS Associates. Each of the aforementioned entities is owned directly or indirectly by LS Associates, LS Equity Partners or PIE. The Company is under common control of Development by virtue of Development’s direct and indirect ownership interests and management control of the entities. Minority interest represents minority members’ proportionate share of the membership interests in LSP Gen and a subsidiary of LSP Plum Point Holdings, LLC. All significant intercompany transactions and balances have been eliminated in combination.

(b) Use of Estimates

Management makes estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses to prepare the combined financial statements in conformity with U.S. generally accepted accounting principles. The most significant of these estimates and assumptions relate to the recoverability of reported amounts of acquired property, plant and equipment and intangible assets, valuation of deferred tax assets, valuation of derivative instruments and valuation of assets acquired and liabilities assumed in purchase business combinations. Actual results could differ from those estimates.

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(d) Restricted Cash

Restricted cash consists of amounts that are restricted under the terms of the Company’s financing agreements from transfer or dividend until such time as certain conditions are met. Such restricted cash is used primarily for construction costs, operating and maintenance expenses and debt service. A portion of restricted cash used for construction costs and debt service is classified as noncurrent at March 31, 2007 and December 31, 2006 in the accompanying combined balance sheets.

(e) Allowance for Doubtful Accounts

Management establishes reserves on accounts receivable if it becomes probable that the Company will not collect part of the outstanding accounts receivable balance. Management reviews collectibility and establishes or adjusts its allowance using the specific identification method.

(f) Inventory

Inventory consists of spare parts and fuel oil. Spare parts inventory is stated at the lower of weighted average cost or market and fuel oil inventory is stated at the lower of cost or market.

(g) Property, Plant and Equipment

Property, plant and equipment are stated at cost (fair value at the acquisition dates) less accumulated depreciation. Depreciation is computed on a straight line basis over the estimated remaining useful lives of individual assets or classes of assets. The useful lives for office equipment and furniture and fixtures are 7 years, software is 3 years, computer hardware is 5 years and plant and equipment is 30-35 years, except for the leased South Bay facility which is 4 years. Additions and improvements extending asset lives are capitalized, while repairs and maintenance, including planned major maintenance, are charged to expense as incurred.

(h) Construction in Progress

All costs directly related to the acquisition and construction of long lived assets are capitalized. A portion of interest costs (including amortization of debt issuance and financing costs) from loans and bonds has been capitalized during the ongoing construction of a 665 megawatt coal fired electric generating facility (the “Plum Point Project”), near the city of Osceola, Arkansas. As of March 31, 2007 and December 31, 2006, cumulative capitalized interest including amortization of debt issuance and financing costs was approximately $8.4 million and $5.4 million respectively. Interest cost for the three months ended March 31, 2007 and 2006 was approximately $12.3 million and $2.6 million, respectively.

(i) Impairment of Long Lived Assets and Acquired Intangible Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, long lived assets and intangible assets with determinable useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and would be charged to earnings. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the costs to sell. Intangible assets are amortized over their respective estimated useful lives.

(j) Goodwill

Goodwill represents, at the time of an acquisition, the amount of purchase price paid in excess of the fair value of net assets acquired. In connection with the Company’s June 2006 acquisition of the remaining 50% of the electric generating facility from PPL Corporation, the Company recognized goodwill of $610,000. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company will evaluate goodwill for impairment on an annual basis, typically in the fourth quarter, and when events warrant an assessment.

(k) Asset Retirement Obligations

The Company recognizes the fair value of the liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted through charges to operating expenses. If the obligation is settled for other than the carrying amount of the liability a gain or loss is recognized on settlement. In connection with the Generation Acquisitions in May and June 2006, the Company recognized liabilities of $30.2 million for asset retirement obligations to provide for the future removal of asbestos from certain of its electric generating facilities, pond closures and dismantling of an electric generating facility. Accretion expense related to the asset retirement obligations during the three months ended March 31, 2007 was approximately $931,000. There were no asset retirement obligation liabilities at March 31, 2006.

(l) Leases

Due to the criteria set forth in SFAS No. 13, Accounting for Leases, certain agreements or leases are classified as capital leases. The individual agreements or leases are identified in note 4.

(m) Debt Issuance and Financing Costs

Debt issuance and financing costs are amortized over the term of the related debt using the effective interest method. The amortization of these costs is reflected as a component of interest expense on the accompanying statements of operations. For the three months ended March 31, 2007 and 2006, amortization of these costs totaled $17.4 million and $508,000, respectively.

(n) Revenue Recognition

Revenue from sales of electricity are recorded upon delivery to customers based upon the output delivered and capacity provided at the lesser of amounts billable under the power purchase agreements, or the average estimated contract rates over the initial term of the power purchase agreements. When a long-term power purchase agreement conveys the right to use the generating capacity of the Company’s facility to the buyer of the electric power, that agreement is evaluated to determine if it is a lease of the generating unit rather than a sale of electric power. Operating lease revenue for the Company’s generating units is recorded as capacity revenue and included in energy and capacity revenues in the combined financial statements. Revenues from sales of electricity not covered under power purchase agreements are recorded as delivered at current market prices.

(o) Power Purchase Agreements

In connection with the acquisitions described in notes 1 and 3, the Company recorded the fair value of long-term power purchase agreements as intangible assets and liabilities. The intangible assets and liabilities are amortized over the term of the respective contracts and are included as a reduction or increase in energy and capacity revenues in the combined statements of operations for the three months ended March 31, 2007 and 2006.

(p) Derivative Financial Instruments

The Company enters into interest rate swaps and other contracts to reduce its exposure to market risks from changing interest, commodity, and energy rates. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, all derivative instruments are recorded on the balance sheet as either an asset or liability and are measured at fair value regardless of the purpose or intent for holding them. On the date a derivative contract is entered into, the Company may designate hedging relationships.

The Company documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy. This process includes linking all derivatives that are designated as hedges to specific assets or liabilities on the balance sheet or to forecasted transactions. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. This could occur when: (1) it is determined that a derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated or exercised; or (3) the derivative is discontinued as a hedging instrument, because it is unlikely that a forecasted transaction will occur. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge of the cash flows, the derivative will continue to be carried at fair value in the statement of financial position, and gains and losses that were accumulated in other comprehensive income are either recognized immediately or over the remaining term of the forecasted transaction.

Changes in the fair value of derivative instruments are either recognized in income or owners’ equity as a component of accumulated other comprehensive income or loss (“AOCI”), depending upon their use and designation. Gains and losses related to transactions that qualify for cash flow hedge accounting are recorded in AOCI and reflected in income in the period the hedged items affect earnings. Otherwise any gains and losses resulting from changes in the market value of the contracts are recorded in income in the current period.

The interest rate swap agreements are used to convert the floating interest rate component of a portion of our long term debt obligations to fixed rates. Changes in the fair value of the interest rate swap agreements that qualify as cash flow hedges are recorded in other comprehensive income; otherwise, such changes are recorded in other income, net. In addition, the Company has entered into heat rate call option contracts on generating capacity of a number of its electric generating facilities. Changes in the fair value of the heat rate call option contracts are recorded in energy and capacity revenues. As of March 31, 2007 and December 31, 2006, the net fair value of derivative instruments totaled a net liability of $3.1 million and a liability of $5.6 million, respectively (see note 6).

(q) Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses equals or approximates fair value due to the short term maturity of those instruments. The fair value of long term debt approximated its book value at March 31, 2007 and December 31, 2006 as the interest rates are variable.

(s) Project Development Costs

Project development costs consisting of start up and organization costs are expensed as incurred. Project development costs directly related to the acquisition or construction of long lived assets are capitalized when it is determined that it is probable that such project development costs will be realize through the ultimate construction of a power generation plant. These costs are primarily funded and paid for by LS Associates.

(r) Income Taxes

The majority of the entities comprising the Company have been organized as limited liability companies or limited partnerships. Therefore, federal and state income taxes are assessed at the member or partner level. However, the Blockers, LSP Plum Point Blocker, Inc, Kendall Blocker and ONT Blocker are Delaware corporations and any related income tax is accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities and their respective tax bases and operating loss carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

(s) Commitments and Contingencies

The Company is a party to a number of claims and proceedings arising in the normal course of business. Management assesses each matter and determines the probability that a gain or loss has been incurred and the amount of such gain or loss if it can be reasonably estimated. Management reviews such matters on an ongoing basis. Any gain or loss contingencies are based on estimates and judgments made by management with respect to the likely outcome of such matters. Management’s estimates could change based on new information.

The Company follows the guidance of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others for disclosing and accounting of guarantees and indemnifications entered into during the course of business. When a guarantee or indemnification subject to FIN No. 45 is entered into the estimated fair value of the guarantee or indemnification is assessed. Some guarantees and indemnifications could have financial impact under certain circumstances. Management considers the probability of such circumstances occurring when estimating fair value.

(t) Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides a definition of fair value as well as a framework for measuring fair value. In addition, SFAS 157 expands the fair value measurement disclosure requirements of other accounting pronouncements to require, among other things, disclosure of the methods and assumptions used to measure fair value as well as the earnings impact of certain fair value measurement techniques. SFAS No. 157 does not expand the use of fair value in existing accounting pronouncements. The Company will adopt the provisions of SFAS No. 157 prospectively and must adopt SFAS No. 157 no later than January 1, 2008. The potential impact of adoption is not yet determinable.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The potential impact of adoption is not yet determinable.

(3)	Generation Acquisitions

On May 4, 2006, Gen Holdings, through its subsidiary LSP Gen, acquired 100% of Duke Energy North America’s ownership interests in eight power generation facilities located in the western and northeastern United States. At the time of the acquisition, 50% of one of the power generation facilities was owned by PP&L Corporation. On June 30, 2006, a subsidiary of LSP Gen purchased the remaining 50% ownership interest from PPL Corporation for approximately $112 million. The assets acquired in the June 30 acquisition consisted primarily of property, plant and equipment and a receivable.

The two acquisitions include eight power generation facilities (the “Generation Facilities”) in four states in the western and northeastern United States with a nominal net operating capacity of 6,260 MW as follows:

(1) Natural gas fired combined cycle facilities located in Moss Landing (units 1 and 2), California; Griffith, Arizona; Arlington Valley, Arizona; Bridgeport, Connecticut and Casco Bay, Maine representing 51% of total net operating capacity;

(2) Natural gas fired conventional steam facilities located in Moss Landing (units 6 and 7), California; Morro Bay, California and San Diego, California representing 46% of total net operating capacity; and

(3) An oil fired, simple cycle facility located in Oakland, California representing 3% of total net operating capacity.

The cost of the Generation Acquisition was approximately $1,610 million, consisting of $1,604 million of cash and $6 million of direct acquisition costs. There was a subsequent adjustment of approximately $8.2 million reducing the purchase price that is reflected in the following table. The $8.2 million is reflected in accounts receivable-other on the combined balance sheet as of December 31, 2006. In March of 2007, $8.2 million of cash was received to settle this receivable. The acquisition was partially funded by the issuance of debt (see note 5) and capital contributions from the current owners. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on estimates of their fair values at the date of acquisition. Fair values were determined primarily by an independent third party valuation.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition (May 4, 2006).

(In thousands)
Current assets	$65,493
Property, plant and equipment	1,660,989
Acquired intangible assets	48,380
Other non-current assets	582

Total assets acquired	1,775,444

Current liabilities	66,662
Capital lease obligation	55,909
Asset retirement obligations	29,942
Other long-term liabilities	13,135

Total liabilities assumed	165,648

Net assets acquired	$1,609,796

The acquired intangible assets represent the above-market portion of a number of power purchase agreements. In addition, the Company also recognized a power purchase contract as an out-of-market contract liability with a fair value of $2.4 million. Such agreements have a weighted average term of four and one-half years. At December 31, 2006, the gross carrying value, accumulated amortization and net carrying value of the power purchase agreements was approximately $46.0 million, $8.4 million and $37.6 million, respectively. The estimated annual amortization expense for each of the next five years is approximately $11.4 million for 2007, $8.7 million for 2008, $8.7 million for 2009 and $8.8 million for 2010.

Current liabilities included a $32 million reserve for major maintenance. Such maintenance was completed and paid for and the capital lease obligation of $55.9 million was deemed repaid as the result of the defeasance of a related bond obligation prior to December 31, 2006.

(4)	Facility and Project Development Contract Commitments

(a) Power Purchase Agreements

Kendall

Under the terms of a Power Purchase Agreement (the “DPM PPA”), with Dynegy Power Marketing, Inc. (“DPM”), Kendall is obligated to sell and DPM is obligated to purchase approximately 550 MW of electric generating capacity and associated energy from two of the four electric generating units (the “Units”) at the Kendall facility at prices set forth in the DPM PPA. The initial term of the DPM PPA is ten years, beginning on June 1, 2001. DPM has the option of extending the DPM PPA for two additional five-year terms by providing Kendall written notice at least two years prior to the expiration of the initial term and the first additional five-year extension. Kendall may, if DPM does not extend the DPM PPA prior to the end of the initial term, extend the DPM PPA for a period of five years.

The terms of the DPM PPA require DPM to make payments to Kendall including a reservation payment, an energy payment, a guaranteed heat rate payment and a system upgrade payment.

The DPM PPA is a tolling arrangement, whereby DPM is obligated to arrange, procure, supply, nominate, balance, transport, pay for and deliver the amount of natural gas necessary for each DPM Unit to generate its net electrical output. DPM’s obligations under the DPM PPA are guaranteed by DPM’s parent company, Dynegy Inc. In November 2004, DPM entered into a back to back power purchase agreement (the “Dynegy/Constellation PPA”) with Constellation Energy Commodities Group, Inc. (“Constellation”) with respect to the DPM Units. Under the terms of the Dynegy/Constellation PPA, DPM paid Constellation to assume its fixed obligations under the Dynegy PPA through November 2008.

Under the terms of a Power Purchase Agreement (the “Rainy River PPA”) with Rainy River Energy Corporation (“Rainy River”), Kendall was obligated to sell and Rainy River was obligated to purchase approximately 275 MW of electric generating capacity and associated energy from one of the four Units at the Kendall facility at prices set forth in the Rainy River PPA. In 2005, Rainy River assigned its interest to Constellation. Constellation thereby assumed all of Rainy River’s rights and obligations arising under the Rainy River PPA, restating the agreement to the Constellation PPA (the “Constellation PPA”). The initial term of the Constellation PPA expires on September 16, 2017. Constellation may extend the term of the agreement for additional one year periods under certain circumstances.

The terms of the Constellation PPA require Constellation to make payments to Kendall including a reservation payment, an energy payment, a guaranteed heat rate payment and a system upgrade payment.

The Constellation PPA is a tolling arrangement, whereby Constellation is obligated to arrange, procure, supply, nominate, balance, transport, pay for and deliver the amount of natural gas necessary for the Constellation Unit to generate its net electrical output. Constellation’s obligations under the Constellation PPA are guaranteed by Constellation’s parent company, Constellation Energy Group, Inc.

Plum Point

During 2006, PPEA entered into 30-year power purchase agreements (each a “PPA” or together the “PPAs”) with Empire District Electric Company (“Empire”), Municipal Energy Agency of Mississippi (“MEAM”), South Mississippi Electric Power Association (“SMEPA”), the Missouri Joint Municipal Electric Utility Commission (“MJMEUC”) and Southwestern Electric Cooperative, Inc. (“SWECI”) for the sale of 50 MW, 40 MW, 200 MW, 50MW and 78MW, respectively, of capacity and associated energy from the Plum Point Project. Pursuant to the PPAs, PPEA will receive capacity payments, fixed and variable payments, a fuel payment and a capital expense payment. The fuel charge under the PPAs will be based on the delivered cost of coal (inclusive of transportation costs) and an assumed heat rate.

The Empire and MEAM PPA provide both Empire and MEAM with a buyout option. Upon exercising these options, the PPA counterparties would become Project Co-Owners.

Under the terms of the Empire PPA, Empire originally agreed to purchase an amount in MW equal to fifteen percent (15%) of the total net electrical capacity of Plum Point Project (the “Contract Capacity”). On March 14, 2006, Empire exercised its buyout option to purchase a percentage ownership in the Plum Point Project equal to 7.5% of the unit capacity. Empire has assumed all ongoing costs associated with the construction and operation of its portion of the Plum Point Project. The Empire PPA continues in effect for a period ending 30 years after the Plum Point Project’s commercial operations date. However, the Empire PPA is subject to termination at an earlier date on or after the fifth anniversary of the Plum Point Project’s commercial operations date for the 7.5% unit capacity or 50MW that has remained subject to the Empire PPA. Empire has the option to acquire another 7.5% ownership interest in the Plum Point Project and reduce the Contract Capacity to zero on the fifth anniversary of the Plum Point Project’s commercial operation date (the “Purchaser Second Buyout Option”).

If Empire fails to close on the Purchaser Second Buyout Option, the Empire PPA stays in full force and Empire is precluded thereafter from exercising such buyout option. Exercising the Purchaser Second Buyout Option terminates the Empire PPA.

The Empire PPA is subject to specified construction and energy delivery milestone deadlines.

If PPEA fails to meet any of the construction milestones, PPEA would be responsible to deliver to Empire completion security that shall be limited to an amount not to exceed $3 million, the product of $30 per kW and 100MW.

In the event the commercial operations date is delayed beyond August 1, 2010, PPEA may be responsible for replacement power or liquidated damages during the period of delay, subject to a maximum of $3 million, the product of $30 per kW and 100 MW.

Empire may terminate the Empire PPA and draw down the entire amount of any completion security posted if the delay period is longer than 365 days.

The commercial operations date and construction milestone dates may be extended by a force majeure or a delivery excuse.

In June 2006, MEAM exercised its buy-out option of the entire MEAM PPA and acquired a 6% undivided interest in the Plum Point Project from PPEA and the MEAM PPA was terminated. MEAM has assumed all ongoing costs associated with the construction and operation of its portion of the Plum Point Project.

The MJMEUC PPA is subject to termination if the commercial operations date is delayed more than 365 days beyond June 1, 2010. The scheduled commercial operations date may be extended by a force majeure or a delivery excuse. MJMEUC has the option to extend the agreement for an additional five contract years (the “Extension Term”) by providing written notice to PPEA at least 24 months prior to the end of the initial term or any extension term. MJMEUC has a one-time option to purchase the contract capacity at the end of the first Extension Term at fair market value.

The SMEPA PPA is subject to termination if the commercial operations date is delayed more than 365 days beyond August 14, 2010. The scheduled commercial operations date may be extended by a force majeure or a delivery excuse. SMEPA has the option to purchase the contract capacity at fair market value or to extend the agreement for an additional ten contract years (the “SMEPA Extension Term”) by providing written notice to PPEA at least one contract year prior (two contract years prior notification to determine fair market value) to the end of the initial term.

At the end of the SMEPA Extension Term, SMEPA has the option to purchase the contract capacity at the same purchase terms as at the end of the initial term.

The SWECI PPA is subject to termination if the commercial operations date is delayed more than 365 days from the schedule commercial operations date of August 14, 2010. The scheduled commercial operations date may be extended by a force majeure or a delivery excuse.

Generation Facilities

The Company entered into two consecutive (May 1, 2006 until December 31, 2006 and January 1, 2007 until December 31, 2010) tolling agreements for the two electric generation units at Moss Landing 6&7 with Pacific Gas and Electric Company (“PG&E”). The unit contingent contracts include energy conversion, capacity and ancillary services with a price tied to a guaranteed availability rate and an expected heat rate. These contracts are on a unit contingent basis whereby if the unit is not operational, it is not expected to deliver power or make the contractor whole. These tolling agreements also provide for the reimbursement by PG&E of gas transportation costs. PG&E has exclusive full dispatch rights to the applicable generating units, limited by the rules of the California ISO, the contracted capacity and other operating restrictions.

The Company has provided letters of credit in the aggregate amount of $40 million as security for its obligations under the Moss Landing 6&7 tolling agreement. In addition, the Company is required to post additional security to PG&E to the extent PG&E’s mark-to-market exposure exceeds the amount of the posted letter credit. In order to be in a position to satisfy these potential additional security posting requirements, LSP Moss Landing, LLC and Gen Finance entered into an agreement with an investment grade financial institution, under which the financial institution has agreed to provide credit support in the form of cash deposits, up to a specified maximum amount. In the event PG&E were to utilize such cash deposits to satisfy Moss Landings’ obligations under the tolling agreement, Gen Finance would have an obligation to reimburse the financial institution. Gen Finance has provided a $30 million letter of credit to the financial institution as well as a lien on the collateral securing the Gen Finance credit facilities (see note 5).

Several capacity contracts were entered into by LSP Moss Landing, LLC, with various counterparties for the sale of resource adequacy capacity to load serving entities for delivery in 2007. The average monthly volume of the contracts is 147 MW. The contracts provide for the plant to bid the contracted capacity into the California ISO markets for the counterparties to have the right to claim contracted capacity resources to the California ISO in exchange for fixed monthly payments.

The Company’s Morro Bay electric generating facility has a three-year tolling agreement with PG&E for two of the facility’s units which is effective through December 31, 2007. Under this tolling agreement, PG&E pays Morro Bay a fixed capacity payment as well as a reimbursement for variable O&M expenses. The tolling agreement contracts the plant on a unit contingent basis. Under the contract, PG&E has the right to ancillary services as well as the contracted capacity of the plant. Security in the form of a $32.5 million letter of credit has been provided to PG&E.

On December 7, 2006, Griffith Energy, LLC entered into a unit contingent tolling agreement with Nevada Power Company for 50% of the output of the Griffith generating plant. The contract includes energy conversion with a price tied to a guaranteed availability rate. Nevada Power is responsible for providing fuel to the plant. The term of the contract is for the months of June through September 2007. LSP Gen provided a performance guarantee on behalf of Griffith Energy, LLC. The potential liability under this guarantee is capped at $5 million.

The Company’s South Bay and Oakland electric generating facilities operate under renewable Reliability Must Run (“RMR”) agreements with the California ISO which may be renewed by the ISO on a year-by-year and unit basis. Bridgeport operates under an RMR agreement with the ISO NE, which is subject to modification by the Federal Energy Regulatory Commission (“FERC”). The ISOs rely upon must run resources to ensure reliability in areas where the supply of electricity may be constrained due to transmission congestion and to maintain the voltage power and stability of the overall power grid. The purpose of the RMR agreements is to maintain sufficient power generation that can be dispatched by the ISO to ensure the reliability of the electricity transmission grid. Under an RMR agreement, the ISO, for certain fixed and variable payments, has the right to call on the generation facility to generate energy or provide ancillary services when required to ensure the reliability of the power grid.

In March, 2007 South Bay generating facility entered into a tolling agreement with San Diego Gas and Electric (“SDGE”) for 100% of the output of the South Bay facility. The term of the agreement is from May 1, 2007 through December 31, 2009. SDGE will pay South Bay a seasonally adjusted capacity payment, as well as, a reimbursement for variable O&M expenses, which is subject to escalation. South Bay provides for a 95% availability guarantee whereby failure to meet the guarantee results in a prorate reduction in the capacity payment. SDGE is responsible to provide all gas needed to operate the generation facility. Security in the form of a $30 million letter of credit has been provided to SDGE and will remain in effect for the term of the agreement.

The Bridgeport facility operates under a cost of service agreement to provide the ISO NE with the required reliability services. Unless terminated, the RMR agreement will be in place until May 31, 2010 (see note 10).

In connection with the Company’s Kendall acquisition in 2004 and Generation Acquisition, the Company recognized certain of these power purchase contracts as intangible assets with a fair value totaling $279.2 million and $48.4 million, respectively. In addition, Gen Finance recognized a power purchase contract as an out-of-market contract liability with a fair value of $2.4 million. As a result of the Kendall purchase price allocation adjustment made in 2005, the value of these power sales agreements was increased by $7.1 million. At March 31, 2007 and December 31, 2006, the gross carrying value, accumulated amortization and net carrying value of the power purchase agreements was approximately $332.3 million and $332.3 million, $81.3 million and $70.8 million, and $251 million and $261.5 million, respectively. The estimated annual amortization expense for each of the next five years is approximately $31 million for the remainder of 2007, $38.6 million for 2008, $38.6 million for 2009, $38.7 million for 2010 and $22.1 for 2011.

(b) Heat Rate Options

The Company has entered into several heat-rate call option contracts with respect to energy from its electric generating units at Moss Landing 1 and 2, Arlington Valley, Griffith, Ontelaunee, and Casco Bay. These contracts were entered into with high quality, investment grade counterparties.

The counterparties to such agreements pay a monthly fixed fee to the Company and receive payments based on the prevailing energy price based on certain energy price indices and the sum of the applicable facility’s fuel costs based on a specified price and a strike price for each hour of generation actually called for. The heat rate at which the contracts are priced incorporates start up costs, variable operating costs, including transmission losses, if any, gas taxes and certain adjustments to gas prices to reflect basis differentials. The contracts are settled between the parties on a monthly basis. The Company retains dispatch control over all of the contracted units and receives all proceeds from the physical sale of energy, capacity (including resource adequacy) and ancillary services.

The Company’s counterparties received letters of credit in the aggregate amount of $179.3 million and a first priority lien on the same collateral as the Gen Finance credit agreements for a portion of the mark to market exposure under the call options. In addition, they also received a third priority lien on the same collateral as the Gen Finance credit agreements to secure the remaining portion of the mark to market exposure under the call options that is not secured under the first lien. Also, the Company has the right to substitute lien collateral for letters of credit, investment grade guaranties or liens on other assets. Additionally the Company has issued a $13.6 million letter of credit for the benefit of the counterparty as security under the Ontelauee contract.

The options expire as follows: Arlington Valley on March 31, 2008 and September 30, 2008, Griffith on September 30, 2008, Ontelaunee on December 31, 2008, Moss Landing 1&2 on September 30, 2010 and Casco Bay on December 31, 2010.

The Company realized income of approximately $36.2 million and $4.8 related to the heat rate options for the three months ended March 31, 2007 and 2006. The fair value of all the heat rate options at March 31 2007 and December 31, 2006 totaled a net asset of $3.1 million and $1.4 million, respectively (see note 6).

(c) Energy and Fuel Service Agreements

The Company has various Energy Management and Marketing Agreements that provide a combination of energy, ancillary services, fuel and risk management services for the Generation, Kendall and Ontelaunee facilities. Under these agreements, the counterparties receive a monthly management fee, which can have fixed and variable components, based on targets related to the plant’s gross margins or spark spread margins. The tenure of these agreements is generally one year or less. The Company has issued letters of credit in the aggregate of $11 million for the benefit of the counterparties of these agreements. The Company has incurred costs of approximately $ 696,000 and $166,000 for the three months ended March 31 2007 and 2006, respectively, under all these agreements. Several of these agreements have been terminated during the second quarter of 2007(see note 10).

(d) Transportation Agreements

The Company has several firm natural gas transportation contracts for firm reserved service to a number of the Company’s facilities. The Company is required to pay both fixed and variable rates per decatherm of natural gas delivered based on current gas tariffs. The Company has incurred costs of $6.6 million for the three months ended March 31 2007 under all these agreements. There were no such agreements at March 31, 2006.

(e) Operations and Maintenance Agreements

The Company has several operations and maintenance contracts with counterparties which provide for the operation and maintenance of the Generation, Kendall and Ontelaunee facilities. Several of these contracts have five-year terms expiring in 2011, with the earliest contract term set to expire in 2010, but can be automatically extended for up to five years. The Company pays a fixed monthly management fee and reimburses the operator for all labor costs, including payroll and taxes, and other costs. The Company incurred costs of approximately $12.6 million and $1.6 million under all of the operations and maintenance agreements for the three months ended March 31, 2007 and 2006, respectively. Several of these agreements have been terminated during the second quarter of 2007 (see note 10).

(f) Long Term Parts and Service Agreements

The Company has five Long-Term Service Agreements with different counterparties which provide for planned and unplanned major maintenance services including parts, repairs, and other services to a number of the Generation, Kendall and Ontelaunee facilities. The majority of the costs incurred under these agreements vary, and are based on factored hours and starts. Fixed and variable payments consist of fees and performance related bonuses, as well as specified amounts paid upon the occurrence of certain maintenance events. The Company issued letters of credit in the aggregate amount of $94 million for the benefit of one counterparty as security under these agreements. The agreement for the Ontelaunee facility was terminated on December 8, 2006 and was not replaced. The Company incurred costs of approximately $21.4 million and $62,000 under all these long term parts and service agreements for the three months ended March 31, 2007 and 2006, respectively. Several of these agreements have been terminated during the second quarter of 2007 (see note 10)

(g) Electric Interconnection Agreements

The Company has various interconnection agreements with counterparties which provide for the interconnection of the Company’s facilities to the respective counter parties’ transmission system. Under one of the agreements, the Company was required to pay for certain improvements to the counterparty’s transmission system to enable transmission of electricity from the Company’s facility. The amount paid is refunded to the Company in the form a monthly credit of $252,000 to the facility’s transmission service charge through June 2018. At March 31, 2007 and December 31, 2006, the Company had a current asset of $2 million and $2 million respectively and a noncurrent asset of $25.5 million and $26 million, respectively, for such reimbursement . The Company issued a letter of credit of approximately $5.7 million for the benefit of one of the counterparties as security under the electric interconnection agreement.

(h) Project Development and Construction Agreements

The Company entered into an option agreement pursuant to which the Company acquired an option to acquire all or a portion of an interest in a certain transmission line and related facilities. Under the terms of the agreement, the Company is obligated to make fixed payments over a two year period totaling $1.5 million. For the three months ended March 31, 2007 the Company made payments of $500,000 under such agreement. For the months ended March 31, 2006 there were no payments made.

Pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated March 14, 2006, PPEA sold 37.15% of its ownership interest in the Plum Point Project to the three unaffiliated investors (the “Project Co-Owners”). The Company recognized a gain of approximately $30 million in connection with such sale. The gain is recorded in other income, net on the combined statement of operations. Each Project Co-Owner owns an undivided tenancy in common interest in the Plum Point Project and participates in the construction and operation of the Plum Point Project with PPEA. Each Project Co-Owner is separately financing its pro rata share of the total construction cost of the project.

PPEA, the City of Osceola, Arkansas (the “City”), Mississippi County, Arkansas, the Osceola School District No. 1 of Mississippi County and the Mississippi County Community College District entered into an agreement (the “PILOT Agreement”) whereby the City agreed to issue Industrial Development Revenue Bonds for the purpose of acquiring, constructing and equipping certain industrial facilities within or near the City that make up the Plum Point Project. Pursuant to the PILOT Agreement, the City agreed to enter into a lease agreement (the “Pilot Lease”) whereby the Plum Point Project would be leased from the City to PPEA. In return, PPEA agreed to make (i) a one time donation to the City, the School District and the Community College and (ii) payments in lieu of certain ad valorem taxes over the term of the Pilot Lease or any extension term of the Pilot Lease.

Prior to the sale of its interests in the Plum Point Project to the Project Co-Owners, PPEA transferred its interest in the Plum Point Project (including the project site) to the City, and the City and PPEA entered into the PILOT Lease pursuant to which the City leased-back such interest to PPEA. After the transfer and lease-back of the Plum Point Project, PPEA sold undivided tenancy-in-common interests in the Plum Point Project to the Project Co-Owners. Such undivided, tenancy-in-common interests included an assignment of such interests in the PILOT Lease, excluding certain of the Project Co-Owners’ obligations to pay rent. The rent obligations will be excluded from obligations because only PPEA and Empire will use an industrial development bond structure to fund their share of the Plum Point Project’s costs and rent payments will be used by the City to provide debt service on the industrial development bonds issued by the City to PPEA. The bond documents permit PPEA and Empire to satisfy their obligations to make rent payments under the PILOT Lease by way of netting the amount of each rent payment against the equal amount otherwise payable at such time to PPEA as holder of the bonds.

On March 1, 2006, the City and PPEA entered into a Lease Agreement, Trust Indenture and Guaranty Agreement and other ancillary documents (collectively, the “Taxable Bond Documents”). Pursuant to the Trust Indenture, the City issued the City of Osceola, Arkansas Taxable Industrial Development Revenue Bonds, Series 2006, in the aggregate principal amount of up to $980 million (the “Taxable Bonds”) for the purpose of acquiring, constructing and equipping certain industrial facilities that make up the Plum Point Project. Pursuant to the Lease Agreement, the City leased the project to PPEA for a term to match the maturity of the Taxable Bonds (March 1, 2036).

Under the PILOT Lease, PPEA is required to pay, as rent, amounts equal to any amounts payable from time to time as principal and accrued interest on the Taxable Bonds. Under the Trust Indenture, the Taxable Bonds are not full recourse obligations of the City but are rather limited recourse obligations that are payable only out of amounts received as rent under the Pilot Lease. PPEA is the sole holder of the Taxable Bonds. Consequently, PPEA is both the payor and the ultimate payee of the amounts payable by PPEA as rent under the Pilot Lease. In recognition of this fact: (i) the Taxable Bond Documents permit PPEA to satisfy its obligation to make rent payments by way of netting the amount of each rent payment against the equal amount otherwise payable at such time to PPEA as holder of the Taxable Bonds, and (ii) as a result of such netting, PPEA is not expected to have any obligation to make any cash payments under the Pilot Lease.

In June, 2006, PPEA sold 6% of its ownership in the Plum Point Project to MEAM. Subsequently, MEAM has assumed all of the ongoing costs associated with the construction and operation of its portion of the Plum Point Project. As of March 31, 2007 and December 31, 2006, PPEA held a 56.85% undivided interest in the Plum Point Project.

PPEA and the Project Co-owners are parties to a Participation Agreement (the “Participation Agreement”) that provides for sharing, in proportion to their respective interests, in the construction costs, the capital expenses and the fixed operating expenses reflected of the Plum Point Project. The purpose of this agreement is to set forth the manner in which the significant contracts and undertakings for the Plum Point Project shall be managed and administered. The Participation Agreement also establishes a management committee composed of a representative of PPEA and each Project Co-Owner.

The term of the Participation Agreement is from the date of signing until retirement from service of the Plum Point Project and the applicable windup events have been completed (including the distribution of proceeds from the sale of the Plum Point Project).

On December 1, 2005, PPEA entered into a $880.8 million fixed price Turnkey Engineering, Procurement and Construction Agreement (the “Plum Point EPC”), as amended, with Plum Point Power Partners (the “Contractor”), a joint venture of Zachry Construction Corporation, Overland Contracting Inc., and Gilbert Central Corporation, which provides for the Contractor to design, engineer, procure, construct, start-up and test the Plum Point Project on a turnkey, total cost basis. The contract price includes the Plum Point Project, the transmission line to the proposed Entergy Arkansas, Inc. (“Entergy”) switchyard and the railroad facilities to be interconnected with the BNSF Railway Company (“BNSF”) mainline switch. Construction of the Plum Point Project began in March 2006. During 2006, PPEA assigned an undivided tenancy-in-common interest in the Plum Point EPC to the Project Co-Owners.

As of March 31, 2007 and December 31, 2006, total costs incurred by PPEA under the Plum Point EPC were $115.7 million and $89.4 million respectively, including contract retainage payable of $5.5 million and $4.2 million respectively. Contract retainage payable is recorded as a non-current liability in the accompanying combined balance sheets.

PPEA and Entergy Arkansas, Inc. (“Entergy”) are parties to the Entergy Interconnection and Operating Agreement (the “Entergy Interconnection Agreement”) which provides for the interconnection of the Plum Point Project to Entergy’s electric transmission system. The Entergy Interconnection Agreement binds the parties until the termination by mutual consent of the parties, not to exceed the date on which the Plum Point Project ceases commercial operations. During 2006, PPEA assigned an undivided tenancy in common interest in the Entergy Interconnection Agreement to the Project Co-Owners.

PPEA paid a $45.5 million upfront option premium in connection with a 5-year gas option agreement (the “Option Agreement”). The Option Agreement economically hedged gas volumes equivalent to 84% of the on-peak output of the future net capacity of the Plum Point Project after giving effect to the sale of undivided interests and to the power purchase agreements described above. In October 2006 and November 2006, PPEA unwound such option and received proceeds $40.2 million.

The contracts discussed in this footnote resulted in the Company having various long-term firm commitments with the approximate contractual obligations, excluding obligations under the Plum Point EPC agreement, for the remainder of 2007 and succeeding four years at March 31, 2007 as follows:

	2007	2008	2009	2010	2011
	(In thousands)
Interconnection agreements	$5,808	$7,746	$7,748	$7,750	$7,752
Gas transportation agreements	7,413	9,884	9,884	9,884	9,884
Energy and fuel services agreements	1,769	—	—	—	—
O&M and long-term service agreements	3,446	25,590	18,689	41,139	76,707

Total contractual obligations	$18,436	$43,220	$36,321	$58,773	$94,343

(5)	Financing Arrangements

As of March 31, 2007 and December 31, 2006, outstanding principal balances under the Company’s financing agreements described below are as follows:

	March 31, 2007	December 31, 2006	Maturity Date
	(In thousands)
Plum Point term loans	$185,100	$499,652	2014
Plum Point bonds	100,000	100,000	2036
Generation Facilities first lien term loans	919,155	951,628	2013
Generation Facilities second lien term loans	150,000	150,000	2014
Kendall loans	396,186	401,653	2013
Ontelaunee loans	150,000	150,000	2009

Total outstanding principal	$1,900,441	$2,252,933

As of March 31, 2007, minimum principal payments under the Company’s financing agreements described below for the remainder of 2007 and the succeeding four years and thereafter are as follows:

	2007	2008	2009	2010	2011	Thereafter
	(In thousands)
Plum Point	$—	$—	$—	$—	$400	$284,700
Generation Facilities	7,422	9,895	9,895	9,895	9,895	1,022,153
Kendall	3,165	4,220	4,220	4,220	4,220	376,141
Ontelaunee	—	—	150,000	—	—	—

Total principal payments	$10,587	$14,115	$164,115	$14,115	$14,515	$1,682,994

(a) Plum Point

Effective March 14, 2006, PPEA closed its financing for the Plum Point Project with a consortium of financial institutions (the “PPEA Lenders”). The financing consists of (1) (a) a $423 million term loan, (b) a $50 million revolver and (c) a $102 million letter of credit facility (collectively, the “First Lien Facility”) and (2) a $175 million term loan (the “Second Lien Facility”), (and collectively with the First Lien Facility, the “PPEA Credit Facility”).

On March 14, 2006, PPEA borrowed $423 million under the First Lien Facility and $175 million under the Second Lien Facility. The proceeds of the loans issued under the PPEA Credit Facility will be used to fund PPEA’s pro rata portion of the construction costs for the development of the Plum Point Project, fund interest expense during construction, provide for a six-month debt service reserve when commercial operations are achieved and provide PPEA’s pro rata portion of working capital for the operations of the Plum Point Project.

As a result of the MEAM buy-in (see note 4), PPEA repaid $66.8 million of outstanding term loans to align its borrowing under such term loans to its proportionate share of total construction costs. In addition, the letters of credit issued under an Equity Contribution Agreement (the “Equity Agreement”) were reduced by $14.6 million (see below).

In October 2006 and November 2006, the Option Agreement was unwound and PPEA received approximately $40.2 million. Proceeds of approximately $34.1 million were used to repay a portion of the outstanding loans under the First Lien Facility and Second Lien Facility.

Outstanding loans under the First Lien Facility and Second Lien Facility at December 31, 2006 totaled $351.7 million and $148 million, respectively. The interest rates in effect on loans under the First Lien Facility and Second Lien Facility at March 31, 2007 and December 31, 2006 was 8.61% and 10.61%, respectively. The additional 2% interest charge is paid-in-kind interest which is capitalized to the outstanding principal balance at the end of each quarter. Total paid-in-kind interest for the three months ended March 31, 2007 and 2006 was approximately $739,800 and $164,200, respectively.

In addition, a funded letter of credit in the amount of approximately $101 million was issued under the letter of credit facility for the benefit of the owners of the Tax-Exempt Bonds. The letter of credit facility is unfunded by PPEA. The letter of credit facility is secured by a cash deposit funded by the participating Lenders and held by the bank that issued the letter of credit. PPEA is required to pay fees on a quarterly basis equal to 0.125% plus 3.25% per annum on the entire letter of credit facility amount.

Concurrent with the financing under the PPEA Credit Facility, PPEA entered into two interest rate swap agreements. The terms of the swaps require PPEA to pay a fixed rate and receive a floating rate. The swaps mature in March 2014. The fixed rate is 5.15% while the floating rate is based on 3 month LIBOR rate (see note 6).

The loans are secured by all of the assets and contract rights of PPEA. In addition, PPEA Holding Company, LLC (“PPEA Holding”), the sole member of PPEA, has pledged its ownership interest in PPEA as security for these loans. The PPEA Credit Facility and the Depositary Agreement (the “Depositary Agreement”), (collectively, the “Credit Documents”) set forth, among other things: (a) terms and conditions upon which loans and disbursements are to be made under the PPEA Credit Facility; (b) the mechanism for which loan proceeds, operating revenues, equity contributions and other amounts received by PPEA are disbursed to pay construction costs, operations and maintenance costs, debt service and other amounts due from PPEA; (c) the conditions that must be satisfied prior to making distributions from PPEA; and (d) the covenants and reporting requirements PPEA is required to be in compliance with during the terms of the loans.

The Credit Documents require compliance with covenants, including, among other things, compliance with reporting requirements, limitations on the use of the proceeds under the PPEA Credit Facility, additional indebtedness, and disposition of assets. The Credit Documents also describe events of default which include, among others, failure to make payments in accordance with the terms of the PPEA Credit Facility and failure to comply with agreements entered into by PPEA.

Principal payments of the loans under the First Lien Facility and Second Lien Facility are not due until the Plum Point Project achieves commercial operations (“COD”), currently projected to be in the summer of 2010. At COD, annual mandatory amortization of the term loan under the First Lien Facility is 1.0%, payable quarterly. Subject to the priority allocation of cash described in the Credit Documents, after the payment of, among other things, operating expenses, repayment of borrowings under the revolver, funding of certain reserve accounts, and payment of mandatory interest and principal, all excess cash generated is applied to pay down principal on outstanding loans under the First Lien Facility. The term loan and letter of credit facility under the First Lien Facility mature in March 2014. The revolver matures in March 2012. The term loan under the Second Lien Facility matures in September 2014.

Under the terms of the Equity Agreement, PPEA Holding is required to make an aggregate equity contribution to PPEA in the amount of $210 million prior to the completion of construction of the Plum Point Project. As security for this obligation, each member of PPEA Holding or its affiliate has issued separate letters of credit in favor of the PPEA Lenders. Letters of credit in the amount of $118 million, $17 million and $75 million were issued by LSP Plum Point Holding, LLC, LS Associates, and the unaffiliated member, EIF Plum Point, LLC (“EIF”), respectively. In connection with the refinancing on March 29, 2007 (see below), the letters of credit were reduced to $25.3 million, $3.7 million, and $16 million, respectively.

Effective March 29, 2007, PPEA refinanced the Credit Facility. The financing consists of a $700 million term loan facility (the “Bank Loan”), a $17 million revolving credit facility (the “Revolver”) and a $102 million letter of credit facility (the “LC Facility”). The LC Facility was initially utilized to back-up the $101 million letter of credit issued under the existing L/C Facility for the benefit of the owners’ of the Tax Exempt Bonds. During the second quarter of 2007, this structure was replaced and a new letter of credit in the amount of approximately $101 million was issued under the LC Facility for the benefit of the owners’ of the Tax Exempt Bonds. On April 20, 2007, PPEA entered into interest rate hedging agreements for a portion of the outstanding loans under the Bank Loan (see note 10).

Interest rates on outstanding loans will either be the prime rate or LIBOR plus 0.35%. In addition, PPEA will pay commitment fees equal to 0.125% per annum on the undrawn Bank Loan, Revolver and LC Facility commitments.

The payment obligations of PPEA in respect of the Bank Loan, the Revolver, the LC Facility, the Tax Exempt Bonds, and the interest rate hedging agreements are unconditionally and irrevocably guaranteed by Ambac Assurance Corporation. The insurer also provided an unconditional commitment to issue a debt service reserve surety at closing in an amount equal to the debt service reserve requirement. The credit facilities and insurance policy are secured by a security interest (subject to permitted liens) in all of PPEA’s assets, contract rights and PPEA’s undivided tenancy in common interest in the Project.

On March 29, 2007, PPEA borrowed $185.1 million under the Bank Loan. Approximately $172.7 million of such proceeds were used to repay all the outstanding loans under the First Lien Facility and Second Lien Facility of $499.7 million, net of available restricted cash of $361.1 million, payment of a call premium of $8 million in respect to the First Lien Facility and Second Lien Facility, accrued interest and commitment fees of $12.4 million under the First Lien Facility and Second Lien Facility, termination fees of $6.2 million on the existing interest rate swap agreements and debt issuance and financing fees of $7.6 million related to the Bank Loan, Revolver and LC Facility.

On April 1, 2006, the City and PPEA entered into a loan agreement authorizing that the proceeds of the City of Osceola, Arkansas Solid Waste Disposal Revenue Bonds (Plum Point Energy Associates, LLC Project) in the aggregate amount of $100 million (the “Tax Exempt Bonds”) will be loaned by the City to PPEA. The Tax Exempt Bonds are issued pursuant to and secured by a Trust Indenture dated April 1, 2006 between the City, PPEA and Regions Bank as Trustee. The purpose of the Tax Exempt Bonds is to finance certain of PPEA’s undivided interests in various sewage and solid waste collection and disposal facilities. These systems are eligible for tax exempt financing. Interest expense on the Tax-Exempt Bonds is based on a weekly variable rate and is payable monthly. The interest rate in effect at March 31, 2007 and December 31, 2006 was 3.69% and 3.95% respectively and total interest expense incurred the three months ended March 31, 2007 and 2006 was approximately $897,000 and $54,000, respectively.

(b) Generation Facilities

A portion of the purchase price of the Generation Acquisition was funded through the issuance of term loans by Gen Finance, a wholly owned subsidiary of LSP Gen, under two credit agreements, the First Lien Loan Facility and the Second Lien Loan Facility (collectively, the “Gen Finance Credit Facilities”). The Gen Finance Credit Facilities consist of:
(1) a $950 million 7-year first lien term loan, a $40 million 7-year first lien delayed draw term loan, and a $150 million 8-year second lien term loan; all used to (i) fund a portion of the Generation Acquisition and (ii) pay a portion of the fees and expenses associated with the transaction;

(2) a $100 million 5-year first lien revolving and letter of credit facility that is used for general corporate, liquidity and working capital purposes (the “Working Capital Facility”);

(3) a $500 million 7-year first lien funded letter of credit facility (the “Special LC Facility”). The Special LC Facility is used to (i) support obligations under certain agreements and (ii) satisfy certain collateral requirements with respect to maintenance, operations, fuel purchase, transportation and transmission services; and

(4) a $150 million 5-year incremental letter of credit facility, which may be used to provide support to permitted project related agreements and other uses which are necessary for the operation of the business.

As of March 31, 2007 and December 31, 2006, approximately $13.9 million in letters of credit were outstanding under the Working Capital Facility, approximately $455.8 million in letters of credit were outstanding under the Special LC Facility and $33.3 million in letters of credit were outstanding under the five-year letter of credit facility. There were no outstanding working capital loans at March 31, 2007 and December 31, 2006

The interest rate on loans under the Gen Finance Credit Facilities adjusts for each interest period based on the adjusted LIBOR rate. The interest rates in effect at March 31, 2007 and December 31, 2006 for the first lien term loans were 7.10% and 7.11%, respectively, and second lien term loans were 8.85% and 8.86%, respectively.

Annual mandatory amortization of the term loans under the First Lien Loan Facility is 1.0%, payable quarterly. Subject to the priority allocation of cash described in the Gen Finance Credit Facilities after the payment of, among other things, operating expenses, repayment of borrowings under the Working Capital Facility, funding of certain reserve accounts, and payment of mandatory interest and principal, between 75% and 95% of excess cash generated, depending on attainment of certain debt amortization targets, is applied to pay down principal. The term loans under the First Lien Loan Facility mature in May 2013. The term loans under the Second Lien Loan Facility mature in May 2014. The Working Capital Facility matures in May 2011.

In connection with the Gen Finance Credit Facilities, Gen Finance entered into three interest rate swap agreements. The terms of the swaps require Gen Finance to pay a fixed rate and receive a floating rate. The floating rate is based on three-month LIBOR rate (see note 6).

The Gen Finance Credit Facilities require that proceeds from borrowings, the receipt of revenues, debt service payments and the payments for certain categories of expenses each be segregated into separate bank accounts. Under the terms of a security deposit agreement (the “Security Deposit Agreement”), Gen Finance has established the required bank accounts and has pledged all its rights, title and interest in the bank accounts as security for its payment obligations under the Gen Finance Credit Facilities. Gen Finance has also established a liquidity reserve account which may be funded at Gen Finance’s option with cash, equity commitments or through commitments under the Working Capital Facility. The liquidity reserve is to be in an amount equal to the lesser of (A) $50 million and (B) an amount equal to the sum of (i) six months of scheduled debt service plus (ii) a portion of certain projected major maintenance costs.

All obligations of Gen Finance under the Gen Finance Credit Facilities are guaranteed by all of the wholly owned existing subsidiaries and certain other affiliates of Gen Finance.

In August 2006, LSP Moss Landing, LLC and Gen Finance entered into an agreement with an investment grade financial institution, under which the financial institution has agreed to provide credit support in the form of cash deposits, up to a specified maximum amount. In the event PG&E were to utilize such cash deposits to satisfy Moss Landings’ obligations under the tolling agreement, Gen Finance would have an obligation to reimburse the financial institution. Gen Finance has provided a $30 million letter of credit to the financial institution as well as a lien on the collateral securing the Gen Finance Credit Facilities. The agreement expires on December 31, 2010 unless terminated earlier in accordance with the terms of the agreement. Gen Finance has already paid $6 million in commitment fees to the financial institution and is required to pay two remaining commitment fee payments of approximately $2.6 million on each of August 1, 2007 and February 1, 2008.

(c) Kendall

Kendall has an 8-year $422 million Senior Secured Term Loan Facility (the “Term Loan Facility”) and a 6-year $10 million Senior Secured Liquidity Facility (the “Liquidity Facility” and collectively with the Term Loan Facility, the “Credit Facility”). The interest rate for the Term Loan Facility adjusts each interest period based on an adjusted LIBO rate. The interest rate in effect at March 31, 2007 and December 31, 2006 was 7.364%.

The terms of the Credit Facility require Kendall to hedge a minimum of 50% of the Term Loan Facility. Accordingly, concurrent with the refinancing, the Company entered into an interest rate swap agreement. The terms of the swap require the Company to pay a fixed rate and receive a floating rate. The floating rate is based on the three month LIBO rate (see note 6).

For the three months ended March 31, 2007 and 2006, Kendall made principal payments of approximately $5.5 million and $3.2 million, respectively. Interest payments of $7.7 million and $7.2 million were made for the three months ended March 31, 2007 and 2006, respectively.

Kendall may, at its option, prepay the outstanding term loan in whole or in part at any time, subject to payment of a premium equal to 3.00% of the amount being prepaid if the prepayment occurs during the first year of the Kendall Credit Facility (which has passed) and 1.00% of the amount being prepaid if the prepayment occurs during the second year of the Kendall credit facility, with no premium required thereafter. Mandatory principal payments are payable quarterly at the rate of 1% per annum of the original outstanding principal amount of the Term Loan Facility of $422 million. If the outstanding principal amount of the Term Loan Facility exceeds the Targeted Principal Outstanding (defined below), (i) 100% of the amount, if any, of Excess Cash Flow (as defined) for the quarter up to the amount required for the outstanding principal amount of the Term Loan Facility to equal the Targeted Principal Outstanding, and (ii) 50% of the amount, if any, of the Excess Cash Flow (as defined) for the quarter remaining after the application of (i) shall be used to prepay the outstanding principal amount of the Term Loan Facility. The Targeted Principal Outstanding refers to the aggregate principal amount of Term Loans specified to be outstanding as of a certain date, as detailed below.

	Mandatory Principal Payments	Principal Outstanding
		Minimum	Targeted
	(In thousands)
Remainder of 2007	$3,165	$393,020	$380,595
2008	4,220	388,800	350,946
2009	4,220	384,580	310,396
2010	4,220	380,360	256,349
2011	4,220	376,141	199,894
Thereafter	376,141	—	—

In addition to the $4.2 million mandatory principal payments, the Company estimates that additional principal payments of $17.6 million will be made from Excess Cash Flow (as defined) during the next twelve months and has included such amount in current portion of long-term debt in the accompanying combined balance sheet as of March 31, 2007.

There were no amounts outstanding under the Liquidity Facility as of March 31, 2007 and December 31, 2006. A commitment fee of 0.50% per annum is payable on the average daily unused amount of the Liquidity Facility. Letter of credit fees are payable on a quarterly basis at a rate of 0.675% per annum for the $20 million letter of credit issued by Holding and 1% per annum for the $1 million Fortis letter of credit.

All of the assets and contract rights of Kendall are collateral for outstanding loans.

The Credit Facility requires that proceeds from borrowings, the receipt of revenues, debt service payments and the payments for certain categories of expenses each be segregated into separate bank accounts. Under the terms of a depositary agreement dated October 7, 2005, Kendall has established the required bank accounts and has pledged all its rights, title and interest in the bank accounts as security for its payment obligations under the Credit Facility. The Credit Facility requires Kendall to maintain a $20 million debt service reserve account which was funded with a $20 million letter of credit issued by Kendall Holding.

The Credit Facility requires compliance with certain covenants, relating to among other things, financial ratios, certain reporting requirements, additional indebtedness, certain new and existing agreements and other activities.

(d) Ontelaunee

In 2005, Ontelaunee entered into a $125 million term loan agreement (the “Credit Agreement”) with a financial institution. The proceeds were used to refinance a portion of the debt incurred in connection with the Ontelaunee Acquisition.

On May 5, 2006, Ontelaunee refinanced the Credit Agreement with a new 3-year $100 million term loan (the “First Lien Term Loan”) and a 3-year $50 million term loan (the “Second Lien Term Loan”). Proceeds from the new loans of approximately $22 million were distributed to the owners. The loans are due on May 4, 2009. There were no principal paydowns during 2006 or 2007. Substantially all of Ontelaunee’s assets and contract rights are pledged as collateral on the First Lien Term Loan and Second Lien Term Loan. The interest rate in effect at March 31, 2007 and December 31, 2006 for both the First Lien Term Loan and the Second Lien Term Loan was 7.36%.

The First Lien Term Loan and Second Lien Term Loan require compliance with certain covenants, including among other things, compliance with certain reporting requirements, additional indebtedness, certain new and existing agreements and other activities.

The Gen Finance Credit Facilities and the Kendall Credit Facility have been terminated and replaced during the second quarter of 2007(see note 10).

(6)	Derivative Instruments and Hedging Activities

The Company enters into interest rate swaps and other contracts to reduce its exposure to market risks from changing interest, commodity, and energy rates. Interest rate swap agreements are used to convert the floating interest rate component of a portion of the Company’s long term debt obligations to fixed rates (see note 5). Such interest rate swap agreements qualify as cash flow hedges.

The following table summarizes the Company’s outstanding interest rate swap agreements as of March 31, 2007 and December 31, 2006:

Entity	Notional Amount	Fair Value	Fixed Rate	Termination Date
	(In thousands)
2007
Generation Facilities	932,721	(8,337)	5.19%	March 2016
Kendall	377,043	2,083	4.80%	September 2015

Total	$1,309,764	$(6,254)

	(In thousands)
2006
Plum Point	$150,675	$(3,476)	5.15%	March 2014
Generation Facilities	964,710	(6,730)	5.19%	March 2016
Kendall	382,024	3,216	4.80%	September 2015

Total	$1,497,409	$(6,990)

The Company expects $710,000 of deferred net gains on interest rate swaps accumulated in OCI to be recognized in earnings during the next twelve months. The Company recognized $353,000 of ineffectiveness on the interest rate swaps that qualify as hedges during the three months ended March 31, 2007. During the second quarter of 2007, the Generation Facilities and the Kendall interest rate swap agreements were terminated and PPEA entered into new interest rate swap agreements (see note 10).

In addition, the Company has entered into heat rate call option contracts for a number of its electric generating facilities (see note 4). Such option contracts do not qualify for hedge accounting and therefore the Company records any changes in the fair value of the heat rate call option contracts in current period earnings. The fair value of all the heat rate call option contracts at March 31, 2007 and December 31, 2006 totaled $3.1 million and $1.4 million, respectively. For both of the three month periods ended March 31, 2007 and 2006, the Company recorded unrealized income of $1.6 million in energy and capacity revenues in the combined statement of operations.

(7)	Related Party Transactions

The Company has notes payable to an affiliate (LS Associates) in the amount of $5.5 million and $3.3 million at March 31, 2007 and December 31, 2006, respectively. The notes bear interest at the prime interest rates and Federal Funds rates published by the Federal Reserve Board as adjusted quarterly. The notes payable outstanding at December 31, 2007 bear interest at the prime rate of 8.25% and the notes payable outstanding at March 31, 2007 is comprised of separate notes that bear interest at either the prime rate of 8.25% or the Federal Funds rate of 5.30%. The notes are unsecured and amounts are due in 2009, 2010, or 2011.

Project development costs, including salaries and general and administrative costs, are primarily funded and paid for by LS Associates. Such fundings are reflected as capital contributions in the combined financial statements.

(8)	Income Taxes

Income tax expense for the three months ended March 31, 2007 and 2006 consisted of:

	2007	2006
	(In thousands)
Current:
U.S. Federal	$1,014	$—
State and local	273	—

Total current	1,287	—

Deferred:
U.S. Federal	1,092	451
State and local	741	76

Total deferred	1,833	527

Total income tax expense	$3,120	$527

At March 31, 2007 and December 31, 2006, gross deferred tax assets totaled $15.1 million and $7.7 million, respectively, which consisted of federal and state net operating losses and a gross deferred tax liability of $3.2 million and $1.4 million related to an investment basis difference, respectively.

The majority of the entities comprising the Company have been organized as limited liability companies or limited partnerships and are not subject to income tax at the entity level. The Blockers, LSP Plum Point Blocker, Inc., Kendall Blocker and ONT Blocker are organized as Delaware corporations and are subject to income tax. Each of these entities is subject to income tax on a stand-alone basis with some entities generating positive taxable income and other generating net operating losses.

The Company assesses the realization of its deferred tax assets to determine whether a valuation allowance is required on its deferred tax assets. Based on all available evidence, both positive and negative, and the weight of that evidence, the Company determines whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. The Company considers the scheduled reversals of deferred tax liabilities, projected taxable income, and tax planning strategies in making the assessment of the amount of valuation allowance.

At March 31, 2007 and December 31, 2006, the Company established $15.1 million and $7.7 million valuation allowance for a portion of the federal and state net operating losses due to the uncertainty of future earnings of certain entities included in the combined financial statements and management’s inability to affect a tax planning strategy to utilize such net operating losses due to the merger agreement with Dynegy Inc. (see note 10).

At March 31, 2007 and December 31, 2006 the Company had available net federal and state operating loss carry forwards available to offset future taxable income of approximately $36.9 million and $17.9 million. The net operating loss carry forwards, if unutilized, will expire in the years 2011 through 2027.

Prepaid income taxes at March 31, 2007 and December 31, 2006 totaled approximately $508,000 and $1.8 million. Estimated income tax payments of $8.6 million were paid during the years ended December 31, 2006. No income tax payments were made in 2007 or for the three months ended March 31,2006.

The Company adopted the provisions of FIN 48 on January 1, 2007. In June 2006, the FASB issued FIN 48, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on the derecognition of the benefit of an uncertain tax position, classification of the unrecognized tax benefits in the balance sheet, accounting for and classification of interest and penalties on income tax uncertainties, accounting in interim periods and disclosures. The Company has not identified any uncertain tax positions upon the adoption of FIN 48 on January 1, 2007 and as of March 31, 2007.

(9)	Commitments and Contingencies

Kendall

Concurrent with the acquisition of Kendall, a receivable in the amount of $12 million was recorded (i) reservation payments under the DPM PPA due Kendall for the periods from July 21, 2001 through March 26, 2002 and from July 21, 2001 through April 4, 2002 for Unit 1 and Unit 2, respectively; and (ii) an adjustment to prior invoices for replacement power obligations for the months of July and August 2001. In addition, Kendall invoiced DPM for reservation payments under the DPM PPA based upon Kendall’s interpretation of the start date of the initial contract year. DPM has disputed these claims. In 2005, management revised its estimate for these claims to be $2 million which was reflected as an adjustment to the purchase price allocation. In February 2005, DPM issued a notice of default under the DPM PPA claiming that Kendall has failed to construct the plant in order to provide power that could be dispatched in accordance with the DPM PPA. Kendall has disputed this claim. In May 2005, DPM filed a demand for arbitration claiming (i) Kendall breached and is in breach of the DPM PPA by failing to construct, operate and maintain the plant and dedicated units in accordance with prudent industry practices and the terms of the DPM PPA and (ii) the payments demanded by Kendall are not due or payable under the terms of the DPM PPA. Kendall has filed an answering statement and counterclaim in the arbitration denying DPM’s claims and seeking payment for the claims identified above. In light of the execution of an agreement on September 14, 2006 to enter into a merger with Dynegy Inc. (as described below), Kendall and DPM entered into a letter agreement dated October 31, 2006 regarding the arbitration whereby the claims and counterclaims have been dismissed voluntarily without prejudice. All applicable periods of limitations regarding the claims and defenses are tolled through the date of the closing of the merger transaction or June 30, 2007, whichever occurs first. DPM and Kendall have executed final and mutual releases within seven days of the merger transaction closing. As a result, Kendall carries an allowance for doubtful accounts for $2 million of the receivable for claims under the DPM PPA as of March 31, 2007 and December 31, 2006.

During the development of the Kendall facility, Kendall entered into a tax agreement (the “Tax Agreement”) with Kendall County, Illinois and Seward Township, Illinois. The Tax Agreement specified an allocation of 10-20% of the direct construction costs of the Kendall facility to be treated as real property, and thus taxed as such, and the remainder to be treated as personal property, and not subject to real estate taxes. Two local school districts (the “School Districts”) that were not parties to the Tax Agreement filed an appeal of Kendall’s 2001 and 2002 tax assessments at the county level. The School Districts argue that the entire Kendall facility, including all construction costs and generating equipment, is assessable. Kendall contends that only the land, buildings and site improvements are assessable. The School Districts’ 2001 appeal at the county level was unsuccessful. The School Districts’ appeal of the Kendall 2002 assessment at the county level was successful and, as a result, the assessments for 2002, 2003 and 2004 were increased and the related taxes were expensed and paid by Kendall. Kendall’s assessment for all years (2001-2004) is currently under appeal at the state level in front of the Illinois Property Tax Appeal Board (the “PTAB”). In April 2005, the PTAB held a hearing in connection with Kendall’s 2001 real estate taxes. In February 2006, PTAB ruled in favor of Kendall for the 2001 tax year. The School Districts appealed the 2001 case to the Illinois Appellate Court. In response to PTAB’s February 2006 decision, the county set the 2005 tax assessment at a number that was reduced from prior years. The 2005 assessed value is also being appealed at the PTAB by Kendall and the School Districts. On June 30, 2006, the PTAB declared that the refund due to Kendall for 2001 taxes needed to be held in an escrow account until further court review.

Generation Facilities

In 2005, Bridgeport filed an unexecuted Reliability Must-Run Agreement (“RMR Agreement”) between itself and ISO-New England with the Federal Energy Regulatory Commission (“FERC”). The Bridgeport RMR Agreement provides for an annual fixed revenue requirement (the “AFRR”) of $57.7 million and certain variable operating costs re-imbursements (the “VOM”). On July 19, 2005, FERC conditionally accepted the application subject to refund, hearing and settlement judge procedures. Bridgeport has been operating under that contract since June 1, 2005. Bridgeport also filed a petition for review of FERC’s order with the U.S. Court of Appeals, D.C. Circuit, which challenges FERC’s application of a new cost test. That appeal is still pending.

On April 19, 2006, Bridgeport, ISO-New England, the Connecticut Department of Public Utility Control (the “CDPUC”), and the Connecticut Office of Consumer Counsel (the “CT OCC”) (collectively, the “Settling Parties”) filed a Partial Settlement Agreement (“Partial Settlement”) resolving all outstanding issues, with the exception of the level of Bridgeport’s cost-of-service. The Defined Cost of Service Settlement Agreement will reduce the current AFRR of $57.7 million over the remaining term of the RMR Agreement.

The Attorney General for the State of Connecticut and the Connecticut Municipal Electric Cooperative filed comments opposing some aspects of the settlements.

Bridgeport continues to receive revenues based upon the higher AFRR pending final resolution at FERC and is currently reserving a portion of such revenues. During the three months ended March 31, 2007 Bridgeport recorded reserves of $4.5 million.

On March 23, 2007, FERC issued an order approving in part, subject to conditions, and rejecting in part the Partial Settlement and Defined COS Settlement Agreement (collectively, the “Settlement Agreements”). First, FERC found that the Partial Settlement Agreement did not resolve the factual issue of whether Bridgeport is economically eligible for an RMR agreement under the facility costs test, and remanded the issue to the presiding judge for hearing. In remanding the issue, FERC directed the administrative law judge to consider not only Bridgeport’s eligibility based on application of the facility costs test to the period before Bridgeport filed its RMR Application, but to all subsequent periods, including the period after which Bridgeport became eligible for transition payments under the 2006 ISO-NE Forward Capacity Market (“FCM”) Settlement. If, after the hearing, FERC determines that Bridgeport was/is not eligible for an RMR Agreement, Bridgeport would be required to refund all RMR payments in excess of its energy and capacity market revenues (including transition payments earned after of December 1, 2006).

Second, assuming Bridgeport is eligible in the first instance, FERC provisionally accepted the Defined COS Settlement on the conditions that the Settling Parties: (A) remove language which would have allowed Bridgeport to unilaterally terminate the RMR Agreement with 30 days notice; and (B) modify the Settlement Agreements and the RMR Agreement so that the Mobile-Sierra public interest standard of review would not apply to future modifications of the RMR agreement sought by third-parties or FERC. On March 29, 2007, an order was issued by the administrative law judge scheduling a pre-hearing conference for April 26, 2007, and stating that the hearing would commence on August 20, 2007.

On May 25, 2007, Bridgeport filed an uncontested joint offer of settlement with the FERC that will resolve all outstanding issues. Under the terms of the settlement, Bridgeport agreed to terminate RMR status as of May 31, 2007 and will refund approximately $12.5 million to the ISO-New England for all periods through March 31, 2007. In addition, Bridgeport will refund any RMR revenues received for the months of April and May 2007. The settlement must be certified by an administrative law judge and accepted by the FERC in order to become effective.

Should the settlement not be approved, the Company estimates that the range of potential refund for the period from contract inception through March 2007, dependent upon the outcome of future events, would be between approximately $12.5 million, the amount reserved based upon the all settlement agreements, and $34.9 million, in the event Bridgeport fails to establish eligibility for an RMR Agreement in the first instance. For any refund relating to the period prior to May 4, 2006, Bridgeport would have a claim against Duke Energy

Americas, LLC (“Duke”) for amounts in excess of the first $10 million of any refund obligation pursuant to indemnification provisions under the purchase and sale agreement for the Generation Acquisition.

During 2006, Bear, based on their interpretation of the RMR agreement, submitted daily bid prices to ISO-New England in a manner to help minimize certain gas costs of the Bridgeport facility. ISO-New England did not settle the bids consistent with Bear’s interpretation which resulted in the project receiving $8.8 million less than it believed it was entitled to under the RMR agreement. Settlement discussions with Bear regarding the reimbursement of such lost revenue are ongoing. As of December 31, 2006, no amounts have been recorded for the potential recovery of such amount.

South Bay is party to a Lease Agreement (the “South Bay Lease”) with SDUPD pursuant to which South Bay is currently leasing the existing South Bay facility from SDUPD. The South Bay Lease will terminate on February 1, 2010 (or, if later, the date on which South Bay is no longer subject to reliability must run contract with the California ISO). Upon termination of the South Bay Lease, South Bay will be obligated, at its sole cost and expense, to decommission, dismantle and remove the existing power plant facility. In addition, pursuant to a separate Environmental Remediation Agreement (the “ERA”) between South Bay and SDUPD, South Bay is responsible for remediation of any contamination that may have been released at the existing South Bay facility site after commencement of the lease, as well as remediation of certain parcels in the vicinity of the South Bay facility site. Pursuant to the asset purchase agreement under which SDUPD purchased the South Bay facility and related properties from SDG&E, SDG&E indemnified SDUPD for certain types of pre existing contamination, including certain types of pre closing contamination at the South Bay facility, and South Bay is a beneficiary of these SDG&E indemnities.

South Bay’s decommissioning, dismantling and removal obligations under the South Bay Lease, as well as its environmental cleanup obligations under the related ERA, are guaranteed by Duke Capital, LLC (“Duke Capital”). In the event Duke Capital was required to perform under such guaranties, Duke Capital would be permitted to draw upon letters of credit issued to Duke Capital pursuant to the Gen Finance credit facilities totaling $45 million. In addition, LSP Gen has agreed to indemnify Duke Capital for any losses Duke Capital may incur as a result of the existing guaranties. As of March 31, 2007, and December 31, 2006 the Company has recorded liabilities of $25.3 million and $24.5 million, respectively, for its decommissioning, dismantling and removal obligations.

South Bay is also a party to an agreement with the SDUPD under which South Bay is obligated to use commercially reasonable efforts to develop and construct a new power generating facility that will replace the existing South Bay power plant and which shall have a generating capacity at least as sufficient to cause the California ISO to terminate the must-run designation of the South Bay power plant. Under the agreement South Bay’s obligation to incur development costs is capped. South Bay believes it has incurred costs and expenses in excess of the cap amount and therefore has fulfilled its obligation to incur such costs.

Each of the Morro Bay, Moss Landing and Oakland facilities were purchased from PG&E in 1997. Each of the current owners of these plants agreed under the purchase and sale agreements with PG&E to indemnify PG&E for liabilities arising out of post closing environmental contamination and certain other types of claims caused by the current owners. These entities obligations under the purchase and sale agreements, including such indemnification obligations, are guaranteed by Duke Capital. In the event Duke Capital were required to perform under such guaranties, Duke Capital would be permitted to draw upon letters of credit issued to Duke Capital pursuant to the Gen Finance credit facilities totaling $15 million (capped at $5 million per project). In addition, LSP Gen has agreed to indemnify Duke Capital for any losses Duke Capital may incur as a result of the existing guaranties. The current owners of the Morro Bay, Moss Landing and Oakland facilities are also beneficiaries of indemnities provided by PG&E for certain matters, including certain types of preexisting environmental contamination.

As noted above, Gen Finance issued letters of credit to Duke Capital. As long as the Duke Capital guarantees remain in place, Gen Finance is required to pay Duke Capital a fee equal to 1% per annum on $21 million of such letters of credit which increases by 0.5% per annum every six months up to a maximum fee of 3%.

The Morro Bay, Moss Landing and South Bay facilities have obligations, upon termination of operations of the facilities, for the closure of the waste water ponds located at each site. As of March 31, 2007 and December 31, 2006, Morro Bay and Moss Landing have recorded asset retirement liabilities in the amount of $413,000 and $137,000 for such future obligations. South Bay’s pond closure asset retirement liability is a component of the $25.3 million and $24.5 million liabilities stated above. As security for such future obligations, Gen Finance issued a $23.5 million letter of credit to the California Department of Toxic Substance Control.

In connection with the execution of certain long-term service agreements, by certain of its direct and indirect subsidiaries, LSP Gen has provided performance and payment guarantees for a portion of such obligations. The potential liability under these guarantees is capped on a project by project basis with an aggregate limit of $55 million. In addition, Gen Finance has issued $94 million of letters of credit to the counterparties of these contracts, respectively, as security for its obligations under such long-term service agreements (see note 4).

The Company enters into contracts that contain various representations, warranties, indemnifications and guarantees. Some of the agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third party claims, in which event the Company effectively indemnifies the other party. While there is the possibility of a loss related to such representations, warranties, indemnifications and guarantees in the contracts and such loss could be significant, the Company considers the probability of loss to be remote.

To satisfy certain of the Company’s contractual obligations described in notes 4, 5 and 9 the Company has issued letters of credit in favor of counterparties totaling approximately $707.3 million and $797.4 million as of March 31, 2007 and December 31, 2006, respectively.

The Company is a party to certain other claims arising in the ordinary course of business. The Company is of the opinion that final disposition of these claims will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

(10)	Merger

On September 15, 2006, the LS Power Group announced that LS Associates, LS Power, LS Equity Partners, PIE and LSP Gen Investors, L.P. (collectively, the “LS Entities”) had entered into a Plan of Merger, Contribution and Sale Agreement dated as of September 14, 2006 (the “Dynegy Merger Agreement”) with Dynegy Inc. (“Dynegy”), Dynegy Acquisition Inc. (“New Dynegy”) and Falcon Merger Sub Co. (“Merger Sub”), a wholly owned subsidiary of New Dynegy. Pursuant to the Dynegy Merger Agreement, (a) Merger Sub will be merged (the “Merger”) with and into Dynegy and Dynegy will become a wholly owned subsidiary of New Dynegy (b) the LS Entities will contribute certain interests in power generation entities to New Dynegy in exchange for (i) 340 million shares of New Dynegy Class B common stock, par value $0.01 per share, and (ii) $163 million in aggregate principal amount of notes to be issued by New Dynegy; and (c) the LS Entities will sell Kendall Holding and LSP Kendall Blocker, Inc. to New Dynegy in exchange for (i) $100 million in cash and (ii) $112 million in aggregate principal amount of notes to be issued by New Dynegy. Each share of Dynegy’s common stock outstanding at the time of the Merger will be converted into the right to receive one share of New Dynegy Class A common stock, par value $0.01 per share, following the Merger. The transaction was approved by Dynegy’s shareholders on March 29, 2007 and was finalized on April 2, 2007.

Effective on April 2, 2007 or subsequent to April 2, 2007, Dynegy has taken actions affecting several of the contracts involving the Company’s facilities that were discussed in the preceding footnotes:

Facility and Project Development Contract Commitments

Energy and Fuel Service Agreements

During April 2007, Dynegy terminated a portion of the Energy Management and Marketing Agreement with Bear Energy (the “Bear EMA”) related to the Bridgeport and Casco Bay power generation facilities. The remaining portion of the Bear EMA which was related to all of the remaining power generation facilities, except for the Ontelanuee facility discussed below, expired on June 1, 2007. In addition, Energy Management and Marketing Agreement with Eagle Energy Partners I, LP expired on June 1, 2007 and was not renewed.

Operating and Maintenance Agreements

During April 2007, Dynegy terminated all O&M agreements with third-parties. Dynegy’s transition from these agreements is expected to be completed during the third quarter 2007.

Long Term Parts and Service Agreements

Dynegy issued termination notices, with effective dates of April 2, 2007, to General Electric Company (“GE”) for the LTSA contracts for the Casco Bay, Arlington Valley and Moss Landing facilities. On April 2, 2007, GE made a draw on a letter of credit in the amount of $15 million related to the Casco Bay LTSA. Negotiations continue with GE as to whether such funds will be treated as a payment toward services, equipment, or both. The parties have been addressing issues relating to the termination of the LTSAs, and have entered into a Standstill and Tolling Agreement dated April 16, 2007, which postpones the effective date of the LTSA termination notices, and all related issues between the parties regarding the LTSAs. The parties are currently negotiating new arrangements during this standstill period, which would resolve all issues between the parties related to the LTSAs. If no new arrangements are agreed to, Dynegy will seek other parties to provide the services currently covered by the LTSAs and will actively address any other issues that arise in connection with the terminations.

Financing Arrangements and Letters of Credit

The GE draw on the letter of credit of $15 million was converted to a one-month LIBOR loan as permitted under the terms of the credit facilities. After approximately 30 days, Dynegy re-paid this loan in full, thereby bringing the Dynegy Gen Finance Company, LLC Special L/C Facility capacity back to a full $500 million.

On May 24, 2007 Dynegy. announced the completion of two refinancing transactions by the company’s wholly owned subsidiary, Dynegy Holdings Inc. (“DHI”), specifically relating to the issuance of $1.65 billion of senior unsecured notes and the provision of $750 million in incremental capacity under the company’s senior secured credit facility.

The $1.65 billion notes offering included two tranches: $1.1 billion of 7.75% Senior Unsecured Notes due 2019 and $550 million of 7.50 % Senior Unsecured Notes due 2015. DHI utilized the net proceeds of the $1.65 billion offering of senior unsecured notes, after deducting fees and expenses, to repay approximately $1.6 billion of debt outstanding under the LSP Gen Finance, Kendall and Ontelaunee credit facilities.

The size of DHI’s $1.32 billion senior secured credit facility has been increased by an additional $750 million. The incremental capacity replaces the $750 million of credit capacity that was assumed in connection with Dynegy’s combination with the LS Entities

Derivative Instruments and Hedging Activities

In the second quarter of 2007, Dynegy, on behalf of PPEA, entered into three interest rate hedging agreements with an aggregate notional amount of approximately $273 million and fixed interest rates of approximately 5.3%. These interest rate swap agreements convert PPEA’s floating rate debt exposure to a fixed interest rate. The interest rate swap agreements terminate in June 2040.

Effective with the refinancing transactions on May 24,2007, Dynegy terminated all of the LSP Gen Finance and Kendall interest rate swap agreements.

POWER GENERATION BUSINESS OF

LS POWER DEVELOPMENT, LLC AND AFFILIATES

Combined Financial Statements

December 31, 2006 and 2005

(With Independent Auditors’ Report Therein)

Independent Auditor’s Report

The Members

LS Power Development, LLC:

We have audited the accompanying combined balance sheets of the Power Generation Business of LS Power Development, LLC and Affiliates as of December 31, 2006 and 2005, and the related combined statements of operations, owners’ equity and comprehensive loss, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Power Generation Business of LS Power Development, LLC and Affiliates as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 13, 2007

POWER GENERATION BUSINESS OF

LS POWER DEVELOPMENT, LLC AND AFFILIATES

Combined Balance Sheets

December 31, 2006 and 2005

(In thousands of dollars)

	2006	2005
Assets
Current assets:
Cash and cash equivalents	$63,681	$6,554
Restricted cash	234,273	27,089
Accounts receivable-trade, net of allowance for doubtful accounts of $0 and $436, respectively	49,778	8,082
Accounts receivable-other	10,895	654
Inventory	35,898	5,184
Prepaid expenses	11,257	2,092
Derivative instruments	24,028	—
Prepaid income taxes	1,796	—
Other current assets	392	296

Total current assets	431,998	49,951

Property, plant and equipment, net	2,143,985	349,329
Acquired intangible assets, net	263,930	253,847
Goodwill	610	—
Derivative instruments	14,235	—
Restricted cash	225,044	—
Other non-current assets	29,599	1,255
Deferred financing costs, net	62,843	10,175

Total assets	$3,172,244	$664,557

Liabilities and Owners’ Equity
Current liabilities:
Current portion of long-term debt	$31,733	$19,835
Short-term debt	—	125,000
Accounts payable	11,423	2,911
Accounts payable-affiliate	280	1,640
Accrued interest payable	1,763	811
Accrued expenses	55,357	7,412
Deferred revenue	9,130	—

Total current liabilities	109,686	157,609
Long-term debt	2,121,200	401,110
Bonds payable	100,000	—
Note payable-affiliate, including accrued interest	3,322	1,376
Derivative instruments	43,839	95
Asset retirement obligations	32,577	—
Deferred income taxes	1,402	—
Other long-term liabilities	31,782	11,666

Total liabilities	2,443,808	571,856

Commitments and contingencies (notes 7 and 14)
Minority interest	80	—
Owners’ equity	728,356	92,701

Total liabilities and owners’ equity	$3,172,244	$664,557

See accompanying notes to combined financial statements.

POWER GENERATION BUSINESS OF

LS POWER DEVELOPMENT, LLC AND AFFILIATES

Combined Statements of Operations

Years ended December 31, 2006 and 2005

(In thousands of dollars)

	2006	2005
Energy and capacity revenues	$969,654	$65,537
Ancillary revenues	19,502	373

Total revenues	989,156	65,910

Operating expenses:
Fuel and transportation	659,189	23,753
Operations and maintenance expenses	117,897	20,232
Depreciation	52,140	6,573
Project development expenses	22,400	16,097
General and administrative expenses	28,186	5,215

Total operating expenses	879,812	71,870

Income (loss) from operations	109,344	(5,960)

Interest expense	(150,968)	(57,160)
Interest income	20,405	1,121
Other income, net	33,676	12,786
Minority interest	8,689	—

Income (loss) before income taxes	21,146	(49,213)

Income tax provision	(8,190)	—

Net income (loss)	$12,956	$(49,213)

See accompanying notes to combined financial statements.

POWER GENERATION BUSINESS OF LS

POWER DEVELOPMENT, LLC AND AFFILIATES

Combined Statements of Owners’ Equity and Comprehensive Income (Loss)

Years ended December 31, 2006 and 2005

(In thousands of dollars)

	Owners’ interests	Accumulated deficit	Accumulated other comprehensive loss	Total owners’ equity
Balance at December 31, 2004	$26,370	$(25,882)	$—	$488
Net loss	—	(49,213)	—	(49,213)
Change in unrealized loss on derivatives	—	—	(95)	(95)

Total comprehensive loss	—	—	—	(49,308)
Distributions	(144,939)	—	—	(144,939)
Capital contributions	286,460	—	—	286,460

Balance at December 31, 2005	$167,891	(75,095)	(95)	92,701
Net income	—	12,956	—	12,956
Change in unrealized loss on derivatives	—	—	(7,500)	(7,500)

Total comprehensive income	—	—	—	5,456
Distributions	(97,736)	—	—	(97,736)
Capital contributions	727,935	—	—	727,935

Balance at December 31, 2006	$798,090	$(62,139)	$(7,595)	$728,356

See accompanying notes to combined financial statements.

POWER GENERATION BUSINESS OF

LS POWER DEVELOPMENT, LLC AND AFFILIATES

Combined Statements of Cash Flows

Years ended December 31, 2006 and 2005

(In thousands of dollars)

	2006	2005
Cash flows from operating activities:
Net income (loss)	$12,956	$(49,213)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Increase in accrued interest income receivable on deposits for electrical transmission service	2	(67)
Increase in accrued interest expense-affiliate loans	5	72
Non cash interest expense	1,368	—
Depreciation	52,140	6,573
Deferred income taxes	1,402	—
Amortization of intangible assets	38,297	29,998
Amortization of debt discount	—	27,116
Amortization of deferred financing costs	6,411	366
Bad debt expense	3,348	436
Gain on sale of assets	(29,909)	—
Gain on derivative instruments	(2,019)	(7,979)
Accretion of asset retirement obligations	2,350	—
Realized gain on option	—	(667)
Swap breakage costs	—	(5,452)
Minority interest in net loss of subsidiary	(8,689)	—
Change in assets and liabilities:
Increase in accounts receivable-trade	(26,162)	(1,422)
Increase in accounts receivable-other	(132)	(64)
Decrease (increase) in inventory	316	(506)
Increase in prepaid expenses	(6,019)	(1,073)
Increase in prepaid income taxes	(1,796)	—
(Increase) decrease in other current assets	288	206
Increase in other non-current assets	(152)	—
(Decrease) increase in accounts payable	(15,172)	733
(Decrease) increase in accounts payable-affiliates	(1,222)	1,639
Increase in accrued interest payable	858	761
Increase in accrued expenses	2,858	567
Increase in deferred revenue	9,130	—
Decrease in other long-term liabilities	(699)	(704)

Cash provided by operating activities	39,758	1,320

Cash flows from investing activities:
Acquisitions of assets and liabilities assumed, net of cash acquired	(1,712,608)	(212,548)
Capital expenditures	(2,767)	(1,340)
Purchases of land	(5,382)	—
Proceeds from sale of assets	41,965	—
Payments on construction in progress	(96,636)	—
Deposits for electrical transmission service	(1,943)	—
Change in restricted cash	(432,228)	9,367

Cash used in investing activities	(2,209,599)	(204,521)

Cash flows from financing activities:
Principal payments on long-term debt	(213,958)	(467,578)
Principal payments on short-term debt	(236,500)	—
Debt issuance costs and deferred financing costs	(60,584)	(11,308)
Proceeds from issuance of long-term debt	1,887,450	547,000
Proceeds from issuance of working capital loans	111,500	—
Proceeds from issuance of affiliate loans	1,940	—
Proceeds from issuance of bonds	100,000	—
Premium payment on option contract	(45,500)	—
Proceeds from sale of option contract	40,152	—
Proceeds from minority interest	8,769	—
Increase in deferred revenue	3,500	—
Capital contributions	727,935	286,460
Distributions	(97,736)	(144,939)

Cash provided by financing activities	2,226,968	209,635

Increase in cash and cash equivalents	57,127	6,434
Cash and cash equivalents:
Cash and cash equivalents, beginning of year	6,554	120

Cash and cash equivalents, end of year	$63,681	$6,554

Supplemental disclosure of cash flow information:
Cash paid for interest	$135,954	$28,828
Cash paid for income taxes	$8,584	$—

See accompanying notes to combined financial statements.

POWER GENERATION BUSINESS OF

LS POWER DEVELOPMENT, LLC AND AFFILIATES

Notes to Combined Financial Statements

December 31, 2006 and 2005

(1)	Basis of Presentation and Organization

LS Power Development, LLC and affiliates (the “LS Power Group”) is a group of integrated development, investment and management companies focusing on the power generation industry. LS Power Development, LLC (“Development”), a Delaware limited liability company, is the general partner of LS Power Associates, LP (“LS Associates”), a Delaware limited partnership, through which the LS Power Group develops, manages and invests in power generation projects. In addition, Development is the general partner of LS Power Partners, L.P. (“LS Power”), a Delaware limited partnership. LS Power is the general partner of LS Power Equity Partners, L.P. (“LS Equity Partners”) and LS Power Equity Partners PIE I, LP (“PIE”), both Delaware limited partnerships. LS Equity Partners and PIE co-invest in companies engaged in the power industry.

The accompanying combined financial statements include the financial statements of: LSP Kendall Blocker, Inc.; LSP Kendall Holding, LLC and its wholly owned subsidiaries of LSP-Kendall Energy, LLC and LSP Equipment, LLC; LSP Services Kendall, LLC; LSP ONT Blocker, Inc.; LSP Ontelaunee Holding, LLC and its wholly owned subsidiary of Ontelaunee Power Operating Company, LLC; LSP Plum Point Blocker, Inc.; LSP Plum Point Holdings, LLC and its subsidiaries; LSP Services Plum Point, LLC; and LSP Moss Blocker, Inc; LSP Morro Blocker, Inc.; LSP Oakland Blocker, Inc.; LSP SB Blocker, Inc.; LSP Arlington Blocker, Inc.; LSP Griffith Blocker, Inc.; LSP Bridgeport Blocker, Inc.; LSP Casco Blocker, Inc.; (collectively the “Blockers”); LSP Generation Holdings, LLC and its subsidiaries; and certain power generation development projects, which are in early stages of development and are owned directly or indirectly by LS Associates. Each of the aforementioned entities is owned directly or indirectly by LS Associates. As of December 31, 2006, only one of the power generation development projects (the “Plum Point Project”), had reached the construction phase of development. No power generation project had reached the construction phase of development at December 31, 2005. The entities listed in this paragraph, excluding LS Associates, are collectively referred to within the accompanying combined financial statements as the “Company.”

On December 1, 2004, LSP Kendall Holding, LLC (“Kendall Holding”), a wholly owned subsidiary of LS Associates acquired 100% of the outstanding membership interests of LSP-Kendall Energy, LLC (“Kendall”) and LSP Equipment, LLC (“Equipment”) (the “Kendall Acquisition”). Kendall Holding was formed to acquire 100% of the outstanding membership interests of Kendall and Equipment. The acquisition was accounted for under the purchase method of accounting and the results of Kendall’s operations have been included in the combined financial statements since the date of acquisition. The current members of Kendall Holding are LS Associates, LS Equity Partners and LSP Kendall Blocker, Inc. (“Kendall Blocker”). LS Equity Partners and Kendall Blocker were admitted as members in October 2005.

On October 6, 2005, LSP Ontelaunee Holding, LLC (“Ont Holding”), acquired 100% of the outstanding membership interests of Ontelaunee Power Operating Company, LLC (“Ontelaunee”) (the “Ontelaunee Acquisition”). Ont Holding was formed to acquire 100% of the outstanding membership interests in Ontelaunee. The acquisition was accounted for under the purchase method of accounting and the results of Ontelaunee’s operations have been included in the combined financial statements since the date of acquisition. The members of Ont Holding are LS Equity Partners and LSP ONT Blocker, Inc. (“ONT Blocker”).

On May 4, 2006, LSP Generation Holdings, LLC (“Gen Holdings”), through its subsidiary LS Power Generation, LLC (“LSP Gen”), acquired 100% of Duke Energy North America’s ownership interests in eight power generation facilities located in the western and northeastern United States (the “Generation Acquisition”) (see note 3). At the time of the acquisition, 50% of one of the power generation facilities was owned by PP&L Corporation. LSP Gen purchased the remaining ownership interest from PP&L Corporation on June 30, 2006. The members of Gen Holdings are LS Equity Partners and the Blockers. The members of LSP Gen are Gen Holdings and LSP Gen Investors, LP which owns approximately 1.7%.

As of December 31, 2006, the LS Power Group controlled the following power generation facilities:

Facility	Location	Year Operational	Size in MW
Moss Landing	California	1967-2002	2,529
Morro Bay	California	1963	650
South Bay	California	1960-71	706
Oakland	California	1978	165
Arlington Valley	Arizona	2002	585
Griffith	Arizona	2002	558
Bridgeport	Connecticut	1998	527
Casco Bay	Maine	2000	540
Ontelaunee	Pennsylvania	2002	580
Kendall	Illinois	2002	1,200
Plum Point	Arkansas	In Construction	665

(2)	Summary of Significant Accounting Policies

(a)	Basis of Combination

The combined financial statements include the financial statements of Kendall Blocker; Kendall Holding and its wholly owned subsidiaries of Kendall and Equipment; LSP Services Kendall, LLC; ONT Blocker; Ont Holding and its wholly owned subsidiary of Ontelaunee; LSP Plum Point Blocker, Inc.; LSP Plum Point Holding, LLC and its subsidiaries; LSP Services Plum Point, LLC; and LSP Moss Blocker, Inc; LSP Morro Blocker, Inc.; LSP Oakland Blocker, Inc.; LSP SB Blocker, Inc.; LSP Arlington Blocker, Inc.; LSP Griffith Blocker, Inc.; LSP Bridgeport Blocker, Inc.; LSP Casco Blocker, Inc.; LSP Generation Holdings, LLC and its subsidiaries; and certain power generation development projects, which are in early stages of development and are owned directly or indirectly by LS Associates. Each of the aforementioned entities is owned directly or indirectly by LS Associates, LS Equity Partners or PIE. The Company is under common control of Development by virtue of Development’s direct and indirect ownership interests and management control of the entities. Minority interest represents minority members’ proportionate share of the membership interests in LSP Gen and a subsidiary of LSP Plum Point Holdings, LLC. All significant intercompany transactions and balances have been eliminated in combination.

(b)	Use of Estimates

Management makes estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses to prepare the combined financial statements in conformity with U.S. generally accepted accounting principles. The most significant of these estimates and assumptions relate to the recoverability of reported amounts of acquired property, plant and equipment and intangible assets, valuation of deferred tax assets, valuation of derivative instruments and valuation of assets acquired and liabilities assumed in purchase business combinations. Actual results could differ from those estimates.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(d)	Restricted Cash

Restricted cash consists of amounts that are restricted under the terms of the Company’s financing agreements from transfer or dividend until such time as certain conditions are met. Such restricted cash is used primarily for construction costs, operating and maintenance expenses and debt service. A portion of restricted cash used for construction costs and debt service is classified as noncurrent at December 31, 2006 in the accompanying 2006 combined balance sheet.

(e)	Allowance for Doubtful Accounts

Management establishes reserves on accounts receivable if it becomes probable that the Company will not collect part of the outstanding accounts receivable balance. Management reviews collectibility and establishes or adjusts its allowance using the specific identification method.

(f)	Inventory

Inventory consists of spare parts and fuel oil. Spare parts inventory is stated at the lower of weighted average cost or market and fuel oil inventory is stated at the lower of cost or market.

(g)	Property, Plant and Equipment

Property, plant and equipment are stated at cost (fair value at the acquisition dates) less accumulated depreciation. Depreciation is computed on a straight line basis over the estimated remaining useful lives of individual assets or classes of assets. The useful lives for office equipment and furniture and fixtures are 7 years, software is 3 years, computer hardware is 5 years and plant and equipment is 30-35 years, except for the leased South Bay facility which is 4 years. Additions and improvements extending asset lives are capitalized, while repairs and maintenance, including planned major maintenance, are charged to expense as incurred. Depreciation expense for the years ended December 31, 2006 and 2005 was $52.1 million and $6.6 million, respectively.

(h)	Construction in Progress

All costs directly related to the acquisition and construction of long lived assets are capitalized. A portion of interest costs (including amortization of debt issuance and financing costs) from loans and bonds has been capitalized during the ongoing construction of a 665 megawatt coal fired electric generating facility (the “Plum Point Project”), near the city of Osceola, Arkansas. As of December 31, 2006, cumulative capitalized interest including amortization of debt issuance and financing costs was approximately $5.4 million. Interest cost was approximately $44.2 million for the year ended December 31, 2006.

(i)	Impairment of Long Lived Assets and Acquired Intangible Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, long lived assets and intangible assets with determinable useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and would be charged to earnings. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the costs to sell. Intangible assets are amortized over their respective estimated useful lives.

(j)	Investment in Unconsolidated Subsidiary

The Company had an investment in an unconsolidated subsidiary representing its 50% ownership in such subsidiary from May 4, 2006 through June 30, 2006. The investment resulted in equity in loss of approximately $1.8 million for the aforementioned period, which is reflected in the Company’s income from operations.

(k)	Goodwill

Goodwill represents, at the time of an acquisition, the amount of purchase price paid in excess of the fair value of net assets acquired. In connection with the Company’s June 2006 acquisition of the remaining 50% of the electric generating facility from PPL Corporation, the Company recognized goodwill of $610,000. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company will evaluate goodwill for impairment on an annual basis and when events warrant an assessment.

(l)	Asset Retirement Obligations

The Company recognizes the fair value of the liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted through charges to operating expenses. If the obligation is settled for other than the carrying amount of the liability a gain or loss is recognized on settlement. In connection with the Generation Acquisitions in May and June 2006, the Company recognized liabilities of $30.2 million for asset retirement obligations to provide for the future removal of asbestos from certain of its electric generating facilities, pond closures and dismantling of an electric generating facility. Accretion expense related to the asset retirement obligations during 2006 was approximately $2.4 million and the liability as of December 31, 2006 totaled $32.6 million.

(m)	Leases

Due to the criteria set forth in SFAS No. 13, Accounting for Leases, certain agreements or leases are classified as capital leases. The individual agreements or leases are identified in note 8.

(n)	Debt Issuance and Financing Costs

Debt issuance and financing costs are amortized over the term of the related debt using the effective interest method. The amortization of these costs is reflected as a component of interest expense on the accompanying statements of operations. For the years ended December 31, 2006 and 2005, amortization of these costs totaled $6.4 million and $0.4 million, respectively.

(o)	Revenue Recognition

Revenue from sales of electricity are recorded upon delivery to customers based upon the output delivered and capacity provided at the lesser of amounts billable under the power purchase agreements, or the average estimated contract rates over the initial term of the power purchase agreements. When a long-term power purchase agreement conveys the right to use the generating capacity of the Company’s facility to the buyer of the electric power, that agreement is evaluated to determine if it is a lease of the generating unit rather than a sale of electric power. Operating lease revenue for the Company’s generating units is recorded as capacity revenue and included in energy and capacity revenues in the combined financial statements. Revenues from sales of electricity not covered under power purchase agreements are recorded as delivered at current market prices.

(p)	Power Purchase Agreements

In connection with the acquisitions described in notes 1 and 3, the Company recorded the fair value of long-term power purchase agreements as intangible assets and liabilities. The intangible assets and liabilities are amortized over the term of the respective contracts as a reduction or increase in energy and capacity revenues in the combined statements of operations for the years ended December 31, 2006 and 2005.

(q)	Derivative Financial Instruments

The Company enters into interest rate swaps and other contracts to reduce its exposure to market risks from changing interest, commodity, and energy rates. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, all derivative instruments are recorded on the balance sheet as either an asset or liability and are measured at fair value regardless of the purpose or intent for holding them. On the date a derivative contract is entered into, the Company may designate hedging relationships.

The Company documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy. This process includes linking all derivatives that are designated as hedges to specific assets or liabilities on the balance sheet or to forecasted transactions. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. This could occur when: (1) it is determined that a derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated or exercised; or (3) the derivative is discontinued as a hedging instrument, because it is unlikely that a forecasted transaction will occur. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge of the cash flows, the derivative will continue to be carried at fair value in the statement of financial position, and gains and losses that were accumulated in other comprehensive income are either recognized immediately or over the remaining term of the forecasted transaction.

Changes in the fair value of derivative instruments are either recognized in income or owners’ equity as a component of accumulated other comprehensive income or loss (“AOCI”), depending upon their use and designation. Gains and losses related to transactions that qualify for cash flow hedge accounting are recorded in AOCI and reflected in income in the period the hedged items affect earnings. Otherwise any gains and losses resulting from changes in the market value of the contracts are recorded in income in the current period.

The interest rate swap agreements are used to convert the floating interest rate component of a portion of our long term debt obligations to fixed rates. Changes in the fair value of the interest rate swap agreements that qualify as cash flow hedges are recorded in other comprehensive income; otherwise, such changes are recorded in other income, net. In addition, the Company has entered into heat rate call option contracts on generating capacity of a number of its electric generating facilities. Changes in the fair value of the heat rate call option contracts are recorded in energy and capacity revenues.

As of December 31, 2006 and 2005, the net fair value of derivative instruments totaled a net liability of $5.6 million and a liability of $95,000, respectively (see note 9).

(r)	Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses equals or approximates fair values due to the short term maturity of those instruments. The fair value of long term debt approximated its book value at December 31, 2006 and December 31, 2005 as the interest rates are variable.

(s)	Project Development Costs

Project development costs consisting of start up and organization costs are expensed as incurred. Project development costs directly related to the acquisition or construction of long lived assets are capitalized when it is determined that it is probable that such project development costs will be realized through the ultimate construction of a power generation plant. These costs are primarily funded and paid for by LS Associates.

(t)	Income Taxes

The majority of the entities comprising the Company have been organized as limited liability companies or limited partnerships. Therefore, federal and state income taxes are assessed at the member or partner level. However, the Blockers, LSP Plum Point Blocker, Inc, Kendall Blocker and ONT Blocker are Delaware corporations and any related income tax is accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities and their respective tax bases and operating loss carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

(u)	Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of restricted cash and accounts receivable. Restricted cash accounts are generally held in federally insured banks. Accounts receivable are concentrated within entities engaged in the energy industry and the Company’s operations are concentrated in California and the northeastern United States. These industry and geographic concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry, weather or other conditions. For the year ended December 31, 2006, three customers, California ISO, ISO New England and PJM ISO, accounted for 30%, 26% and 8%, respectively, of the Company’s revenues. For the year ended December 31, 2005, three customers accounted for all of the Company’s revenues. The loss of any of these customers could result in an adverse impact on the Company’s results of operations, financial position and cash flows.

The Company is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments. The counterparties to these transactions are major financial institutions. The Company does not require collateral or other security to support the financial instruments with credit risk.

(v)	Risks and Uncertainties

The Company believes there are many development and investment opportunities to pursue. However, development and investment opportunities are dependent upon a variety of factors, including the economy, the regulatory environment, the electricity markets, and the availability of capital resources.

As with any power generation facility, operation and construction of the Company’s electric generating facilities involves risk, including the performance of the facility below expected levels of efficiency and output, shut downs due to the breakdown or failure of equipment or processes, violations of permit requirements, operator error, labor disputes, weather interferences or catastrophic events such as fires, earthquakes, floods, explosions, or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by the facilities or significantly increase the expenses of each of the facilities, adversely impacting the Company’s ability to make payments of principal and interest on its debt when due.

(w)	Commitments and Contingencies

The Company is a party to a number of claims and proceedings arising in the normal course of business. Management assesses each matter and determines the probability that a gain or loss has been incurred and the amount of such gain or loss if it can be reasonably estimated. Management reviews such matters on an ongoing basis. Any gain or loss contingencies are based on estimates and judgments made by management with respect to the likely outcome of such matters. Management’s estimates could change based on new information.

The Company follows the guidance of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others for disclosing and accounting of guarantees and indemnifications entered into during the course of business. When a guarantee or indemnification subject to FIN No. 45 is entered into the estimated fair value of the guarantee or indemnification is assessed. Some guarantees and indemnifications could have financial impact under certain circumstances. Management considers the probability of such circumstances occurring when estimating fair value.

(x)	Reclassifications

Certain reclassifications have been made to the 2005 combined financial statements to conform to the 2006 presentation.

(y)	Recent Accounting Pronouncements

In June 2006, FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes. The Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109, Accounting for Income Taxes. The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on the related recognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The Interpretation is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company does not expect this pronouncement to have a material impact on its combined financial statements.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 provides a definition of fair value as well as a framework for measuring fair value. In addition, SFAS 157 expands the fair value measurement disclosure requirements of other accounting pronouncements to require, among other things, disclosure of the methods and assumptions used to measure fair value as well as the earnings impact of certain fair value measurement techniques. SFAS 157 does not expand the use of fair value in existing accounting pronouncements. The Company will adopt the provisions of SFAS 157 prospectively and must adopt SFAS 157 no later than January 1, 2008. The potential impact of adoption is not yet determinable.

(3)	Generation Acquisition

Generation Acquisitions

On May 4, 2006, Gen Holdings, through its subsidiary LSP Gen, acquired 100% of Duke Energy North America’s ownership interests in eight power generation facilities located in the western and northeastern United States. At the time of the acquisition, 50% of one of the power generation facilities was owned by PP&L Corporation. On June 30, 2006, a subsidiary of LSP Gen purchased the remaining 50% ownership interest from PPL Corporation for approximately $112 million. The assets acquired in the June 30 acquisition consisted primarily of property, plant and equipment and a receivable (see note 5 (a)).

The two acquisitions include eight power generation facilities (the “Generation Facilities”) in four states in the western and northeastern United States with a nominal net operating capacity of 6,260 MW as follows:

(1) Natural gas fired combined cycle facilities located in Moss Landing (units 1 and 2), California; Griffith, Arizona; Arlington Valley, Arizona; Bridgeport, Connecticut and Casco Bay, Maine representing 51% of total net operating capacity;

(2) Natural gas fired conventional steam facilities located in Moss Landing (units 6 and 7), California; Morro Bay, California and San Diego, California representing 46% of total net operating capacity; and

(3) An oil fired, simple cycle facility located in Oakland, California representing 3% of total net operating capacity.

The cost of the Generation Acquisition was approximately $1,610 million, consisting of $1,604 million of cash and $6 million of direct acquisition costs. There was a subsequent adjustment of approximately $8.2 million reducing the purchase price that is reflected in the following table. The $8.2 million is reflected in accounts receivable-other on the combined balance sheet. The acquisition was partially funded by the issuance of debt (see note 8) and capital contributions from the current owners. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on estimates of their fair values at the date of acquisition. Fair values were determined primarily by an independent third party valuation.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition (May 4, 2006).

(In thousands)
Current assets	$65,493
Property, plant and equipment	1,660,989
Acquired intangible assets	48,380
Other non-current assets	582

Total assets acquired	1,775,444

Current liabilities	66,662
Capital lease obligation	55,909
Asset retirement obligations	29,942
Other long-term liabilities	13,135

Total liabilities assumed	165,648

Net assets acquired	$1,609,796

The acquired intangible assets represent the above market portion of a number of power purchase agreements. In addition, the Company also recognized a power purchase contract as an out-of-market contract liability with a fair value of $2.4 million. Such agreements have a weighted average term of four and one half years. At December 31, 2006, the gross carrying value, accumulated amortization and net carrying value of the power purchase agreements was approximately $46.0 million, $8.4 million and $37.6 million, respectively. The estimated annual amortization expense for each of the next five years is approximately $11.4 million for 2007, $8.7 million for 2008, $8.7 million for 2009 and $8.8 million for 2010.

Current liabilities included a $32 million reserve for major maintenance. Such maintenance was completed and paid for and the capital lease obligation of $55.9 million was deemed repaid as the result of the defeasance of a related bond obligation prior to December 31, 2006.

(4)	Property, Plant and Equipment

Property, plant and equipment at December 31, 2006 and 2005 consisted of the following:

	2006	2005
	(In thousands)
Land and improvements	$55,843	$6,295
Computer software and hardware	714	282
Office furniture and equipment	128	74
Plant and equipment	2,047,874	348,603
Construction in progress	98,526	1,035

	2,203,085	356,289
Accumulated depreciation	(59,100)	(6,960)

Property, plant and equipment, net	$2,143,985	$349,329

(5)	Other Non Current Assets

As of December 31, 2006, other noncurrent assets consisted primarily of the following:

(a) a $26 million prepaid related to an interconnection agreement with the Western Area Power Administration (“WAPA”). WAPA provides for the interconnection of the Griffith facility to WAPA’s transmission system. The prepaid represents amounts paid by the Company in connection with the construction of improvements to the WAPA transmission system that were necessary to enable transmission of electricity from the Griffith facility. The amount paid is refunded in the form of a monthly credit of $252,000 to Griffith’s transmission service charge through June 2018; and

(b) refundable cash deposits of $3 million. The deposits were paid to electric utilities in connection with applications for firm point to point electric transmission service. The deposits are refundable, with interest, upon the occurrence of certain events, including among others, withdrawal of the application for transmission service by the Company, or inability of the transmission provider to complete new facilities needed to provide the transmission service. Interest income on the deposit is computed from the date the deposit is received by the utility until the date a refund is made, compounded quarterly, in accordance with the Federal Energy Regulatory Commission’s guidelines. Such guidelines require the use of monthly prime interest rates published by the Federal Reserve Board. Accrued interest income on deposits aggregated approximately $154,000 and $156,000 as of December 31, 2006 and 2005, respectively and has been included in the related deposits on the combined balance sheets.

(6)	Accrued Expenses

Accrued expenses at December 31, 2006 and 2005 consisted of the following:

	2006	2005
	(In thousands)
Property taxes	$5,579	$5,894
Construction in progress	10,749	—
RMR contract reserve (see note 14)	8,000	—
Option contract settlements	4,840	—
Other	26,189	1,518

Total accrued expenses	$55,357	$7,412

(7)	Facility and Project Development Contract Commitments

(a)	Power Purchase Agreements

Kendall

Under the terms of a Power Purchase Agreement (the “DPM PPA”), with Dynegy Power Marketing, Inc. (“DPM”), Kendall is obligated to sell and DPM is obligated to purchase approximately 550 MW of electric generating capacity and associated energy from two of the four electric generating units (the “Units”) at the Kendall facility at prices set forth in the DPM PPA. The initial term of the DPM PPA is ten years, beginning on June 1, 2001. DPM has the option of extending the DPM PPA for two additional five-year terms by providing Kendall written notice at least two years prior to the expiration of the initial term and the first additional five-year extension. Kendall may, if DPM does not extend the DPM PPA prior to the end of the initial term, extend the DPM PPA for a period of five years.

The terms of the DPM PPA require DPM to make payments to Kendall including a reservation payment, an energy payment, a guaranteed heat rate payment and a system upgrade payment.

The DPM PPA is a tolling arrangement, whereby DPM is obligated to arrange, procure, supply, nominate, balance, transport, pay for and deliver the amount of natural gas necessary for each DPM Unit to generate its net electrical output. DPM’s obligations under the DPM PPA are guaranteed by DPM’s parent company, Dynegy Inc. In November 2004, DPM entered into a back to back power purchase agreement (the “Dynegy/Constellation PPA”) with Constellation Energy Commodities Group, Inc. (“Constellation”) with respect to the DPM Units. Under the terms of the Dynegy/Constellation PPA, DPM paid Constellation to assume its fixed obligations under the Dynegy PPA through November 2008.

Under the terms of a Power Purchase Agreement (the “Rainy River PPA”) with Rainy River Energy Corporation (“Rainy River”), Kendall was obligated to sell and Rainy River was obligated to purchase approximately 275 MW of electric generating capacity and associated energy from one of the four Units at the Kendall facility at prices set forth in the Rainy River PPA. On April 1, 2005, Rainy River assigned its interest to Constellation. Constellation thereby assumed all of Rainy River’s rights and obligations arising under the Rainy River PPA, restating the agreement to the Constellation PPA (the “Constellation PPA”). In connection with this assignment, Kendall received a consent fee of $4.1 million which has been recorded in other income, net in the accompanying combined statements of operations for the year ended December 31, 2005. The initial term of the Constellation PPA expires on September 16, 2017. Constellation may extend the term of the agreement for additional one year periods under certain circumstances.

The terms of the Constellation PPA require Constellation to make payments to Kendall including a reservation payment, an energy payment, a guaranteed heat rate payment and a system upgrade payment.

The Constellation PPA is a tolling arrangement, whereby Constellation is obligated to arrange, procure, supply, nominate, balance, transport, pay for and deliver the amount of natural gas necessary for the Constellation Unit to generate its net electrical output. Constellation’s obligations under the Constellation PPA are guaranteed by Constellation’s parent company, Constellation Energy Group, Inc.

Plum Point

During 2006, PPEA entered into 30-year power purchase agreements (each a “PPA” or together the “PPAs”) with Empire District Electric Company (“Empire”), Municipal Energy Agency of Mississippi (“MEAM”), South Mississippi Electric Power Association (“SMEPA”), the Missouri Joint Municipal Electric Utility Commission (“MJMEUC”) and Southwestern Electric Cooperative, Inc. (“SWECI”) for the sale of 50 MW, 40 MW, 200 MW, 50MW and 78MW, respectively, of capacity and associated energy from the Plum Point Project. Pursuant to the PPAs, PPEA will receive capacity payments, fixed and variable payments, a fuel payment and a capital expense payment. The fuel charge under the PPAs will be based on the delivered cost of coal (inclusive of transportation costs) and an assumed heat rate.

The Empire and MEAM PPA provide both Empire and MEAM with a buyout option. Upon exercising these options, the PPA counterparties would become Project Co Owners.

Under the terms of the Empire PPA, Empire originally agreed to purchase an amount in MW equal to fifteen percent (15%) of the total net electrical capacity of Plum Point Project (the “Contract Capacity”). On March 14, 2006, Empire exercised its buyout option to purchase a percentage ownership in the Plum Point Project equal to 7.5% of the unit capacity. Empire has assumed all ongoing costs associated with the construction and operation of its portion of the Plum Point Project. The Empire PPA continues in effect for a period ending 30 years after the Plum Point Project’s commercial operations date. However, the Empire PPA is subject to termination at an earlier date on or after the fifth anniversary of the Plum Point Project’s commercial operations date for the 7.5% unit capacity or 50MW that has remained subject to the Empire PPA. Empire has the option to acquire another 7.5% ownership interest in the Plum Point Project and reduce the Contract Capacity to zero on the fifth anniversary of the Plum Point Project’s commercial operation date (the “Purchaser Second Buyout Option”).

If Empire fails to close on the Purchaser Second Buyout Option, the Empire PPA stays in full force and Empire is precluded thereafter from exercising such buyout option. Exercising the Purchaser Second Buyout Option terminates the Empire PPA.

The Empire PPA is subject to specified construction and energy delivery milestone deadlines.

If PPEA fails to meet any of the construction milestones, PPEA would be responsible to deliver to Empire completion security that shall be limited to an amount not to exceed $3 million, the product of $30 per kW and 100MW.

In the event the commercial operations date is delayed beyond August 1, 2010, PPEA may be responsible for replacement power or liquidated damages during the period of delay, subject to a maximum of $3 million, the product of $30 per kW and 100 MW.

Empire may terminate the Empire PPA and draw down the entire amount of any completion security posted if the delay period is longer than 365 days.

The commercial operations date and construction milestone dates may be extended by a force majeure or a delivery excuse.

In June 2006, MEAM exercised its buy out option of the entire MEAM PPA and acquired a 6% undivided interest in the Plum Point Project from PPEA and the MEAM PPA was terminated. MEAM has assumed all ongoing costs associated with the construction and operation of its portion of the Plum Point Project.

The MJMEUC PPA is subject to termination if the commercial operations date is delayed more than 365 days beyond June 1, 2010. The scheduled commercial operations date may be extended by a force majeure or a delivery excuse. MJMEUC has the option to extend the agreement for an additional five contract years (the “Extension Term”) by providing written notice to PPEA at least 24 months prior to the end of the initial term or any extension term. MJMEUC has a one-time option to purchase the contract capacity at the end of the first Extension Term at fair market value.

The SMEPA PPA is subject to termination if the commercial operations date is delayed more than 365 days beyond August 14, 2010. The scheduled commercial operations date may be extended by a force majeure or a delivery excuse. SMEPA has the option to purchase the contract capacity at fair market value or to extend the agreement for an additional ten contract years (the “SMEPA Extension Term”) by providing written notice to PPEA at least one contract year prior (two contract years prior notification to determine fair market value) to the end of the initial term.

At the end of the SMEPA Extension Term, SMEPA has the option to purchase the contract capacity at the same purchase terms as at the end of the initial term.

The SWECI PPA is subject to termination if the commercial operations date is delayed more than 365 days from the schedule commercial operations date of August 14, 2010. The scheduled commercial operations date may be extended by a force majeure or a delivery excuse.

Generation Facilities

The Company entered into two consecutive (May 1, 2006 until December 31, 2006 and January 1, 2007 until December 31, 2010) tolling agreements for the two electric generation units at Moss Landing 6&7 with Pacific Gas and Electric Company (“PG&E”). The unit contingent contracts include energy conversion, capacity and ancillary services with a price tied to a guaranteed availability rate and an expected heat rate. These contracts are on a unit contingent basis whereby if the unit is not operational, it is not expected to deliver power or make the contractor whole. These tolling agreements also provide for the reimbursement by PG&E of gas transportation costs. PG&E has exclusive full dispatch rights to the applicable generating units, limited by the rules of the California ISO, the contracted capacity and other operating restrictions.

The Company has provided letters of credit in the aggregate amount of $55.1 million as security for its obligations under the Moss Landing 6&7 tolling agreement. In addition, the Company is required to post additional security to PG&E to the extent PG&E’s mark-to-market exposure exceeds the amount of the posted letter credit. In order to be in a position to satisfy these potential additional security posting requirements, LSP Moss Landing, LLC and Gen Finance entered into an agreement with an investment grade financial institution, under which the financial institution has agreed to provide credit support in the form of cash deposits, up to a specified maximum amount. In the event PG&E were to utilize such cash deposits to satisfy Moss Landings’ obligations under the tolling agreement, Gen Finance would have an obligation to reimburse the financial institution. Gen Finance has provided a $30 million letter of credit to the financial institution as well as a lien on the collateral securing the Gen Finance credit facilities (see note 8).

Several capacity contracts were entered into by LSP Moss Landing, LLC, with various counterparties for the sale of resource adequacy capacity to load serving entities for delivery in 2007. The average monthly volume of the contracts is 147 MW. The contracts provide for the plant to bid the contracted capacity into the California ISO markets for the counterparties to have the right to claim contracted capacity resources to the California ISO in exchange for fixed monthly payments.

The Company’s Morro Bay electric generating facility has a three-year tolling agreement with PG&E for two of the facility’s units which is effective through December 31, 2007. Under this tolling agreement, PG&E pays Morro Bay a fixed capacity payment as well as a reimbursement for variable O&M expenses. The tolling agreement contracts the plant on a unit contingent basis. Under the contract, PG&E has the right to ancillary services as well as the contracted capacity of the plant. Security in the form of a $32.5 million letter of credit has been provided to PG&E.

On December 7, 2006, Griffith Energy, LLC entered into a unit contingent tolling agreement with Nevada Power Company for 50% of the output of the Griffith generating plant. The contract includes energy conversion with a price tied to a guaranteed availability rate. Nevada Power is responsible for providing fuel to the plant. The term of the contract is for the months of June through September 2007. LSP Gen provided a performance guarantee on behalf of Griffith Energy, LLC. The potential liability under this guarantee is capped at $5 million.

The Company’s South Bay and Oakland electric generating facilities operate under renewable Reliability Must Run (“RMR”) agreements with the California ISO which may be renewed by the ISO on a year-by-year and unit basis. Bridgeport operates under an RMR agreement with the ISO NE, which is subject to modification by the Federal Energy Regulatory Commission (“FERC”). The ISOs rely upon must run resources to ensure reliability in areas where the supply of electricity may be constrained due to transmission congestion and to maintain the voltage power and stability of the overall power grid. The purpose of the RMR agreements is to maintain sufficient power generation that can be dispatched by the ISO to ensure the reliability of the electricity transmission grid. Under an RMR agreement, the ISO, for certain fixed and variable payments, has the right to call on the generation facility to generate energy or provide ancillary services when required to ensure the reliability of the power grid.

The Bridgeport facility operates under a cost of service agreement to provide the ISO NE with the required reliability services. The Bridgeport RMR agreement was accepted but remains subject to ongoing proceedings before FERC. Unless terminated, the RMR agreement will be in place until May 31, 2010 (see note 14).

In connection with the Company’s Kendall Acquisition and Generation Acquisition, the Company recognized certain of these power purchase contracts as intangible assets with a fair value totaling $279.2 million and $48.4 million, respectively. In addition, Gen Finance recognized a power purchase contract as an out-of-market contract liability with a fair value of $2.4 million. As a result of the Kendall purchase price allocation adjustment made in 2005, the value of these power sales agreements was increased by $7.1 million. At December 31, 2006 and December 31, 2005, the gross carrying value, accumulated amortization and net carrying value of the power purchase agreements was approximately $332.3 million and $286.2 million, $70.8 million and $32.4 million and $261.5 million and $253.8 million, respectively. The estimated annual amortization expense for each of the next five years is approximately $41.3 million for 2007, $38.6 million for 2008, $38.6 million for 2009, $38.7 million for 2010 and $23.4 for 2011.

(b)	Heat Rate Options

Generation Facilities

The Company has entered into several heat-rate call option contracts with respect to energy from its electric generating units at Moss Landing 1 and 2, Arlington Valley, Griffith and Casco Bay. These contracts were entered into with high quality, investment grade counterparties.

The counterparties to such agreements pay a monthly fixed fee to the Company and receive payments based on the prevailing energy price based on certain energy price indices and the sum of the applicable facility’s fuel costs based on a specified price and a strike price for each hour of generation actually called for. The heat rate at which the contracts are priced incorporates start up costs, variable operating costs, including transmission losses, if any, gas taxes and certain adjustments to gas prices to reflect basis differentials. The contracts are settled between the parties on a monthly basis. The Company retains dispatch control over all of the contracted units and receives all proceeds from the physical sale of energy, capacity (including resource adequacy) and ancillary services.

The Company’s counterparties received letters of credit in the aggregate amount of $179.3 million and a first priority lien on the same collateral as the Gen Finance credit agreements for a portion of the mark to market exposure under the call options. In addition, they also received a third priority lien on the same collateral as the Gen Finance credit agreements to secure the remaining portion of the mark to market exposure under the call options that is not secured under the first lien. Also, the Company has the right to substitute lien collateral for letters of credit, investment grade guaranties or liens on other assets.

The options expire as follows: Arlington Valley and Griffith on September 30, 2008, Moss Landing 1&2 on September 30, 2010 and Casco Bay on December 31, 2010.

Ontelaunee

Ontelaunee and a third party entered into a heat-rate call option agreement effective for the period January 1, 2006 through December 31, 2008. The counterparty pays Ontelaunee a monthly charge during the term and the counterparty receives payments based on the prevailing energy price based on certain energy price indices and the sum of the facility’s fuel costs based on a specified price and a strike price for each hour of generation actually called for. The heat rate at which the contracts are priced incorporates start up costs, variable operating costs, including transmission losses, if any, gas taxes and certain adders to gas prices to reflect basis differentials. The Company retains dispatch control over the facility and receives all proceeds from the physical sale of energy, capacity (including resource adequacy) and ancillary services. As of December 31, 2006, the Company had issued a $13.6 million ($11.5 million at December 31, 2005) letter of credit for the benefit of the counterparty as security under this agreement.

The Company realized income of approximately $21.7 million related to the heat rate options for the period ended December 31, 2006. The fair value of all the heat rate options at December 31, 2006 totaled a net asset $1.4 million (see note 9).

(c)	Energy and Fuel Services Agreements

Generation Facilities

The Company has an Energy Management and Marketing Agreement with Bear Energy, LP (the “Bear EMA”). Under the terms of the Bear EMA, Bear Energy, LP (“Bear”) provides energy, ancillary services, fuel and risk management services for the Generation Facilities. Among other things, Bear markets power and capacity, schedules dispatch and supplies the natural gas required to operate the facilities. Each of the managed facilities retains the ability to sell power, capacity or ancillary services to third parties. Bear’s obligations under this agreement are guaranteed by The Bear Stearns Companies. The Company has the right to terminate the Bear EMA upon 30 days’ notice.

Each month during the term of the Bear EMA, Bear is required to issue to the Company monthly invoices setting forth for the prior month all related revenues earned and costs incurred. The invoice is paid on a net basis. Bear receives a monthly management fee equal to a percentage of the value created above each of the Generation Facilities’ indexed spark spread margin. The management fee has a floor calculated over a 12-month period. The Company has issued letters of credit in the aggregate amount of $10 million for the benefit of Bear as security under this agreement.

Kendall

During 2005, Kendall had an Energy Management and Marketing Agreement with Progress Ventures, Inc. (the “EMA”). Under the terms of the EMA, Progress Ventures, Inc. (“Progress”) provided energy, fuel and risk management services for one of the units at the Kendall facility. Progress received a monthly management fee equal to a fixed percentage of the gross margin of the Unit subject to a minimum fee.

During the term of the EMA, Kendall was required to provide Progress security for Kendall’s obligations under the EMA. To satisfy this obligation, in 2005, the Company funded an escrow account in the amount of $2 million from its restricted cash. Under the terms of the escrow agreement, Progress was the beneficiary of the escrow account.

The EMA expired on February 28, 2006. At that time the EMA expired, the escrow agreement was terminated and the related funds were then released to Kendall.

On February 28, 2006, an Energy Management Agreement (the “Cinergy EMA”) with Cincinnati Gas & Electric Company (“Cinergy”) became effective. This agreement expired on December 31, 2006. In accordance with the terms of the agreement, Cinergy provided power management, fuel management and risk management services. Cinergy received a monthly management fee equal to a fixed percentage of the gross margin of the Unit subject to a minimum fee. As security for its obligations under the Cinergy EMA, the Company issued to Cinergy a standby letter of credit in the amount of $1 million. Effective November 1, 2006, the Cinergy EMA was assigned to Fortis Energy Marketing & Trading GP (“Fortis”). The agreement expired on March 31, 2007 but was extended for an additional three months. The Cinergy letter of credit was replaced with a $1 million letter of credit issued to Fortis.

Ontelaunee

Ontelaunee had an Energy Services Agreement (the “ESA”) with Calpine Energy Services, L.P. (“CES”). Under the terms of the ESA, CES provided energy and risk management services for the Ontelaunee facility. CES received a monthly management fee equal to a fixed percentage of the monthly generation margin subject to a minimum fee. The ESA expired on August 31, 2006.

On August 31, 2006, Ontelaunee and Eagle Energy Partners I, L.P. (“Eagle”) entered into an agreement that requires Eagle to provide energy and risk management services for the Ontelaunee facility. Eagle receives a fee comprised of fixed and variable components. The agreement was amended and restated on December 1, 2006 to include fuel management services for the Ontelaunee facility. As security, funds owed to Ontelaunee from PJM for power sold during the prior month are sent directly to Eagle on a monthly basis. Eagle forwards any remaining funds to Ontelaunee after any outstanding invoices to Ontelaunee have been paid. The term of the agreement expires on August 31, 2007, unless the parties mutually agree to an extension of one additional year.

Ontelaunee had a natural gas supply management contract with Cinergy Marketing and Trading LP (“CMT”) that expired on May 31, 2006. A natural gas supply management contract with BG Energy Merchants, LLC (“BG”) was in effect from June 1, 2006 to November 30, 2006. Under the agreement, BG provided fuel management services for the Ontelaunee facility.

The Company has incurred costs of $6.3 million and $0.3 million for the years ended December 31, 2006 and 2005, respectively, under all these energy and fuel services agreements.

(d)	Transportation Agreements

Generation Facilities

The Company has several firm natural gas transportation contracts for firm reserved service to a number of the Company’s facilities. The Company is required to pay rates per decatherm of natural gas delivered based on current gas tariffs.

Bridgeport Energy has two 20-year transportation agreements, one with Iroquois Gas Transmission System (‘Iroquois’) and one with Southern Connecticut Gas (‘SCGC’) and CNE Energy Services, Inc. (‘CNE’). Iroquois constructed an approximately 1 mile-long natural gas pipeline to connect Iroquois’ transmission system to SCGC’s gas lateral which in turn connects with the Bridgeport Facility. Bridgeport Energy pays Iroquois monthly demand charges of approximately $50,000 plus a per decatherm charge to transport natural gas on the pipeline and pays SCGC and CNE $625,000 per month for the transportation of up to 187,000 decatherms of natural gas per day. The Company issued letters of credit in the aggregate amount of $6.5 million as security under these agreements.

Arlington Valley had a 5-year transportation agreement, with automatic one year extensions, dated May 7, 2001, with El Paso Natural Gas Company (“El Paso”). El Paso constructed a natural gas pipeline to connect El Paso’s transmission system to the facility. Arlington Valley pays El Paso on a per decatherm basis at a rate equal to El Paso’s Natural Gas Rate Schedule FT-1 to transport up to 83,000 decatherms of natural gas per day on the pipeline. In June 2006, Arlington Valley entered into an amended agreement with El Paso for deliveries beginning June 1, 2006 thru October 31, 2008. The transportation contract provides for 45,500 MMBTU/day during the months of April through October. The Company issued a letter of credit in the amount of $2.5 million as security under this agreement.

Casco Bay has a 20-year transportation agreement, dated September 17, 1998, with Maritimes & Northeast Pipeline, LLC (“Maritimes”), Maritimes constructed a 1.1 mile-long natural gas pipeline to connect to the Casco Bay facility. Casco Bay pays Maritimes a demand charge of approximately $73,000 per month plus a per decatherm rate for the transportation of natural gas on the pipeline. Duke Capital issued a guaranty to Maritimes as security under this agreement. The Company issued a letter of credit in the amount of $12.3 million to Duke Capital that will remain in place until the earlier of the expiration of the contract or the date that Duke Capital’s guaranty is released.

Griffith has a 20-year transportation agreement, dated April 30, 1999, with Citizens Utility Company (“CUC”). CUC constructed, owns and operates pipeline, metering and interconnection facilities between two interstate natural gas pipelines and the Griffith generating plant. The transportation agreement provides for 121,000 decatherms of natural gas per day. Griffith pays CUC a demand charge of approximately $78,000 per month for the transportation of natural gas on the pipeline.

Costs incurred under these agreements totaled $28.4 million for the year ended December 31, 2006.

(e)	Operations and Maintenance Agreements

Generation Facilities

The Company has entered into operations and maintenance contracts with three counterparties which provide for the operation and maintenance of the Generation Facilities (the “Generation O&M”). Several of these contracts have five year terms expiring in 2011, with the earliest contract term set to expire in 2010, but can be automatically extended for up to five years. The Company pays a fixed monthly management fee and reimburses the operator for all labor costs, including payroll and taxes, and other costs.

Kendall

Under the terms of a long-term operations and maintenance agreement with respect to the Kendall facility (“Kendall O&M Agreement”), the Company is required to pay the operator a fixed annual fee to operate the Kendall facility. Kendall is also required to reimburse the operator for all labor costs, including payroll and taxes, subcontractor costs and other costs. The annual fee is adjusted annually based on specified indices published by the United States Government. The Kendall O&M Agreement expires on March 28, 2012.

Ontelaunee

Under the terms of an operations and maintenance agreement with respect to the Ontelaunee facility (the “Ont O&M Agreement”), the Company is required to pay the operator a fixed monthly fee to operate the Ontelaunee facility. The Company is also required to reimburse the operator for all labor costs, including payroll and taxes, subcontractor costs and other costs. The monthly fee is adjusted annually based on specified indices. The initial term of the Ont O&M Agreement is 5 years commencing on October 6, 2005. The Ont O&M Agreement was assigned to Worley Parsons on September 15, 2006.

The Company incurred costs of $35.6 million and $4.6 million under all of the operations and maintenance agreements for the years ended December 31, 2006 and 2005, respectively.

(f)	Long Term Parts and Service Agreements

Generation Facilities

The Company has five Long-Term Service Agreements (the “Gen LTSAs”) with two counterparties which provide for planned and unplanned major maintenance services including parts, repairs, and other services to a number of the Generation Facilities. The majority of the costs incurred under these agreements vary, and are based on factored hours and starts. Fixed and variable payments consist of fees and performance related bonuses, as well as specified amounts paid upon the occurrence of certain maintenance events. The Company issued letters of credit in the aggregate amount of $94 million for the benefit of one counterparty as security under these agreements.

Kendall

Pursuant to the terms of a Long-Term Service Agreement with respect to the Kendall facility (the “Kendall LTSA”) the service provider provides long-term parts and services for each of the four combustion turbine Units located at the Kendall facility. The term of the Kendall LTSA will expire on a Unit by Unit basis after the later of (i) the date on which a Unit has attained either 96,000 factored hours or 5,400 factored starts, as defined in the Kendall LTSA, whichever occurs first, or (ii) the date on which the service provider has completed the second major inspection, as defined in the Kendall LTSA, for such Unit. In no event shall the term of the Kendall LTSA extend beyond the 21st anniversary of the effective date.

Fees for the Kendall LTSA are comprised primarily of (i) a variable quarterly payment based upon each Unit’s operational parameters and (ii) a fixed payment based upon each Unit’s actual hours and starts incurred. All payments are adjusted annually based upon specified indices published by the United States Government.

Ontelaunee

Pursuant to the terms of a Long Term Service Agreement with respect to the Ontelaunee facility, the service provider provided long term parts and services for each of the two combustion turbine units located at the Ontelaunee facility. The contract was terminated on December 8, 2006 and was not replaced.

The Company incurred costs of approximately $17.6 million and $4.4 million under all these long term parts and service agreements for the years ended December 31, 2006 and 2005, respectively.

(g)	Electric Interconnection Agreements

Generation Facilities

The Company has an interconnection agreement with the WAPA which provides for the interconnection of the Griffith facility to WAPA’s transmission system. The Company was required to pay for certain improvements to the WAPA transmission system to enable transmission of electricity from the Griffith facility. The amount paid is refunded to the Company in the form a monthly credit of $252,000 to Griffith’s transmission service charge through June 2018. At December 31, 2006 the Company had a current asset and a noncurrent asset of $2 million and $26 million, respectively, for such reimbursement.

Ontelaunee

The Company has an Interconnection Agreement with Metropolitan Edison Company (“GPU”) to transmit the electricity generated by the Ontelaunee facility to the transmission grid so that it may be sold in the open market. The agreement is in effect for the life of the Ontelaunee facility. In order to bring the transmission lines up to capacity, GPU had to upgrade the lines and network. GPU recovers its cost of the upgrades through a monthly fee of approximately $112,000 that is fixed for 25 years, at which time the rate will be renegotiated. If Ontelaunee terminates the contract prior to its expiration, it will be responsible for an early termination charge as outlined in the agreement. The Company issued a letter of credit of approximately $5.7 million for the benefit of GPU as security under this agreement.

Upon termination of this agreement, Ontelaunee may be required to pay for the removal of the upgrades, less salvage. The upgrades are critical to Ontelaunee’s ability to transmit energy and are integral to the operations of GPU’s transmission network. As a result, Ontelaunee does not believe it will be required to remove the upgrades upon termination. Accordingly, Ontelaunee has not recognized an asset retirement obligation related to this provision of the agreement as of December 31, 2006 and 2005.

(h)	Project Development and Construction Agreements

The Company entered into an option agreement pursuant to which the Company acquired an option to acquire all or a portion of an interest in a certain transmission line and related facilities. Under the terms of the agreement, the Company is obligated to make fixed payments over a two year period totaling $1.5 million. For the years ended December 31, 2006 and 2005, the Company made payments of $400,000 and $600,000, respectively, under such agreement.

Pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated March 14, 2006, PPEA sold 37.15% of its ownership interest in the Plum Point Project to the three unaffiliated investors (the “Project Co-Owners”). The Company recognized a gain of approximately $30 million in connection with such sale. The gain is recorded in other income, net on the combined statement of operations. Each Project Co-Owner owns an undivided tenancy in common interest in the Plum Point Project and participates in the construction and operation of the Plum Point Project with PPEA. Each Project Co-Owner is separately financing its pro rata share of the total construction cost of the project.

PPEA, the City of Osceola, Arkansas (the “City”), Mississippi County, Arkansas, the Osceola School District No. 1 of Mississippi County and the Mississippi County Community College District entered into an agreement (the “PILOT Agreement”) whereby the City agreed to issue Industrial Development Revenue Bonds for the purpose of acquiring, constructing and equipping certain industrial facilities within or near the City that make up the Plum Point Project. Pursuant to the PILOT Agreement, the City agreed to enter into a lease agreement (the “Pilot Lease”) whereby the Plum Point Project would be leased from the City to PPEA. In return, PPEA agreed to make (i) a one time donation to the City, the School District and the Community College and (ii) payments in lieu of certain ad valorem taxes over the term of the Pilot Lease or any extension term of the Pilot Lease.

Prior to the sale of its interests in the Plum Point Project to the Project Co-Owners, PPEA transferred its interest in the Plum Point Project (including the project site) to the City, and the City and PPEA entered into the PILOT Lease pursuant to which the City leased-back such interest to PPEA. After the transfer and lease-back of the Plum Point Project, PPEA sold undivided tenancy-in-common interests in the Plum Point Project to the Project Co-Owners. Such undivided, tenancy-in-common interests included an assignment of such interests in the PILOT Lease, excluding certain of the Project Co-Owners’ obligations to pay rent. The rent obligations will be excluded from obligations because only PPEA and Empire will use an industrial development bond structure to fund their share of the Plum Point Project’s costs and rent payments will be used by the City to provide debt service on the industrial development bonds issued by the City to PPEA. The bond documents permit PPEA and Empire to satisfy their obligations to make rent payments under the PILOT Lease by way of netting the amount of each rent payment against the equal amount otherwise payable at such time to PPEA as holder of the bonds.

On March 1, 2006, the City and PPEA entered into a Lease Agreement, Trust Indenture and Guaranty Agreement and other ancillary documents (collectively, the “Taxable Bond Documents”). Pursuant to the Trust Indenture, the City issued the City of Osceola, Arkansas Taxable Industrial Development Revenue Bonds, Series 2006, in the aggregate principal amount of up to $980 million (the “Taxable Bonds”) for the purpose of acquiring, constructing and equipping certain industrial facilities that make up the Plum Point Project. Pursuant to the Lease Agreement, the City leased the project to PPEA for a term to match the maturity of the Taxable Bonds (March 1, 2036).

Under the PILOT Lease, PPEA is required to pay, as rent, amounts equal to any amounts payable from time to time as principal and accrued interest on the Taxable Bonds. Under the Trust Indenture, the Taxable Bonds are not full recourse obligations of the City but are rather limited recourse obligations that are payable only out of amounts received as rent under the Pilot Lease. PPEA is the sole holder of the Taxable Bonds. Consequently, PPEA is both the payor and the ultimate payee of the amounts payable by PPEA as rent under the Pilot Lease. In recognition of this fact: (i) the Taxable Bond Documents permit PPEA to satisfy its obligation to make rent payments by way of netting the amount of each rent payment against the equal amount otherwise payable at such time to PPEA as holder of the Taxable Bonds, and (ii) as a result of such netting, PPEA is not expected to have any obligation to make any cash payments under the Pilot Lease.

On June 8, 2006, PPEA sold 6% of its ownership in the Plum Point Project to MEAM. The Company recognized a gain of approximately $5.6 million in connection with such sale. The gain is recorded in other income, net in the combined statement of operations. MEAM has assumed all of the ongoing costs associated with the construction and operation of its portion of the Plum Point Project.

As of December 31, 2006, PPEA held a 56.85% undivided interest in the Plum Point Project.

PPEA and the Project Co-owners are parties to a Participation Agreement (the “Participation Agreement”) that provides for sharing, in proportion to their respective interests, in the construction costs, the capital expenses and the fixed operating expenses reflected of the Plum Point Project. The purpose of this agreement is to set forth the manner in which the significant contracts and undertakings for the Plum Point Project shall be managed and administered. The Participation Agreement also establishes a management committee composed of a representative of PPEA and each Project Co-Owner.

The term of the Participation Agreement is from the date of signing until retirement from service of the Plum Point Project and the applicable windup events have been completed (including the distribution of proceeds from the sale of the Plum Point Project).

On December 1, 2005, PPEA entered into a $880.8 million fixed price Turnkey Engineering, Procurement and Construction Agreement (the “Plum Point EPC”), as amended, with Plum Point Power Partners (the “Contractor”), a joint venture of Zachry Construction Corporation, Overland Contracting Inc., and Gilbert Central Corporation, which provides for the Contractor to design, engineer, procure, construct, start-up and test the Plum Point Project on a turnkey, total cost basis. The contract price includes the Plum Point Project, the transmission line to the proposed Entergy Arkansas, Inc. (“Entergy”) switchyard and the railroad facilities to be interconnected with the BNSF Railway Company (“BNSF”) mainline switch. Construction of the Plum Point Project began in March 2006. During 2006, PPEA assigned an undivided tenancy in common interest in the Plum Point EPC to the Project Co-Owners.

In completing the Plum Point Project, the Contractor shall be solely responsible for the engagement and management of subcontractors and is responsible for all related costs, whether incurred by the Contractor or its hired subcontractors. Contractor shall also secure and pay for all necessary approvals, permits, and licenses; and pay all taxes levied in connection with the performance of the work.

If Substantial Completion, as defined in the Plum Point EPC, has not occurred before or on the Guaranteed Completion Date of August 14, 2010, the Contractor must pay to PPEA and the Project Co-Owners delay liquidated damages. If Substantial Completion is not achieved by 180 days after August 14, 2010, PPEA and the Project Co-Owners may terminate the Plum Point EPC. The Contractor is required to achieve final completion within 9 months of Substantial Completion.

Performance liquidated damages and performance bonuses will be payable to the extent that the results of the performance test for the Plum Point Project differ from the performance guarantees. Availability liquidated damages shall be payable to the extent the result of the availability test is less than the availability guarantee. Liquidated damages for reagents tests are also available if reagents tests do not demonstrate that all reagents guarantees (maximum usage rates) have been complied with.

The aggregate liability of the Contractor to pay liquidated damages will not be greater than 25% of the contract price, plus the full amount received by the Contractor in respect of bonuses.

As of December 31, 2006, total costs incurred by PPEA under the Plum Point EPC were $89.4 million, including contract retainage payable of $4.2 million. Contract retainage payable is recorded as a non-current liability in the accompanying combined balance sheet.

PPEA and Entergy Arkansas, Inc. (“Entergy”) are parties to the Entergy Interconnection and Operating Agreement (the “Entergy Interconnection Agreement”) which provides for the interconnection of the Plum Point Project to Entergy’s electric transmission system. The Entergy Interconnection Agreement binds the parties until the termination by mutual consent of the parties, not to exceed the date on which the Plum Point Project ceases commercial operations. During 2006, PPEA assigned an undivided tenancy in common interest in the Entergy Interconnection Agreement to the Project Co-Owners.

Entergy is responsible for performing system upgrades, as necessary to accept electrical energy from the Plum Point Project at the point of interconnection, which shall include a new 500 kV substation and two 500 kV transmission line segments approximating 1.5 miles. PPEA and the Project Co-Owners shall be responsible for paying for the cost of the interconnection system upgrades but will receive certain transmission service credits. PPEA and the Project Co-Owners agree to reimburse Entergy for all interconnection costs reasonably incurred by Entergy under the Entergy Interconnection Agreement in connection with the testing, metering and upgrade of the Interconnection facilities.

An agreement for the Engineering, Procurement and Construction for the Sans Souci Switchyard (“Entergy EPC Agreement”) dated November 10, 2006 was executed between PPEA, the Project Co-Owners and Entergy. For the purposes of executing the Entergy EPC Agreement, LSP Services Plum Point, LLC, (“LSP Services”), an affiliate of PPEA, was identified as the duly authorized representative for PPEA and the other Project Co-Owners.

For purposes of the Entergy EPC Agreement, PPEA and the Project Co-Owners have retained LSP Services as its project management company for the switchyard project and has delegated to LSP Services authority to act for and on their behalf with respect to the administration of the Entergy EPC Agreement.

LSP Services executed a $10.7 million fixed-price date certain Switchyard Turnkey Engineering, Procurement, and Construction Agreement (“Switchyard EPC Agreement”) dated November 13, 2006 with National Conductor Contractors (“NCC”) for the design, engineering, procurement, construction, training, commissioning, and testing services for the Sans Souci Switchyard.

The Guaranteed Completion Date is identified as March 1, 2008. The NCC warranty period ends eighteen (18) months after March 1, 2008. The San Souci Switchyard is schedule to be energized by August 2008 which should provide about one year to verify the equipment reliability.

If Substantial Completion, as defined in the Switchyard EPC Agreement, has not occurred on or prior to the Guaranteed Completion Date, NCC is required to pay delay liquidated damages. The aggregate liability of Contractor to pay delay liquidated damages is not to exceed an amount equal to twenty five percent (25%) of the contract price.

As of December 31, 2006, PPEA had incurred costs of approximately $274,000 under the Switchyard EPC Agreement, including contract retainage of approximately $14,000. Contract retainage payable is recorded as a non-current liability in the accompanying combined balance sheet.

PPEA paid a $45.5 million upfront option premium in connection with a 5-year gas option agreement (the “Option Agreement”). The Option Agreement economically hedged gas volumes equivalent to 84% of the on peak output of the future net capacity of the Plum Point Project after giving effect to the sale of undivided interests and to the power purchase agreements described above. In October 2006 and November 2006, PPEA unwound such option and received $40.2 million. PPEA recorded a loss of $5.4 million on the transactions which is recorded in other income, net in the combined statements of operations. Proceeds of approximately $34.4 million were used to repay a portion of the outstanding principal and related interest on First Lien Term Loans and Second Lien Term Loans.

The contracts discussed in this footnote resulted in the Company having various long-term firm commitments with the approximate contractual obligations, excluding obligations under the Plum Point EPC and Switchyard EPC Agreement, for the next five years at December 31, 2006 as follows:

	2007	2008	2009	2010	2011
	(In thousands)
Interconnection agreements	$7,744	$7,746	$7,748	$7,750	$7,752
Gas transportation agreements	9,884	9,884	9,884	9,884	9,884
Energy and fuel services agreements	2,359	—	—	—	—
O&M and long-term service agreements	24,995	25,590	18,689	41,139	76,707

Total contractual obligations	$44,982	$43,220	$36,321	$58,773	$94,343

(8)	Financing Arrangements

As of December 31, 2006 and 2005, outstanding principal balances under the Company’s financing agreements described below are as follows:

	2006	2005	Maturity Date
	(In thousands)
Plum Point term loans	$499,652	$—	2014
Plum Point bonds	100,000	—	2036
Generation Facilities first lien term loans	951,628	—	2013
Generation Facilities second lien term loans	150,000	—	2014
Kendall loans	401,653	420,945	2013
Ontelaunee loans	150,000	125,000	2009

Total outstanding principal	$2,252,933	$545,945

As of December 31, 2006, minimum principal payments under the Company’s financing agreements described below for the next five years are as follows:

	2007	2008	2009	2010	2011	Thereafter
	(In thousands)
Plum Point	$—	$—	$—	$2,115	$4,230	$593,307
Generation Facilities	9,895	9,895	9,895	9,895	9,895	1,052,153
Kendall	4,220	4,220	4,220	4,220	4,220	380,553
Ontelaunee	—	—	150,000	—	—	—

Total principal payments	$14,115	$14,115	$164,115	$16,230	$18,345	$2,026,013

(a)	Plum Point

Effective March 14, 2006, PPEA closed its financing for the Plum Point Project with a consortium of financial institutions (the “PPEA Lenders”). The financing consists of (1) (a) a $423 million term loan, (b) a $50 million revolver and (c) a $102 million letter of credit facility (collectively, the “First Lien Facility”) and (2) a $175 million term loan (the “Second Lien Facility”), (and collectively with the First Lien Facility, the “PPEA Credit Facility”).

On March 14, 2006, PPEA borrowed $423 million under the First Lien Facility and $175 million under the Second Lien Facility. The proceeds of the loans issued under the PPEA Credit Facility will be used to fund PPEA’s pro rata portion of the construction costs for the development of the Plum Point Project, fund interest expense during construction, provide for a six-month debt service reserve when commercial operations are achieved and provide PPEA’s pro rata portion of working capital for the operations of the Plum Point Project.

As a result of the MEAM buy-in (see note 7), PPEA repaid $66.8 million of outstanding term loans to align its borrowing under such term loans to its proportionate share of total construction costs. In addition, the letters of credit issued under an Equity Contribution Agreement (the “Equity Agreement”) were reduced by $14.6 million (see below).

In October 2006 and November 2006, the Option Agreement was unwound and PPEA received approximately $40.2 million. Proceeds of approximately $34.1 million were used to repay a portion of the outstanding loans under the First Lien Facility and Second Lien Facility.

For the year ended December 31, 2006, PPEA made principal payments on outstanding loans under the First Lien Facility and the Second Lien Facility of $71.3 million and $29.6 million, respectively. Outstanding loans under the First Lien Facility and Second Lien Facility at December 31, 2006 totaled $351.7 million and $148 million, respectively. The interest rates in effect on loans under the First Lien Facility and Second Lien Facility at December 31, 2006 was 8.61% and 10.61%, respectively. The additional 2% interest charge is paid-in-kind interest which is capitalized to the outstanding principal balance at the end of each quarter. Total paid-in-kind interest for the year ended December 31, 2006 was approximately $2.6 million.

In addition, a funded letter of credit in the amount of approximately $101 million was issued under the letter of credit facility for the benefit of the owners of the Tax Exempt Bonds. The letter of credit facility is unfunded by PPEA. The letter of credit facility is secured by a cash deposit funded by the participating Lenders and held by the bank that issued the letter of credit. PPEA is required to pay fees on a quarterly basis equal to 0.125% plus 3.25% per annum on the entire letter of credit facility amount.

Concurrent with the financing under the PPEA Credit Facility, PPEA entered into two interest rate swap agreements. The terms of the swaps require PPEA to pay a fixed rate and receive a floating rate. The swaps mature in March 2014. The fixed rate is 5.15% while the floating rate is based on 3 month LIBOR rate (see note 9).

The loans are secured by all of the assets and contract rights of PPEA. In addition, PPEA Holding Company, LLC (“PPEA Holding”), the sole member of PPEA, has pledged its ownership interest in PPEA as security for these loans. The PPEA Credit Facility and the Depositary Agreement (the “Depositary Agreement”), (collectively, the “Credit Documents”) set forth, among other things: (a) terms and conditions upon which loans and disbursements are to be made under the PPEA Credit Facility; (b) the mechanism for which loan proceeds, operating revenues, equity contributions and other amounts received by PPEA are disbursed to pay construction costs, operations and maintenance costs, debt service and other amounts due from PPEA; (c) the conditions that must be satisfied prior to making distributions from PPEA; and (d) the covenants and reporting requirements PPEA is required to be in compliance with during the terms of the loans.

The Credit Documents require compliance with covenants, including, among other things, compliance with reporting requirements, limitations on the use of the proceeds under the PPEA Credit Facility, additional indebtedness, and disposition of assets. The Credit Documents also describe events of default which include, among others, failure to make payments in accordance with the terms of the PPEA Credit Facility and failure to comply with agreements entered into by PPEA.

Principal payments of the loans under the First Lien Facility and Second Lien Facility are not due until the Plum Point Project achieves commercial operations (“COD”), currently projected to be in the summer of 2010. At COD, annual mandatory amortization of the term loan under the First Lien Facility is 1.0%, payable quarterly. Subject to the priority allocation of cash described in the Credit Documents, after the payment of, among other things, operating expenses, repayment of borrowings under the revolver, funding of certain reserve accounts, and payment of mandatory interest and principal, all excess cash generated is applied to pay down principal on outstanding loans under the First Lien Facility. The term loan and letter of credit facility under the First Lien Facility mature in March 2014. The revolver matures in March 2012. The term loan under the Second Lien Facility matures in September 2014.

Under the terms of the Equity Agreement, PPEA Holding is required to make an aggregate equity contribution to PPEA in the amount of $210 million prior to the completion of construction of the Plum Point Project. As security for this obligation, each member of PPEA Holding or its affiliate has issued separate letters of credit in favor of the PPEA Lenders. Letters of credit in the amount of $118 million, $17 million and $75 million were issued by LSP Plum Point Holding, LLC, LS Associates, and the unaffiliated member, EIF Plum Point, LLC (“EIF”), respectively.

Effective March 29, 2007, PPEA refinanced the Credit Facility. The financing consists of a $700 million term loan facility (the “Bank Loan”), a $17 million revolving credit facility (the “Revolver”) and a $102 million letter of credit facility (the “LC Facility”). The LC Facility will be utilized to back-up the $101 million letter of credit issued under the existing L/C Facility until alternative facilities can be put in place. PPEA will also enter into interest rate hedging agreements for a portion of the outstanding loans under the Bank Loan. The Tax Exempt Bonds will continue under the proposed refinancing.

Interest rates on outstanding loans will either be the prime rate or LIBO plus .35%. In addition, PPEA will pay commitment fees equal to .125% per annum on the undrawn Bank Loan, Revolver and LC Facility commitments.

The payment obligations of PPEA in respect of the Bank Loan, the Revolver, the LC Facility, the Tax Exempt Bonds, and the interest rate hedging agreements are unconditionally and irrevocably guaranteed by Ambac Assurance Corporation. The insurer also provided an unconditional commitment to issue a debt service reserve surety at closing in an amount equal to the debt service reserve requirement.

The credit facilities and insurance policy are secured by a security interest (subject to permitted liens) in all of PPEA’s assets, contract rights and PPEA’s undivided tenancy in common interest in the Project.

On March 29, 2007, PPEA borrowed $185.1 million under the Bank Loan. Approximately $172.7 million of such proceeds were used to repay all the outstanding loans under the First Lien Facility and Second Lien Facility of $499.7 million, net of available restricted cash of $361.1 million, payment of a call premium of $8 million in respect to the First Lien Facility and Second Lien Facility, accrued interest and commitment fees of $12.4 million under the First Lien Facility and Second Lien Facility, termination fees of $6.2 million on the existing interest rate swap agreements and debt issuance and financing fees of $7.6 million related to the Bank Loan, Revolver and LC Facility.

On April 1, 2006, the City and PPEA entered into a loan agreement authorizing that the proceeds of the City of Osceola, Arkansas Solid Waste Disposal Revenue Bonds (Plum Point Energy Associates, LLC Project) in the aggregate amount of $100 million (the “Tax Exempt Bonds”) will be loaned by the City to PPEA. The Tax Exempt Bonds are issued pursuant to and secured by a Trust Indenture dated April 1, 2006 between the City, PPEA and Regions Bank as Trustee. The purpose of the Tax Exempt Bonds is to finance certain of PPEA’s undivided interests in various sewage and solid waste collection and disposal facilities. These systems are eligible for tax exempt financing. Interest expense on the Tax-Exempt Bonds is based on a weekly variable rate and is payable monthly. The interest rate in effect at December 31, 2006 was 3.95% and total interest expense incurred during 2006 was approximately $2.5 million. To support the payment of principal and interest on the Tax Exempt Bonds, an irrevocable letter of credit in the amount of $101 million was issued under the PPEA Credit Facility for the benefit of the owners of the Tax Exempt Bonds.

(b)	Generation Facilities

A portion of the purchase price of the Generation Acquisition was funded through the issuance of term loans by Gen Finance, a wholly owned subsidiary of LSP Gen, under two credit agreements, the First Lien Loan Facility and the Second Lien Loan Facility (collectively, the “Gen Finance Credit Facilities”). The Gen Finance Credit Facilities consist of:

(1) a $950 million 7-year first lien term loan, a $40 million 7 year first lien delayed draw term loan, and a $150 million 8-year second lien term loan; all used to (i) fund a portion of the Generation Acquisition and (ii) pay a portion of the fees and expenses associated with the transaction;

(2) a $100 million 5-year first lien revolving and letter of credit facility that is used for general corporate, liquidity and working capital purposes (the “Working Capital Facility”);

(3) a $500 million 7-year first lien funded letter of credit facility (the “Special LC Facility”). The Special LC Facility is used to (i) support obligations under certain agreements and (ii) satisfy certain collateral requirements with respect to maintenance, operations, fuel purchase, transportation and transmission services; and

(4) a $150 million 5-year incremental letter of credit facility, which may be used to provide support to permitted project related agreements and other uses which are necessary for the operation of the business.

As of December 31, 2006, approximately $13.9 million in letters of credit were outstanding under the Working Capital Facility, approximately $470.3 million in letters of credit were outstanding under the Special LC Facility and $30 million in letters of credit were outstanding under the five-year letter of credit facility. There were no outstanding working capital loans at December 31, 2006.

The interest rate on loans under the Gen Finance Credit Facilities adjusts for each interest period based on the adjusted LIBOR rate. The interest rates in effect at December 31, 2006 for the first lien term loans and second lien term loans were 7.11% and 8.86%, respectively.

Annual mandatory amortization of the term loans under the First Lien Loan Facility is 1.0%, payable quarterly. Subject to the priority allocation of cash described in the Gen Finance Credit Facilities after the payment of, among other things, operating expenses, repayment of borrowings under the Working Capital Facility, funding of certain reserve accounts, and payment of mandatory interest and principal, between 75% and 95% of excess cash generated, depending on attainment of certain debt amortization targets, is applied to pay down principal. The term loans under the First Lien Loan Facility mature in May 2013. The term loans under the Second Lien Loan Facility mature in May 2014. The Working Capital Facility matures in May 2011.

In connection with the Gen Finance Credit Facilities, Gen Finance entered into three interest rate swap agreements. The terms of the swaps require Gen Finance to pay a fixed rate and receive a floating rate. The floating rate is based on three-month LIBOR rate (see note 9).

The Gen Finance Credit Facilities require that proceeds from borrowings, the receipt of revenues, debt service payments and the payments for certain categories of expenses each be segregated into separate bank accounts. Under the terms of a security deposit agreement (the “Security Deposit Agreement”), Gen Finance has established the required bank accounts and has pledged all its rights, title and interest in the bank accounts as security for its payment obligations under the Gen Finance Credit Facilities. Gen Finance has also established a liquidity reserve account which may be funded at Gen Finance’s option with cash, equity commitments or through commitments under the Working Capital Facility. The liquidity reserve is to be in an amount equal to the lesser of (A) $50 million and (B) an amount equal to the sum of (i) six months of scheduled debt service plus (ii) a portion of certain projected major maintenance costs.

All obligations of Gen Finance under the Gen Finance Credit Facilities are guaranteed by all of the wholly owned existing subsidiaries and certain other affiliates of Gen Finance.

In August 2006, LSP Moss Landing, LLC and Gen Finance entered into an agreement with an investment grade financial institution, under which the financial institution has agreed to provide credit support in the form of cash deposits, up to a specified maximum amount. In the event PG&E were to utilize such cash deposits to satisfy Moss Landings’ obligations under the tolling agreement, Gen Finance would have an obligation to reimburse the financial institution. Gen Finance has provided a $30 million letter of credit to the financial institution as well as a lien on the collateral securing the Gen Finance Credit Facilities. The agreement expires on December 31, 2010 unless terminated earlier in accordance with the terms of the agreement. Gen Finance has already paid $6 million in commitment fees to the financial institution and is required to pay two remaining commitment fee payments of approximately $2.6 million on each of August 1, 2007 and February 1, 2008.

In April 1999, the California Maritime Infrastructure Authority (“CMIA”) issued $115 million of Taxable Lease Revenue Bonds (the “South Bay Bonds”) due November 1, 2009 and loaned the proceeds to the San Diego Unified Port District (“SDUPD”) to acquire the South Bay facility. Simultaneous with the purchase of the facility, SDUPD entered into a lease agreement with Duke Energy South Bay, LLC (“South Bay”). South Bay’s obligations under the lease, which expires on February 1, 2010, include the payment of rent in an amount sufficient to cover principal and interest under the South Bay Bonds. In connection with the Generation Acquisition, the Company assumed the remaining lease obligation of $55.9 million. Effective August 1, 2006, the Company defeased the lease through the purchase and deposit of $55.9 million of United States Treasury securities into an escrow account. These funds will be used by the escrow agent to pay, when due, interest and principal on the South Bay Bonds. The remaining lease obligation was removed from the Company’s books as it was deemed repaid and South Bay was relieved of its obligation to make future lease payments. The Company will continue to operate the facility through February 1, 2010 and is in the process of negotiating a new arrangement with SDUPD.

(c)	Kendall

The Company refinanced Kendall’s credit facility on October 7, 2005 with a new 8-year $422 million Senior Secured Term Loan Facility (the “Term Loan Facility”) and a 6-year $10 million Senior Secured Liquidity Facility (the “Liquidity Facility” and collectively with the Term Loan Facility, the “Credit Facility”). The interest rate for the Term Loan Facility adjusts each interest period based on an adjusted LIBO rate. The interest rates in effect at December 31, 2006 and 2005 were 7.364% and 6.527%, respectively. The proceeds were used to retire outstanding debt of $440.9 million, pay interest rate swap breakage fees of $5.5 million, pay accrued interest of approximately $600,000 and pay debt issuance costs of $10.5 million.

The terms of the Credit Facility require Kendall to hedge a minimum of 50% of the Term Loan Facility. Accordingly, concurrent with the refinancing, the Company entered into an interest rate swap agreement. The terms of the swap require the Company to pay a fixed rate and receive a floating rate. The floating rate is based on the three month LIBO rate (see note 9).

The interest rate swap agreements that were outstanding at December 31, 2004 had a termination date of September 29, 2006. Swap breakage costs of $5.5 million were paid in connection with the termination of the interest rate swap agreements on October 7, 2005.

For the years ended December, 2006 and 2005, Kendall made principal payments of approximately $19.3 million and $26.7 million, respectively. Interest payments of $29.7 million and $21.7 million were made for the years ended December 31, 2006 and 2005, respectively.

Kendall may, at its option, prepay the outstanding term loan in whole or in part at any time, subject to payment of a premium equal to 3.00% of the amount being prepaid if the prepayment occurs during the first year of the Kendall Credit Facility (which has passed) and 1.00% of the amount being prepaid if the prepayment occurs during the second year of the Kendall credit facility, with no premium required thereafter. Mandatory principal payments are payable quarterly at the rate of 1% per annum of the original outstanding principal amount of the Term Loan Facility of $422 million. If the outstanding principal amount of the Term Loan Facility exceeds the Targeted Principal Outstanding (defined below), (i) 100% of the amount, if any, of Excess Cash Flow (as defined) for the quarter up to the amount required for the outstanding principal amount of the Term Loan Facility to equal the Targeted Principal Outstanding, and (ii) 50% of the amount, if any, of the Excess Cash Flow (as defined) for the quarter remaining after the application of (i) shall be used to prepay the outstanding principal amount of the Term Loan Facility. The Targeted Principal Outstanding refers to the aggregate principal amount of Term Loans specified to be outstanding as of a certain date, as detailed below.

	Mandatory Principal Payments	Principal Outstanding
		Minimum	Targeted
	(In thousands)
2007	$4,220	$397,433	$380,595
2008	4,220	393,213	350,946
2009	4,220	388,993	310,396
2010	4,220	384,773	256,349
2011	4,220	380,553	188,894
Thereafter	380,553	—	—

In addition to the $4.2 million mandatory principal payments, the Company estimates that additional principal payments of $17.6 million will be made from Excess Cash Flow (as defined) during the next twelve months and has included such amount in current portion of long-term debt in the accompanying combined balance sheet as of December 31, 2006.

There were no amounts outstanding under the Liquidity Facility as of December 31, 2006 and December 31, 2005. A commitment fee of 0.50% per annum is payable on the average daily unused amount of the Liquidity Facility. Letter of credit fees are payable on a quarterly basis at a rate of .675% per annum for the $20 million letter of credit issued by Holding and 1% per annum for the $1 million Fortis letter of credit.

All of the assets and contract rights of Kendall are collateral for outstanding loans.

The Credit Facility requires that proceeds from borrowings, the receipt of revenues, debt service payments and the payments for certain categories of expenses each be segregated into separate bank accounts. Under the terms of a depositary agreement dated October 7, 2005, Kendall has established the required bank accounts and has pledged all its rights, title and interest in the bank accounts as security for its payment obligations under the Credit Facility. The Credit Facility requires Kendall to maintain a $20 million debt service reserve account. Initially, Kendall cash funded this account. On December 28, 2005, Kendall replaced the cash balance with a $20 million letter of credit issued by Kendall Holding. In accordance with the terms of the Credit Facility, Kendall distributed the $20 million of cash to Kendall Holding.

The Credit Facility requires compliance with certain covenants, relating to among other things, financial ratios, certain reporting requirements, additional indebtedness, certain new and existing agreements and other activities.

(d)	Ontelaunee

On December 7, 2005, Ontelaunee entered into a $125 million term loan agreement (the “Credit Agreement”) with a financial institution. The proceeds were used to refinance a portion of the debt incurred in connection with the Ontelaunee Acquisition. At December 31, 2005, $125 million was outstanding under the Credit Agreement, bearing interest at a variable rate of 7.83%.

On May 5, 2006, Ontelaunee refinanced its existing Credit Agreement with a new 3-year $100 million term loan (the “First Lien Term Loan”) and a 3-year $50 million term loan (the “Second Lien Term Loan”). Proceeds from the new loans of approximately $22 million were distributed to the owners. The loans are due on May 4, 2009. There were no principal paydowns during 2006. Substantially all of Ontelaunee’s assets and contract rights are pledged as collateral on the First Lien Term Loan and Second Lien Term Loan. The interest rates in effect at December 31, 2006 for First Lien Term Loan and Second Lien Term Loan were 7.36% and 9.36%, respectively.

The First Lien Term Loan and Second Lien Term Loan require compliance with certain covenants, including among other things, compliance with certain reporting requirements, additional indebtedness, certain new and existing agreements and other activities.

(9)	Derivative Instruments and Hedging Activities

The Company enters into interest rate swaps and other contracts to reduce its exposure to market risks from changing interest, commodity, and energy rates. Interest rate swap agreements are used to convert the floating interest rate component of a portion of the Company’s long term debt obligations to fixed rates (see note 8). Such interest rate swap agreements qualify as cash flow hedges.

The following table summarizes the Company’s outstanding interest rate swap agreements as of December 31, 2006 and 2005:

	Notional Amount	Fair Value	Fixed Rate	Termination Date
	(In thousands)
Entity
2006
Plum Point	$150,675	$(3,476)	5.15%	March 2014
Generation Facilities	964,710	(6,730)	5.19%	March 2016
Kendall	382,024	3,216	4.80%	September 2015

Total	$1,497,409	$(6,990)

2005
Kendall	$398,191	$(95)

The Company expects $2.2 million of deferred net gains on interest rate swaps accumulated in OCI to be recognized in earnings during the next twelve months. The Company recognized $604,000 of ineffectiveness on the interest rate swaps that qualify as hedges during the year ended 2006. No ineffectiveness was recognized on interest rate swaps that qualify as hedges during the years ended December 31, 2005.

In addition, the Company has entered into heat rate call option contracts for a number of its electric generating facilities (see note 7). Such option contracts do not qualify for hedge accounting and therefore the Company records any changes in the fair value of the heat rate call option contracts in current period earnings. The fair value of all the heat rate call option contracts at December 31, 2006 and 2005 totaled $1.4 million and zero, respectively. For the year ended December 31, 2006, the Company recorded income of $1.4 million in energy and capacity revenues in the combined statement of operations.

(10)	Other Long Term Liabilities

As of December 31, 2006 and 2005, other long term liabilities consisted primarily of the following:

(a) approximately $11.0 million and $11.7 million, respectively, of accrued state sales tax. Equipment purchased certain generating equipment used in the construction of the Kendall facility totaling approximately $225.1 million. State sales tax on these equipment purchases was deferred and estimated annual sales tax payments for the next five years will approximate $696,000 per year;

(b) approximately $9.2 million for the removal of the tank farm at the Moss Landing facility as required under a facility environmental permit; and

(c) approximately $4.2 million of contract retainage under the Plum Point EPC.

(11)	Related Party Transactions

The Company has notes payable to an affiliate (LS Associates) in the amount of $3.3 million and $1.2 million at December 31, 2006 and 2005, respectively. The notes bear interest at the prime interest rates published by the Federal Reserve Board as adjusted quarterly. The average interest rates at December 31, 2006 and 2005 on the notes were 8.25% and 6.23%, respectively. The notes are unsecured and amounts are due in 2010.

Project development costs, including salaries and general and administrative costs, are primarily funded and paid for by LS Associates. Such fundings are reflected as capital contributions in the combined financial statements.

(12)	Income Taxes

Income tax expense for the years ended December 31, 2006 and 2005 consisted of:

	2006	2005
	(In thousands)
Current:
U.S. Federal	$5,282	$—
State and local	1,506	—

Total current	6,788	—

Deferred:
U.S. Federal	1,115	—
State and local	287	—

Total deferred	1,402	—

Total income tax expense	$8,190	$—

At December 31, 2006 gross deferred tax assets totaled $7.7 million which consisted of federal and state net operating losses and a gross deferred tax liability of $1.4 million related to an investment basis difference. The Company recorded no net tax expense for 2005. As of December 31, 2005, the Company recorded a deferred tax asset of $1.1 million for federal and state loss carryforwards and an offsetting deferred tax liability of $1.1 million related to an investment basis difference.

The majority of the entities comprising the Company have been organized as limited liability companies or limited partnerships and are not subject to income tax at the entity level. The Blockers, LSP Plum Point Blocker,

Inc., Kendall Blocker and ONT Blocker are organized as Delaware corporations and are subject to income tax. Each of these entities is subject to income tax on a stand-alone basis with some entities generating positive taxable income and other generating net operating losses.

The Company assesses the realization of its deferred tax assets to determine whether a valuation allowance is required on its deferred tax assets. Based on all available evidence, both positive and negative, and the weight of that evidence, the Company determines whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. The Company considers the scheduled reversals of deferred tax liabilities, projected taxable income, and tax planning strategies in making the assessment of the amount of valuation allowance.

At December 31, 2006, the Company established a $7.7 million valuation allowance for a portion of the federal and state net operating losses due to the uncertainty of future earnings of certain entities included in the combined financial statements and management’s inability to affect a tax planning strategy to utilize such net operating losses due to the merger agreement with Dynegy Inc. (see note 14).

At December 31, 2006 the Company had available net federal and state operating loss carry forwards available to offset future taxable income of approximately $17.9 million. The net operating loss carry forwards, if unutilized, will expire in the years 2011 through 2026.

Prepaid income taxes and income taxes payable at December 31, 2006 totaled $1.8 million. Estimated income tax payments of $8.6 million were paid during the years ended December 31, 2006. No income tax payments were made in 2005.

(13)	Owners’ Equity

Profits, losses and distributions are allocated in accordance with the provisions of the applicable organizational documents.

In October 2005, Holding issued 610 Class A preferred units (the “Class A Units”) and 610 Class B preferred units (the “Class B Units”) to Equity LP for approximately $9.2 million and $12.2 million, respectively, and 390 Class A preferred units and 390 Class B preferred units to Blocker for approximately $5.8 million and $7.8 million, respectively. Proceeds from the issuance of the Class B Units were used to temporarily fund a debt service reserve account at Kendall. In December 2005, Kendall Holding issued a $20 million letter of credit to satisfy such debt service reserve requirement. As a result, the Class B Units were redeemed by Kendall Holding and $12.2 million and $7.8 million was paid to Equity LP and Blocker, respectively.

The Class A Units earn a 12% per annum preferred return. Such preferred return is required to be paid prior to any other distributions. Preferred return distributions totaled $1.3 million in 2006. In addition, $10.9 million of Class A Units were redeemed by Kendall Holdings during 2006. During the first quarter of 2007, Kendall Holdings made preferred return distributions of approximately $286,000 and redeemed approximately $2.8 million of Class A Units. No applicable distributions were paid as of December 31, 2005.

In addition, during the first quarter of 2007, approximately $50.5 million was distributed by the Company to the owners.

(14)	Commitments and Contingencies

Kendall

Concurrent with the Kendall Acquisition, a receivable in the amount of $12 million had been recorded which represented management’s estimate of the fair value related to claims for (i) reservation payments under the DPM PPA due Kendall for the periods from July 21, 2001 through March 26, 2002 and from July 21, 2001 through April 4, 2002 for Unit 1 and Unit 2, respectively; and (ii) an adjustment to prior invoices for replacement power obligations for the months of July and August 2001. In addition, Kendall invoiced DPM for reservation payments under the DPM PPA based upon Kendall’s interpretation of the start date of the initial contract year. DPM has disputed these claims. In 2005, management revised its estimate for these claims to be $2 million which was reflected as an adjustment to the purchase price allocation. In February 2005, DPM issued a notice of default under the DPM PPA claiming that Kendall has failed to construct the plant in order to provide power that could be dispatched in accordance with the DPM PPA. Kendall has disputed this claim. In May 2005, DPM filed a demand for arbitration claiming (i) Kendall breached and is in breach of the DPM PPA by failing to construct, operate and maintain the plant and dedicated units in accordance with prudent industry practices and the terms of the DPM PPA and (ii) the payments demanded by Kendall are not due or payable under the terms of the DPM PPA. Kendall has filed an answering statement and counterclaim in the arbitration denying DPM’s claims and seeking payment for the claims identified above. In light of the execution of an agreement on September 14, 2006 to enter into a merger with Dynegy Inc. (as described below), Kendall and DPM entered into a letter agreement dated October 31, 2006 regarding the arbitration whereby the claims and counterclaims have been dismissed voluntarily without prejudice. All applicable periods of limitations regarding the claims and defenses are tolled through the date of the closing of the merger transaction or June 30, 2007, whichever occurs first. DPM and Kendall have agreed to execute final and mutual releases within seven days of the merger transaction closing. As a result, Kendall charged to expense the $2 million receivable for claims under the DPM PPA as of December 31, 2006.

During the development of the Kendall facility, Kendall entered into a tax agreement (the “Tax Agreement”) with Kendall County, Illinois and Seward Township, Illinois. The Tax Agreement specified an allocation of 10-20% of the direct construction costs of the Kendall facility to be treated as real property, and thus taxed as such, and the remainder to be treated as personal property, and not subject to real estate taxes. Two local school districts (the “School Districts”) that were not parties to the Tax Agreement filed an appeal of Kendall’s 2001 and 2002 tax assessments at the county level. The School Districts argue that the entire Kendall facility, including all construction costs and generating equipment, is assessable. Kendall contends that only the land, buildings and site improvements are assessable. The School Districts’ 2001 appeal at the county level was unsuccessful. The School Districts’ appeal of the Kendall 2002 assessment at the county level was successful and, as a result, the assessments for 2002, 2003 and 2004 were increased and the related taxes were expensed and paid by Kendall. Kendall’s assessment for all years (2001-2004) is currently under appeal at the state level in front of the Illinois Property Tax Appeal Board (the “PTAB”). In April 2005, the PTAB held a hearing in connection with Kendall’s 2001 real estate taxes. In February 2006, PTAB ruled in favor of Kendall for the 2001 tax year. The School Districts appealed the 2001 case to the Illinois Appellate Court. In response to PTAB’s February 2006 decision, the county set the 2005 tax assessment at a number that was reduced from prior years. The 2005 assessed value is also being appealed at the PTAB by Kendall and the School Districts. On June 30, 2006, the PTAB declared that the refund due to Kendall for 2001 taxes needed to be held in an escrow account until further court review.

National Energy Production Corporation (“NEPCO”) and Dick Corporation (“DC”) (collectively, the “Kendall Contractor”) had entered into an Engineering Procurement and Construction contract (the “Kendall EPC”) to design, engineer and construct the Kendall facility. In 2002, Kendall filed a proof of claim against Enron Corp. (“Enron”) with respect to a guaranty of the contractor’s obligations to Kendall under the EPC Agreement and a proof of claim against NEPCO relating to the EPC Agreement. Pursuant to a Stipulation and Consent Order entered on January 25, 2006, Kendall’s claims with Enron and NEPCO were settled in the amount of $6.5 million and $6.5 million, respectively. Enron and certain of its affiliates, including NEPCO had filed voluntary petitions for relief under bankruptcy laws. Accordingly, the settlement was approved by the bankruptcy court on February 7, 2006. Effective March 30, 2006, Kendall Holding assigned all rights in future distributions from Kendall arising under the claims with Enron and NEPCO to a third party for approximately $3.1 million. Such amount is reflected in other income, net in the statement of operations. In October 2006, Kendall received $835,000 under these claims and such proceeds were paid to the third party. As of December 31, 2006 and December 31, 2005, no receivable had been recorded related to this matter.

Generation Facilities

On February 18, 2005, Bridgeport filed an unexecuted Reliability Must Run Agreement (“RMR Agreement”) between itself and ISO-New England with the Federal Energy Regulatory Commission (“FERC”). The Bridgeport RMR Agreement provides for an annual fixed revenue requirement (the “AFRR”) of $57.7 million and certain variable operating costs re imbursements (the “VOM”). On July 19, 2005, FERC conditionally accepted the application subject to refund, hearing and settlement judge procedures. Bridgeport has been operating under that contract since June 1, 2005. Bridgeport also filed a petition for review of FERC’s order with the U.S. Court of Appeals, D.C. Circuit, which challenges FERC’s application of a new cost test. That appeal is still pending.

On April 19, 2006, Bridgeport, ISO-New England, the Connecticut Department of Public Utility Control (the “CDPUC”), and the Connecticut Office of Consumer Counsel (the “CT OCC”) (collectively, the “Settling Parties”) filed a Partial Settlement Agreement (“Partial Settlement”) resolving all outstanding issues, with the exception of the level of Bridgeport’s cost-of-service. The Defined Cost of Service Settlement Agreement will reduce the current AFRR of $57.7 million over the remaining term of the RMR Agreement.

The Attorney General for the State of Connecticut and the Connecticut Municipal Electric Cooperative filed comments opposing some aspects of the settlements.

Bridgeport continues to receive revenues based upon the higher AFRR pending final resolution at FERC and is currently reserving approximately $0.6 million per month toward an eventual refund. As of December 31, 2006, Bridgeport has reserved $8 million for such refund.

On March 23, 2007, FERC issued an order approving in part, subject to conditions, and rejecting in part the Partial Settlement and Defined COS Settlement Agreement (collectively, the “Settlement Agreements”). First, FERC found that the Partial Settlement Agreement did not resolve the factual issue of whether Bridgeport is economically eligible for an RMR agreement under the facility costs test, and remanded the issue to the presiding judge for hearing. In remanding the issue, FERC directed the administrative law judge to consider not only Bridgeport’s eligibility based on application of the facility costs test to the period before Bridgeport filed its RMR Application, but to all subsequent periods, including the period after which Bridgeport became eligible for transition payments under the 2006 ISO-NE Forward Capacity Market (“FCM”) Settlement. If, after the hearing, FERC determines that Bridgeport was/is not eligible for an RMR Agreement, Bridgeport would be required to refund all RMR payments in excess of its energy and capacity market revenues (including transition payments earned after of December 1, 2006).

Second, assuming Bridgeport is eligible in the first instance, FERC provisionally accepted the Defined COS Settlement on the conditions that the Settling Parties: (A) remove language which would have allowed Bridgeport to unilaterally terminate the RMR Agreement with 30 days notice; and (B) modify the Settlement Agreements and the RMR Agreement so that the Mobile-Sierra public interest standard of review would not apply to future modifications of the RMR agreement sought by third-parties or FERC. On March 29, 2007, an order was issued by the administrative law judge scheduling a pre-hearing conference for April 26, 2007, and stating that the hearing would commence on August 20, 2007.

On or before April 22, 2007, Bridgeport and the other Settling Parties will have to notify FERC whether they agree to accept FERC’s conditions and remain bound by the Settlement Agreements, in which case they are required to submit a compliance filing.

The Company estimates that the range of potential refund for the period from contract inception through March 2007, dependent upon the outcome of future events, would be between approximately $9.8 million, the amount reserved based upon the Settlement Agreements, and $28.9 million, in the event Bridgeport fails to establish eligibility for an RMR Agreement in the first instance. For any refund relating to the period prior to May 4, 2006, Bridgeport would have a claim against Duke Energy Americas, LLC (“Duke”) for amounts in excess of the first $10 million of any refund obligation pursuant to indemnification provisions under the purchase and sale agreement for the Generation Acquisition. Approximately $6.4 million is included in the above range of potential refund. This estimated refund will continue to increase on a monthly basis until the outstanding issues are resolved. As stated above, at December 31, 2006, Bridgeport has reserved $8 million for such refund and is increasing such reserve by approximately $0.6 million per month in 2007.

The Company is currently evaluating its options and due to the uncertainties surrounding this matter the ultimate outcomes cannot be determined.

During 2006, Bear, based on their interpretation of the RMR agreement, submitted daily bid prices to ISO-New England in a manner to help minimize certain gas costs of the Bridgeport facility. ISO-New England did not settle the bids consistent with Bear’s interpretation which resulted in the project receiving $8.8 million less than it believed it was entitled to under the RMR agreement. Settlement discussions with Bear regarding the reimbursement of such lost revenue are ongoing. As of December 31, 2006, no amounts have been recorded for the potential recovery of such amount.

South Bay is party to a Lease Agreement (the “South Bay Lease”) with SDUPD pursuant to which South Bay is currently leasing the existing South Bay facility from SDUPD. The South Bay Lease will terminate on February 1, 2010 (or, if later, the date on which South Bay is no longer subject to a reliability must run contract with the California ISO). Upon termination of the South Bay Lease, South Bay will be obligated, at its sole cost and expense, to decommission, dismantle and remove the existing power plant facility. In addition, pursuant to a separate Environmental Remediation Agreement (the “ERA”) between South Bay and SDUPD, South Bay is responsible for remediation of any contamination that may have been released at the existing South Bay facility site after commencement of the lease, as well as remediation of certain parcels in the vicinity of the South Bay facility site. Pursuant to the asset purchase agreement under which SDUPD purchased the South Bay facility and related properties from SDG&E, SDG&E indemnified SDUPD for certain types of pre existing contamination, including certain types of pre closing contamination at the South Bay facility, and South Bay is a beneficiary of these SDG&E indemnities.

South Bay’s decommissioning, dismantling and removal obligations under the South Bay Lease, as well as its environmental cleanup obligations under the related ERA, are guaranteed by Duke Capital, LLC (“Duke Capital”). In the event Duke Capital was required to perform under such guaranties, Duke Capital would be permitted to draw upon letters of credit issued to Duke Capital pursuant to the Gen Finance credit facilities totaling $45 million. In addition, LSP Gen has agreed to indemnify Duke Capital for any losses Duke Capital may incur as a result of the existing guaranties. As of December 31, 2006, the Company has recorded a $24.5 million liability for its decommissioning, dismantling and removal obligations.

South Bay is also a party to an agreement with the SDUPD under which South Bay is obligated to use commercially reasonable efforts to develop and construct a new power generating facility that will replace the existing South Bay power plant and which shall have a generating capacity at least as sufficient to cause the California ISO to terminate the must-run designation of the South Bay power plant. Under the agreement South Bay’s obligation to incur development costs is capped. South Bay believes it has incurred costs and expenses in excess of the cap amount and therefore has fulfilled its obligation to incur such costs.

Each of the Morro Bay, Moss Landing and Oakland facilities were purchased from PG&E in 1997. Each of the current owners of these plants agreed under the purchase and sale agreements with PG&E to indemnify PG&E for liabilities arising out of post closing environmental contamination and certain other types of claims caused by the current owners. These entities obligations under the purchase and sale agreements, including such indemnification obligations, are guaranteed by Duke Capital. In the event Duke Capital were required to perform under such guaranties, Duke Capital would be permitted to draw upon letters of credit issued to Duke Capital pursuant to the Gen Finance credit facilities totaling $15 million (capped at $5 million per project). In addition, LSP Gen has agreed to indemnify Duke Capital for any losses Duke Capital may incur as a result of the existing guaranties. The current owners of the Morro Bay, Moss Landing and Oakland facilities are also beneficiaries of indemnities provided by PG&E for certain matters, including certain types of preexisting environmental contamination.

As noted above, Gen Finance issued letters of credit to Duke Capital. As long as the Duke Capital guarantees remain in place, Gen Finance is required to pay Duke Capital a fee equal to 1% per annum on $21 million of such letters of credit which increases by 0.5% per annum every six months up to a maximum fee of 3%.

The Morro Bay, Moss Landing and South Bay facilities have obligations, upon termination of operations of the facilities, for the closure of the waste water ponds located at each site. As of December 31, 2006, Morro Bay and Moss Landing have recorded asset retirement liabilities in the amount of $404,000 and $135,000 for such future obligations. South Bay’s pond closure asset retirement liability is a component of the $24.5 million liability stated above. As security for such future obligations, Gen Finance issued a $22.9 million letter of credit to the California Department of Toxic Substance Control.

In connection with the execution of certain long-term service agreements, by certain of its direct and indirect subsidiaries, LSP Gen has provided performance and payment guarantees for a portion of such obligations. The potential liability under these guarantees is capped on a project by project basis with an aggregate limit of $55 million. In addition, Gen Finance has issued $94 million of letters of credit to the counterparties of these contracts, respectively, as security for its obligations under such long-term service agreements (see note 7).

The Company enters into contracts that contain various representations, warranties, indemnifications and guarantees. Some of the agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third party claims, in which event the Company effectively indemnifies the other party. While there is the possibility of a loss related to such representations, warranties, indemnifications and guarantees in the contracts and such loss could be significant, the Company considers the probability of loss to be remote.

To satisfy certain of the Company’s contractual obligations described in notes 7, 8 and 14 the Company has issued letters of credit in favor of counterparties totaling approximately $797.4 million and $38.2 million as of December 31, 2006 and 2005, respectively.

The Company is a party to certain other claims arising in the ordinary course of business. The Company is of the opinion that final disposition of these claims will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Merger

On September 15, 2006, the LS Power Group announced that LS Associates, LS Power, LS Equity Partners, PIE and LSP Gen Investors, L.P. (collectively, the “LS Entities”) had entered into a Plan of Merger, Contribution and Sale Agreement dated as of September 14, 2006 (the “Dynegy Merger Agreement”) with Dynegy Inc. (“Dynegy”), Dynegy Acquisition Inc. (“New Dynegy”) and Falcon Merger Sub Co. (“Merger Sub”), a wholly owned subsidiary of New Dynegy. Pursuant to the Dynegy Merger Agreement, (a) Merger Sub will be merged (the “Merger”) with and into Dynegy and Dynegy will become a wholly owned subsidiary of New Dynegy (b) the LS Entities will contribute certain interests in power generation entities to New Dynegy in exchange for (i) 340 million shares of New Dynegy Class B common stock, par value $0.01 per share, and (ii) $163 million in aggregate principal amount of notes to be issued by New Dynegy; and (c) the LS Entities will sell Kendall Holding and LSP Kendall Blocker, Inc. to New Dynegy in exchange for (i) $100 million in cash and (ii) $112 million in aggregate principal amount of notes to be issued by New Dynegy. Each share of Dynegy’s common stock outstanding at the time of the Merger will be converted into the right to receive one share of New Dynegy Class A common stock, par value $0.01 per share, following the Merger. The transaction was approved by Dynegy’s shareholders on March 29, 2007 and was finalized on April 2, 2007.

Effective April 2, 2007, the Company issued termination notices to the counterparties under certain operations and maintenance contracts and Gen LTSA contracts of the Contributed Entities. In addition, Bear issued a notice to the Company terminating the Bear EMA effective May 1, 2007. The Company will either enter into new agreements with third party service providers or with New Dynegy.

On April 2, 2007, GE made a draw on a letter of credit in the amount of $15 million for a purported non-payment of an invoice under the Casco Bay LTSA. The Company is disputing such draw. In addition, on April 12, 2007, the Company received a $29.7 million termination invoice under the Arlington Valley LTSA. The Company is disputing the full amount of the invoice. The parties are currently negotiating new arrangements which would include a full release from the obligations allegedly claimed by GE pursuant to this invoice.

LSP-KENDALL ENERGY, LLC AND LSP EQUIPMENT, LLC

(Delaware Limited Liability Companies)

Predecessor Combined Balance Sheets

November 30, 2004, December 31, 2003 and December 6, 2003

(In thousands of dollars)

(Unaudited)

	Reorganized Company
	November 30, 2004	December 31, 2003	December 6, 2003
Assets
Current assets:
Restricted cash	$42,078	$24,278	$27,165
Accounts receivable-trade, net of allowance for doubtful accounts of $0, $206 and $206, respectively	5,003	7,382	9,319
Inventory	3,825	3,556	—
Prepaid insurance expense	823	733	3,556
Prepaid other expenses	145	25	862
Deferred financing costs, net	—	—	1,040
Other current assets	13	3,990	2,601

Total current assets	51,887	39,964	44,543

Property, plant, and equipment, net	515,649	557,993	559,120

Total assets	$567,536	$597,957	$603,663

Liabilities and Members’ Equity
Current liabilities:
Current portion of long-term debt	$343	$456,643	$458,038
Accounts payable	748	936	401
Accrued interest payable	4,200	34	4,208
Accrued property taxes	5,042	6,000	5,581
Accrued expenses	2,684	12,027	12,272
Other current liabilities	—	18	18

Total current liabilities	13,017	475,658	480,518
Long-term debt, net of discount	448,039	—	—
Derivative instruments	15,807	25,744	27,954
Other long-term liabilities	89,386	94,165	94,616

Total liabilities	566,249	595,567	603,088

Commitments and contingencies (note 13)
Members’ equity	1,287	2,390	575

Total liabilities and members’ equity	$567,536	$597,957	$603,663

See accompanying notes to unaudited combined financial statements.

LSP KENDALL ENERGY, LLC AND LSP EQUIPMENT, LLC

(Delaware Limited Liability Companies)

Predecessor Combined Statements of Operations

(In thousands of dollars)

(Unaudited)

	Reorganized Company		Predecessor Company
	Period from January 1, 2004 through November 30, 2004	Period from December 6, 2003 to December 31, 2003	Period from January 1, 2003 to December 5, 2003
Energy and capacity revenues	$73,446	$4,518	$60,662

Operating Expenses:
Fuel and operations and maintenance expenses	22,260	729	22,435
Depreciation	13,721	1,161	23,056
General and administrative expenses	5,601	362	2,483
Fresh start reporting adjustments	—	—	222,811
Impairment charge	28,947	—	—

Total operating expenses	70,529	2,252	270,785

Income (loss) from operations	2,917	2,266	(210,123)
Interest expense and amortization of deferred financing costs	(33,634)	(1,962)	(21,441)
Interest income	347	—	200
Other income, net	9,098	17	(210)

Net income (loss)	$(21,272)	$321	$(231,574)

See accompanying notes to unaudited combined financial statements.

LSP-KENDALL ENERGY, LLC AND LSP EQUIPMENT, LLC

(A Delaware Limited Liability Company)

Predecessor Combined Statements of Members’ Equity and Comprehensive Income (Loss)

(In thousands of dollars)

	Member contributions/ distributions	Accumulated earnings (deficit)	Accumulated other comprehensive income (loss)	Total member’s equity (deficit)
Balances at December 31, 2002 (Predecessor)—Unaudited	$309,320	$(59,153)	$(22,941)	$227,226
Net loss	—	(231,574)	—	(231,574)
Change in unrealized gain on derivatives	—	—	3,432	3,432

Comprehensive loss	—	—	—	(228,142)
Capital contributions	1,491	—	—	1,491
Effects of fresh start reporting	(310,244)	290,735	19,509	—

Balances at December 5, 2003
(Predecessor Company)—Unaudited	567	8	—	575
Net income	—	321	—	321
Change in unrealized gain on derivatives	—	—	1,494	1,494

Comprehensive income	—	—	—	1,815

Balances at December 31, 2003—Unaudited
(Reorganized Company)	567	329	1,494	2,390

Net loss	—	(21,272)	—	(21,272)
Change in unrealized loss on derivatives	—	—	839	839

Comprehensive income	—	—	—	(20,433)
Capital contribution	19,330	—	—	19,330

Balances at November 30, 2004 (Reorganized Company)—Unaudited	$19,897	$(20,943)	$2,333	$1,287

See accompanying notes to unaudited combined financial statements.

LSP-KENDALL ENERGY, LLC AND LSP EQUIPMENT, LLC

(A Delaware Limited Liability Company)

Predecessor Combined Statements of Cash Flows

(In thousands of dollars)

	Reorganization Company		Predecessor Company
	Period from January 1, 2004 through November 30, 2004	Period from December 6, 2003 to December 31, 2003	Period from January 1, 2003 to December 5, 2003
Cash flows from operating activities:
Net income (loss)	$(21,272)	$321	$(231,574)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	13,721	1,161	23,056
Amortization of power purchase agreement	(4,070)	—	—
Amortization of debt discount	9,732	790	—
Gain on derivative instruments	(9,098)	(1,109)	(2,786)
Impairment charge	28,947	—	222,811
Change in assets and liabilities:
Decrease in accounts receivable-trade	2,379	1,937	(95)
Increase in inventory	(269)	—	(127)
(Increase) decrease in prepaid insurance	(90)	129	(516)
(Increase) decrease in prepaid expenses	(120)	1,015	435
Decrease (increase) in other current assets	3,977	(1,389)	(2,389)
(Decrease) increase in accounts payable	(188)	535	(3,728)
Increase (decrease) in accrued interest payable	4,166	(4,174)	4,167
Increase (decrease) in accrued property taxes	(958)	419	3,081
(Decrease) increase in accrued expenses	(9,343)	(245)	750
Decrease in other current liabilities	(90)	(58)	—
(Decrease) increase in other long-term liabilities	(638)	—	2,641

Cash provided by (used in) operating activities	16,786	(668)	15,916

Cash flows from investing activities:
Capital expenditures	(324)	(34)	(175)
Change in restricted cash	(17,800)	2,887	(10,110)

Cash (used in) provided by investing activities	(18,124)	2,853	(10,285)

Cash flows from financing activities:
Principal payments on long-term debt	(17,992)	(2,185)	(6,556)
Capital contributions	19,330	—	925

Cash provided by (used in) financing activities	1,338	(2,185)	(5,631)

Increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents:
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$19,736	$—	$20,372

See accompanying notes to unaudited combined financial statements.

LSP-KENDALL ENERGY, LLC AND LSP EQUIPMENT, LLC

(A Delaware Limited Liability Company)

NOTES TO UNAUDITED PREDECESSOR COMBINED FINANCIAL STATEMENTS

1.	ORGANIZATION

LSP-Kendall Energy, LLC (“Kendall”) was formed on November 2, 1998 to develop, finance, construct, own and operate an approximately 1,168 MW electric generating facility consisting of four gas-fired combustion turbines and related equipment located in Kendall County, Illinois. LSP Equipment, LLC (“Equipment”) was formed to purchase and resell electric generating equipment to Kendall. These turbines became operational in 2002. The in-service date for each respective turbine was March 15, April 3, April 20 and June 30, 2002.

Kendall and Equipment were wholly owned indirect subsidiaries of Granite Power Partners II LP (“Granite”). Granite, a wholly owned indirect subsidiary of NRG Energy, Inc. (“NRG Energy)”, owned electric power generation plants in the Central and South Central regions of the United States. Granite was formed for the purpose of financing, acquiring, owning and maintaining, through its subsidiaries and affiliates electric generating facilities.

On May 14, 2003, NRG Energy and 25 of its direct and indirect wholly owned subsidiaries commenced voluntary petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Kendall and Equipment were not part of these Chapter 11 cases or any of the subsequent bankruptcy filings. On November 24, 2003, the Bankruptcy Court entered an order confirming NRG Energy’s Plan of Reorganization and the plan became effective on December 5, 2003 (Notes 2 and 3).

On December 1, 2004, pursuant to a Purchase and Sales Agreement (the “PSA”), LSP Kendall Holding, LLC (“Holding”), a wholly owned subsidiary of LS Power Associates, L.P. (“Associates”) acquired 100% of the outstanding membership interests of Kendall and Equipment (the “Acquisition”). Holding was formed on July 29, 2004 to acquire 100% of the outstanding membership interests of Kendall and Equipment. Associates is a Delaware limited partnership formed to develop, construct, own and invest in independent power generation projects.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

In connection with NRG Energy’s emergence from bankruptcy, NRG Energy and its subsidiaries, including Kendall, adopted fresh start accounting (“Fresh Start”) in accordance with the requirements of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (SOP 90-7). The application of SOP 90-7 resulted in the creation of a new reporting entity. Consequently, the financial statements of the Reorganized Company and the Predecessor Company are separated by a black line to distinguish that the assets, liabilities and equity as well as the results of operations are not comparable between periods. Under the requirements of Fresh Start, Kendall had adjusted its assets and liabilities to their estimated fair values as of December 5, 2003. The net effect of all Fresh Start adjustments resulted in a loss of $222.8 million, which is reflected in the Predecessor Company’s results for the period from January 1, 2003 to December 5, 2003.

The Fresh Start adjustments consist primarily of the valuation of fixed assets and liabilities. A description of the adjustments and amounts is provided in Note 3—Fresh Start Reporting.

As used herein, the following terms refer to Kendall and its operations:

Predecessor Company	Kendall, pre-emergence from bankruptcy
Kendall’s operations, January 1, 2003—December 5, 2003

Reorganized Company	Kendall, post-emergence from bankruptcy
Kendall’s operations, December 6, 2003—December 31, 2003

The combined financial statements include the financial statements of Kendall and Equipment (the Company). All significant intercompany transactions and balances have been eliminated in the combined financial statements.

Use of Estimates

Management makes estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses to prepare the financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Restricted Cash

Restricted cash consists primarily of funds that are restricted from transfer or dividend from Kendall until such time as certain conditions are met which include a minimum debt coverage ratio and funding of certain reserve accounts. Restricted cash is used primarily for operating and maintenance expenses and debt service.

Inventory

Inventory consists of spare parts and is stated at the lower of weighted average cost or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost (fair value at the Fresh Start date) less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful life of the assets of 30 years. Additions and improvements extending asset lives are capitalized, while repairs and maintenance, including planned major maintenance, are charged to expense as incurred.

Impairment of Long-Lived Assets and Acquired Intangible Assets

Long-lived assets and intangible assets with determinable useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and would be charged to earnings. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the costs to sell. Intangible assets are amortized over their respective estimated useful lives.

In anticipation of the sale of its interest in Kendall, Granite compared the carrying value of Kendall to its estimated fair value. Based on the anticipated proceeds, an impairment charge totaling $28.9 million was recorded for the period from January 1, 2004 through November 30, 2004.

Revenue Recognition

Revenue from sales of electricity are recorded upon delivery to customers based upon the output delivered and capacity provided at the lesser of amounts billable under the power purchase agreements, or the average estimated contract rates over the initial term of the power purchase agreements.

Power Purchase Agreements

Under the adoption of Fresh Start, long-term liabilities had been established for power purchase agreements that were determined to be burdensome as compared to market expectations. These liabilities were amortized as a component of revenue over the terms of the respective contracts.

Power Marketing Activities

Kendall has entered into an agency arrangement with a marketing affiliate for the sale of energy, capacity and ancillary services produced on a limited basis, which enables the affiliate to engage in forward sales and economic hedges to manage Kendall’s electricity price exposure. Net gains or losses on hedges by the affiliate, which are physically settled, are recognized in the same manner as the hedged item.

Derivative Financial Instruments

Derivatives that have been designated as hedges of assets, liabilities or firm commitments, are accounted for as fair value hedges. Changes in the fair value of these instruments will be recognized in earnings as offsets to the changes in the fair value of the related hedged assets, liabilities and firm commitments. Derivatives that have been designated as hedges of forecasted transactions are accounted for using the cash flow method. Changes in the fair value of these instruments are deferred and recorded as a component of accumulated other comprehensive income (“OCI”) until the hedged transactions occur and are recognized in earnings. The ineffective portion of any hedge is recorded immediately in earnings.

Fair Value of Financial Instruments

The carrying amount of restricted cash, accounts receivable, accounts payable, accrued expenses and derivative instruments equal or approximate fair values due to the short term maturity of those instruments.

Income Taxes

Kendall and Equipment have been organized as a limited liability companies. Therefore, federal and state income taxes are assessed at the member level. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of restricted cash and accounts receivable. Restricted cash accounts are generally held in federally insured banks. Accounts receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry or other conditions.

Kendall is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments. The counterparties to these transactions are major financial institutions. Kendall does not require collateral or other security to support the financial instruments with credit risk.

For the period January 1, 2004 through November 30, 2004, December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003, revenues under power sales agreements with Dynegy Power Marketing, Inc. and Rainy River Energy Corporation, accounted for 55% and 28%, 65% and 35% and 54% and 39%, respectively, of Kendall’s revenues. The loss of either of these two power sales agreements could result in an adverse impact on Kendall’s results of operations and financial position.

Risks and Uncertainties

As with any power generation facility, operation of the Kendall facility involves risk, including the performance of the facility below expected levels of efficiency and output, shut-downs due to the breakdown or failure of equipment or processes, violations of permit requirements, operator error, labor disputes, or catastrophic events such as fires, earthquakes, floods, explosions, or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by the Kendall facility or significantly increase the expenses of each of the facilities, adversely impacting Kendall’s ability to make payments of principal and interest on its debt when due.

3.	FRESH START REPORTING

In accordance with the requirement of SOP 90-7, the assets and liabilities of the Reorganized Company were recorded at their estimated fair value upon adoption of Fresh Start accounting. A third party was used to complete an independent appraisal of Kendall’s tangible assets, equity investments and intangible assets and contracts. Kendall also recorded each liability existing at December 5, 2003, at the present value of amounts to be paid determined at appropriate interest rates.

The determination of the fair value of Kendall’s assets and liabilities was based on a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies.

Kendall recorded approximately $222.8 million of net reorganization loss in the Predecessor Company’s statement of operations for the period January 1, 2003 to December 5, 2003, which includes adjustments to reduce the historical carrying values of assets and liabilities to fair market value.

Due to the adoption of Fresh Start as of December 5, 2003, the Reorganized Company’s balance sheets, statements of operations and cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are not comparable in certain respects to the financial statements prior to the application of Fresh Start. A black line has been drawn on the accompanying financial statements to separate and distinguish between the Reorganized Company and the Predecessor Company. The effects of the reorganization and Fresh Start on Kendall’s balance sheet as of December 5, 2003, were as follows:

(in thousands of dollars)	Predecessor Company December 5, 2003	Fresh Start Adjustments		Reorganized Company December 6, 2003
Assets
Current assets
Restricted cash	$27,165	$—		$27,165
Accounts receivable	5,863			5,863
Inventory	3,749	(193	) (A)	3,556
Prepayments and other current assets	4,503	—		4,503

Total current assets	41,280	(193)		41,087
Property, plant and equipment, net	731,478	(172,358	) (B)	559,120

Total assets	$772,758	$(172,551)		$600,207

Liabilities and Member’s Equity
Current liabilities
Current portion of long-term debt	$489,198	$(31,160	) (C)	$458,038
Accounts payable	401	—		401
Accounts payable—affiliates	15,900	—		15,900
Accrued interest	4,208	—		4,208
Other current liabilities	12,285	—		12,285

Total current liabilities	521,992	(31,160)		490,832

Other long-term obligations	—	81,420	(D)	81,420
Derivative instruments valuation	27,954	—		27,954

Total liabilities	549,946	50,260		600,206

Member’s equity
Member contributions	310,245	(310,244)		1
Accumulated net loss	(67,924)	67,924		—
Accumulated other comprehensive loss	(19,509)	19,509		—

Total member’s equity	222,812	(222,811	) (E)	1

Total liabilities and member’s equity	$772,758	$(172,551)		$600,207

(A)	Accounting policy change upon adoption of Fresh Start reporting. Consumables are no longer included as inventory and are expensed as incurred.
(B)	Result of allocating the reorganization value in conformity with the purchase method of accounting for business combinations. These allocations were based on valuations obtained from independent appraisers.

(C)	Reflects management’s estimate, based on current market interest rates as of December 5, 2003, of the fair value of debt instruments.
(D)	Reflects management’s estimate, with the assistance of independent appraisers, of the fair value of power purchase agreements. Management identified certain power purchase agreements that were either valuable or burdensome as compared to market expectation.
(E)	Reflects the elimination of the Predecessor Company’s accumulated net loss and the accumulated other comprehensive loss.

4.	OTHER CURRENT ASSETS

Other current assets as of December 31, 2003 and December 6, 2003 consisted primarily of warranty claims in the amounts of $4.0 million and $2.6 million, respectively. There were no such amounts as of November 30, 2004.

5.	ACCRUED EXPENSES

Accrued expenses as of November 30, 2004, December 31, 2003 and December 6, 2003 consisted primarily of accrued contract retention in the amounts of $1.5 million, $9.9 million and $9.9 million, respectively.

6.	OTHER LONG-TERM LIABILITIES

As of November 30, 2004, December 31, 2003 and December 6, 2003 other long-term liabilities consisted of approximately $12.4 million, $13.1 million and $13.2 million, respectively, of accrued state sales tax. The Company purchased certain generating equipment used in the construction of the Kendall facility totaling approximately $225.1 million. State sales tax on these equipment purchases was deferred and the estimated annual sales tax payments for the next five years will approximate $696,000 per year.

7.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value of financial instruments is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The estimated fair values of the Company’s recorded financial instruments are as follows:

	Reorganized Company
	November 30, 2004		December 31, 2003		December 6, 2003
(in thousands of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Restricted cash	$42,078	$42,078	$24,278	$24,278	$27,165	$27,165
Long-term debt, including current portion	448,382	448,382	456,643	456,643	458,038	458,038

For cash and cash equivalents and restricted cash, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of long-term debt is established based on quoted market prices for those instruments which are traded or on a present value method using current interest rates for similar instruments with equivalent credit quality.

8.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

		Reorganized Company
(in thousands of dollars)	Average Remaining Useful Lives	November 30, 2004	December 31, 2003	December 6, 2003
Land		$155	$148	$148
Plant equipment	1-39 years	530,130	558,972	558,972
Construction in progress		181	34	—
Accumulated depreciation		(14,817)	(1,161)	—

Property, plant and equipment, net		$515,649	$557,993	$559,120

9.	FACILITY CONTRACTS

Under the terms of a Power Purchase Agreement (“DPM PPA”), with Dynegy Power Marketing, Inc. (“DPM”), Kendall is obligated to sell and DPM is obligated to purchase approximately 550 MW of electric generating capacity and associated energy from two of the four electric generating units (the “Units”) at the Project at prices set forth in the DPM PPA. The initial term of the DPM PPA is ten years, beginning on June 1, 2001. DPM has the option of extending the DPM PPA for two additional five year terms by providing Kendall written notice at least two years prior to the expiration of the initial term and the first additional five-year extension. Kendall may, if DPM does not extend the DPM PPA prior to the end of the initial term, extend the DPM PPA for a period of five years.

The terms of the DPM PPA require DPM to make payments to Kendall including a reservation payment, an energy payment, a guaranteed heat rate payment and a system upgrade payment.

The DPM PPA is a tolling arrangement, whereby DPM is obligated to arrange, procure, supply, nominate, balance, transport, pay for and deliver the amount of natural gas necessary for each DPM Unit to generate its net electrical output. DPM’s obligations under the DPM PPA are guaranteed by DPM’s parent company, Dynegy, Inc.

Under the terms of a Power Purchase Agreement (“Rainy River PPA”) with Rainy River Energy Corporation (“Rainy River”), Kendall is obligated to sell and Rainy River is obligated to purchase approximately 275 megawatts of electric generating capacity and associated energy from one of the four Units at the Kendall facility at prices set forth in the Rainy River PPA. The initial term of the Rainy River PPA expires on September 16, 2017.

The terms of the Rainy River PPA require Rainy River to make payments to Kendall including a reservation payment, an energy payment, a guaranteed heat rate payment and a system upgrade payment.

The Rainy River PPA is a tolling arrangement, whereby Rainy River is obligated to arrange, procure, supply, nominate, balance, transport, pay for and deliver the amount of natural gas necessary for the Rainy River Unit to generate its net electrical output. Rainy River’s obligations under the Rainy River PPA are guaranteed by Rainy River’s parent company, Minnesota Power, Inc.

Under the terms of a long-term operations and maintenance agreement (“O&M Agreement”) with General Electric International, Inc. (“GE”), Kendall is required to pay GE a fixed annual fee of approximately $550,000 during operation of the facility. Kendall is also required to reimburse GE for all labor costs, including payroll and taxes, subcontractor costs and other costs deemed reimbursable by Kendall. The annual fee is adjusted annually based on specified indices published by the United States Government. Kendall made payments of approximately $3.3 million, $0.3 million and $3.5 million to GE under the O&M Agreement for the periods January 1, 2004 through November 30, 2004, December 6, 2003 through December 31, 2003 and January 1, 2003 through

December 5, 2003, respectively. The term of this amended O&M Agreement is ten years commencing on March 28, 2002, the date on which the first Unit achieved commercial operations.

Pursuant to the terms of a Long Term Service Agreement (“LTSA”) with GE, GE provides long term parts and services for each of the four combustion turbine units located at the Kendall facility. The term of the LTSA will expire on a Unit by Unit basis after the later of (i) the date on which a Unit has attained either 96,000 factored hours or 5,400 factored starts, as defined in the LTSA, whichever occurs first, or (ii) the date on which GE has completed the second major inspection, as defined in the LTSA, for such Unit. In no event shall the term of the LTSA extend beyond the 21st anniversary of the effective date.

Fees for the LTSA are comprised primarily of (i) a variable quarterly payment based upon each covered unit’s operational parameters and (ii) a fixed payment based upon each covered unit’s actual hours and starts incurred. All payments are adjusted annually based upon specified indices published by the United States Government. Kendall made payments of approximately $2.2 million, $0 and $2.1 million to GE under the LTSA for the period January 1, 2004 to November 30, 2004, December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003, respectively.

10.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. Changes in the fair value of non-hedge derivatives are immediately recognized in earnings. The criteria used to determine if hedge accounting treatment is appropriate are (a) the designation of the hedge to an underlying exposure, (b) whether or not the overall risk is being reduced and (c) if there is a high degree of correlation between the value of the derivative instrument and the underlying obligation. Formal documentation of the hedging relationship, the nature of the underlying risk, the risk management objective, and the means by which effectiveness will be assessed is created at the inception of the hedge. Changes in fair values of derivative accounted for as hedges are either recognized in earnings or offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income, or OCI, until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative instrument’s change in fair value is immediately recognized in earnings.

Kendall has entered into various interest rate swaps from variable to fixed rates. These swaps have been designated as hedges of forecasted transactions and are accounted for using the cash flow method.

The following table summarizes the effects of SFAS No. 133 on the Company’s accumulated other comprehensive income (loss) balance:

(in thousands of dollars)
OCI balance at December 31, 2002	$(22,941)
Mark to market of hedge contracts	3,432

OCI balance at December 5, 2003 (Predecessor Company)	$(19,509)

OCI balance at December 6, 2003 (Reorganized Company)	$—
Mark to market of hedge contracts	1,494

OCI balance at December 31, 2003	1,494
Mark to market of hedge contracts	839

OCI balance at November 30, 2004	$2,333

The adoption of SFAS No. 133 on January 29, 2001 (inception—predecessor), resulted in no unrealized gain or (loss). The Company recorded gains in OCI of approximately $3.4 million during the period from January 1, 2003 to December 5, 2003, related to changes in the fair values of derivatives accounted for as hedges. The application of SOP 90-7 resulted in the elimination of the $19.5 million balance in OCI with the adoption of Fresh Start accounting. The Company recorded gains in OCI of approximately $1.5 million and $0.8 million during the periods December 6, 2003 to December 31, 2003 and January 1, 2004 to November 30, 2004, respectively.

No ineffectiveness was recognized on cash flow hedges during the periods from January 1, 2004 to November 30, 2004, December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003.

11.	FINANCING

Kendall has a $554.2 million credit facility (term loan), dated November 12, 1999, consisting of a credit facility of $499.5 million, available letters of credit of $49.7 million and a $5.0 million working capital facility.

During 2001, $499.5 million was drawn against the credit facility. At December 31, 2003 and December 6, 2003 there were outstanding borrowings under this facility totaling approximately $456.6 million (net of imputed discount of $30.4 million) and $458.0 million (net of imputed discount of $31.2 million) at a weighted average annual interest rate of 2.58% and 2.58%, respectively. The term loan requires Kendall to pay interest and principal on a quarterly basis with a balloon payment due in 2006 and is secured by the assets, including contracts, of Kendall.

During 2003, no letters of credit expired. At December 31, 2003 and December 6, 2003, $8.5 million and $8.5 million were outstanding, expiring November 2004. For the period January 1, 2004 through November 30, 2004, Kendall had available letters of credit totaling $25 million and a $5 million working capital facility. During November 2004, the letters of credit and the working capital facility expired. At December 31, 2003 and December 6, 2003, there were no balances outstanding under the working capital facility.

In connection with the revaluation of Kendall’s debt to fair value under SOP 90-7, a debt discount of $31.2 million was recorded. The discount amount will be amortized to earnings over the life of the debt. At November 30, 2004, December 31, 2003 and December 6, 2003, the unamortized discount was $20.6 million, $30.4 million and $31.2 million, respectively.

Annual maturities under the facility for the years ending after 2004 are as follows:

(in thousands of dollars)
2005	$11,239
2006	455,284

$466,523

Kendall, as required by the Credit Agreement, has four interest rate swap agreements (in millions). The notional amounts, fair market values on November 30, 2004, December 6, 2003 and December 31, 2003, fixed rates, and termination dates are as follows:

(in millions of dollars)						Average Fixed Rate	Termination Date
Notional Amount	FairValue	Notional Amount	Fair Value	Notional Amount	Fair Value
November 30, 2004		December 31, 2003		December 6, 2003
$218.7	$15.8	$221.5	$25.7	$221.9	$28.0	7.0%	9/29/2006

For the period January 1, 2004 through November 30, 2004, December 6, 2003 through December 31, 2003 and January 1, 2003 through December 5, 2003, Kendall made principal payments under the Credit Agreement of approximately $18.0 million, $2.2 million and $6.6 million, respectively.

Outstanding loans are secured by all of the assets and contract rights of Kendall.

The Credit Agreement requires that proceeds from borrowings, the receipt of revenues, debt service payments and the payments for certain categories of expenses each be segregated into separate bank accounts. Under the terms of a depositary agreement (the “Depositary Agreement”), Kendall has established the required bank accounts and has pledged all its rights, title and interest in the bank accounts as security for its payment obligations under the Credit Agreement.

The Credit Agreement requires compliance with certain covenants, including, among other things, compliance with certain reporting requirements, additional indebtedness, certain new and existing agreements and other activities. Kendall was in compliance with such covenants at November 30, 2004.

At December 31, 2003, Kendall was in default in respect to certain covenants. On April 19, 2004, Kendall reached settlement agreements with the lenders, which cured the defaults. The lenders and the Administrative Agent granted waivers for all events of default under the Credit Agreement. As a condition to securing waivers, Kendall agreed to several additional covenants, including a requirement to achieve Project Completion, as defined in the Credit Agreement, by March 31, 2005, and satisfaction and removal of all non-permitted liens by July 30, 2004. Also, in April 2004, $10.5 million of project debt was repaid through a draw on the project letter of credit. As a result, Kendall was no longer in default under the terms of the Credit Agreement as of April 19, 2004.

12.	RELATED-PARTY TRANSACTIONS

On January 29, 2001, Kendall and NRG Energy assumed the Management Services Agreement, dated November 12, 1999, which allows NRG Energy to provide certain management services to Kendall. The agreement has a 27-year term, beginning at the project completion date and outlines the particular services which shall be provided and allows for the reimbursement of such expenses. These services include, but are not limited to: human resources, accounting, finance, treasury, tax, office administration, information technology, Credit Agreement documentation and compliance, engineering, construction management, environmental, legal and safety. NRG Energy charge Kendall amounts totaling $2.9 million, $0 and $2.5 million for the period from January 1, 2004 to November 30, 2004, December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003 for services provided.

13.	COMMITMENTS AND CONTINGENCIES

In connection with the credit facility dated November 19, 1999, Kendall and Granite II Holding, LLC agreed to certain terms under an Equity Contribution Agreement (the “Equity Agreement”) with the lenders. Under the Equity Agreement, Granite was obligated to make equity contributions, as defined in the agreement, totaling $80.5 million. As of December 31, 2003, the total equity contributions made to date was in dispute. This dispute was settled in April 2004. (Note 15).

The Company entered into an engineering procurement and construction contract (“EPC Agreement”) with Dick Corporation, Inc. (“Dick”) and National Energy Production Company, Inc. (“NEPCO”) for the design and construction of a co-generation facility in Minooka, Kendall County, Illinois. The EPC Agreement required Dick and NEPCO to perform all project work to design and construct the facility with the sole exception of procurement of the four gas-fired turbines from General Electric Corporation (“GE”) and the four Heat Recovery Steam Generators (“HRSGs”) from Foster Wheeler Energy Corporation, Inc. (“FWEC”). The HRSGs and turbines were procured by another of our subsidiaries, LSP Equipment, LLC, which was required to deliver them to the project site for assembly and integration into the overall project work by Dick and NEPCO. The terms of this integration were governed by a separate document entitled “Construction Interfacing Agreement.” Early into the project construction, NEPCO, a wholly owned subsidiary of Enron, sought bankruptcy protection and ceased to perform work on the project. Dick continued to perform some project work, and with the assistance of additional funds and completion services provided by Kendall, the project work was substantially completed and the plant is fully operational. Dick contended that it is entitled to additional compensation due to certain alleged deficiencies in the deliveries of the HRSGs and turbines. Pursuant to the terms of the Interfacing Agreement, Dick directed Kendall to prosecute claims against FWEC and GE for $23 million and $7.6 million, respectively. Dick further alleged that Kendall is liable for these sums should either GE or FWEC prove insolvent. Dick also claimed entitlement to currently unspecified additional compensation for extra work performed on the project. Dick filed a mechanic’s lien on the project in the amount of $50 million to secure these prospective claims as well as other claims they might make for extra compensation. Kendall disputed these allegations.

In late April 2003, Kendall and Equipment instituted a lawsuit in the United States District Court, Southern District of New York, against Dick asserting that Dick breached its contractual obligations to these plaintiffs by failing to (a) complete the power plant by the agreed deadline, (b) hire the necessary subcontractors to complete the construction and commissioning of the power plant, (c) discharge or otherwise respond to mechanic’s liens filed by subcontractors against the power plant, (d) indemnify the plaintiffs for costs incurred in connection with Dick’s directions not to pay GE and FWEC, and (e) indemnify the plaintiffs for costs incurred in asserting and prosecuting claims on behalf of Dick against GE and FWEC. Plaintiffs sought damages against Dick, including more than $50 million paid by the Company to resolve subcontractors’ liens which Dick refused to discharge, the expense plaintiffs incurred in retaining substitute contractors to complete work on the facility, liquidated damages for Dick’s failure to obtain substantial completion by the contractual Guaranteed Completion Dates and liquidated damages for Dick’s failure to attain certain power performance guaranties. Plaintiffs also sought a declaration that the company had not breached the EPC Agreement by failing to pay Dick the nearly $15 million alleged to be owing in Dicks mechanic’s lien foreclosure action. Further, plaintiffs sought damages for Dick’s breach of its obligations under the Construction Interfacing Agreement, along with a declaration of the parties’ rights and obligations under that agreement, including a declaration (a) of plaintiff’s entitlement to indemnity for costs incurred as a consequence of following Dick’s directions; (b) that Dick is not entitled to immediate payment of sums withheld from GE and FWEC at Dick’s direction; (c) that plaintiffs are not obliged to withhold sums they conclude cannot reasonably be withheld under the terms of the respective purchase agreements; (d) of Dick’s obligation to provide detailed direction, to the point of assuming control, of any litigation either commenced by GE or FWEC in response to plaintiffs’ conduct at Dick’s direction or that Dick directs plaintiffs to commence against either GE or prosecuting such litigations. By Order dated July 23, 2003, the District Court in New York denied Dick’s motion to dismiss the lawsuit against it, and the Illinois Court stayed Dick’s mechanic’s lien action pending resolution of the New York federal case. Dick has filed motions in both the Illinois state court and the New York federal court seeking interlocutory appeal of the respective courts’ decisions.

The remainder of the major liens for unpaid services on the Kendall Project have been satisfied by Kendall with the exception of the following:

a) $4.5 million (FWEC) (see below),

b) $1.0 million (Hitachi Zosen USA (“Hitachi”), supplier to FWEC) (see below), and

c) $0.8 million (Onyx Corporation).

As of April 19, 2004, Kendall and several of its affiliates finalized a settlement agreement resolving Dick’s claims against Kendall respecting all the above matters. This settlement resolved Dick’s claims, set forth below, for alleged conversion and misappropriation of architectural and engineering drawings Dick prepared for the construction of the Minooka power plant (Note 15).

In addition, Kendall has executed a memorandum of understanding with FWEC, and on April 19, 2004, finalized a settlement under which FWEC would be obliged to release its lien and clear the derivative lien of Hitachi, referenced above (Note 15).

Foster Wheeler Energy Corporation, v. LSP Equipment, LLC and LSP Kendall Energy, LLC

FWEC sought over $4 million from Equipment and Kendall for four heat-recovery steam boilers that it supplied to Kendall’s power plant built in Minooka, Illinois. FWEC alleged breach of contract against Equipment and a mechanic’s lien foreclosure claim against Kendall. Equipment and Kendall asserted that FWEC was late in delivery of the boilers and that the delay damages more than offset the balance that FWEC maintains is owed. The appellate court reversed the trial court’s denial of Equipment’s motion to compel arbitration, and ordered that the dispute be arbitrated. However, FWEC filed a Petition for Leave to Appeal to the Illinois Supreme Court. In January 2003, Hitachi filed a counterclaim seeking to foreclose its approximately $1 million lien claim. On February 20, 2003, Dick filed a counterclaim seeking to foreclose its mechanic’s lien claim in the amount of $49.9 million. As set forth above, Equipment and Kendall finalized a settlement under which FWEC would be obliged to release its lien and clear the derivative lien of Hitachi, referenced above (Note 15).

Dick Corporation v. LSP Nelson Energy, LLC and NRG Energy, Inc.

Dick filed an action in the Circuit Court of Lee County against Kendall and others alleging conversion and misappropriation of architectural and engineering drawings that Dick prepared for the construction of the Minooka power plant for use at a power plant built by LSP Nelson Energy in Lee County. Dick sought some $10 million in damages. The defendants filed a motion to dismiss the case, asserting that Dick’s claims are preempted by the Illinois Trade Secrets Act, and that the drawings do not constitute trade secrets that are entitled to protection. Kendall finalized a settlement agreement which resolved Dick’s claims against Kendall in this matter (Note 15).

During the development of the Kendall facility, Kendall entered into a tax agreement (the Tax Agreement) with Kendall County, Illinois and Seward Township, Illinois. The Tax Agreement specified an allocation of 10-20% of the direct construction costs of the Kendall facility to be treated as real property, and thus taxed as such, and the remainder to be treated as personal property, and not subject to real estate taxes. Two local school districts (the “School Districts”) were not a party to the Tax Agreement, and as such filed an appeal of the Kendall’s 2001 and 2002 tax assessments at the county level. The School Districts argue that the entire Kendall facility, including all construction costs and generating equipment, is assessable. Kendall contends that only the land, buildings and site improvements are assessable. The School Districts’ 2001 appeal at the county level was unsuccessful. The School Districts’ appeal of the Kendall’s 2002 assessment at the county level was successful and, as a result, the assessments and related taxes for 2002, 2003, and 2004 were increased. Kendall’s assessment for all years (2001-2004) are currently under appeal at the state level in front of the Illinois Property Tax Appeal Board (the “PTAB”). In April 2005, PTAB held a hearing in connection with Kendall’s 2001 real estate taxes. A decision from the PTAB is not expected before the end of October 2005. The unsuccessful party has the right to appeal to the Illinois Appellate Court and a decision would take approximately one year from the date of the filing. The ultimate outcome of these matters and estimate of potential refund or additional tax cannot presently be determined; however, the potential impact of any one year may be material.

Kendall is a party to certain other claims arising in the ordinary course of business. Kendall is of the opinion that final disposition of these claims will not have a material adverse effect on Kendall’s financial position, results of operations or cash flows.

14.	PROVISION FOR LOSS ON CONTRACT

In connection with the application of SOP 90-7, Kendall recorded a provision related to out-of-market interest rate swaps with a fair value of $28.0 million at the date of application. During the period from December 6, 2003 to December 31, 2003, approximately $0.7 million of the provision was amortized as a reduction of interest expense. At November 30, 2004, December 31, 2003 and December 6, 2003 the carrying value of approximately $15.8 million, $27.2 million and $28.0 million, respectively, is recorded within derivative instruments on the balance sheet. Additionally, application of SOP 90-7 required Kendall to recognize the value of certain power purchase contracts that were deemed to be valuable or burdensome as either intangible assets or liabilities which will be amortized into income over the respective terms of each contract. The tolling arrangements with Dynegy and Rainy River Energy, Corp. were valued to be out of the market by $81.4 million at December 5, 2003. The liability provision was reduced by approximately $0.4 million and $4.1 million for the period from December 6, 2003 to December 31, 2003 and January 1, 2004 to November 30, 2004. The reduction in the liability is recorded as additional revenue in the statement of operations.

15.	SETTLEMENT AGREEMENTS

In April 2004, Kendall executed several agreements that resolved all events of default under its credit facility and provided mutual releases and discharges of certain claims.

Under the Global Settlement Agreement, dated April 19, 2004, the obligations under both the Equity Agreement and the Indemnity Agreement were satisfied and in return, NRG Energy agreed to amounts submitted as unsecured claims pursuant to NRG Energy’s Plan of Reorganization.

Additionally, the lenders and the Administrative Agent granted waivers for all events of default under the Credit Agreement. As a condition to securing the waivers, Kendall agreed to several additional covenants, including a requirement to achieve Project Completion, as defined in the Credit Agreement, by March 31, 2005, and satisfaction and removal of all non-permitted liens by July 30, 2004. Also, in April 2004, $10.5 million of project debt was repaid through a draw on the project letter of credit. As a result, Kendall is no longer in default under the terms of the Credit Agreement as of April 19, 2004.

Under separate settlement agreements with Dick, FEWC and Hitachi, all liens and claims will be released. No gain or loss is expected to be recognized by Kendall as a result of these settlements.

DYNEGY HOLDINGS INC.

Offer to Exchange

up to $550,000,000 Registered 7 1/2% Senior Unsecured Notes due 2015

for

Any and All Outstanding Unregistered 7 1/2% Senior Unsecured Notes due 2015

up to $1,100,000,000 Registered 7 3 /4% Senior Unsecured Notes due 2019

for

Any and All Outstanding Unregistered 7 3/4% Senior Unsecured Notes due 2019

PROSPECTUS

            , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law (the “DGCL”), the Restated Certificate of Incorporation of the registrant (the “Certificate”) provides that, to the fullest extent permitted by Delaware law, no director shall be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as director. By virtue of these provisions, a director of the registrant is not personally liable for monetary damages for breach of such director’s fiduciary duty except for liability for (i) breach of duty of loyalty to the registrant or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are unlawful under the DGCL and (iv) any transaction from which such director receives an improper personal benefit. In addition, the Certificate provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended. As a result, the rights of the registrant and its stockholders to obtain monetary damages for acts or omissions of directors will be more limited than they would be in the absence of the limitation of liability provisions. The limitation of liability provisions do not limit or affect a stockholder’s ability to seek and obtain relief under the federal securities laws.

Section 145 of the DGCL permits indemnification upon a determination that an officer or director has met the applicable standard of conduct. Such officer or director is required to have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of a corporation and, with respect to any criminal action, without reasonable cause to believe his conduct was unlawful. Section 145 does not authorize indemnification in actions brought by or in the right of a corporation with respect to any claim, issue or matter as to which a director or officer is adjudged to be liable to the corporation, unless specifically authorized by the Delaware Court of Chancery or the court in which such action is brought. The Certificate provides for the mandatory indemnification of officers and directors to the fullest extent permitted under the DGCL. Section 145 also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The above discussion of the Certificate and of Sections 102 and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by reference to the Certificate and the DGCL.

Dynegy Inc. has purchased liability insurance policies covering the registrant’s directors and officers to insure against certain losses incurred by them.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit	Description
1.1	Underwriting Agreement, dated as of May 21, 2007, by and among Goldman, Sachs & Co., Chevron U.S.A. Inc. and Dynegy Inc (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 25, 2007, File No. 000-29311).

2.1	Plan of Merger, Contribution and Sale Agreement, dated September 14, 2006 by and among Dynegy Inc., LSP Gen Investors, LP, LS Power Partners, LP, LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P., LS Power Associates, L.P., Falcon Merger Sub Co. and Dynegy Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

Exhibit	Description
2.2	Limited Liability Company Membership Interests and Stock Purchase Agreement, dated as of September 14, 2006, among LS Power Associates, L.P., LS Power Equity Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Partners, L.P. and Kendall Power LLC (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

3.1	Restated Certificate of Incorporation of Dynegy Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999 of Dynegy Holdings Inc., File No. 0-29311).

3.2	Amended and Restated Bylaws of Dynegy Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999 of Dynegy Holdings Inc., File No. 0-29311).

4.1	Indenture, dated as of December 11, 1995, by and among NGC Corporation, the Subsidiary Guarantors named therein and the First National Bank of Chicago, as Trustee (incorporated by reference to exhibits to the Registration Statement on Form S-3 of NGC Corporation, Registration No. 33-97368).

4.2	First Supplemental Indenture, dated as of August 31, 1996, by and among NGC Corporation, the Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1996 of NGC Corporation, File No. 1-11156).

4.3	Second Supplemental Indenture, dated as of October 11, 1996, by and among NGC Corporation, the Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1996 of NGC Corporation, File No. 1-11156).

4.4	Fourth Supplemental Indenture among NGC Corporation, Destec Energy, Inc. and The First National Bank of Chicago, as Trustee, dated as of June 30, 1997, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.12 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1997 of NGC Corporation, File No. 1-11156).

4.5	Fifth Supplemental Indenture among NGC Corporation, the Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, dated as of September 30, 1997, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.18 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1997 of NGC Corporation, File No. 1-11156).

4.6	Sixth Supplemental Indenture among NGC Corporation, the Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, dated as of January 5, 1998, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.19 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1997 of NGC Corporation, File No. 1-11156).

4.7	Seventh Supplemental Indenture among NGC Corporation, the Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, dated as of February 20, 1998, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.20 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1997 of NGC Corporation, File No. 1-11156).

Exhibit	Description
4.8	Eighth Supplemental Indenture, dated July 25, 2003, that certain Indenture, dated as of December 11, 1995, between Dynegy Holdings Inc. and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K of Dynegy Inc. filed on July 28, 2003, File No. 1-15659).

4.9	Subordinated Debenture Indenture between NGC Corporation and The First National Bank of Chicago, as Debenture Trustee, dated as of May 28, 1997 (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997 of NGC Corporation, File No. 1-11156).

4.10	Amended and Restated Declaration of Trust among NGC Corporation, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and the Administrative Trustees named therein, dated as of May 28, 1997 (incorporated by reference to Exhibit 4.6 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997 of NGC Corporation, File No. 1-11156).

4.11	Series A Capital Securities Guarantee Agreement executed by NGC Corporation and The First National Bank of Chicago, as Guarantee Trustee, dated as of May 28, 1997 (incorporated by reference to Exhibit 4.9 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997 of NGC Corporation, File No. 1-11156).

4.12	Common Securities Guarantee Agreement of NGC Corporation, dated as of May 28, 1997 (incorporated by reference to Exhibit 4.10 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997 of NGC Corporation, File No. 1-11156).

4.13	Registration Rights Agreement, dated as of May 28, 1997, among NGC Corporation, NGC Corporation Capital Trust I, Lehman Brothers, Salomon Brothers Inc. and Smith Barney Inc. (incorporated by reference to Exhibit 4.11 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997 of NGC Corporation, File No. 1-11156).

4.14	Indenture, dated as of September 26, 1996, restated as of March 23, 1998, and amended and restated as of March 14, 2001, between Dynegy Holdings Inc. and Bank One Trust Company, National Association, as Trustee (incorporated by reference to Exhibit 4.17 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2000 of Dynegy Holdings Inc., File No. 0-29311).

4.15	First Supplemental Indenture, dated July 25, 2003 to that certain Indenture, dated as of September 26, 1996, between Dynegy Holdings Inc. and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Dynegy Inc. filed on July 28, 2003, File No. 1-15659).

4.16	Second Supplemental Indenture, dated as of April 12, 2006, to that certain Indenture, originally dated as of September 26, 1996, as amended and restated as of March 23, 1998 and again as of March 14, 2001, by and between Dynegy Holdings Inc. and Wilmington Trust Company (as successor to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of July 25, 2003 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on April 12, 2006, File No. 1-15659).

4.17	Third Supplemental Indenture, dated as of May 24, 2007, to that certain Indenture, originally dated as of September 26, 1996, as amended and restated as of March 23, 1998 and again as of March 14, 2001, by and between Dynegy Holdings Inc. and Wilmington Trust Company (as successor to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of July 25, 2003, and that certain Second Supplemental Indenture, dated as of April 12, 2006 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 25, 2007, File No. 000-29311).

Exhibit	Description
4.18	Fourth Supplemental Indenture, dated as of May 24, 2007, to that certain Indenture, originally dated as of September 26, 1996, as amended and restated as of March 23, 1998 and again as of March 14, 2001, by and between Dynegy Holdings Inc. and Wilmington Trust Company (as successor to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of July 25, 2003, that certain Second Supplemental Indenture, dated as of April 12, 2006, and that certain Third Supplemental Indenture, dated as of May 24, 2007 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 25, 2007, File No. 000-29311).

4.19	Exchange and Registration Rights Agreement (Preferred Stock), dated August 11, 2003 between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.20	Amended and Restated Registration Rights Agreement (Common Stock), dated August 11, 2003 between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.21	Amended and Restated Shareholder Agreement, dated August 11, 2003 between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.22	Second Amended and Restated Shareholder Agreement, dated as of May 26, 2006, by and between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on June 1, 2006, File No. 1-15659).

4.23	Indenture, dated as of August 11, 2003, among Dynegy Holdings Inc., the guarantors named therein, Wilmington Trust Company, as trustee, and Wells Fargo Bank Minnesota, N.A., as collateral trustee, including the form of promissory note for each series of notes issuable pursuant to the Indenture (incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.24	Supplemental Indenture, dated August 24, 2005, between Dynegy Midstream Holdings, Inc., Dynegy Storage Technology and Services, Inc., Dynegy Gas Transportation, Inc., Dynegy Holdings Inc., the guarantors named therein, and Wilmington Trust Company, as trustee and Well Fargo Bank, N.A., as collateral trustee (incorporated by reference to Exhibit 4.21 to the Annual Report on Form 10-K of Dynegy Holdings Inc. filed on March 29, 2006, File No. 000-29311).

4.25	Indenture, dated August 11, 2003, between Dynegy Inc., Dynegy Holdings Inc. and Wilmington Trust Company, as trustee, including the form of debenture issuable pursuant to the Indenture (incorporated by reference to Exhibit 4.9 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.26	Supplemental Indenture, dated as of May 16, 2006, by and among Dynegy Inc., Dynegy Holdings Inc., and Wilmington Trust Company, as trustee, supplementing the Indenture, dated as of August 11, 2003, pursuant to which the 4.75% Convertible Subordinated Debentures due 2023 of Dynegy Inc. were issued (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on May 16, 2006, File No. 1-15659).

4.27	Registration Rights Agreement, dated August 11, 2003, among Dynegy Inc., Dynegy Holdings Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.10 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.28	Registration Rights Agreement, dated as of March 29, 2006, by and among Dynegy Holdings Inc. and the several initial purchasers party thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Dynegy Inc. filed on April 12, 2006, File No. 1-15659).

Exhibit	Description
4.29	Registration Rights Agreement, effective as of July 21, 2006, by and among Dynegy Holdings Inc. RCP Debt, LLC and RCMF Debt, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on July 24, 2006, File No. 1-15659).

4.30	Trust Indenture, dated as of January 1, 1993, among Sithe/Independence Funding Corporation, Sithe/Independence Power Partners, L.P. and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to Exhibit 4.22 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

4.31	First Supplemental Indenture, dated as of January 1, 1993, to the Trust Indenture dated as of January 1, 1993, among Sithe/Independence Funding Corporation, Sithe/Independence Power Partners, L.P. and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to Exhibit 4.23 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

4.32	Second Supplemental Indenture, dated as of October 23, 2001, to the Trust Indenture dated as of January 1, 1993, among Sithe/Independence Funding Corporation, Sithe/Independence Power Partners, L.P. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.24 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

4.33	Global Note representing the 8.50% Secured Bonds due 2007 of Sithe/Independence Power Partners, L.P. (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2005 of Dynegy Inc., File No. 1-15659).

4.34	Global Note representing the 9.00% Secured Bonds due 2013 of Sithe/Independence Power Partners, L.P. (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2005 of Dynegy Inc., File No. 1-15659).

4.35	Registration Rights Agreement, effective as of July 21, 2006, by and among Dynegy Holdings Inc., RCP Debt, LLC and RCMF Debt, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on July 24, 2006, File No. 1-15659).

4.36	Shareholder Agreement, dated as of September 14, 2006, among Dynegy Acquisition, Inc. and LS Power Partners, L.P., LS Power Associates, L.P., LS Power Equity Partners, L.P., LS Power Equity Partners PIE I, L.P. and LSP Gen Investors, L.P. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

4.37	Registration Rights Agreement, dated as of September 14, 2006, among Dynegy Acquisition, Inc., LS Power Partners, L.P., LS Power Associates, L.P., LS Power Equity Partners, L.P., LS Power Equity Partners PIE I, L.P. and LSP Gen Investors, L.P. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

4.38	Registration Rights Agreement, dated as of September 14, 2006, among Dynegy Acquisition, Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

4.39	Registration Rights Agreement, dated as of September 14, 2006, among Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

4.40	Lock-Up Agreement, dated as of September 14, 2006, by and among LSP Gen Investors, LP, LS Power Partners, LP, LS Power Associates, L.P., LS Power Equity Partners PIE I, LP, LS Power Equity Partners, L.P. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

4.41	Registration Rights Agreement, dated as of May 24, 2007, by and among Dynegy Holdings Inc. and the several initial purchasers party thereto (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 25, 2007, File No. 000-29311).

Exhibit	Description
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP with respect to legality of the securities (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

10.1	Dynegy Inc. 1998 U.K. Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998 of Dynegy inc., File No. 1-11156). ††

10.2	Dynegy Inc. Amended and Restated Employee Equity Option Plan (incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998 of Dynegy Inc., File No. 1-11156). ††

10.3	Dynegy Inc. 1999 Long Term Incentive Plan (incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999 of Dynegy Inc., File No. 1-11156). ††

10.4	Dynegy Inc. 2000 Long Term Incentive Plan (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999 of Dynegy Inc., File No. 1-11156). ††

10.5	Amendment to the Dynegy Inc. 2000 Long Term Incentive Plan effective January 1, 2006 (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659).††

10.6	Dynegy Inc. 2001 Non-Executive Stock Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-76080). ††

10.7	Dynegy Inc. 2002 Long Term Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A of Dynegy Inc., File No. 1-15659, filed with the SEC on April 9, 2002). ††

10.8	Amendment to the Dynegy Inc. 2002 Long Term Incentive Plan, effective January 1, 2006 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659).††

10.9	Extant, Inc. Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-47422). ††

10.10	Employment Agreement, dated October 18, 2002, between Bruce A. Williamson and Dynegy Inc. (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2002 of Dynegy Inc., File No. 1-15659). ††

10.11	First Amendment to October 18, 2002 Employment Agreement, dated August 17, 2005, between Bruce A. Williamson and Dynegy Inc. (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005 of Dynegy Inc., File No. 1-15659). ††

10.12	Second Amendment to October 18, 2002 Employment Agreement, dated September 15, 2005, between Bruce A. Williamson and Dynegy Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2005, File No. 1-15659). ††

10.13	Third Amendment to October 18, 2002 Employment Agreement, dated as of March 16, 2006, between Dynegy Inc. and Bruce A. Williamson (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659). ††

10.14	Agreement Concerning Employment Agreement and Stock Options, dated as of March 16, 2006, between Dynegy Inc. and Bruce A. Williamson (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659). ††

Exhibit	Description
10.15	Non-Qualified Stock Option Award Agreement, dated as of March 16, 2006, between Dynegy Inc., all of its subsidiaries and Bruce A. Williamson (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659). ††

10.16	Form of Performance Award Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659). ††

10.17	Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659).††

10.18	Form of Restricted Stock Award Agreement (Managing Directors and Above) (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659).††

10.19	Form of Restricted Stock Award Agreement (Directors and Below) (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659). ††

10.21	Severance Agreement and Release, dated December 31, 2005, between Dynegy Inc. and R. Blake Young (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on January 6, 2006, File No. 1-15659).††

10.22	Dynegy Inc. 401(k) Savings Plan, as amended and restated effective January 1, 2002 (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 383-76570). ††

10.23	First Amendment to the Dynegy Inc. 401(k) Savings Plan, effective February 11, 2002 (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.24	Second Amendment to the Dynegy Inc. 401(k) Savings Plan, effective January 1, 2002 (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.25	Third Amendment to the Dynegy Inc. 401(k) Savings Plan, effective October 1, 2003 (incorporated by reference to Exhibit 10.21 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.26	Amendment to the Dynegy Inc. 401(k) Savings Plan, effective January 1, 2004 (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.27	Dynegy Inc. 401(k) Savings Plan Trust Agreement (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-76570). ††

10.28	Dynegy Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-76080). ††

10.29	Dynegy Inc. Deferred Compensation Plan Trust Agreement (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-76080). ††

10.30	Dynegy Inc. Short-Term Executive Stock Purchase Loan Program (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K for the Year Ended December 31, 2001 of Dynegy Inc., File No. 1-15659). ††

10.31	Dynegy Inc. Deferred Compensation Plan for Certain Directors (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659). ††

Exhibit	Description
10.32	First Amendment to the Dynegy Inc. Deferred Compensation Plan for Certain Directors, dated September 15, 2005 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2005, File No. 1-15659). ††

10.34	Dynegy Inc. Executive Severance Pay Plan, as amended and restated effective as of February 1, 2005 (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K of Dynegy Inc. filed on June 28, 2005, File No. 1-15659). ††

10.35	First Amendment to the Dynegy Inc. Executive Severance Pay Plan, dated September 15, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2005, File No. 1-15659). ††

10.36	Second Amendment to the Dynegy Inc. Executive Severance Pay Plan, dated October 31, 2005 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2005, File No. 1-15659). ††

10.37	Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, dated November 20, 2003 (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K of Dynegy Inc. filed on June 28, 2005, File No. 1-15659). ††

10.38	First Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, dated June 22, 2005 (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of Dynegy Inc. filed on June 28, 2005, File No. 1-15659). ††

10.39	Second Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, dated September 15, 2005 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2005, File No. 1-15659). ††

10.40	Third Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, dated October 31, 2005 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2005, File No. 1-15659). ††

10.41	Dynegy Inc. Mid-Term Incentive Performance Award Program (incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.42	Termination of the Dynegy Inc. Mid-Term Incentive Performance Award Program, effective January 1, 2006 (incorporated by reference to Exhibit 10.35 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005 of Dynegy Inc, File No. 1-15659). ††

10.43	Dynegy Inc. Incentive Compensation Plan, as amended and restated effective January 1, 2006 (incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005 of Dynegy Inc. File No. 1-15659).††

10.44	Dynegy Northeast Generation, Inc. Savings Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-111985). ††

10.45	Amendment to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, effective January 1, 2004 (incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.46	Dynegy Inc. Severance Pay Plan, as amended and restated effective February 1, 2005 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Dynegy Inc. filed on June 28, 2005, File No. 1-15659). ††

10.47	First Amendment to the Dynegy Inc. Severance Pay Plan, dated October 31, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2005, File No. 1-15659). ††

Exhibit	Description
10.48	Second Amendment to the Dynegy Inc. Severance Pay Plan, dated December 14, 2005 (incorporated by reference to Exhibit 10.41 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005 of Dynegy Inc. File No. 1-15659).††

10.49	First Supplemental Plan to the Dynegy Inc. Severance Pay Plan, dated June 22, 2005 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Dynegy Inc. filed on June 28, 2005, File No. 1-15659). ††

10.50	First Amendment to the First Supplemental Plan to the Dynegy Inc. Severance Pay Plan, dated October 31, 2005 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2005, File No. 1-15659). ††

10.51	Fourth Amended and Restated Credit Agreement, dated as of April 19, 2006, among Dynegy Holdings Inc., as borrower, Dynegy Inc., as parent guarantor, the other guarantors party thereto, the lenders party thereto and various other parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on April 20, 2006, File No. 1-15659).

10.52	Amendment No. 1, dated as of May 26, 2006, to the Fourth Amended and Restated Credit Agreement, dated as of April 19, 2006, among Dynegy Holdings Inc., as borrower, Dynegy Inc., as parent guarantor, the other guarantors party thereto, the lenders party thereto and the various other parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on June 1, 2006, File No. 1-15659).

10.53	Amendment No. 2, dated as of July 11, 2006, to the Fourth Amended and Restated Credit Agreement, dated as of April 19, 2006, among Dynegy Holdings Inc., as borrower, Dynegy Inc., as parent guarantor, the other guarantors party thereto, the lenders party thereto and the various other parties thereto (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2006 of Dynegy Inc. , File No. 1-15659).

10.54	Shared Security Agreement, dated April 1, 2003, among Dynegy Holdings, Inc., various grantors named therein, Wilmington Trust Company, as corporate trustee, and John M. Beeson, Jr., as individual trustee (incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K for the Year Ended December 31, 2002 of Dynegy Inc., File No. 1-15659).

10.55	Non-Shared Security Agreement, dated April 1, 2003, among Dynegy Inc., various grantors named therein and Bank One, N.A. as collateral agent (incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K for the Year Ended December 31, 2002 of Dynegy Inc., File No. 1-15659).

10.57	Amendment No. 1 to Collateral Trust and Intercreditor Agreement, dated as of May 28, 2004, among Dynegy Holdings Inc., various grantors named therein, JPMorgan Chase Bank, as collateral agent, Wilmington Trust Company, as corporate trustee, and John M. Beeson, Jr., as individual trustee (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2004 of Dynegy Inc., File No. 1-15659).

10.58	Intercreditor Agreement, dated August 11, 2003, among Dynegy Holdings Inc., various grantors named therein, Wilmington Trust Company, as corporate trustee, John M. Beeson, Jr., as individual trustee, Bank One, NA, as collateral agent, and Wells Fargo Bank Minnesota, N.A., as collateral trustee (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

10.59	Second Lien Shared Security Agreement, dated August 11, 2003, among Dynegy Holdings Inc., various grantors named therein and Wells Fargo Bank Minnesota, N.A., as collateral trustee (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

Exhibit	Description
10.60	Second Lien Shared Security Agreement Supplement, dated as of August 24, 2005, by Dynegy Midstream Holdings, Inc., Dynegy Storage Technology and Services, Inc. and Dynegy Gas Transportation, Inc. in favor of Wells Fargo Bank, N.A., as collateral trustee (supplementing the Second Lien Shared Security Agreement dated August 11, 2003 among Dynegy Holdings Inc., Dynegy Inc., as a grantor, the other grantors named therein and Wells Fargo Bank Minnesota, N.A., as collateral trustee) (incorporated by reference to Exhibit 10.12 to the Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2006 of Dynegy Inc., File No. 1-15659).

10.61	Second Lien Non-Shared Security Agreement, dated August 11, 2003, among Dynegy Inc., various grantors named therein and Wells Fargo Bank Minnesota, N.A., as collateral trustee (incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

10.62	Purchase Agreement, dated August 1, 2003, among Dynegy Inc., Dynegy Holdings Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 10.9 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

10.63	Purchase Agreement, dated August 1, 2003, among Dynegy Holdings Inc., the guarantors named therein and the initial purchasers named therein (incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

10.64	Purchase Agreement, dated September 30, 2003, among Dynegy Holdings Inc., the guarantors named therein and the initial purchasers named therein (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Dynegy Inc. filed on October 15, 2003, File No. 1-15659).

10.65	Purchase Agreement, dated as of March 29, 2006, for the sale of $750,000,000 aggregate principal amount of the 8.375% Senior Unsecured Notes due 2016 of Dynegy Holdings Inc. among Dynegy Holdings Inc. and the several initial purchasers named therein (incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2006 of Dynegy Inc., File No. 1-15659).

10.66	Purchase Agreement, dated as of May 17, 2007, by and between Dynegy Holdings Inc. and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for Quarterly Period Ended June 30, 2007 of Dynegy Holdings Inc., File No. 000-29311).

10.67	Stock Purchase Agreement, dated as of November 1, 2004, among Dynegy New York Holdings Inc., Exelon SHC, Inc., Exelon New England Power Marketing, L.P. and ExRes SHC, Inc. (incorporated by reference to Exhibit 10.48 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc. File No. 1-15659)

10.68	Amendment to Stock Purchase Agreement (Special Payroll Payment), dated as of January 28, 2005, among Dynegy New York Holdings Inc., Exelon SHC, Inc., Exelon New England Power Marketing, L.P. and ExRes SHC, Inc. (incorporated by reference to Exhibit 10.49 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc. File No. 1-15659)

10.69	Amendment to Stock Purchase Agreement, dated as of January 31, 2005, among Dynegy New York Holdings Inc., Exelon SHC, Inc., Exelon New England Power Marketing, L.P. and ExRes SHC, Inc. (incorporated by reference to Exhibit 10.50 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

10.70	Amendment to Stock Purchase Agreement (Luz Sale), dated as of January 31, 2005, among Dynegy New York Holdings Inc., Exelon SHC, Inc., Exelon New England Power Marketing, L.P. and ExRes SHC, Inc. (incorporated by reference to Exhibit 10.51 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

Exhibit	Description
10.71	Tenth Amendment to Amended and Restated Base Gas Sales Agreement, dated as of June 29, 2001, by and between Enron North America Corp. and Sithe/Independence Power Partners, L.P. (incorporated by reference to Exhibit 10.52 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc. File No. 1-15659).

10.72	Assignment and Assumption Agreement, dated as of November 17, 2004, between Dynegy Power Marketing, Inc. and Constellation Energy Commodities Group, Inc. (incorporated by reference to Exhibit 10.54 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

10.73	Partnership Interest Purchase Agreement, dated as of August 2, 2005, among Dynegy Inc. Dynegy Holdings Inc., Dynegy Midstream Holdings, Inc., and Dynegy Midstream G.P., Inc. as Sellers and Targa Resources, Inc., Targa Resources Partners OLP LP, and Targa Midstream GP, LLC as Buyers (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 of Dynegy Inc., File No. 1-15659).

10.74	Steam and Electric Power Sales Agreement, dated as of September 6, 2005, between Cogen Lyondell, Inc. and Lyondell Chemical Company (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 of Dynegy Inc., File No. 1-15659).

10.75	Services Agreement for CLI Facility, dated as of September 6, 2005, between Cogen Lyondell, Inc. and Lyondell Chemical Company (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 of Dynegy Inc., File No. 1-15659).

10.76	Amended and Restated Lease and Easement Agreement, dated as of September 6, 2005, between Cogen Lyondell, Inc. and Lyondell Chemical Company (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 of Dynegy Inc., File No. 1-15659).

10.77	Guaranty Agreement, dated as of September 6, 2005, by Dynegy Holdings Inc. on behalf of Cogen Lyondell, Inc. in favor of Lyondell Chemical Company (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 of Dynegy Inc., File No. 1-15659).

10.78	Termination Agreement and Release, dated as of December 23, 2005, between Quachita Power, LLC and Dynegy Power Marketing, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on December 28, 2005, File No. 1-15659).

10.79	Purchase Agreement (Rocky Road Power), dated December 27, 2005, between NRG Rocky Road LLC, NRG Energy, Inc., Termo Santander Holding, L.L.C. and Dynegy Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on December 28, 2005, File No. 1-15659).

10.80	Purchase Agreement (West Coast Power), dated December 27, 2005, between NRG West Coast LLC, NRG Energy, Inc., DPC II Inc. and Dynegy Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Inc. filed on December 28, 2005, File No. 1-15659).

10.81	Stipulation of Settlement, dated May 2, 2005, (Shareholder Class Action Litigation) (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2005 of Dynegy Inc., File No. 1-15659).

10.82	Stipulation of Settlement, dated April 29, 2005, (Shareholder Derivative Litigation) (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2005 of Dynegy Inc., File No. 1-15659).

Exhibit	Description
10.83	Baldwin Consent Decree, approved May 27, 2005 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Dynegy Inc. filed on May 31, 2005, File No. 1-15659).

10.84	Director Compensation Summary (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Dynegy Inc. filed on May 24, 2005, File No. 1-15659). ††

10.85	Purchase Agreement, dated as of May 21, 2006, by and between Dynegy Inc. and Rockingham Power, L.L.C., as sellers, and Duke Power Company LLC d/b/a Duke Energy Carolinas, LLC, as purchaser (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on May 25, 2006, File No. 1-15659).

10.86	Preferred Stock Redemption Agreement, dated as of May 22, 2006, by and between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on May 25, 2006, File No. 1-15659).

10.87	Exchange Agreement, dated as of July 21, 2006, by and among Dynegy Holdings Inc., RCP Debt, LLC and RCMF Debt, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on July 24, 2006, File No. 1-15659).

10.88	Voting Agreement, dated as of September 14, 2006, by and among LSP Gen Investors, LP, LS Power Partners LP, LS Power Associates, L.P., LS Power Equity Partners PIE I, LP, LS Power Equity Partners, L.P. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

10.89	Voting Agreement, dated as of September 14, 2006, by and among LS Power Associates, L.P., LSP Gen Investors, LP, LS Power Equity Partners PIE I, LP, LS Power Equity Partners, L.P., LS Power Partners, LP and Bruce A. Williamson, Stephen A. Furbacher, Holli C. Nichols, Lynn A. Lednicky and J. Kevin Blodgett (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

10.90	Corporate Opportunity Agreement, dated as of September 14, 2006, between Dynegy Acquisition, Inc. and LS Power Development, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

10.91	BGS-FP Supplier Forward Contract dated September 20, 2006 (Term through May 31, 2008) by and between Dynegy Power Marketing, Inc., Central Illinois Light Company d/b/a AmerenCILCO, Central Illinois Public Service Company d/b/a AmerenCIPS and Illinois Power Company d/b/a AmerenIP (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on September 25, 2006, File No. 1-15659).

10.92	BGS-FP Supplier Forward Contract dated September 20, 2006 (Term through May 31, 2009) by and between Dynegy Power Marketing, Inc., Central Illinois Light Company d/b/a AmerenCILCO, Central Illinois Public Service Company d/b/a AmerenCIPS and Illinois Power Company d/b/a AmerenIP (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on September 25, 2006, File No. 1-15659).

10.93	Asset Purchase Agreement, dated January 31, 2007, by and between Dynegy Holdings Inc., Calcasieu Power, LLC and Entergy Gulf States, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on February 2, 2007, File No. 1-15659).

10.94	Purchase and Sale Agreement dated May 28, 2007 by and between Dynegy Holdings Inc. and EnergyCo, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 31, 2007, File No. 000-29311).

10.95	Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, by and among Dynegy Holdings Inc., as borrower, Dynegy Inc. (formerly named Dynegy Acquisition, Inc.) and Dynegy Inc., as parent guarantors, the other guarantors party thereto, the lenders party thereto and various other parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

Exhibit	Description
10.96	Amendment No. 1, dated as of May 24, 2007, to the Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, by and among Dynegy Holdings Inc., as borrower, Dynegy Inc. and Dynegy Illinois Inc., as parent guarantors, the other guarantors party thereto, the lenders party thereto and various other parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 25, 2007, File No. 000-29311).

10.97	Second Amended and Restated Security Agreement, dated April 2, 2007, by and among Dynegy Holdings Inc., as Borrower, the initial grantors party thereto, Wilmington Trust Company, as corporate trustee, and John M. Beeson, Jr., as individual trustee (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.98	First Lien Credit Agreement, dated as of May 4, 2006, by and among LSP Gen Finance Co, LLC, as borrower, and the guarantors, lenders and other parties thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.99	Second Lien Credit Agreement, dated as of May 4, 2006, by and among LSP Gen Finance Co, LLC, as borrower, and the guarantors, lenders and other parties thereto (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.100	$500,000,000 Special Letter of Credit Facility Agreement, dated as of May 4, 2006, by and among LSP Gen Finance Co, LLC, as borrower, and the guarantors, lenders and other parties thereto (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.101	$150,000,000 First Lien Letter of Credit Facility Agreement, dated as of August 3, 2006, by and among LSP Gen Finance Co, LLC, as borrower, and the guarantors, lenders and other parties thereto (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.102	Credit Agreement, dated as of October 7, 2005, by and among LSP-Kendall Energy, LLC, as borrower, and the lenders and other parties thereto (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.103	Amended and Restated First Lien Credit Agreement, dated as of May 5, 2006, by and among Ontelaunee Power Operating Company, LLC, as borrower, and the lenders and other parties thereto (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.104	Second Lien Credit Agreement, dated as of May 5, 2006, by and among Ontelaunee Power Operating Company, LLC, as borrower, and the lenders and other parties thereto (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.105	Credit Agreement, dated as of March 29, 2007, by and among Plum Point Energy Associates, LLC, as borrower, and the lenders and other parties thereto (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.106	Collateral Agency and Intercreditor Agreement, dated as of March 29, 2007, by and among Plum Point Energy Associates, LLC, as borrower, PPEA Holding Company, LLC, as Pledgor, The Bank of New York, as collateral agent, The Royal Bank of Scotland, as Administrative Agent, AMBAC Assurance Corporation, as Loan Insurer (as defined below), and the other parties thereto (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

Exhibit	Description
10.107	Loan Agreement, dated as of April 1, 2006, by and between the City of Osceola, Arkansas and Plum Point Energy Associates, LLC (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.108	Trust Indenture, dated as of April 1, 2006, by and between the City of Osceola, Arkansas and Regions Bank, as trustee (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.109	Amended and Restated Limited Liability Company Agreement of DLS Power Holdings, LLC, dated April 2, 2007, by and between LS Power Associates, L.P. and Dynegy Inc. (formerly named Dynegy Acquisition, Inc.) (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.110	Limited Liability Company Agreement of DLS Power Development Company, LLC, dated April 2, 2007, by and between LS Power Associates, L.P. and Dynegy Inc. (formerly named Dynegy Acquisition, Inc.) (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.111	Fourth Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, dated as of March 30, 2007 (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.112	Third Amendment to the Dynegy Inc. Executive Severance Pay Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.113	Second Amendment to the First Supplemental Plan to the Dynegy Inc. Severance Pay Plan, dated as of March 30, 2007 (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.114	Second Amendment to Dynegy Inc. Severance Pay Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.115	Second Amendment to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, dated as of December 5, 2005 (incorporated by reference to Exhibit 10.20 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.116	Third Amendment to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, dated as of June 7, 2006 (incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.117	Fourth Amendment to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, dated as of December 15, 2006 (incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.118	Fifth Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of January 28, 2005 (incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.119	Sixth Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of February 28, 2005 (incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.120	Seventh Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of May 31, 2005 (incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

Exhibit	Description
10.121	Eighth Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of December 18, 2006 (incorporated by reference to Exhibit 10.26 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.122	Ninth Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of June 7, 2006 (incorporated by reference to Exhibit 10.27 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.123	Ninth Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of December 21, 2006 (incorporated by reference to Exhibit 10.28 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.124	Ninth Amendment to the Dynegy Inc. Retirement Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.29 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.125	Eleventh Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.30 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.126	Sixth Amendment to the Dynegy Inc. Comprehensive Welfare Benefits Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.31 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.127	First Amendment to the Dynegy Inc. Incentive Compensation Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.32 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.128	First Amendment to the Dynegy Inc. 1999 Long Term Incentive Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.33 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.129	Second Amendment to the Dynegy Inc. 2000 Long Term Incentive Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.34 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.130	First Amendment to the Dynegy Inc. 2001 Non-Executive Stock Incentive Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.35 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.131	Second Amendment to the Dynegy Inc. 2002 Long Term Incentive Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.36 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.132	Third Amendment to the Dynegy Inc. Deferred Compensation Plan for Certain Directors, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.37 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.133	Amendment to the Dynegy Inc. Deferred Compensation Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.38 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.134	Sixth Amendment to the Dynegy Midwest Generation, Inc. Retirement Income Plan for Employees Covered Under a Collective Bargaining Agreement, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.39 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

Exhibit	Description
10.135	First Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of October 17, 2003 (incorporated by reference to Exhibit 4.24 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.136	Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of December 23, 2003 (incorporated by reference to Exhibit 4.25 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.137	Second Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of March 31, 2004 (incorporated by reference to Exhibit 4.26 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.138	Fourth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of September 29, 2004 (incorporated by reference to Exhibit 4.27 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.139	Fifth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of May 31, 2005 (incorporated by reference to Exhibit 4.28 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.140	Sixth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of June 7, 2006 (incorporated by refe to Exhibit 4.29 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.141	Seventh Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of December 15, 2006 (incorporated by reference to Exhibit 4.30 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.142	Eighth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.40 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.143	First Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of October 17, 2003 (incorporated by reference to Exhibit 4.33 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.144	Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of December 23, 2003 (incorporated by reference to Exhibit 4.34 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.145	Second Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of March 31, 2004 (incorporated by reference to Exhibit 4.35 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

Exhibit	Description
10.146	Fourth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of September 29, 2004 (incorporated by reference to Exhibit 4.36 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.147	Fifth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of May 31, 2005 (incorporated by reference to Exhibit 4.37 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.148	Sixth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of June 7, 2006 (incorporated by reference to Exhibit 4.38 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.149	Seventh Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of December 15, 2006 (incorporated by reference to Exhibit 4.39 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.150	Eighth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered Under a Collective Bargaining Agreement, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.41 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.151	Seventh Amendment to the Dynegy Northeast Generation, Inc. Retirement Income Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.42 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.152	Fifth Amendment to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.43 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.153	Eighth Amendment to the Extant, Inc. 401(k) Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.44 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.154	Master Trust Agreement, dated as of January 1, 2002 (Vanguard) (incorporated by reference to Exhibit 10.45 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.155	Agreement and Amendment to Master Trust Agreement, dated as of December 31, 2003 (Vanguard) (incorporated by reference to Exhibit 10.46 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.156	Amendment No. 2 to The Master Trust Agreement, dated as of September 29, 2004 (Vanguard) (incorporated by reference to Exhibit 10.47 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.157	Amendment to Master Trust Agreement, dated as of January 1, 2006 (Vanguard) (incorporated by reference to Exhibit 10.48 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

Exhibit	Description
10.158	Amendment to Trust Agreement—DMG 401(k) Savings Plan (Vanguard), dated as of September 29, 2004 (incorporated by reference to Exhibit 10.49 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.159	Amendment to Trust Agreement—DMG 401(k) Savings Plan (Vanguard), dated as of January 1, 2006 (incorporated by reference to Exhibit 10.50 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.160	Amendment to Trust Agreement—DMG 401(k) Savings Plan (Vanguard), dated as of April 2, 2007 (incorporated by reference to Exhibit 10.51 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.161	Amendment to Trust Agreement—Dynegy Inc. 401(k) Savings Plan (Vanguard), dated as of January 1, 2006 (incorporated by reference to Exhibit 10.52 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.162	Amendment to Trust Agreement—Dynegy Inc. 401(k) Savings Plan (Vanguard), dated as of April 2, 2007 (incorporated by reference to Exhibit 10.53 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.163	Amendment to Dynegy Inc. Deferred Compensation Plan Trust Agreement (Vanguard), dated as of April 2, 2007 (incorporated by reference to Exhibit 10.54 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.164	Amendment to Master Trust Agreement (Vanguard Fiduciary Trust Company), dated as of April 2, 2007 (incorporated by reference to Exhibit 10.55 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.165	Asset Purchase Agreement dated January 31, 2007 by and between Dynegy Holdings inc., Calcasieu Power, LLC and Entergy Gulf States, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on February 2, 2007, File No. 333-139221).

10.166	Purchase Agreement, dated as of May 17, 2007, by and between Dynegy Holdings Inc. and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for Quarterly Period Ended June 30, 2007 of Dynegy Holdings Inc., File No. 000-29311).

10.167	Equity Commitment Agreement among Sandy Creek Energy Associates, L.P., Dynegy Sandy Creek Holdings, LLC and Credit Suisse dated August 29, 2007 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on September 5, 2007, File No. 000-29311).

10.168	Equity Commitment Agreement among Sandy Creek Energy Associates, L.P., Sandy Creek Holdings, LLC and Credit Suisse dated August 29, 2007 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on September 5, 2007, File No. 000-29311).

12.1	Calculation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

16.1	Letter of PricewaterhouseCoopers LLP, as amended, dated May 15, 2007 (incorporated by reference to Exhibit 16.1A to the Current Report on Form 8-K/A of Dynegy Holdings Inc. filed on May 15, 2007. File No. 001-33443).

21.1	Subsidiaries of Dynegy Holdings Inc. (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (incorporated by reference to the consent included as part of Exhibit 5.1 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

Exhibit	Description
23.2†	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Dynegy Holdings Inc.

23.3†	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for West Coast Power LLC.

23.4†	Consent of KPMG LLP, Independent Accountants for the Power Generation Business of LS Power Development, LLC and Affiliates.

24.1	Powers of Attorney of Directors and Officers of the registrant (incorporated by reference to the power of attorney set forth on the signature page to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

25.1†	Form T-1 Statement of Eligibility of Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 25.1 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

99.1†	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

99.4	Form of Letter to Clients (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

†	Filed herewith.

(b)	Financial Statement Schedules

All financial statement schedules have been omitted as they are inapplicable or because the required information has been included in the consolidated financial statements of Dynegy Holdings Inc. or the accompanying notes thereto.

(c)	Reports, Opinions and Appraisals

None.

Item 22.	Undertakings.

(a) (1)	The undersigned registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused the pre-effective amendment no. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 19, 2007.

DYNEGY HOLDINGS INC.

By:	/S/ BRUCE A. WILLIAMSON
Bruce A. Williamson Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ * Bruce A. Williamson	Chief Executive Officer (Principal Executive Officer)	September 19, 2007

/S/ * Stephen A. Furbacher	President, Chief Operating Officer and Director	September 19, 2007

/S/ * Holli C. Nichols	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	September 19, 2007

/S/ * Carolyn J. Stone	Senior Vice President and Controller (Principal Accounting Officer)	September 19, 2007

/S/ * J. Kevin Blodgett	Director	September 19, 2007

*BY: /S/ HEIDI D. LEWIS Heidi D. Lewis Attorney-In-Fact		September 19, 2007

S-1

EXHIBIT INDEX

Exhibit	Description
1.1	Underwriting Agreement, dated as of May 21, 2007, by and among Goldman, Sachs & Co., Chevron U.S.A. Inc. and Dynegy Inc (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 25, 2007, File No. 000-29311).

2.1	Plan of Merger, Contribution and Sale Agreement, dated September 14, 2006 by and among Dynegy Inc., LSP Gen Investors, LP, LS Power Partners, LP, LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P., LS Power Associates, L.P., Falcon Merger Sub Co. and Dynegy Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

2.2	Limited Liability Company Membership Interests and Stock Purchase Agreement, dated as of September 14, 2006, among LS Power Associates, L.P., LS Power Equity Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Partners, L.P. and Kendall Power LLC (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

3.1	Restated Certificate of Incorporation of Dynegy Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999 of Dynegy Holdings Inc., File No. 0-29311).

3.2	Amended and Restated Bylaws of Dynegy Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999 of Dynegy Holdings Inc., File No. 0-29311).

4.1	Indenture, dated as of December 11, 1995, by and among NGC Corporation, the Subsidiary Guarantors named therein and the First National Bank of Chicago, as Trustee (incorporated by reference to exhibits to the Registration Statement on Form S-3 of NGC Corporation, Registration No. 33-97368).

4.2	First Supplemental Indenture, dated as of August 31, 1996, by and among NGC Corporation, the Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1996 of NGC Corporation, File No. 1-11156).

4.3	Second Supplemental Indenture, dated as of October 11, 1996, by and among NGC Corporation, the Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1996 of NGC Corporation, File No. 1-11156).

4.4	Fourth Supplemental Indenture among NGC Corporation, Destec Energy, Inc. and The First National Bank of Chicago, as Trustee, dated as of June 30, 1997, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.12 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1997 of NGC Corporation, File No. 1-11156).

4.5	Fifth Supplemental Indenture among NGC Corporation, the Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, dated as of September 30, 1997, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.18 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1997 of NGC Corporation, File No. 1-11156).

1

Exhibit	Description
4.6	Sixth Supplemental Indenture among NGC Corporation, the Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, dated as of January 5, 1998, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.19 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1997 of NGC Corporation, File No. 1-11156).

4.7	Seventh Supplemental Indenture among NGC Corporation, the Subsidiary Guarantors named therein and The First National Bank of Chicago, as Trustee, dated as of February 20, 1998, supplementing and amending the Indenture dated as of December 11, 1995 (incorporated by reference to Exhibit 4.20 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1997 of NGC Corporation, File No. 1-11156).

4.8	Eighth Supplemental Indenture, dated July 25, 2003, that certain Indenture, dated as of December 11, 1995, between Dynegy Holdings Inc. and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K of Dynegy Inc. filed on July 28, 2003, File No. 1-15659).

4.9	Subordinated Debenture Indenture between NGC Corporation and The First National Bank of Chicago, as Debenture Trustee, dated as of May 28, 1997 (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997 of NGC Corporation, File No. 1-11156).

4.10	Amended and Restated Declaration of Trust among NGC Corporation, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and the Administrative Trustees named therein, dated as of May 28, 1997 (incorporated by reference to Exhibit 4.6 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997 of NGC Corporation, File No. 1-11156).

4.11	Series A Capital Securities Guarantee Agreement executed by NGC Corporation and The First National Bank of Chicago, as Guarantee Trustee, dated as of May 28, 1997 (incorporated by reference to Exhibit 4.9 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997 of NGC Corporation, File No. 1-11156).

4.12	Common Securities Guarantee Agreement of NGC Corporation, dated as of May 28, 1997 (incorporated by reference to Exhibit 4.10 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997 of NGC Corporation, File No. 1-11156).

4.13	Registration Rights Agreement, dated as of May 28, 1997, among NGC Corporation, NGC Corporation Capital Trust I, Lehman Brothers, Salomon Brothers Inc. and Smith Barney Inc. (incorporated by reference to Exhibit 4.11 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1997 of NGC Corporation, File No. 1-11156).

4.14	Indenture, dated as of September 26, 1996, restated as of March 23, 1998, and amended and restated as of March 14, 2001, between Dynegy Holdings Inc. and Bank One Trust Company, National Association, as Trustee (incorporated by reference to Exhibit 4.17 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2000 of Dynegy Holdings Inc., File No. 0-29311).

4.15	First Supplemental Indenture, dated July 25, 2003 to that certain Indenture, dated as of September 26, 1996, between Dynegy Holdings Inc. and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Dynegy Inc. filed on July 28, 2003, File No. 1-15659).

4.16	Second Supplemental Indenture, dated as of April 12, 2006, to that certain Indenture, originally dated as of September 26, 1996, as amended and restated as of March 23, 1998 and again as of March 14, 2001, by and between Dynegy Holdings Inc. and Wilmington Trust Company (as successor to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of July 25, 2003 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on April 12, 2006, File No. 1-15659).

2

Exhibit	Description
4.17	Third Supplemental Indenture, dated as of May 24, 2007, to that certain Indenture, originally dated as of September 26, 1996, as amended and restated as of March 23, 1998 and again as of March 14, 2001, by and between Dynegy Holdings Inc. and Wilmington Trust Company (as successor to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of July 25, 2003, and that certain Second Supplemental Indenture, dated as of April 12, 2006 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 25, 2007, File No. 000-29311).

4.18	Fourth Supplemental Indenture, dated as of May 24, 2007, to that certain Indenture, originally dated as of September 26, 1996, as amended and restated as of March 23, 1998 and again as of March 14, 2001, by and between Dynegy Holdings Inc. and Wilmington Trust Company (as successor to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of July 25, 2003, that certain Second Supplemental Indenture, dated as of April 12, 2006, and that certain Third Supplemental Indenture, dated as of May 24, 2007 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 25, 2007, File No. 000-29311).

4.19	Exchange and Registration Rights Agreement (Preferred Stock), dated August 11, 2003 between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.20	Amended and Restated Registration Rights Agreement (Common Stock), dated August 11, 2003 between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.21	Amended and Restated Shareholder Agreement, dated August 11, 2003 between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.22	Second Amended and Restated Shareholder Agreement, dated as of May 26, 2006, by and between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on June 1, 2006, File No. 1-15659).

4.23	Indenture, dated as of August 11, 2003, among Dynegy Holdings Inc., the guarantors named therein, Wilmington Trust Company, as trustee, and Wells Fargo Bank Minnesota, N.A., as collateral trustee, including the form of promissory note for each series of notes issuable pursuant to the Indenture (incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.24	Supplemental Indenture, dated August 24, 2005, between Dynegy Midstream Holdings, Inc., Dynegy Storage Technology and Services, Inc., Dynegy Gas Transportation, Inc., Dynegy Holdings Inc., the guarantors named therein, and Wilmington Trust Company, as trustee and Well Fargo Bank, N.A., as collateral trustee (incorporated by reference to Exhibit 4.21 to the Annual Report on Form 10-K of Dynegy Holdings Inc. filed on March 29, 2006, File No. 000-29311).

4.25	Indenture, dated August 11, 2003, between Dynegy Inc., Dynegy Holdings Inc. and Wilmington Trust Company, as trustee, including the form of debenture issuable pursuant to the Indenture (incorporated by reference to Exhibit 4.9 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.26	Supplemental Indenture, dated as of May 16, 2006, by and among Dynegy Inc., Dynegy Holdings Inc., and Wilmington Trust Company, as trustee, supplementing the Indenture, dated as of August 11, 2003, pursuant to which the 4.75% Convertible Subordinated Debentures due 2023 of Dynegy Inc. were issued (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on May 16, 2006, File No. 1-15659).

3

Exhibit	Description
4.27	Registration Rights Agreement, dated August 11, 2003, among Dynegy Inc., Dynegy Holdings Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.10 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

4.28	Registration Rights Agreement, dated as of March 29, 2006, by and among Dynegy Holdings Inc. and the several initial purchasers party thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Dynegy Inc. filed on April 12, 2006, File No. 1-15659).

4.29	Registration Rights Agreement, effective as of July 21, 2006, by and among Dynegy Holdings Inc. RCP Debt, LLC and RCMF Debt, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on July 24, 2006, File No. 1-15659).

4.30	Trust Indenture, dated as of January 1, 1993, among Sithe/Independence Funding Corporation, Sithe/Independence Power Partners, L.P. and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to Exhibit 4.22 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

4.31	First Supplemental Indenture, dated as of January 1, 1993, to the Trust Indenture dated as of January 1, 1993, among Sithe/Independence Funding Corporation, Sithe/Independence Power Partners, L.P. and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to Exhibit 4.23 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

4.32	Second Supplemental Indenture, dated as of October 23, 2001, to the Trust Indenture dated as of January 1, 1993, among Sithe/Independence Funding Corporation, Sithe/Independence Power Partners, L.P. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.24 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

4.33	Global Note representing the 8.50% Secured Bonds due 2007 of Sithe/Independence Power Partners, L.P. (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2005 of Dynegy Inc., File No. 1-15659).

4.34	Global Note representing the 9.00% Secured Bonds due 2013 of Sithe/Independence Power Partners, L.P. (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2005 of Dynegy Inc., File No. 1-15659).

4.35	Registration Rights Agreement, effective as of July 21, 2006, by and among Dynegy Holdings Inc., RCP Debt, LLC and RCMF Debt, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on July 24, 2006, File No. 1-15659).

4.36	Shareholder Agreement, dated as of September 14, 2006, among Dynegy Acquisition, Inc. and LS Power Partners, L.P., LS Power Associates, L.P., LS Power Equity Partners, L.P., LS Power Equity Partners PIE I, L.P. and LSP Gen Investors, L.P. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

4.37	Registration Rights Agreement, dated as of September 14, 2006, among Dynegy Acquisition, Inc., LS Power Partners, L.P., LS Power Associates, L.P., LS Power Equity Partners, L.P., LS Power Equity Partners PIE I, L.P. and LSP Gen Investors, L.P. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

4.38	Registration Rights Agreement, dated as of September 14, 2006, among Dynegy Acquisition, Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

4.39	Registration Rights Agreement, dated as of September 14, 2006, among Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

4

Exhibit	Description
4.40	Lock-Up Agreement, dated as of September 14, 2006, by and among LSP Gen Investors, LP, LS Power Partners, LP, LS Power Associates, L.P., LS Power Equity Partners PIE I, LP, LS Power Equity Partners, L.P. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

4.41	Registration Rights Agreement, dated as of May 24, 2007, by and among Dynegy Holdings Inc. and the several initial purchasers party thereto (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 25, 2007, File No. 000-29311).

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP with respect to legality of the securities (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007.

10.1	Dynegy Inc. 1998 U.K. Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998 of Dynegy inc., File No. 1-11156). ††

10.2	Dynegy Inc. Amended and Restated Employee Equity Option Plan (incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998 of Dynegy Inc., File No. 1-11156). ††

10.3	Dynegy Inc. 1999 Long Term Incentive Plan (incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999 of Dynegy Inc., File No. 1-11156). ††

10.4	Dynegy Inc. 2000 Long Term Incentive Plan (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999 of Dynegy Inc., File No. 1-11156). ††

10.5	Amendment to the Dynegy Inc. 2000 Long Term Incentive Plan effective January 1, 2006 (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659).††

10.6	Dynegy Inc. 2001 Non-Executive Stock Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-76080). ††

10.7	Dynegy Inc. 2002 Long Term Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A of Dynegy Inc., File No. 1-15659, filed with the SEC on April 9, 2002). ††

10.8	Amendment to the Dynegy Inc. 2002 Long Term Incentive Plan, effective January 1, 2006 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659).††

10.9	Extant, Inc. Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-47422). ††

10.10	Employment Agreement, dated October 18, 2002, between Bruce A. Williamson and Dynegy Inc. (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2002 of Dynegy Inc., File No. 1-15659). ††

10.11	First Amendment to October 18, 2002 Employment Agreement, dated August 17, 2005, between Bruce A. Williamson and Dynegy Inc. (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005 of Dynegy Inc., File No. 1-15659). ††

5

Exhibit	Description
10.12	Second Amendment to October 18, 2002 Employment Agreement, dated September 15, 2005, between Bruce A. Williamson and Dynegy Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2005, File No. 1-15659). ††

10.13	Third Amendment to October 18, 2002 Employment Agreement, dated as of March 16, 2006, between Dynegy Inc. and Bruce A. Williamson (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659). ††

10.14	Agreement Concerning Employment Agreement and Stock Options, dated as of March 16, 2006, between Dynegy Inc. and Bruce A. Williamson (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659). ††

10.15	Non-Qualified Stock Option Award Agreement, dated as of March 16, 2006, between Dynegy Inc., all of its subsidiaries and Bruce A. Williamson (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659). ††

10.16	Form of Performance Award Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659). ††

10.17	Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659).††

10.18	Form of Restricted Stock Award Agreement (Managing Directors and Above) (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659).††

10.19	Form of Restricted Stock Award Agreement (Directors and Below) (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of Dynegy Inc. filed on March 17, 2006, File No. 1-15659). ††

10.21	Severance Agreement and Release, dated December 31, 2005, between Dynegy Inc. and R. Blake Young (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on January 6, 2006, File No. 1-15659).††

10.22	Dynegy Inc. 401(k) Savings Plan, as amended and restated effective January 1, 2002 (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 383-76570). ††

10.23	First Amendment to the Dynegy Inc. 401(k) Savings Plan, effective February 11, 2002 (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.24	Second Amendment to the Dynegy Inc. 401(k) Savings Plan, effective January 1, 2002 (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.25	Third Amendment to the Dynegy Inc. 401(k) Savings Plan, effective October 1, 2003 (incorporated by reference to Exhibit 10.21 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.26	Amendment to the Dynegy Inc. 401(k) Savings Plan, effective January 1, 2004 (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.27	Dynegy Inc. 401(k) Savings Plan Trust Agreement (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-76570). ††

10.28	Dynegy Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-76080). ††

10.29	Dynegy Inc. Deferred Compensation Plan Trust Agreement (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-76080). ††

6

Exhibit	Description
10.30	Dynegy Inc. Short-Term Executive Stock Purchase Loan Program (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K for the Year Ended December 31, 2001 of Dynegy Inc., File No. 1-15659). ††

10.31	Dynegy Inc. Deferred Compensation Plan for Certain Directors (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659). ††

10.32	First Amendment to the Dynegy Inc. Deferred Compensation Plan for Certain Directors, dated September 15, 2005 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2005, File No. 1-15659). ††

10.34	Dynegy Inc. Executive Severance Pay Plan, as amended and restated effective as of February 1, 2005 (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K of Dynegy Inc. filed on June 28, 2005, File No. 1-15659). ††

10.35	First Amendment to the Dynegy Inc. Executive Severance Pay Plan, dated September 15, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2005, File No. 1-15659). ††

10.36	Second Amendment to the Dynegy Inc. Executive Severance Pay Plan, dated October 31, 2005 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2005, File No. 1-15659). ††

10.37	Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, dated November 20, 2003 (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K of Dynegy Inc. filed on June 28, 2005, File No. 1-15659). ††

10.38	First Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, dated June 22, 2005 (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of Dynegy Inc. filed on June 28, 2005, File No. 1-15659). ††

10.39	Second Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, dated September 15, 2005 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2005, File No. 1-15659). ††

10.40	Third Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, dated October 31, 2005 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2005, File No. 1-15659). ††

10.41	Dynegy Inc. Mid-Term Incentive Performance Award Program (incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

10.42	Termination of the Dynegy Inc. Mid-Term Incentive Performance Award Program, effective January 1, 2006 (incorporated by reference to Exhibit 10.35 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005 of Dynegy Inc, File No. 1-15659). ††

10.43	Dynegy Inc. Incentive Compensation Plan, as amended and restated effective January 1, 2006 (incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005 of Dynegy Inc. File No. 1-15659).††

10.44	Dynegy Northeast Generation, Inc. Savings Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Dynegy Inc., Registration No. 333-111985). ††

10.45	Amendment to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, effective January 1, 2004 (incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 of Dynegy Inc., File No. 1-15659). ††

7

Exhibit	Description
10.46	Dynegy Inc. Severance Pay Plan, as amended and restated effective February 1, 2005 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Dynegy Inc. filed on June 28, 2005, File No. 1-15659). ††

10.47	First Amendment to the Dynegy Inc. Severance Pay Plan, dated October 31, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2005, File No. 1-15659). ††

10.48	Second Amendment to the Dynegy Inc. Severance Pay Plan, dated December 14, 2005 (incorporated by reference to Exhibit 10.41 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005 of Dynegy Inc. File No. 1-15659).††

10.49	First Supplemental Plan to the Dynegy Inc. Severance Pay Plan, dated June 22, 2005 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Dynegy Inc. filed on June 28, 2005, File No. 1-15659). ††

10.50	First Amendment to the First Supplemental Plan to the Dynegy Inc. Severance Pay Plan, dated October 31, 2005 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2005, File No. 1-15659). ††

10.51	Fourth Amended and Restated Credit Agreement, dated as of April 19, 2006, among Dynegy Holdings Inc., as borrower, Dynegy Inc., as parent guarantor, the other guarantors party thereto, the lenders party thereto and various other parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on April 20, 2006, File No. 1-15659).

10.52	Amendment No. 1, dated as of May 26, 2006, to the Fourth Amended and Restated Credit Agreement, dated as of April 19, 2006, among Dynegy Holdings Inc., as borrower, Dynegy Inc., as parent guarantor, the other guarantors party thereto, the lenders party thereto and the various other parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on June 1, 2006, File No. 1-15659).

10.53	Amendment No. 2, dated as of July 11, 2006, to the Fourth Amended and Restated Credit Agreement, dated as of April 19, 2006, among Dynegy Holdings Inc., as borrower, Dynegy Inc., as parent guarantor, the other guarantors party thereto, the lenders party thereto and the various other parties thereto (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2006 of Dynegy Inc. , File No. 1-15659).

10.54	Shared Security Agreement, dated April 1, 2003, among Dynegy Holdings, Inc., various grantors named therein, Wilmington Trust Company, as corporate trustee, and John M. Beeson, Jr., as individual trustee (incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K for the Year Ended December 31, 2002 of Dynegy Inc., File No. 1-15659).

10.55	Non-Shared Security Agreement, dated April 1, 2003, among Dynegy Inc., various grantors named therein and Bank One, N.A. as collateral agent (incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K for the Year Ended December 31, 2002 of Dynegy Inc., File No. 1-15659).

10.57	Amendment No. 1 to Collateral Trust and Intercreditor Agreement, dated as of May 28, 2004, among Dynegy Holdings Inc., various grantors named therein, JPMorgan Chase Bank, as collateral agent, Wilmington Trust Company, as corporate trustee, and John M. Beeson, Jr., as individual trustee (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2004 of Dynegy Inc., File No. 1-15659).

10.58	Intercreditor Agreement, dated August 11, 2003, among Dynegy Holdings Inc., various grantors named therein, Wilmington Trust Company, as corporate trustee, John M. Beeson, Jr., as individual trustee, Bank One, NA, as collateral agent, and Wells Fargo Bank Minnesota, N.A., as collateral trustee (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

8

Exhibit	Description
10.59	Second Lien Shared Security Agreement, dated August 11, 2003, among Dynegy Holdings Inc., various grantors named therein and Wells Fargo Bank Minnesota, N.A., as collateral trustee (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

10.60	Second Lien Shared Security Agreement Supplement, dated as of August 24, 2005, by Dynegy Midstream Holdings, Inc., Dynegy Storage Technology and Services, Inc. and Dynegy Gas Transportation, Inc. in favor of Wells Fargo Bank, N.A., as collateral trustee (supplementing the Second Lien Shared Security Agreement dated August 11, 2003 among Dynegy Holdings Inc., Dynegy Inc., as a grantor, the other grantors named therein and Wells Fargo Bank Minnesota, N.A., as collateral trustee) (incorporated by reference to Exhibit 10.12 to the Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2006 of Dynegy Inc., File No. 1-15659).

10.61	Second Lien Non-Shared Security Agreement, dated August 11, 2003, among Dynegy Inc., various grantors named therein and Wells Fargo Bank Minnesota, N.A., as collateral trustee (incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

10.62	Purchase Agreement, dated August 1, 2003, among Dynegy Inc., Dynegy Holdings Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 10.9 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

10.63	Purchase Agreement, dated August 1, 2003, among Dynegy Holdings Inc., the guarantors named therein and the initial purchasers named therein (incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659).

10.64	Purchase Agreement, dated September 30, 2003, among Dynegy Holdings Inc., the guarantors named therein and the initial purchasers named therein (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Dynegy Inc. filed on October 15, 2003, File No. 1-15659).

10.65	Purchase Agreement, dated as of March 29, 2006, for the sale of $750,000,000 aggregate principal amount of the 8.375% Senior Unsecured Notes due 2016 of Dynegy Holdings Inc. among Dynegy Holdings Inc. and the several initial purchasers named therein (incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2006 of Dynegy Inc., File No. 1-15659).

10.66	Purchase Agreement, dated as of May 17, 2007, by and between Dynegy Holdings Inc. and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for Quarterly Period Ended June 30, 2007 of Dynegy Holdings Inc., File No. 000-29311).

10.67	Stock Purchase Agreement, dated as of November 1, 2004, among Dynegy New York Holdings Inc., Exelon SHC, Inc., Exelon New England Power Marketing, L.P. and ExRes SHC, Inc. (incorporated by reference to Exhibit 10.48 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc. File No. 1-15659)

10.68	Amendment to Stock Purchase Agreement (Special Payroll Payment), dated as of January 28, 2005, among Dynegy New York Holdings Inc., Exelon SHC, Inc., Exelon New England Power Marketing, L.P. and ExRes SHC, Inc. (incorporated by reference to Exhibit 10.49 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc. File No. 1-15659)

10.69	Amendment to Stock Purchase Agreement, dated as of January 31, 2005, among Dynegy New York Holdings Inc., Exelon SHC, Inc., Exelon New England Power Marketing, L.P. and ExRes SHC, Inc. (incorporated by reference to Exhibit 10.50 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

10.70	Amendment to Stock Purchase Agreement (Luz Sale), dated as of January 31, 2005, among Dynegy New York Holdings Inc., Exelon SHC, Inc., Exelon New England Power Marketing, L.P. and ExRes SHC, Inc. (incorporated by reference to Exhibit 10.51 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

9

Exhibit	Description
10.71	Tenth Amendment to Amended and Restated Base Gas Sales Agreement, dated as of June 29, 2001, by and between Enron North America Corp. and Sithe/Independence Power Partners, L.P. (incorporated by reference to Exhibit 10.52 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc. File No. 1-15659).

10.72	Assignment and Assumption Agreement, dated as of November 17, 2004, between Dynegy Power Marketing, Inc. and Constellation Energy Commodities Group, Inc. (incorporated by reference to Exhibit 10.54 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2004 of Dynegy Inc, File No. 1-15659).

10.73	Partnership Interest Purchase Agreement, dated as of August 2, 2005, among Dynegy Inc. Dynegy Holdings Inc., Dynegy Midstream Holdings, Inc., and Dynegy Midstream G.P., Inc. as Sellers and Targa Resources, Inc., Targa Resources Partners OLP LP, and Targa Midstream GP, LLC as Buyers (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 of Dynegy Inc., File No. 1-15659).

10.74	Steam and Electric Power Sales Agreement, dated as of September 6, 2005, between Cogen Lyondell, Inc. and Lyondell Chemical Company (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 of Dynegy Inc., File No. 1-15659).

10.75	Services Agreement for CLI Facility, dated as of September 6, 2005, between Cogen Lyondell, Inc. and Lyondell Chemical Company (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 of Dynegy Inc., File No. 1-15659).

10.76	Amended and Restated Lease and Easement Agreement, dated as of September 6, 2005, between Cogen Lyondell, Inc. and Lyondell Chemical Company (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 of Dynegy Inc., File No. 1-15659).

10.77	Guaranty Agreement, dated as of September 6, 2005, by Dynegy Holdings Inc. on behalf of Cogen Lyondell, Inc. in favor of Lyondell Chemical Company (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 of Dynegy Inc., File No. 1-15659).

10.78	Termination Agreement and Release, dated as of December 23, 2005, between Quachita Power, LLC and Dynegy Power Marketing, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on December 28, 2005, File No. 1-15659).

10.79	Purchase Agreement (Rocky Road Power), dated December 27, 2005, between NRG Rocky Road LLC, NRG Energy, Inc., Termo Santander Holding, L.L.C. and Dynegy Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on December 28, 2005, File No. 1-15659).

10.80	Purchase Agreement (West Coast Power), dated December 27, 2005, between NRG West Coast LLC, NRG Energy, Inc., DPC II Inc. and Dynegy Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Inc. filed on December 28, 2005, File No. 1-15659).

10.81	—Stipulation of Settlement, dated May 2, 2005, (Shareholder Class Action Litigation) (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2005 of Dynegy Inc., File No. 1-15659).

10.82	Stipulation of Settlement, dated April 29, 2005, (Shareholder Derivative Litigation) (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2005 of Dynegy Inc., File No. 1-15659).

10

Exhibit	Description
10.83	Baldwin Consent Decree, approved May 27, 2005 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Dynegy Inc. filed on May 31, 2005, File No. 1-15659).

10.84	Director Compensation Summary (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Dynegy Inc. filed on May 24, 2005, File No. 1-15659). ††

10.85	Purchase Agreement, dated as of May 21, 2006, by and between Dynegy Inc. and Rockingham Power, L.L.C., as sellers, and Duke Power Company LLC d/b/a Duke Energy Carolinas, LLC, as purchaser (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on May 25, 2006, File No. 1-15659).

10.86	Preferred Stock Redemption Agreement, dated as of May 22, 2006, by and between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on May 25, 2006, File No. 1-15659).

10.87	Exchange Agreement, dated as of July 21, 2006, by and among Dynegy Holdings Inc., RCP Debt, LLC and RCMF Debt, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on July 24, 2006, File No. 1-15659).

10.88	Voting Agreement, dated as of September 14, 2006, by and among LSP Gen Investors, LP, LS Power Partners LP, LS Power Associates, L.P., LS Power Equity Partners PIE I, LP, LS Power Equity Partners, L.P. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

10.89	Voting Agreement, dated as of September 14, 2006, by and among LS Power Associates, L.P., LSP Gen Investors, LP, LS Power Equity Partners PIE I, LP, LS Power Equity Partners, L.P., LS Power Partners, LP and Bruce A. Williamson, Stephen A. Furbacher, Holli C. Nichols, Lynn A. Lednicky and J. Kevin Blodgett (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

10.90	Corporate Opportunity Agreement, dated as of September 14, 2006, between Dynegy Acquisition, Inc. and LS Power Development, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Inc. filed on September 19, 2006, File No. 1-15659).

10.91	BGS-FP Supplier Forward Contract dated September 20, 2006 (Term through May 31, 2008) by and between Dynegy Power Marketing, Inc., Central Illinois Light Company d/b/a AmerenCILCO, Central Illinois Public Service Company d/b/a AmerenCIPS and Illinois Power Company d/b/a AmerenIP (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on September 25, 2006, File No. 1-15659).

10.92	BGS-FP Supplier Forward Contract dated September 20, 2006 (Term through May 31, 2009) by and between Dynegy Power Marketing, Inc., Central Illinois Light Company d/b/a AmerenCILCO, Central Illinois Public Service Company d/b/a AmerenCIPS and Illinois Power Company d/b/a AmerenIP (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Inc. filed on September 25, 2006, File No. 1-15659).

10.93	Asset Purchase Agreement, dated January 31, 2007, by and between Dynegy Holdings Inc., Calcasieu Power, LLC and Entergy Gulf States, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on February 2, 2007, File No. 1-15659).

10.94	Purchase and Sale Agreement dated May 28, 2007 by and between Dynegy Holdings Inc. and EnergyCo, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 31, 2007, File No. 000-29311).

10.95	Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, by and among Dynegy Holdings Inc., as borrower, Dynegy Inc. (formerly named Dynegy Acquisition, Inc.) and Dynegy Inc., as parent guarantors, the other guarantors party thereto, the lenders party thereto and various other parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

11

Exhibit	Description
10.96	Amendment No. 1, dated as of May 24, 2007, to the Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, by and among Dynegy Holdings Inc., as borrower, Dynegy Inc. and Dynegy Illinois Inc., as parent guarantors, the other guarantors party thereto, the lenders party thereto and various other parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on May 25, 2007, File No. 000-29311).

10.97	Second Amended and Restated Security Agreement, dated April 2, 2007, by and among Dynegy Holdings Inc., as Borrower, the initial grantors party thereto, Wilmington Trust Company, as corporate trustee, and John M. Beeson, Jr., as individual trustee (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.98	First Lien Credit Agreement, dated as of May 4, 2006, by and among LSP Gen Finance Co, LLC, as borrower, and the guarantors, lenders and other parties thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.99	Second Lien Credit Agreement, dated as of May 4, 2006, by and among LSP Gen Finance Co, LLC, as borrower, and the guarantors, lenders and other parties thereto (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.100	$500,000,000 Special Letter of Credit Facility Agreement, dated as of May 4, 2006, by and among LSP Gen Finance Co, LLC, as borrower, and the guarantors, lenders and other parties thereto (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.101	$150,000,000 First Lien Letter of Credit Facility Agreement, dated as of August 3, 2006, by and among LSP Gen Finance Co, LLC, as borrower, and the guarantors, lenders and other parties thereto (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.102	Credit Agreement, dated as of October 7, 2005, by and among LSP-Kendall Energy, LLC, as borrower, and the lenders and other parties thereto (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.103	Amended and Restated First Lien Credit Agreement, dated as of May 5, 2006, by and among Ontelaunee Power Operating Company, LLC, as borrower, and the lenders and other parties thereto (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.104	Second Lien Credit Agreement, dated as of May 5, 2006, by and among Ontelaunee Power Operating Company, LLC, as borrower, and the lenders and other parties thereto (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.105	Credit Agreement, dated as of March 29, 2007, by and among Plum Point Energy Associates, LLC, as borrower, and the lenders and other parties thereto (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.106	Collateral Agency and Intercreditor Agreement, dated as of March 29, 2007, by and among Plum Point Energy Associates, LLC, as borrower, PPEA Holding Company, LLC, as Pledgor, The Bank of New York, as collateral agent, The Royal Bank of Scotland, as Administrative Agent, AMBAC Assurance Corporation, as Loan Insurer (as defined below), and the other parties thereto (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

12

Exhibit	Description
10.107	Loan Agreement, dated as of April 1, 2006, by and between the City of Osceola, Arkansas and Plum Point Energy Associates, LLC (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.108	Trust Indenture, dated as of April 1, 2006, by and between the City of Osceola, Arkansas and Regions Bank, as trustee (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.109	Amended and Restated Limited Liability Company Agreement of DLS Power Holdings, LLC, dated April 2, 2007, by and between LS Power Associates, L.P. and Dynegy Inc. (formerly named Dynegy Acquisition, Inc.) (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.110	Limited Liability Company Agreement of DLS Power Development Company, LLC, dated April 2, 2007, by and between LS Power Associates, L.P. and Dynegy Inc. (formerly named Dynegy Acquisition, Inc.) (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.111	Fourth Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, dated as of March 30, 2007 (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.112	Third Amendment to the Dynegy Inc. Executive Severance Pay Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.113	Second Amendment to the First Supplemental Plan to the Dynegy Inc. Severance Pay Plan, dated as of March 30, 2007 (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.114	Second Amendment to Dynegy Inc. Severance Pay Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.115	Second Amendment to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, dated as of December 5, 2005 (incorporated by reference to Exhibit 10.20 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.116	Third Amendment to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, dated as of June 7, 2006 (incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.117	Fourth Amendment to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, dated as of December 15, 2006 (incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.118	Fifth Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of January 28, 2005 (incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.119	Sixth Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of February 28, 2005 (incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.120	Seventh Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of May 31, 2005 (incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

13

Exhibit	Description
10.121	Eighth Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of December 18, 2006 (incorporated by reference to Exhibit 10.26 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.122	Ninth Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of June 7, 2006 (incorporated by reference to Exhibit 10.27 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.123	Ninth Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of December 21, 2006 (incorporated by reference to Exhibit 10.28 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.124	Ninth Amendment to the Dynegy Inc. Retirement Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.29 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.125	Eleventh Amendment to the Dynegy Inc. 401(k) Savings Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.30 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.126	Sixth Amendment to the Dynegy Inc. Comprehensive Welfare Benefits Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.31 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.127	First Amendment to the Dynegy Inc. Incentive Compensation Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.32 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.128	First Amendment to the Dynegy Inc. 1999 Long Term Incentive Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.33 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.129	Second Amendment to the Dynegy Inc. 2000 Long Term Incentive Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.34 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.130	First Amendment to the Dynegy Inc. 2001 Non-Executive Stock Incentive Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.35 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.131	Second Amendment to the Dynegy Inc. 2002 Long Term Incentive Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.36 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.132	Third Amendment to the Dynegy Inc. Deferred Compensation Plan for Certain Directors, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.37 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.133	Amendment to the Dynegy Inc. Deferred Compensation Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.38 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.134	Sixth Amendment to the Dynegy Midwest Generation, Inc. Retirement Income Plan for Employees Covered Under a Collective Bargaining Agreement, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.39 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

14

Exhibit	Description
10.135	First Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of October 17, 2003 (incorporated by reference to Exhibit 4.24 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.136	Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of December 23, 2003 (incorporated by reference to Exhibit 4.25 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.137	Second Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of March 31, 2004 (incorporated by reference to Exhibit 4.26 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.138	Fourth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of September 29, 2004 (incorporated by reference to Exhibit 4.27 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.139	Fifth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of May 31, 2005 (incorporated by reference to Exhibit 4.28 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.140	Sixth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of June 7, 2006 (incorporated by refe to Exhibit 4.29 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.141	Seventh Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan), dated as of December 15, 2006 (incorporated by reference to Exhibit 4.30 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.142	Eighth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.40 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.143	First Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of October 17, 2003 (incorporated by reference to Exhibit 4.33 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.144	Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of December 23, 2003 (incorporated by reference to Exhibit 4.34 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.145	Second Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of March 31, 2004 (incorporated by reference to Exhibit 4.35 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

15

Exhibit	Description
10.146	Fourth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of September 29, 2004 (incorporated by reference to Exhibit 4.36 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.147	Fifth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of May 31, 2005 (incorporated by reference to Exhibit 4.37 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.148	Sixth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of June 7, 2006 (incorporated by reference to Exhibit 4.38 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.149	Seventh Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement), dated as of December 15, 2006 (incorporated by reference to Exhibit 4.39 to the Registration Statement on Form S-8 of Dynegy Inc. filed on April 2, 2007, File No. 333-139221).

10.150	Eighth Amendment to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered Under a Collective Bargaining Agreement, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.41 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.151	Seventh Amendment to the Dynegy Northeast Generation, Inc. Retirement Income Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.42 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.152	Fifth Amendment to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.43 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.153	Eighth Amendment to the Extant, Inc. 401(k) Plan, dated as of April 2, 2007 (incorporated by reference to Exhibit 10.44 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.154	Master Trust Agreement, dated as of January 1, 2002 (Vanguard) (incorporated by reference to Exhibit 10.45 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.155	Agreement and Amendment to Master Trust Agreement, dated as of December 31, 2003 (Vanguard) (incorporated by reference to Exhibit 10.46 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.156	Amendment No. 2 to The Master Trust Agreement, dated as of September 29, 2004 (Vanguard) (incorporated by reference to Exhibit 10.47 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.157	Amendment to Master Trust Agreement, dated as of January 1, 2006 (Vanguard) (incorporated by reference to Exhibit 10.48 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

16

Exhibit	Description
10.158	Amendment to Trust Agreement—DMG 401(k) Savings Plan (Vanguard), dated as of September 29, 2004 (incorporated by reference to Exhibit 10.49 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.159	Amendment to Trust Agreement—DMG 401(k) Savings Plan (Vanguard), dated as of January 1, 2006 (incorporated by reference to Exhibit 10.50 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.160	Amendment to Trust Agreement—DMG 401(k) Savings Plan (Vanguard), dated as of April 2, 2007 (incorporated by reference to Exhibit 10.51 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.161	Amendment to Trust Agreement—Dynegy Inc. 401(k) Savings Plan (Vanguard), dated as of January 1, 2006 (incorporated by reference to Exhibit 10.52 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.162	Amendment to Trust Agreement—Dynegy Inc. 401(k) Savings Plan (Vanguard), dated as of April 2, 2007 (incorporated by reference to Exhibit 10.53 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.163	Amendment to Dynegy Inc. Deferred Compensation Plan Trust Agreement (Vanguard), dated as of April 2, 2007 (incorporated by reference to Exhibit 10.54 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.164	Amendment to Master Trust Agreement (Vanguard Fiduciary Trust Company), dated as of April 2, 2007 (incorporated by reference to Exhibit 10.55 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on April 6, 2007, File No. 000-29311).

10.165	Asset Purchase Agreement dated January 31, 2007 by and between Dynegy Holdings inc., Calcasieu Power, LLC and Entergy Gulf States, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Inc. filed on February 2, 2007, File No. 333-139221).

10.166	Purchase Agreement, dated as of May 17, 2007, by and between Dynegy Holdings Inc. and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for Quarterly Period Ended June 30, 2007 of Dynegy Holdings Inc., File No. 000-29311).

10.167	Equity Commitment Agreement among Sandy Creek Energy Associates, L.P., Dynegy Sandy Creek Holdings, LLC and Credit Suisse dated August 29, 2007 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on September 5, 2007, File No. 000-29311).

10.168	Equity Commitment Agreement among Sandy Creek Energy Associates, L.P., Sandy Creek Holdings, LLC and Credit Suisse dated August 29, 2007 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Dynegy Holdings Inc. filed on September 5, 2007, File No. 000-29311).

12.1	Calculation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

16.1	Letter of PricewaterhouseCoopers LLP, as amended, dated May 15, 2007 (incorporated by reference to Exhibit 16.1A to the Current Report on Form 8-K/A of Dynegy Holdings Inc. filed on May 15, 2007. File No. 001-33443).

21.1	Subsidiaries of Dynegy Holdings Inc. (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (incorporated by reference to the consent included as part of Exhibit 5.1 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

17

Exhibit	Description
23.2†	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Dynegy Holdings Inc.

23.3†	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for West Coast Power LLC.

23.4†	Consent of KPMG LLP, Independent Accountants for the Power Generation Business of LS Power Development, LLC and Affiliates.

24.1	Powers of Attorney of Directors and Officers of the registrant (incorporated by reference to the power of attorney set forth on the signature page to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

25.1	Form T-1 Statement of Eligibility of Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 25.1 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

99.1†	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

99.4	Form of Letter to Clients (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-4 of Dynegy Holdings Inc. filed on August 22, 2007).

†	Filed herewith.

18